Form 10-K, Exhibit 13
period 1996-12-31
NSD BANCORP INC
filed 1997-03-26
CIK 898624

                                                                      EXHIBIT 13

--------------------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEET

                                                                                  DECEMBER 31,
                                                                          -----------------------------
                                                                              1996             1995
                                                                          ------------     ------------
ASSETS
Cash and Due From Banks                                                   $ 12,493,654     $  8,897,094
Federal Funds Sold                                                           8,400,000        3,200,000
Securities Available for Sale                                               55,668,550       43,770,267
Securities Held to Maturity (Market Value of $9,563,505 at December 31,
  1996 and $11,330,157 at December 31, 1995)                                 9,316,952       10,888,223
Loans Available for Sale                                                     2,943,248        5,715,476
Loans, Net of Deferred Fees                                                211,106,328      182,937,989
Unearned Income                                                             (1,212,814)      (1,402,670)
Reserve for Loan Losses                                                     (2,578,504)      (2,676,362)
                                                                          ------------     ------------
  Loans, Net                                                               207,315,010      178,858,957
Premises and Equipment, Net                                                  3,686,319        3,746,891
Accrued Interest Receivable                                                  1,992,396        1,815,216
Other Real Estate Owned and Assets Held for Sale                               432,687           75,741
Other Assets                                                                 2,553,038        1,763,777
                                                                          ------------     ------------
TOTAL ASSETS                                                              $304,801,854     $258,731,642
                                                                          ============     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-Interest Bearing                                                    $ 50,341,084     $ 44,976,118
  Interest Bearing                                                         210,645,721      175,267,017
                                                                          ------------     ------------
  Total Deposits                                                           260,986,805      220,243,135
Borrowed Funds:
  Repurchase Agreements                                                      1,911,184        1,822,433
  Short-Term Borrowings                                                      5,560,000        2,780,000
  Long-Term Borrowings                                                       4,000,000        4,600,000
                                                                          ------------     ------------
  Total Borrowed Funds                                                      11,471,184        9,202,433
Accrued Interest Payable                                                     4,551,792        3,904,564
Other Liabilities                                                              471,820          517,656
                                                                          ------------     ------------
Total Liabilities                                                          277,481,601      233,867,788
Common Stock $1 Par Value; Authorized 5,000,000 Shares, Issued and
  Outstanding 1,637,630 in 1996 and 1,559,849 in 1995
Common Stock                                                                 1,637,630        1,559,849
Capital Surplus                                                              6,266,182        4,593,891
Net Unrealized Holding Gains on Securities Available for Sale                1,199,083          969,099
Retained Earnings                                                           18,217,358       17,741,015
                                                                          ------------     ------------
Total Shareholders' Equity                                                  27,320,253       24,863,854
                                                                          ------------     ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                $304,801,854     $258,731,642
                                                                          ============     ============

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

                        CONSOLIDATED STATEMENT OF INCOME

                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                             -------------------------------------------
                                                                1996            1995            1994
                                                             -----------     -----------     -----------
INTEREST INCOME
Loans, Including Fees                                        $17,518,046     $15,983,482     $13,957,400
Investment Securities:
  Taxable                                                      2,894,268       2,121,803       2,104,079
  Tax-Exempt                                                     725,016         852,214         917,719
  Dividends                                                      113,199         105,484          89,740
Interest Bearing Deposits                                          8,901           4,510           9,410
Federal Funds Sold                                               242,152         338,387         116,504
                                                             -----------     -----------     -----------
     Total Interest Income                                    21,501,582      19,405,880      17,194,852

INTEREST EXPENSE
Interest on Deposits                                           8,107,572       7,190,619       5,789,339
Federal Funds Purchased                                            1,046           5,055          10,729
Interest on Repurchase Agreements                                 96,484          88,077          31,978
Interest on Long-Term Borrowings                                 519,503         201,680          35,022
                                                             -----------     -----------     -----------
     Total Interest Expense                                    8,724,605       7,485,431       5,867,068
Net Interest Income                                           12,776,977      11,920,449      11,327,784
Provision for Loan Losses                                        650,000         530,000         460,000
                                                             -----------     -----------     -----------
Net Interest Income After Provision for Loan Losses           12,126,977      11,390,449      10,867,784

OTHER INCOME
Net Investment Securities Gains (Losses)                         211,594          32,656        (185,285)
Service Fees                                                     668,785         692,859         565,188
Net Gain on Settlement & Curtailment of Pension Plan                  --         510,960              --
Other Operating Income                                           459,134         505,216         412,360
                                                             -----------     -----------     -----------
     Total Other Income                                        1,339,513       1,741,691         792,263

OTHER EXPENSES
Salaries and Employee Benefits                                 4,015,567       3,927,542       3,835,632
Occupancy Expense                                                766,869         713,639         741,722
Equipment and Supplies                                         1,021,056         912,795         772,074
Data Processing                                                  507,826         494,825         489,966
FDIC Insurance                                                     2,000         245,061         453,840
Advertising                                                      197,333         167,485         145,632
Other Operating Expenses                                       1,642,006       1,497,285       1,445,360
                                                             -----------     -----------     -----------
     Total Other Expenses                                      8,152,657       7,958,632       7,884,226
Income Before Income Taxes                                     5,313,833       5,173,508       3,775,821
Provision for Income Taxes                                     1,624,344       1,500,556         964,446
                                                             -----------     -----------     -----------

NET INCOME                                                   $ 3,689,489     $ 3,672,952     $ 2,811,375
                                                             ===========     ===========     ===========
NET INCOME PER COMMON SHARE
Net Income                                                         $2.25           $2.24           $1.72
                                                             ===========     ===========     ===========
Common Dividends Declared and Paid Per Share                        $.89           $0.79           $0.46
                                                             ===========     ===========     ===========
Weighted Average Shares Outstanding                            1,640,672       1,637,716       1,637,630
                                                             ===========     ===========     ===========

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                                          --------------------------------------------
                                                                              1996            1995            1994
                                                                          ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                                $  3,689,489    $  3,672,952    $  2,811,375
Adjustments to Net Income:
  Provision for Loan Losses                                                    650,000         530,000         460,000
  (Gains) Losses on Investment Securities                                     (211,595)        (32,656)        185,285
  (Gains) Losses on Sale of Other Assets                                         3,321         (71,574)         17,134
  Gain on Loan Sales                                                           (14,614)        --              (41,568)
  Gains on Settlement and Curtailment of Pension Plan                          --             (510,960)        --
  Depreciation and Amortization                                                490,463         422,588         341,709
  Net Premium Amortization and Discount Accretion on Investment
    Securities                                                                (164,466)         96,102          47,560
  Provision (Benefit) for Deferred Income Taxes                                 83,577         118,035        (220,051)
  (Increase) in Accrued Interest Receivable                                   (177,180)        (92,760)       (178,893)
  Increase in Accrued Interest Payable                                         645,835       1,005,178         160,515
  (Increase) Decrease in Other Assets                                             (639)         35,559         (14,956)
  Deferred Loan Fees, Net                                                      (37,450)         (1,785)         34,629
  Increase (Decrease) in Other Liabilities                                     (45,834)       (203,157)        612,390
                                                                          ------------    ------------    ------------
Net Cash Provided by Operating Activities                                    4,910,907       4,967,522       4,215,129
                                                                          ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Investment Securities Available for Sale           10,888,662       6,042,965       2,113,809
  Proceeds from Repayments and Maturities of Investment Securities
    Available for Sale                                                      17,651,474       8,017,766       3,252,349
  Proceeds from Repayments and Maturities of Investment Securities Held
    to Maturity                                                              1,575,000       7,929,487       1,514,000
  Purchases of Investment Securities Available for Sale                    (40,036,313)    (19,180,199)     (4,066,255)
  Purchases of Investment Securities Held to Maturity                          --           (4,249,922)     (2,872,813)
  Proceeds from Sales of Other Real Estate Owned                               --              224,500         535,000
  Net Increase in Loans                                                    (28,085,772)    (16,864,319)    (19,368,673)
  Proceeds from Loan Sales                                                   1,475,996         --            2,609,610
  Proceeds from Maturities of Interest Bearing Deposits                        --              --            1,000,000
  Premium on Deposit Account Acquisition                                      (883,005)        --              --
  Purchases of Premises and Equipment, Net                                    (364,513)       (625,262)       (870,044)
                                                                          ------------    ------------    ------------
Net Cash Used by Investing Activities                                      (37,778,471)    (18,704,984)    (16,153,017)
                                                                          ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net Increase (Decrease) in Demand and Savings Deposit Accounts            34,181,574      (7,370,720)     (4,364,675)
  Net Increase in Certificates of Deposit                                    6,676,873      13,847,192      14,031,453
  Net Increase in Repurchase Agreements                                         88,751         440,277       1,382,156
  Proceeds from Long-Term Borrowings                                         4,000,000       6,600,000         --
  Repayments of Long-Term Borrowings                                           --           (2,000,000)        --
  Proceeds from Short-Term Borrowings                                          960,000       6,568,264         --
  Repayments of Short-Term Borrowings                                       (2,780,000)     (4,568,264)        --
  Cash Dividends Paid in Lieu of Fractional Shares                              (4,758)         (3,681)        --
  Cash Dividends Paid                                                       (1,458,316)     (1,294,675)       (750,000)
                                                                          ------------    ------------    ------------
  Net Cash Provided by Financing Activities                                 41,664,124      12,218,393      10,298,934
                                                                          ------------    ------------    ------------
  Increase (Decrease) in Cash and Cash Equivalents                           8,796,560      (1,519,069)     (1,638,954)
  Cash and Cash Equivalents at Beginning of Year                            12,097,094      13,616,163      15,255,177
                                                                          ------------    ------------    ------------
Cash and Cash Equivalents at End of Year                                  $ 20,893,654     $12,097,094    $ 13,616,163
                                                                          ============     ===========    ============

For the years ended December 31, 1996, 1995, and 1994, the Corporation paid interest of $8,077,378, $6,480,252 and $5,695,340, and income taxes of
$1,703,512, $1,694,425 and $857,600, respectively. Non-cash investing activity consisted of transfers of loans in liquidation to foreclosed assets of approximately $328,000 for 1996, $472,800 for 1995 and $134,000 for 1994. There
were no loans originated to facilitate the sale of other real estate during 1996. Such loan originations were nominal in 1995 and 1994. Investment securities with an amortized cost of approximately $25,772,000 were reclassified from securities held to maturity to securities available for sale during 1995.

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

              For the Years Ended December 31, 1996, 1995 and 1994

                                             COMMON STOCK ISSUED &
                                                  OUTSTANDING
                                            -----------------------
                                                                        CAPITAL                     RETAINED
                                             SHARES      PAR VALUE      SURPLUS        OTHER        EARNINGS
                                            ---------    ----------    ----------    ----------    -----------
BALANCE AT DECEMBER 31, 1993                1,500,000    $1,500,000    $3,194,921    $  752,337    $14,763,863
Net Income                                     --            --            --            --          2,811,375
Stock Dividend                                 60,000        60,000     1,402,500        --         (1,462,500)
Cash Dividends Declared ($.46 per share)       --            --            --            --           (750,000)
Net Unrealized Holding Gains on
  Securities Available for Sale                --            --            --          (323,127)       --
                                            ---------    ----------    ----------    ----------    -----------
BALANCE AT DECEMBER 31, 1994                1,560,000     1,560,000     4,597,421       429,210     15,362,738
Net Income                                     --            --            --            --          3,672,952
Fractional Shares                                (151)         (151)       (3,530)       --            --
Cash Dividends Declared ($.79 per share)       --            --            --            --         (1,294,675)
Net Unrealized Holding Gains on
  Securities Available for Sale                --            --            --           539,889        --
                                            ---------    ----------    ----------    ----------    -----------
BALANCE AT DECEMBER 31, 1995                1,559,849     1,559,849     4,593,891       969,099     17,741,015
Net Income                                                                                           3,689,489
Stock Dividend                                 77,781        77,781     1,672,291                   (1,750,072)
Cash Paid in Lieu of Fractional Shares                                                                  (4,758)
Cash Dividends Declared ($.89 per share)                                                            (1,458,316)
Net Unrealized Holding Gains on
  Securities Available for Sale                                                         229,984
                                            ---------    ----------    ----------    ----------    -----------
BALANCE AT DECEMBER 31, 1996                1,637,630    $1,637,630    $6,266,182    $1,199,083    $18,217,358
                                            =========    ==========    ==========    ==========    ===========

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements of NSD Bancorp, Inc. (the Corporation) include the accounts of the Corporation and its wholly owned subsidiary, NorthSide Bank, a community bank operating ten branch offices located in Western Pennsylvania, and NorthSide Bank's wholly owned subsidiary, 100 Federal Street, Inc. Material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES:

The investment securities portfolio consists of securities and short-term investments which are purchased by the Corporation to enhance the overall yield on earning assets and to contribute to the management of interest rate risk and liquidity. Investments in debt and equity securities are classified into three categories: securities held to maturity, trading securities and securities available for sale.

The Corporation classifies securities as held to maturity when it has both the ability and positive intent to hold securities to maturity. Securities held to maturity are stated at cost adjusted for amortization of premium and accretion of discount, computed primarily under the interest method. The Corporation's investment policy specifically prohibits the existence of a trading account portfolio.

Securities not classified as held to maturity are designated as available for sale. These securities may be sold in response to changes in market interest rates, changes in prepayment or extension risk, asset-liability management decisions, income tax considerations or other circumstances identified by management. Securities available for sale are recorded at estimated market value, with aggregate unrealized holding gains and losses reported, net of tax effect, as a separate component of shareholders' equity.

In November, 1995, the Financial Accounting Standards Board (FASB) issued a Special Report, A Guide to Implementation of Statement 115 for Certain Investments in Debt and Equity Securities. Concurrent with the initial adoption of this implementation guidance but no later than December 31, 1995, the FASB permitted a one-time opportunity to reassess the appropriateness of the classifications of all securities. Accordingly, the Corporation's reassessment resulted in the reclassification, effective December 1, 1995 of securities held to maturity with an amortized cost of approximately $25,772,000 as securities available for sale. The amount of net unrealized gains associated with this transfer at December 31, 1995 was approximately $200,000.

On a periodic basis, management evaluates each security where amortized cost exceeds realizable value. If the decline is judged to be other than temporary, the cost of the security is written down to estimated net realizable value with the write-down included in net securities gains. Realized gains and losses are computed principally under the specific identification method.

LOANS AVAILABLE FOR SALE:

These loans are carried at the lower of cost or aggregate market value obtained through secondary market bid quotations. Any realized gains and losses on these loans are included in other operating income.

LOANS AND RESERVE FOR LOAN LOSSES:

Loans are stated at face value, net of unearned income and deferred fees. Installment loan unearned income is recognized over the loan term using the interest method. Interest on all other loans is recognized based on the outstanding principal balance of the loans. The accrual of interest is discontinued when, in management's judgement, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. When a loan is classified as nonaccrual, all previously accrued and unpaid interest is reversed. Interest receipts on

--------------------------------------------------------------------------------

nonaccrual loans are applied to principal. Net loan fees are deferred and amortized over the term of the related loan using the interest method.

The reserve for loan losses is maintained at a level considered adequate by management to provide for potential loan losses. The reserve is increased by provisions charged to expense and reduced by loan losses net of recoveries. The amount of reserve is based on management's evaluation of the loan portfolio as well as prevailing and anticipated economic conditions, specific problem loans and other factors.

Effective January 1, 1995, the Corporation adopted FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan", and Statement No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures," an amendment of Statement No. 114. Statement No. 114 addresses the accounting by creditors for impairment of loans by specifying how reserves should be measured for credit losses related to certain loans. Statement No. 118 rescinds Statement No. 114 rules to permit a creditor to use existing methods for recognizing interest income on impaired loans and eliminated the income recognition provision of Statement No. 114. Statement No. 114 amends FASB Statement No. 5, " Accounting for Contingencies", to clarify that a creditor should evaluate the collectibility of both contractual interest and principal when assessing the need for an overall allowance for loan losses. The statement requires that impaired loans for which foreclosure is probable continue to be accounted for as loans. The Corporation did not have any loans classified as in-substance foreclosure at December 31, 1994, thus no reclassification was necessary upon adoption of this Statement. Furthermore, no additional loss provisions or changes to the overall allowance for loan losses were required as a result of adopting this Statement.

Within the context of Statement No. 114, a loan is considered to be impaired when, based upon current information and events, it is probable that the Corporation will be unable to collect all amounts due for principal and interest according to the contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, or as a practical expedient, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance through a charge to provision for loan losses. This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The valuation allowance, or reserve for impaired loan losses, is part of the total reserve for loan losses. Upon disposition of an impaired loan, any related allowance is reversed through a charge to the impaired reserve for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the loan principal. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accruing status until all amounts due, both principal and interest, are current and there has been a demonstrated, sustained payment history.

Generally, management considers all major nonaccrual loans and certain renegotiated debt for impairment. The minimum period without payment that typically can occur before a loan is considered for impairment is ninety days. Statement No. 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. The Corporation collectively reviews leases and consumer loans under $50,000, and residential and commercial real estate under $250,000 for impairment.

FORECLOSED ASSETS:

Foreclosed assets are comprised of other real estate owned and repossessed collateral, which are carried at the lower of the outstanding loan balance or estimated fair value less estimated costs to sell at the date of foreclosure.

INCOME TAXES:

The Corporation has adopted FASB Statement No. 109, "Accounting for Income Taxes" which requires the use of the liability method to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

--------------------------------------------------------------------------------

INTANGIBLE ASSETS:

Included in other assets is a deposit premium of approximately $891,339 and $58,333 net of accumulated amortization, at December 31, 1996 and 1995, respectively. The premium is amortized using the straight-line method over a five year period. The Corporation periodically evaluates the carrying value and the remaining amortization period of the intangible asset for possible impairment. Adjustments are recorded when the benefit of the related asset to the corporation decreases due to disposition of deposits relative to the deposit premium.

CASH EQUIVALENTS:

The Corporation has defined cash equivalents as cash and due from banks and federal funds sold.

EARNINGS PER SHARE:

Earnings per common share is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding and the number of shares of common stock which would be issued assuming the exercise of stock options during each period.

Earnings per share are based on the weighted average number of shares outstanding, including the retroactive effect of 5% and 4% stock dividends recorded in 1996 and 1994, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS:

In June of 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards based on the control-oriented "financial-components" approach. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and liabilities it has incurred, derecognizes financial assets when control has been surrendered and derecognizes liabilities when extinguished. The statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets transactions occurring after December 31, 1996.

In December of 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125." This statement defers the effective date of FAS 125 by one year to January 1, 1998, for certain transfer transactions including repurchase agreements; dollar roll, securities lending and similar arrangements. SFAS No. 127 also delays by one year the provisions of SFAS No. 125 for recognition of collateral by secured parties in conjunction with secured borrowings. The Corporation is currently evaluating the effect that implementation of these standards will have on its results of operations and financial position.

RECLASSIFICATIONS:

For comparative purposes, reclassifications have been made to certain amounts previously reported in the Consolidated Financial Statements.

NOTE 2--INVESTMENT SECURITIES

A summary of investment securities available for sale is as follows:

                                                                    DECEMBER 31, 1996
                                                   ----------------------------------------------------
                                                                     GROSS UNREALIZED
                                                                         HOLDING
                                                    AMORTIZED     ----------------------       FAIR
                                                      COST          GAINS        LOSSES        VALUE
                                                   -----------    ----------    --------    -----------
    U.S. Treasury Securities                       $ 9,195,877    $   43,413    $  2,854    $ 9,236,436
    Obligations of U.S. Government Agencies         25,403,448        68,571     190,325     25,281,694
    Mortgage-Backed Securities                      17,160,596        71,578     110,330     17,121,844
    Obligations of State and Political
      Subdivisions                                     719,948         4,556       1,682        722,822
    Marketable Equity Securities                     1,377,143     1,928,611       --         3,305,754
                                                   -----------    ----------    --------    -----------
                                                   $53,857,012    $2,116,729    $305,191    $55,668,550
                                                   ===========    ==========    ========    ===========

--------------------------------------------------------------------------------

                                                                    DECEMBER 31, 1995
                                                   ----------------------------------------------------
                                                                     GROSS UNREALIZED
                                                                         HOLDING
                                                    AMORTIZED     ----------------------       FAIR
                                                      COST          GAINS        LOSSES        VALUE
                                                   -----------    ----------    --------    -----------
    U.S. Treasury Securities                       $12,246,589    $  125,475    $    114    $12,371,950
    Obligations of U.S. Government Agencies         13,011,469        47,059       3,119     13,055,409
    Mortgage-Backed Securities                      10,892,244        52,605      50,646     10,894,203
    Obligations of State and Political
      Subdivisions                                   3,513,526        28,069       1,843      3,539,752
    Corporate Bonds                                    999,970        10,950       --         1,010,920
    Marketable Equity Securities                     1,638,138    $1,259,895          --      2,898,033
                                                   -----------    ----------    --------    -----------
                                                   $42,301,936    $1,524,053    $ 55,722    $43,770,267
                                                   ===========    ==========    ========    ===========

A summary of investment securities held to maturity is as follows:

                                                                    DECEMBER 31, 1996
                                                   ----------------------------------------------------
                                                                     GROSS UNREALIZED
                                                                         HOLDING
                                                    AMORTIZED     ----------------------       FAIR
                                                      COST          GAINS        LOSSES        VALUE
                                                   -----------    ----------    --------    -----------
    Obligations of State and Political
      Subdivisions                                 $ 9,066,952    $  246,553    $  --       $ 9,313,505
    Other Bonds                                        250,000        --           --           250,000
                                                   -----------    ----------    --------    -----------
                                                   $ 9,316,952    $  246,553    $  --       $ 9,563,505
                                                   ===========    ==========    ========    ===========

                                                                    DECEMBER 31, 1995
                                                   ----------------------------------------------------
                                                                     GROSS UNREALIZED
                                                                         HOLDING
                                                    AMORTIZED     ----------------------       FAIR
                                                      COST          GAINS        LOSSES        VALUE
                                                   -----------    ----------    --------    -----------
    Obligations of State and Political
      Subdivisions                                 $10,638,223    $  441,934    $  --       $11,080,157
    Other Bonds                                        250,000        --           --           250,000
                                                   -----------    ----------    --------    -----------
                                                   $10,888,223    $  441,934    $  --       $11,330,157
                                                   ===========    ==========    ========    ===========

The amortized cost and estimated market value of the investment portfolio available for sale and the investment portfolio held to maturity at December 31, 1996, by contractual maturity, are shown below. Mortgage-backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

The amortized cost and estimated fair value of the investment portfolio available for sale is as follows:

                                                                         DECEMBER 31, 1996
                                                                    ---------------------------
                                                                     AMORTIZED         FAIR
                                                                       COST            VALUE
                                                                    -----------     -----------
        Within one year                                             $ 5,996,931     $ 6,005,150
        After one year, but within five years                        15,647,024      15,580,483
        After five years, but within ten years                       12,669,463      12,106,450
        After 10 years, includes marketable equity securities        19,543,594      21,976,467
                                                                    -----------     -----------
        Total Investments                                           $53,857,012     $55,668,550
                                                                    ===========     ===========

--------------------------------------------------------------------------------

The amortized cost and estimated fair value of the investment portfolio held to maturity is as follows:

                                                                         DECEMBER 31, 1996
                                                                    ---------------------------
                                                                     AMORTIZED         FAIR
                                                                       COST            VALUE
                                                                    -----------     -----------
        Within one year                                             $   464,986     $   470,686
        After one year, but within five years                         4,289,545       4,404,348
        After five years, but within ten years                        4,491,658       4,610,581
        After ten years                                                  70,763          77,890
                                                                    -----------     -----------
        Total Investments                                           $ 9,316,952     $ 9,563,505
                                                                    ===========     ===========

The fair value of securities was based on quoted market prices or bid quotations received from securities dealers. Proceeds from the sale of available for sale securities during 1996, 1995 and 1994 were $10,888,662, $6,042,965 and
$2,113,809, respectively. Gross gains of $240,969, $31,593 and $100,211 and gross losses of $29,146, $20,893 and $285,496 were realized on sales from the available for sale category in 1996, 1995 and 1994, respectively. There were no sales of investment securities held to maturity in 1996, 1995 or 1994. Gross gains of $123 and $21,956 in 1996 and 1995, respectively, and gross losses of $351 in 1996 were realized on calls from the held to maturity category. There were no gross gains or losses realized from the held maturity category in 1994. Investment securities with a total par value of $7,460,000 and $7,700,000 at December 31, 1996 and 1995, respectively, were pledged as collateral for public and trust funds, repurchase agreements and long-term borrowings.

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Corporation is required to maintain a minimum investment in FHLB stock. The minimum amount is calculated based on the level of assets, residential real estate loans and outstanding FHLB advances. At December 31, 1996 and 1995, the Corporation held $772,500 and $921,200 respectively, of FHLB stock.

NOTE 3--LOANS

Loans are summarized as follows:

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1996             1995
                                                                  ------------     ------------
        Consumer Loans to Individuals                             $ 80,107,845     $ 67,709,305
        Mortgage:
          Non-Residential                                           11,636,798       14,326,228
          Residential                                               56,641,022       35,830,068
        Commercial, Financial, and Agricultural                     48,225,722       50,609,207
        Lines of Credit                                              5,433,560        5,681,628
        Lease Financing                                              8,248,698        8,797,060
        Nonaccrual Loans                                             1,234,467          443,727
                                                                  ------------     ------------
                                                                   211,528,112      183,397,223
        Deferred Fees                                                 (421,784)        (459,234)
                                                                  ------------     ------------
                                                                  $211,106,328     $182,937,989
                                                                  ============     ============

At December 31, 1996 and 1995, the Corporation had $615,466 and $801,743, respectively, in loans which were 90 days or more past due, but were still accruing interest. If interest on loans classified as nonaccrual had been recognized, such income would have approximated $33,884, $48,500 and $38,000 for the years ended 1996, 1995 and 1994, respectively. The Corporation did not receive interest on any nonaccrual loans during 1996, 1995 or 1994.

Effective January 1, 1995, the Corporation adopted FASB Statements No. 114 and No. 118. For further information, see the Summary of Significant Accounting Policies in Note 1. Generally, management considers all major nonaccrual loans and certain renegotiated debt for impairment. The minimum period without payment that typically can occur before a loan is considered for impairment is 90 days. Statement No. 114 does not

--------------------------------------------------------------------------------

apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. The Corporation collectively reviews leases and consumer loans under $50,000, and residential real estate and commercial real estate loans under $250,000. The Corporation's recorded investment in loans for which impairment has been recognized in accordance with Statement No. 114 totaled $650,673 in 1996 and $509,153 in 1995, with a corresponding reserve for loan losses of $154,194 and $207,003 in 1996 and 1995, respectively. There were no loans considered impaired that have been partially written down through charge-offs. The average recorded investment in impaired loans was $528,674 and $490,352 during 1996 and 1995, respectively. The Corporation recognized approximately $14,000 in 1996 and $32,400 in 1995 of interest on impaired loans under the accrual method (during the portion of the year that they were impaired). There was no interest income related to impaired loans recognized on the cash basis during 1996 or 1995.

NOTE 4--RESERVE FOR LOAN LOSSES

The following is a summary of activity in the reserve for loan losses:

                                                                           DECEMBER 31,
                                                             ----------------------------------------
                                                                1996           1995           1994
                                                             ----------     ----------     ----------
    Balance at Beginning of Year                             $2,676,362     $2,281,598     $1,865,704
    Provision for Loan Losses                                   650,000        530,000        460,000
    Losses Charged Against Reserve                             (842,911)      (506,193)      (221,058)
    Recoveries on Loans Previously Charged-Off                   95,053        370,957        176,952
                                                             ----------     ----------     ----------
    Balance at End of Year                                   $2,578,504     $2,676,362     $2,281,598
                                                             ==========     ==========     ==========

NOTE 5--PREMISES AND EQUIPMENT

Premises and equipment, at cost, consist of the following:

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
        Land                                                          $  997,895     $  997,895
        Buildings                                                      1,943,873      1,943,873
        Equipment                                                      3,093,227      2,761,879
        Leasehold Improvements                                         1,062,418      1,036,981
                                                                      ----------     ----------
                                                                       7,097,413      6,740,628
        Accumulated Depreciation and Amortization                     (3,411,094)    (2,993,737)
                                                                      ----------     ----------
        Premises and Equipment, Net                                   $3,686,319     $3,746,891
                                                                      ==========     ==========

Depreciation expense, principally calculated using a straight-line method, was $421,763, $353,888, and $273,008 in 1996, 1995 and 1994, respectively. The
Corporation leases certain offices under various operating leases. These leases contain various renewal option periods extending through December, 2005. Certain of the leases require adjustment of the rent based upon cost escalations.

The following is a summary of the future minimum lease payments under these operating leases:

        FOR THE YEAR ENDING DECEMBER 31,
        ---------------------------------
                      1997                   $  209,876
                      1998                      201,526
                      1999                      193,418
                      2000                      116,116
                      2001                      114,250
                 and thereafter                 269,748
                                             ----------
                                             $1,104,934
                                             ==========

Rental expense under all operating leases was $209,667, $196,608 and $190,937 for the years ended December 31, 1996, 1995 and 1994, respectively.

--------------------------------------------------------------------------------

NOTE 6--INCOME TAXES

The provision (benefit) for income taxes is composed of the following:

                                FOR THE YEARS ENDED DECEMBER 31,
                            ----------------------------------------
                               1996           1995           1994
                            ----------     ----------     ----------
Current
  Federal                   $1,523,768     $1,367,465     $1,165,153
  State                         16,999         15,056         19,344
Deferred                        83,577        118,035       (220,051)
                            ----------     ----------     ----------
                            $1,624,344     $1,500,556     $  964,446
                            ==========     ==========     ==========

Reconciliations of the federal statutory and effective tax rates are as follows:

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                 --------------------------------------------------------------------------
                                         1996                       1995                       1994
                                 --------------------       --------------------       --------------------
                                   AMOUNT     PERCENT         AMOUNT     PERCENT         AMOUNT     PERCENT
                                 ----------   -------       ----------   -------       ----------   -------
Federal Statutory Tax Rate       $1,806,703     34.0%       $1,758,993     34.0%       $1,283,779     34.0%
Tax-Exempt Interest Income         (265,464)    (5.0)         (322,560)    (6.2)         (343,739)    (9.1)
Interest Expense Disallowed          29,026      0.5            33,256      0.6            28,260      0.7
State Income Taxes                   11,219      0.2             9,937      0.2            12,767      0.3
Other, Net                           42,860      0.8            20,930      0.4           (16,621)    (0.4)
                                 ----------    ------       ----------    ------       ----------    ------
                                 $1,624,344     30.5%       $1,500,556     29.0%       $  964,446     25.5%
                                 ==========    ======       ==========    ======       ==========    ======

The tax effects of deductible and taxable differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                      1996           1995
                                                                    --------       --------
            Deferred Tax Assets:
              Provision for Loan Losses                             $681,110       $709,459
              Loan Origination Fees/Costs                             53,435         62,864
              Other                                                    1,129          --
                                                                    --------       --------
                 Gross Deferred Tax Assets                          $735,674       $772,323
            Deferred Tax Liabilities:
              Net Unrealized Holding Gains on
                 Securities Available for Sale                      $615,801       $499,233
              Bond Discount Accretion                                 45,819         39,398
              Depreciation                                            82,428         55,307
              Other                                                   47,974         31,657
                                                                    --------       --------
                 Gross Deferred Tax Liabilities                      792,022        625,595
                                                                    --------       --------
                 Net Deferred Tax Assets (Liabilities)              $(56,348)      $146,728
                                                                    ========       ========

No valuation allowance was established at December 31, 1996 or 1995 in view of the Corporation's ability to carryback net deferred tax assets to taxes paid in previous years and certain tax strategies available to the Corporation such as liquidation of the appreciation in the Corporation's securities portfolio. Net deferred tax assets are classified as other assets and net deferred tax liabilities are classified as other liabilities on the consolidated balance sheet.

NOTE 7--EMPLOYEE BENEFITS

The Corporation has a profit sharing retirement plan which covers substantially all of its employees meeting minimum age and service requirements. Expense for the profit sharing plan was $111,000 in 1996, $110,000 in 1995 and $84,000 in 1994. In 1995, an amendment was made to the profit sharing plan to include a 401(k)

--------------------------------------------------------------------------------

retirement plan provision. The amended profit sharing plan contains provisions for matching individual employee 401(k) contributions and allows for additional contributions to be made at the discretion of the Corporation. During 1996 and 1995, respectively, the Corporation expensed $65,613 and $50,055 related to 401(k) plan matching contributions.

Profit sharing assets are primarily invested in mutual funds which are selected at the discretion of the employee. The plan was also invested in 7,166 shares of NSD Bancorp, Inc. common stock with a market value of $184,525 at December 31, 1995. Total cash dividends received from plan investments in common stock of the Corporation were $9,838 in 1995.

The Corporation also maintained a defined benefit pension plan which covered substantially all of its employees meeting minimum age and service requirements. As of February 1, 1995, the Corporation terminated its defined benefit plan and replaced it by amending the aforementioned profit sharing plan to include a 401(k) retirement plan provision. Employees were eligible to receive their vested benefits from the terminated defined benefit plan in the form of cash which could be rolled into the profit sharing plan. A net curtailment gain of $510,960 was recognized during 1995 as a result of the plan termination and settlement. Benefits of the defined benefit plan were generally based on the years of service and the employee's compensation during the last five years of employment. The Corporation's funding policy had been to contribute annually to the pension plan the maximum amount that could be deducted for federal income tax purposes. Contributions were intended to provide not only for the benefits attributed to service to date, but also for those expected to be earned in the future.

Prior to pension plan termination, prior service cost and the transition credit were being amortized on a straight-line basis over 20 years and 26 years, respectively.

Net periodic pension cost for the Corporation's defined benefit pension plan included the following components:

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                             -------------------------------------
                                                               1996          1995          1994
                                                             --------      --------      ---------
      Service Cost-Benefits Earned During Year                  --         $  --         $ 124,250
      Interest Cost                                             --          128,030        110,529
      Actual Return on Plan Assets                              --          (58,166)        (5,098)
      Net Amortization and Deferral                             --          (47,683)      (200,289)
                                                             --------      --------      ---------
      Net Periodic Pension Cost                                 --         $ 22,181      $  29,392
                                                             ========      ========      =========

Assumptions used for pension costs, curtailment gain and funded status amounts were:

                                                                        1996      1995      1994
                                                                        -----     -----     -----
      Discount Rate                                                      --       8.00%     8.00%
      Rate of Increase in Compensation Levels                            --       3.00%     4.50%
      Expected Long-Term Return on Assets                                --       9.00%     9.00%

NOTE 8--STOCK OPTION PLANS

The Corporation has two fixed stock option plans. Under the 1994 Employee Stock Option Plan, the Corporation may grant options to its employees for up to 122,850 shares of common stock. Under the 1994 Non-Employee Director Stock Option Plan, the Corporation may grant options to its non-employee directors for up to 40,950 shares of common stock. Under both Plans, the exercise price of each option is equal to the fair market price of the Corporation's stock on the date of grant with each option having a maximum term of 10 years. The total shares reserved for issuance, options granted and the option exercise price per share have been adjusted for the five percent stock dividend for holders of record on April 30, 1996 and the four percent stock dividend for holders of record December 6, 1994, in accordance with the terms of both Plans.

--------------------------------------------------------------------------------

A summary of the status of the Corporations two fixed stock option plans as of December 31, 1996, 1995 and 1994 and changes during the years ending on those dates is presented below:

                                          1996                          1995                          1994
                               --------------------------    --------------------------    --------------------------
                                         WEIGHTED-AVERAGE              WEIGHTED-AVERAGE              WEIGHTED-AVERAGE
       FIXED OPTIONS           SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
----------------------------   ------    ----------------    ------    ----------------    ------    ----------------
Outstanding at Beginning of
  Year                         35,889         $22.05         18,564         $22.41            --              --
Granted                        16,150          23.82         17,325          21.67         18,564         $22.41
Exercised                         --              --            --              --            --              --
Forfeited                      1,617           22.03            --              --            --              --
                               ------         ------         ------         ------         ------         ------
Outstanding at End of Year     50,422         $22.62         35,889         $22.05         18,564         $22.41
                               ======         ======         ======         ======         ======         ======
Options Exercisable at
  Year-End                     50,422                        35,889                        18,564
Weighted-Average Fair Value
  of Options Granted During
  the Year                     $10.62                        $6.58

The following table summarizes information about fixed stock options outstanding at December 31, 1996:

                      OPTIONS OUTSTANDING AND EXERCISABLE
-------------------------------------------------------------------------------
                        NUMBER          WEIGHTED-AVERAGE
                      OUTSTANDING          REMAINING           WEIGHTED-AVERAGE
EXERCISE PRICES       AT 12/31/96       CONTRACTUAL LIFE        EXERCISE PRICE
---------------       -----------       ----------------       ----------------
    $ 21.67              16,800                8.5Years             $21.67
      22.21              12,012                7.9                   22.21
      22.76               3,150                9.3                   22.76
      22.89               5,460                7.3                   22.89
      24.08              13,000                9.6                   24.08
                         ------
                         50,422
                         ======

On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS 123). As permitted by SFAS 123, the Bank has chosen to apply APB No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under either Plan. Had compensation expense included stock option plan costs determined based on the fair value at the grant dates for options granted under these plans consistent with SFAS No. 123, proforma net income and earnings per share would have been as follows:

                                         REPORTED       PROFORMA
                                        ----------     ----------
Net Income
     1996                               $3,689,489     $3,576,261
     1995                                3,672,952      3,597,677
Fully Diluted Earnings
  Per Share
     1996                                    $2.25          $2.18
     1995                                     2.24           2.20

--------------------------------------------------------------------------------

For purposes of computing proforma results as if the above plans were accounted for under the fair value method, the Corporation estimated the fair value of stock options using the Black-Scholes options pricing model with dividends paid every quarter at the current rate at the date of grant. The following assumptions were used:

                                            1996                          1995
                                    ---------------------         ---------------------
                                    EMPLOYEE     DIRECTOR         EMPLOYEE     DIRECTOR
                                    --------     --------         --------     --------
Risk Free Interest Rate              6.82%        6.58%            6.44%        7.00%
Volatility                          44.09%       46.77%           23.08%       21.83%
Expected Lives                      7 Years      7 Years          7 Years      7 Years

NOTE 9--TRANSACTIONS WITH RELATED PARTIES

In the ordinary course of business, the Corporation has transactions, including loans, with the Corporation's employees, principal officers and directors and their related interests. Approximately 84% of related party loans at December 31, 1996 are with two Board members. A summary of loan activity for directors, executive officers and their associates with loan balances in excess of $60,000 is as follows:

Balance, December 31, 1994                 $ 5,135,004
New Loans                                    3,439,340
Repayments                                    (767,297)
                                           -----------
Balance, December 31, 1995                   7,807,047
New Loans                                      582,640
Repayments                                  (1,690,086)
                                           -----------
Balance, December 31, 1996                 $ 6,699,601
                                           ===========

NOTE 10--COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Corporation incurs off-balance sheet risk in the normal course of business in order to meet financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

At December 31, 1996, there are various outstanding commitments to extend credit of approximately $24,197,000 and standby letters of credit of $338,000. The majority of standby letters of credit expire within the next fifteen months.

Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation requires collateral supporting those commitments as deemed necessary.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit and collateral policies in making commitments and conditional obligations as for all other lending. Collateral for these types of commitments is similar to collateral obtained on other commercial loans.

Additionally, the Corporation is subject to certain asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management and legal counsel, neither the resolution of these

--------------------------------------------------------------------------------

claims nor the funding of those credit commitments will have an adverse effect on the Corporation's consolidated financial position, results of operations or cash flows.

NOTE 11--CONCENTRATIONS OF CREDIT

The Corporation grants commercial, residential and consumer loans primarily to customers in the Western Pennsylvania area. The Corporation has a diversified loan portfolio which is not dependent upon any particular economic sector. Substantially all of the Corporation's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Corporation's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 1996, a significant portion of the Corporation's "cash and due from banks" and "federal funds sold" is maintained with a large financial institution located in southwestern Pennsylvania.

NOTE 12--FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

CASH AND SHORT-TERM INVESTMENTS:

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES:

The estimated fair value of securities and marketable equity securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOAN RECEIVABLES:

Fair values were estimated for loan portfolios with similar financial characteristics by discounting contractual cash flows considering prepayments, credit risk, overhead and other factors.

Assumptions regarding credit risk, cash flows and discount rates were judgmentally determined using available market and internal information which management believes to be reasonable. However, because there are no active markets for many loan types, the Corporation has no basis to determine whether the estimated fair value presented would be indicative of the value negotiated in an actual sale.

DEPOSIT LIABILITIES:

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand as of December 31, 1996. The fair value of the fixed-maturity certificates of deposit is estimated using the rates currently offered as of December 31, 1996, for deposits of similar maturities. Fair value estimates do not include the value of depositor relationships or the value of the low-cost funding provided by deposits.

REPURCHASE AGREEMENTS AND BORROWED FUNDS:

The fair value is estimated using the rates currently offered for borrowings with similar terms and remaining maturities.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND FINANCIAL
GUARANTEES:

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit are based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counter parties at the reporting date.

The fair value of commitments, guarantees and letters of credit is insignificant after considering the aforementioned factors.

--------------------------------------------------------------------------------

The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                                                          DECEMBER 31,
                                                       ---------------------------------------------------
                                                               1996                          1995
                                                       ---------------------         ---------------------

                                                       CARRYING       FAIR           CARRYING       FAIR
                                                        AMOUNT       VALUE            AMOUNT       VALUE
                                                       --------     --------         --------     --------
Financial Assets:
  Cash and Short-Term Investments                      $ 20,894     $ 20,894         $ 12,097     $ 12,097
  Investment Securities                                  64,986       65,232           54,658       55,100
  Loans                                                 211,603      214,597          187,233      187,561
     Less: Reserve for Loan Losses                       (2,579)       --              (2,676)       --
                                                       --------     --------         --------     --------
                                                       $294,904     $300,723         $251,312     $254,758
                                                       ========     ========         ========     ========
Financial Liabilities:
  Deposits                                             $260,987     $262,010         $220,243     $220,837
  Repurchase Agreements                                   1,911        1,911            1,822        1,822
  Federal Home Loan Bank Borrowings                       9,560        9,495            7,380        7,403
                                                       --------     --------         --------     --------
                                                       $272,458     $273,416         $229,445     $230,062
                                                       ========     ========         ========     ========
Off-Balance Sheet Financial Instruments:
  Commitments to Extend Credit                         $ 24,197        --            $ 20,300        --
                                                       ========     ========         ========     ========

NOTE 13--REGULATORY RESTRICTIONS

The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities. Neither the Corporation nor its subsidiary is subject to written regulatory agreements.

Under capital adequacy regulatory guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital requirements taking into consideration quantitative measures of assets, liabilities and certain off-balance sheet items. Such measures are subject to qualitative judgments by the regulators with regard to composition, risk weightings and other factors.

Minimum regulatory risk-based capital ratios for Tier I, total capital and leverage are 4%, 8%, and 4%, respectively. Failure to meet minimum capital requirements can initiate certain mandatory; and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Management believes, as of December 31, 1996, that the Corporation meets all capital adequacy requirements to which it is subject.

As of the most recent notification from the regulators, the Corporation and its subsidiary were categorized as well capitalized under the regulatory framework for prompt corrective action. To be considered as well capitalized, an institution must maintain risk-based capital ratios for Tier I, total capital and leverage ratios of at least 6%, 10% and 5%, respectively.

--------------------------------------------------------------------------------

The following represents Tier I and total risk-based capital and leverage ratios for the Corporation and also its subsidiary, NorthSide Bank, as of December 31, 1996 and 1995:

                                                           AMOUNT                      RATIOS
                                                 --------------------------       ----------------
                                                    1996           1995            1996      1995
                                                 -----------    -----------       ------    ------
        Risk-Based Capital
        ------------------
        Tier I
          NSD Bancorp, Inc.                      $25,229,831    $23,836,422        12.41%    13.57%
          NorthSide Bank                          24,445,197     33,209,623        11.95     13.23
        Total
          NSD Bancorp, Inc.                       27,771,577     26,037,529        13.66%    14.83%
          NorthSide Bank                          27,002,347     25,408,830        13.20     14.48
        Leverage
        --------
          NSD Bancorp, Inc.                                                         9.02%     9.59%
          NorthSide Bank                                                            8.78      9.37

Under regulations of the Federal Reserve, the Corporation is required to maintain certain average reserve balances which include both cash on hand and deposits with the Federal Reserve. These deposits are included in cash and due from banks in the accompanying consolidated balance sheet. At December 31, 1996, the Corporation was required to maintain $929,000 of such balances.

Dividends and loans to the Holding Company from NorthSide Bank are subject to regulatory limitations. Dividends are limited to retained earnings of NorthSide Bank. Loans must be collateralized by specific obligations and cannot exceed 10% of NorthSide Bank's capital. The maximum amount available to the Holding Company at December 31, 1996 from NorthSide Bank in the form of dividends and loans, individually, was approximately $20.6 million and $2.5 million, respectively.

NOTE 14--STOCK DIVIDENDS

On April 23, 1996, the Corporation's Board of directors declared a common stock dividend payable May 31, 1996 to shareholders of record at April 30, 1996.

On November 23, 1994, the Corporation's Board of Directors declared a common stock dividend payable January 4, 1995 to shareholders of record at December 6, 1994.

Earnings per share and dividends per share have been restated to reflect the stock dividends declared.

NOTED 15--TREASURY STOCK

In November, 1995, the Corporation's Board of Directors authorized the repurchase of up to 10% of the outstanding common stock of the Corporation, to be made available for issuance pursuant to stock option plans and for general corporate purposes. There were no shares repurchased during 1995 or 1996.

NOTE 16--BORROWED FUNDS

Borrowed funds at December 31, 1996 and 1995 were as follows:

                                                         1996                             1995
                                              --------------------------       --------------------------
                                                              WEIGHTED                         WEIGHTED
                                               BALANCE      AVERAGE RATE        BALANCE      AVERAGE RATE
                                              ----------    ------------       ----------    ------------
    Advances Due In:                 1996         --           --              $2,780,000        5.41%
                                     1997      5,560,000        5.76%           4,600,000        5.76%
                                     1998      3,000,000        5.67%              --           --
                                     1999      1,000,000        5.19%              --           --

--------------------------------------------------------------------------------

Advances in the FHLB are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments.

The Corporation had an unused line of credit with the Federal Home Loan Bank of approximately $6.1 million at December 31, 1996.

NOTE 17-- CONDENSED FINANCIAL INFORMATION OF NSD BANCORP, INC.
          (PARENT COMPANY ONLY)

                                                                                   DECEMBER 31,
                                                                            ---------------------------
BALANCE SHEET                                                                  1996            1995
-------------------------------------------------------------------------------------------------------
Assets
  Cash                                                                      $   302,467     $    15,496
  Securities Available for Sale                                               2,227,221       1,720,641
  Investment in Bank Subsidiary                                              25,348,190      23,458,084
  Other Assets                                                                   54,225          71,897
                                                                            -----------     -----------
Total Assets                                                                $27,932,103     $25,266,118
                                                                            ===========     ===========
Liabilities
  Accounts Payable                                                          $       144     $       976
  Deferred Tax Liability                                                        611,706         401,288
                                                                            -----------     -----------
Total Liabilities                                                               611,850         402,264
Shareholders' Equity                                                         27,320,253      24,863,854
                                                                            -----------     -----------
Total Liabilities and Shareholders' Equity                                  $27,932,103     $25,266,118
                                                                            ===========     ===========

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------------
STATEMENT OF INCOME                                           1996             1995             1994
--------------------------------------------------------------------------------------------------------
Cash Dividends from Bank Subsidiary                        $ 1,458,316      $ 1,319,675      $   775,000
Property Dividends from Bank Subsidiary                        --               179,698          360,084
Dividends from Securities Available for Sale                    50,412           36,382            1,946
Net Investment Securities Gains (Losses)                       180,829             (188)         --
Other Expenses                                                  51,326           46,026           44,047
                                                           -----------      -----------      -----------
  Income Before Taxes and Equity in Undistributed Net
     Income of Bank Subsidiary                               1,638,231        1,489,541        1,092,983
Provision for Income Taxes                                      17,321          --                   605
                                                           -----------      -----------      -----------
Income Before Equity in Undistributed Net Income of Bank
  Subsidiary                                                 1,620,910        1,489,541        1,092,378
Equity in Undistributed Net Income of Bank Subsidiary        2,068,579        2,183,411        1,718,997
                                                           -----------      -----------      -----------
  Net Income                                               $ 3,689,489      $ 3,672,952      $ 2,811,375
                                                           ===========      ===========      ===========

--------------------------------------------------------------------------------

                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                             -------------------------------------------
                 STATEMENT OF CASH FLOWS                        1996            1995            1994
--------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net Income                                                 $ 3,689,489     $ 3,672,952     $ 2,811,375
     Adjustments to Net Income
       Equity in Net Income of Bank Subsidiary                (2,068,579)     (2,183,411)     (1,718,997)
       Property Dividend                                         --             (179,698)       (360,084)
       (Increase) Decrease in Other Assets                        17,670          (3,329)         18,700
       (Gains) Losses on Investment Securities                  (180,829)            188         --
       Increase (Decrease) in Other Liabilities                     (831)            976        (104,032)
                                                             -----------     -----------     -----------
Net Cash Provided by Operating Activities                      1,456,920       1,307,678         646,962
Cash Flows From Investing Activities:
  Purchase of Investment Securities Available for Sale           --              --               (1,200)
  Proceeds from Repayments of Investment Securities
     Available for Sale                                          293,125             412         --
                                                             -----------     -----------     -----------
Net Cash Provided (Used) by Investing Activities                 293,125             412          (1,200)
Cash Flows From Financing Activities:
  Cash Dividends Paid                                         (1,458,316)     (1,294,675)       (750,000)
  Cash Dividends Paid in Lieu of Fractional Shares                (4,758)         (3,681)        --
                                                             -----------     -----------     -----------
Net Cash Used by Financing Activities                         (1,463,074)     (1,298,356)       (750,000)
                                                             -----------     -----------     -----------
Net Increase (Decrease) in Cash                                  286,971           9,734        (104,238)
Cash at Beginning of Year                                         15,496           5,762         110,000
                                                             -----------     -----------     -----------
Cash at End of Year                                          $   302,467     $    15,496     $     5,762
                                                             ===========     ===========     ===========

--------------------------------------------------------------------------------

                           COMPARATIVE FINANCIAL DATA

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                              --------------------------------------------------------------------------------
                                                  1996             1995             1994             1993             1992
                                              ------------     ------------     ------------     ------------     ------------
EARNINGS
Interest Income                               $ 21,501,582     $ 19,405,880     $ 17,194,852     $ 16,577,443     $ 17,037,146
Interest Expense                                 8,724,605        7,485,431        5,867,068        5,798,452        7,115,725
                                              ------------     ------------     ------------     ------------     ------------
Net Interest Income                             12,776,977       11,920,449       11,327,784       10,778,991        9,921,421
Provision for Loan Losses                          650,000          530,000          460,000          471,000          539,000
Non-Interest Income                              1,339,513        1,741,691          792,263          926,784          865,222
Non-Interest Expense                             8,152,657        7,958,632        7,884,226        7,901,273        7,363,268
                                              ------------     ------------     ------------     ------------     ------------
Income Before Taxes and Cumulative Effect
  of Accounting Change                           5,313,833        5,173,508        3,775,821        3,333,502        2,884,375
Income Taxes                                     1,624,344        1,500,556          964,446          797,513          659,282
                                              ------------     ------------     ------------     ------------     ------------
Income Before Cumulative Effect of
  Accounting Change                              3,689,489        3,672,952        2,811,375        2,535,989        2,225,093
Cumulative Effect of Accounting Change             --               --               --                97,975          --
                                              ------------     ------------     ------------     ------------     ------------
Net Income                                    $  3,689,489     $  3,672,952     $  2,811,375     $  2,633,964     $  2,225,093
                                              ============     ============     ============     ============     ============
YEAR END BALANCES
Assets                                        $304,801,854     $258,731,642     $242,009,346     $228,449,259     $219,995,031
Loans                                          214,049,576      188,653,465      172,000,399      155,180,662      135,990,741
Investment Securities                           64,985,502       54,658,490       52,464,021       53,126,962       54,772,780
Deposits                                       260,986,805      220,243,135      213,766,664      203,831,795      198,863,186
Repurchase Agreements                            1,911,184        1,822,433        1,382,156          --               --
Short-Term Borrowings                            5,560,000        2,780,000          --               --               --
Long-Term Borrowings                             4,000,000        4,600,000          780,000          780,000          --
Shareholders' Equity                            27,320,253       24,863,854       21,949,369       20,211,121       17,565,820
Number of Shareholders                                 448              454              452              454              469

AVERAGE BALANCES
Assets                                        $279,854,944     $248,746,561     $231,867,752     $219,410,380     $210,396,180
Loans                                          198,720,233      176,706,914      160,197,388      144,011,197      133,254,557
Investment Securities                           60,999,113       52,489,567       53,512,045       53,421,711       48,266,326
Deposits                                       240,125,299      215,564,206      235,368,739      196,193,389      189,832,097
Repurchase Agreements                            1,873,104        1,577,178          648,308          --               --
Short-Term Borrowings                            2,372,240        1,441,545          --               --               --
Long-Term Borrowings                             6,900,000        2,127,890          780,000          337,479          --
Shareholders' Equity                            26,008,987       23,627,621       21,161,402       18,684,290       16,914,991

PER SHARE DATA (1)
Income Before Cumulative Effect of
  Accounting Change                                 $ 2.25           $ 2.24           $ 1.72           $ 1.55           $ 1.36
Cumulative Effect of Accounting Change             --               --               --                  0.06          --
Net Income                                            2.25             2.24             1.72             1.61             1.36
Dividends                                              .89              .79              .46              .45              .38
Book Value                                           16.65            15.18            13.40            12.34            10.73

RATIOS
Return on Average Assets                              1.32%            1.48%            1.21%            1.20%            1.06%
Return on Average Equity (3)                         14.19            15.55            13.29            14.10            13.15
Net Interest Margin (2)                               5.01             5.31             5.47             5.58             5.35
Equity to Assets                                      8.96             9.50             9.13             8.52             8.04
Dividend Payout Ratio                                39.53            35.32            26.68            28.40            27.97

---------

(1) Adjusted for 5% stock dividend paid in May, 1996, 4% stock dividend paid in January, 1995, 25% stock dividend paid in June, 1993 and 20% stock dividend paid in April, 1992.

(2) Tax equivalent basis.

(3) Included in 1996, 1995 and 1994 average equity were net unrealized holding gains on securities available for sale due to the adoption of FASB Statement No. 115 as of December 31, 1993. Results for 1996, 1995 and 1994 reflect the full impact of adopting Statement No. 115.

--------------------------------------------------------------------------------

                        [COOPERS & LYBRAND'S LETTERHEAD]


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of NSD Bancorp, Inc.:

We have audited the accompanying consolidated balance sheet of NSD Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, cash flows, and changes in shareholders' equity for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NSD Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 3 to the consolidated financial statements, in 1995, NSD Bancorp, Inc. and subsidiary changed its method of accounting for loan impairment for certain loans by adopting Financial Accounting Standards Board
(FASB) Statement No. 114, Accounting by Creditors for Impairment of a Loan.


                                        /s/ COOPERS & LYBRAND LLP
                                        --------------------------------
                                            Coopers & Lybrand LLP

Pittsburgh, Pennsylvania
January 28, 1997

--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is an analysis of NSD Bancorp, Inc.'s (the Corporation) financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements.

RESULTS OF OPERATIONS FOR THE YEAR

Net income increased to $3,689,489 or $2.25 per share in 1996, from $3,672,952 or $2.24 in 1995 and $2,811,375 or $1.72 per share in 1994. Net income in 1995 includes a net gain of $510,960 realized on the settlement and curtailment of NorthSide Bank's pension plan. On a comparable basis, excluding the after-tax effect of that gain, 1996 net income increased $353,771 over 1995 results. Contributing to the increase in net income was an increase in net interest income of $856,528, an increase in net investment securities gains of $178,939 and a decrease in FDIC insurance expense of $243,061. These increases were offset by an increase to the provision for loan losses of $120,000, an increase in equipment and supplies expense of $108,261, an increase in other operating expenses of $144,721 and an increase of $123,788 in the provision for income taxes. An increase of $861,577 in 1995 net income was due in part to an increase in net interest income of $592,665 during 1995, a $510,960 net gain recognized on the settlement and curtailment of the pension plan, a change in net investment securities gains of $217,941, an increase in service fees of $127,671 and a decrease in FDIC insurance of $208,779. These increases were offset by increases to the provision for loan losses of $70,000, an increase in equipment and supplies expense of $140,721 and an increase in the provision for income taxes of $536,110.

Although net income during 1996 increased over 1995, there was a decline in the Corporation's return on average assets (ROA) and return on average equity (ROE). The decline in ROA and ROE is primarily the result of the one time non-cash gain of $510,960 recognized on the settlement and curtailment of the pension plan during 1995. The Corporation's ROA for 1996 was 1.32% compared to 1.48% in 1995 and 1.21% in 1994. The ROE for 1996 was 14.19% compared to 15.55% in 1995 and 13.29% in 1994.

NET INTEREST INCOME

The primary component of the Corporation's earnings is net interest income, which is the difference between interest earned on loans, investments and other earning assets and the interest expense on deposits and other interest bearing liabilities which fund those assets. Tax-exempt securities and loans carry pretax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze net interest income on a tax-equivalent basis.

Total interest income increased $2,022,923 during 1996 as the result of a $29,483,912 increase in average earning assets, offset by a decline in the average yield on earning assets from 8.49% in 1995 to 8.31% in 1996. Interest expense increased $1,239,174 as the result of a $19,327,366 increase in the average level of interest bearing deposits and an increase from 4.10% in 1995 to 4.16% in the average cost of such deposits. Interest expense on long and short-term borrowings increased $317,823 due to a $5,662,805 increase in average outstanding levels offset by a slight decline in the average rate paid on such balances from 5.65% in 1995 to 5.63% in 1996.

Total interest income increased $2,242,040 during 1995 as a result of an $18,113,366 increase in average earning assets and an increase in the average yield on earning assets from 8.17% in 1994 to 8.49% in 1995. Interest expense increased $1,618,363 as a result of an $8,236,426 increase in the average level of interest bearing deposits, as well as an increase from 3.46% in 1994 to 4.10% in 1995 in the average rate paid on these deposits. Interest expense on repurchase agreements increased $56,099, reflecting the effect of the first full year of employing this funding source. The average level of borrowings from the Federal Home Loan Bank increased $2,789,435, increasing interest expense by $166,658.

Net interest income was $13,259,238 at December 31, 1996, compared to $12,475,490 at December 31, 1995 and $11,851,813 at December 31, 1994. This
consistent improvement has been largely due to increases in average earning assets, primarily in loans. In 1996, an increase in average investment securities also contributed to the overall increase in net interest income.

Average earning assets for 1996 were $264,464,251, compared to $234,980,339 and $216,866,973 in 1995 and 1994, respectively. To provide a more in depth analysis of net interest income, the following average balance

--------------------------------------------------------------------------------

sheet and net interest income analysis detail the contribution of earning assets to overall net interest income and the impact of the cost of funds. The rate/volume analysis shows the portions of the net change in interest income due to changes in volume or rate on a tax equivalent basis using the statutory federal income tax rate of 34%. Changes in net interest income due to both rate and volume in the accompanying rate and volume analysis have been allocated to changes due to volume and rate in proportion to the absolute amount of the change in each.

                              RATE/VOLUME ANALYSIS

                                                  FROM 1995 TO 1996                            FROM 1994 TO 1995
                                       ---------------------------------------       --------------------------------------
                                          CHANGE IN INCOME/                             CHANGE IN INCOME/
                                            EXPENSE DUE TO                               EXPENSE DUE TO
                                       ------------------------       TOTAL          -----------------------       TOTAL
                                         VOLUME         RATE          CHANGE           VOLUME         RATE         CHANGE
---------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets
  Loans
    Industrial Revenue and Tax-Exempt
      Financing                        $  (46,849)    $  13,647     $  (33,202)      $  (26,246)    $   (406)    $  (26,652)
    All Other Loans                     1,992,923      (436,445)     1,556,478        1,508,255      535,417      2,043,672
---------------------------------------------------------------------------------------------------------------------------
Total Loans                             1,946,074      (422,798)     1,523,276        1,482,009      535,011      2,017,020
  Investment Securities
    Taxable                               695,480        86,735        782,215          (17,165)     124,471        107,306
    Tax Exempt                           (213,073)       20,350       (192,723)         (63,165)     (36,085)       (99,250)
---------------------------------------------------------------------------------------------------------------------------
Total Investment Securities               482,407       107,085        589,492          (80,330)      88,386          8,056
  Due From Banks, Interest Earning          7,270          (879)         6,391           (6,526)       1,607         (4,919)
  Federal Funds Sold                      (62,796)      (33,439)       (96,235)         139,266       82,617        221,883
---------------------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets           2,372,955      (350,031)     2,022,924        1,534,419      707,621      2,242,040

Interest Bearing Liabilities
  Interest Bearing Deposits
    Savings and Interest Bearing
      Demand Deposits                     292,404       417,069        709,473         (242,764)     (51,341)      (294,105)
    Time Deposits                         420,466      (212,986)       207,480          988,125      707,260      1,695,385
---------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits           712,870       204,083        916,953          745,361      655,919      1,401,280
  Federal Funds Purchased                  (2,954)       (1,055)        (4,009)          (5,674)          --         (5,674)
  Repurchase Agreements                    15,619        (7,212)         8,407           56,099           --         56,099
  Short-Term Borrowings                    48,990           667         49,657           78,519           --         78,519
  Long-Term Borrowings                    270,741        (2,575)       268,166           88,139           --         88,139
---------------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities      1,045,266       193,908      1,239,174          962,444      655,919      1,618,363
---------------------------------------------------------------------------------------------------------------------------
Change in Net Interest Income          $1,327,689     $(543,939)    $  783,750       $  571,975     $ 51,702     $  623,677
===========================================================================================================================

(1) Tax exempt income on loans and investments and related yields are shown on a fully tax equivalent basis computed using the federal statutory rate of 34%.

(2) For purposes of calculating loan yields, average loan balances include nonaccrual loans.

--------------------------------------------------------------------------------

                   AVERAGE BALANCE SHEET/NET INCOME ANALYSIS

                        FOR THE YEARS ENDED DECEMBER 31,

                                                     1996                                      1995
                                     ------------------------------------      ------------------------------------
                                       AVERAGE                    AVERAGE        AVERAGE                    AVERAGE
                                       BALANCE        INTEREST     YIELD         BALANCE        INTEREST     YIELD
-------------------------------------------------------------------------------------------------------------------
ASSETS
Loans
 Industrial Revenue and Tax Exempt   $    875,839    $    90,925   10.38%      $  1,340,039    $   124,127    9.26%
All other Loans                       197,844,394     17,458,036    8.82        175,366,875     15,901,558    9.07
-------------------------------------------------------------------------------------------------------------------
     Total                            198,720,233     17,548,961    8.83        176,706,914     16,025,685    9.07
Investment Securities
 Taxable                               48,392,511      3,083,340    6.37         37,434,268      2,301,125    6.15
 Tax-Exempt                            12,606,602      1,098,510    8.71         15,055,299      1,291,233    8.58
-------------------------------------------------------------------------------------------------------------------
     Total                             60,999,113      4,181,850    6.86         52,489,567      3,592,358    6.84
Due From Banks, Interest Earning          157,515         10,882    6.91             53,995          4,491    8.32
Federal Funds Sold                      4,587,391        242,152    5.28          5,729,863        338,387    5.91
-------------------------------------------------------------------------------------------------------------------
     Total Earning Assets             264,464,251     21,983,844    8.31        234,980,339     19,960,921    8.49
Allowance for Loan Losses              (2,570,416)                               (2,553,316)
Cash and Due From Banks                10,285,873                                 8,917,402
Premises and Equipment                  3,712,094                                 3,546,144
Other Assets                            3,963,142                                 3,835,992
-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                         $279,854,944                              $248,746,561
===================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest Bearing Deposits
 Savings Deposits                    $ 37,750,180    $ 1,132,591    3.00%      $ 41,165,715      1,221,768    2.97%
 Interest Checking and Money Market    67,611,775      1,969,363    2.91         52,266,567      1,170,713    2.24
 Time Deposits                         89,352,483      5,005,618    5.60         81,954,789      4,798,138    5.85
-------------------------------------------------------------------------------------------------------------------
     Total Interest Bearing
       Deposits                       194,714,438      8,107,572    4.16        175,387,071      7,190,619    4.10
Federal Funds Purchased                    24,590          1,046    4.25             88,219          5,055    5.73
Repurchase Agreements                   1,873,104         96,484    5.15          1,577,178         88,077    5.58
Short-Term Borrowings                   2,332,240        128,176    5.50          1,441,545         78,519    5.45
Long-Term Borrowings                    6,900,000        391,327    5.67          2,127,890        123,161    5.79
-------------------------------------------------------------------------------------------------------------------
     Total Interest Bearing
       Liabilities                    205,844,372      8,724,605    4.24        180,621,903      7,485,431    4.14
Demand Deposits                        45,410,862                                40,177,135
Other Liabilities                       2,590,723                                 4,319,902
Shareholders' Equity                   26,008,987                                23,627,621
-------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                              $279,844,944                              $248,746,561
===================================================================================================================
Net Interest Income                                  $13,259,240                               $12,475,490
===================================================================================================================
Interest Spread                                                     4.07%                                     4.35%
Interest Margin                                                     5.01%                                     5.31%

                                                     1994
                                     ------------------------------------
                                       AVERAGE                    AVERAGE
                                       BALANCE        INTEREST     YIELD
-------------------------------------------------------------------------
ASSETS
Loans
 Industrial Revenue and Tax Exempt   $  1,623,372    $   150,779    9.29%
All other Loans                       158,574,016     13,857,886    8.74
-------------------------------------------------------------------------
     Total                            160,197,388     14,008,665    8.74
Investment Securities
 Taxable                               37,727,449      2,193,819    5.81
 Tax-Exempt                            15,784,596      1,390,483    8.81
-------------------------------------------------------------------------
     Total                             53,512,045      3,584,302    6.70
Due From Banks, Interest Earning          135,895          9,410    6.92
Federal Funds Sold                      3,021,645        116,504    3.86
-------------------------------------------------------------------------
     Total Earning Assets             216,866,973     17,718,881    8.17
Allowance for Loan Losses              (2,063,965)
Cash and Due From Banks                 9,867,196
Premises and Equipment                  3,272,723
Other Assets                            3,924,825
-------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                         $231,867,752
===================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUIT
Interest Bearing Deposits
 Savings Deposits                    $ 43,779,510    $ 1,300,906    2.97%
 Interest Checking and Money Market    59,576,357      1,385,680    2.33
 Time Deposits                         63,794,778      3,102,753    4.86
-------------------------------------------------------------------------------------------------------------------
     Total Interest Bearing
       Deposits                       167,150,645      5,789,339    3.46
Federal Funds Purchased                   221,712         10,729    4.84
Repurchase Agreements                     648,308         31,978    4.93
Short-Term Borrowings                     --             --         --
Long-Term Borrowings                      780,000         35,022    4.49
-------------------------------------------------------------------------------------------------------------------
     Total Interest Bearing
       Liabilities                    168,800,665      5,867,068    3.48
Demand Deposits                        68,218,094
Other Liabilities                       3,687,591
Shareholders' Equity                   21,161,402
-------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY                              $231,867,752
===================================================================================================================
Net Interest Income                                  $11,851,813
===================================================================================================================
Interest Spread                                                     4.69%
Interest Margin                                                     5.47%

(1) Tax exempt income on loans and investments and related yields are shown on a fully tax equivalent basis computed using a statutory rate of 34%.

(2) For purposes of calculating loan yields, average loan balances include nonaccrual loans.

(3) Average yields on available for sale investment securities are calculated based on average estimated market values.

--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

The Corporation's provision for loan losses was $650,000 in 1996, $530,000 in 1995 and $460,000 in 1994. The increase in the provision for loan losses was primarily due to an increase in average loans during 1996. Net charge-offs for 1996 were $747,858, compared to $135,236 in 1995 and $44,106 in 1994. For additional information, see the Non-Performing Assets and Reserve for Loan Losses sections of this discussion.

OTHER INCOME

Other income decreased $402,177 from $1,741,691 in 1995 to $1,339,513 in 1996.
During the first quarter of 1995, a one time non-cash gain of $510,960 was recognized upon the settlement and curtailment of NorthSide Bank's pension plan. The sale of investment securities during 1996 resulted in net gains of $211,594, compared to $32,656 in 1995. Service fees for 1996 decreased to $668,785 from $692,859 during 1995. Contributing to the decrease in service fees was a $36,749 reduction in the amount of NSF charges received offset by a $7,398 increase in service charges on savings deposits. Other operating income decreased $46,082. This decline is largely the result of net gains on the sale of other real estate of $88,505 recognized in 1995. There were no sales of other real estate during 1996. Loan sales during 1996 resulted in gains of $14,614. There were no loans sold during 1995. An increase of $24,792 in checkbook commissions, due to improved fee penetration, was offset by a decline in fees generated from automated teller transactions of $14,024.

Other income increased $949,428 from $792,263 in 1994 to $1,741,691 in 1995. Net investment securities gains were $32,656 in 1995 compared to net investment securities losses of $185,285 in 1994. Service fee income increased $127,671, from $565,188 in 1994 to $692,859 in 1995. Of this increase, $101,901 and
$24,780, respectively, was attributed to improved NSF charge and checking account fee penetration. During the first quarter of 1995, a net, non-cash gain of $510,960 was realized due to the settlement and curtailment of the pension plan. Other operating income increased from $412,360 in 1994 to $505,216 in 1995. This increase is primarily the result of net gains on the sale of other real estate of $88,505 during 1995 compared to a net loss of $9,621 in 1994. Fees generated from automatic teller transactions increased $40,977 during 1995, which is attributable to increases in service charge rates. An increase in safe deposit box rent and credit card fees of $14,445 and $13,031, respectively, during 1995 also contributed to the increase in other operating income. A decrease in rental income of $17,225 was the result of terminating the Corporation's relationship with an independent mutual fund sales company during the second quarter of 1994. During 1994, a net gain of $41,568 resulted from the sale of loans. There were no loan sales during 1995.

OTHER EXPENSES

Total other expenses increased $194,025 from $7,958,632 in 1995 to $8,152,657 in 1996. Salary and employee benefits increased $88,025 to $4,015,567, compared to $3,927,542 in 1995. Salary expense increased $56,421 due to normal inflation adjustments and growth of the organization. Employee health insurance premiums also increased by $15,509. An increase in the employer portion of payroll taxes of $6,719 corresponded to the increase in salary expense and an increase in temporary employee expense of $8,906 also contributed to the overall increase. Offsetting these increases was a slight decline in retirement plan related expenses of $7,526.

Occupancy expense increased $53,230 to $766,869 in 1996 from $713,639 in 1995 primarily due to scheduled additional building and parking lot maintenance performed at several branch locations. Equipment and supplies expense increased $108,261 during 1996 due to an increase in depreciation expense of $67,874 primarily related to additional platform and automated teller equipment placed in service during the fourth quarter of 1995 and in the first quarter of 1996. Also contributing were increases in equipment maintenance contracts, equipment repairs and office expense of $12,032, $7,180 and $28,559, respectively, during 1996. Data processing expense increased $13,007 to $507,826 for 1996, compared to $494,825 for 1995. FDIC insurance expense decreased to $2,000 in 1996, down from $245,061 in 1995. This decrease is due to a reduction in NorthSide Bank's FDIC insurance premium from $0.23 per $100 in deposits to a nominal quarterly assessment of $500 as the Bank is classified by regulators as "well-capitalized." Advertising expense increased $29,848 during 1996, from $167,485 in 1995 to $197,333 in 1996. This increase is due primarily to greater emphasis on advertising campaigns to develop market awareness and specific deposit product promotions. Other operating expenses increased to

--------------------------------------------------------------------------------

$1,642,006 for 1996, up from $1,497,285 for 1995. The increase is the result of an $11,338 increase in checkbook costs incurred corresponding to the significant growth in the Bank's Premier Money Market Account product. Also contributing to the increase in other operating expenses were increases in postage, subscriptions, legal and entertainment expenses of $12,842, $21,503, $13,385 and $18,806, respectively. The increase in average shareholders' equity and average assets during 1996 resulted in an increase in Pennsylvania shares tax of $17,588. Non-recurring demand deposit account losses, primarily involving three unrelated transactions, added $40,891 to expense while net teller shortages increased $18,568. These increases were partially offset by a reduction in asset recovery expense of $33,813 attributable to expenses incurred in the sale of other real estate owned during 1995 and a $21,843 reduction in financial services expense.

Total other expenses increased $74,406 from $7,884,226 for 1994 to $7,958,632 for 1995. Salary and employee benefits increased $91,910 to $3,927,542 in 1995 from $3,835,632 in 1994. Salary expense increased only $38,134 as a result of management's emphasis on improving Bank efficiency through control of personnel related costs. Employee health insurance premiums decreased $24,627 during 1995, as the Corporation negotiated a new contract for health insurance in 1995. A slight decrease in pension expense of $7,212 was offset by employer contributions to the 401(k) plan of $50,055. Profit sharing expense increased $26,000 during 1995 in proportion to the overall increase in net income.

Occupancy expense decreased $28,083 to $713,639 for 1995, from $741,722 to 1994. This decrease was primarily the result of a decrease in building maintenance costs during 1995. Equipment and supplies expense increased $140,721 during 1995, which is attributable to a full year's depreciation expense on automated platform and teller equipment placed in service during the fourth quarter of 1994. Maintenance contracts were purchased for this equipment, which resulted in an increase in equipment maintenance contract expense of $25,368. Office expense decreased $26,116 during 1995, which was attributable to continued refinement of the Corporation's expense allocation process. Due to the sporadic nature of the Bank's supply purchasing practices, which are largely dependent upon expected requirements and current market pricing, stationery and supplies expense increased $52,964 during 1995. Data processing expense increased slightly, from $489,966 in 1994 to $494,825 in 1995. FDIC insurance expense decreased $208,779 during 1995, which was due to a reduction in the Corporation's FDIC insurance premium from $.23 to $.04 per $100 in deposits in July of 1995 and a corresponding partial rebate of premiums paid of $130,551. Advertising expense increased $21,853 as a result of additional promotions for loans and deposits during 1995. Also significantly contributing to the increase in advertising expense were promotions for the relocation of one branch office.

Other operating expenses increased $51,925 during 1995, from $1,445,360 in 1994 to $1,497,285 in 1995. An increase in postage rates during 1995 resulted in an increase in postage expense of $27,636. The increase in average shareholders' equity and average assets during 1995 resulted in an increase in Pennsylvania shares tax of $14,914.

INCOME TAXES

The Corporation recorded an income tax provision of $1,624,344, $1,500,556 and $964,446 in 1996, 1995 and 1994, respectively. The increase in the tax provision was the result of higher pre-tax earnings. The effective tax rates for 1996, 1995 and 1994 were 30.5% , 29.0% and 25.5%, respectively. These rates were below the 34% statutory tax rate primarily due to the tax benefits from tax-exempt interest income. The increases in the effective tax rates during 1996 and 1995 were primarily the result of reduced tax-exempt earnings.

FINANCIAL CONDITION

The Corporation's total assets increased $40,070,212 from $258,731,642 at December 31, 1995 to $304,801,854 at December 31, 1996. Securities available for sale increased $11,898,283 while securities held to maturity decreased $1,571,271. Loans available for sale declined to $2,943,248 at December 31, 1996 from $5,715,476 at December 31, 1995. During 1996, $1,461,382 in mortgage loans available for sale were sold and $1,310,486 in mortgage loans were transferred to the loans held to maturity portfolio. The remainder of loans available for sale at December 31, 1996 were entirely comprised of student loans. At December 31, 1995, the Corporation included student loans of $2,314,422 and residential mortgage loans of $3,401,054 as available for sale. Net loans

--------------------------------------------------------------------------------

increased from $178,858,957 at December 31, 1995 to $207,315,010 at December 31, 1996. The significant loan growth was funded primarily by deposit growth during 1996, through borrowings and the acquisition of approximately $11,500,000 in deposits from another financial institution.

INVESTMENT SECURITIES

The following summarizes the book value (excluding net unrealized holding gains) and weighted average yields of the Corporation's securities available for sale at December 31, 1996 by contractual maturity. Mortgage-backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments.

                                                           AFTER ONE BUT           AFTER FIVE BUT
                                   WITHIN ONE YEAR       WITHIN FIVE YEARS        WITHIN TEN YEARS        AFTER TEN YEARS
                                  ------------------    --------------------    --------------------    --------------------
                                    AMOUNT     YIELD      AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT       YIELD
                                  ----------   -----    -----------    -----    -----------    -----    -----------    -----
U.S. Treasury Securities          $4,996,931   5.67%    $ 4,198,946    6.13%
Obligations of U.S. Government
  Agencies                         1,000,000   5.43      11,273,078    6.22     $12,124,515    7.07%    $ 1,005,855     8.05%
Mortgage-Backed Securities            --        --          --          --          --          --       17,160,596     7.28
Obligations of State and
  Political Subdivisions              --        --          175,000    5.83         544,948    7.67         --          --
Marketable Equity Securities          --                    --                      --          --        1,377,143    11.18
                                  ----------   -----    -----------    -----    -----------    -----    -----------    -----
                                  $5,996,931   5.63%    $15,647,024    6.19%    $12,669,463    7.10%    $19,543,594     7.59%
                                  ==========   =====    ===========    =====    ===========    =====    ===========    ======

The following summarizes the book value and weighted average yields of the Corporation's securities held to maturity at December 31, 1996 by contractual maturity:

                                                           AFTER ONE BUT           AFTER FIVE BUT
                                   WITHIN ONE YEAR       WITHIN FIVE YEARS        WITHIN TEN YEARS        AFTER TEN YEARS
                                  ------------------    --------------------    --------------------    --------------------
                                    AMOUNT     YIELD      AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT       YIELD
                                  ----------   -----    -----------    -----    -----------    -----    -----------    -----
Obligations of State and
  Political Subdivisions          $  464,986   8.16%    $ 4,289,545    8.85%    $ 4,241,658    9.46%    $    70,763     9.35%
Corporate Bonds                       --        --          --          --          250,000    7.87         --          --
                                  ----------   -----    -----------    -----    -----------    -----    -----------    -----
                                  $  464,986   8.16%    $ 4,289,545    8.85%    $ 4,491,658    9.37%    $    70,763     9.35%
                                  ==========   =====    ===========    =====    ===========    =====    ===========    ======

All yields represent weighted average yields computed on the basis of cost, adjusted for amortization of premium and accretion of discount. For purposes of calculating yields on obligations of state and political subdivisions and marketable equity securities, taxable equivalent adjustments were included to provide a basis for comparison. The taxable equivalent adjustments were calculated using the current statutory federal income tax rate of 34%. For federal income tax purposes, corporations were allowed to exclude 70% of dividend income in 1996.

LOANS

Loans net of deferred fees increased $28,168,339 during 1996, from $182,937,989 at December 31, 1995 to $211,106,328 at December 31, 1996. Residential mortgage loans increased $20,810,954 during 1996, which was the result of increased efforts in new business development and increased market demand. A $12,398,540 increase in consumer loans to individuals during 1996 was primarily the result of improved penetration in the indirect automobile lending market. Also, the Bank entered the automobile dealer floor plan business in 1996 contributing $5,010,642 to total loans outstanding. Residential mortgage loans classified as loans available for sale totaled $3,401,054 at December 31, 1995. There were no residential mortgage loans classified as available for sale at December 31, 1996 due to the sale of $1,461,382 and reclassification of all remaining mortgage loans as

--------------------------------------------------------------------------------

held for investments. Non-residential mortgage loans decreased $2,689,430 during 1996, which was attributable to net repayments on such loans.

                                                                 DECEMBER 31,
                                 ----------------------------------------------------------------------------
                                     1996            1995            1994            1993            1992
                                 ------------    ------------    ------------    ------------    ------------
Residential Mortgage Loans       $ 56,641,022    $ 35,830,068    $ 30,906,568    $ 21,331,840    $ 19,153,523
Non-Residential Mortgage Loans     11,636,798      14,326,228      16,963,516      18,162,015      19,206,604
Commercial, Financial and
  Agricultural Loans               48,225,722      50,609,207      46,018,913      45,112,605      37,959,377
Consumer Loans to Individuals      80,107,845      67,709,305      63,021,691      59,543,438      52,992,836
Lines of Credit                     5,433,560       5,681,628       5,528,808       5,541,594       5,625,915
Lease Financing                     8,248,698       8,797,060       8,171,420       5,809,844       1,306,402
Nonaccrual Loans                    1,234,467         443,727         516,244         105,716         138,306
                                 ------------    ------------    ------------    ------------    ------------
  Total Loans                     211,528,112     183,397,223     171,127,160     155,607,052     136,382,963
Deferred Fees                        (421,784)       (459,234)       (461,020)       (426,390)       (392,222)
                                 ------------    ------------    ------------    ------------    ------------
Loans, Net of Deferred Fees       211,106,328     182,937,989     170,666,140     155,180,662     135,990,741
Unearned Income                    (1,212,814)     (1,402,670)     (1,517,598)     (1,216,782)       (599,888)
                                 ------------    ------------    ------------    ------------    ------------
  Total Loans, Net of Unearned
     Income and Fees              209,893,514     181,535,319     169,148,542     153,963,880     135,390,853
Allowance for Loan Losses          (2,578,504)     (2,676,362)     (2,281,598)     (1,865,704)     (1,662,334)
                                 ------------    ------------    ------------    ------------    ------------
Net Loans                        $207,315,010    $178,858,957    $166,866,944    $152,098,176    $133,728,519
                                 ============    ============    ============    ============    ============

The following table of commercial financial and agricultural loans shows the Corporation's loan maturities, net of deferred fees, as of December 31, 1996 (in thousands).

                                                                  AFTER ONE
                                                      WITHIN      BUT WITHIN       AFTER
                                                     ONE YEAR     FIVE YEARS     FIVE YEARS
                                                     --------     ----------     ----------
Commercial, Financial and Agricultural                $27,225       $ 10,622       $ 10,379
                                                      =======       ========       ========

Commercial, financial and agricultural loans approximating $21.8 million have floating or adjustable interest rates.

NON-PERFORMING ASSETS

At December 31, 1996, nonaccrual loans were $1,234,467, compared to $443,727 in 1995. The $790,740 increase can be attributed to one commercial loan exposure of $471,181 which is well secured and with a high probability of full repayment. The remaining increase is due to management's adoption of a more conservative policy related to commercial lease classifications. The effect was an increase in nonaccrual commercial leases of $287,580, distributed over several leases, which are not expected to have a material impact on the reserve for loan losses. Other real estate owned increased $328,016 to $371,932 during 1996. The outstanding amount of other real estate owned is comprised of seven separate properties. Loans 90 days past due and still accruing interest declined $186,277 during 1996 and represent only .30% of net loans at December 31, 1996.

--------------------------------------------------------------------------------

The current quality of the loan portfolio can be demonstrated by the following table which details total non-performing loans and past due loans:

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                             ----------------------------------------------------------------
                                                1996          1995          1994         1993         1992
                                             ----------    ----------    ----------    --------    ----------
Nonaccrual Loans                             $1,234,467    $  443,727    $  516,244    $105,716    $  138,306
Other Real Estate Owned                         371,982        43,966       221,770     570,479       853,873
Other Assets Held for Sale                       60,705        31,775        18,137      28,180        37,403
                                             ----------    ----------    ----------    --------    ----------
       Total Non-Performing Assets            1,667,154       519,468       756,151     704,375     1,029,582
Loans 90 Days Past Due and Still Accruing       615,466       801,743       802,552     292,909       506,221
                                             ----------    ----------    ----------    --------    ----------
       Total Non-Performing Assets and
          Past Due Loans                     $2,282,620    $1,321,211    $1,558,703    $997,284    $1,535,803
                                             ==========    ==========    ==========    ========    ==========

RESERVE FOR LOAN LOSSES

The Corporation's policies provide for loan loss reserves to adequately protect against potential unidentified and/or identified loan losses consistent with sound and prudent banking practice. These policies consider historical data of actual losses and loans classified by specific loan credit evaluation. They also consider loan delinquency and economic conditions.

The Corporation follows a loan review program to evaluate the credit risk in its loan portfolio for substantially all loans greater than $50,000. Through the loan review process, the Corporation maintains a classified account list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the reserve for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the asset. Loans classified as "doubtful" are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if immediately liquidated. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans include some loans that are delinquent or on nonaccrual status. As of December 31, 1996, substandard loans totaled $1,301,470 of which $37,075 were loans not designated as delinquent or nonaccrual; and doubtful loans totaled $317,729 all of which were loans designated as delinquent or nonaccrual.

In addition to its classified account list and delinquency list of loans, the Corporation maintains a separate "watch list" which further aids the Corporation in monitoring its loan portfolio. Watch list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short run or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. The Corporation reviews these loans in assessing the adequacy of the reserve for loan losses.

In order to determine the adequacy of the reserve for loan losses, management considers the risk classification or delinquency status of loans and other factors. Specific reserves are established for credits which management believes require reserves greater than those allocated according to their classification or delinquent status. For smaller loans which are not individually reviewed, management considers delinquencies, historical charge-off experience and economic conditions in determining the amount to be allocated to the allowance.

The following schedule sets forth the allocation of the reserve for loan losses among individual loan categories. A portion is allocated to general risk to protect the Corporation against potential yet undetermined losses and is

--------------------------------------------------------------------------------

based on historical experience. The entire reserve for loan losses is available to absorb future loan losses in any category.

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                    -------------------------------------------------------------------------------------------
                                         1996               1995               1994               1993               1992
                                    ---------------    ---------------    ---------------    ---------------    ---------------
                                              % OF               % OF               % OF               % OF               % OF
                                    AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL    AMOUNT    TOTAL
                                    ------    -----    ------    -----    ------    -----    ------    -----    ------    -----
Commercial, Financial and
  Agricultural Loans                $ 782     30.3 %   $ 969     36.2 %   $ 891     39.0 %   $ 788     42.2 %   $ 605     36.4 %
Real Estate Mortgage Loans            358     13.9       388     14.5       385     16.9       350     18.8       416     25.0
Installment Loans                     819     31.8       679     25.4       646     28.3       547     29.3       481     29.0
Lease Financing                       229      8.9       180      6.7       136      6.0        98      5.3        22      1.3
Allocation to General Risk            391     15.1       460     17.2       224      9.8        83      4.4       138      8.3
                                    ------             ------             ------             ------             ------
  Total                             $2,579             $2,676             $2,282             $1,866             $1,662
                                    ======             ======             ======             ======             ======

The Corporation's net charge-offs by loan type and changes in the reserve for loan losses for each of the past five years were as follows (in thousands):

                                                         1996       1995       1994       1993       1992
                                                        ------     ------     ------     ------     ------
Reserve for Loan Losses at Beginning of Year            $2,676     $2,282     $1,866     $1,662     $1,406
Charge-Offs:
  Commercial, Financial and Agricultural Loans             546        155         53        214        146
  Real Estate Mortgage Loans                                --         --         --         91         10
  Installment Loans                                        261        322        168        167        293
  Lease Financing                                           36         29         --         --         --
                                                        ------     ------     ------     ------     ------
     Total Charge-Offs                                     843        506        221        472        449
Recoveries:
  Commercial, Financial and Agricultural Loans               5        329         72         59         59
  Real Estate Mortgage Loans                                 2          2          2         62         --
  Installment Loans                                         89         38        103         84        107
  Lease Financing                                            0          1         --         --         --
                                                        ------     ------     ------     ------     ------
     Total Recoveries                                       96        370        177        205        166
                                                        ------     ------     ------     ------     ------
Net Charge-Offs                                            747        136         44        267        283
Provision for Loan Losses                                  650        530        460        471        539
                                                        ------     ------     ------     ------     ------
Reserve for Loan Losses at End of Year                  $2,579     $2,676     $2,282     $1,866     $1,662
                                                        ======     ======     ======     ======     ======
Net Loan Charge-Offs to Average Loans                     0.38%      0.08%      0.03%      0.19%      0.21%
Loan Loss Reserve to Non-Performing Assets              154.67%    515.21%    301.74%    264.87%    161.46%

The Corporation's reserve for loan losses at December 31, 1996 was $2,578,504 or 1.23% of total loans compared to $2,676,362 or 1.47% of total loans at December 31, 1995. Net loan charge-offs to average loans increased to .38% in 1996, from
 .08% in 1995. An increase in total charge-offs of approximately $337,000 was largely attributable to one commercial loan during 1996. The decrease in total recoveries was primarily the result of one large commercial loan recovery recorded in 1995. The loan loss reserve as a percent of non-performing assets decreased to 154.67% compared to 515.21% in 1995, largely due to the increase in net loan charge-offs and the $790,740 increase in nonaccrual loans. As stated previously, $471,181 of the increase in nonaccrual loans is related to one commercial loan relationship, placed on nonaccrual status in 1996, which is well secured with a high expectation of full repayment. The remainder of the nonaccrual increase is related to the commercial lease portfolio of which a substantial portion is collateralized by commercial equipment. Based on internal and external analysis of the reserve for loan losses, industry trends and related economic factors, management feels that the quality of the loan portfolio remains within acceptable risk management guidelines and anticipates that the reserve for loan losses is adequate to absorb reasonably foreseeable losses on loans.

--------------------------------------------------------------------------------

LIABILITIES

Total liabilities were $277,481,601 at December 31, 1996, an increase of $43,613,813 from December 31, 1995. The increase in total deposits of $40,743,670 and additional borrowings from the Federal Home Loan Bank were used to fund growth in the loan and investment securities available for sale portfolios experienced during 1996.

DEPOSITS

Total deposits increased $40,743,670 from $220,243,135 at December 31, 1995 to $260,986,805 at December 31, 1996. Non-interest bearing deposits increased $5,364,966 during 1996 due to continued emphasis on the development of small business relationships. An increase in interest bearing deposits of $35,378,704 was primarily the result of specific liquidity enhancement strategies in the form of deposit promotions and the acquisition of approximately $11,500,000 in deposits from another financial institution during the year.

Average deposits and the average cost of deposits for the past three years were as follows:

                                                   1996                       1995                       1994
                                          ----------------------     ----------------------     ----------------------
                                            AVERAGE      AVERAGE       AVERAGE      AVERAGE       AVERAGE      AVERAGE
                                            BALANCE       RATE         BALANCE       RATE         BALANCE       RATE
                                          ------------   -------     ------------   -------     ------------   -------
Non-Interest Bearing Demand               $ 45,410,862       --      $ 40,177,135       --      $ 68,218,094       --
Interest Bearing Demand                     67,611,775     2.91%       52,266,567     2.24%       59,576,357     2.33%
Savings                                     37,750,180     3.00        41,165,175     2.97        43,779,510     2.97
Time Deposits                               89,352,483     5.60        81,594,789     5.85        63,794,778     4.86
                                          ------------     -----     ------------     -----     ------------     -----
  Total Deposits                          $240,125,300     3.38%     $215,203,666     3.34%     $167,150,645     3.46%
                                          ============     =====     ============     =====     ============     =====

At December 31, 1996, outstanding Certificates of Deposit of $100,000 or more are scheduled to mature as follows (in thousands):

Three Months or Less                         $ 3,606
Over Three Through Six Months                  1,471
Over Six Through Twelve Months                 2,379
Over Twelve Months                             3,532
                                             -------
  Total                                      $10,988
                                             =======

REPURCHASE AGREEMENTS

At December 31, 1996, repurchase agreements had a weighted average rate of 5.00% and mature within 60 days. The securities sold under agreement to repurchase were U.S. Treasury Securities and were with existing customers of the Corporation.

BORROWED FUNDS

At December 31, 1996, the Corporation had outstanding borrowings of $9,560,000, of which $5,560,000 is due during 1997. The Corporation borrowed these funds as part of a community investment program to finance mortgage loans to lower income borrowers and specific asset-liability management strategies. Advances are collateralized by qualifying securities and loans and are subject to restrictions or penalties related to prepayments.

SHAREHOLDERS' EQUITY

Consolidated shareholders' equity increased $2,456,399 from $24,863,854 at December 31, 1995 to $27,320,253 at December 31, 1996. This increase was the result of earnings retention and an increase in the net unrealized holding gains on securities available for sale offset by dividends paid to shareholders.

The Corporation continues to maintain a strong capital position. Risk-based capital ratios exceed current regulatory requirements. The Corporation's Tier I risk-based capital ratio at December 31, 1996 was 12.41%

--------------------------------------------------------------------------------

compared to 13.57% at December 31, 1995. The Corporation's total risk-based capital ratio at December 31, 1996 was 13.66% compared to 14.83% at December 31, 1995. Regulatory requirements for Tier I and total risk-based capital ratios are 4.00% and 8.00%, respectively.

SALES PRICE AND CASH DIVIDENDS PER SHARE

The following table sets forth the high and low sale prices and cash dividends declared for the Corporation's common stock as reported by the NASDAQ National Market System. Prices and dividends set forth below have been adjusted to reflect a 5% stock dividend paid May 31, 1996 to shareholders of record, on April 30, 1996 and a 4% stock dividend paid January 3, 1995 to shareholders of record on December 6, 1994.

                                         SALES PRICE             CASH DIVIDENDS
                                      ------------------            DECLARED
                                       HIGH        LOW             PER SHARE
                                      ------      ------         --------------
1996
First Quarter                         $25.72      $22.86             $ 0.19
Second Quarter                         25.75       21.43               0.20
Third Quarter                          25.00       23.00               0.20
Fourth Quarter                         28.25       23.50               0.30

1995
First Quarter                         $23.57      $20.96             $ 0.12
Second Quarter                         22.50       20.96               0.14
Third Quarter                          23.81       20.96               0.14
Fourth Quarter                         25.00       21.67               0.38

INTEREST RATE SENSITIVITY

The Corporation has an asset/liability management process in place to monitor and control risks associated with changing interest rates and the potential impact on future financial performance. Interest rate risk is managed by analyzing the maturity and repricing relationships between interest earning assets and interest bearing liabilities at specific points in time or "GAP" analysis. Management, however, recognizes that a simplified GAP analysis may not adequately reflect the degree to which assets and liabilities with similar repricing characteristics react to changes in market interest rates. In addition, repricing characteristics identified under a specific GAP position may vary significantly under different interest rate environments. Therefore, simulation modeling is also performed to evaluate the extent and direction of the Corporation's interest rate exposure under upward or downward changes in interest rates.

Based upon historical trends, the Corporation has typically considered all demand and savings deposits as core deposits and non-rate sensitive. Due to the unusual interest rate environment experienced during 1996, interest bearing demand deposit interest rates were somewhat more rate sensitive than in prior experience. The following table has been prepared, as required, presenting interest bearing demand deposits and savings deposits as repricing within the earliest period. As a result, the table reflects a negative, or liability sensitive, cumulative interest GAP position of $40,761 in the first one-year GAP. Results of simulation modeling and historical experience indicate, however, that the overall potential effect on net interest income should not have an adverse result on future financial performance.

The following table summarizes the Corporation's interest rate sensitivity or GAP position, which is the estimated aggregate maturity/repricing structure of interest earning assets and interest bearing liabilities, at December 31, 1996 (in thousands):

--------------------------------------------------------------------------------

                                         0-3       OVER 3-6    OVER 6-12    OVER 1-5    OVER 5
                                        MONTHS      MONTHS      MONTHS       YEARS       YEARS      TOTAL
                                       --------    --------    ---------    --------    -------    --------
Loans, Net of Unearned Income          $ 41,283    $  7,904    $ 16,333     $76,572     $70,745    $212,837
Securities Available for Sale             --          1,000       5,005      15,581      34,083      55,669
Securities Held to Maturity                 100          15         350       4,289       4,563       9,317
Other Interest Earning Assets             8,662       --          --          --          --          8,662
Non-Interest Earning Assets               --          --          --          --         18,317      18,317
                                       --------    --------    ---------    -------     -------    --------
     Total Assets                      $114,931    $  7,904    $ 16,333     $76,572     $89,062    $304,802
                                       ========    ========    =========    =======     =======    ========

Interest Bearing Demand Deposits       $ 79,766       --          --          --          --       $ 79,766
Savings Deposits                         38,283       --          --          --          --         38,283
Time Deposits <$100,000                  13,270      15,151      18,526      30,550       4,106      81,609
Time Deposits >$100,000                   3,606       1,471       2,379       3,008         524      10,988
Repurchase Agreements                     1,911       --          --          --          --          1,911
Borrowed Funds                            --          --          --          --          --          9,560
Other Liabilities                         --            960       4,600       4,000      55,365      55,365
Shareholders' Equity                      --          --          --          --         27,320      27,320
                                       --------    --------    ---------    -------     -------    --------
     Total Liabilities and
       Shareholders' Equity            $136,836    $ 17,588    $ 25,505     $37,558     $87,315    $304,802
                                       ========    ========    =========    =======     =======    ========
Period GAP                             $(21,905)   $ (9,684)   $ (9,172)    $39,014     $ 1,747
Cumulative GAP                         $(21,905)   $(31,589)   $(40,761)    $(1,747)    $ --

LIQUIDITY AND CASH FLOWS

Liquidity is the ability to generate cash flows or obtain funds at a reasonable cost to satisfy customer credit needs and the requirements of depositors. Liquid assets include cash, federal funds sold, investments maturing in less than one year and loan repayments. The Corporation's ability to obtain deposits and purchase funds at reasonable rates determines its liability liquidity. As a result of liquid asset management and the ability to generate liquidity through deposit funding, management feels that the Corporation maintains overall liquidity sufficient to satisfy customer needs. In the event that such measures are not sufficient, the Corporation has established alternative sources of funds in the form of borrowing and repurchase agreements.

Operating activities provided net cash of $4,027,902 during 1996, compared to $4,967,522 and $4,215,129 at December 31, 1995 and 1994, respectively. The primary source of operating cash flows for 1996 was net income adjusted for the effect of noncash expenses such as the provision for loan losses, depreciation and the curtailment gain.

Investing activities used cash flows of $36,895,466 during 1996, compared to $18,704,984 at December 31, 1995 and $16,153,017 at December 31, 1994. A
significant portion of borrowings were used to fund the loan growth experienced during 1996. Proceeds from the sales, repayments and maturities of investment securities available for sale and investment securities held to maturity were reinvested primarily in investment securities available for sale. Cash flows from investing activities were primarily used to fund the growth in the loan portfolio during 1995 and 1994.

Financing activities provided cash of $41,664,124, $12,218,393 and $10,298,934 at December 31, 1996, 1995 and 1994, respectively. An increase in demand, savings, certificate of deposit accounts and borrowings provided cash for 1996. During 1995, an increase in certificates of deposit and borrowings provided cash, while cash was used by decreases in demand and savings deposits as a result of a redirection of funds from interest bearing deposits and money market accounts to certificates of deposit. Net proceeds from borrowings were used to fund loan growth experienced during 1996 and 1995.