Form 10-K, Exhibit 13
period 1997-12-31
NSD BANCORP INC
filed 1998-03-27
CIK 898624

                                                                      Exhibit 13

NSD BANCORP
           ---------------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEET

                                                                      DECEMBER 31,
                                                              ----------------------------
                                                                  1997            1996
                                                              ------------    ------------
ASSETS
Cash and Due From Banks                                       $ 13,638,396    $ 12,493,654
Federal Funds Sold                                               2,000,000       8,400,000
Securities Available for Sale                                   58,179,424      55,668,550
Securities Held to Maturity (Market Value of $5,459,499 at
  December 31, 1997 and $9,563,505 at December 31, 1996)         5,287,319       9,316,952
Loans Available for Sale                                         3,419,440       2,943,248
Loans, Net of Deferred Fees                                    233,039,784     211,106,328
Unearned Income                                                 (1,290,389)     (1,212,814)
Reserve for Loan Losses                                         (2,914,329)     (2,578,504)
                                                              ------------    ------------
  Loans, Net                                                   228,835,066     207,315,010
Premises and Equipment, Net                                      3,095,629       3,686,319
Accrued Interest Receivable                                      2,116,439       1,992,396
Other Real Estate Owned and Assets Held for Sale                   369,416         432,687
Other Assets                                                     3,388,441       3,164,744
                                                              ------------    ------------
TOTAL ASSETS                                                  $320,329,570    $305,413,560
                                                              ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-Interest Bearing                                        $ 57,112,908    $ 50,341,084
  Interest Bearing                                             211,613,706     210,645,721
                                                              ------------    ------------
  Total Deposits                                               268,726,614     260,986,805
Borrowed Funds:
  Repurchase Agreements                                            --            1,911,184
  Short-Term Borrowings                                          6,000,000       5,560,000
  Long-Term Borrowings                                           9,000,000       4,000,000
                                                              ------------    ------------
  Total Borrowed Funds                                          15,000,000      11,471,184
Accrued Interest Payable                                         4,783,086       4,551,792
Other Liabilities                                                1,480,299       1,083,526
                                                              ------------    ------------
Total Liabilities                                              289,989,999     278,093,307
Common Stock $1 Par Value; Authorized 5,000,000 Shares,
  Issued and Outstanding 2,586,999 in 1997 and 1,637,630 in
  1996                                                           2,586,999       1,637,630
Capital Surplus                                                  7,633,361       6,266,182
Net Unrealized Holding Gains on Securities Available for
  Sale                                                           1,906,683       1,199,083
Retained Earnings                                               18,212,528      18,217,358
                                                              ------------    ------------
Total Shareholders' Equity                                      30,339,571      27,320,253
                                                              ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $320,329,570    $305,413,560
                                                              ============    ============

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

                        CONSOLIDATED STATEMENT OF INCOME

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                            -----------------------------------------
                                                               1997           1996           1995
                                                            -----------    -----------    -----------
INTEREST INCOME
Loans, Including Fees                                       $19,506,012    $17,518,046    $15,983,482
Investment Securities:
  Taxable                                                     3,636,691      2,894,268      2,121,803
  Tax-Exempt                                                    443,534        725,016        852,214
  Dividends                                                     127,418        113,199        105,484
Interest Bearing Deposits                                         4,117          8,901          4,510
Federal Funds Sold                                               94,966        242,152        338,387
                                                            -----------    -----------    -----------
  Total Interest Income                                      23,812,738     21,501,582     19,405,880

INTEREST EXPENSE
Interest on Deposits                                          9,129,539      8,107,572      7,190,619
Federal Funds Purchased                                          84,065          1,046          5,055
Interest on Repurchase Agreements                                56,818         96,484         88,077
Interest on Borrowings                                          710,154        519,503        201,680
                                                            -----------    -----------    -----------
  Total Interest Expense                                      9,980,576      8,724,605      7,485,431
Net Interest Income                                          13,832,162     12,776,977     11,920,449
Provision for Loan Losses                                       720,000        650,000        530,000
                                                            -----------    -----------    -----------
Net Interest Income After Provision for Loan Losses          13,112,162     12,126,977     11,390,449

OTHER INCOME
Net Investment Securities Gains (Losses)                        220,250        211,594         32,656
Service Fees                                                    710,755        668,785        692,859
Net Gain on Settlement of Pension Plan                          --             --             510,960
Other Operating Income                                          655,409        459,134        505,216
                                                            -----------    -----------    -----------
  Total Other Income                                          1,586,414      1,339,513      1,741,691

OTHER EXPENSES
Salaries and Employee Benefits                                4,153,371      4,015,567      3,927,542
Occupancy Expense                                               783,068        766,869        713,639
Equipment and Supplies                                        1,043,300      1,021,056        912,795
Data Processing                                                 575,845        507,826        494,825
FDIC Insurance                                                   40,233          2,000        245,061
Advertising                                                     150,708        197,333        167,485
Other Operating Expenses                                      2,203,891      1,642,006      1,497,285
                                                            -----------    -----------    -----------
  Total Other Expenses                                        8,950,416      8,152,657      7,958,632
Income Before Income Taxes                                    5,748,160      5,313,833      5,173,508
Provision for Income Taxes                                    1,843,450      1,624,344      1,500,556
                                                            -----------    -----------    -----------

NET INCOME                                                  $ 3,904,710    $ 3,689,489    $ 3,672,952
                                                            ===========    ===========    ===========
NET INCOME PER COMMON SHARE (1)
Net Income--Basic                                                 $1.51          $1.43          $1.42
                                                            ===========    ===========    ===========
Net Income--Diluted                                               $1.50          $1.43          $1.42
                                                            ===========    ===========    ===========
Common Dividends Declared and Paid Per Share                      $0.66          $0.57          $0.50
                                                            ===========    ===========    ===========
Weighted Average Shares Outstanding--Basic                    2,579,473      2,579,268      2,579,600
                                                            ===========    ===========    ===========
Weighted Average Shares Outstanding--Diluted                  2,597,737      2,582,310      2,579,682
                                                            ===========    ===========    ===========

(1) Adjusted for a 3-for-2 stock split in 1997 and 5% stock dividends in 1997 and 1996.

The accompanying notes are an integral part of these consolidated financial statements.

NSD BANCORP
           ---------------------------------------------------------------------

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------
                                                                  1997           1996           1995
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                    $  3,904,710   $  3,689,489   $  3,672,952
Adjustments to Net Income:
  Provision for Loan Losses                                        720,000        650,000        530,000
  (Gain) Loss on Calls of Investment Securities Held to
    Maturity                                                        (7,860)           228        (21,956)
  Gain on Sale of Investment Securities Available for Sale        (212,391)      (211,823)       (10,700)
  (Gain) Losses on Sale of Other Assets                              6,250          3,321        (71,574)
  Gains on Settlement and Curtailment of Pension Plan              --             --            (510,960)
  Gain on Disposition of Premises and Equipment                   (168,462)       --             --
  Depreciation and Amortization                                    644,399        490,463        422,588
  Net Premium Amortization and Discount
    Accretion on Investment Securities                              60,835       (164,466)        96,102
  (Benefit) Provision for Deferred Income Taxes                   (138,915)        83,577        118,035
  (Increase) in Accrued Interest Receivable                       (124,043)      (177,180)       (92,760)
  Increase in Accrued Interest Payable                             231,294        645,835      1,005,178
  (Increase) Decrease in Other Assets                             (236,903)          (639)        35,559
  Deferred Loan Fees, Net                                          (18,430)       (37,450)        (1,785)
  Increase (Decrease) in Other Liabilities                          19,061        (45,834)      (203,157)
                                                              ------------   ------------   ------------
Net Cash Provided by Operating Activities                        4,679,545      4,910,907      4,967,522
                                                              ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sales of Investment Securities Available for
    Sale                                                        13,938,578     10,888,662      6,042,965
  Proceeds from Repayments and Maturities of Investment
    Securities Available for Sale                               16,929,934     17,651,474      8,017,766
  Proceeds from Repayments and Maturities of Investment
    Securities Held to Maturity                                  4,041,000      1,575,000      7,929,487
  Purchases of Investment Securities Available for Sale        (32,197,537)   (40,036,313)   (19,180,199)
  Purchases of Investment Securities Held to Maturity              --             --          (4,249,922)
  Proceeds from Sales of Other Real Estate Owned                   318,124        --             224,500
  Net Increase in Loans                                        (22,958,922)   (28,085,772)   (16,864,319)
  Proceeds from Loan Sales                                         --           1,475,996        --
  Premium on Deposit Account Acquisition                           --            (883,005)       --
  Proceeds from the Disposition of Premises and Equipment          510,751        --             --
  Purchases of Premises and Equipment                             (192,363)      (364,513)      (625,262)
                                                              ------------   ------------   ------------
Net Cash Used by Investing Activities                          (19,610,435)   (37,778,471)   (18,704,984)
                                                              ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net Increase (Decrease) in Demand and Savings Deposit
    Accounts                                                     8,140,836     34,181,574     (7,370,720)
  Net Increase (Decrease) in Certificates of Deposit              (401,027)     6,676,873     13,847,192
  Net Increase (Decrease) in Repurchase Agreements              (1,911,184)        88,751        440,277
  Proceeds from Long-Term Borrowings                            11,000,000      4,000,000      6,600,000
  Repayments of Long-Term Borrowings                            (2,600,000)       --          (2,000,000)
  Proceeds from Short-Term Borrowings                            9,500,000        960,000      6,568,264
  Repayments of Short-Term Borrowings                          (12,460,000)    (2,780,000)    (4,568,264)
  Proceeds from the Exercise of Common Stock Options               117,247        --             --
  Cash Dividends Paid in Lieu of Fractional Shares                 (11,499)        (4,758)        (3,681)
  Cash Dividends Paid                                           (1,698,741)    (1,458,316)    (1,294,675)
                                                              ------------   ------------   ------------
  Net Cash Provided by Financing Activities                      9,675,632     41,664,124     12,218,393
                                                              ------------   ------------   ------------
  Increase (Decrease) in Cash and Cash Equivalents              (5,255,258)     8,796,560     (1,519,069)
  Cash and Cash Equivalents at Beginning of Year                20,893,654     12,097,094     13,616,163
                                                              ------------   ------------   ------------
  Cash and Cash Equivalents at End of Year                    $ 15,638,396   $ 20,893,654   $ 12,097,094
                                                              ============   ============   ============

For the years ended December 31, 1997, 1996, and 1995, the Corporation paid interest of $9,749,282, $8,077,378 and $6,480,252, and income taxes of
$1,811,450, $1,703,512 and $1,694,425, respectively. Non-cash investing activity consisted of transfers of loans in liquidation to foreclosed assets of approximately $261,100 for 1997, $328,000 for 1996 and $472,800 for 1995. There
were no loans originated to facilitate the sale of other real estate during 1997 or 1996. Such loan originations were nominal in 1995. Investment securities with an amortized cost of approximately $25,772,000 were reclassified from securities held to maturity to securities available for sale during 1995.

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

              For the Years Ended December 31, 1997, 1996 and 1995

                                           COMMON STOCK ISSUED &
                                                OUTSTANDING
                                           ----------------------
                                                                     CAPITAL                   RETAINED
                                            SHARES     PAR VALUE     SURPLUS       OTHER       EARNINGS
                                           ---------   ----------   ----------   ----------   -----------
BALANCE AT DECEMBER 31, 1994               1,560,000   $1,560,000   $4,597,421   $  429,210   $15,362,738
Net Income                                    --           --           --           --         3,672,952
Fractional Shares                               (151)        (151)      (3,530)      --           --
Cash Dividends Declared ($.50 per
  share)(1)                                   --           --           --           --        (1,294,675)
Net Unrealized Holding Gains on
  Securities
  Available for Sale                          --           --           --          539,889       --
                                           ---------   ----------   ----------   ----------   -----------
BALANCE AT DECEMBER 31, 1995               1,559,849    1,559,849    4,593,891      969,099    17,741,015
Net Income                                                                                      3,689,489
Stock Dividend                                77,781       77,781    1,672,291       --        (1,750,072)
Cash Paid in Lieu of Fractional Shares        --           --           --           --            (4,758)
Cash Dividends Declared ($.57 per
  share)(1)                                   --           --           --           --        (1,458,316)
Net Unrealized Holding Gains on
  Securities
  Available for Sale                          --           --           --          229,984       --
                                           ---------   ----------   ----------   ----------   -----------
BALANCE AT DECEMBER 31, 1996               1,637,630    1,637,630    6,266,182    1,199,083    18,217,358
Net Income                                    --           --           --           --         3,904,710
Stock Dividend                                81,656       81,656    2,129,143       --        (2,210,799)
Stock Split                                  859,503      859,503     (859,503)      --           --
Cash Paid in Lieu of Fractional Shares        --           --          (11,499)      --           --
Cash Dividends Declared ($.66 per
  share)(1)                                   --           --           --           --        (1,698,741)
Stock Options Exercised, Net of Tax
  Benefit                                      8,210        8,210      109,038       --           --
Net Unrealized Holding Gains on
  Securities
  Available for Sale                          --           --           --          707,600       --
                                           ---------   ----------   ----------   ----------   -----------
BALANCE AT DECEMBER 31, 1997               2,586,999   $2,586,999   $7,633,361   $1,906,683   $18,212,528
                                           =========   ==========   ==========   ==========   ===========

(1) Adjusted for a 3-for-2 stock split in 1997 and 5% stock dividends in 1997 and 1996.

The accompanying notes are an integral part of these consolidated financial statements.

                     Measurement Period
                   (Fiscal Year Covered)         At December 31
1993                                                   7.81
1994                                                   8.48
1995                                                   9.61
1996                                                  10.56
1997                                                  11.73

NSD BANCORP
           ---------------------------------------------------------------------


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

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

LOANS AVAILABLE FOR SALE:

At December 31, 1997 and also at December 31, 1996, loans available for sale consisted of student loans. These loans are carried at the lower of cost or aggregate market value obtained through secondary market bid quotations. Any realized gains and losses on these loans are included in other operating income.

LOANS AND RESERVE FOR LOAN LOSSES:

Loans are stated at face value, net of unearned income and deferred fees. Installment loan unearned income is recognized over the loan term using the interest method. Interest on all other loans is recognized based on the outstanding principal balance of the loans. The accrual of interest is discontinued when, in management's judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful. When a loan is classified as nonaccrual, all previously accrued and unpaid interest is reversed. Interest receipts on nonaccrual loans are applied to principal. Net loan fees are deferred and amortized over the term of the related loan using the interest method.

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

--------------------------------------------------------------------------------

Within the context of Statement No. 114, "Accounting by Creditors for Impairment of a Loan," a loan is considered to be impaired when, based upon current information and events, it is probable that the Corporation will be unable to collect all amounts due for principal and interest according to the contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, or as a practical expedient, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance through a charge to provision for loan losses. This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The valuation allowance, or reserve for impaired loan losses, is part of the total reserve for loan losses. Upon disposition of an impaired loan, any related allowance is reversed through a charge to the impaired reserve for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the loan principal. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accruing status until all amounts due, both principal and interest, are current and there has been a demonstrated, sustained payment history.

Generally, management considers all major nonaccrual loans and certain renegotiated loans for impairment. The minimum period without payment that typically can occur before a loan is considered for impairment is ninety days. Statement No. 114 does not apply to large groups of smaller balance, homogeneous loans that are collectively evaluated for impairment. The Corporation collectively reviews leases and consumer loans under $50,000, and residential and commercial real estate under $250,000 for impairment.

PREMISES AND EQUIPMENT:

Premises and equipment are carried at original cost less accumulated depreciation. Premises and equipment are depreciated over their estimated useful lives using either the straight-line or an accelerated method. Leasehold improvements are amortized over the terms of the respective lease or the estimated useful lives of the improvements, whichever is shorter. Costs for maintenance and repairs are expensed currently. Major improvements are capitalized. When premises and equipment are disposed of, the accounts are relieved of the cost and accumulated depreciation or amortization, and any resulting gains or losses are credited to or charged against income.

FORECLOSED ASSETS:

Foreclosed assets are comprised of other real estate owned and repossessed collateral, which are carried at the lower of the outstanding loan balance or estimated fair value less estimated costs to sell at the date of foreclosure.

INCOME TAXES:

Deferred income taxes result primarily from temporary differences between financial and tax reporting. The Corporation uses the liability method to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

INTANGIBLE ASSETS:

Included in other assets is a deposit premium of approximately $706,404 and $891,339 net of accumulated amortization, at December 31, 1997 and 1996, respectively. The premium is amortized using the straight-line method over a five year period. The Corporation periodically evaluates the carrying value and the remaining amortization period of the intangible asset for possible impairment. Adjustments are recorded when the benefit of the related asset to the corporation decreases due to disposition of deposits relative to the deposit premium.

CASH EQUIVALENTS:

The Corporation has defined cash equivalents as cash and due from banks and federal funds sold.

NSD BANCORP
           ---------------------------------------------------------------------

EARNINGS PER SHARE:

The Corporation adopted Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share," which was issued in February, 1997. This statement requires the disclosure of basic and diluted earnings per share and revised the method required to calculate these amounts.

Basic earnings per common share is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding during each period. Diluted earnings per common share is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding and the number of shares of common stock which would be issued assuming the exercise of stock options during each period.

Basic and diluted earnings per share calculations include the retroactive effect of a 3-for-2 stock split in 1997 and 5% stock dividends recorded in 1997 and 1996.

RECENT ACCOUNTING PRONOUNCEMENTS:

In September, 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued. This standard will require the display of comprehensive income and its components in the financial statements. Implementation of this standard is required for the fiscal year 1998.

In January, 1998, SFAS No. 132, "Employers' Disclosures About Pensions and Other Post-Retirement Benefits," was issued. This standard will require certain footnote disclosure requirements related to pension and other retiree benefits. Implementation of this standard is required for the fiscal year 1998.

RECLASSIFICATIONS:

For comparative purposes, reclassifications have been made to certain amounts previously reported in the Consolidated Financial Statements.

NOTE 2--INVESTMENT SECURITIES

A summary of investment securities available for sale is as follows:

                                                              DECEMBER 31, 1997
                                              -------------------------------------------------
                                                              GROSS UNREALIZED
                                                                   HOLDING
                                               AMORTIZED    ---------------------      FAIR
                                                 COST         GAINS       LOSSES       VALUE
                                              -----------   ----------   --------   -----------
U.S. Treasury Securities                      $ 6,199,308   $   30,403   $  1,413   $ 6,228,298
Obligations of U.S. Government Agencies        20,657,983      174,423     21,163    20,811,243
Mortgage-Backed Securities                     26,385,529      204,861     44,073    26,546,317
Obligations of State and Political
  Subdivisions                                    544,955        3,694      --          548,649
Marketable Equity Securities                    1,502,737    2,542,180      --        4,044,917
                                              -----------   ----------   --------   -----------
                                              $55,290,512   $2,955,561   $ 66,649   $58,179,424
                                              ===========   ==========   ========   ===========

                                                              DECEMBER 31, 1996
                                              -------------------------------------------------
                                                              GROSS UNREALIZED
                                                                   HOLDING
                                               AMORTIZED    ---------------------      FAIR
                                                 COST         GAINS       LOSSES       VALUE
                                              -----------   ----------   --------   -----------
U.S. Treasury Securities                      $ 9,195,877   $   43,413   $  2,854   $ 9,236,436
Obligations of U.S. Government Agencies        25,403,448       68,571    190,325    25,281,694
Mortgage-Backed Securities                     17,160,596       71,578    110,330    17,121,844
Obligations of State and Political
  Subdivisions                                    719,948        4,556      1,682       722,822
Marketable Equity Securities                    1,377,143    1,928,611      --        3,305,754
                                              -----------   ----------   --------   -----------
                                              $53,857,012   $2,116,729   $305,191   $55,668,550
                                              ===========   ==========   ========   ===========

--------------------------------------------------------------------------------

A summary of investment securities held to maturity is as follows:

                                                              DECEMBER 31, 1997
                                              -------------------------------------------------
                                                              GROSS UNREALIZED
                                                                   HOLDING
                                               AMORTIZED    ---------------------      FAIR
                                                 COST         GAINS       LOSSES       VALUE
                                              -----------   ----------   --------   -----------
Obligations of State and Political
  Subdivisions                                $ 5,037,319   $  172,180   $  --      $ 5,209,499
Other Bonds                                       250,000       --          --          250,000
                                              -----------   ----------   --------   -----------
                                              $ 5,287,319   $  172,180   $  --      $ 5,459,499
                                              ===========   ==========   ========   ===========

                                                              DECEMBER 31, 1996
                                              -------------------------------------------------
                                                              GROSS UNREALIZED
                                                                   HOLDING
                                               AMORTIZED    ---------------------      FAIR
                                                 COST         GAINS       LOSSES       VALUE
                                              -----------   ----------   --------   -----------
Obligations of State and Political
  Subdivisions                                $ 9,066,952   $  246,553   $  --      $ 9,313,505
Other Bonds                                       250,000       --          --          250,000
                                              -----------   ----------   --------   -----------
                                              $ 9,316,952   $  246,553   $  --      $ 9,563,505
                                              ===========   ==========   ========   ===========

The amortized cost and estimated market value of the investment portfolio available for sale and the investment portfolio held to maturity at December 31, 1997, by contractual maturity, are shown below. Mortgage-backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

The amortized cost and estimated fair value of the investment portfolio available for sale is as follows:

                                                               DECEMBER 31, 1997
                                                           --------------------------
                                                            AMORTIZED        FAIR
                                                              COST           VALUE
                                                           -----------    -----------
Within one year                                            $ 3,003,283    $ 3,001,870
After one year, but within five years                       14,191,144     14,232,038
After five years, but within ten years                       9,167,516      9,286,364
After 10 years, includes marketable equity securities       28,928,569     31,659,152
                                                           -----------    -----------
Total Investments                                          $55,290,512    $58,179,424
                                                           ===========    ===========

The amortized cost and estimated fair value of the investment portfolio held to maturity is as follows:

                                                               DECEMBER 31, 1997
                                                           --------------------------
                                                            AMORTIZED        FAIR
                                                              COST           VALUE
                                                           -----------    -----------
Within one year                                            $    24,966    $    25,263
After one year, but within five years                        2,825,000      2,906,219
After five years, but within ten years                       2,437,353      2,528,017
                                                           -----------    -----------
Total Investments                                          $ 5,287,319    $ 5,459,499
                                                           ===========    ===========

The fair value of securities was based on quoted market prices or bid quotations received from securities dealers. Proceeds from the sale of available for sale securities during 1997, 1996 and 1995 were $13,938,578, $10,888,662 and
$6,042,965, respectively. Gross gains of $233,835, $240,969 and $31,593 and gross losses of $21,444, $29,146 and $20,893 were realized on sales from the available for sale category in 1997, 1996 and 1995, respectively. There were no sales of investment securities held to maturity in 1997, 1996 or 1995. Gross gains of $8,062, $123 and $21,956 in 1997, 1996 and 1995, respectively, and gross losses of $202 and $351 in 1997 and 1996 were realized on calls from the held to maturity category. There were no gross losses realized from the held to maturity category in 1995. Investment securities with a total par value of $6,200,000 and $7,460,000 at

NSD BANCORP
           ---------------------------------------------------------------------

December 31, 1997 and 1996, respectively, were pledged as collateral for public and trust funds, repurchase agreements and long-term borrowings.

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Corporation is required to maintain a minimum investment in FHLB stock. The minimum amount is calculated based on the level of assets, residential real estate loans and outstanding FHLB advances. At December 31, 1997 and 1996, the Corporation held $910,100 and $772,500, respectively, of FHLB stock.

NOTE 3--LOANS

Loans are summarized as follows:

                                                                 DECEMBER 31,
                                                         ----------------------------
                                                             1997            1996
                                                         ------------    ------------
Consumer Loans to Individuals                            $ 95,357,873    $ 80,107,845
Mortgage:
  Non-Residential                                          29,385,042      29,470,461
  Residential                                              55,125,240      56,641,022
Commercial, Financial, and Agricultural                    37,831,540      30,392,059
Lines of Credit                                             5,487,417       5,433,560
Lease Financing                                             8,900,409       8,248,697
Nonaccrual Loans                                            1,355,617       1,234,467
                                                         ------------    ------------
                                                          233,443,138     211,528,112
Deferred Fees                                                (403,354)       (421,784)
                                                         ------------    ------------
                                                         $233,039,784    $211,106,328
                                                         ============    ============

At December 31, 1997 and 1996, the Corporation had $1,213,225 and $615,466, respectively, in loans which were 90 days or more past due, but were still accruing interest. If interest on loans classified as nonaccrual had been recognized, such income would have approximated $97,558, $33,884 and $48,500 for the years ended 1997, 1996 and 1995, respectively. The Corporation did not receive interest on any nonaccrual loans during 1997, 1996 or 1995.

The Corporation collectively reviews leases and consumer loans under $50,000 and residential real estate and commercial real estate loans under $250,000. The Corporation's recorded investment in loans for which impairment has been recognized in accordance with Statement No. 114 totaled $471,181 in 1997 and $650,673 in 1996, with a corresponding reserve for loan losses of $235,591 and $154,194 in 1997 and 1996, respectively. There were no loans considered impaired that have been partially written down through charge-offs. The average recorded investment in impaired loans was $574,362 and $528,674 during 1997 and 1996, respectively. The Corporation recognized approximately $2,500 in 1997 and $14,000 in 1996 of interest on impaired loans under the accrual method (during the portion of the year that they were impaired).

NOTE 4--RESERVE FOR LOAN LOSSES

The following is a summary of activity in the reserve for loan losses:

                                                                     DECEMBER 31,
                                                        --------------------------------------
                                                           1997          1996          1995
                                                        ----------    ----------    ----------
Balance at Beginning of Year                            $2,578,504    $2,676,362    $2,281,598
Provision for Loan Losses                                  720,000       650,000       530,000
Losses Charged Against Reserve                            (522,934)     (842,911)     (506,193)
Recoveries on Loans Previously Charged-Off                 138,759        95,053       370,957
                                                        ----------    ----------    ----------
Balance at End of Year                                  $2,914,329    $2,578,504    $2,676,362
                                                        ==========    ==========    ==========

--------------------------------------------------------------------------------

NOTE 5--PREMISES AND EQUIPMENT

Premises and equipment, at cost, consist of the following:

                                                                   DECEMBER 31,
                                                             ------------------------
                                                                1997          1996
                                                             ----------    ----------
Land                                                         $  671,987    $  997,895
Buildings                                                     1,943,873     1,943,873
Equipment                                                     3,247,977     3,093,227
Leasehold Improvements                                        1,070,560     1,062,418
                                                             ----------    ----------
                                                              6,934,397     7,097,413
Accumulated Depreciation                                     (3,838,768)   (3,411,094)
                                                             ----------    ----------
Premises and Equipment, Net                                  $3,095,629    $3,686,319
                                                             ==========    ==========

During 1997, the Corporation sold land with a book value of $325,908 for $492,908 resulting in a gain of $166,999 which has been included in other operating income in the consolidated statement of income. Depreciation expense, principally calculated using a straight-line method, was $440,764, $421,763 and $353,888 in 1997, 1996 and 1995, respectively. The Corporation leases certain offices under various operating leases. These leases contain various renewal option periods extending through December, 2005. Certain of the leases require adjustment of the rent based upon cost escalations.

The following is a summary of the future minimum lease payments under these operating leases:

   FOR THE YEAR ENDING DECEMBER 31,
   --------------------------------
                 1998                    $  229,270
                 1999                       216,734
                 2000                       140,093
                 2001                       135,162
                 2002                       135,162
            and thereafter                  145,295
                                         ----------
                                         $1,001,716
                                         ==========

Rental expense under all operating leases was $250,386, $209,667 and $196,608 for the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 6--INCOME TAXES

The provision (benefit) for income taxes is composed of the following:

                                    FOR THE YEARS ENDED DECEMBER 31,
                                 --------------------------------------
                                    1997          1996          1995
                                 ----------    ----------    ----------
Current
  Federal                        $1,940,915    $1,523,768    $1,367,465
  State                              41,450        16,999        15,056
Deferred                           (138,915)       83,577       118,035
                                 ----------    ----------    ----------
                                 $1,843,450    $1,624,344    $1,500,556
                                 ==========    ==========    ==========

NSD BANCORP
           ---------------------------------------------------------------------

Reconciliations of the federal statutory and effective tax rates are as follows:

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                 ------------------------------------------------------------------------
                                         1997                      1996                      1995
                                 --------------------      --------------------      --------------------
                                   AMOUNT     PERCENT        AMOUNT     PERCENT        AMOUNT     PERCENT
                                 ----------   -------      ----------   -------      ----------   -------
Federal Statutory Tax Rate       $1,954,374    34.0%       $1,806,703    34.0%       $1,758,993    34.0%
Tax-Exempt Interest Income         (164,475)   (2.9)         (265,464)   (5.0)         (322,560)   (6.2)
Interest Expense Disallowed          17,779      .3            29,026     0.5            33,256     0.6
State Income Taxes                   27,357      .4            11,219     0.2             9,937     0.2
Other, Net                            8,415      .2            42,860     0.8            20,930     0.4
                                 ----------    ----        ----------    ----        ----------    ----
                                 $1,843,450    32.0%       $1,624,344    30.5%       $  964,446    29.0%
                                 ==========    ====        ==========    ====        ==========    ====

The tax effects of deductible and taxable differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

                                                           DECEMBER 31,
                                                     ------------------------
                                                        1997           1996
                                                     ----------      --------
Deferred Tax Assets:
  Provision for Loan Losses                          $  795,290      $681,110
  Loan Origination Fees/Costs                            43,973        53,435
  Other                                                  35,074         1,129
                                                     ----------      --------
     Gross Deferred Tax Assets                       $  874,337      $735,674
Deferred Tax Liabilities:
  Net Unrealized Holding Gains on
     Securities Available for Sale                   $  982,230      $615,801
  Bond Discount Accretion                                61,354        45,819
  Depreciation                                           92,291        82,428
  Other                                                  31,437        47,974
                                                     ----------      --------
     Gross Deferred Tax Liabilities                  $1,167,312      $792,022
                                                     ----------      --------
     Net Deferred Tax Assets (Liabilities)           $ (292,975)     $(56,348)
                                                     ==========      ========

No valuation allowance was established at December 31, 1997 or 1996 in view of the Corporation's ability to carry back net deferred tax assets to taxes paid in previous years and certain tax strategies available to the Corporation such as liquidation of the appreciation in the Corporation's investment securities portfolio. Net deferred tax assets are classified as other assets and net deferred tax liabilities are classified as other liabilities on the consolidated balance sheet.

NOTE 7--EMPLOYEE BENEFITS

The Corporation maintains a profit sharing retirement plan which covers substantially all of its employees meeting minimum age and service requirements. Expense for the profit sharing plan was $117,000 in 1997, $111,000 in 1996 and $110,000 in 1995. In 1995, an amendment was made to the profit sharing plan to include a 401(k) retirement plan provision. The amended profit sharing plan contains provisions for matching individual employee 401(k) contributions and allows for additional contributions to be made at the discretion of the Corporation. During 1997, 1996 and 1995, respectively, the Corporation expensed $63,584, $65,613 and $50,055 related to 401(k) plan matching contributions.

Profit sharing assets are primarily invested in mutual funds which are selected at the discretion of the employee. The plan was also invested in 6,667 shares of NSD Bancorp, Inc. common stock with a market value of $217,291 at December 31, 1997. Total cash dividends received from plan investments in common stock of the Corporation were $4,445 in 1997.

The Corporation also maintained a defined benefit pension plan which covered substantially all of its employees meeting minimum age and service requirements. As of February 1, 1995, the Corporation terminated its defined

--------------------------------------------------------------------------------

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

NOTE 8--STOCK OPTION PLANS

The Corporation has two fixed option plans. Under the 1994 Employee Stock Option Plan, the Corporation may grant options to its employees for up to 193,488 shares of common stock. Under the 1994 Non-employee Director Stock Option Plan, the Corporation may grant options to its non-employee directors for up to 64,496 shares of common stock. Under both Plans, the exercise price of each option is equal to the fair market price of the Corporation's stock on the date of grant with each option having a maximum term of 10 years. The total shares reserved for issuance, options granted and the option exercise price per share have been adjusted for the 3-for-2 stock split for holders of record on December 1, 1997, the five percent stock dividend for holders of record on April 30, 1997 and the five percent stock dividend for holders of record on April 30, 1996, in accordance with the terms of both Plans.

A summary of the status of the Corporation's two fixed stock option plans as of December 31, 1997, 1996 and 1995 and changes during the years ending on those dates is presented below:

                                        1997                        1996                        1995
                              -------------------------   -------------------------   -------------------------
                                       WEIGHTED-AVERAGE            WEIGHTED-AVERAGE            WEIGHTED-AVERAGE
       FIXED OPTIONS          SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE    SHARES    EXERCISE PRICE
----------------------------  ------        ------        ------        ------        ------        ------
Outstanding at Beginning of
  Year                        79,415        $14.36        56,524        $14.00        29,238        $14.23
Granted                       23,095         18.92        25,436         15.13        27,286         13.76
Exercised                     8,210          14.28         --          --              --          --
Forfeited                     2,547          13.91        2,545          13.99         --          --
                              ------        ------        ------        ------        ------        ------
Outstanding at End of Year    91,753        $15.53        79,415        $14.36        56,524        $14.00
Options Exercisable at Year-
  End                         91,753                      79,415                      56,524
Weighted-Average Fair Value
  of Options Granted During
  the Year                    $18.92                      $6.74                       $4.18
                              ======                      ======                      ======

The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                    OPTIONS OUTSTANDING AND EXERCISABLE
----------------------------------------------------------------------------
                       NUMBER         WEIGHTED-AVERAGE
   RANGE OF          OUTSTANDING         REMAINING          WEIGHTED-AVERAGE
EXERCISE PRICES      AT 12/31/97      CONTRACTUAL LIFE       EXERCISE PRICE
---------------      -----------      ----------------      ----------------
 $13.76-$14.55         50,549            7.2 Years               $14.07
     15.29             18,109             8.6                     15.29
 18.37-19.07           23,095             9.5                     18.92
                       ------
                       91,753
                       ======

On January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock Based Compensation." As permitted by SFAS No. 123, the Bank has chosen to apply Accounting Pronouncements Bulletin (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its Plans. Accordingly, no compensation cost has been recognized for options granted under either Plan. Had compensation expense included stock option plan costs determined based on the fair value at the grant dates for options

NSD BANCORP
           ---------------------------------------------------------------------

granted under these plans consistent with SFAS No. 123, proforma net income and earnings per share would have been as follows:

                                                REPORTED      PROFORMA
                                               ----------    ----------
Net Income
     1997                                      $3,904,710    $3,727,731
     1996                                       3,689,489     3,576,261
     1995                                       3,672,952     3,597,677
Diluted Earnings Per Share
     1997                                           $1.50         $1.43
     1996                                            1.43          1.38
     1995                                            1.42          1.39

For purposes of computing proforma results as if the above plans were accounted for under the fair value method, the Corporation estimated the fair value of stock options using the Black-Scholes options pricing model with dividends paid every quarter at the current rate at the date of grant. The following assumptions were used:

                                            1997                      1996                      1995
                                    --------------------      --------------------      --------------------
                                    EMPLOYEE    DIRECTOR      EMPLOYEE    DIRECTOR      EMPLOYEE    DIRECTOR
                                    --------    --------      --------    --------      --------    --------
Risk Free Interest Rate              6.15%       6.80%         6.82%       6.58%         6.44%       7.00%
Volatility                          87.00%      87.00%        44.09%      46.77%        23.08%       21.83%
Expected Lives                      7 Years     7 Years       7 Years     7 Years       7 Years     7 Years

NOTE 9--TRANSACTIONS WITH RELATED PARTIES

In the ordinary course of business, the Corporation has transactions, including loans, with the Corporation's employees, principal officers and directors and their related interests. Approximately 84% of related party loans are with two Board members. A summary of loan activity for directors, executive officers and their associates with loan balances in excess of $60,000 is as follows:

Balance, December 31, 1995                        $ 7,807,047
New Loans                                             582,640
Repayments                                         (1,690,086)
                                                  -----------
Balance, December 31, 1996                          6,699,601
New Loans                                             701,809
Repayments                                         (1,482,349)
                                                  -----------
Balance, December 31, 1997                        $ 5,919,061
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

At December 31, 1997, there are various outstanding commitments to extend credit of approximately $27,971,000 and standby letters of credit of $683,000. The majority of standby letters of credit expire within the next fifteen months.

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

--------------------------------------------------------------------------------

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

Additionally, the Corporation is subject to certain asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management and legal counsel, neither the resolution of these claims nor the funding of those credit commitments will have an adverse effect on the Corporation's consolidated financial position, results of operations or cash flows.

NOTE 11--CONCENTRATIONS OF CREDIT

The Corporation grants commercial, residential and consumer loans primarily to customers in the Western Pennsylvania area. The Corporation has a diversified loan portfolio which is not dependent upon any particular economic sector. Substantially all of the Corporation's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Corporation's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 1997, a significant portion of the Corporation's "cash and due from banks" and "federal funds sold" is maintained with a large financial institution located in southwestern Pennsylvania.

NOTE 12--FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

CASH AND FEDERAL FUNDS SOLD:

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

DEPOSIT LIABILITIES:

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand as of December 31, 1997. The fair value of the fixed-maturity certificates of deposit is estimated using the rates currently offered as of December 31, 1997, for deposits of similar maturities. Fair value estimates do not include the value of depositor relationships or the value of the low-cost funding provided by deposits.

REPURCHASE AGREEMENTS AND BORROWED FUNDS:

The fair value is estimated using the rates currently offered for borrowings with similar terms and remaining maturities.

NSD BANCORP
           ---------------------------------------------------------------------

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND FINANCIAL
GUARANTEES:

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter-parties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and the letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counter-parties at the reporting date.

The fair value of commitments, guarantees and letters of credit is insignificant after considering the aforementioned factors.

The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                                                    DECEMBER 31,
                                                      -----------------------------------------
                                                             1997                  1996
                                                      -------------------   -------------------

                                                      CARRYING     FAIR     CARRYING     FAIR
                                                       AMOUNT     VALUE      AMOUNT     VALUE
                                                      --------   --------   --------   --------
Financial Assets:
  Cash and Federal Funds Sold                         $ 15,638   $ 15,638   $ 20,894   $ 20,894
  Investment Securities                                 63,467     63,639     64,986     65,232
  Loans                                                234,215    236,198    211,603    214,597
     Less: Reserve for Loan Losses                      (2,914)     --        (2,579)     --
                                                      --------   --------   --------   --------
                                                      $310,406   $315,475   $294,904   $300,723
                                                      ========   ========   ========   ========
Financial Liabilities:
  Deposits                                            $268,727   $268,934   $260,987   $262,010
  Repurchase Agreements                                      0          0      1,911      1,911
  Federal Home Loan Bank Borrowings                     15,000     14,893      9,560      9,495
                                                      --------   --------   --------   --------
                                                      $283,727   $283,827   $272,458   $273,416
                                                      ========   ========   ========   ========
Off-Balance Sheet Financial Instruments:
Commitments to Extend Credit                          $ 27,971   $  --      $ 24,197   $  --
                                                      ========   ========   ========   ========

NOTE 13--REGULATORY RESTRICTIONS

The Corporation is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by such regulatory authorities. Neither the Corporation nor its subsidiary is subject to written regulatory agreements.

Under capital adequacy regulatory guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital requirements taking into consideration quantitative measures of assets, liabilities, and certain off-balance sheet items. Such measures are subject to qualitative judgments by the regulators with regard to composition, risk weightings and other factors.

Minimum regulatory risk-based capital ratios for Tier I, total capital and leverage are 4%, 8% and 4%, respectively. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Management believes, as of December 31, 1997, that the Corporation meets all capital adequacy requirements to which it is subject.

As of the most recent notification from the regulators, the Corporation and its subsidiary were categorized as well capitalized under the regulatory framework for prompt corrective action. To be considered as well capitalized, an institution must maintain risk-based capital ratios for Tier I, total capital, and leverage ratios of at least 6%, 10%, and 5%, respectively.

--------------------------------------------------------------------------------

The following represents Tier I and total risk-based capital and leverage ratios for the Corporation and also its subsidiary, NorthSide Bank, as of December 31, 1997 and 1996:

                                                 AMOUNT                    RATIOS
                                        -------------------------      ---------------
                                           1997          1996           1997     1996
                                        -----------   -----------      ------   ------
Risk-Based Capital
Tier I
  NSD Bancorp, Inc.                     $27,726,483   $25,229,831       12.53%   12.41%
  NorthSide Bank                         26,687,786    24,445,197       12.11    11.95
Total
  NSD Bancorp, Inc.                      30,493,837    27,771,577       13.78    13.66
  NorthSide Bank                         29,444,116    27,002,347       13.36    13.20
Leverage
  NSD Bancorp, Inc.                                                      8.90     9.02
  NorthSide Bank                                                         8.64     8.78

Under regulations of the Federal Reserve, the Corporation is required to maintain certain average reserve balances which include both cash on hand and deposits with the Federal Reserve. These deposits are included in cash and due from banks in the accompanying consolidated balance sheet. At December 31, 1997, the Corporation was required to maintain $1,449,000 of such balances.

Dividends and loans to the Holding Company from NorthSide Bank are subject to regulatory limitations. Dividends are limited to retained earnings of NorthSide Bank. Loans must be collateralized by specific obligations and cannot exceed 10% of NorthSide Bank's capital. The maximum amount available to the Holding Company at December 31, 1997 from NorthSide Bank in the form of dividends and loans, individually, was approximately $22.7 million and $2.8 million, respectively.

NOTE 14--STOCK DIVIDENDS AND STOCK SPLITS

On November 25, 1997, the Corporation's Board of Directors declared a 3-for-2 common stock split payable on December 31, 1997 to shareholders of record at December 1, 1997.

On April 22, 1997, the Corporation's Board of Directors declared a common stock dividend payable May 30, 1997 to shareholders of record at April 30, 1997.

On April 23, 1996, the Corporation's Board of Directors declared a common stock dividend payable May 31, 1996 to shareholders of record at April 30, 1996.

Earnings per share and dividends per share have been restated to reflect the stock dividends and stock split declared.

NOTE 15--TREASURY STOCK

In November, 1995, the Corporation's Board of Directors authorized the repurchase of up to 10% of the outstanding common stock of the Corporation, to be made available for issuance pursuant to stock option plans and for general corporate purposes. There were no shares repurchased during 1997 or 1996.

NOTE 16--BORROWED FUNDS

Borrowed funds at December 31, 1997 and 1996 were as follows:

                                                  1997                           1996
                                        -------------------------      -------------------------
                                                       WEIGHTED                       WEIGHTED
                                         BALANCE     AVERAGE RATE       BALANCE     AVERAGE RATE
                                        ----------       ----          ----------       ----
Advances Due In:                1997        --          --             $5,560,000       5.76%
                                1998    $6,000,000       5.80%          3,000,000       5.67
                                1999     1,000,000       5.19           1,000,000       5.19
                                2002     8,000,000       5.48              --          --

NSD BANCORP
           ---------------------------------------------------------------------

Advances in the FHLB are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments.

The Corporation had an unused line of credit with the Federal Home Loan Bank of approximately $8.1 million at December 31, 1997.

NOTE 17-- CONDENSED FINANCIAL INFORMATION OF NSD BANCORP, INC.
          (PARENT COMPANY ONLY)

                                                                     DECEMBER 31,
                                                              --------------------------
                       BALANCE SHEET                             1997           1996
----------------------------------------------------------------------------------------
Assets
  Cash                                                        $   582,342    $   302,467
  Securities Available for Sale                                 2,714,297      2,227,221
  Investment in Bank Subsidiary                                27,784,050     25,348,190
  Other Assets                                                     66,932         54,225
                                                              -----------    -----------
Total Assets                                                  $31,147,621    $27,932,103
                                                              ===========    ===========
Liabilities
  Accounts Payable                                            $    26,658    $       144
  Deferred Tax Liability                                          781,393        611,706
                                                              -----------    -----------
Total Liabilities                                                 808,051        611,850
Shareholders' Equity                                           30,339,570     27,320,253
                                                              -----------    -----------
Total Liabilities and Shareholders' Equity                    $31,147,621    $27,932,103
                                                              ===========    ===========

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                           -------------------------------------------
                  STATEMENT OF INCOME                         1997            1996            1995
------------------------------------------------------------------------------------------------------
Cash Dividends from Bank Subsidiary                        $ 1,698,741     $ 1,458,316     $ 1,319,675
Property Dividends from Bank Subsidiary                        --              --              179,698
Dividends from Securities Available for Sale                    58,908          50,412          36,382
Net Investment Securities Gains (Losses)                       179,391         180,829            (188)
Other Expenses                                                 (78,534)        (51,326)        (46,026)
                                                           -----------     -----------     -----------
  Income Before Taxes and Equity in Undistributed Net
     Income of Bank Subsidiary                               1,858,506       1,638,231       1,489,541
Provision for Income Taxes                                     (11,450)        (17,321)        --
                                                           -----------     -----------     -----------
Income Before Equity in Undistributed Net Income of
  Bank Subsidiary                                            1,847,056       1,620,910       1,489,541
Equity in Undistributed Net Income of Bank Subsidiary        2,057,654       2,068,579       2,183,411
                                                           -----------     -----------     -----------
Net Income                                                 $ 3,904,710     $ 3,689,489     $ 3,672,952
                                                           ===========     ===========     ===========

--------------------------------------------------------------------------------

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                            -----------------------------------------
                 STATEMENT OF CASH FLOWS                       1997           1996           1995
-----------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net Income                                                $ 3,904,710    $ 3,689,489    $ 3,672,952
     Adjustments to Net Income
       Equity in Net Income of Bank Subsidiary               (2,057,654)    (2,068,579)    (2,183,411)
       Property Dividend                                        --             --            (179,698)
       (Increase) Decrease in Other Assets                      (12,691)        17,670         (3,329)
       (Gains) Losses on Investment Securities                 (179,391)      (180,829)           188
       Increase (Decrease) in Other Liabilities                  26,514           (831)           976
                                                            -----------    -----------    -----------
Net Cash Provided by Operating Activities                     1,681,488      1,456,920      1,307,678

Cash Flows From Investing Activities
  Proceeds from Repayments of Investment Securities
     Available for Sale                                         191,380        293,125            412
                                                            -----------    -----------    -----------
Net Cash Provided by Investing Activities                       191,380        293,125            412

Cash Flows From Financing Activities
  Proceeds from Issuance of Common Stock                        117,247        --             --
  Cash Dividends Paid                                        (1,698,741)    (1,458,316)    (1,294,675)
  Cash Dividends Paid in Lieu of Fractional Shares              (11,499)        (4,758)        (3,681)
                                                            -----------    -----------    -----------
Net Cash Used by Financing Activities                        (1,592,993)    (1,463,074)    (1,298,356)
                                                            -----------    -----------    -----------
Net Increase in Cash                                            279,875        286,971          9,734
Cash at Beginning of Year                                       302,467         15,496          5,762
                                                            -----------    -----------    -----------
Cash at End of Year                                         $   582,342    $   302,467    $    15,496
                                                            ===========    ===========    ===========

NSD BANCORP
           ---------------------------------------------------------------------

                           COMPARATIVE FINANCIAL DATA

                                                                 FOR THE YEARS ENDED DECEMBER 31,
                                             ------------------------------------------------------------------------
                                                 1997           1996           1995           1994           1993
                                             ------------   ------------   ------------   ------------   ------------
EARNINGS
Interest Income                              $ 23,812,738   $ 21,501,582   $ 19,405,880   $ 17,194,852   $ 16,577,443
Interest Expense                                9,980,576      8,724,605      7,485,431      5,867,068      5,798,452
                                             ------------   ------------   ------------   ------------   ------------
Net Interest Income                            13,832,162     12,776,977     11,920,449     11,327,784     10,778,991
Provision for Loan Losses                         720,000        650,000        530,000        460,000        471,000
Non-Interest Income                             1,586,414      1,339,513      1,741,691        792,263        926,784
Non-Interest Expense                            8,950,416      8,152,657      7,958,632      7,884,226      7,901,273
                                             ------------   ------------   ------------   ------------   ------------
Income Before Taxes and Cumulative Effect
  of Accounting Change                          5,748,160      5,313,833      5,173,508      3,775,821      3,333,502
Income Taxes                                    1,843,450      1,624,344      1,500,556        964,446        797,513
                                             ------------   ------------   ------------   ------------   ------------
Income Before Cumulative Effect of
  Accounting Change                             3,904,710      3,689,489      3,672,952      2,811,375      2,535,989
Cumulative Effect of Accounting Change            --             --             --             --              97,975
                                             ------------   ------------   ------------   ------------   ------------
Net Income                                   $  3,904,710   $  3,689,489   $  3,672,952   $  2,811,375   $  2,633,964
                                             ============   ============   ============   ============   ============
YEAR END BALANCES
Assets                                       $320,329,570   $305,413,560   $259,132,930   $242,071,525   $228,449,295
Loans                                         236,459,224    214,049,576    188,653,465    172,000,399    155,180,662
Investment Securities                          63,466,743     64,985,502     54,658,490     52,464,021     53,126,962
Deposits                                      268,726,614    260,986,805    220,243,135    213,766,664    203,831,795
Repurchase Agreements                             --           1,911,184      1,822,433      1,382,156        --
Short-Term Borrowings                           6,000,000      5,560,000      2,780,000        --             --
Long-Term Borrowings                            9,000,000      4,000,000      4,600,000        780,000        780,000
Shareholders' Equity                           30,339,571     27,320,253     24,863,854     21,949,369     20,211,121
Number of Shareholders                                453            448            454            452            454
AVERAGE BALANCES
Assets                                       $312,219,529   $279,854,944   $248,746,561   $231,867,752   $219,410,380
Loans                                         226,006,573    198,720,233    176,706,914    160,197,388    144,011,197
Investment Securities                          66,767,405     60,999,113     52,489,567     53,512,045     53,421,711
Deposits                                      261,385,203    240,125,299    215,564,206    235,368,739    196,193,389
Repurchase Agreements                           1,088,017      1,873,104      1,577,178        648,308        --
Short-Term Borrowings                           9,390,000      2,372,240      1,441,545        --             --
Long-Term Borrowings                            2,964,466      6,900,000      2,127,890        780,000        337,479
Shareholders' Equity                           28,739,768     26,008,987     23,627,621     21,161,402     18,684,290
PER SHARE DATA (1)
BASIC
Income Before Cumulative Effect of
  Accounting Change                                $ 1.51         $ 1.43          $1.42          $1.09          $ .98
Cumulative Effect of Accounting Change                 --             --             --             --            .04
Net Income                                           1.51           1.43           1.42           1.09           1.02
DILUTED
Income Before Cumulative Effect of
  Accounting Change                                $ 1.50         $ 1.43          $1.42          $1.09          $ .98
Cumulative Effect of Accounting Change                 --             --             --             --            .04
Net Income                                           1.50           1.43           1.42           1.09           1.02
Dividends                                             .66            .57            .50            .29            .29
Book Value                                          11.73          10.56           9.61           8.48           7.81
RATIOS
Return on Average Assets                             1.25%          1.32%          1.48%          1.21%          1.20%
Return on Average Equity (3)                        13.59          14.19          15.55          13.29          14.10
Net Interest Margin (2)                              4.81           5.01           5.31           5.47           5.58
Equity to Assets                                     9.47           8.95           9.60           9.07           8.85
Dividend Payout Ratio                               43.50          39.53          35.32          26.68          28.40

---------

(1) Adjusted for 3-for-2 stock split in December, 1997, 5% stock dividend in May 1997, 5% stock dividend paid in May, 1996, 4% stock dividend paid in January, 1995, 25% stock dividend paid in June, 1993 and 20% stock dividend paid in April, 1992.

(2) Tax equivalent basis.

(3) Included in 1997, 1996, 1995 and 1994 average equity were net unrealized holding gains on securities available for sale due to the adoption of FASB Statement No. 115 as of December 31, 1993. Results for 1997, 1996, 1995 and 1994 reflect the full impact of adopting Statement No. 115.

--------------------------------------------------------------------------------

COOPERS & LYBRAND [logo]                         COOPERS & LYBRAND L.L.P.

                                                 a professional services firm

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of NSD Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of NSD Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made be management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NSD Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period December 31, 1997, in conformity with generally accepted accounting principles.


                                                   /S/ COOPERS & LYBRAND LLP



Pittsburgh, Pennsylvania
January 26, 1998



Coopers & Lybrand is a member of Coopers & Lybrand International, a limited liability association incorporated in Switzerland.

NSD BANCORP
           ---------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is an analysis of NSD Bancorp, Inc.'s (the Corporation) financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements.

RESULTS OF OPERATIONS FOR THE YEAR

Net income increased to $3,904,710 or $1.51 (basic) per share in 1997, from $3,689,489 or $1.43 in 1996 and $3,672,952 or $1.42 per share in 1995.
Contributing to the increase in net income were increases in net interest income of $1,055,185, net gains on investment securities of $8,656, service fee income of $41,970, a gain on the sale of land of $166,999, and a decrease in advertising expense of $46,625. These increases were offset by increases to the provision for loan losses of $70,000, equipment and supplies expense of $22,244, data processing costs of $68,019, salary and benefit expense of $137,804 and an increase of $219,106 in the provision for income taxes. Also impacting earnings was a $289,000 loss recognized on the merchant credit card portfolio. The remaining accounts were subsequently sold to a third party. Excluding the after-tax effect of a $510,960 net gain recognized on the settlement and curtailment of the pension plan in 1995, 1996 net income represented a $353,771 increase over the previous year's net income. Contributing to this increase was an increase in net interest income of $856,528, an increase in net gains on investment securities of $178,939 and a decrease in FDIC insurance expense of $243,061. These were offset by increases to the provision for loan losses of $120,000, equipment and supplies expense of $108,261, operating expenses of $144,721 and provision for income taxes of $123,788.

Although net income during 1997 increased over 1996, there was a decline in the Corporation's return on average assets (ROA) and return on average equity (ROE). The decline in ROA and ROE reflects the impact of a decline in net interest margin from 5.01% in 1996 to 4.81% in 1997 and also the merchant card loss recognized during 1997. The Corporations's ROA for 1997 was 1.25%, compared to 1.32% in 1996 and 1.48% in 1995. The ROE for 1997 was 13.59% compared to 14.19%
in 1996 and 15.55% in 1995. The decline in ROA and ROE from 1995 to 1996 was primarily the result of the one-time noncash gain of $510,960 recognized on the settlement and curtailment of the pension plan during 1995.

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

Total interest income increased $2,168,959 during 1997 as the result of a $30,336,038 increase in average earning assets offset by a decline in average yield on earning assets from 8.31% in 1996 to 8.19% in 1997. Interest expense on deposits increased $1,021,967 as the result of a $17,526,025 increase in the average level of interest bearing deposits and an increase from 4.16% in 1996 to 4.30% in 1997 in the average cost of such deposits. Interest expense on long and short-term borrowings increased $234,004 due to a $3,783,050 increase in average outstanding levels and an increase in the average rate paid on such balances from 5.63% in 1996 to 5.71% in 1997.

Total interest income increased $2,022,923 during 1996 as the result of a $29,483,912 increase in average earning assets offset by a decline in average yield on earning assets from 8.49% in 1995 to 8.31% in 1996. Interest expense increased $1,239,174 as the result of a $19,327,366 increase in the average level of interest bearing deposits and an increase from 4.10% in 1995 to 4.16% in the average cost of such deposits. Interest expense on long and short-term borrowings increased $317,823 due to a $5,662,805 increase in average outstanding levels offset by a slight decline in the average rate paid on such balances from 5.65% in 1995 to 5.63% in 1996.

Net interest income was $14,171,227 at December 31, 1997, compared to $13,259,239 at December 31, 1996 and $12,475,490 at December 31, 1995. This
consistent improvement has been largely due to increases in average

--------------------------------------------------------------------------------

earning assets, primarily in loans. In 1997 and 1996, increases in average investment securities also contributed to the overall increases in net interest income.

Average earning assets for 1997 were $294,800,289 compared to $264,464,251 and $234,980,339 in 1996 and 1995, respectively. To provide a more in depth analysis of net interest income, the following average balance sheet and net interest income analysis detail the contribution of earning assets to overall net interest income and the impact of the cost of funds. The rate/volume analysis shows the portions of the net change in interest income due to changes in volume or rate on a tax equivalent basis using the statutory federal income tax rate of 34%. Changes in net interest income due to both rate and volume in the accompanying rate and volume analysis have been allocated to changes due to volume and rate in proportion to the absolute amount of the change in each.

                              RATE/VOLUME ANALYSIS

                                               FROM 1996 TO 1997                     FROM 1995 TO 1996
                                      -----------------------------------   -----------------------------------
                                        CHANGE IN INCOME/                     CHANGE IN INCOME/
                                          EXPENSE DUE TO                        EXPENSE DUE TO
                                      ----------------------     TOTAL      ----------------------     TOTAL
                                        VOLUME       RATE        CHANGE       VOLUME       RATE        CHANGE
---------------------------------------------------------------------------------------------------------------
Interest Earning Assets
  Loans
    Industrial Revenue and Tax-
      Exempt Financing                $  (29,519)  $   4,851   $  (24,668)  $  (46,849)  $  13,647   $  (33,202)
    All Other Loans                    2,386,457    (382,210)   2,004,247    1,992,923    (436,445)   1,556,478
---------------------------------------------------------------------------------------------------------------
Total Loans                            2,356,938    (377,359)   1,979,579    1,946,074    (422,798)   1,523,276
  Investment Securities
    Taxable                              688,918      81,044      769,962      695,480      86,735      782,215
    Tax Exempt                          (414,880)    (11,609)    (426,489)    (213,073)    (20,350)    (192,723)
---------------------------------------------------------------------------------------------------------------
Total Investment Securities              274,038      69,435      343,473      482,407     107,085      589,492
  Due From Banks                          (1,390)     (5,518)      (6,908)       7,270        (879)       6,391
  Federal Funds Sold                    (134,780)    (12,406)    (147,186)     (62,796)    (33,439)     (96,532)
---------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets          2,494,806    (325,848)   2,168,958    2,372,955    (350,031)   2,022,924

Interest Bearing Liabilities
  Interest Bearing Deposits
    Savings and Interest Bearing
      Demand Deposits                    376,097      67,309      443,406      292,404     417,069      709,473
    Time Deposits                        309,807     269,054      578,861      420,466    (212,986)     207,480
---------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits          685,904     336,363    1,022,267      712,871     204,082      916,953
  Federal Funds Purchased                 82,536         483       83,019       (2,954)     (1,055)      (4,009)
  Repurchase Agreements                  (40,981)      1,315      (39,666)      15,619      (7,212)       8,407
  Short-Term Borrowings                  535,500      --          535,500       48,990         667       49,657
  Long-Term Borrowings                  (354,446)      9,597     (344,849)     270,741      (2,574)     268,166
---------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities       908,513     347,758    1,256,271    1,045,266     193,908    1,239,174
---------------------------------------------------------------------------------------------------------------
Change in Net Interest Income         $1,586,293   $(673,606)  $  912,687   $1,327,689   $(543,939)  $  783,750
===============================================================================================================

(1) Tax exempt income on loans and investments and related yields are shown on a fully tax equivalent basis computed using the federal statutory rate of 34%.

(2) For purposes of calculating loan yields, average loan balances include nonaccrual loans.

NSD BANCORP
           ---------------------------------------------------------------------

                   AVERAGE BALANCE SHEET/NET INCOME ANALYSIS

                        FOR THE YEARS ENDED DECEMBER 31,

                                            1997                                    1996
                            ------------------------------------    ------------------------------------
                              AVERAGE                    AVERAGE      AVERAGE                    AVERAGE
                              BALANCE       INTEREST      YIELD       BALANCE       INTEREST      YIELD
-----------------------------------------------------------------------------------------------------------
ASSETS
Loans
  Industrial Revenue and
    Tax Exempt              $    604,370   $    66,257    10.96%    $    875,839   $    90,925    10.38%
All Other Loans              225,402,203    19,462,283     8.63      197,844,394    17,458,036     8.82
-----------------------------------------------------------------------------------------------------------
      Total                  226,006,573    19,528,540     8.64      198,720,233    17,548,961     8.83
Investment Securities
  Taxable                     58,961,980     3,853,302     6.54       48,392,511     3,083,340     6.37
  Tax-Exempt                   7,795,425       672,021     8.62       12,606,602     1,098,510     8.71
-----------------------------------------------------------------------------------------------------------
      Total                   66,757,405     4,525,323     6.78       60,999,113     4,181,849     6.86
Due From Banks, Interest
  Earning                        134,777         3,974     2.94          157,515        10,882     6.91
Federal Funds Sold             1,901,534        94,966     4.99        4,587,391       242,152     5.28
-----------------------------------------------------------------------------------------------------------
      Total Earning Assets   294,800,289    24,152,803     8.19      264,464,251    21,983,844     8.31
Allowance for Loan Losses     (2,771,915)                             (2,570,416)
Cash and Due From Banks       10,762,215                              10,285,873
Premises and Equipment         3,368,864                               3,712,094
Other Assets                   6,060,077                               3,963,142
-----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                $312,219,529                            $279,854,944
===========================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest Bearing Deposits
  Savings Deposits          $ 37,025,880   $   994,503     2.69%    $ 37,750,180   $ 1,132,591     2.97%
  Interest Checking and
    Money Market              80,482,448     2,550,857     3.17       67,611,775     1,969,363     2.91
  Time Deposits               94,732,134     5,584,179     5.89       89,352,483     5,005,618     5.60
-----------------------------------------------------------------------------------------------------------
      Total Interest
        Bearing Deposits     212,240,462     9,129,539     4.30      194,714,438     8,107,572     4.16
Federal Funds Purchased        1,470,501        84,065     5.72           24,590         1,046     4.25
Repurchase Agreements          1,088,017        56,818     5.22        1,873,104        96,484     5.15
Short-Term Borrowings          9,390,000       535,500     5.70        2,332,240       128,176     5.50
Long-Term Borrowings           2,964,466       174,654     5.89        6,900,000       391,327     5.67
-----------------------------------------------------------------------------------------------------------
      Total Interest
        Bearing
        Liabilities          227,153,446     9,980,576     4.39      205,844,372     8,724,605     4.24
Demand Deposits               49,144,741                              45,410,862
Other Liabilities              7,181,574                               2,590,723
Shareholders' Equity          28,739,768                              26,008,987
-----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY      $312,219,529                            $279,844,944
===========================================================================================================
Net Interest Income                        $14,172,227                             $13,259,239
===========================================================================================================
Interest Spread                                            3.80%                                   4.07%
Interest Margin                                            4.81%                                   5.01%

                                          1995
                            -----------------------------------
                              AVERAGE                   AVERAGE
                              BALANCE      INTEREST      YIELD
-------------------------------------------------------------------
ASSETS
Loans
  Industrial Revenue and
    Tax Exempt              $  1,340,039  $   124,127     9.26%
All Other Loans              175,366,875   15,901,558     9.07
-------------------------------------------------------------------
      Total                  176,706,914   16,025,685     9.07
Investment Securities
  Taxable                     37,434,268    2,301,125     6.51
  Tax-Exempt                  15,055,299    1,291,233     8.58
-------------------------------------------------------------------
      Total                   52,489,567    3,592,358     6.84
Due From Banks, Interest
  Earning                         53,995        4,491     8.32
Federal Funds Sold             5,729,863      338,387     5.91
-------------------------------------------------------------------
      Total Earning Assets   234,980,339   19,960,921     8.49
Allowance for Loan Losses     (2,553,316
Cash and Due From Banks        8,917,402
Premises and Equipment         3,546,144
Other Assets                   3,835,992
-------------------------------------------------------------------
TOTAL ASSETS                $248,746,561
===================================================================

LIABILITIES AND SHAREHOLDE
Interest Bearing Deposits
  Savings Deposits          $ 41,165,715  $ 1,221,768     2.97%
  Interest Checking and
    Money Market              52,266,567    1,170,713     2.24
  Time Deposits               81,594,789    4,798,138     5.85
-------------------------------------------------------------------
      Total Interest
        Bearing Deposits     175,387,071    7,190,619     4.10
Federal Funds Purchased           88,219        5,055     5.73
Repurchase Agreements          1,577,178       88,077     5.58
Short-Term Borrowings          1,441,545       78,519     5.45
Long-Term Borrowings           2,127,890      123,161     5.79
---------------------------------------- --------------------------
      Total Interest
        Bearing
        Liabilities          180,621,903    7,485,431     4.14
Demand Deposits               40,177,135
Other Liabilities              4,319,902
Shareholders' Equity          23,627,621
-------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY      $248,746,561
===================================================================
Net Interest Income                       $12,475,490
===================================================================
Interest Spread                                           4.35%
Interest Margin                                           5.31%

(1) Tax exempt income on loans and investments and related yields are shown on a fully tax equivalent basis computed using a statutory rate of 34%.

(2) For purposes of calculating loan yields, average loan balances include nonaccrual loans.

(3) Average yields on available for sale investment securities are calculated based on average estimated market values for the years 1997, 1996 and 1995.

--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

The Corporation's provision for loan losses was $720,000 in 1997, $650,000 in 1996 and $530,000 in 1995. The increase in the provision for loan losses was primarily due to an increase in average loans during 1997. Net charge-offs for 1997 were $384,175, compared to $747,858 in 1996 and $135,236 in 1995. For additional information, see the Non-Performing Assets and Reserve for Loan Losses sections of this discussion.

OTHER INCOME

Other income increased $246,901 from $1,339,513 in 1996 to $1,586,414 in 1997.
Contributing to this increase was a one-time gain on the sale of land of $167,000, an increase in net gains on investment securities of $8,656, an increase in service fee income of $41,970 and increases in net gains on the sales of lease assets and other assets of $7,173 and $19,785, respectively. Loans sold in 1996 resulted in a gain of $14,614. There were no loans sold in 1997 resulting in an offset to the increase in other income.

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

OTHER EXPENSES

Total other expenses increased $797,759 from $8,152,657 in 1996 to $8,950,416 in 1997. Salary and benefits increased $137,804 to $4,153,371 from $4,015,567 in 1996. Included in 1997 expenses were slight increases in the cost of health and life insurance premiums of $17,122 and $2,876, respectively, and an increase in the contribution to the employee profit sharing plan of $6,050. Salary expense increased $140,668 due to normal inflation adjustments resulting in a corresponding increase in the employer portion of payroll taxes of $10,024. This overall increase was offset slightly by a decline in temporary employee expense of $10,349.

Occupancy expense increased $16,199 from $766,869 in 1996 to $783,068 in 1997 primarily due to the costs associated with the addition and operation of the Bank's downtown Pittsburgh branch office opened in December, 1996. Equipment and supplies expense increased $22,244 during 1997 due primarily to increases in depreciation expense, equipment maintenance contracts, equipment rent expense and vehicle expense of $19,001, $35,200, $12,248 and $4,293, respectively, offset by a decrease in equipment repair expense of $25,572. Data processing expense increased $68,019 due primarily to the addition of an on-line collection system and higher ATM network expenses. FDIC insurance increased $38,233 as the Federal Deposit Insurance Corporation levied additional assessments on the deposits of all banks insured by its Bank Insurance Fund and also due to premiums on acquired SAIF insured deposits. Advertising expense decreased $46,625 to $150,708 from $197,333 for the same period in 1996. Other operating expenses increased $561,885 from $1,642,006 in 1996 to $2,203,891 in 1997. A significant portion of this increase is attributable to approximately $289,000 in unrecoverable charges recognized from transactions with two of NorthSide Bank's merchant credit card customers. Although additional losses may be incurred, it is anticipated that any future charges related to these customers will not have any material effect on the Corporation's financial results. Also contributing to the increase in other operating expenses was an increase in deposit premium amortization expense of $134,935 related to deposits acquired from another financial institution in December, 1996 and an increase in dealer reserves and commissions of $120,893 resulting from the increased volume of indirect automobile loans originated in 1997. Increases in postage, telephone, legal expenses, promotions, Pennsylvania shares tax and Federal Reserve service charges of $18,133, $18,596, $17,292, $21,400, $18,426 and $30,315,
respectively, also contributed to the overall increase. These increases were partially offset by decreases in lease dealer commissions,

NSD BANCORP
           ---------------------------------------------------------------------

asset recovery expense, demand deposit account losses and teller shortages of $33,396, $8,925, $16,542 and $9,800, respectively.

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

Occupancy expense increased $53,230 to $766,869 in 1996 from $713,639 in 1995 primarily due to scheduled additional building and parking lot maintenance performed at several branch locations. Equipment and supplies expense increased $108,261 during 1996 due to an increase in depreciation expense of $67,874 primarily related to additional platform and automated teller equipment placed in service during the fourth quarter of 1995 and in the first quarter of 1996. Also contributing were increases in equipment maintenance contracts, equipment repairs and office expense of $12,032, $7,180 and $28,559, respectively, during 1996. Data processing expense increased $13,007 to $507,826 for 1996, compared to $494,825 for 1995. FDIC insurance expense decreased to $2,000 in 1996, down from $245,061 in 1995. This decrease is due to a reduction in NorthSide Bank's FDIC insurance premium from $0.23 per $100 in deposits to a nominal quarterly assessment of $500 as the Bank is classified by regulator's as "well-capitalized." Advertising expense increased $29,848 during 1996, from $167,485 in 1995 to $197,333 in 1996. This increase is due primarily to greater emphasis on advertising campaigns to develop market awareness and specific deposit product promotions. Other operating expenses increased to $1,642,006 for 1996, up from $1,497,285 for 1995. The increase is the result of an $11,338 increase in checkbook costs incurred corresponding to the significant growth in the Bank's Premier Money Market Account product. Also contributing to the increase in other operating expenses were increases in postage, subscriptions, legal and entertainment expenses of $12,842, $21,503, $13,385 and $18,806, respectively. The increase in average shareholders' equity and average assets during 1996 resulted in an increase in Pennsylvania shares tax of $17,588. Non-recurring demand deposit account losses, primarily involving three unrelated transactions, added $40,891 to expense while net teller shortages increased $18,568. These increases were partially offset by a reduction in asset recovery expense of $33,813 attributable to expenses incurred in the sale of other real estate owned during 1995 and a $21,843 reduction in financial services expense.

In 1997, the Corporation initiated the process of analyzing its information systems and vendor supplied application systems to address any year 2000 issues relating to its business or operations. The process involves internal testing or obtaining certification of compliance then, if necessary, modifying or replacing certain hardware and software systems maintained by the Corporation as well as those provided by outside vendors. Management expects to have substantially all systems and applications compliant or near completion of any necessary remedial actions by the end of 1998. Failure of third parties or the Corporation to adequately resolve year 2000 issues could cause a disruption of operations resulting in additional unanticipated operating costs. Credit quality could by affected to the extent customer's financial positions are weakened as a result of year 2000 issues.

It is estimated that the total cumulative cost of this process will approximate $570,000 which includes costs associated with modifying systems as well as the cost of purchasing or leasing certain hardware and software. Purchased hardware and software will be capitalized in accordance with normal policy. Personnel and all other costs related to this process are being expensed as incurred.

INCOME TAXES

The Corporation recorded an income tax provision of $1,843,450, $1,624,344 and $1,500,556 in 1997, 1996 and 1995, respectively. The increase in the tax provision was the result of higher pre-tax earnings. The effective tax rates for 1997, 1996 and 1995 were 31.4%, 30.5% and 29.0% respectively. These rates were below the 34% statutory tax rate primarily due to the tax benefits from tax-exempt interest income. The increases in the effective tax rates during 1997 and 1996 were primarily the result of reduced tax-exempt earnings.

--------------------------------------------------------------------------------

FINANCIAL CONDITION

The Corporation's total assets increased $14,916,010 from $305,413,560 at December 31, 1996 to $320,329,570 at December 31, 1997. Securities available for sale increased $2,510,874 while securities held to maturity decreased $4,029,633. Loans available for sale increased to $3,419,440 at December 31, 1997 from $2,943,248 at December 31, 1996. The loans available for sale at December 31, 1997 and 1996 were entirely comprised of student loans. Net loans increased from $207,315,010 at December 31, 1996 to $228,835,066 at December 31, 1997. The significant loan growth was funded primarily by deposit growth and borrowings during 1997.

INVESTMENT SECURITIES

The following summarizes the book value (excluding net unrealized holding gains) and weighted average yields of the Corporation's securities available for sale at December 31, 1997 by contractual maturity. Mortgage-backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments.

                                                         AFTER ONE BUT        AFTER FIVE BUT
                                  WITHIN ONE YEAR      WITHIN FIVE YEARS     WITHIN TEN YEARS      AFTER TEN YEARS
                                 ------------------   -------------------   ------------------   -------------------
                                   AMOUNT     YIELD     AMOUNT      YIELD     AMOUNT     YIELD     AMOUNT      YIELD
                                 ----------   -----   -----------   -----   ----------   -----   -----------   -----
U.S. Treasury Securities         $3,003,283   5.79%   $ 3,196,025   6.24%       --        --         --         --
Obligations of U.S. Government
  Agencies                           --        --      10,995,119   6.51    $8,622,561   6.72%       --         --
Mortgage-Backed Securities           --        --         --         --         --        --     $27,425,832    7.16%
Obligations of State and
  Political Subdivisions             --        --         --         --        544,955   5.07        --         --
Marketable Equity Securities         --                   --                    --        --       1,502,737   11.54
                                 ----------   ----    -----------   ----    ----------   ----    -----------   -----
                                 $3,003,283   5.79%   $14,191,144   6.45%   $9,167,516   6.62%   $28,928,569    7.38%
                                 ==========   ====    ===========   ====    ==========   ====    ===========   =====

The following summarizes the book value and weighted average yields of the Corporation's securities held to maturity at December 31, 1997 by contractual maturity:

                                                         AFTER ONE BUT        AFTER FIVE BUT
                                  WITHIN ONE YEAR      WITHIN FIVE YEARS     WITHIN TEN YEARS      AFTER TEN YEARS
                                 ------------------   -------------------   ------------------   -------------------
                                   AMOUNT     YIELD     AMOUNT      YIELD     AMOUNT     YIELD     AMOUNT      YIELD
                                 ----------   -----   -----------   -----   ----------   -----   -----------   -----
Obligations of State and
  Political Subdivisions         $   24,966   6.19%   $ 2,825,000   5.95%   $2,187,353   6.00%       --         --
Corporate Bonds                      --        --         --         --        250,000   7.50        --         --
                                 ----------   ----    -----------   ----    ----------   ----    -----------   -----
                                 $   24,966   6.19%   $ 2,825,000   5.95%   $2,437,353   6.15%       --         --
                                 ==========   ====    ===========   ====    ==========   ====    ===========   =====

All yields represent weighted average yields computed on the basis of cost, adjusted for amortization of premium and accretion of discount. For purposes of calculating yields on obligations of state and political subdivisions and marketable equity securities, taxable equivalent adjustments were included to provide a basis for comparison. The taxable equivalent adjustments were calculated using the current statutory federal income tax rate of 34%. For federal income tax purposes, corporations were allowed to exclude 70% of dividend income in 1997.

LOANS

Loans net of deferred fees, increased $21,933,456 during 1997, from $211,106,328 at December 31, 1996 to $233,039,784 at December 31, 1997. Improved commercial loan development resulted in an increase of $7,439,451 in commercial, financial and agricultural loans during 1997. Partially contributing to this increase was an increase of $1,755,742 in automobile dealer floor plan loans during 1997. Increases in indirect automobile loans contributed the majority of the overall in increase in consumer loans to individuals of $15,250,028 during

NSD BANCORP
           ---------------------------------------------------------------------

1997. The overall increase in loans, net of deferred fees was offset slightly by a decrease of $1,515,782 in residential mortgage loans during 1997.

                                                              DECEMBER 31,
                                ------------------------------------------------------------------------
                                    1997           1996           1995           1994           1993
                                ------------   ------------   ------------   ------------   ------------
Residential Mortgage Loans      $ 55,125,240   $ 56,641,022   $ 35,830,068   $ 30,906,568   $ 21,331,840
Non-Residential Mortgage Loans    29,082,042     29,167,461     30,300,560     28,283,368     28,870,838
Commercial, Financial and
  Agricultural Loans              38,134,540     30,695,089     35,037,875     34,699,061     34,403,782
Consumer Loans to Individuals     95,357,873     80,107,845     67,709,305     63,021,691     59,543,438
Lines of Credit                    5,487,417      5,433,560      5,681,628      5,528,808      5,541,594
Lease Financing                    8,900,409      8,248,698      8,797,060      8,171,420      5,809,844
Nonaccrual Loans                   1,355,617      1,234,467        443,727        516,244        105,716
                                ------------   ------------   ------------   ------------   ------------
  Total Loans                    233,443,138    211,528,112    183,397,223    171,127,160    155,607,052
Deferred Fees                       (403,354)      (421,784)      (459,234)      (461,020)      (426,390)
                                ------------   ------------   ------------   ------------   ------------
Loans, Net of Deferred Fees      233,039,784    211,106,328    182,937,989    170,666,140    155,180,662
Unearned Income                   (1,290,389)    (1,212,814)    (1,402,670)    (1,517,598)    (1,216,782)
                                ------------   ------------   ------------   ------------   ------------
  Total Loans, Net of Unearned
     Income and Fees             231,749,395    209,893,514    181,535,319    169,148,542    153,963,880
Allowance for Loan Losses         (2,914,329)    (2,578,504)    (2,676,352)    (2,281,598)    (1,865,704)
                                ------------   ------------   ------------   ------------   ------------
Net Loans                       $228,835,066   $207,315,010   $178,858,957   $166,866,944   $152,098,176
                                ============   ============   ============   ============   ============

The following table of commercial financial and agricultural loans shows the Corporation's loan maturities, net of deferred fees, as of December 31, 1997 (in thousands).

                                                                AFTER ONE
                                                     WITHIN     BUT WITHIN      AFTER
                                                    ONE YEAR    FIVE YEARS    FIVE YEARS
                                                    --------    ----------    ----------
Commercial, Financial and Agricultural              $24,558      $16,739       $16,368

Commercial, financial and agricultural loans approximating $20 million have floating or adjustable interest rates.

NON-PERFORMING ASSETS

At December 31, 1997, nonaccrual loans were $1,355,617, compared to $1,234,467 in 1996. The $121,150 increase during 1997 is considered to be normal given the increase in outstanding loans during 1997. Other real estate owned decreased $189,849 to $182,133 during 1997 from $371,982 in 1996. Loans 90 days past due and still accruing interest increased $597,759 during 1997 and represent only
 .5% of net loans at December 31, 1997.

The current quality of the loan portfolio can be demonstrated by the following table which details total non-performing loans and past due loans:

                                                          FOR THE YEARS ENDED DECEMBER 31,
                                            ------------------------------------------------------------
                                               1997         1996         1995         1994        1993
                                            ----------   ----------   ----------   ----------   --------
Nonaccrual Loans                            $1,355,617   $1,234,467   $  443,727   $  516,244   $105,716
Other Real Estate Owned                        182,133      371,982       43,966      221,770    570,479
Other Assets Held for Sale                      69,710       60,705       31,775       18,137     28,180
                                            ----------   ----------   ----------   ----------   --------
       Total Non-Performing Assets           1,607,460    1,667,154      519,468      756,151    704,375
Loans 90 Days Past Due and Still Accruing    1,213,225      615,466      801,743      802,552    292,909
                                            ----------   ----------   ----------   ----------   --------
       Total Non-Performing Assets and
          Past Due Loans                    $2,820,685   $2,282,620   $1,321,211   $1,558,703   $997,284
                                            ==========   ==========   ==========   ==========   ========

--------------------------------------------------------------------------------

RESERVE FOR LOAN LOSSES

The Corporation's policies provide for loan loss reserves to adequately protect against potential unidentified and/or identified loan losses consistent with sound and prudent banking practice. These policies consider historical data of actual losses and loans classified by specific loan credit evaluation. They also consider loan delinquency and economic conditions.

The Corporation follows a loan review program to evaluate the credit risk in its loan portfolio for substantially all loans greater than $50,000. Through the loan review process, the Corporation maintains a classified account list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the reserve for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the asset. Loans classified as "doubtful" are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if immediately liquidated. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans include some loans that are delinquent or on nonaccrual status. As of December 31, 1997, substandard loans totaled $761,061 and doubtful loans totaled $899,718. All substandard and doubtful loans were designated as delinquent or nonaccrual as of December 31, 1997.

In addition to its classified account list and delinquency list of loans, the Corporation maintains a separate "watch list" which further aids the Corporation in monitoring its loan portfolio. Watch list loans show warning elements where the present status portrays one or more deficiencies that require attention in the short run or where pertinent ratios of the loan account have weakened to a point where more frequent monitoring is warranted. These loans do not have all the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. The Corporation reviews these loans to assist in assessing the adequacy of the reserve for loan losses.

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

The following schedule sets forth the allocation of the reserve for loan losses among individual loan categories. A portion is allocated to general risk to protect the Corporation against potential yet undetermined losses and is based on historical experience. The entire reserve for loan losses is available to absorb future loan losses in any category.

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                   ----------------------------------------------------------------------------------
                                        1997             1996             1995             1994             1993
                                   --------------   --------------   --------------   --------------   --------------
                                   AMOUNT   TOTAL   AMOUNT   TOTAL   AMOUNT   TOTAL   AMOUNT   TOTAL   AMOUNT   TOTAL
                                   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
Commercial, Financial and
  Agricultural Loans               $ 926    31.8%   $ 782    30.3%   $ 969    36.2%   $ 891    39.0%   $ 788    42.2%
Real Estate Mortgage Loans           320    11.0      358    13.9      388    14.5      350    16.9      350    18.8
Installment Loans                    991    34.0      819    31.8      679    25.4      646    28.3      547    29.3
Lease Financing                      239     8.2      229     8.9      180     6.7      136     6.0       98     5.3
Allocation to General Risk           438    15.0      391    15.1      460    17.2      224     9.8       83     4.4
                                   ------           ------           ------           ------           ------
  Total                            $2,914           $2,579           $2,676           $2,282           $1,866
                                   ======           ======           ======           ======           ======

NSD BANCORP
           ---------------------------------------------------------------------

The Corporation's net charge-offs by loan type and changes in the reserve for loan losses for each of the past five years were as follows (in thousands):

                                                        1997      1996      1995      1994      1993
                                                       ------    ------    ------    ------    ------
Reserve for Loan Losses at Beginning of Year           $2,579    $2,676    $2,282    $1,866    $1,662
Charge-Offs:
  Commercial, Financial and Agricultural Loans             78       546       155        53       214
  Real Estate Mortgage Loans                               30      --        --        --          91
  Installment Loans                                       367       262       321       168       167
  Lease Financing                                          48        36        29      --        --
                                                       ------    ------    ------    ------    ------
     Total Charge-Offs                                    523       844       505       221       472
Recoveries:
  Commercial, Financial and Agricultural Loans             95         5       329        72        59
  Real Estate Mortgage Loans                                2         2         2         2        62
  Installment Loans                                        42        89        38       103        84
  Lease Financing                                        --        --           1      --        --
                                                       ------    ------    ------    ------    ------
     Total Recoveries                                     139        96       370       177       205
                                                       ------    ------    ------    ------    ------
Net Charge-Offs                                           384       748       135        44       267
Provision for Loan Losses                                 720       650       530       460       471
                                                       ------    ------    ------    ------    ------
Reserve for Loan Losses at End of Year                 $2,914    $2,579    $2,676    $2,282    $1,866
                                                       ======    ======    ======    ======    ======
Net Loan Charge-Offs to Average Loans                    0.17%     0.38%     0.08%     0.03%     0.19%
Loan Loss Reserve to Non-Performing Assets             181.30%   154.67%   515.21%   301.74%   264.87%

LIABILITIES

Total liabilities were $289,989,999 at December 31, 1997, an increase of $11,896,692 from December 31, 1996. The increases in total deposits and total borrowed funds of $7,739,809 and $3,528,816, respectively, were used to fund growth in the loan portfolio experienced during 1997.

DEPOSITS

Total deposits increased $7,739,809 from $260,986,805 at December 31, 1996 to $268,726,614 at December 31, 1997. Non-interest bearing deposits increased $6,771,824 during 1997 due to continued emphasis on the development of small business relationships. The Corporation experienced a slight increase of $967,985 in interest bearing deposits during 1997.

Average deposits and the average cost of deposits for the past three years were as follows:

                                                  1997                     1996                     1995
                                         ----------------------   ----------------------   ----------------------
                                           AVERAGE      AVERAGE     AVERAGE      AVERAGE     AVERAGE      AVERAGE
                                           BALANCE       RATE       BALANCE       RATE       BALANCE       RATE
                                         ------------    ----     ------------    ----     ------------    ----
Non-Interest Bearing Demand              $ 49,144,741    --       $ 45,410,862    --       $ 40,177,135    --
Interest Bearing Demand                    80,482,448    3.17%      67,611,775    2.91%      52,266,567    2.24%
Savings                                    37,025,880    2.69       37,750,180    3.00       41,165,175    2.97
Time Deposits                              94,732,134    5.90       89,352,483    5.60       81,594,789    5.85
                                         ------------    ----     ------------    ----     ------------    ----
  Total Deposits                         $261,385,203    3.49%    $240,125,300    3.38%    $215,203,666    3.34%
                                         ============    ====     ============    ====     ============    ====

--------------------------------------------------------------------------------

At December 31, 1997, outstanding Certificates of Deposit of $100,000 or more are scheduled to mature as follows (in thousands):

Three Months or Less                                 $ 4,377
Over Three Through Six Months                          1,079
Over Six Through Twelve Months                         1,721
Over Twelve Months                                     3,685
                                                     -------
  Total                                              $10,862
                                                     =======

REPURCHASE AGREEMENTS

At December 31, 1997, the Corporation had no outstanding repurchase agreements.

BORROWED FUNDS

At December 31, 1997, the Corporation had outstanding borrowings of $15,000,000, of which $6,000,000 is due during 1998. The Corporation borrowed these funds as part of a community investment program to finance mortgage loans to lower income borrowers and to provide liquidity for specific asset-liability management strategies. Advances from the Federal Home Loan Bank are collateralized by qualifying securities and loans and are subject to restrictions or penalties related to prepayments.

SHAREHOLDERS' EQUITY

Consolidated shareholders' equity increased $3,019,318 from $27,320,253 at December 31, 1996 to $30,339,571 at December 31, 1997. This increase was the result of earnings retention, the issuance of new shares of common stock for the exercise of employee/director stock options and an increase in the net unrealized holding gains on securities available for sale offset by dividends paid to shareholders.

The Corporation continues to maintain a strong capital position. Risk-based capital ratios exceed current regulatory requirements. The Corporation's Tier I risk-based capital ratio at December 31, 1997 was 12.53% compared to 12.41% at December 31, 1996. The Corporation's total risk-based capital ratio at December 31, 1997 was 13.78% compared to 13.66% at December 31, 1996. Regulatory requirements for Tier I and total risk-based capital ratios are 4.00% and 8.00%, respectively.

SALES PRICE AND CASH DIVIDENDS PER SHARE

The following table sets forth the high and low sale prices and cash dividends declared for the Corporation's common stock as reported by the NASDAQ National Market System. Prices and dividends set forth below have been adjusted to reflect a 3-for-2 stock split paid on December 31, 1997 to shareholders of record on December 1, 1997, a 5% stock dividend paid on May 30, 1997 to shareholders of record on April 30, 1997 and a 5% stock dividend paid on May 31, 1996 to shareholders of record on April 30, 1996.

                                              SALES PRICE     CASH DIVIDENDS
                                            ---------------      DECLARED
                                             HIGH     LOW       PER SHARE
                                             ----     ---       ---------
1997
First Quarter                               $18.89   $16.51       $0.159
Second Quarter                               19.92    16.67        0.167
Third Quarter                                22.83    18.33        0.167
Fourth Quarter                               35.00    21.50        0.166

1996
First Quarter                               $16.33   $14.51       $0.121
Second Quarter                               16.35    13.61        0.127
Third Quarter                                15.87    14.60        0.127
Fourth Quarter                               17.94    14.92        0.190

NSD BANCORP
           ---------------------------------------------------------------------

MARKET RISK

The Corporation operates as a traditional commercial banking institution investing in securities and loans with funding primarily provided by retail deposits and wholesale borrowings. The primary source of revenue is the net spread between interest earned on investments and the cost of related funding. Inherent in this business is market risk or the risk of an adverse impact on earnings from changes in market interest rates. Other types of market risks such as foreign currency exchange rate risk and commodity price risk do not arise in the normal course of the Corporation's business activities. The Corporation has an asset/liability management process in place to monitor and control risks associated with changing interest rates and the potential impact on future financial performance. Management's objective is to provide an optimum return while maintaining an appropriate mix of earning assets and funding sources consistent with acceptable exposure to market risk. Ultimately, the Corporation seeks to produce consistent profitability in all interest rate environments.

Simulation modeling enables management to quantify the extent of the Corporation's interest rate exposure by forecasting how net interest income, and consequently net income, varies under alternative interest rate scenarios based on the Corporation's current position. At December 31, 1997, a simulation analysis assuming a one-time 200 basis point increase in interest rates, results in a negative impact of less than 1.5% or approximately $200,000 on projected net interest income over a one-year period. Conversely, a 200 basis point decrease in interest rates results in an increase in projected net interest income by slightly more than 1.0% or approximately $160,000 over the same period. These findings are the result of normal projected growth in interest earning assets and interest related liability levels based on the Corporation's position at December 31, 1997. The results reflect the impact of a relatively short repricing or rate adjustment period of the Corporation's loan products and the effect of investment security prepayments matched with the relative short term nature of interest sensitive deposit and borrowing liabilities. In a rising rate environment, the increased cost of funding would be offset by increases in yields on prime rate, LIBOR and Treasury indexed loans and securities and the repricing of significant cashflow in the consumer loan portfolio. In a declining rate environment, the declining yield on loans and securities due to prepayments and index adjustments would be offset by a shortening of deposit maturities and the repricing of a significant interest bearing demand deposit portfolio. In any event, a sudden, substantial and protracted shift in interest rates may adversely impact the Corporation's earnings to the extent that the interest rates on interest earning assets and interest earning liabilities change at varying frequencies and market forces may limit the ability to appropriately respond to such changes.

Interest rate risk is also analyzed by comparing the maturity and repricing relationships between interest earning assets and interest bearing liabilities at specific points in time or "GAP" analysis. Management, however, recognizes that a simplified GAP analysis may not adequately reflect the degree to which asset and liabilities with similar repricing characteristics react to changes in market interest rates. In addition, repricing characteristics identified under a specific GAP position may vary significantly under different interest rate environments. Therefore, simulation modeling is also performed to evaluate the extent and direction of the Corporation's interest rate exposure under upward or downward changes in interest rates.

Based upon historical trends, the Corporation has typically considered all demand and savings deposits as core deposits and relatively non-rate sensitive. The following table has been prepared, as required, presenting interest bearing demand deposits and savings deposits as repricing within the earliest period. As a result, the table reflects a negative, or liability sensitive, cumulative interest GAP position of $63,431 in the first one-year GAP. Results of simulation modeling and historical experience indicate, however, that the overall potential effect on net interest income should not have an adverse result on future financial performance.

--------------------------------------------------------------------------------

The following table summarizes the Corporation's interest rate sensitivity or GAP position, which is the estimated aggregate maturity/repricing structure of interest earning assets and interest bearing liabilities, at December 31, 1997 (in thousands):

                                      0-3      OVER 3-6   OVER 6-12   OVER 1-5    OVER 5
                                     MONTHS     MONTHS     MONTHS      YEARS      YEARS      TOTAL
                                    --------   --------   ---------   --------   --------   --------
Loans, Net of Unearned Income       $ 24,685   $ 15,951   $ 20,395    $ 64,447   $106,777   $232,255
Securities Available for Sale          6,093      5,740      4,013      18,858     23,475     58,179
Securities Held to Maturity               --         10        215       2,995      2,067      5,287
Other Interest Earning Assets          2,000         --         --          --         --      2,000
Non-Interest Earning Assets               --         --         --          --     22,609     22,609
                                    --------   --------   --------    --------   --------   --------
     Total Assets                   $ 32,778   $ 21,701   $ 24,623    $ 86,300   $154,928   $320,330
                                    ========   ========   ========    ========   ========   ========

Interest Bearing Demand Deposits    $ 25,325   $ 11,141   $ 26,023    $ 20,189         --   $ 82,678
Savings Deposits                       7,348      3,674      3,674      22,043         --     36,739
Time Deposits <$100,000               17,266     15,306     13,777      30,172      3,714     80,235
Time Deposits >$100,000                5,477      1,079      1,721       3,170        515     11,962
Repurchase Agreements                     --         --         --          --         --         --
Borrowed Funds                         1,000      5,000         --       9,000         --     15,000
Other Liabilities                         --         --      4,722          --     58,654     63,376
Shareholders' Equity                      --         --         --          --     30,340     30,340
                                    --------   --------   --------    --------   --------   --------
     Total Liabilities and
       Shareholders' Equity         $ 56,416   $ 36,200   $ 49,917    $ 84,574   $ 93,223   $320,330
                                    ========   ========   ========    ========   ========   ========
Period GAP                          $(23,638)  $(14,499)  $(25,294)   $  1,726   $(61,705)
Cumulative GAP                      $(23,638)  $(38,137)  $(63,431)   $(61,705)  $  --

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

Operating activities provided net cash of $4,679,545 during 1997, compared to $4,910,907 and $4,967,522 at December 31, 1996 and 1995, respectively. The primary source of operating cash flows for 1997 was net income adjusted for the effect of noncash expenses such as the provision for loan losses, depreciation of premises and equipment and amortization of intangible assets.

Investing activities used cash flows of $19,610,435 during 1997, compared to $37,778,471 at December 31, 1996 and $18,704,984 at December 31, 1995. A
significant portion of borrowings were used to fund the loan growth experienced during 1997. Proceeds from the sales, repayments and maturities of investment securities available for sale and investment securities held to maturity were reinvested primarily in investment securities available for sale. Cash flows from investing activities were also primarily used to fund the growth in the loan portfolio during 1996 and 1995.

Financing activities provided cash of $9,675,632, $41,664,124 and $12,218,393 at December 31, 1997, 1996 and 1995, respectively. An increase in demand deposits, savings and borrowings provided cash for 1997 while cash was used by payments of cash dividends, repayment of repurchase agreements and a slight decrease in certificates of deposit. During 1996, an increase in demand deposits, savings, certificates of deposit and borrowings provided cash, while cash was used by payments of cash dividends. Net proceeds from borrowings were used to fund loan growth experienced during 1997 and 1996.