Form 10-K, Exhibit 13
period 1998-12-31
NSD BANCORP INC
filed 1999-03-29
CIK 898624

                                                                      Exhibit 13

NSD Bancorp
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                                                      December 31,
                                                              ----------------------------
                                                                  1998            1997
------------------------------------------------------------------------------------------
ASSETS
Cash and Due From Banks                                       $ 19,778,095    $ 13,638,396
Federal Funds Sold                                               2,500,000       2,000,000
Investment Securities Available for Sale at Market Value
  (Amortized Cost of $90,125,932 at December 31, 1998 and
  $55,290,512 at December 31, 1997)                             92,789,341      58,179,424
Investment Securities Held to Maturity at Amortized Cost
  (Market Value of $3,621,208 at December 31, 1998 and
  $5,459,499 at December 31, 1997)                               3,437,580       5,287,319
Loans Held for Sale                                              3,995,483       3,419,440
Loans, Net of Deferred Fees                                    230,937,044     233,039,784
Unearned Income                                                 (1,984,393)     (1,290,389)
Reserve for Loan Losses                                         (2,756,502)     (2,914,329)
------------------------------------------------------------------------------------------
  Loans, Net                                                   226,196,149     228,835,066
Premises and Equipment, Net                                      2,728,434       3,095,629
Accrued Interest Receivable                                      2,115,343       2,116,439
Other Real Estate Owned and Assets Held for Sale                   306,620         369,416
Other Assets                                                     3,320,947       3,388,441
------------------------------------------------------------------------------------------
TOTAL ASSETS                                                  $357,167,992    $320,329,570
==========================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Non-Interest Bearing                                        $ 60,317,643    $ 57,112,908
  Interest Bearing                                             219,797,517     211,613,706
------------------------------------------------------------------------------------------
  Total Deposits                                               280,115,160     268,726,614
Borrowed Funds:
  Advances from Federal Home Loan Bank and Other Borrowings     33,000,000      15,000,000
------------------------------------------------------------------------------------------
  Total Borrowed Funds                                          33,000,000      15,000,000
Accrued Interest Payable                                         4,977,580       4,783,086
Other Liabilities                                                6,680,887       1,480,299
------------------------------------------------------------------------------------------
Total Liabilities                                              324,773,627     289,989,999
Common Stock $1 Par Value; 10,000,000 shares authorized,
  2,604,172 issued and 2,586,410 outstanding at December 31,
  1998 and 2,586,999 issued and outstanding at December 31,
  1997                                                           2,604,172       2,586,999
Treasury Stock at cost, 17,762 shares at December 31, 1998        (457,950)             --
Capital Surplus                                                  7,885,041       7,644,860
Accumulated Other Comprehensive Income                           1,757,851       1,906,683
Retained Earnings                                               20,605,251      18,201,029
------------------------------------------------------------------------------------------
Total Shareholders' Equity                                      32,394,365      30,339,571
------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $357,167,992    $320,329,570
==========================================================================================


See notes to consolidated financial statements.

--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                  For the Years Ended December 31,
                                                              -----------------------------------------
                                                                 1998           1997           1996
-------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans, Including Fees                                         $19,495,192    $19,506,012    $17,518,046
Investment Securities:
  Taxable                                                       3,774,062      3,636,691      2,894,268
  Tax-Exempt                                                      257,182        443,534        725,016
  Dividends                                                       165,729        127,418        113,199
Interest Bearing Deposits                                          17,128          4,117          8,901
Federal Funds Sold                                                691,750         94,966        242,152
-------------------------------------------------------------------------------------------------------
  Total Interest Income                                        24,401,043     23,812,738     21,501,582

INTEREST EXPENSE
Deposits                                                        8,889,771      9,129,539      8,107,572
Federal Funds Purchased and Repurchase Agreements                 --             140,883         97,530
FHLB Advances and Other Borrowings                              1,234,125        710,154        519,503
-------------------------------------------------------------------------------------------------------
  Total Interest Expense                                       10,123,896      9,980,576      8,724,605
Net Interest Income                                            14,277,147     13,832,162     12,776,977
Provision for Loan Losses                                         780,000        720,000        650,000
-------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses            13,497,147     13,112,162     12,126,977
-------------------------------------------------------------------------------------------------------

OTHER INCOME
Net Investment Securities Gains                                   233,027        220,250        211,594
Service Fees                                                      766,737        710,755        668,785
Other Operating Income                                            650,139        655,409        459,134
-------------------------------------------------------------------------------------------------------
  Total Other Income                                            1,649,903      1,586,414      1,339,513

OTHER EXPENSES
Salaries and Employee Benefits                                  4,273,754      4,153,371      4,015,567
Occupancy Expense                                                 846,579        783,068        766,869
Equipment and Supplies                                          1,023,837      1,043,300      1,021,056
Data Processing                                                   629,397        575,845        507,826
FDIC Insurance                                                     37,492         40,233          2,000
Advertising                                                       158,070        150,708        197,333
Other Operating Expenses                                        2,058,515      2,203,891      1,642,006
-------------------------------------------------------------------------------------------------------
  Total Other Expenses                                          9,027,644      8,950,416      8,152,657

Income Before Income Taxes                                      6,119,406      5,748,160      5,313,833
Provision for Income Taxes                                      1,951,715      1,843,450      1,624,344
-------------------------------------------------------------------------------------------------------

NET INCOME                                                      4,167,691      3,904,710      3,689,489
=======================================================================================================

Other Comprehensive Income, net of tax                           (148,831)       707,600        229,984
-------------------------------------------------------------------------------------------------------
Net Comprehensive Income                                        4,018,860      4,612,310      3,919,473
NET INCOME PER COMMON SHARE (1)
Net Income--Basic                                                   $1.46          $1.38          $1.30
Net Income--Diluted                                                 $1.44          $1.37          $1.30
Common Dividends Declared and Paid Per Share                        $0.62          $0.60          $0.51
Weighted Average Shares Outstanding--Basic                      2,852,409      2,837,420      2,837,195
Weighted Average Shares Outstanding--Diluted                    2,896,279      2,857,511      2,840,541

(1) Adjusted for a 10% stock dividend declared January 26, 1999, a 3-for-2 stock split in 1997, a 5% stock dividend in 1997 and a 5% stock dividend in 1996.

See notes to consolidated financial statements.

NSD Bancorp
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For the Years Ended December 31,
                                                              ------------------------------------------
                                                                  1998           1997           1996
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                    $  4,167,691   $  3,904,710   $  3,689,489
Adjustments to Net Income:
  Provision for Loan Losses                                        780,000        720,000        650,000
  Gain on Sale of Investment Securities Available for Sale        (233,027)      (220,250)      (211,594)
  (Gain) Loss on Sale of Other Assets                              (90,075)         6,250          3,321
  Gain on Loan Sales                                               --             --             (14,614)
  Loss (Gain) on Disposition of Premises and Equipment               6,270       (168,462)       --
  Depreciation and Amortization                                    623,339        644,399        490,463
  Net Premium Amortization (Discount Accretion)                     32,019         60,835       (164,466)
  (Benefit) Provision for Deferred Income Taxes                     23,289       (138,915)        83,577
  Decrease (Increase) in Accrued Interest Receivable                 1,096       (124,043)      (177,180)
  Increase in Accrued Interest Payable                             194,493        231,294        645,835
  Decrease (Increase) in Other Assets                                7,309       (236,904)          (640)
  Deferred Loan Fees, Net                                          (65,969)       (18,430)       (37,450)
  Increase (Decrease) in Other Liabilities                       5,127,479         19,061        (45,834)
--------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                       10,573,914      4,679,545      4,910,907
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sale of Investment Securities Available for
    Sale                                                        11,028,644     13,938,578     10,888,662
  Proceeds from Repayments and Maturities of Investment
    Securities Available for Sale                               40,884,132     16,929,934     17,651,474
  Proceeds from Repayments and Maturities of Investment
    Securities Held to Maturity                                  1,856,000      4,041,000      1,575,000
  Purchases of Investment Securities                           (86,553,449)   (32,197,537)   (40,036,313)
  Proceeds from Sales of Other Real Estate Owned                   913,168        318,124        --
  Net Decrease (Increase) in Loans                                 586,154    (22,958,922)   (28,085,772)
  Proceeds from Loan Sales                                         --             --           1,475,996
  Premium on Deposit Account Acquisition                           --             --            (883,005)
  (Purchases) Dispositions of Premises and Equipment, Net          (73,345)       318,388       (364,513)
--------------------------------------------------------------------------------------------------------
Net Cash Used by Investing Activities                          (31,358,696)   (19,610,435)   (37,778,471)
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net Increase in Demand and Savings Accounts                    9,809,702      8,140,836     34,181,574
  Net Increase (Decrease) in Certificates of Deposit             1,578,844       (401,027)     6,676,873
  Net Increase (Decrease) in Repurchase Agreements                 --          (1,911,184)        88,751
  Proceeds from Borrowings                                      29,000,000     20,500,000      4,960,000
  Repayments of Borrowings                                     (11,000,000)   (15,060,000)    (2,780,000)
  Proceeds from the Exercise of Common Stock Options               257,354        117,247        --
  Cash Dividends Paid in Lieu of Fractional Shares                 --             (11,499)        (4,758)
  Treasury Stock Purchased                                        (457,950)       --             --
  Cash Dividends Paid                                           (1,763,469)    (1,698,741)    (1,458,316)
--------------------------------------------------------------------------------------------------------
  Net Cash Provided by Financing Activities                     27,424,481      9,675,632     41,664,124
--------------------------------------------------------------------------------------------------------
  Increase (Decrease) in Cash and Cash Equivalents               6,639,699     (5,255,258)     8,796,560
  Cash and Cash Equivalents at Beginning of Year                15,638,396     20,893,654     12,097,094
--------------------------------------------------------------------------------------------------------
  Cash and Cash Equivalents at End of Year                    $ 22,278,095   $ 15,638,396   $ 20,893,654
========================================================================================================


For the years ended December 31, 1998, 1997 and 1996, the Corporation paid interest of $9,929,402, $9,749,282 and $8,077,378 and income taxes of
$1,957,715, $1,811,450 and $1,703,512, respectively. Non-cash investing activity consisted of transfers of loans in liquidation to foreclosed assets of approximately $763,000 for 1998, $261,000 for 1997 and $328,000 for 1996.

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              For the Years Ended December 31, 1998, 1997 and 1996

                                                                                Accumulated
                                                                                   Other
                                        Common       Treasury      Capital     Comprehensive     Retained
                                         Stock        Stock        Surplus        Income         Earnings
-----------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995          $ 1,559,849       --       $ 4,593,891    $   969,099    $ 17,741,015
Net Income                                --            --           --             --            3,689,489
Stock Dividend                             77,781       --         1,672,291        --           (1,750,072)
Cash Paid in Lieu of Fractional
  Shares                                  --            --           --             --               (4,758)
Cash Dividends Declared ($.51 per
  share)(1)                               --            --           --             --           (1,458,316)
Change in Unrealized Appreciation
  (Depreciation) in Securities
  Available for Sale, net of tax          --            --           --             229,984         --
-----------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996            1,637,630       --         6,266,182      1,199,083      18,217,358
Net Income                                --            --           --             --            3,904,710
Stock Dividend                             81,656       --         2,129,143        --           (2,210,799)
Stock Split                               859,503       --          (859,503)       --              --
Cash Paid in Lieu of Fractional
  Shares                                  --            --           --             --              (11,499)
Cash Dividends Declared ($.60 per
  share)(1)                               --            --           --             --           (1,698,741)
Stock Options Exercised, Net of Tax
  Benefit                                   8,210       --           109,038        --              --
Change in Unrealized Appreciation
  (Depreciation) in Securities
  Available for Sale, net of tax          --            --           --             707,600         --
-----------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997            2,586,999       --         7,644,860      1,906,683      18,201,029
Net Income                                --            --           --             --            4,167,691
Cash Dividends Declared ($.62 per
  share)(1)                               --            --           --             --           (1,763,469)
Stock Options Exercised, Net of Tax
  Benefit                                  17,173       --           240,181        --              --
Treasury Stock Purchased (17,762
  shares)                                 --        $ (457,950)      --             --              --
Change in Unrealized (Depreciation)
  Appreciation in Securities
  Available for Sale, net of tax          --            --           --            (148,832)        --
-----------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998          $ 2,604,172   $ (457,950)  $ 7,885,041    $ 1,757,851    $ 20,605,251
===========================================================================================================


(1) Adjusted for 10% stock dividend declared January 26, 1999, a 3-for-2 stock split in 1997, a 5% stock dividend in 1997 and a 5% stock dividend in 1996.

See notes to consolidated financial statements.

NSD Bancorp
--------------------------------------------------------------------------------

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements of NSD Bancorp, Inc. (the "Corporation") include the accounts of the Corporation and wholly owned subsidiary, NorthSide Bank, a community bank operating ten branch offices located in western Pennsylvania, and NorthSide Bank's wholly owned subsidiary, 100 Federal Street, Inc. Material intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES:

The investment securities portfolio consists of securities and short-term investments which are purchased by the Corporation to enhance the overall yield on earning assets and to contribute to the management of interest rate risk and liquidity. Investments in debt and equity securities are classified into three categories: securities held to maturity, securities available for sale and trading securities.

The Corporation classifies securities as held to maturity when it has both the ability and positive intent to hold securities to maturity. Securities held to maturity are stated at cost adjusted for amortization of premium and accretion of discount, computed primarily under the interest method.

Securities not classified as held to maturity are designated as available for sale. These securities may be sold in response to changes in market interest rates, changes in prepayment or extension risk, asset-liability management decisions, income tax considerations or other circumstances identified by management. Securities available for sale are recorded at estimated market value, with the aggregate unrealized holding gains and losses reported, net of tax effect, as a separate component of shareholders' equity.

The Corporation's investment policy specifically prohibits the existence of a trading account portfolio.

On a periodic basis, management evaluates each security where amortized cost exceeds realizable value. If the decline is judged to be other than temporary, the cost of the security is written down to estimated net realizable value with the write-down included in net securities gains (losses). Realized gains and losses are computed principally under the specific identification method.

LOANS HELD FOR SALE:

At December 31, 1998 and December 31, 1997, loans held for sale were comprised entirely of student loans. These loans are carried at the lower of cost or market value obtained through secondary market bid quotations. Any realized gains and losses on these loans are included in other operating income.

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

The reserve for loan losses is maintained at a level considered adequate by management to provide for loan losses. The reserve is increased by provisions charged to expense and reduced by loan losses net of recoveries. The amount

--------------------------------------------------------------------------------

of reserve is based on management's evaluation of the loan portfolio as well as prevailing and anticipated economic conditions, specific problem loans and other factors.

Within the context of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," a loan is considered to be impaired when, based upon current information and events, it is probable that the Corporation will be unable to collect all amounts due for principal and interest according to the contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, or as a practical expedient, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance through a charge to provision for loan losses. This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The valuation allowance, or reserve for impaired loan losses, is part of the total reserve for loan losses. Upon disposition of an impaired loan, any related allowance is reversed through a charge to the impaired reserve for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the loan principal. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accruing status until all amounts due, both principal and interest, are current and there has been a demonstrated, sustained payment history.

Generally, management considers all major nonaccrual loans and certain renegotiated loans for impairment. The minimum period without payment that typically can occur before a loan is considered for impairment is ninety days. SFAS No. 114 does not apply to large groups of smaller balance, homogenous loans that are collectively evaluated for impairment. The Corporation collectively reviews leases and consumer loans under $50,000, and residential and commercial real estate under $250,000 for impairment.

PREMISES AND EQUIPMENT:

Premises and equipment are carried at original cost less accumulated depreciation. Premises and equipment are depreciated over their useful lives using either the straight-line or an accelerated method. Leasehold improvements are amortized over the terms of the respective lease or the estimated useful lives of the improvements, whichever is shorter. Costs for maintenance and repairs are expensed currently. Major improvements are capitalized. When premises and equipment are disposed of, the accounts are relieved of the cost and accumulated depreciation or amortization, and any resulting gains or losses are credited to or charged against income.

FORECLOSED ASSETS:

Foreclosed assets are comprised of other real estate owned and repossessed collateral, which are carried at the lower of the outstanding loan balance or estimated fair value less estimated costs to sell at the date of foreclosure.

INCOME TAXES:

Deferred income taxes result from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the statutory tax rates.

INTANGIBLE ASSETS:

Included in other assets is a deposit premium of approximately $529,803 and $706,404, net of accumulated amortization, at December 31, 1998 and 1997, respectively. The premium is amortized using the straight-line method over a five year period. The Corporation periodically evaluates the carrying value and the remaining amortization period of the intangible asset for possible impairment. Adjustments are recorded when the benefit of the related asset to the Corporation decreases due to disposition of deposits relative to the deposit premium.

NSD Bancorp
--------------------------------------------------------------------------------

CASH EQUIVALENTS:

The Corporation has defined cash equivalents as cash and due from banks and federal funds sold.

EARNINGS PER SHARE:

The Corporation adopted SFAS No. 128, "Earnings Per Share," which was issued in February, 1997. This statement requires the disclosure of basic and diluted earnings per share and revised the method required to calculate these amounts.

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

Basic and diluted earnings per share calculations include the retroactive effect of a 10% stock dividend declared January 26, 1999, a 3-for-2 stock split in 1997, a 5% stock dividend in 1997 and a 5% stock dividend in 1996.

RECENT ACCOUNTING PRONOUNCEMENTS:

In June 1997, SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" was issued. This standard redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Corporation has determined that it only has one operating segment which is the operation of a bank. Therefore, the Corporation will not be presenting any further segment information.

In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It applies to all entities and requires that any entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Under SFAS No. 133, the change in fair value is reflected in the income statement or as an element of other comprehensive income. Management is currently in the process of evaluating the impact of this statement on the consolidated financial statements.

In June 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued which requires businesses to disclose comprehensive income and its components in their general-purpose financial statements. This standard requires the reporting of all items of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. This statement is effective for fiscal years beginning after December 15, 1997, with reclassification of comparative financial statements, and is applicable to interim periods. The Corporation has chosen to disclose comprehensive income in the income statement, in which the components of comprehensive income are displayed net of income taxes.

--------------------------------------------------------------------------------

The Corporation currently has one component of other comprehensive income which is the change in unrealized gains (losses) on securities available for sale and is detailed as follows:

                                                          For the Years Ended December 31,
                                                         -----------------------------------
                                                           1998          1997         1996
--------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the
  period                                                 $   7,524    $1,292,371    $560,055
Less: reclassification adjustment for gain realized in
  net income                                               233,027       220,250     211,594
--------------------------------------------------------------------------------------------
Net unrealized (losses) gains                             (225,503)    1,072,121     348,461
--------------------------------------------------------------------------------------------
Other Comprehensive Income                                (225,503)    1,072,121     348,461
Tax Expense (Income) at 34%                                (76,672)      364,521     118,477
--------------------------------------------------------------------------------------------
Other Comprehensive Income, net                          $(148,831)   $  707,600    $229,984
============================================================================================


RECLASSIFICATIONS:

For comparative purposes, reclassifications have been made to certain amounts previously reported in the Consolidated Financial Statements.

NOTE 2-INVESTMENT SECURITIES

A summary of investment securities available for sale is as follows:

                                                             December 31, 1998
                                             -------------------------------------------------
                                                                Gross Unrealized
                                                                         Holding
                                                           ---------------------
                                              Amortized                               Fair
                                                Cost         Gains       Losses       Value
----------------------------------------------------------------------------------------------
U.S. Treasury Securities                     $ 5,225,749   $   30,280   $  2,823   $ 5,253,206
Obligations of U.S. Government Agencies       26,187,451       92,554     33,981    26,246,024
Mortgage-Backed Securities                    49,140,324      170,208    319,857    48,990,675
Obligations of State and Political
  Subdivisions                                   553,529        9,581      --          563,110
Other Bonds                                    6,802,815       14,724    123,989     6,693,550
Marketable Equity Securities                   2,216,064    2,826,712      --        5,042,776
----------------------------------------------------------------------------------------------
                                             $90,125,932   $3,144,059   $480,650   $92,789,341
==============================================================================================

                                                             December 31, 1997
                                             -------------------------------------------------
                                                                Gross Unrealized
                                                                         Holding
                                                           ---------------------
                                              Amortized                               Fair
                                                Cost         Gains       Losses       Value
----------------------------------------------------------------------------------------------
U.S. Treasury Securities                     $ 6,199,308   $   30,403   $  1,413   $ 6,228,298
Obligations of U.S. Government Agencies       20,657,983      174,423     21,163    20,811,243
Mortgage-Backed Securities                    26,385,529      204,861     44,073    26,546,317
Obligations of State and Political
  Subdivisions                                   544,955        3,694      --          548,649
Other Bonds                                      --            --          --          --
Marketable Equity Securities                   1,502,737    2,542,180      --        4,044,917
----------------------------------------------------------------------------------------------
                                             $55,290,512   $2,955,561   $ 66,649   $58,179,424
==============================================================================================

NSD Bancorp
--------------------------------------------------------------------------------

A summary of investment securities held to maturity is as follows:

                                                             December 31, 1998
                                             -------------------------------------------------
                                                                Gross Unrealized
                                                                         Holding
                                                           ---------------------
                                              Amortized                               Fair
                                                Cost         Gains       Losses       Value
----------------------------------------------------------------------------------------------
Obligations of State and Political
  Subdivisions                               $ 3,187,580   $  162,355   $  --      $ 3,349,935
Other Bonds                                      250,000       21,273      --          271,273
----------------------------------------------------------------------------------------------
                                             $ 3,437,580   $  183,628   $  --      $ 3,621,208
==============================================================================================

                                                             December 31, 1997
                                             -------------------------------------------------
                                                                Gross Unrealized
                                                                         Holding
                                                           ---------------------
                                              Amortized                               Fair
                                                Cost         Gains       Losses       Value
----------------------------------------------------------------------------------------------
Obligations of State and Political
  Subdivisions                               $ 5,037,319   $  172,180   $  --      $ 5,209,499
Other Bonds                                      250,000       --          --          250,000
----------------------------------------------------------------------------------------------
                                             $ 5,287,319   $  172,180   $  --      $ 5,459,499
==============================================================================================


The amortized cost and estimated market value of the investment portfolio available for sale and the investment portfolio held to maturity at December 31, 1998, by contractual maturity, are shown below. Mortgage-backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

The contractual maturity of the investment portfolio available for sale is as follows:

                                                               December 31, 1998
                                                           --------------------------
                                                            Amortized        Fair
                                                              Cost           Value
-------------------------------------------------------------------------------------
Within one year                                            $ 5,225,749    $ 5,253,206
After one year, within five years                           10,831,056     10,859,294
After five years, within ten years                          15,744,491     15,746,272
After ten years                                             58,324,636     60,930,569
-------------------------------------------------------------------------------------
                                                           $90,125,932    $92,789,341
=====================================================================================


The contractual maturity of the investment portfolio held to maturity is as follows:

                                                               December 31, 1998
                                                           --------------------------
                                                            Amortized        Fair
                                                              Cost           Value
-------------------------------------------------------------------------------------
Within one year                                            $   600,000    $   612,778
After one year, within five years                            2,488,486      2,624,137
After five years, within ten years                             349,094        384,293
After ten years                                                --             --
-------------------------------------------------------------------------------------
                                                           $ 3,437,580    $ 3,621,208
=====================================================================================


The fair value of securities is based on quoted market prices or bid quotations received from securities dealers. Proceeds from the sale of available for sale securities during 1998, 1997 and 1996 were $11,028,644, $13,938,578 and
$10,888,662, respectively. Gross gains of $202,063, $233,835 and $240,969 and gross losses of $319,

--------------------------------------------------------------------------------

$21,444 and $29,146 were realized on sales of available for sale securities in 1998, 1997 and 1996, respectively. There were no sales of investment securities held to maturity in 1998, 1997 or 1996. Gross gains of $73,062, $8,062 and $123 in 1998, 1997 and 1996, respectively, and gross losses of $875, $202 and $351 in 1998, 1997 and 1996, respectively, were realized on calls of investment securities. Investment securities with a total par value of $5,200,000 and $6,200,000 at December 31, 1998 and 1997, respectively, were pledged as collateral for public and trust funds and long-term borrowings.

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Corporation is required to maintain a minimum investment in FHLB stock. The minimum amount is calculated based on the level of assets, residential real estate loans and outstanding FHLB advances. At December 31, 1998 and 1997, the Corporation held $1,650,000 and $910,100, respectively, of FHLB stock.

NOTE 3-LOANS

Loans are summarized as follows:

                                                                December 31,
                                                        ----------------------------
                                                            1998            1997
------------------------------------------------------------------------------------
Consumer Loans to Individuals                           $ 92,000,264    $ 95,357,873
Mortgage:
  Non-Residential                                         28,060,867      29,385,042
  Residential                                             52,695,286      55,125,240
Commercial, Financial, and Agricultural                   40,445,049      37,831,540
Lines of Credit                                            5,376,848       5,487,417
Lease Financing                                           11,910,754       8,900,409
Nonaccrual Loans                                             785,360       1,355,617
------------------------------------------------------------------------------------
Total Loans                                              231,274,428     233,443,138
Deferred Fees                                               (337,384)       (403,354)
------------------------------------------------------------------------------------
Total Loans, net of Deferred Fees                       $230,937,044    $233,039,784
====================================================================================


At December 31, 1998 and 1997, the Corporation had $813,677 and $1,213,225, respectively, in loans which were 90 days or more past due, but were still accruing interest. If interest on loans classified as nonaccrual had been recognized, such income would have approximated $68,929, $97,558 and $33,884 for the years ended 1998, 1997 and 1996, respectively. The Corporation did not record interest on any nonaccrual loans during 1998, 1997 or 1996.

The Corporation collectively reviews leases and consumer loans under $50,000 and residential real estate and commercial real estate loans under $250,000. The Corporation had no recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 as of December 31, 1998. As of December 31, 1997, this amount was $471,181 with a corresponding loan loss reserve of $235,591. There were no loans considered impaired that have been partially written down through charge-offs. The average recorded investment in impaired loans was $217,468 and $574,362 during 1998 and 1997, respectively. The Corporation did not recognize any interest on impaired loans during 1998. During 1997, approximately $2,500 of interest was recognized on impaired loans under the accrual method (during the portion of the year which they were recognized as impaired).

NSD Bancorp
--------------------------------------------------------------------------------

NOTE 4-RESERVE FOR LOAN LOSSES

The following is a summary of activity in the reserve for loan losses:

                                                                   December 31,
                                                      --------------------------------------
                                                         1998          1997          1996
--------------------------------------------------------------------------------------------
Balance at Beginning of Year                          $2,914,329    $2,578,504    $2,676,362
Provision for Loan Losses                                780,000       720,000       650,000
Losses Charged Against Reserve                          (974,348)     (522,934)     (842,911)
Recoveries on Loans Previously Charged-Off                36,521       138,759        95,053
--------------------------------------------------------------------------------------------
Balance at End of Year                                $2,756,502    $2,914,329    $2,578,504
============================================================================================


NOTE 5-PREMISES AND EQUIPMENT

Premises and equipment, at cost, consist of the following:

                                                                  December 31,
                                                            ------------------------
                                                               1998          1997
------------------------------------------------------------------------------------
Land                                                        $  671,987    $  671,987
Buildings                                                    1,943,873     1,943,873
Equipment                                                    2,828,916     3,145,090
Leasehold Improvements                                       1,006,763     1,003,189
------------------------------------------------------------------------------------
                                                             6,451,539     6,764,139
Accumulated Depreciation                                    (3,723,105)   (3,668,510)
------------------------------------------------------------------------------------
Premises and Equipment, Net                                 $2,728,434    $3,095,629
====================================================================================


There were no significant gains or losses on disposals of premises and equipment during 1998. During 1997, the Corporation sold land with a book value of $325,908 for $492,908 resulting in a gain of $167,000 which has been included in other operating income in the consolidated statement of income. Depreciation expense, principally calculated using a straight-line method, was $434,271, $440,764 and $421,763 in 1998, 1997 and 1996, respectively. The Corporation leases certain offices under various operating leases. These leases contain various renewal option periods extending through September, 2005. Certain leases require adjustment of the rent based on cost escalations.

The following is a summary of the future minimum lease payments under these operating leases:

   For the Year Ending December 31,
   --------------------------------
                 1999                    $298,115
                 2000                     151,437
                 2001                     136,118
                 2002                     120,701
                 2003                      78,961
              thereafter                   68,436
                                         --------
                                         $853,768
                                         ========

Rental expense under all operating leases was $261,840, $250,386 and $209,667 for the years ended December 31, 1998, 1997 and 1996, respectively.

--------------------------------------------------------------------------------

NOTE 6-INCOME TAXES

The provision (benefit) for income taxes is composed of the following:

                                                 For the Years Ended December 31,
                                              --------------------------------------
                                                 1998          1997          1996
------------------------------------------------------------------------------------
Current
  Federal                                     $1,909,711    $1,940,915    $1,523,768
  State                                           18,715        41,450        16,999
Deferred                                          23,289      (138,915)       83,577
------------------------------------------------------------------------------------
                                              $1,951,715    $1,843,450    $1,624,344
====================================================================================


Reconciliations of the federal statutory and effective tax rates are as follows:

                                                     For the Years Ended December 31,
                                 ------------------------------------------------------------------------
                                         1998                      1997                      1996
                                 --------------------      --------------------      --------------------
                                   AMOUNT     PERCENT        Amount     Percent        Amount     Percent
---------------------------------------------------------------------------------------------------------
Federal Statutory Tax Rate       $2,080,598    34.0%       $1,954,374    34.0%       $1,806,703    34.0%
Tax-Exempt Interest Income          (98,267)   (1.6)         (164,475)   (2.9)         (265,464)   (5.0)
Interest Expense Disallowed          11,174     0.2            17,779     0.3            29,026     0.5
State Income Taxes                   12,352     0.2            27,357     0.4            11,219     0.2
Other, Net                          (54,142)   (0.9)            8,415     0.2            42,860     0.8
---------------------------------------------------------------------------------------------------------
                                 $1,951,715    31.9%       $1,843,450    32.0%       $1,624,344    30.5%
=========================================================================================================


The tax effects of deductible and taxable differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

                                                                 December 31,
                                                          --------------------------
                                                             1998            1997
------------------------------------------------------------------------------------
Deferred Tax Assets:
  Provision for Loan Losses                               $  741,629      $  795,290
  Loan Origination Fees/Costs                                 34,510          43,973
  Other                                                       71,674          35,074
------------------------------------------------------------------------------------
     Gross Deferred Tax Assets                               847,813         874,337
Deferred Tax Liabilities:
  Net Unrealized Holding Gains on
     Securities Available for Sale                           905,559         982,230
  Bond Discount Accretion                                     95,643          61,354
  Depreciation                                                70,771          92,291
  Other                                                       15,432          31,437
------------------------------------------------------------------------------------
     Gross Deferred Tax Liabilities                        1,087,405       1,167,312
------------------------------------------------------------------------------------
     Net Deferred Tax Liabilities                         $ (239,592)     $ (292,975)
====================================================================================


Net deferred tax assets are classified as other assets and net deferred tax liabilities are classified as other liabilities on the Consolidated Balance Sheets.

NOTE 7-EMPLOYEE BENEFITS

The Corporation maintains a profit sharing retirement plan which covers substantially all employees meeting minimum age and service requirements. Expense for the profit sharing plan was $117,000 in 1998, $117,000 in 1997 and $111,000 in 1996. During 1998, 1997 and 1996, respectively, the Corporation expensed $58,001, $63,584 and $65,613 related to 401(k) plan matching contributions.

NSD Bancorp
--------------------------------------------------------------------------------

Profit sharing assets are primarily invested in mutual funds which are selected at the discretion of the employee. The plan was also invested in 9,724 shares of NSD Bancorp, Inc. common stock with a market value of $255,255 at December 31, 1998. Total cash dividends received from plan investments in common stock of the Corporation were $6,612 in 1998.

NOTE 8-STOCK OPTION PLANS

The Corporation has two fixed option plans. Under the 1994 Employee Stock Option Plan, the Corporation may grant options to its employees for up to 212,837 shares of common stock. Under the 1994 Non-employee Director Stock Option Plan, the Corporation may grant options to its non-employee directors for up to 70,945 shares of common stock. Under both plans, the exercise price of each option is equal to the fair market price of the Corporation's stock on the date of grant with each option having a maximum term of 10 years. The total shares reserved for issuance, options granted and the option exercise price per share have been adjusted for the ten percent stock dividend declared January 26, 1999 for holders of record on February 2, 1999, the 3-for-2 stock split for holders of record on December 1, 1997, the five percent stock dividend for holders of record on April 30, 1997 and the five percent stock dividend for holders of record on April 30, 1996, in accordance with the terms of both plans.

A summary of the status of the Corporation's two fixed stock option plans as of December 31, 1998 , 1997 and 1996 and changes during the years ending on those dates is presented below:

                                            1998                         1997                        1996
                                 --------------------------   --------------------------   -------------------------
                                           Weighted-Average             Weighted-Average            Weighted-Average
         FIXED OPTIONS           SHARES     Exercise Price    Shares     Exercise Price    Shares    Exercise Price
--------------------------------------------------------------------------------------------------------------------
Outstanding at Beginning of
  Year                           100,928        $14.12         87,357        $13.06        62,176        $12.73
Granted                           24,750         31.88         25,405         17.20        27,980         13.75
Exercised                         18,889         13.62          9,031         12.98          --         --
Forfeited                            330         31.47          2,802         12.65         2,800         12.72
--------------------------------------------------------------------------------------------------------------------
Outstanding at End of Year       106,459        $18.28        100,929        $14.12        87,356        $13.06
Options Exercisable at Year-End  106,459                      100,929                      87,356
Weighted-Average Fair Value of
  Options Granted During the
  Year                                          $13.89                       $17.20                      $ 6.13
====================================================================================================================


The following table summarizes information about fixed stock options outstanding at December 31, 1998:

                        Options Outstanding and Exercisable
-----------------------------------------------------------------------------------
                                             Weighted-Average
                     Number Outstanding         Remaining
   Range of          and Exercisable at      Contractual Life      Weighted-Average
Exercise Prices           12/31/98              (in Years)          Exercise Price
-----------------------------------------------------------------------------------
$12.51-$13.23              44,186                  6.2                  $12.79
    13.90                  14,724                    7.6                 13.90
 16.70-17.33               23,129                    8.5                 17.22
 31.47-31.95               24,420                  9.5                   31.89
-----------------------------------------------------------------------------------
$12.51-$31.95             106,459                  7.7                  $18.28
===================================================================================


On January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock Based Compensation." As permitted by SFAS No. 123, the Bank has chosen to apply Accounting Pronouncements Bulletin (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under either Plan. Had compensation expense included

--------------------------------------------------------------------------------

stock option plan costs, determined based on the fair value at the grant date for options granted under these plans consistent with SFAS No. 123, proforma net income and earnings per share would have been as follows:

                                                              Reported      Proforma
-------------------------------------------------------------------------------------
Net Income
     1998                                                    $4,167,691    $3,940,793
     1997                                                     3,904,710     3,727,731
     1996                                                     3,689,489     3,576,261
Basic Earnings Per Share
     1998                                                         $1.46         $1.38
     1997                                                          1.38          1.31
     1996                                                          1.30          1.26
Diluted Earnings Per Share
     1998                                                         $1.44         $1.36
     1997                                                          1.37          1.30
     1996                                                          1.30          1.26
=====================================================================================

For purposes of computing proforma results as if the above plans were accounted for under the fair value method, the Corporation estimated the fair value of stock options using the Black-Scholes options pricing model with dividends paid every quarter at the current rate at the date of the grant. The following assumptions were used:

                                            1998                      1997                      1996
                                    --------------------      --------------------      --------------------
                                    EMPLOYEE    Director      Employee    Director      Employee    Director
------------------------------------------------------------------------------------------------------------
Risk Free Interest Rate              5.56%       5.86%         6.15%       6.80%         6.82%       6.58%
Volatility                          46.05%       46.48%       87.00%       87.00%       44.09%       46.77%
Expected Lives                      7 YEARS     7 YEARS       7 Years     7 Years       7 Years     7 Years
============================================================================================================


NOTE 9-TRANSACTIONS WITH RELATED PARTIES

In the ordinary course of business, the Corporation has transactions, including loans, with the Corporation's employees, principal officers and directors and their related interests. Approximately 75% of related party loans are with two Board members. A summary of loan activity for directors, executive officers and their associates with loan balances in excess of $60,000 is as follows:

                                                              1998           1997
-------------------------------------------------------------------------------------
Balance, January 1                                         $ 5,919,061    $ 6,699,601
New Loans                                                    1,392,957        701,809
Repayments                                                  (1,437,236)    (1,482,349)
-------------------------------------------------------------------------------------
Balance, December 31                                       $ 5,874,782    $ 5,919,061
=====================================================================================


NOTE 10-COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Corporation incurs off-balance sheet risk in the normal course of business in order to meet financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

At December 31, 1998, there are various outstanding commitments to extend credit of approximately $40,125,000 and standby letters of credit of approximately $401,000. The majority of standby letters of credit expire within the next fifteen months. Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or

NSD Bancorp
--------------------------------------------------------------------------------

other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis.

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

NOTE 11-CONCENTRATIONS OF CREDIT

The Corporation grants commercial, residential and consumer loans primarily to customers in the Western Pennsylvania area. The Corporation has a diversified loan portfolio which is not dependent upon any particular economic sector. Substantially all of the Corporation's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Corporation's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 1998, a significant portion of the Corporation's "cash and due from banks" and "federal funds sold" are maintained with a large financial institution located in southwestern Pennsylvania.

NOTE 12-FAIR VALUE OF FINANCIAL INSTRUMENTS

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

DEPOSIT LIABILITIES:
The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand as of December 31, 1998. The fair value of the fixed-maturity certificates of deposit is estimated using the

--------------------------------------------------------------------------------

rates currently offered as of December 31, 1998 for deposits of similar maturities. Fair value estimates do not include the value of depositor relationships or the value of the low-cost funding provided by deposits.

REPURCHASE AGREEMENTS:
The fair value is estimated using the rates currently offered for borrowings with similar terms and remaining maturities.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND FINANCIAL
GUARANTEES:
The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The fair value of commitments, guarantees and letters of credit is insignificant after considering the aforementioned factors.

The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                                                   December 31,
                                                     -----------------------------------------
                                                            1998                  1997
                                                     -------------------   -------------------
                                                     CARRYING     FAIR     Carrying     Fair
                                                      AMOUNT     VALUE      Amount     Value
----------------------------------------------------------------------------------------------
Financial Assets:
  Cash and Federal Funds Sold                        $ 22,278   $ 22,278   $ 15,638   $ 15,638
  Investment Securities                                96,227     96,411     63,467     63,639
  Loans                                               232,948    239,729    235,169    237,134
     Less: Reserve for Loan Losses                     (2,757)     --        (2,914)     --
----------------------------------------------------------------------------------------------
                                                     $348,696   $358,418   $311,360   $316,411
==============================================================================================

Financial Liabilities:
  Deposits                                           $280,115   $281,072   $268,727   $268,934
  Federal Home Loan Bank Borrowings                    33,000     33,086     15,000     14,893
----------------------------------------------------------------------------------------------
                                                     $313,115   $314,158   $283,727   $283,827
==============================================================================================

Off-Balance Sheet Financial Instruments:
Commitments to Extend Credit                         $ 40,125      --      $ 27,971      --
==============================================================================================


NOTE 13-REGULATORY RESTRICTIONS

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

Minimum regulatory risk-based capital ratios for tier I, total capital and leverage are 4%, 8% and 4%, respectively. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Management believes, as of December 31, 1998, that the Corporation meets all capital adequacy requirements to which it is subject.

NSD Bancorp
--------------------------------------------------------------------------------

The Corporation and subsidiary were considered to be well capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized, an institution must maintain risk-based capital ratios for tier I, total capital and leverage ratios of at least 6%, 10% and 5%, respectively.

The following represents tier I, total risk-based capital and leverage ratios for the Corporation and also its subsidiary, Northside Bank, as of December 31, 1998 and 1997:

                                                                                          To Be Well Capitalized
                                                                  For Capital Adequacy    Under Prompt Corrective
                                                  Actual                Purposes             Action Provisions
                                            ---------------------------------------------------------------------
                                              Amount      Ratio      Amount      Ratio       Amount        Ratio
-----------------------------------------------------------------------------------------------------------------
As of December 31, 1998:
  NSD Bancorp, Inc.
    Tier I Capital (to Risk Weighted
      Assets)                               $30,106,711   12.36%  $ 9,740,052     4.00%    $14,610,077      6.00%
    Total Capital (to Risk Weighted
      Assets)                                34,135,234   14.02    19,480,103     8.00      24,350,128     10.00
    Tier 1 Capital (to Average Assets)       30,106,711    9.21    13,078,168     4.00      16,347,711      5.00
  NorthSide Bank
    Tier I Capital (to Risk Weighted
      Assets)                                29,095,457   12.15     9,578,703     4.00      14,368,055      6.00
    Total Capital (to Risk Weighted
      Assets)                                31,993,021   13.36    19,157,406     8.00      23,946,758     10.00
    Tier 1 Capital (to Average Assets)       29,095,457    8.98    12,964,175     4.00      16,205,218      5.00
As of December 31, 1997:
  NSD Bancorp, Inc.
    Tier I Capital (to Risk Weighted
      Assets)                                27,726,483   12.53     8,849,653     4.00      13,274,479      6.00
    Total Capital (to Risk Weighted
      Assets)                                30,493,837   13.78    17,699,305     8.00      22,124,131     10.00
    Tier I Capital (to Average Assets)       27,726,483    8.90    12,456,792     4.00      15,570,991      5.00
  NorthSide Bank
    Tier I Capital (to Risk Weighted
      Assets)                                26,687,786   12.11     8,813,936     4.00      13,220,904      6.00
    Total Capital (to Risk Weighted
      Assets)                                29,444,116   13.36    17,627,873     8.00      22,034,841     10.00
    Tier I Capital (to Average Assets)       26,687,786    8.64    12,358,235     4.00      15,447,794      5.00

Under regulations of the Federal Reserve, the Corporation is required to maintain certain average reserve balances which include both cash on hand and deposits with the Federal Reserve. These deposits are included in cash and due from banks in the accompanying consolidated balance sheet. At December 31, 1998, the Corporation was required to maintain $2,454,000 of such balances.

Dividends and loans to the Holding Company from Northside Bank are subject to regulatory limitations. Dividends are limited to retained earnings of NorthSide Bank. Loans must by collateralized by specific obligations and cannot exceed 10% of NorthSide Bank's capital. The maximum amount available to the Holding Company at December 31, 1998 from NorthSide Bank in the form of dividends and loans, individually, was approximately $24.9 million and $2.9 million, respectively.

NOTE 14-STOCK DIVIDENDS AND STOCK SPLITS

On January 26, 1999, the Corporation's Board of Directors declared a stock dividend payable on March 3, 1999 to shareholders of record at February 1, 1999.

On November 27, 1997, the Corporation's Board of Directors declared a 3-for-2 stock split payable on December 31, 1997 to shareholders of record at December 1, 1997.

On April 22, 1997, the Corporation's Board of Directors declared a stock dividend payable on May 30, 1997 to shareholders of record at April 30, 1997.

On April 23, 1996, the Corporation's Board of Directors declared a stock dividend payable on May 31, 1996 to shareholders of record at April 30, 1996.

Earnings per share and dividends per share have been restated to reflect all of the above described stock dividends and stock splits.

--------------------------------------------------------------------------------

NOTE 15-TREASURY STOCK

In September of 1998, the Corporation's Board of Directors authorized the repurchase of up to 4.9% of the outstanding common stock of the Corporation, to be made available for issuance pursuant to stock option plans and for general corporate purposes. There were 17,762 shares purchased during 1998.

NOTE 16-BORROWED FUNDS

Borrowed funds at December 31, 1998 and 1997 were as follows:

                                                   1998                           1997
                                        --------------------------      -------------------------
                                                        Weighted                       Weighted
                                          BALANCE     Average Rate       Balance     Average Rate
-------------------------------------------------------------------------------------------------
Advances Due In:                1998        --           --             $6,000,000       5.80%
                                1999    $ 1,000,000       5.19%          1,000,000       5.19
                                2002      8,000,000       5.50           8,000,000       5.48
                                2008     24,000,000       4.67              --          --
=================================================================================================

Advances from the Federal Home Loan Bank (FHLB) are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments.

At December 31, 1998, the Corporation had approximately $85.1 million in available credit under its collateralized borrowing agreement with the Federal Home Loan Bank.

NOTE 17-CONDENSED FINANCIAL INFORMATION OF NSD BANCORP, INC. (PARENT COMPANY
        ONLY)

                                                                     December 31,
----------------------------------------------------------------------------------------
                       BALANCE SHEET                             1998           1997
----------------------------------------------------------------------------------------
Assets
  Cash                                                        $   635,060    $   582,342
  Securities Available for Sale at Market Value (Amortized
     Cost of $389,508 at December 31, 1998 and $416,082 at
     December 31, 1997)                                         2,902,751      2,714,297
  Investment in Bank Subsidiary                                30,015,120     27,405,844
  Other Assets                                                    --              66,932
----------------------------------------------------------------------------------------
Total Assets                                                  $33,552,931    $30,769,415
----------------------------------------------------------------------------------------
Liabilities
  Accounts Payable                                            $   --         $    26,658
  Deferred Tax Liability                                          867,816        781,393
----------------------------------------------------------------------------------------
Total Liabilities                                                 867,816        808,051
Shareholders' Equity                                           32,685,115     29,961,364
----------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                    $33,552,931    $30,769,415
========================================================================================

NSD Bancorp
--------------------------------------------------------------------------------

                                                              For the Years Ended December 31,
----------------------------------------------------------------------------------------------------
                 STATEMENT OF INCOME                        1998            1997            1996
----------------------------------------------------------------------------------------------------
Cash Dividends from Bank Subsidiary                      $ 1,766,404     $ 1,698,741     $ 1,458,316
Dividends from Securities Available for Sale                  69,930          58,908          50,412
Net Investment Securities Gains (Losses)                     201,942         179,391         180,829
Other Expenses                                                96,260          78,534          51,326
----------------------------------------------------------------------------------------------------
  Income Before Taxes and Equity in Undistributed Net
     Income of Bank Subsidiary                             1,942,016       1,858,506       1,638,231
Provision for Income Taxes                                     5,395          11,450          17,321
----------------------------------------------------------------------------------------------------
Income Before Equity in Undistributed Net Income of
  Bank Subsidiary                                          1,936,621       1,847,056       1,620,910
Equity in Undistributed Net Income of Bank Subsidiary      2,231,070       2,057,654       2,068,579
----------------------------------------------------------------------------------------------------
Net Income                                               $ 4,167,691     $ 3,904,710     $ 3,689,489
====================================================================================================


                                                              For the Years Ended December 31,
----------------------------------------------------------------------------------------------------
               STATEMENT OF CASH FLOWS                      1998            1997            1996
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                             $ 4,167,691     $ 3,904,710     $ 3,689,489
     Adjustments to Net Income
       Equity in Undistributed Net Income of
          Subsidiary                                      (2,231,070)     (2,057,654)     (2,068,579)
       (Increase) Decrease in Other Assets                    66,932         (12,691)         17,670
       Gains on Investment Securities                       (201,942)       (179,391)       (180,829)
       Increase (Decrease) in Other Liabilities              (13,345)         26,514            (831)
----------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                  1,788,266       1,681,488       1,456,920
----------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES
  Proceeds from Sale of Investment Securities
     Available for Sale                                      228,517         191,380         293,125
----------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Issuance of Common Stock                     257,354         117,247         --
  Cash Dividends Paid                                     (1,763,469)     (1,698,741)     (1,458,316)
  Treasury Stock Purchased                                  (457,950)        --              --
  Cash Dividends Paid in Lieu of Fractional Shares           --              (11,499)         (4,758)
----------------------------------------------------------------------------------------------------
Net Cash Used by Financing Activities                     (1,964,065)     (1,592,993)     (1,463,074)
----------------------------------------------------------------------------------------------------
Net Increase in Cash                                          52,718         279,875         286,971
Cash at Beginning of Year                                    582,342         302,467          15,496
----------------------------------------------------------------------------------------------------
Cash at End of Year                                      $   635,060     $   582,342     $   302,467
====================================================================================================


--------------------------------------------------------------------------------

NOTE 18-EARNINGS PER SHARE

Income and shares in thousands:

                                                        For the Years Ended December 31,
                             ---------------------------------------------------------------------------------------
                                        1998                          1997                          1996
                             ---------------------------   ---------------------------   ---------------------------
                                               Per Share                     Per Share                     Per Share
                             INCOME   SHARES    Amount     Income   Shares    Amount     Income   Shares    Amount
--------------------------------------------------------------------------------------------------------------------
Basic earnings per share:
  Income available to
    shareholders             $4,168    2,852     $1.46     $3,905    2,837     $1.38     $3,689    2,837     $1.30
Effect of dilutive
  securities:
  Stock options                  --       44        --         --       21        --         --        4        --
--------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
  Income Available to
    shareholders             $4,168    2,896     $1.44     $3,095    2,858     $1.37     $3,689    2,841     $1.30
====================================================================================================================


'1994'                                       0.99
'1995'                                       1.18
'1996'                                       1.30
'1997'                                       1.38
'1998'                                       1.46



'1994'                                       7.73
'1995'                                       8.76
'1996'                                       9.63
'1997'                                      10.66
'1998'                                      11.39

NSD Bancorp
--------------------------------------------------------------------------------

NOTE 19-QUARTERLY EARNINGS SUMMARY (UNAUDITED)

Quarterly earnings for the years ended December 31, 1998 and 1997 are as follows (in thousands):

                                                                          1998
                                                 -------------------------------------------------------
                                                  March 31      June 30      September 30    December 31
--------------------------------------------------------------------------------------------------------
Interest Income                                      $5,989        $6,035         $6,126          $6,251
Interest Expense                                      2,524         2,489          2,531           2,580
--------------------------------------------------------------------------------------------------------
Net Interest Income                                   3,465         3,546          3,595           3,671
Provision for Loan Losses                               195           195            195             195
--------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan
  Losses                                              3,270         3,351          3,400           3,476
Other Income                                            397           431            349             473
Other Expenses                                        2,294         2,260          2,239           2,234
--------------------------------------------------------------------------------------------------------
Income Before Taxes                                   1,373         1,522          1,510           1,715
Income Taxes                                            423           497            486             546
--------------------------------------------------------------------------------------------------------
Net Income                                             $950        $1,025         $1,024          $1,169
========================================================================================================

Per Share: (1)
Net Income (basic)                                    $0.33         $0.36          $0.36           $0.41
Dividends                                             $.155         $.155          $.155           $.155
Weighted Average Shares Outstanding (basic)       2,852,433     2,852,433      2,860,092       2,844,679
========================================================================================================


                                                                          1997
                                                 -------------------------------------------------------
                                                  March 31      June 30      September 30    December 31
--------------------------------------------------------------------------------------------------------
Interest Income                                      $5,631        $5,975         $6,125          $6,083
Interest Expense                                      2,380         2,505          2,567           2,529
--------------------------------------------------------------------------------------------------------
Net Interest Income                                   3,251         3,470          3,558           3,554
Provision for Loan Losses                               150           180            195             195
--------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan
  Losses                                              3,101         3,290          3,363           3,359
Other Income                                            311           546(2)         321             408
Other Expenses                                        2,162         2,410(3)       2,210           2,169
--------------------------------------------------------------------------------------------------------
Income Before Taxes                                   1,250         1,426          1,474           1,598
Income Taxes                                            398           441            509             496
--------------------------------------------------------------------------------------------------------
Net Income                                             $852          $985           $965          $1,102
========================================================================================================
Per Share (1)
Net Income (basic)                                    $0.30         $0.35          $0.34           $0.39
Dividends                                             $.144         $.152          $.152           $.151
Weighted Average Shares Outstanding (basic)       2,836,668     2,836,668      2,836,668       2,839,679

---------------

(1) Adjusted for 10% stock dividend declared January 26, 1999, a 3-for-2 stock split in 1997 and a 5% stock dividend in 1997.

(2) Includes gain of $167,000 recognized on the sale of land.

(3) Includes loss recognized on merchant credit card portfolio of approximately $289,000.

--------------------------------------------------------------------------------

                           COMPARATIVE FINANCIAL DATA

                                                              For the Years Ended December 31,
                                          ------------------------------------------------------------------------
                                              1998           1997           1996           1995           1994
------------------------------------------------------------------------------------------------------------------
EARNINGS
Interest Income                           $ 24,401,043   $ 23,812,738   $ 21,501,582   $ 19,405,880   $ 17,194,852
Interest Expense                            10,123,896      9,980,576      8,724,605      7,485,431      5,867,068
------------------------------------------------------------------------------------------------------------------
Net Interest Income                         14,277,147     13,832,162     12,776,977     11,920,449     11,327,784
Provision for Loan Losses                      780,000        720,000        650,000        530,000        460,000
Other Income                                 1,649,903      1,586,414      1,339,513      1,741,691        792,263
Other Expense                                9,027,644      8,950,416      8,152,657      7,958,632      7,884,226
------------------------------------------------------------------------------------------------------------------
Income Before Taxes                          6,119,406      5,748,160      5,313,833      5,173,508      3,775,821
Income Taxes                                 1,951,715      1,843,450      1,624,344      1,500,556        964,446
------------------------------------------------------------------------------------------------------------------
Net Income                                $  4,167,691   $  3,904,710   $  3,689,489   $  3,672,952   $  2,811,375
==================================================================================================================

YEAR END BALANCES
------------------------------------------------------------------------------------------------------------------
Assets                                    $357,167,992   $320,329,570   $305,413,560   $259,132,930   $242,071,525
Loans, net                                 234,932,527    236,459,224    214,049,576    188,653,465    172,000,399
Investment Securities                       96,226,921     63,466,743     64,985,502     54,658,490     52,464,021
Deposits                                   280,115,160    268,726,614    260,986,805    220,243,135    213,766,664
Repurchase Agreements and Federal Funds
  Purchased                                         --             --      1,911,184      1,822,433      1,382,156
FHLB Advances and Other Borrowings          33,000,000     15,000,000      9,560,000      7,380,000        780,000
Shareholders' Equity                        32,394,365     30,339,571     27,320,253     24,863,854     21,949,369
Number of Shareholders                             431            453            448            454            452
AVERAGE BALANCES
------------------------------------------------------------------------------------------------------------------
Assets                                    $327,576,185   $312,219,530   $279,854,944   $248,746,561   $231,867,852
Loans                                      228,648,794    226,006,573    198,720,233    176,706,914    160,197,388
Investment Securities                       68,665,948     66,767,405     60,999,113     52,489,567     53,512,045
Deposits                                   265,197,427    261,385,203    240,125,300    215,564,206    235,368,739
Repurchase Agreements and Federal Funds
  Purchased                                         --      2,558,518      1,897,694      1,665,397        648,308
FHLB Advances and Other Borrowings          23,523,288     12,354,466      9,232,240      3,569,435        780,000
Shareholders' Equity                        31,729,974     28,739,768     26,008,987     23,627,621     21,161,402
PER SHARE DATA (1)
------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share                         $1.46          $1.38          $1.30          $1.29          $0.99
Basic Weighted Average
  Shares Outstanding                         2,852,409      2,837,420      2,837,195      2,837,560      2,837,835
Diluted Earnings Per Share                       $1.44          $1.37          $1.30          $1.29          $0.99
Diluted Weighted Average
  Shares Outstanding                         2,896,279      2,857,511      2,840,541      2,837,650      2,839,773
Dividends                                       $ 0.61         $ 0.59          $0.51          $0.45          $0.26
Book Value                                      $11.39         $10.66          $9.63          $8.76          $7.73
RATIOS
------------------------------------------------------------------------------------------------------------------
Return on Average Assets                          1.27%          1.25%          1.32%          1.48%          1.21%
Return on Average Equity                         13.13          13.59          14.19          15.55          13.29
Net Interest Margin (2)                           4.69           4.81           5.01           5.31           5.47
Equity to Assets                                  9.07           9.47           8.95           9.60           9.07
Dividend Payout Ratio                            42.31          43.50          39.53          35.32          26.68

---------------

(1) Adjusted for a 10% stock dividend declared January 26, 1999, a 3-for-2 stock split in 1997, a 5% stock dividend in 1997, a 5% stock dividend in 1996 and a 4% stock dividend in 1994.

(2) Tax equivalent basis.

NSD Bancorp
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of NSD Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of NSD Bancorp, Inc. and subsidiary as of December 31, 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Corporation for the years ended December 31, 1997 and 1996, were audited by other auditors whose report, dated January 26, 1998, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 1998 consolidated financial statements present fairly, in all material respects, the financial position of NSD Bancorp, Inc. and subsidiary at December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Pittsburgh, Pennsylvania
January 29, 1999

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

RESULTS OF OPERATIONS FOR THE YEAR

Net income increased to $4,167,691 or $1.46 (basic) per share in 1998, from $3,904,710 or $1.38 in 1997 and $3,689,489 or $1.30 in 1996. Contributing to the
increase in net income were increases in net interest income of $444,985, net investment securities gains of $12,777 and service fee income of $55,982 and decreases in equipment and supplies expense of $19,463, FDIC insurance of $2,741 and other operating expenses of $145,376. These contributions to the overall increase were offset by decreases in other operating income of $5,270 and increases in the provision for loan losses of $60,000, salary and employee benefits of $120,383, occupancy expense of $63,511, data processing costs of $53,552, advertising of $7,362 and the provision for income taxes of $108,265. Impacting 1997 earnings was a $289,000 loss recognized on the merchant credit card portfolio and a $167,000 gain on the sale of land. Contributing to the increase in 1997 net income over 1996 were increases in net interest income of $1,055,185, net investment securities gains of $8,656, service fee income of $41,970, other operating income of $196,275 (which includes the gain on sale of land) and a decrease in advertising expense of $46,625. These contributions to the overall increase were offset by increases in the provision for loan losses of $70,000, equipment and supplies expense of $22,244, data processing costs of $68,019, salary and employee benefits of $137,804 and the provision for income taxes of $219,106.

Return on average assets (ROA) was 1.27% for 1998 compared to 1.25% for 1997 and 1.32% for 1996. Both the increase from 1997 to 1998 and the decrease from 1996 to 1997 is primarily due to the 1997 earnings being affected by the loss on the merchant credit card portfolio offset by the gain on the sale of land. ROA increased from 1997 to 1998 despite a decline in net interest margin from 4.81% in 1997 to 4.69% in 1998. Return on average equity was 13.13% for 1998 compared to 13.59% for 1997 and 14.19% for 1996. The decrease in ROE reflects the impact of net interest margin compression and also higher average capital levels during 1998 compared to 1997.

NET INTEREST INCOME

The primary component of the Corporation's earnings is net interest income, which is the difference between interest earned on loans, investments and other earning assets and the interest expense on deposits and other interest bearing liabilities which fund those assets. Tax-exempt securities and loans carry pretax yields lower than comparable tax assets. Therefore, it is more meaningful to analyze net interest income on a tax-equivalent basis.

Total interest income increased $530,802 during 1998 as a result of a $15,744,524 increase in average earning assets offset by a decline in average yield on earning assets from 8.19% in 1997 to 7.95% in 1998. Interest expense on deposits decreased $239,769 as a result of a decrease in the average cost of deposits to 4.19% in 1998 from 4.30% in 1997. Interest expense on borrowings increased $523,971 due to an increase of $11,168,822 in average outstanding levels offset by a decrease in the average rate paid on such balances from 5.75% in 1997 to 5.25% in 1998.

Total interest income increased $2,168,959 during 1997 as the result of a $30,336,038 increase in average earning assets offset by a decline in average yield on earning assets from 8.31% in 1996 to 8.19% in 1997. Interest expense on deposits increased $1,021,967 as the result of a $17,526,025 increase in the average level of interest bearing deposits and an increase from 4.16% in 1996 to 4.30% in 1997 in the average cost of such deposits. Interest expense on borrowings increased $234,004 due to a $3,783,050 increase in average outstanding levels and an increase in the average rate paid on such balances from 5.63% in 1996 to 5.75% in 1997.

Net interest income was $14,559,710 at December 31, 1998, compared to $14,171,227 at December 31, 1997 and $13,259,239 at December 31, 1996. This
consistent improvement has been largely due to increases in average earning assets.

NSD Bancorp
--------------------------------------------------------------------------------

Average earning assets for 1998 were $310,544,813 compared to $294,800,289 and $264,464,252 in 1997 and 1996, respectively. To provide a more in depth analysis of net interest income, the following average balance sheet and net interest income analysis detail the contribution of earning assets to overall net interest income and the impact of cost of funds. The rate/volume analysis shows the portions of the net change in interest income due to changes in volume or rate on a tax equivalent basis using the statutory federal income tax rate of 34%. Changes in net interest income due to both rate and volume in the accompanying rate and volume analysis have been allocated to changes due to volume and rate in proportion to the absolute amount of the change in each.

                              RATE/VOLUME ANALYSIS

                                               From 1997 to 1998                    From 1996 to 1997
                                       ---------------------------------   -----------------------------------
                                         Change in Income/                   Change in Income/
                                          Expense Due To                       Expense Due To
                                       ---------------------     Total     ----------------------     Total
                                        Volume       Rate       Change       Volume       Rate        Change
--------------------------------------------------------------------------------------------------------------
Interest Earning Assets
  Loans
    Industrial Revenue and Tax-Exempt
      Financing                        $  43,278   $  (9,342)  $  33,936   $  (29,519)  $   4,851   $  (24,668)
    All Other Loans                      214,797    (248,016)    (33,219)   2,386,457    (382,210)   2,004,247
--------------------------------------------------------------------------------------------------------------
Total Loans                              258,075    (257,358)        717    2,356,938    (377,359)   1,979,579
  Investment Securities
    Taxable                              157,673      44,826     202,499      688,918      81,044      769,962
    Tax-Exempt                          (291,946)      9,594    (282,352)    (414,880)    (11,609)    (426,489)
--------------------------------------------------------------------------------------------------------------
Total Investment Securities             (134,273)     54,420     (79,853)     274,038      69,435      343,473
  Due From Banks                          13,087          67      13,154       (1,390)     (5,518)      (6,908)
  Federal Funds Sold                     587,009       9,775     596,784     (134,780)    (12,406)    (147,186)
--------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets            723,898    (193,096)    530,802    2,494,806    (325,848)   2,168,958

Interest Bearing Liabilities
Interest Bearing Deposits Savings and
  Interest Bearing Demand Deposits        92,001     (59,643)     32,358      376,097      67,309      443,406
    Time Deposits                       (167,232)   (104,895)   (272,127)     309,807     269,054      578,861
--------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits          (75,231)   (164,538)   (239,769)     685,904     336,363    1,022,267
  Federal Funds Purchased and
    Repurchase Agreements                (70,441)    (70,441)   (140,882)      41,555       1,798       43,353
  FHLB Advances and Other Borrowings     596,356     (72,385)    523,971      181,054       9,597      190,651
--------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits          450,684    (307,364)    143,320      908,513     347,758    1,256,271
--------------------------------------------------------------------------------------------------------------
Change in Net Interest Income          $ 273,214   $ 114,268   $ 387,482   $1,586,293   $(673,606)  $  912,687
==============================================================================================================


(1) Tax exempt income on loans and investments and related yields are shown on a fully tax equivalent basis computed using the statutory rate of 34%.

(2) For purposes of calculating loan yields, average loan balances include nonaccrual loans.

NSD Bancorp
--------------------------------------------------------------------------------

                   AVERAGE BALANCE SHEET/NET INCOME ANALYSIS
                        For the Years Ended December 31,

                                         1998                                    1997                               1996
                         ------------------------------------    ------------------------------------    --------------------------
                           AVERAGE                    Average      Average                    Average      Average
                           BALANCE       INTEREST      Yield       Balance       Interest      Yield       Balance       Interest
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Loans
  Industrial Revenue
    and Tax Exempt       $  1,047,119   $   100,193     9.57%    $    604,370   $    66,257    10.96%    $    875,839   $    90,925
All Other Loans           227,601,675    19,429,064     8.54      225,402,203    19,462,283     8.63      197,844,394    17,458,036
-----------------------------------------------------------------------------------------------------------------------------------
      Total               228,648,794    19,529,257     8.54      226,006,573    19,528,540     8.64      198,720,233    17,548,961
Investment Securities
  Taxable                  64,210,313     4,055,801     6.32       58,961,980     3,853,302     6.54       48,392,511     3,083,340
  Tax-Exempt                4,455,635       389,669     8.75        7,795,425       672,021     8.62       12,606,602     1,098,510
-----------------------------------------------------------------------------------------------------------------------------------
      Total                68,665,948     4,445,470                66,757,405     4,525,323     6.78       60,999,113     4,181,850
Due from Banks,
  Interest Earning            571,441        17,128     3.00          134,777         3,974     2.94          157,515        10,882
Federal Funds Sold         12,658,630       691,750     5.46        1,901,534        94,966     4.99        4,587,391       242,152
-----------------------------------------------------------------------------------------------------------------------------------
      Total Earning
        Assets            310,544,813    24,683,605     7.95      294,800,289    24,152,803     8.19      264,464,252    21,983,845
Reserve for Loan Losses    (2,804,488)                             (2,771,915)                             (2,570,416)
Cash and Due From Banks    11,058,342                              10,762,215                              10,285,873
Premises and Equipment      2,928,189                               3,368,864                               3,712,094
Other Assets                5,849,328                               6,060,077                               3,963,141
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS         $327,576,184                            $312,219,530                            $279,854,944
===================================================================================================================================


LIABILITIES AND SHAREHOLDERS' EQUITY
Interest Bearing
  Deposits
  Savings Deposits       $ 37,620,135   $   984,447     2.62%    $ 37,025,880   $   994,503     2.69%    $ 37,750,180   $ 1,132,591
  Interest Checking and
    Money Market           82,908,733     2,593,271     3.13       80,482,448     2,550,857     3.17       67,611,775     1,969,363
  Time Deposits            91,861,612     5,312,052     5.78       94,732,134     5,584,179     5.89       89,352,483     5,005,618
-----------------------------------------------------------------------------------------------------------------------------------
      Total Interest
        Bearing
        Deposits          212,390,480     8,889,770     4.19      212,240,462     9,129,539     4.30      194,714,438     8,107,572
Federal Funds Purchased
  and Repurchase
  Agreements                       --            --       --        2,558,518       140,883     5.51        1,897,694        97,530
FHLB Advances and Other
  Borrowings               23,523,288     1,234,125     5.25       12,354,466       710,145     5.75        9,232,240       519,503
-----------------------------------------------------------------------------------------------------------------------------------
      Total Interest
        Bearing
        Liabilities       235,913,768    10,123,895     4.29      227,153,446     9,980,567     4.39      205,844,372     8,724,605
Demand Deposits            52,806,947                              49,144,741                              45,410,862
Other Liabilities           7,125,495                               7,181,575                               2,590,723
Shareholders' Equity       31,729,974                              28,739,768                              26,008,987
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES
  AND
  SHAREHOLDERS'
  EQUITY                 $327,576,184                            $312,219,530                            $279,854,944
===================================================================================================================================

Net Interest Income
Interest Spread                                         3.66%                                   3.80%
Interest Margin                                         4.69%                                   4.81%
-----------------------------------------------------------------------------------------------------------------------------------

                          1996
                         -------
                         Average
                          Yield
-----------------------------------
ASSETS
Loans
  Industrial Revenue
    and Tax Exempt        10.38%
All Other Loans            8.82
-----------------------------------
      Total                8.83
Investment Securities
  Taxable                  6.37
  Tax-Exempt               8.71
-----------------------------------
      Total                6.86
Due from Banks,
  Interest Earning         6.91
Federal Funds Sold         5.28
-----------------------------------
      Total Earning
        Assets             8.31
Reserve for Loan Losses
Cash and Due From Banks
Premises and Equipment
Other Assets
-----------------------------------
    TOTAL ASSETS
===================================

LIABILITIES AND SHAREHO
Interest Bearing
  Deposits
  Savings Deposits         2.97%
  Interest Checking and
    Money Market           2.91
  Time Deposits            5.60
-----------------------------------
      Total Interest
        Bearing
        Deposits           4.16
Federal Funds Purchased
  and Repurchase
  Agreements               5.14
FHLB Advances and Other
  Borrowings               5.63
-----------------------------------
      Total Interest
        Bearing
        Liabilities        4.24
Demand Deposits
Other Liabilities
Shareholders' Equity
-----------------------------------
TOTAL LIABILITIES
  AND
  SHAREHOLDERS'
  EQUITY
===================================

Net Interest Income
Interest Spread            4.07%
Interest Margin            5.01%
-----------------------------------

NOTES:

(1) Tax exempt income on loans and investments and related yields are shown on a fully tax equivalent basis computed using a statutory rate of 34%.

(2) For purposes of calculating loan yields, average loan balances include nonaccrual loans.

(3) Average yields on available for sale investment securities are calculated based on average estimated market values for the years 1998, 1997 and 1996.

NSD Bancorp
--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

The Corporation's provision for loan losses was $780,000 in 1998, $720,000 in 1997 and $650,000 in 1996. The increase in the provision for loan losses was primarily due to an increase in average loans during 1998. Net charge-offs for 1998 were $937,827, compared to $384,175 for 1997 and $747,858 in 1996.
Approximately $361,000 of the total charge-off amount for 1998 was attributable to one customer. For additional information, see the Non-Performing Assets and Reserve for Loan Losses sections of this discussion.

OTHER INCOME

Other income increased $63,489 from $1,586,414 in 1997 to $1,649,903. This increase is attributable to an increase in net gains on the sale of investment securities of $12,777 and an increase in service fees of $56,182 predominantly due to increased efforts in the collection of NSF/overdraft fees which added $35,454 to income over 1997. These increases were offset by a decrease in other operating income of $5,270 which was mainly attributable to a one-time gain of $167,000 on the sale of land in 1997. Offsetting the 1997 gain was the introduction in 1998 of ATM surcharge fees which added $117,000 in other income for 1998 over 1997 and an increase in gains on the sale of other assets of $83,987 over 1997.

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

OTHER EXPENSES

Total other expenses increased $77,228 from $8,950,416 in 1997 to $9,027,644 in 1998. Salary and benefits increased $120,383 to $4,273,754 in 1998 from $4,153,371 in 1997. Salary expense increased $55,773 due to normal inflation adjustments and growth of the organization. Employee health insurance premiums also increased $31,449. An increase in the employer portion of payroll taxes of $9,194 corresponded to the increase in salary expense and an increase in temporary employee expense of $34,331 also contributed to the overall increase.

Occupancy expense increased $63,511 from $783,068 in 1997 to $846,579 in 1998. This increase is due almost entirely to an increase in real estate tax expense of $74,180 which represents the establishment of an accrual of estimated annual real estate tax expense. A slight increase in building rent of $11,454 also contributed to the overall increase offset by decreases in insurance expense and building maintenance of $7,225 and $14,377, respectively. Equipment and supplies expense decreased $19,463 during 1998 which is primarily the result of decreases in equipment maintenance contracts, stationary and supplies expense and vehicle expense of $23,745, $11,875 and $4,541, respectively, offset by increases in equipment repair expense and general office expense of $22,136 and $3,774, respectively. Data processing expense increased $53,552 to $629,397 in 1998 from $575,845 in 1997 which was the result of an increase in contractual monthly costs assessed by the Corporation's primary data processor and continued increases in ATM network charges. FDIC insurance expense decreased slightly to $37,492 in 1998 from $40,233 in 1997 due to a decrease in premium on acquired SAIF insured deposits. Advertising expense increased slightly to $158,070 in 1998 from $150,708 in 1997. Other operating expenses decreased $145,376 to $2,058,515 in 1998 from $2,203,891 in 1997 due to the loss of approximately $289,000 on the merchant credit card portfolio in 1997. Disregarding this loss, other operating expenses increased approximately $144,000 over 1997. There were several factors contributing to this amount. Most significant was a $25,460 increase to audit expense due to the cost of a 401(k) plan review and additional accruals for anticipated charges. An increase in financial services expense of $20,082 was due to establishing an annual report expense accrual and correspondent bank service charges increased $10,521. The increase in average shareholders' equity and average assets during 1998 resulted in additional Pennsylvania shares tax of $20,436. With a more aggressive approach to reducing loan delinquencies during 1998, the Corporation experienced a $12,712 increase in asset recovery expenses. An increase in ATM losses of $10,150 can be largely attributed to a branch office robbery during

--------------------------------------------------------------------------------

1998. These increases were offset by decreases in legal expense and deposit premium amortization of $26,624 and $8,333, respectively.

Total other expenses increased $797,759 from $8,152,657 in 1996 to $8,950,416 in 1997. Salary and benefits increased $137,804 to $4,135,371 in 1997 from $4,015,567 in 1996. Included in 1997 expenses were slight increases in the cost of health and life insurance premiums of $17,122 and $2,876, respectively, and an increase in the contribution to the employee profit sharing plan of $6,050. Salary expense increased $140,668 due to normal inflation adjustments resulting in a corresponding increase in the employer portion of payroll taxes of $10,024. This increase was offset slightly by a decline in temporary employee expense of $10,349.

Occupancy expense increased $16,199 from $766,869 in 1996 to $783,068 in 1997 primarily due to the costs associated with the addition and operation of the Bank's downtown Pittsburgh branch office opened in December, 1996. Equipment and supplies expense increased $22,244 during 1997 due primarily to increases in depreciation expense, equipment expense, equipment maintenance contracts, equipment rent expense and vehicle expense of $19,001, $35,200, $12,248 and $4,293, respectively, offset by a decrease in equipment repair expense of $25,572. Data processing expense increased $68,019 due primarily to the addition of an on-line collection system and higher ATM network expenses. FDIC insurance increased $38,233 as the Federal Deposit Insurance Corporation levied additional assessments on the deposits of all banks insured by its Bank Insurance Fund and also due to premiums on acquired SAIF insured deposits. Advertising expense decreased $46,625 to $150,708 in 1997 from $197,333 in 1996. Other operating expenses increased $561,885 from $1,642,006 in 1996 to $2,203,891 in 1997. A significant portion of this increase is attributable to approximately $289,000 in unrecoverable charges recognized from transactions with two of NorthSide Bank's merchant credit card customers. Although additional losses may be incurred, it is anticipated that any future charges related to these customers will not have any material effect on the Corporation's financial results. Also contributing to the increase in other operating expenses was an increase in deposit premium amortization expense of $134,935 related to deposits acquired from another financial institution in December, 1996 and an increase in dealer reserves and commissions of $120,893 resulting from the increased volume of indirect automobile loans originated in 1997. Increases in postage, telephone, legal expenses, promotions, Pennsylvania shares tax and Federal Reserve service charges of $18,133, $18,596, $17,292, $21,400, $18,426 and $30,315,
respectively, also contributed to the overall increase. These increases were partially offset by decreases in lease dealer commissions, asset recovery expense, demand deposit account losses and teller shortages of $33,396, $8,925, $16,542 and $9,800, respectively.

INCOME TAXES

The Corporation recorded an income tax provision of $1,951,715, $1,843,450 and $1,624,344 in 1998, 1997 and 1996, respectively. The increase in the tax provision was the result of higher pretax earnings. The effective tax rates for 1998, 1997 and 1996 were 31.9%, 32.0% and 30.5% respectively. These rates were below the 34% statutory tax rate primarily due to the tax benefits from tax-exempt interest income. The increases in the effective tax rates during 1997 and 1996 were primarily the result of reduced tax-exempt earnings.

FINANCIAL CONDITION

The Corporation's total assets increased $36,838,422 from $320,329,570 at December 31, 1997 to $357,167,992 at December 31, 1998. Securities available for sale increased $34,609,917 while securities held to maturity decreased $1,849,739. Loans available for sale increased to $3,995,483 at December 31, 1998 from $3,419,440 at December 31, 1997. The loans available for sale at December 31, 1998 and 1997 were entirely comprised of student loans. Net loans decreased from $228,835,066 at December 31, 1997 to $226,196,149 at December 31, 1998.

NSD Bancorp
--------------------------------------------------------------------------------

INVESTMENT SECURITIES

The following summarizes the book value (excluding net unrealized holding gains) and weighted average yields of the Corporation's securities available for sale at December 31, 1998 by contractual maturity. Mortgage backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments.

                                                       After One But        After Five But
                                Within One Year      Within Five Years     Within Ten Years       After Ten Years
                               ------------------   -------------------   -------------------   -------------------
                                 Amount     Yield     Amount      Yield     Amount      Yield     Amount      Yield
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities       $5,225,749   5.60%       --         --         --         --         --         --
Obligations of U.S.
  Government Agencies              --        --     $10,781,094   6.08%   $13,994,327   6.18%   $ 1,412,030    7.82%
Mortgage-Backed Securities         --        --         --         --       1,750,164   5.88     47,390,160    6.49
Obligations of State and
  Political Subdivisions           --        --          49,962   6.22        --         --         503,567    5.03
Other Bonds                        --        --         --         --         --         --       6,802,815    6.29
Marketable Equity Securities       --        --         --         --         --         --       2,216,064   10.18
-------------------------------------------------------------------------------------------------------------------
                               $5,225,749   5.60%   $10,831,056   6.08%   $15,744,491   6.14%   $58,324,636    6.63%
===================================================================================================================


The following summarizes the book value and weighted average yields of the Corporation's securities held to maturity at December 31, 1998 by contractual maturity:

                                                       After One But        After Five But
                                Within One Year      Within Five Years     Within Ten Years       After Ten Years
                               ------------------   -------------------   -------------------   -------------------
                                 Amount     Yield     Amount      Yield     Amount      Yield     Amount      Yield
-------------------------------------------------------------------------------------------------------------------
Obligations of State and
  Political Subdivisions       $  600,000   6.55%   $ 2,488,486   6.01%   $    99,094   6.14%       --         --
Other Bonds                        --        --         --         --         250,000   7.88        --         --
-------------------------------------------------------------------------------------------------------------------
                               $  600,000   6.55%   $ 2,488,486   6.01%   $   349,094   7.38%       --         --
===================================================================================================================


All yields represent weighted average yields computed on the basis of cost, adjusted for amortization of premium and accretion of discount. For purposes of calculating yields on obligations of state and political subdivisions and marketable equity securities, taxable equivalent adjustments were included to provide a basis for comparison. The taxable equivalent adjustments were calculated using the current statutory federal income tax rate of 34%. For federal income tax purposes, corporations were allowed to exclude 70% of certain dividend income in 1998.

--------------------------------------------------------------------------------

LOANS

Loans net of deferred fees, decreased $2,102,740 during 1998, from $233,039,784 at December 31, 1997 to $230,937,044 at December 31, 1998. Improved commercial loan development efforts resulted in an increase of $2,613,509 in commercial, financial and agricultural loans during 1998. Decreases in residential mortgage loans, commercial mortgages and consumer loans of $2,429,954, $1,324,175 and $3,357,609, respectively, were primarily due to higher prepayments resulting from the low rate environment throughout the year. Offsetting these decreases were increases in commercial loans and lease financing of $2,613,509 and $3,010,345, respectively.

                                                            December 31,
                              ------------------------------------------------------------------------
                                  1998           1997           1996           1995           1994
------------------------------------------------------------------------------------------------------
Residential Mortgage Loans    $ 52,695,286   $ 55,125,240   $ 56,641,022   $ 35,830,068   $ 30,906,568
Non-residential Mortgage
  Loans                         28,060,867     29,385,042     29,470,461     29,897,560     28,283,368
Commercial, Financial and
  Agricultural Loans            40,445,049     37,831,540     30,392,059     35,037,875     34,699,061
Consumer Loans to
  Individuals                   92,000,264     95,357,873     80,107,845     67,709,305     63,021,691
Lines of Credit                  5,376,848      5,487,417      5,433,560      5,681,628      5,528,808
Lease Financing                 11,910,754      8,900,409      8,248,698      8,797,060      8,171,420
Nonaccrual Loans                   785,360      1,355,617      1,234,467        443,727        516,244
------------------------------------------------------------------------------------------------------
  Total Loans                  231,274,428    233,443,138    211,528,112    183,397,223    171,127,160
Deferred Fees                     (337,384)      (403,354)      (421,784)      (459,234)      (461,020)
------------------------------------------------------------------------------------------------------
Loans, Net of Deferred Fees    230,937,044    233,039,784    211,106,328    182,937,989    170,666,140
Unearned Income                 (1,984,393)    (1,290,389)    (1,212,814)    (1,402,670)    (1,517,598)
------------------------------------------------------------------------------------------------------
  Total Loans, Net of
     Unearned Income and
     Fees                      228,952,651    231,749,395    209,893,514    181,535,319    169,148,542
Allowance for Loan Losses       (2,756,502)    (2,914,329)    (2,578,504)    (2,676,352)    (2,281,598)
------------------------------------------------------------------------------------------------------
Net Loans                     $226,196,149   $228,835,066   $207,315,010   $178,858,967   $166,866,944
======================================================================================================


The following table shows the Corporation's loan maturities as of December 31, 1998 (in thousands).

                                                              ONE YEAR    AFTER ONE YEAR      AFTER
                                                              AND LESS    TO FIVE YEARS     FIVE YEARS
------------------------------------------------------------------------------------------------------
Residential Mortgage Loans                                    $ 1,969        $ 9,120         $41,606
Nonresidential Mortgage Loans                                   1,376          3,218          23,467
Commercial, Financial and Agricultural Loans                   13,267         18,987             128
Consumer Loans to Individuals (net of unearned income)         26,671         56,880           8,448
Lease Financing (net of unearned income)                        2,445          5,914           1,568
------------------------------------------------------------------------------------------------------

NON-PERFORMING ASSETS

At December 31, 1998, nonaccrual loans were $785,360, compared to $1,355,617 in 1997. The $570,257 decrease during 1998 was primarily the result of charged-off loans related to one commercial customer. Other real estate owned increased slightly to $191,552 in 1998 from $182,133 in 1997. Loans 90 days past due and still accruing interest decreased $399,548 during 1998 and represent only .4% of net loans at December 31, 1998.

NSD Bancorp
--------------------------------------------------------------------------------

The current quality of the loan portfolio can be demonstrated by the following table which details total non-performing loans and past due loans:

                                                                  December 31,
                                         --------------------------------------------------------------
                                            1998         1997         1996         1995         1994
-------------------------------------------------------------------------------------------------------
Nonaccrual Loans                         $  785,360   $1,355,617   $1,234,467   $  443,727   $  516,244
Other Real Estate Owned                     191,552      182,133      371,982       43,966      221,770
Other Assets Held for Sale                  115,069      187,283       60,705       31,775       18,137
-------------------------------------------------------------------------------------------------------
       Total Non-Performing Assets        1,091,981    1,725,033    1,667,154      519,468      756,151
Loans 90 Days Past Due and Still
  Accruing                                  813,677    1,213,225      615,466      801,743      802,552
-------------------------------------------------------------------------------------------------------
       Total Non-Performing Assets and
          Past Due Loans                 $1,905,658   $2,938,258   $2,282,620   $1,321,211   $1,558,703
=======================================================================================================


RESERVE FOR LOAN LOSSES

The Corporation's policies provide for loan loss reserves to adequately protect against potential unidentified and/or identified loan losses consistent with sound and prudent banking practice. These policies consider historical data of actual losses and loans classified by specific loan credit evaluation. They also consider loan delinquency and economic conditions.

The Corporation follows a loan review program to evaluate the credit risk in its loan portfolio for substantially all loans greater than $50,000. Through the loan review process, the Corporation maintains a classified account list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the reserve for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the asset. Loans classified as "doubtful" are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if immediately liquidated. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans include some loans that are delinquent or on nonaccrual status. As of December 31, 1998, substandard loans totaled $890,129 and doubtful loans totaled $393,793. All substandard and doubtful loans were designated as delinquent or nonaccrual as of December 31, 1998.

In addition to its classified account list and delinquency list of loans, the Corporation maintains a separate "watch list" which further aids the Corporation in monitoring its loan portfolio. Watch list loans show warning elements where the present status portrays one or more deficiencies requiring attention in the short run or where pertinent ratios of the loan account have weakened to a point that more frequent monitoring is warranted. These loans do not have all the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. The Corporation reviews these loans while assessing the adequacy of the reserve for loan losses.

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

The following schedule sets forth the allocation of the reserve for loan losses among individual loan categories. A portion is allocated to general risk to reflect losses inherent in the loan portfolio and is based on historical experience. The entire reserve for loan losses is available to absorb future loan losses in any category.

--------------------------------------------------------------------------------

                                                                 For the Years Ended December 31,
                                        ----------------------------------------------------------------------------------
                                             1998             1997             1996             1995             1994
                                         --------------------------------------------------------------------------------
                                                 % OF             % of             % of             % of             % of
                                        AMOUNT   TOTAL   Amount   Total   Amount   Total   Amount   Total   Amount   Total
--------------------------------------------------------------------------------------------------------------------------
Commercial, Financial and Agricultural
  Loans                                 $  740   26.8%   $  926   31.8%   $  782   30.3%   $  969   36.2%   $  891   39.0%
Real Estate Mortgage Loans                 320   11.6       320   11.0       358   13.9       388   14.5       385   16.9
Installment Loans                          885   32.1       991   34.0       819   31.8       679   25.4       646   28.3
Lease Financing                            277   10.0       239    8.2       229    8.9       180    6.7       136    6.0
Allocation to General Risk                 535   19.4       438   15.0       391   15.1       460   17.2       224    9.8
--------------------------------------------------------------------------------------------------------------------------
  Total                                 $2,757           $2,914           $2,579           $2,676           $2,282
==========================================================================================================================


The Corporation's net charge-offs by loan type and changes in the reserve for loan losses for each of the past five years were as follows (in thousands):

                                                             For the Years Ended December 31,
                                                      ----------------------------------------------
                                                       1998      1997      1996      1995      1994
----------------------------------------------------------------------------------------------------
Reserve for Loan Losses at Beginning of Year          $2,914    $2,579    $2,676    $2,282    $1,866
Charge-offs:
  Commercial, Financial, and Agricultural Loans          455        78       546       155        53
  Real Estate Mortgage Loans                              --        30        --        --        --
  Installment Loans                                      483       367       261       322       168
  Lease Financing                                         36        48        36        29        --
----------------------------------------------------------------------------------------------------
     Total Charge-offs                                   974       523       843       506       221
Recoveries:
  Commercial, Financial, and Agricultural Loans           --        94         5       329        72
  Real Estate Mortgage Loans                              --         2         2         2         2
  Installment Loans                                       34        42        89        38       103
  Lease Financing                                          3        --        --         1        --
----------------------------------------------------------------------------------------------------
     Total Recoveries                                     37       138        96       370       177
----------------------------------------------------------------------------------------------------
Net Charge-offs                                          937       385       747       136        44
Provision for Loan Losses                                780       720       650       530       460
----------------------------------------------------------------------------------------------------
Reserve for Loan Losses at End of Year                $2,757    $2,914    $2,579    $2,676    $2,282
====================================================================================================

Net Loan Charge-offs to Average Loans                   0.41%     0.17%     0.38%     0.08%     0.03%
Loan Loss Reserve to Non-Performing Assets            252.43%   168.94%   154.67%   515.21%   301.74%
----------------------------------------------------------------------------------------------------

LIABILITIES

Total liabilities were $324,773,627 at December 31, 1998, an increase of $34,783,628 from December 31, 1997. The increases in total deposits and total borrowed funds of $11,388,546 and $18,000,000, respectively, were used to fund loan growth and to increase the investment portfolio as part of an overall leverage strategy.

DEPOSITS

Total deposits increased $11,388,546 from $268,726,614 at December 31, 1997 to $280,115,160 at December 31, 1998. Noninterest bearing and interest bearing deposits increased during 1998 by $3,204,735 and $8,183,811 due to continued emphasis on the development of small business relationships and strategic retail deposit promotions.

NSD Bancorp
--------------------------------------------------------------------------------

Average deposits and the average cost of deposits for the past three years were as follows:

                                                   1998                     1997                     1996
                                          ----------------------   ----------------------   ----------------------
                                            AVERAGE      Average     Average      Average     Average      Average
                                            BALANCE       Rate       Balance       Rate       Balance       Rate
------------------------------------------------------------------------------------------------------------------
Non-interest Bearing Deposits             $ 52,806,947      --     $ 49,144,741      --     $ 45,410,862      --
Interest Bearing Deposits                   82,908,733    3.13%      80,482,448    3.17%      67,611,775    2.91%
Savings Deposits                            37,620,135    2.62       37,025,880    2.69       37,750,180    3.00
Time Deposits                               91,861,612    5.78       94,732,134    5.90       89,352,483    5.60
------------------------------------------------------------------------------------------------------------------
  Total Deposits                          $265,197,427    3.35%    $261,385,203    3.49%    $240,125,300    3.38%
==================================================================================================================


At December 31, 1998, outstanding Certificates of Deposit are scheduled to mature as follows (in thousands):

                                                  $100,000 and over      Less than $100,000
-------------------------------------------------------------------------------------------
Three Months or Less                                   $ 5,488                 14,738
Over Three Months Through Six Months                     1,622                  9,628
Over Six Months Through Twelve Months                    3,355                 27,855
Over Twelve Months                                       3,674                 27,415
-------------------------------------------------------------------------------------------
  Total                                                $14,139                $79,636
===========================================================================================


REPURCHASE AGREEMENTS

At December 31, 1998, the Corporation had no outstanding repurchase agreements.

FHLB ADVANCES AND OTHER BORROWED FUNDS

At December 31, 1998, the Corporation had outstanding borrowings of $33,000,000, of which $1,000,000 is due during 1999. The Corporation borrowed these funds to provide liquidity for specific asset-liability management strategies. At December 31, 1998 and 1997, the entire amount of outstanding borrowings was made up of advances from the Federal Home Loan Bank which are collateralized by qualifying securities and loans and are subject to restrictions or penalties related to prepayments.

SHAREHOLDERS' EQUITY

Consolidated shareholders' equity increased $2,054,794 from $30,339,571 at December 31, 1997 to $32,394,365 at December 31, 1998. This increase was the result of earnings retention, the issuance of new shares of common stock for the exercise of employee/director stock options offset by a decrease in net unrealized holding gains on securities available for sale and dividends paid to shareholders.

The Corporation continues to maintain a strong capital position. Risk-based capital ratios exceed current regulatory requirements. The Corporation's Tier I risk-based capital ratio at December 31, 1998 was 12.36% compared to 12.53% at December 31, 1997. The Corporation's total risk-based capital ratio at December 31, 1998 was 14.02% compared to 13.78% at December 31, 1997. Regulatory requirements for Tier I and total risk-based capital ratios are 4.00% and 8.00%, respectively.

SALES PRICE AND CASH DIVIDENDS PER SHARE

The following table sets forth the high and low sale prices and cash dividends declared for the Corporation's common stock as reported by the NASDAQ National Market system. Prices and dividends set forth below have been adjusted to reflect a 10% stock dividend declared January 26, 1999 and payable on March 3, 1999 to shareholders

--------------------------------------------------------------------------------

of record on February 2, 1999, a 3-for-2 stock split paid on December 31, 1997 to shareholders of record on December 1, 1997 and a 5% stock dividend paid on May 30, 1997 to shareholders of record on April 30, 1997.

                                                 Sales Price     Cash Dividends
                                               ---------------      Declared
                                                High     Low       Per Share
-------------------------------------------------------------------------------
1998
First Quarter                                  $31.95   $27.90       $0.155
Second Quarter                                  32.63    27.00        0.155
Third Quarter                                   32.85    23.40        0.155
Fourth Quarter                                  26.10    22.50        0.155

1997
First Quarter                                  $17.00   $14.86       $0.144
Second Quarter                                  17.93    15.00        0.152
Third Quarter                                   20.55    16.50        0.152
Fourth Quarter                                  31.50    19.35        0.151
-------------------------------------------------------------------------------

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

Simulation modeling enables management to quantify the extent of the Corporation's interest rate exposure by forecasting how net interest income, and consequently net income, varies under alternative interest rate scenarios based on the Corporation's current position. At December 31, 1998, a simulation analysis assuming a one-time 200 basis point increase in interest rates, results in a negative impact of less than 1.2% or approximately $179,000 on projected net interest income over a one-year period. Conversely, a 200 basis point decrease in interest rates resulted in a slight increase in projected net interest income of .1% or approximately $19,000 over the same period. These findings are the result of normal projected growth in interest earning assets and interest related liability levels based on the Corporation's position at December 31, 1998. The results reflect the impact of a relatively short repricing or rate adjustment period of the Corporation's loan products and the effect of investment security prepayments matched with the relative short term nature of interest sensitive deposit and borrowing liabilities. In a rising rate environment, the increased cost of funding would be offset by increases in yields on prime rate, LIBOR and Treasury indexed loans and securities and the repricing of significant cash flow in the consumer loan portfolio. In a declining rate environment, the declining yield on loans and securities due to prepayments and index adjustments would be offset by a shortening of deposit maturities and the repricing of a significant interest bearing demand deposit portfolio. In any event, a sudden, substantial and protracted shift in interest rates may adversely impact the Corporation's earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities change at varying frequencies and market forces may limit the ability to appropriately respond to such changes.

Interest rate risk is also analyzed by comparing the maturity and repricing relationships between interest earning assets and interest bearing liabilities at specific points in time of "GAP" analysis. Management, however, recognizes that a simplified GAP analysis may not adequately reflect the degree to which assets and liabilities with similar repricing characteristics react to changes in market interest rates. In addition, repricing characteristics

NSD Bancorp
--------------------------------------------------------------------------------

identified under a specific GAP position may vary significantly under different interest rate environments. Therefore, simulation modeling is also performed to evaluate the extent and direction of the Corporation's interest rate exposure under upward and downward changes in interest rates.

Based upon historical trends, the Corporation has typically considered all demand and savings deposits as core deposits and relatively non-rate sensitive. The following table has been prepared, as required, presenting interest bearing demand deposits and savings deposits as repricing within the earliest period. As a result, the table reflects negative, or liability sensitive, cumulative interest GAP position of $78,982 in the first one-year GAP. Results of simulation modeling and historical experience indicate, however that the overall potential effect on net interest income should not have an adverse result on future financial performance.

The following table summarizes the Corporation's interest rate sensitivity or GAP position, which is the estimated aggregate maturity/repricing structure of interest earning assets and interest bearing liabilities, at December 31, 1998 (in thousands):

                                              3 MONTHS    OVER 3 TO    OVER 6 TO    OVER 1 TO    OVER 5
                                              OR LESS     6 MONTHS     12 MONTHS     5 YEARS     YEARS      TOTAL
-------------------------------------------------------------------------------------------------------------------
Loans, Net of Unearned Income                 $ 44,819    $  9,002      $ 18,077    $127,122    $ 31,172   $230,192
Securities Available for Sale                   38,580       8,019        13,711      18,830      13,649     92,789
Securities Held to Maturity                        200         200           200       2,489         349      3,438
Other Interest Earning Assets                    2,500      --            --           --          --         2,500
Noninterest Earning Assets                       --         --            --           --         28,249     28,249
-------------------------------------------------------------------------------------------------------------------
  Total Assets                                $ 86,099    $ 17,221      $ 31,988    $148,441    $ 73,419   $357,168
===================================================================================================================

Interest Bearing Demand
Deposits                                      $ 88,316      --            --           --          --      $ 88,316
Savings Deposits                                37,707      --            --           --          --        37,707
Time Deposits < $100,000                        14,073    $ 10,312      $ 27,275    $ 25,206    $  2,770     79,636
Time Deposits >$100,000                          6,153         519         3,935       3,035         497     14,139
Other Borrowed Funds                             8,000       5,000        13,000       7,000       --        33,000
Other Liabilities                                --         --            --           --         71,976     71,976
Shareholders' Equity                             --         --            --           --         32,394     32,394
Total Liabilities and Shareholders' Equity    $154,249    $ 15,831      $ 44,210    $ 35,241    $107,637   $357,168
===================================================================================================================

Period GAP                                    $(68,150)   $  1,390      $(12,222)   $113,200    $(34,218)
Cumulative GAP                                $(68,150)   $(66,760)     $(78,982)   $ 34,218    $  --
-------------------------------------------------------------------------------------------------------------------

YEAR 2000 CONSIDERATIONS

In 1997, the Corporation initiated the process of analyzing its information systems and vendor supplied application systems to identify and resolve any year 2000 issues concerning its business or operations. Senior management views this initiative as one of the highest priorities of the Corporation. With oversight from the Board of Directors, the Corporation is aggressively pursuing appropriate solutions and assurances with regard to compliance of all applications affected by the year 2000. As of December 31, 1998, the Corporation had completed its assessment of all hardware, software, core business applications and data exchange interfaces and is well into the process of renovating systems and applications and validating year 2000 readiness. Management expects to achieve compliance for all critical systems and substantially all non-critical systems by the end of the second quarter of 1999.

All commercial loan customers with significant loan exposures have been contacted to emphasize the importance of adequately preparing for year 2000 issues and to assess the state of their year 2000 readiness. The Corporation could experience losses due to the interruption of a loan customer's business caused by year 2000 related problems. As of December 31, 1998, there appears to be no significant additional exposure to loan losses due to year 2000 related issues. There is, however, no assurance that customers will not experience a year 2000 related business interruption resulting in a potentially material adverse effect on NSD Bancorp's financial condition or

--------------------------------------------------------------------------------

results of operation. Management intends to continue its monitoring and assessments throughout 1999 to mitigate any such losses.

Non-information technology systems such as the elevator, HVAC, security systems etc., have been reviewed to determine if there are any significant year 2000 issues. Any non-compliant system or related equipment has either already been replaced or is in the process of being replaced before the year 2000.

It is estimated that the total cumulative cost to the Corporation of this process will approximate $750,000 which includes costs associated with modifying existing systems, purchasing or leasing certain hardware and software and the acceleration of depreciation on items which will be disposed prematurely due to noncompliance. The majority of such costs will be incurred during 1999. Purchased hardware and software will be capitalized in accordance with normal policy. Personnel and all other costs related to this process are being expensed as incurred.

Although the Corporation believes that it will be year 2000 compliant, any unforeseen system failures could result in a compromise in the Corporation's ability to service customers and could have a potentially adverse impact on NSD Bancorp's financial condition or results of operations. A Contingency and Business Resumption Plan is in the process of being developed to help insure that the Corporation is prepared in the event of an automated information system failure and to address liquidity concerns due to possible public demands for cash.

LIQUIDITY AND CASH FLOWS

Liquidity is the ability to generate cash flows or obtain funds at a reasonable cost to satisfy customer credit needs and the requirements of depositors. Liquid assets include cash, federal funds sold, investments maturing in less than one year and loan repayments. The Corporation's ability to obtain deposits and purchase funds at reasonable rates determines its liability liquidity. As a result of liquid asset management and the ability to generate liquidity through deposit funding, management feels that the Corporation maintains overall liquidity sufficient to satisfy customer needs. In the event that such measures are not sufficient, the Corporation has established alternative sources of funds in the form of wholesale borrowings and repurchase agreements.

Operating activities provided net cash of $10,573,914 during 1998, compared to $4,679,545 and $4,910,907 for 1997 and 1996, respectively. The primary source of operating cash flows for 1998 was net income adjusted for the effect of noncash expenses such as the provision for loan losses, depreciation of premises and equipment and amortization of intangible assets.

Investing activities used cash of $31,358,696 during 1998, compared to $19,610,435 and $37,778,471 for 1997 and 1996, respectively. A significant portion of borrowings were invested in investment securities available for sale as part of an overall leverage strategy. Proceeds from the sales, repayments and maturities of investment securities available for sale and held to maturity were reinvested primarily in investment securities available for sale. Cash flows from investing activities were primarily used to fund the growth in the loan portfolio in 1997 and 1996.

Financing activities provided cash of $27,424,481, $9,675,632 and $41,664,124 during 1998, 1997 and 1996, respectively. Increases in demand deposits, savings deposits, time deposits and borrowings provided cash while cash was used by payment of cash dividends and the purchase of treasury stock. During 1997, an increase in demand deposits, savings deposits and borrowings provided cash while cash was used by payments of cash dividends, repayment of repurchase agreements and a slight decrease in certificates of deposit. Net proceeds from borrowings were used to fund growth in the investment portfolio during 1998 and loan growth during 1997.

Certain information in this discussion and other statements contained in this report which are not historical facts may be forward-looking statements that involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, consumer and other lending activities; changes in federal and state regulations; the presence in the Corporation's market area of competitors with greater financial resources than the Corporation or other unanticipated external developments materially impacting the Corporation's operational and financial performance.