Form 10-K, Exhibit 13
period 1999-12-31
NSD BANCORP INC
filed 2000-03-30
CIK 898624

                                                                      Exhibit 13

NSD Bancorp
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                                                      December 31,
                                                              ----------------------------
                                                                  1999            1998
------------------------------------------------------------------------------------------
ASSETS
Cash and Due From Banks                                       $ 13,921,122    $ 19,778,095
Federal Funds Sold                                                 --            2,500,000
Investment Securities Available for Sale at Market Value
  (Amortized Cost of $105,667,201 at December 31, 1999 and
  $90,125,932 at December 31, 1998)                            103,253,784      92,789,341
Investment Securities Held to Maturity at Amortized Cost
  (Market Value of $3,621,208 at December 31, 1998)                --            3,437,580
Loans Held for Sale                                                630,777       3,995,483
Loans, Net of Deferred Fees                                    269,192,709     230,937,044
Unearned Income                                                 (1,947,108)     (1,984,393)
Reserve for Loan Losses                                         (3,088,257)     (2,756,502)
------------------------------------------------------------------------------------------
  Loans, Net                                                   264,157,344     226,196,149
Premises and Equipment, Net                                      2,850,773       2,728,434
Accrued Interest Receivable                                      2,209,494       2,115,343
Other Real Estate Owned and Assets Held for Sale                   262,160         306,620
Other Assets                                                     5,000,018       3,320,947
------------------------------------------------------------------------------------------
TOTAL ASSETS                                                  $392,285,472    $357,167,992
==========================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest Bearing                                         $ 60,429,536    $ 60,317,643
  Interest Bearing                                             229,010,123     219,797,517
------------------------------------------------------------------------------------------
  Total Deposits                                               289,439,659     280,115,160
Borrowed Funds:
  Federal Funds Purchased                                        3,700,000         --
  Advances from Federal Home Loan Bank and Other Borrowings     62,650,000      33,000,000
------------------------------------------------------------------------------------------
  Total Borrowed Funds                                          66,350,000      33,000,000
Accrued Interest Payable                                         4,534,488       4,977,580
Other Liabilities                                                1,612,063       6,680,887
------------------------------------------------------------------------------------------
Total Liabilities                                              361,936,210     324,773,627
Common Stock $1 Par Value; 10,000,000 shares authorized,
  2,873,405 issued and 2,788,097 outstanding at December
  31,1999 and 2,864,589 issued and 2,845,051 outstanding at
  December 31, 1998                                              2,873,405       2,604,172
Treasury Stock at cost, 85,308 shares at December 31, 1999
  and 17,762 shares at December 31, 1998                        (1,879,310)       (457,950)
Capital Surplus                                                 13,625,727       7,885,041
Accumulated Other Comprehensive Income                          (1,589,023)      1,757,851
Retained Earnings                                               17,318,463      20,605,251
------------------------------------------------------------------------------------------
Total Shareholders' Equity                                      30,349,262      32,394,365
------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $392,285,472    $357,167,992
==========================================================================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                                  For the Years Ended December 31,
                                                              -----------------------------------------
                                                                 1999           1998           1997
-------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans, Including Fees                                         $19,975,531    $19,495,192    $19,506,012
Investment Securities
  Taxable                                                       5,982,224      3,774,062      3,636,691
  Tax-exempt                                                      245,929        257,182        443,534
  Dividends                                                       243,450        165,729        127,418
Interest Bearing Deposits                                          41,496         17,128          4,117
Federal Funds Sold                                                 30,505        691,750         94,966
-------------------------------------------------------------------------------------------------------
  Total Interest Income                                        26,519,135     24,401,043     23,812,738

INTEREST EXPENSE
Deposits                                                        8,816,154      8,889,771      9,129,539
Federal Funds Purchased and Repurchase Agreements                 143,045        --             140,883
FHLB Advances and Other Borrowings                              2,346,752      1,234,125        710,154
-------------------------------------------------------------------------------------------------------
    Total Interest Expense                                     11,305,951     10,123,896      9,980,576
Net Interest Income                                            15,213,184     14,277,147     13,832,162
Provision for Loan Losses                                         840,000        780,000        720,000
-------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses            14,373,184     13,497,147     13,112,162
-------------------------------------------------------------------------------------------------------

OTHER INCOME
Net Investment Securities Gains                                   265,822        233,027        220,250
Service Fees                                                      923,797        766,737        710,755
Other Operating Income                                            608,893        650,139        655,409
-------------------------------------------------------------------------------------------------------
  Total Other Income                                            1,798,512      1,649,903      1,586,414

OTHER EXPENSES
Salaries and Employee Benefits                                  4,440,821      4,273,754      4,153,371
Occupancy Expense                                                 831,442        846,579        783,068
Equipment and Supplies                                          1,110,108      1,023,837      1,043,300
Data Processing                                                   707,550        629,397        575,845
FDIC Insurance                                                     39,751         37,492         40,233
Advertising                                                       166,536        158,070        150,708
Other Operating Expenses                                        1,999,618      2,058,515      2,203,891
-------------------------------------------------------------------------------------------------------
  Total Other Expenses                                          9,295,826      9,027,644      8,950,416

Income Before Income Taxes                                      6,875,870      6,119,406      5,748,160
Provision for Income Taxes                                      2,311,322      1,951,715      1,843,450
-------------------------------------------------------------------------------------------------------

NET INCOME                                                      4,564,548      4,167,691      3,904,710
=======================================================================================================
Other Comprehensive Income, net of tax                         (3,346,874)      (148,831)       707,600
-------------------------------------------------------------------------------------------------------
Net Comprehensive Income                                      $ 1,217,674    $ 4,018,860    $ 4,612,310

NET INCOME PER COMMON SHARE (1)
Net Income--Basic                                                   $1.62          $1.46          $1.38
Net Income--Diluted                                                 $1.60          $1.44          $1.37
Common Dividends Declared and Paid Per Share                        $0.70          $0.62          $0.60
Weighted Average Shares Outstanding--Basic                      2,819,117      2,852,409      2,837,420
Weighted Average Shares Outstanding--Diluted                    2,845,773      2,896,279      2,857,511

(1) Adjusted for a 10% stock dividend declared January 26, 1999, a 3-for-2 stock split in 1997 and a 5% stock dividend in 1997.

See notes to consolidated financial statements.

NSD Bancorp
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For the Years Ended December 31,
                                                              ------------------------------------------
                                                                  1999           1998           1997
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                    $  4,564,548   $  4,167,691   $  3,904,710
Adjustments to Net Income:
  Provision for Loan Losses                                        840,000        780,000        720,000
  Gain on Sale of Investment Securities Available for Sale        (265,822)      (233,027)      (220,250)
  Loss (Gain)on Sale of Other Assets                                29,855        (90,075)         6,250
  Gain on Loan Sales                                               (37,468)       --             --
  Loss (Gain) on Disposition of Premises and Equipment              63,449          6,270       (168,462)
  Depreciation and Amortization                                    641,981        623,339        644,399
  Net Premium Amortization                                          70,783         32,019         60,835
  (Benefit) Provision for Deferred Income Taxes                    (10,454)        23,289       (138,915)
  (Increase) Decrease in Accrued Interest Receivable               (94,151)         1,096       (124,043)
  (Decrease) Increase in Accrued Interest Payable                 (443,092)       194,493        231,294
  (Increase) Decrease in Other Assets                             (315,627)         7,309       (236,904)
  Deferred Loan Fees, Net                                           25,284        (65,969)       (18,430)
  (Decrease) Increase in Other Liabilities                      (4,830,996)     5,127,479         19,061
--------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                          238,290     10,573,914      4,679,545
--------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sale of Investment Securities Available for
    Sale                                                        10,957,629     11,028,644     13,938,578
  Proceeds from Repayments and Maturities of Investment
    Securities Available for Sale                               25,737,157     40,884,132     16,929,934
  Proceeds from Repayments and Maturities of Investment
    Securities Held to Maturity                                  1,171,667      1,856,000      4,041,000
  Purchases of Investment Securities                           (49,775,103)   (86,553,449)   (32,197,537)
  Proceeds from Sales of Other Real Estate Owned                   509,463        913,168        318,124
  Net (Increase) Decrease in Loans                             (32,209,819)       586,154    (22,958,922)
  Proceeds from Loan Sales                                      (3,746,811)       --             --
  (Purchases) Dispositions of Premises and Equipment, Net         (651,168)       (73,345)       318,388
--------------------------------------------------------------------------------------------------------
Net Cash Used by Investing Activities                          (48,006,985)   (31,358,696)   (19,610,435)
--------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net Increase in Demand and Savings Accounts                    4,612,801      9,809,702      8,140,836
  Net Increase (Decrease) in Certificates of Deposit             4,711,698      1,578,844       (401,027)
  Net Increase (Decrease) in Federal Funds Purchased and
    Repurchase Agreements                                        3,700,000        --          (1,911,184)
  Proceeds from Borrowings                                      47,650,000     29,000,000     20,500,000
  Repayments of Borrowings                                     (18,000,000)   (11,000,000)   (15,060,000)
  Proceeds from the Exercise of Common Stock Options               133,996        257,354        117,247
  Cash Dividends Paid in Lieu of Fractional Shares                  (4,102)       --             (11,499)
  Treasury Stock Purchased                                      (1,421,360)      (457,950)       --
  Cash Dividends Paid                                           (1,971,311)    (1,763,469)    (1,698,741)
--------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                       39,411,722     27,424,481      9,675,632
--------------------------------------------------------------------------------------------------------
(Decrease) Increase in Cash and Cash Equivalents                (8,356,973)     6,639,699     (5,255,258)
Cash and Cash Equivalents at Beginning of Year                  22,278,095     15,638,396     20,893,654
--------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                      $ 13,921,122   $ 22,278,095   $ 15,638,396
========================================================================================================

For the years ended December 31, 1999, 1998 and 1997, the Corporation paid interest of $11,749,044, $9,929,402 and $9,749,282 and income taxes of
$2,150,000, $1,957,715 and $1,811,450, respectively. Non-cash investing activity consisted of transfers of loans in liquidation to foreclosed assets of approximately $495,000, $763,000 and $261,000 during 1999, 1998, and 1997, respectively, and also the transfer of $2,267,294 in held to maturity investment securities to available for sale during 1999.

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              For the Years Ended December 31, 1999, 1998 and 1997

                                                                                      Accumulated
                                                                                         Other
                                              Common      Treasury       Capital     Comprehensive    Retained
                                              Stock         Stock        Surplus     Income (Loss)    Earnings
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996                $1,637,630       --        $ 6,266,182    $ 1,199,083    $18,217,358
Net Income                                      --           --            --             --           3,904,710
Stock Dividend                                  81,656       --          2,129,143        --          (2,210,799)
Stock Split                                    859,503       --           (859,503)       --             --
Cash Paid in Lieu of Fractional Shares          --           --            --             --             (11,499)
Cash Dividends Declared ($.60 per share)
  (1)                                           --           --            --             --          (1,698,741)
Stock Options Exercised, Net of Tax
  Benefit                                        8,210       --            109,038        --             --
Change in Unrealized Appreciation in
  Securities Available for Sale, net of
  tax                                           --           --            --             707,600        --
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                 2,586,999       --          7,644,860      1,906,683     18,201,029
Net Income                                      --           --            --             --           4,167,691
Cash Dividends Declared ($.62 per share)
  (1)                                           --           --            --             --          (1,763,469)
Stock Options Exercised, Net of Tax
  Benefit                                       17,173       --            240,181        --             --
Treasury Stock Purchased (17,762 shares)        --       $  (457,950)      --             --             --
Change in Unrealized Depreciation in
  Securities Available for Sale, net of
  tax                                           --           --            --            (148,832)       --
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                 2,604,172      (457,950)    7,885,041      1,757,851     20,605,251
Net Income                                      --           --            --             --           4,564,548
Stock Dividend                                 260,977       --          5,614,946        --          (5,875,923)
Cash Paid in Lieu of Fractional Shares          --           --            --             --              (4,102)
Cash Dividends Declared ($.70 per share)
  (1)                                           --           --            --             --          (1,971,311)
Stock Options Exercised, Net of Tax
  Benefit                                        8,256       --            125,740        --             --
Treasury Stock Purchased (67,546 shares)        --       $(1,421,360)      --             --             --
Change in Unrealized Depreciation in
  Securities Available for Sale, net of
  tax                                           --           --            --          (3,346,874)       --
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                $2,873,405   $(1,879,310)  $13,625,727    $(1,589,023)   $17,318,463
================================================================================================================

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

LOANS HELD FOR SALE:

At December 31, 1999 and December 31, 1998, loans held for sale were comprised entirely of student loans. These loans are carried at the lower of cost or market value obtained through secondary market bid quotations. Any realized gains and losses on these loans are included in other operating income.

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

--------------------------------------------------------------------------------

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

PREMISES AND EQUIPMENT:

Premises and equipment are carried at original cost less accumulated depreciation. Premises and equipment are depreciated over their useful lives using either the straight-line or an accelerated method. Leasehold improvements are amortized over the term of the respective lease or the estimated useful life of the improvement, whichever is shorter. Costs for maintenance and repairs are expensed currently. Major improvements are capitalized. When premises and equipment are disposed of, the accounts are relieved of the cost and accumulated depreciation or amortization, and any resulting gains or losses are credited to or charged against income.

FORECLOSED ASSETS:

Foreclosed assets are comprised of other real estate owned and repossessed collateral, which are carried at the lower of the outstanding loan balance or estimated fair value less estimated costs to sell at the date of foreclosure.

INCOME TAXES:

Deferred income taxes result from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using statutory tax rates.

INTANGIBLE ASSETS:

Included in other assets is a deposit premium of approximately $353,202 and $529,803, net of accumulated amortization, at December 31, 1999 and 1998, respectively. The premium is amortized using the straight-line method over a five year period. The Corporation periodically evaluates the carrying value and the remaining amortization period of the intangible asset for possible impairment. Adjustments are recorded when the benefit of the related asset to the Corporation decreases due to disposition of deposits relative to the deposit premium.

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

COMPREHENSIVE INCOME:

Components of comprehensive income are displayed in the income statement net of income taxes. The Corporation currently has one component of other comprehensive income which is the change in unrealized gains (losses) on securities available for sale and is detailed as follows:

                                                          For the Years Ended December 31,
                                                       --------------------------------------
                                                          1999          1998          1997
---------------------------------------------------------------------------------------------
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the
  period                                               $(4,811,004)   $   7,524    $1,292,371
Less: reclassification adjustment for gain realized
  in net income                                            265,822      233,027       220,250
---------------------------------------------------------------------------------------------
Net unrealized gains (losses)                           (5,076,826)    (225,503)    1,072,121
---------------------------------------------------------------------------------------------
Other Comprehensive Income                              (5,076,826)    (225,503)    1,072,121
Tax Expense (Benefit) at 34%                            (1,729,952)     (76,672)      364,521
---------------------------------------------------------------------------------------------
Other Comprehensive Income, net                        $(3,346,874)   $(148,831)   $  707,600
=============================================================================================

RECENT ACCOUNTING PRONOUNCEMENTS:

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It applies to all entities and requires that any entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Under SFAS No. 133, the change in fair value is reflected in the income statement or as an element of other comprehensive income. SFAS No. 133, as amended by SFAS No. 137, is effective for all quarters of all fiscal years beginning after June 15, 2000. Management is currently in the process of evaluating the impact of this statement on the consolidated financial statements.

RECLASSIFICATIONS:

For comparative purposes, reclassifications have been made to certain amounts previously reported in the Consolidated Financial Statements.

--------------------------------------------------------------------------------

NOTE 2-INVESTMENT SECURITIES

A summary of investment securities available for sale is as follows:

                                                       December 31, 1999
                                    --------------------------------------------------------
                                                       Gross Unrealized
                                                            Holding
                                                    ------------------------
                                     Amortized                                      Fair
                                        Cost          Gains         Losses         Value
--------------------------------------------------------------------------------------------
U.S. Treasury Securities            $  3,708,419    $   --        $   27,321    $  3,681,098
Obligations of U.S. Government
  Agencies                            34,290,634        --         1,547,835      32,742,799
Mortgage-Backed Securities            52,784,308         9,108     2,440,396      50,353,020
Obligations of State and Political
  Subdivisions                         4,126,696        20,965       253,381       3,894,280
Other Bonds                            7,110,881           510       269,861       6,841,530
Marketable Equity Securities           3,646,263     2,094,794        --           5,741,057
--------------------------------------------------------------------------------------------
                                    $105,667,201    $2,125,377    $4,538,794    $103,253,784
============================================================================================

                                                       December 31, 1998
                                    --------------------------------------------------------
                                                       Gross Unrealized
                                                            Holding
                                                    ------------------------
                                     Amortized                                      Fair
                                        Cost          Gains         Losses         Value
--------------------------------------------------------------------------------------------
U.S. Treasury Securities            $  5,225,749    $   30,280    $    2,823    $  5,253,206
Obligations of U.S. Government
  Agencies                            26,187,451        92,554        33,981      26,246,024
Mortgage-Backed Securities            49,140,324       170,208       319,857      48,990,675
Obligations of State and Political
  Subdivisions                           553,529         9,581        --             563,110
Other Bonds                            6,802,815        14,724       123,989       6,693,550
Marketable Equity Securities           2,216,064     2,826,712        --           5,042,776
--------------------------------------------------------------------------------------------
                                    $ 90,125,932    $3,144,059    $  480,650    $ 92,789,341
============================================================================================

A summary of investment securities held to maturity is as follows:

                                                       December 31, 1998
                                    --------------------------------------------------------
                                                       Gross Unrealized
                                                            Holding
                                                    ------------------------
                                     Amortized                                      Fair
                                        Cost          Gains         Losses         Value
--------------------------------------------------------------------------------------------
Obligations of State and Political
  Subdivisions                      $  3,187,580    $  162,355    $   --        $  3,349,935
Other Bonds                              250,000        21,273        --             271,273
--------------------------------------------------------------------------------------------
                                    $  3,437,580    $  183,628    $   --        $  3,621,208
============================================================================================

During 1999, all investment securities previously classified as held to maturity were transferred to available for sale as part of a strategy to enhance the Corporation's liquidity position. Subsequent to the transfer to available for sale, the Corporation sold $1,725,340 of securities that were previously classified as held to maturity.

NSD Bancorp
--------------------------------------------------------------------------------

The amortized cost and estimated market value of the investment portfolio available for sale at December 31, 1999, by contractual maturity, is shown below. Mortgage-backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

The contractual maturity of the investment portfolio available for sale is as follows:

                                                             December 31, 1999
                                                        ----------------------------
                                                         Amortized          Fair
                                                            Cost           Value
------------------------------------------------------------------------------------
Within one year                                         $  1,029,587    $  1,025,448
After one year, within five years                         11,208,012      10,922,338
After five years, within ten years                        28,138,110      26,898,431
After ten years                                           65,291,492      64,407,567
------------------------------------------------------------------------------------
                                                        $105,667,201    $103,253,784
====================================================================================

The fair value of securities is based on quoted market prices or bid quotations received from securities dealers. Proceeds from the sale of available for sale securities during 1999, 1998 and 1997 were $10,957,629, $11,028,644 and
$13,938,578, respectively. Gross gains of $278,156, $202,063 and $233,835 and gross losses of $12,922, $319 and $21,444 were realized on sales of available for sale securities in 1999, 1998 and 1997, respectively. Gross gains of $588, $73,062 and $8,062 in 1999, 1998 and 1997, respectively, and gross losses of $875 and $202 in 1998 and 1997 , respectively, were realized on calls of investment securities. There were no gross losses realized on calls of investment securities during 1999. Investment securities with a total par value of $3,700,000 and $5,200,000 at December 31, 1999 and 1998, respectively, were pledged as collateral for public and trust funds and long-term borrowings.

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Corporation is required to maintain a minimum investment in FHLB stock. The minimum amount is calculated based on the level of assets, residential real estate loans and outstanding FHLB advances. At December 31, 1999 and 1998, the Corporation held $3,182,500 and $1,650,000, respectively, of FHLB stock.

NOTE 3-LOANS

Loans are summarized as follows:

                                                                December 31,
                                                        ----------------------------
                                                            1999            1998
------------------------------------------------------------------------------------
Consumer Loans to Individuals                           $108,847,393    $ 92,000,264
Mortgage:
  Nonresidential                                          47,730,294      28,060,867
  Residential                                             47,823,758      52,695,286
Commercial, Financial and Agricultural                    46,053,457      40,445,049
Lines of Credit                                            4,922,717       5,376,848
Lease Financing                                           13,399,797      11,910,754
Nonaccrual Loans                                             777,961         785,360
------------------------------------------------------------------------------------
Total Loans                                              269,555,377     231,274,428
Deferred Fees                                               (362,668)       (337,384)
------------------------------------------------------------------------------------
Total Loans, Net of Deferred Fees                       $269,192,709    $230,937,044
====================================================================================

--------------------------------------------------------------------------------

At December 31, 1999 and 1998, the Corporation had $599,955 and $813,677, respectively, in loans which were 90 days or more past due, but were still accruing interest. If interest on loans classified as nonaccrual had been recognized, such income would have approximated $78,836, $68,929 and $97,558 for the years ended 1999, 1998 and 1997, respectively. The Corporation did not record interest on any nonaccrual loans during 1999, 1998 or 1997.

The Corporation collectively reviews leases and consumer loans under $50,000 and residential real estate and commercial real estate loans under $250,000. The Corporation had no recorded investment in loans for which impairment had been recognized in accordance with SFAS No. 114 as of December 31, 1999 or 1998. There were no loans considered impaired that have been partially written down through charge-offs. There was no recorded investment in loans for which impairment was recognized at any time during 1999, however, the average recorded investment in impaired loans was $217,468 in 1998. The Corporation did not recognize any interest on impaired loans during 1999 or 1998.

NOTE 4-RESERVE FOR LOAN LOSSES

The following is a summary of activity in the reserve for loan losses:

                                                                   December 31,
                                                      --------------------------------------
                                                         1999          1998          1997
--------------------------------------------------------------------------------------------
Balance at Beginning of Year                          $2,756,502    $2,914,329    $2,578,504
Provision for Loan Losses                                840,000       780,000       720,000
Losses Charged Against Reserve                          (554,095)     (974,348)     (522,934)
Recoveries on Loans Previously Charged-Off                45,850        36,521       138,759
--------------------------------------------------------------------------------------------
Balance at End of Year                                $3,088,257    $2,756,502    $2,914,329
============================================================================================

NOTE 5-PREMISES AND EQUIPMENT

Premises and equipment, at cost, consist of the following:

                                                                  December 31,
                                                           --------------------------
                                                              1999           1998
-------------------------------------------------------------------------------------
Land                                                       $   472,801    $   671,987
Buildings                                                    1,943,873      1,943,873
Equipment                                                    3,257,556      2,828,916
Leasehold Improvements                                       1,018,463      1,006,763
-------------------------------------------------------------------------------------
                                                             6,692,693      6,451,539
Accumulated Depreciation                                    (3,841,920)    (3,723,105)
-------------------------------------------------------------------------------------
Premises and Equipment, Net                                $ 2,850,773    $ 2,728,434
=====================================================================================

During 1999, equipment with a book value of $164,263 was rendered obsolete primarily due to Year 2000 related issues. As a result, total losses on disposals of $164,063 were recorded during 1999. In addition, the Corporation sold land with a book value of $199,186 for $300,000 resulting in a gain of $100,814 which has been included in other operating income in the Consolidated Statement of Income. There were no significant gains or losses on disposals of premises and equipment during 1998. During 1997, the Corporation sold land with a book value of $325,908 for $492,908 resulting in a gain of $167,000 which is included in other operating income in the Consolidated Statement of Income. Depreciation expense, principally calculated using a straight-line method, was $465,380, $434,271 and $440,764 in 1999, 1998 and 1997, respectively. The
Corporation leases certain offices under various operating leases.

NSD Bancorp
--------------------------------------------------------------------------------

These leases contain various renewal option periods extending through September, 2005. Certain leases require adjustment of the rent based on cost escalations. The following is a summary of the future minimum lease payments under these operating leases:

   For the Year Ending December 31,
   --------------------------------
                 2000                    $  316,773
                 2001                       319,050
                 2002                       303,633
                 2003                       179,708
                 2004                        98,035
              thereafter                     34,640
                                         ----------
                                         $1,251,839
                                         ==========

Rental expense under all operating leases was $274,854, $261,840 and $250,386 for the years ended December 31, 1999, 1998 and 1997, respectively.

NOTE 6-INCOME TAXES

The provision (benefit) for income taxes is composed of the following:

                                                 For the Years Ended December 31,
                                              --------------------------------------
                                                 1999          1998          1997
------------------------------------------------------------------------------------
Current
  Federal                                     $2,280,776    $1,909,711    $1,940,915
  State                                           41,000        18,715        41,450
Deferred                                         (10,454)       23,289      (138,915)
------------------------------------------------------------------------------------
                                              $2,311,322    $1,951,715    $1,843,450
====================================================================================

Reconciliations of the federal statutory and effective tax rates are as follows:

                                                     For the Years Ended December 31,
                                 ------------------------------------------------------------------------
                                         1999                      1998                      1997
                                 --------------------      --------------------      --------------------
                                   AMOUNT     PERCENT        Amount     Percent        Amount     Percent
---------------------------------------------------------------------------------------------------------
Federal Statutory Tax Rate       $2,337,795    34.0%       $2,080,598    34.0%       $1,954,374    34.0%
Tax-exempt Interest Income         (112,545)   (1.6)          (98,267)   (1.6)         (164,475)   (2.9)
Interest Expense Disallowed          12,742     0.2            11,174     0.2            17,779     0.3
State Income Taxes                   27,060     0.4            12,352     0.2            27,357     0.4
Other, Net                           46,270     0.6           (54,142)   (0.9)            8,415     0.2
---------------------------------------------------------------------------------------------------------
                                 $2,311,322    33.6%       $1,951,715    31.9%       $1,843,450    32.0%
=========================================================================================================

--------------------------------------------------------------------------------

The tax effects of deductible and taxable differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

                                                                 December 31,
                                                          --------------------------
                                                             1999            1998
------------------------------------------------------------------------------------
Deferred Tax Assets:
  Net Unrealized Holding Losses on Securities Available
     for Sale                                             $  818,588      $   --
  Provision for Loan Losses                                  854,426         741,629
  Loan Origination Fees/Costs                                 25,882          34,510
  Other                                                      108,273          71,674
------------------------------------------------------------------------------------
     Gross Deferred Tax Assets                             1,807,169         847,813
Deferred Tax Liabilities:
  Net Unrealized Holding Gains on Securities Available
     for Sale                                                 --             905,559
  Bond Discount Accretion                                    153,848          95,643
  Depreciation                                                41,127          70,771
  Other                                                       10,288          15,432
------------------------------------------------------------------------------------
     Gross Deferred Tax Liabilities                          205,263       1,087,405
------------------------------------------------------------------------------------
     Net Deferred Tax Assets (Liabilities)                $1,601,906      $ (239,592)
====================================================================================

Net deferred tax assets are classified as other assets and net deferred tax liabilities are classified as other liabilities on the Consolidated Balance Sheets.

NOTE 7-EMPLOYEE BENEFITS

The Corporation maintains a profit sharing retirement plan which covers substantially all employees meeting minimum age and service requirements. Expense for the profit sharing plan was $136,000 in 1999, $117,000 in 1998 and $117,000 in 1997. During 1999, 1998 and 1997, respectively, the Corporation expensed $59,159, $58,001, and $63,584 related to 401(k) plan matching contributions.

Profit sharing assets are primarily invested in mutual funds which are selected at the discretion of the employee. The plan was also invested in 10,538 shares of NSD Bancorp, Inc. common stock with a market value of $184,415 at December 31, 1999. Total cash dividends received from plan investments in common stock of the Corporation were $7,443 in 1999.

NOTE 8-STOCK OPTION PLANS

The Corporation has two fixed option plans. Under the 1994 Employee Stock Option Plan, the Corporation may grant options to its employees for up to 212,837 shares of common stock. Under the 1994 Non-employee Director Stock Option Plan, the Corporation may grant options to its non-employee directors for up to 70,945 shares of common stock. Under both plans, the exercise price of each option is equal to the fair market price of the Corporation's common stock on the date of grant with each option having a maximum term of 10 years. The total shares reserved for issuance, options granted and the option exercise price per share have been adjusted for the ten percent stock dividend declared January 26, 1999 for holders of record on February 2, 1999, the 3-for-2 stock split for holders of record on December 1, 1997 and the five percent stock dividend for holders of record on April 30, 1997, in accordance with the terms of both plans.

NSD Bancorp
--------------------------------------------------------------------------------

A summary of the status of the Corporation's two fixed stock option plans as of December 31, 1999, 1998 and 1997 and changes during the years ending on those dates is presented below:

                                               1999                         1998                         1997
                                    --------------------------   --------------------------   --------------------------
                                              WEIGHTED-AVERAGE             Weighted-Average             Weighted-Average
FIXED OPTIONS                       SHARES     EXERCISE PRICE    Shares     Exercise Price    Shares     Exercise Price
------------------------------------------------------------------------------------------------------------------------
Outstanding at Beginning of Year    105,772        $18.20        100,928        $14.12         87,356        $13.06
Granted                              24,650        $22.23         24,090        $31.90         25,405        $17.20
Exercised                             8,997        $14.89         18,889        $13.62          9,031        $12.98
Forfeited                             3,983        $20.26            357        $30.54          2,802        $12.65
------------------------------------------------------------------------------------------------------------------------
Outstanding at End of Year          117,442        $19.23        105,772        $18.20        100,928        $14.12
Options Exercisable at Year-End     117,442                      105,772                      100,928
Weighted-Average
Fair Value of Options Granted
  During the Year                                  $ 6.27                       $13.89                       $17.20
========================================================================================================================

The following table summarizes information about fixed stock options outstanding at December 31, 1999:

                        Options Outstanding and Exercisable
-----------------------------------------------------------------------------------
                                             Weighted-Average
                     Number Outstanding         Remaining
   Range of          and Exercisable at      Contractual Life      Weighted-Average
Exercise Prices           12/31/99              (in Years)          Exercise Price
-----------------------------------------------------------------------------------
$12.51-$13.90              51,979                  5.6                  $13.10
 16.71-17.33               18,483                  7.5                   17.21
 22.15-22.73               24,650                  9.4                   22.22
 31.47-31.95               22,330                  8.6                   31.90
-----------------------------------------------------------------------------------
$12.51-$31.95             117,442                  7.2                  $19.23
===================================================================================

On January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock Based Compensation." As permitted by SFAS No. 123, the Corporation has chosen to apply Accounting Pronouncements Bulletin (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under either Plan. Had compensation expense included stock option plan costs, determined based on the fair value at the grant date for options granted under these plans consistent with SFAS No. 123, proforma net income and earnings per share would have been as follows:

                                                              Reported      Proforma
-------------------------------------------------------------------------------------
Net Income
     1999                                                    $4,564,548    $4,462,484
     1998                                                     4,167,691     3,940,793
     1997                                                     3,904,710     3,727,731
Basic Earnings Per Share
     1999                                                         $1.62         $1.58
     1998                                                          1.46          1.38
     1997                                                          1.38          1.31
Diluted Earnings Per Share
     1999                                                         $1.60         $1.57
     1998                                                          1.44          1.36
     1997                                                          1.37          1.30
=====================================================================================

--------------------------------------------------------------------------------

For purposes of computing proforma results as if the above plans were accounted for under the fair value method, the Corporation estimated the fair value of stock options using the Black-Scholes options pricing model with dividends paid every quarter at the current rate as of the date of the grant. The following assumptions were used:

                                            1999                      1998                      1997
                                    --------------------      --------------------      --------------------
                                    EMPLOYEE    DIRECTOR      Employee    Director      Employee    Director
------------------------------------------------------------------------------------------------------------
Risk Free Interest Rate              6.44%       6.44%         5.56%       5.86%         6.15%       6.80%
Volatility                          51.55%       51.55%       46.05%       46.48%       87.00%       87.00%
Expected Lives                      7 YEARS     7 YEARS       7 Years     7 Years       7 Years     7 Years
============================================================================================================

NOTE 9-TRANSACTIONS WITH RELATED PARTIES

In the ordinary course of business, the Corporation has transactions, including loans, with the Corporation's employees, principal officers and directors and their related interests. Approximately 74% of related party loans are with two Board members. A summary of loan activity for directors, executive officers and their associates with loan balances in excess of $60,000 is as follows:

                                                              1999           1998
-------------------------------------------------------------------------------------
Balance, January 1                                         $ 5,874,782    $ 5,919,061
New Loans                                                    5,551,399      1,392,957
Repayments                                                  (3,907,173)    (1,437,236)
-------------------------------------------------------------------------------------
Balance, December 31                                       $ 7,519,008    $ 5,874,782
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

At December 31, 1999, there are various outstanding commitments to extend credit of approximately $39,960,090 and standby letters of credit of approximately $454,242. The majority of standby letters of credit expire within the next fifteen months. Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis.

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

The Corporation's exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of the financial instrument for commitments to extend credit. The Corporation uses the same credit and collateral policies in making commitments and conditional obligations as for all other lending. Collateral for these types of commitments is similar to collateral obtained on other commercial loans.

Additionally, the Corporation is subject to certain asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, neither the resolution of these claims nor the funding of

NSD Bancorp
--------------------------------------------------------------------------------

those credit commitments will have a material adverse effect on the Corporation's consolidated financial position, results of operations or cash flows.

NOTE 11-CONCENTRATIONS OF CREDIT

The Corporation grants commercial, residential and consumer loans primarily to customers in the Western Pennsylvania area. The Corporation has a diversified loan portfolio which is not dependent upon any particular economic sector. Substantially all of the Corporation's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Corporation's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 1999, a significant portion of the Corporation's "cash and due from banks" and "federal funds sold" are maintained with a large financial institution located in southwestern Pennsylvania.

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

DEPOSIT LIABILITIES:
The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand as of December 31, 1999. The fair value of the fixed-maturity certificates of deposit is estimated using the rates currently offered as of December 31, 1999 for deposits of similar maturities. Fair value estimates do not include the value of depositor relationships or the value of the low-cost funding provided by deposits.

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

--------------------------------------------------------------------------------

The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                                                      December 31,
                                           ------------------------------------------------------------------
                                                        1999                                1998
                                           -------------------------------      -----------------------------
                                              CARRYING            FAIR             Carrying           Fair
                                               AMOUNT            VALUE              Amount           Value
-------------------------------------------------------------------------------------------------------------
Financial Assets:
  Cash and Federal Funds Sold                 $ 13,921          $ 13,921           $ 22,278         $ 22,278
  Investment Securities                        103,254           103,254             96,227           96,411
  Loans                                        267,876           267,181            232,948          239,729
     Less: Reserve for Loan Losses              (3,088)           --                 (2,757)          --
-------------------------------------------------------------------------------------------------------------
                                              $381,963          $384,356           $348,696         $358,418
=============================================================================================================

Financial Liabilities:
  Deposits                                    $289,440          $288,921           $280,115         $281,072
  Federal Home Loan Bank Borrowings             66,350            65,534             33,000           33,086
-------------------------------------------------------------------------------------------------------------
                                              $355,790          $354,455           $313,115         $314,158
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Off-Balance Sheet Financial Instruments:
Commitments to Extend Credit                  $ 39,960            --               $ 40,125           --
=============================================================================================================

NOTE 13-REGULATORY RESTRICTIONS

The Corporation and the Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by such regulatory authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Neither the Corporation nor the Bank are subject to written regulatory agreements.

Under capital adequacy regulatory guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital requirements taking into consideration quantitative measures of assets, liabilities and certain off-balance sheet items. Such measures are subject to qualitative judgments by the regulators with regard to composition, risk weightings and other factors.

Minimum regulatory risk-based capital ratios for tier I, total capital and leverage are 4%, 8% and 4%, respectively. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Management believes, as of December 31, 1999, that the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

The Corporation and Bank are considered to be well capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized, an institution must maintain risk-based capital ratios for tier I, total capital and leverage ratios of at least 6%, 10% and 5%, respectively.

NSD Bancorp
--------------------------------------------------------------------------------

The following represents tier I, total risk-based capital and leverage ratios for the Corporation and also its subsidiary, NorthSide Bank, as of December 31, 1999 and 1998:

                                                                                           To Be Well Capitalized
                                                                   For Capital Adequacy    Under Prompt Corrective
                                                   Actual                Purposes             Action Provisions
                                             -------------------   ---------------------   -----------------------
                                               Amount      Ratio      Amount      Ratio       Amount        Ratio
------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
  NSD Bancorp, Inc.
  -----------------
    Total Capital (to Risk Weighted Assets)  $35,615,997   12.71%  $22,410,357     8.00%    $28,012,946       n/a
    Tier I Capital (to Risk Weighted
      Assets)                                 31,585,083   11.28    11,205,178     4.00      16,807,768       n/a
    Tier I Capital (to Average Assets)        31,585,083    8.51    14,849,491     4.00      18,561,863       n/a
  NorthSide Bank
  --------------
    Total Capital (to Risk Weighted Assets)   34,853,175   12.47    22,363,333     8.00      27,954,167     10.00%
    Tier I Capital (to Risk Weighted
      Assets)                                 31,643,516   11.32    11,181,667     4.00      16,772,500      6.00
    Tier I Capital (to Average Assets)        31,643,516    8.57    14,756,788     4.00      18,445,985      5.00
As of December 31, 1998:
  NSD Bancorp, Inc.
  -----------------
    Total Capital (to Risk Weighted Assets)   34,135,234   14.02    19,480,103     8.00      24,350,128       n/a
    Tier I Capital (to Risk Weighted
      Assets)                                 30,106,711   12.36     9,740,052     4.00      14,610,077       n/a
    Tier I Capital (to Average Assets)        30,106,711    9.21    13,078,168     4.00      16,347,711       n/a
  NorthSide Bank
  --------------
    Total Capital (to Risk Weighted Assets)   31,993,021   13.36    19,157,406     8.00      23,946,758     10.00
    Tier I Capital (to Risk Weighted
      Assets)                                 29,095,457   12.15     9,578,703     4.00      14,368,055      6.00
    Tier I Capital (to Average Assets)        29,095,457    8.98    12,964,175     4.00      16,205,218      5.00

Under regulations of the Federal Reserve, the Bank is required to maintain certain average reserve balances which include both cash on hand and deposits with the Federal Reserve. These deposits are included in cash and due from banks in the accompanying Consolidated Balance Sheet. At December 31, 1999, the Corporation was required to maintain $1,620,000 of such balances.

Dividends and loans to the Holding Company from NorthSide Bank are subject to regulatory limitations. Dividends are limited to retained earnings of NorthSide Bank. Loans must by collateralized by specific obligations and cannot exceed 10% of NorthSide Bank's capital. The maximum amount available to the Holding Company at December 31, 1999 from NorthSide Bank in the form of dividends and loans, individually, was approximately $27.3 million and $3.2 million, respectively.

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

Earnings per share and dividends per share amounts, appearing in these consolidated financial statements, have been restated to reflect all of the above described stock dividends and stock splits.

--------------------------------------------------------------------------------

NOTE 15-TREASURY STOCK

In September of 1998, the Corporation's Board of Directors authorized the repurchase of up to 4.9% of the outstanding common stock of the Corporation, to be made available for issuance pursuant to stock option plans and for general corporate purposes. There were 67,546 and 17,762 shares purchased during 1999 and 1998, respectively.

NOTE 16-BORROWED FUNDS

Borrowed funds at December 31, 1999 and 1998 were as follows:

                                            1999                           1998
                                 --------------------------      -------------------------
                                                 WEIGHTED                       Weighted
                                   BALANCE     AVERAGE RATE       Balance     Average Rate
------------------------------------------------------------------------------------------
Advances Due In:       1999          --           --             $1,000,000       5.19%
                       2000      $15,650,000       5.20%
                       2002        6,000,000       5.58           8,000,000       5.50
                       2004        5,000,000       5.27
                       2008        9,000,000       5.06          24,000,000       4.67
                       2009       27,000,000       5.31
==========================================================================================

Advances from the Federal Home Loan Bank (FHLB) are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, obligations of U.S. Government agencies and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments.

At December 31, 1999, the Corporation had approximately $65.0 million in available credit under its collateralized borrowing agreement with the Federal Home Loan Bank.

NOTE 17-CONDENSED FINANCIAL INFORMATION OF NSD BANCORP, INC. (PARENT COMPANY
        ONLY)

                                                                     December 31,
----------------------------------------------------------------------------------------
BALANCE SHEET                                                    1999           1998
----------------------------------------------------------------------------------------
Assets
  Cash                                                        $   163,925    $   635,060
  Securities Available for Sale at Market Value (Amortized
     Cost of $377,208 at December 31, 1999 and $389,508 at
     December 31, 1998)                                         2,202,223      2,902,751
  Investment in Bank Subsidiary                                32,095,830     30,015,120
  Other Assets                                                      1,004        --
----------------------------------------------------------------------------------------
Total Assets                                                  $34,462,982    $33,552,931
----------------------------------------------------------------------------------------
Liabilities
  Accounts Payable                                            $   600,571        --
  Deferred Tax Liability                                          616,674    $   867,816
----------------------------------------------------------------------------------------
Total Liabilities                                               1,217,245        867,816
Shareholders' Equity                                           33,245,737     32,685,115
----------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                    $34,462,982    $33,552,931
========================================================================================

NSD Bancorp
--------------------------------------------------------------------------------

                                                                For the Years Ended December 31,
------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME                                            1999            1998            1997
------------------------------------------------------------------------------------------------------
Cash Dividends from Bank Subsidiary                        $ 2,011,129     $ 1,766,404     $ 1,698,741
Dividends from Securities Available for Sale                    67,720          69,930          58,908
Net Investment Securities Gains                                202,893         201,942         179,391
Other Expenses                                                  71,654          96,260          78,534
------------------------------------------------------------------------------------------------------
Income Before Taxes and Equity in Undistributed Net
  Income of Bank Subsidiary                                  2,210,088       1,942,016       1,858,506
Provision for Income Taxes                                      17,000           5,395          11,450
------------------------------------------------------------------------------------------------------
Income Before Equity in Undistributed Net Income of Bank
  Subsidiary                                                 2,193,088       1,936,621       1,847,056
Equity in Undistributed Net Income of Bank Subsidiary        2,371,460       2,231,070       2,057,654
------------------------------------------------------------------------------------------------------
Net Income                                                 $ 4,564,548     $ 4,167,691     $ 3,904,710
======================================================================================================

                                                                For the Years Ended December 31,
------------------------------------------------------------------------------------------------------
STATEMENT OF CASH FLOWS                                        1999            1998            1997
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                               $ 4,564,548     $ 4,167,691     $ 3,904,710
     Adjustments to Net Income:
       Equity in Undistributed Net Income of Subsidiary     (2,371,460)     (2,231,070)     (2,057,654)
       Decrease (Increase) in Other Assets                       1,004          66,932         (12,691)
       Gains on Investment Securities                         (202,893)       (201,942)       (179,391)
       Increase (Decrease) in Other Liabilities                585,066         (13,345)         26,514
------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                    2,576,265       1,788,266       1,681,488
------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES
  Proceeds from Sale of Investment Securities Available
     for Sale                                                  215,193         228,517         191,380
------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from the Issuance of Common Stock                   133,996         257,354         117,247
  Cash Dividends Paid                                       (1,971,311)     (1,763,469)     (1,698,741)
  Treasury Stock Purchased                                  (1,421,360)       (457,950)        --
  Cash Dividends Paid in Lieu of Fractional Shares              (3,918)        --              (11,499)
------------------------------------------------------------------------------------------------------
Net Cash Used by Financing Activities                       (3,262,593)     (1,964,065)     (1,592,993)
------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash                               (471,135)         52,718         279,875
Cash at Beginning of Year                                      635,060         582,342         302,467
------------------------------------------------------------------------------------------------------
Cash at End of Year                                        $   163,925     $   635,060     $   582,342
======================================================================================================

--------------------------------------------------------------------------------

NOTE 18-EARNINGS PER SHARE

Income and shares in thousands:

                                                        For the Years Ended December 31,
                             ---------------------------------------------------------------------------------------
                                        1999                          1998                          1997
                             ---------------------------   ---------------------------   ---------------------------
                                               PER SHARE                     Per Share                     Per Share
                             INCOME   SHARES    AMOUNT     Income   Shares    Amount     Income   Shares    Amount
--------------------------------------------------------------------------------------------------------------------
Basic earnings per share:
  Income available to
    shareholders             $4,565    2,819     $1.62     $4,168    2,852     $1.46     $3,905    2,837     $1.38
Effect of dilutive
  securities:
  Stock options                --         27     --          --         44     --          --         21     --
--------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
  Income Available to
    shareholders             $4,565    2,846     $1.60     $4,168    2,896     $1.44     $3,095    2,858     $1.37
====================================================================================================================

                                                                          EARNINGS PER SHARE
                                                                          ------------------
1995                                                                            $1.29
1996                                                                             1.30
1997                                                                             1.38
1998                                                                             1.46
1999                                                                             1.62

                                                                          DIVIDENDS PER SHARE
                                                                          -------------------
1995                                                                             0.45
1996                                                                             0.51
1997                                                                             0.59
1998                                                                             0.62
1999                                                                             0.70

NSD Bancorp
--------------------------------------------------------------------------------

NOTE 19-QUARTERLY EARNINGS SUMMARY (UNAUDITED)

Quarterly earnings for the years ended December 31, 1999 and 1998 are as follows (in thousands):

                                                                          1999
                                                 -------------------------------------------------------
                                                  March 31      June 30      September 30    December 31
--------------------------------------------------------------------------------------------------------
Interest Income                                      $6,208        $6,512         $6,666         $7,133
Interest Expense                                      2,584         2,744          2,903          3,075
--------------------------------------------------------------------------------------------------------
Net Interest Income                                   3,624         3,768          3,763          4,058
Provision for Loan Losses                               210           210            210            210
--------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan
  Losses                                              3,414         3,558          3,553          3,848
Other Income                                            391           493            418            496
Other Expenses                                        2,210         2,430          2,324          2,331
--------------------------------------------------------------------------------------------------------
Income Before Taxes                                   1,595         1,621          1,647          2,013
Income Taxes                                            549           522            542            698
--------------------------------------------------------------------------------------------------------
Net Income                                           $1,046        $1,099         $1,105         $1,315
========================================================================================================
Per Share: (1)
Net Income (basic)                                   $ 0.37        $ 0.39         $ 0.39         $ 0.47
Dividends                                            $0.170        $0.170         $0.170         $0.190
Weighted Average Shares Outstanding (basic)       2,840,248     2,833,257      2,812,601      2,790,361
========================================================================================================

                                                                          1998
                                                 -------------------------------------------------------
                                                  March 31      June 30      September 30    December 31
--------------------------------------------------------------------------------------------------------
Interest Income                                      $5,989        $6,035         $6,126         $6,251
Interest Expense                                      2,524         2,489          2,531          2,580
--------------------------------------------------------------------------------------------------------
Net Interest Income                                   3,465         3,546          3,595          3,671
Provision for Loan Losses                               195           195            195            195
--------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan
  Losses                                              3,270         3,351          3,400          3,476
Other Income                                            397           431            349            473
Other Expenses                                        2,294         2,260          2,239          2,234
--------------------------------------------------------------------------------------------------------
Income Before Taxes                                   1,373         1,522          1,510          1,715
Income Taxes                                            423           497            486            546
--------------------------------------------------------------------------------------------------------
Net Income                                           $  950        $1,025         $1,024         $1,169
========================================================================================================
Per Share: (1)
Net Income (basic)                                   $ 0.33        $ 0.36         $ 0.36         $ 0.41
Dividends                                            $0.155        $0.155         $0.155         $0.155
Weighted Average Shares Outstanding (basic)       2,852,433     2,852,433      2,860,092      2,844,679

---------------

(1) Adjusted for a 10% stock dividend declared January 26, 1999, a 3-for-2 stock split in 1997 and a 5% stock dividend in 1997.

--------------------------------------------------------------------------------

                           COMPARATIVE FINANCIAL DATA

                                                         For the Years Ended December 31,
                                   ----------------------------------------------------------------------------
                                       1999            1998            1997            1996            1995
---------------------------------------------------------------------------------------------------------------
EARNINGS
Interest Income                    $ 26,519,135    $ 24,401,043    $ 23,812,738    $ 21,501,582    $ 19,405,880
Interest Expense                     11,305,951      10,123,896       9,980,576       8,724,605       7,485,431
---------------------------------------------------------------------------------------------------------------
Net Interest Income                  15,213,184      14,277,147      13,832,162      12,776,977      11,920,449
Provision for Loan Losses               840,000         780,000         720,000         650,000         530,000
Other Income                          1,798,512       1,649,903       1,586,414       1,339,513       1,741,691
Other Expense                         9,295,826       9,027,644       8,950,416       8,152,657       7,958,632
---------------------------------------------------------------------------------------------------------------
Income Before Taxes                   6,875,870       6,119,406       5,748,160       5,313,833       5,173,508
Income Taxes                          2,311,322       1,951,715       1,843,450       1,624,344       1,500,556
---------------------------------------------------------------------------------------------------------------
Net Income                         $  4,564,548    $  4,167,691    $  3,904,710    $  3,689,489    $  3,672,952
===============================================================================================================

YEAR END BALANCES
---------------------------------------------------------------------------------------------------------------
Assets                             $392,285,472    $357,167,992    $320,329,570    $305,413,560    $259,132,930
Loans                               269,823,486     234,932,527     236,459,224     214,049,576     188,653,465
Investment Securities               103,253,784      96,226,921      63,466,743      64,985,502      54,658,490
Deposits                            289,439,659     280,115,160     268,726,614     260,986,805     220,243,135
Repurchase Agreements and Federal
  Funds Purchased                     3,700,000              --              --       1,911,184       1,822,433
FHLB Advances and Other
  Borrowings                         62,650,000      33,000,000      15,000,000       9,560,000       7,380,000
Shareholders' Equity                 30,349,262      32,394,365      30,339,571      27,320,253      24,863,854
Number of Shareholders                      409             431             453             448             454

AVERAGE BALANCES
---------------------------------------------------------------------------------------------------------------
Assets                             $371,682,636    $327,576,185    $312,219,530    $279,854,944    $248,746,561
Loans                               245,736,893     228,648,794     226,006,573     198,720,233     176,706,914
Investment Securities               104,678,538      68,665,948      66,767,405      60,999,113      52,489,567
Deposits                            283,363,352     265,197,427     261,385,203     240,125,300     215,564,206
Repurchase Agreements and Federal
  Funds Purchased                     2,753,907              --       2,558,518       1,897,694       1,665,397
FHLB Advances and Other
  Borrowings                         45,825,207      23,523,288      12,354,466       9,232,240       3,569,435
Shareholders' Equity                 31,625,424      31,729,974      28,739,768      26,008,987      23,627,621

PER SHARE DATA (1)
---------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share                  $1.62           $1.46           $1.38           $1.30           $1.29
Basic Weighted Average Shares
  Outstanding                         2,819,117       2,852,409       2,837,420       2,837,195       2,837,560
Diluted Earnings Per Share                $1.60           $1.44           $1.37           $1.30           $1.29
Diluted Weighted Average Shares
  Outstanding                         2,845,773       2,896,279       2,857,511       2,840,541       2,837,650
Dividends                                 $0.70           $0.62           $0.59           $0.51           $0.45
Book Value                               $10.89          $11.39          $10.66           $9.63           $8.76

RATIOS
---------------------------------------------------------------------------------------------------------------
Return on Average Assets                   1.23%           1.27%           1.25%           1.32%           1.48%
Return on Average Equity                  14.43           13.13           13.59           14.19           15.55
Net Interest Margin (2)                    4.37            4.69            4.81            5.01            5.31
Equity to Assets                           7.74            9.07            9.47            8.95            9.60
Dividend Payout Ratio                     43.19           42.31           43.50           39.53           35.32

---------------

(1) Adjusted for a 10 % stock dividend declared January 26, 1999, a 3-for-2 stock split in 1997 and a 5% stock dividend in 1997.

(2) Tax equivalent basis.

NSD Bancorp
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of NSD Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of NSD Bancorp, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income and other comprehensive income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Corporation for the year ended December 31, 1997 were audited by other auditors whose report, dated January 26, 1998, expressed an unqualified opinion on those statements.

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

In our opinion, such 1999 and 1998 consolidated financial statements present fairly, in all material respects, the financial position of NSD Bancorp, Inc. and subsidiary at December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Pittsburgh, Pennsylvania
January 28, 2000

--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is an analysis of NSD Bancorp, Inc.'s (the "Corporation's") financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements.

RESULTS OF OPERATIONS FOR THE YEAR

Net income increased to $4,564,548 or $1.62 (basic) per share in 1999, from $4,167,691 or $1.46 in 1998 and $3,904,710 or $1.38 in 1997. Contributing to the
increase in net income were increases in net interest income of $936,037, net investment securities gains of $32,795, service fee income of $157,060 and a decline in other operating expenses of $58,897 and occupancy expense of $15,137. These contributions to the overall net income increase were offset by a decrease in other operating income of $41,246 and increases in the provision for loan losses of $60,000, salary and employee benefits of $167,067, equipment and supplies of $86,271, data processing costs of $78,153, advertising of $8,466 and the provision for income taxes of $359,607.

Contributing to the increase in 1998 net income over 1997 were increases in net interest income of $444,985, net investment securities gains of $12,777 and service fee income of $55,982 and decreases in equipment and supplies expense of $19,463, FDIC insurance of $2,741 and other operating expenses of $145,376. These contributions to the overall increase were offset by decreases in other operating income of $5,270 and increases in the provision for loan losses of $60,000, salary and employee benefits of $120,383, occupancy expense of $63,511, data processing costs of $53,552, advertising of $7,362 and the provision for income taxes of $108,265. Impacting 1997 earnings was a $289,000 loss recognized on the merchant credit card portfolio and a $167,000 gain on the sale of land.

Return on average assets (ROA) was 1.23% for 1999 compared to 1.27% for 1998 and 1.25% for 1997. The decrease from 1998 to 1999 reflects the impact of a decline in net interest margin from 4.69% in 1998 to 4.37%. The increase in ROA from 1997 to 1998 is primarily due to the effect on 1997 earnings of a loss on the merchant credit card portfolio and a decline in net interest margin from 4.81% in 1997 to 4.69% in 1998, offset by a gain on the sale of land. Return on average equity (ROE) was 14.43% for 1999 compared to 13.13% for 1998 and 13.59% for 1997. The increase in 1999 ROE reflects the overall increase in net income and the impact on average equity of treasury stock purchases and a decline in unrealized gains on investment securities available for sale. The decrease in ROE from 1997 to 1998 is primarily due to net interest margin compression and also higher average capital during 1998 compared to 1997.

NET INTEREST INCOME

The primary component of the Corporation's earnings is net interest income, which is the difference between interest earned on loans, investments and other earning assets and the interest expense on deposits and other interest bearing liabilities which fund those assets. Tax-exempt securities and loans carry pre-tax yields lower than comparable tax assets. Therefore, it is more meaningful to analyze net interest income on a tax-equivalent basis.

Total tax-equivalent interest income increased $2,006,845 during 1999 as a result of a $41,328,066 increase in average earning assets offset by a decline in the average yield on earning assets from 7.95% in 1998 to 7.59% in 1999. Interest expense on deposits decreased $73,616 due to a reduction in the average cost of deposits to 3.91% in 1999 from 4.19% in 1998 partially offset by the impact of a $13,205,232 increase in average outstanding balances. Interest expense on borrowings increased $1,112,627 due almost entirely to an increase of $22,301,919 in average outstanding levels offset by a decrease in the average cost from 5.25% in 1998 to 5.12% in 1999.

Total tax-equivalent interest income increased $530,802 during 1998 as a result of a $15,744,524 increase in average earning assets offset by a decline in the average yield on earning assets from 8.19% in 1997 to 7.95% in 1998. Interest expense on deposits decreased $239,769 as a result of a decrease in the average cost of deposits to 4.19% in 1998 from 4.30% in 1997. Interest expense on borrowings increased $523,971 due to an increase of

NSD Bancorp
--------------------------------------------------------------------------------

$11,168,822 in average outstanding levels offset by a decrease in the average rate paid on such balances from 5.75% in 1997 to 5.25% in 1998.

Net tax-equivalent interest income was $15,384,499 at December 31, 1999, compared to $14,559,710 at December 31, 1998 and $14,171,227 at December 31, 1997. This consistent improvement has been largely due to increases in average earning assets which were $351,872,879 in 1999 compared to $310,544,813 and $294,800,289 in 1998 and 1997, respectively.

To provide a more in-depth analysis of net interest income, the following average balance sheet and net interest income analysis detail the contribution of earning assets to overall net interest income and the impact of funding costs. The rate/volume analysis shows the portions of the net change in interest income due to changes in volume or rate on a tax equivalent basis using the statutory federal income tax rate of 34%. Changes in net interest income due to both rate and volume in the accompanying rate and volume analysis have been allocated to changes due to volume and rate in proportion to the absolute amount of the change in each.

                              RATE/VOLUME ANALYSIS

                                                From 1998 to 1999                    From 1997 to 1998
                                       -----------------------------------   ---------------------------------
                                         Change in Income/                     Change in Income/
                                           Expense Due To                       Expense Due To
                                       ----------------------     Total      ---------------------     Total
                                         Volume       Rate        Change      Volume       Rate       Change
--------------------------------------------------------------------------------------------------------------
Interest Earning Assets
  Loans
    Industrial Revenue and Tax-Exempt
      Financing                        $   40,775   $  (9,716)  $   31,059   $  43,278   $  (9,342)  $  33,936
    All Other Loans                     1,020,194    (560,354)     459,840     214,797    (248,016)    (33,219)
--------------------------------------------------------------------------------------------------------------
Total Loans                             1,060,969    (570,070)     490,899     258,075    (257,358)        717
  Investment Securities
    Taxable                             2,200,584     (30,711)   2,169,873     157,673      44,826     202,499
    Tax-Exempt                              6,810     (23,860)     (17,050)   (291,946)      9,594    (282,352)
--------------------------------------------------------------------------------------------------------------
Total Investment Securities             2,207,394     (54,571)   2,152,823    (134,273)     54,420     (79,853)
  Due From Banks                           14,597       9,771       24,368      13,087          67      13,154
  Federal Funds Sold                     (631,227)    (30,018)    (661,245)    587,009       9,775     596,784
--------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets           2,651,733    (644,888)   2,006,845     723,898    (193,096)    530,802
Interest Bearing Liabilities
Interest Bearing Deposits Savings and
  Interest Bearing Demand Deposits        201,431    (186,339)      15,092      92,001     (59,643)     32,358
    Time Deposits                         105,203    (193,911)     (88,708)   (167,232)   (104,895)   (272,127)
--------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits           306,634    (380,250)     (73,616)    (75,231)   (164,538)   (239,769)
  Federal Funds Purchased and
    Repurchase Agreements                 143,045      --          143,045     (70,441)    (70,441)   (140,882)
  FHLB Advances and Other Borrowings    1,127,772     (15,145)   1,112,627     596,356     (72,385)    523,971
--------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits         1,577,451    (395,395)   1,182,056     450,684    (307,364)    143,320
--------------------------------------------------------------------------------------------------------------

Change in Net Interest Income          $1,074,282   $(249,493)  $  824,789   $ 273,214   $ 114,268   $ 387,482
==============================================================================================================

(1) Tax exempt income on loans and investments and related yields are shown on a fully tax-equivalent basis computed using the statutory rate of 34%.

(2) For purposes of calculating loan yields, average loan balances include nonaccrual loans.

NSD BANCORP
--------------------------------------------------------------------------------

                   AVERAGE BALANCE SHEET/NET INCOME ANALYSIS
                        For the Years Ended December 31,

                                           1999                                    1998                        1997
                           ------------------------------------    ------------------------------------    ------------
                             AVERAGE                    AVERAGE      Average                    Average      Average
                             BALANCE       INTEREST      YIELD       Balance       Interest      Yield       Balance
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Loans
  Industrial Revenue and
    Tax Exempt             $  1,623,544   $   131,252     8.08%    $  1,047,119   $   100,193     9.57%    $    604,370
All Other Loans             244,113,349    19,888,904     8.15      227,601,675    19,429,064     8.54      225,402,203
-----------------------------------------------------------------------------------------------------------------------
      Total                 245,736,893    20,020,156     8.15      228,648,794    19,529,257     8.54      226,006,573
Investment Securities
  Taxable                   100,049,387     6,225,674     6.22       64,210,313     4,055,801     6.32       58,961,980
  Tax-Exempt                  4,629,151       372,619     8.05        4,455,635       389,669     8.75        7,795,425
-----------------------------------------------------------------------------------------------------------------------
      Total                 104,678,538     6,598,293     6.30       68,665,948     4,445,470     6.47       66,757,405
Due from Banks, Interest
  Earning                       843,174        41,496     4.92          571,441        17,128     3.00          134,777
Federal Funds Sold              614,274        30,505     4.97       12,658,630       691,750     5.46        1,901,534
-----------------------------------------------------------------------------------------------------------------------
      Total Earning
        Assets              351,872,879   $26,690,450     7.59      310,544,813   $24,683,605     7.95      294,800,289
Reserve for Loan Losses      (2,932,704)                             (2,804,488)                             (2,771,915)
Cash and Due From Banks      13,148,351                              11,058,342                              10,762,215
Premises and Equipment        2,581,996                               2,928,189                               3,368,864
Other Assets                  7,012,114                               5,849,328                               6,060,077
-----------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS           $371,682,636                            $327,576,184                            $312,219,530
=======================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest Bearing Deposits
  Savings Deposits         $ 38,371,347   $   936,000     2.44%    $ 37,620,135   $   984,447     2.62%    $ 37,025,880
  Interest Checking and
    Money Market             92,061,809     2,656,810     2.89       82,908,733     2,593,271     3.13       80,482,448
  Time Deposits              95,162,556     5,223,344     5.49       91,861,612     5,312,052     5.78       94,732,134
-----------------------------------------------------------------------------------------------------------------------
      Total Interest
        Bearing Deposits    225,595,712     8,816,154     3.91      212,390,480     8,889,770     4.19      212,240,462
Federal Funds Purchased
  and Repurchase
  Agreements                  2,753,907       143,045     5.19          --            --          --          2,558,518
FHLB Advances and Other
  Borrowings                 45,825,207     2,346,752     5.12       23,523,288     1,234,125     5.25       12,354,466
-----------------------------------------------------------------------------------------------------------------------
      Total Interest
        Bearing
        Liabilities         274,174,826   $11,305,951     4.12      235,913,768   $10,123,895     4.29      227,153,446
Demand Deposits              57,767,640                              52,806,947                              49,144,741
Other Liabilities             8,114,746                               7,125,495                               7,181,575
Shareholders' Equity         31,625,424                              31,729,974                              28,739,768
-----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY     $371,682,636                            $327,576,184                            $312,219,530
=======================================================================================================================
Interest Spread                                           3.47%                                   3.66%
Interest Margin                                           4.37%                                   4.69%

                                   1997
                           ---------------------
                                         Average
                            Interest      Yield
------------------------------------------------
ASSETS
Loans
  Industrial Revenue and
    Tax Exempt             $    66,257    10.96%
All Other Loans             19,462,283     8.63
------------------------------------------------
      Total                 19,528,540     8.64
Investment Securities
  Taxable                    3,853,302     6.54
  Tax-Exempt                   672,021     8.62
------------------------------------------------
      Total                  4,525,323     6.78
Due from Banks, Interest
  Earning                        3,974     2.94
Federal Funds Sold              94,966     4.99
------------------------------------------------
      Total Earning
        Assets             $24,152,803     8.19
Reserve for Loan Losses
Cash and Due From Banks
Premises and Equipment
Other Assets
------------------------------------------------
    TOTAL ASSETS
================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest Bearing Deposits
  Savings Deposits         $   994,503     2.69%
  Interest Checking and
    Money Market             2,550,857     3.17
  Time Deposits              5,584,179     5.89
------------------------------------------------
      Total Interest
        Bearing Deposits     9,129,539     4.30
Federal Funds Purchased
  and Repurchase
  Agreements                   140,883     5.51
FHLB Advances and Other
  Borrowings                   710,154     5.75
------------------------------------------------
      Total Interest
        Bearing
        Liabilities        $ 9,980,576     4.39
Demand Deposits
Other Liabilities
Shareholders' Equity
------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY
================================================
Interest Spread                            3.80%
Interest Margin                            4.81%

(1) Tax exempt income on loans and investments and related yields are shown on a fully tax-equivalent basis computed using a statutory rate of 34%.

(2) For purposes of calculating loan yields, average loan balances include nonaccrual loans.

(3) Average yields on available for sale investment securities are calculated based on average estimated market values for the years 1999, 1998 and 1997.

NSD BANCORP
--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

The Corporation's provision for loan losses was $840,000 in 1999, $780,000 in 1998 and $720,000 in 1997. The increase in the provision for loan losses was primarily related to the overall increase in average loans outstanding during 1999. Net charge-offs for 1999 were $508,245, compared to $937,827 and $384,175 for 1998 and 1997, respectively. There were no charge-offs to any individual borrower that represented more than 10% of the annual total in 1999 and 1997, however, approximately $361,000 of the total charge-off amount for 1998 was attributable to one customer. For additional information, see the Non-Performing Assets and Reserve for Loan Losses sections of this discussion.

OTHER INCOME

Other income increased $148,609 to $1,798,512 in 1999 from $1,649,903 in 1998.
Contributing to the improvement was an increase in net gains on the sale of investment securities of $32,795. Service fees generated an additional $157,060 in revenue during 1999 primarily consisting of increases in overdraft and checking account fees of $124,302 and $37,210, respectively. Other operating income declined $41,246 in 1999. This decline was due largely to a $164,263 loss recognized on the disposal of Year 2000 non-compliant computer hardware and losses on other assets held for sale of $29,855 in 1999, compared to net gains of $83,805 on the sale of assets in 1998. Offsetting the impact of the sale or disposal of equipment and other assets was a $108,272 increase in ATM surcharge fees as the Bank completed its first full year of assessing such charges and a $37,468 gain recognized on the sale of student loans.

Other income increased $63,489 from $1,586,414 in 1997 to $1,649,903 in 1998.
This increase was attributable to an increase in net gains on the sale of investment securities of $12,777 and an increase in service fees of $56,182 predominantly due to increased efforts in the collection of overdraft fees which added $35,454 to income over 1997. These increases were offset by a decrease in other operating income of $5,270 which was mainly attributable to a one-time gain of $167,000 on the sale of land in 1997. Offsetting the 1997 gain was the introduction in 1998 of ATM surcharge fees which added $117,000 in other income for 1998 over 1997 and an increase in gains on the sale of other assets of $83,987 over 1997.

OTHER EXPENSES

Total other expenses increased $268,182 from $9,027,644 in 1998 to $9,295,826 in 1999. Salary and employee benefits increased $167,067 to $ 4,440,821 in 1999 from $4,273,754 in 1998. Salary expense increased $105,484 due to normal inflation adjustments which also resulted in a corresponding $10,461 increase in the employer portion of payroll taxes. Included in 1999 expenses was a $23,929 increase in health insurance costs and an $18,578 increase in the contribution to the employee profit sharing plan.

Occupancy expense decreased by $15,137 to $831,442 from $846,579 due to a $74,691 decrease in real estate taxes corresponding to the sales of land in 1998 and 1999 and a reduction in 1999 expense accruals, offset by an escalation in rent payments of $11,014, additional building maintenance of $25,076, an $8,195 increase in building insurance premiums and a $4,008 increase in utilities. Equipment and supplies expense increased $86,271 during 1999 due primarily to increases in depreciation expense, equipment maintenance contracts, equipment rental, general office expense and stationery and supplies of $21,848, $6,054, $8,886, $36,806 and $11,670, respectively. Data processing expense increased $78,153 corresponding to the enhancement of core processing capabilities and higher ATM network charges resulting from increased transaction volumes at certain ATM locations. FDIC insurance expense increased by only $2,259 due to an industry wide reduction in assessment rates offset by overall increases in deposit levels. Advertising expense increased $8,466 to $166,536 in 1999 from $158,070 in 1998.

Other operating expenses decreased $58,897 in 1999 to $1,999,618 from $2,058,515 in 1998 due to several factors. Asset recovery expense decreased $66,000 along with the decline in overall loan delinquencies and also due to higher 1998 expenses resulting from recovery efforts related to one significant loan relationship. Financial services expense declined by $56,283 in 1999 due in large part to additional 1998 costs associated with the annual

--------------------------------------------------------------------------------

reporting process and also 1998 costs incurred for an independent review of the corporation's risk management program. Education expense decreased $12,487 due to nonrecurring 1998 costs for training on new computer applications and also 1998 costs associated with participation in a video training program. Shares tax expense decreased $20,199 due to modified accrual methodology. Directors fees declined by $15,799 due to a reduction in deferred compensation costs and also a reduction in the number of board members during the year. Teller and ATM losses declined $16,782 primarily resulting from a branch office robbery during 1998. General losses were $31,655 lower in 1999 as the Bank experienced nonrecurring deposit account losses in 1998. Offsetting these expense decreases was an increase in telephone expense of $59,960 due to operation of parallel network communication lines during Year 2000 related system replacements. Student loan processing fee accruals increased $28,607 due to third party fee increases and anticipated costs attributable to the sale of such loans and the subsequent outsourcing of future loan originations. Correspondent banking service charges increased $9,399 resulting from tighter investable fund management. State tax expenses also increased $27,920 corresponding to overall corporate growth and taxable earnings increases.

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

Occupancy expense increased $63,511 from $783,068 in 1997 to $846,579 in 1998. This increase is due almost entirely to an increase in real estate tax expense of $74,180 which represents the establishment of an accrual for estimated annual real estate tax expense. A slight increase in building rent of $11,454 also contributed to the overall increase offset by decreases in insurance expense and building maintenance of $7,225 and $14,377, respectively. Equipment and supplies expense decreased $19,463 during 1998 which is primarily the result of decreases in equipment maintenance contracts, stationery and supplies expense and vehicle expense of $23,745, $11,875 and $4,541, respectively, offset by increases in equipment repair expense and general office expense of $22,136 and $3,774, respectively. Data processing expense increased $53,552 to $629,397 in 1998 from $575,845 in 1997 which was the result of an increase in contractual monthly costs assessed by the Corporation's primary data processor and volume related increases in ATM network charges. FDIC insurance expense decreased slightly to $37,492 in 1998 from $40,233 in 1997 due to a decrease in premium on acquired SAIF insured deposits. Advertising expense increased slightly to $158,070 in 1998 from $150,708 in 1997. Other operating expenses decreased $145,376 to $2,058,515 in 1998 from $2,203,891 in 1997 due to a loss of approximately $289,000 on the merchant credit card portfolio in 1997. Disregarding this loss, other operating expenses increased approximately $144,000 over 1997. There were several factors contributing to this amount. Most significant was a $25,460 increase to audit expense due to the cost of a 401(k) plan review and additional accruals for anticipated charges. An increase in financial services expense of $20,082 was due to establishing an annual report expense accrual and correspondent bank service charges increased $10,521. The increase in average shareholders' equity and average assets during 1998 resulted in additional Pennsylvania shares tax of $20,436. With a more aggressive approach to reducing loan delinquencies during 1998, the Corporation experienced a $12,712 increase in asset recovery expenses. An increase in ATM losses of $10,150 can be largely attributed to a branch office robbery during 1998. These increases were offset by decreases in legal expense and deposit premium amortization of $26,624 and $8,333, respectively.

INCOME TAXES

The Corporation recorded an income tax provision of $2,311,322, $1,951,715, and $1,843,450 in 1999, 1998 and 1997, respectively. The increase in the tax provision was the result of higher pretax earnings. The effective tax rates for 1999, 1998 and 1997 were 33.6%, 31.9% and 32.0%, respectively. These rates were below the 34% statutory tax rate primarily due to the tax benefits from tax-exempt interest income.

NSD BANCORP
--------------------------------------------------------------------------------

FINANCIAL CONDITION

The Corporation's total assets increased $35,117,480 from $357,167,992 at December 31, 1998 to $392,285,472 at December 31, 1999. Securities available for sale increased $10,464,443 while securities held to maturity decreased $3,437,580. Loans held for sale decreased to $630,777 at December 31, 1999 from $3,995,483 at December 31, 1998. The loans available for sale at December 31, 1999 and 1998 were entirely comprised of student loans. Net loans increased from $226,196,149 at December 31, 1998 to $264,157,344 at December 31, 1999.

INVESTMENT SECURITIES

Investment securities available for sale increased $10,464,443 in 1999 to $103,253,784 from $92,789,341 in 1998. Increases in Obligations of U.S. Government agencies and mortgage-backed securities of $6,496,775 and $1,362,345, respectively, were due to normal purchasing activity net of any sales, calls, maturities and changes in unrealized gains. Obligations of state and political subdivisions and other bonds available for sale increased $3,331,170 and $147,980, respectively, largely due to the reclassification of all such securities, which were previously classified as held to maturity, as available for sale. All securities classified as held to maturity were transferred to the available for sale category as part of a strategy designed to increase the Corporation's liquidity position in a market that was favorable to the disposal of such assets. Subsequent to the transfer to available for sale, the Corporation sold $1,725,340 of securities that were previously classified as held to maturity. It is the Corporation's policy to classify all future purchases of like securities as available for sale. These increases were offset by a decrease in U.S. Treasury securities of $1,572,108. The corporation experienced a significant overall change in net, unrealized gains (losses) on fixed income securities principally due to a dramatic shift in market pricing during 1999 that continues to impact portfolio valuations. Although such investment securities are categorized as available for sale, the portfolio is managed based on yield and cash flow. Management considers this change in fair value to be temporary in nature posing minimal impact to future profitability. Investment securities held to maturity decreased $3,437,580 due to maturity and call activity and also due to the transfer of all remaining securities to the available for sale category. As a member of the Federal Home Loan Bank (FHLB), the Corporation is required to maintain a minimum investment in FHLB stock which is calculated based on the level of assets, residential real estate loans and outstanding FHLB advances. Marketable equity securities increased $698,281 during 1999 almost entirely due to an increase in the level of FHLB stock held by the Bank.

The following summarizes the book value (excluding net unrealized holding gains) and weighted average yields of the Corporation's securities available for sale at December 31, 1999 by contractual maturity. Mortgage backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments.

                                                      After One But        After Five But
                               Within One Year      Within Five Years     Within Ten Years       After Ten Years
                              ------------------   -------------------   -------------------   -------------------
                                Amount     Yield     Amount      Yield     Amount      Yield     Amount      Yield
------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities      $  989,587   5.71%   $ 2,718,832    5.62%      --         --         --         --
Obligations of U.S.
  Government Agencies             --        --       7,995,367    5.84   $24,772,192   6.46%   $ 1,523,075    7.51%
Mortgage-Backed Securities        --        --         --         --       3,317,793   6.83     49,466,514    6.59
Obligations of State and
  Political Subdivisions          40,000   9.70        243,813   10.12        48,125   9.32      3,794,759    7.34
Other Bonds                       --        --         250,000    7.63       --         --       6,860,881    6.79
Marketable Equity Securities      --        --         --         --         --         --       3,646,263    9.08
------------------------------------------------------------------------------------------------------------------
                              $1,029,587   5.87%   $11,208,012    5.92%  $28,138,110   6.51%   $65,291,492    6.82%
==================================================================================================================

All yields represent weighted average yields computed on the basis of cost, adjusted for amortization of premium and accretion of discount. For purposes of calculating yields on obligations of state and political subdivisions and marketable equity securities, taxable equivalent adjustments were included to provide a basis for comparison. The

--------------------------------------------------------------------------------

taxable equivalent adjustments were calculated using the current statutory federal income tax rate of 34%. For federal income tax purposes, corporations were allowed to exclude 70% of certain dividend income in 1999.

LOANS

Loans net of deferred fees, increased $38,255,665 during 1999, from $230,937,044 at December 31, 1998 to $269,192,709 at December 31, 1999. Improved commercial loan development efforts resulted in increases of $19,669,427 and $5,608,408, respectively, in nonresidential mortgage and commercial, financial and agricultural loans during 1999. Consumer loans outstanding increased $16,847,129 due, in large part, to improved auto industry sales volumes and also due to enhanced business development efforts. Lease financing also increased $1,489,043 during the year due to improved business calling efforts. Offsetting these increases was a decrease in residential mortgage loans primarily due to higher prepayments resulting from the low rate environment throughout the year and also a decline in consumer lines of credit of $454,131.

                                                            December 31,
                            ----------------------------------------------------------------------------
                                1999            1998            1997            1996            1995
--------------------------------------------------------------------------------------------------------
Residential Mortgage Loans  $ 47,823,758    $ 52,695,286    $ 55,125,240    $ 56,641,022    $ 35,830,068
Nonresidential Mortgage
  Loans                       47,730,295      28,060,867      29,385,042      29,470,461      29,897,560
Commercial, Financial and
  Agricultural Loans          46,053,457      40,445,049      37,831,540      30,392,059      35,037,875
Consumer Loans to
  Individuals                108,847,393      92,000,264      95,357,873      80,107,845      67,709,305
Lines of Credit                4,922,717       5,376,848       5,487,417       5,433,560       5,681,628
Lease Financing               13,399,797      11,910,754       8,900,409       8,248,698       8,797,060
Nonaccrual Loans                 777,961         785,360       1,355,617       1,234,467         443,727
--------------------------------------------------------------------------------------------------------
    Total Loans              269,555,378     231,274,428     233,443,138     211,528,112     183,397,223
Deferred Fees                   (362,669)       (337,384)       (403,354)       (421,784)       (459,234)
--------------------------------------------------------------------------------------------------------
Loans, Net of Deferred
  Fees                       269,192,709     230,937,044     233,039,784     211,106,328     182,937,989
Unearned Income               (1,947,108)     (1,984,393)     (1,290,389)     (1,212,814)     (1,402,670)
--------------------------------------------------------------------------------------------------------
    Total Loans, Net of
       Unearned Income and
       Fees                  267,245,601     228,952,651     231,749,395     209,893,514     181,535,319
Reserve for Loan Losses       (3,088,257)     (2,756,502)     (2,914,329)     (2,578,504)     (2,676,352)
--------------------------------------------------------------------------------------------------------
Net Loans                   $264,157,344    $226,196,149    $228,835,066    $207,315,010    $178,858,967
========================================================================================================

The following table shows the Corporation's loan maturities as of December 31, 1999 (in thousands).

                                                              One Year    After One Year      After
                                                              and Less    To Five Years     Five Years
------------------------------------------------------------------------------------------------------
Residential Mortgage Loans                                    $ 2,501        $ 7,998         $37,325
Nonresidential Mortgage Loans                                   3,536          9,290          34,904
Commercial, Financial and Agricultural Loans                   17,869         17,473           3,293
Consumer Loans to Individuals (net of unearned income)         28,788         68,049          12,010
Lease Financing (net of unearned income)                        2,375          6,810           2,268
------------------------------------------------------------------------------------------------------

NSD BANCORP
--------------------------------------------------------------------------------

NON-PERFORMING ASSETS

At December 31, 1999, nonaccrual loans were $777,961 compared to $785,360 in 1998. Other real estate owned decreased $59,460 to $132,092 in 1999 from $191,552 in 1998 primarily due to the net effect of property sales and the revaluation of one property. Loans 90 days past due and still accruing interest decreased $213,722 during 1999 and represent only .2% of net loans at December 31, 1999.

The current quality of the loan portfolio can be demonstrated by the following table which details total non-performing loans and past due loans:

                                                                December 31,
                                       --------------------------------------------------------------
                                          1999         1998         1997         1996         1995
-----------------------------------------------------------------------------------------------------
Nonaccrual Loans                       $  777,961   $  785,360   $1,355,617   $1,234,467   $  443,727
Other Real Estate Owned                   132,092      191,552      182,133      371,982       43,966
Other Assets Held for Sale                130,068      115,069      187,283       60,705       31,775
-----------------------------------------------------------------------------------------------------
       Total Non-Performing Assets      1,040,121    1,091,981    1,725,033    1,667,154      519,468
Loans 90 Days Past Due and Still
  Accruing                                599,955      813,677    1,213,225      615,466      801,743
-----------------------------------------------------------------------------------------------------
       Total Non-Performing Assets
          and Past Due Loans           $1,640,076   $1,905,658   $2,938,258   $2,282,620   $1,321,211
=====================================================================================================

RESERVE FOR LOAN LOSSES

The Corporation's policies provide for loan loss reserves to adequately protect against potential unidentified and/or identified loan losses consistent with sound and prudent banking practice. These policies consider historical data of actual losses and loans classified by specific loan credit evaluation. They also consider loan delinquency and economic conditions.

The Corporation follows a loan review program to evaluate the credit risk in its loan portfolio for substantially all loans greater than $50,000. Through the loan review process, the Corporation maintains a classified account list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the reserve for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the asset. Loans classified as "doubtful" are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if immediately liquidated. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans include some loans that are delinquent or on nonaccrual status. As of December 31, 1999, substandard loans totaled $1,156,724 and doubtful loans totaled $598,357. All substandard and doubtful loans were designated as delinquent or nonaccrual as of December 31, 1999.

In addition to its classified account list and delinquency list of loans, the Corporation maintains a separate "watch list" which further aids the Corporation in monitoring its loan portfolio. Watch list loans show warning elements where the present status portrays one or more deficiencies requiring attention in the short run or pertinent ratios of the loan account have weakened to a point that more frequent monitoring is warranted. These loans do not have all the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. The Corporation reviews these loans while assessing the adequacy of the reserve for loan losses.

The corporation establishes specific reserves for potential problem loans as determined by its loan review process described above. The specific reserves on these loans are determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" taking into account the

--------------------------------------------------------------------------------

credit's current operating status, pledged collateral and plans of action for resolving any deficiencies. The specific reserves are usually only considered for the Corporation's commercial loan portfolio.

The Corporation maintains formula reserves for all loans not considered by the specific reserve method. Formula reserves are calculated for each pool of homogeneous loans based on a loan's risk rating, delinquency status and the historical charge-off experience pertaining to each loan type. The loss factors used in calculating formula reserves for substandard, doubtful and loss credits are based upon management's judgment of inherent risks associated with these classifications of loans. Formula reserves, relative to loan delinquency status, are based on the type of loan and delinquency aging and are determined by management's judgment of the inherent risk of loss from these delinquency categories. The Corporation also establishes formula reserves for all loan types based on the historical charge-off percentages for each homogeneous pool of loans. The historical charge-off percentage used by the Corporation is based on the two year cumulative losses for each homogeneous loan pool.

These formula reserves are based on the Corporation's historical charge-off experience. If current charge-off levels deviate from the Corporation's historical experience, the deviation will be reflected in the Corporation's ongoing formula reserves and will adjust the allowance for loan losses accordingly. The Corporation maintains an unallocated reserve taking into consideration the following factors:

     - Concentrations of credit

     - Delinquency and nonaccrual trends

     - Local and national economic conditions

     - Changes in lending and collection practices

     - Trends in volume and terms of loans

     - Other external factors that could affect the ability of the Corporation's customers to repay their obligations

Management reviews these conditions to determine if any of these conditions is evidenced by a specifically identified problem credit or portfolio segment. Management's estimate of this condition may be reflected as a specific allowance applicable to this credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the potential risk concerning this condition is reflected in the unallocated allowance.

The composition of the corporation's allowance for loan losses are as follows at December 31, 1999 and 1998:

                                                                  December 31,
                                                            -------------------------
                                                               1999           1998
-------------------------------------------------------------------------------------
Specific Reserves                                           $   573,089    $  386,626
Formula Reserves                                              2,054,383     1,836,320
Unallocated Reserves                                            460,785       533,556
-------------------------------------------------------------------------------------
       Total                                                $ 3,088,257    $2,756,502
=====================================================================================

Specific reserves increased $186,463 from $386,626 at December 31, 1998 to $573,089 at December 31, 1999 largely due to an increase in classified loans relating to four commercial loan relationships. Management believes that current reserves appropriately reflect the level of risk and potential loss of these credits. The reserve amount specified for these loans may change in the event that there is evidence of an improvement or further deterioration in a customer's ability to satisfy contractual requirements.

The formula reserve portion of the allowance for loan losses increased $218,063 to $2,054,383 at December 31, 1999 from $1,836,320 at December 31, 1998 corresponding to the overall increase in loans outstanding and most notably, increases in commercial and installment loans.

The unallocated reserve portion of the allowance for loan losses decreased $72,771 reflecting an overall improvement in loan delinquencies and favorable local and national economic trends. Also contributing to this decrease has been the improvement in collection practices. New loan volumes and loan terms appear consistent with historical trends with regard to credit quality and proportionate composition.

NSD BANCORP
--------------------------------------------------------------------------------

The following schedule sets forth the allocation of the reserve for loan losses among individual loan categories. A portion is allocated to general risk to protect the Corporation against potential yet undetermined losses and is based on historical experience. The entire reserve for loan losses is available to absorb future loan losses in any category. (In thousands)

                                                              For the Years Ended December 31,
                                     ----------------------------------------------------------------------------------
                                          1999             1998             1997             1996             1995
                                     ----------------------------------------------------------------------------------
                                              % OF             % of             % of             % of             % of
                                     AMOUNT   TOTAL   Amount   Total   Amount   Total   Amount   Total   Amount   Total
-----------------------------------------------------------------------------------------------------------------------
Commercial, Financial and
  Agricultural Loans                 $  948   30.7%   $  740   26.8%   $  926   31.8%   $  782   30.3%   $  969   36.2%
Real Estate Mortgage Loans              243    7.9       320   11.6       320   11.0       358   13.9       388   14.5
Installment Loans                     1,239   40.1       885   32.1       991   34.0       819   31.8       679   25.4
Lease Financing                         197    6.4       277   10.0       239    8.2       229    8.9       180    6.7
Allocation to General Risk              461   14.9       535   19.4       438   15.0       391   15.1       460   17.2
-----------------------------------------------------------------------------------------------------------------------
  Total                              $3,088           $2,757           $2,914           $2,579           $2,676
=======================================================================================================================

The Corporation's net charge-offs by loan type and changes in the reserve for loan losses for each of the past five years were as follows (in thousands):

                                                           For the Years Ended December 31,
                                                  --------------------------------------------------
                                                   1999       1998       1997       1996       1995
----------------------------------------------------------------------------------------------------
Reserve for Loan Losses at Beginning of Year      $2,757     $2,914     $2,579     $2,676     $2,282
Charge-offs:
  Commercial, Financial, and Agricultural Loans       78        455         78        546        155
  Real Estate Mortgage Loans                          40       --           30       --         --
  Installment Loans                                  386        483        367        261        322
  Lease Financing                                     50         36         48         36         29
----------------------------------------------------------------------------------------------------
     Total Charge-offs                               554        974        523        843        506
Recoveries:
  Commercial, Financial, and Agricultural Loans     --         --           94          5        329
  Real Estate Mortgage Loans                           1       --            2          2          2
  Installment Loans                                   42         34         42         89         38
  Lease Financing                                      2          3       --         --            1
----------------------------------------------------------------------------------------------------
     Total Recoveries                                 45         37        138         96        370
----------------------------------------------------------------------------------------------------
Net Charge-offs                                      509        937        385        747        136
Provision for Loan Losses                            840        780        720        650        530
----------------------------------------------------------------------------------------------------
Reserve for Loan Losses at End of Year            $3,088     $2,757     $2,914     $2,579     $2,676
====================================================================================================
Net Loan Charge-offs to Average Loans               0.21%      0.41%      0.17%      0.38%      0.08%
Loan Loss Reserve to Non-Performing Assets        296.91%    252.43%    168.94%    154.67%    515.21%
----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

LIABILITIES

Total liabilities were $361,936,210 at December 31, 1999, an increase of $37,162,583 from December 31, 1998. The increases in total deposits and total borrowed funds of $9,324,499 and $33,350,000, respectively, were used to fund loan growth and to increase the investment portfolio as part of an overall leverage strategy.

DEPOSITS

Total deposits increased $9,324,499 from $280,115,160 at December 31, 1998 to $289,439,659 at December 31, 1999. Noninterest bearing and interest bearing deposits increased during 1999 by $111,893 and $9,212,606 due to continued emphasis on the development of small business relationships and strategic retail deposit promotions.

Average deposits and the average cost of deposits for the past three years were as follows:

                                         1999                     1998                     1997
                                ----------------------   ----------------------   ----------------------
                                  AVERAGE      AVERAGE     Average      Average     Average      Average
                                  BALANCE       RATE       Balance       Rate       Balance       Rate
--------------------------------------------------------------------------------------------------------
Noninterest Bearing Deposits    $ 57,767,640    --       $ 52,806,947    --       $ 49,144,741    --
Interest Bearing Deposits         92,061,809    2.89%      82,908,733    3.13%      80,482,448    3.17%
Savings Deposits                  38,371,347    2.44       37,620,135    2.62       37,025,880    2.69
Time Deposits                     95,162,556    5.49       91,861,612    5.78       94,732,134    5.90
--------------------------------------------------------------------------------------------------------
  Total Deposits                $283,363,352    3.11%    $265,197,427    3.35%    $261,385,203    3.49%
========================================================================================================

At December 31, 1999, outstanding Certificates of Deposit are scheduled to mature as follows (in thousands):

                                                  $100,000 and over      Less than $100,000
-------------------------------------------------------------------------------------------
Three Months or Less                                   $ 2,941                $12,912
Over Three Months Through Six Months                     3,263                 15,458
Over Six Months Through Twelve Months                    1,455                 13,130
Over Twelve Months                                       6,398                 42,930
-------------------------------------------------------------------------------------------
     Total                                             $14,057                $84,430
===========================================================================================

FHLB ADVANCES AND OTHER BORROWED FUNDS

At December 31, 1999, the Corporation had outstanding borrowings of $66,350,000 of which $19,350,000 is due during 2000. The Corporation borrowed these funds to provide liquidity for specific asset-liability management strategies. At December 31, 1999 outstanding borrowings consisted of $3,700,000 in overnight Federal Funds Purchased and $62,650,000 in advances from the Federal Home Loan Bank which are collateralized by qualifying securities and loans and are subject to restrictions or penalties related to prepayments.

NSD BANCORP
--------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY

Consolidated shareholders' equity decreased $2,045,103 from $32,394,365 at December 31, 1998 to $30,349,262 at December 31, 1999. This decrease was the result of earnings retention, the issuance of new shares of common stock for the exercise of employee/director stock options offset by a decrease in net unrealized holding gains on securities available for sale and dividends paid to shareholders.

The Corporation continues to maintain a strong capital position. Risk-based capital ratios exceed current regulatory requirements. The Corporation's Tier I risk-based capital ratio at December 31, 1999 was 11.28% compared to 12.36% at December 31, 1998. The Corporation's total risk-based capital ratio at December 31, 1999 was 12.71% compared to 14.02% at December 31, 1998. Regulatory requirements for Tier I and total risk-based capital ratios are 4.00% and 8.00%, respectively.

SALES PRICE AND CASH DIVIDENDS PER SHARE

The following table sets forth the high and low sale prices and cash dividends declared for the Corporation's common stock as reported by the NASDAQ National Market system. Prices and dividends set forth below have been adjusted to reflect a 10% stock dividend declared January 26, 1999 and payable on March 3, 1999 to shareholders of record on February 2, 1999.

                                                 Sales Price     Cash Dividends
                                               ---------------      Declared
                                                High     Low       Per Share
-------------------------------------------------------------------------------
1999
First Quarter                                  $24.55   $21.25       $0.170
Second Quarter                                  25.88    20.25        0.170
Third Quarter                                   23.00    19.00        0.170
Fourth Quarter                                  22.06    15.50        0.190

1998
First Quarter                                  $31.95   $27.90       $0.155
Second Quarter                                  32.63    27.00        0.155
Third Quarter                                   32.85    23.40        0.155
Fourth Quarter                                  26.10    22.50        0.155
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

Simulation modeling enables management to quantify the extent of the Corporation's interest rate exposure by forecasting how net interest income, and consequently net income, varies under alternative interest rate scenarios based on the Corporation's current position. At December 31, 1999, a simulation analysis assuming a one-time 200 basis point increase in interest rates, results in a negative impact of approximately 2.75% or approximately $463,000 on projected net interest income over a one-year period. Conversely, a 200 basis point decrease in interest rates resulted in a projected increase in net interest income of 2.2% or approximately $369,000 over the same

--------------------------------------------------------------------------------

period. These findings are the result of normal projected growth in interest earning assets and interest related liability levels based on the Corporation's position at December 31, 1999. The results reflect the impact of a relatively short repricing or rate adjustment period of the Corporation's loan products and the effect of investment security prepayments matched with the relative short term nature of interest sensitive deposit and borrowing liabilities. In a rising rate environment, the increased cost of funding would be offset by increases in yields on prime rate, LIBOR and Treasury indexed loans and securities and the repricing of significant cash flow in the consumer loan portfolio. In a declining rate environment, the declining yield on loans and securities due to prepayments and index adjustments would be offset by a shortening of deposit maturities and the repricing of a significant interest bearing demand deposit portfolio. In any event, a sudden, substantial and protracted shift in interest rates may adversely impact the Corporation's earnings to the extent that interest rates on interest earning assets and interest bearing liabilities change at varying frequencies and market forces may limit the ability to appropriately respond to such changes.

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

Based upon historical trends, the Corporation has typically considered all demand and savings deposits as core deposits and relatively non-rate sensitive. The following table has been prepared, as required, presenting interest bearing demand deposits and savings deposits as repricing within the earliest period. As a result, the table reflects a negative, or liability sensitive, cumulative interest GAP position of $131,159 in the first one-year GAP. Results of simulation modeling and historical experience indicate, however that the overall potential effect on net interest income should not have an adverse result on future financial performance.

The following table summarizes the Corporation's interest rate sensitivity or GAP position, which is the estimated aggregate maturity/repricing structure of interest earning assets and interest bearing liabilities, at December 31, 1999 (in thousands):

                                         3 months    Over 3 to   Over 6 to   Over 1 to    Over 5
                                          or less    6 months    12 months    5 Years     Years      Total
------------------------------------------------------------------------------------------------------------
Loans, Net of Unearned Income            $  25,523   $  12,245   $  24,756   $162,733    $ 39,532   $264,789
Securities Available for Sale               18,798       2,687       4,883     21,436      55,451    103,255
Noninterest Earning Assets                  --          --          --          --         24,242     24,242
------------------------------------------------------------------------------------------------------------
  Total Assets                           $  44,321   $  14,932   $  29,639   $184,169    $119,225   $392,286
============================================================================================================
Interest Bearing Demand Deposits         $  91,985      --          --          --          --      $ 91,985
Savings Deposits                            37,659      --          --          --          --        37,659
Time Deposits (less than) $100,000          13,931   $  15,490   $  13,187   $ 40,903    $  2,328     85,839
Time Deposits (greater than or equal
to) $100,000                                 2,920       2,131       1,398      5,522         677     12,648
Other Borrowed Funds                        19,350      14,000       8,000     25,000       --        66,350
Other Liabilities                           --          --          --          --         67,456     67,456
Shareholders' Equity                        --          --          --          --         30,349     30,349
------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders'
  Equity                                 $ 165,845   $  31,621   $  22,585   $ 71,425    $100,810   $392,286
============================================================================================================
Period GAP                               $(121,524)  $ (16,689)  $   7,054   $112,744    $ 18,415
Cumulative GAP                           $(121,524)  $(138,213)  $(131,159)  $(18,415)   $  --
------------------------------------------------------------------------------------------------------------

NSD BANCORP
--------------------------------------------------------------------------------

YEAR 2000 CONSIDERATIONS

In 1997, the Corporation initiated the process of analyzing its information systems and vendor supplied application systems to identify and resolve any year 2000 issues concerning its business or operations. Senior management approached this initiative with the highest of priorities. With oversight from the Board of Directors, the Corporation aggressively pursued appropriate solutions and assurances with regard to compliance of all applications affected by the year 2000. As of December 31, 1998, the Corporation had completed its assessment of all hardware, software, core business applications and data exchange interfaces and began the process of renovating systems and applications and validating year 2000 readiness. Management achieved compliance for all critical systems and substantially all non-critical systems by the end of the second quarter of 1999 and has experienced no negative impact due to Year 2000 issues.

Non-information technology systems such as the elevator, HVAC, security systems etc., were reviewed to determine if there were any significant year 2000 issues. Any non-compliant system or related equipment had either already been replaced or was in the process of being replaced before the year 2000.

It is estimated that the total cumulative cost to the Corporation resulting from this process was approximately $750,000 which included costs associated with modifying existing systems, purchasing or leasing certain hardware and software and the acceleration of depreciation on items which were disposed prematurely due to noncompliance. The majority of such costs were incurred during 1999. Purchased hardware and software has been capitalized in accordance with normal policy. Personnel and all other costs related to this process were expensed as incurred.

Management believes that there are no remaining uncertainties or contingencies related to Year 2000 issues. There are no additional foreseeable costs that will be incurred beyond those already experienced by the Corporation. Although the Corporation believes that it has addressed all year 2000 compliance issues, any unforeseen system failures could result in a compromise in the Corporation's ability to service customers and could have a potentially adverse impact on NSD Bancorp's financial condition or results of operations. A Contingency and Business Resumption Plan has been developed to help insure that the Corporation is prepared in the event of an automated information system failure and to address liquidity concerns due to possible public demands for cash.

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

Operating activities provided net cash of $238,290 during 1999, compared to $10,573,914 and $4,679,545 for 1998 and 1997, respectively. The primary source of operating cash flows for 1999 was net income adjusted for the effect of noncash expenses such as the provision for loan losses, depreciation of premises and equipment and amortization of intangible assets.

--------------------------------------------------------------------------------

Investing activities used cash of $48,006,985 during 1999, compared to $31,358,696 and $19,610,435 for 1998 and 1997, respectively. In 1999, cash was used to fund loan growth, as well as, the purchase of investment securities available for sale as part of the Corporation's leverage strategy. In 1998, a significant portion of borrowings were invested in investment securities available for sale as part of an overall leverage strategy. Proceeds from the sales, repayments and maturities of investment securities available for sale and held to maturity were reinvested primarily in investment securities available for sale. Cash flows from investing activities were primarily used to fund growth in the loan portfolio during 1997.

Financing activities provided cash of $39,411,722, $27,424,481 and $9,675,632 during 1999,1998 and 1997, respectively. During 1999 and 1998, increases in demand and savings accounts, time deposits and borrowings provided cash while cash was used by the repayment of borrowings, the payment of cash dividends and the purchase of treasury stock. During 1997, an increase in demand deposits, savings deposits and borrowings provided cash while cash was used by payments of cash dividends, repayment of repurchase agreements and a slight decrease in certificates of deposit. Net proceeds from borrowings were used to fund growth in the investment portfolio during 1998 and to fund loan growth during 1997.

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