Form 10-K, Exhibit 13
period 2000-12-31
NSD BANCORP INC
filed 2001-03-30
CIK 898624

                                                                      Exhibit 13



NSD Bancorp
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                                                      December 31,
                                                              ----------------------------
                                                                  2000            1999
------------------------------------------------------------------------------------------
ASSETS
Cash and Due From Banks                                       $ 14,727,012    $ 13,921,122
Federal Funds Sold                                               7,500,000         --
Investment Securities Available for Sale at Market Value
  (Amortized Cost of $97,347,217 at December 31, 2000 and
  $105,667,201 at December 31, 1999)                            97,347,209     103,253,784
Investment Securities Held to Maturity at Amortized Cost           --              --
Loans Held for Sale                                              1,326,432         630,777
Loans, Net of Deferred Fees                                    304,189,319     268,807,085
Unearned Income                                                 (2,690,909)     (1,947,108)
Reserve for Loan Losses                                         (3,364,704)     (3,088,257)
------------------------------------------------------------------------------------------
  Loans, Net                                                   298,133,706     263,771,720
Premises and Equipment, Net                                      2,489,174       2,850,773
Accrued Interest Receivable                                      2,504,766       2,209,494
Other Real Estate Owned and Assets Held for Sale                   341,390         262,160
Other Assets                                                    11,249,714       5,385,642
------------------------------------------------------------------------------------------
TOTAL ASSETS                                                  $435,619,403    $392,285,472
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest Bearing                                         $ 66,075,088    $ 60,429,536
  Interest Bearing                                             241,002,727     229,010,123
------------------------------------------------------------------------------------------
  Total Deposits                                               307,077,815     289,439,659
Borrowed Funds:
  Federal Funds Purchased                                          --            3,700,000
  Advances from Federal Home Loan Bank and Other Borrowings     87,000,000      62,650,000
------------------------------------------------------------------------------------------
  Total Borrowed Funds                                          87,000,000      66,350,000
Accrued Interest Payable                                         5,851,977       4,534,488
Other Liabilities                                                2,049,025       1,612,063
------------------------------------------------------------------------------------------
Total Liabilities                                              401,978,817     361,936,210
Common Stock $1 Par Value; 10,000,000 shares authorized,
  3,016,918 issued and 2,858,971 outstanding at December 31,
  2000 and 3,017,075 issued and 2,927,502 outstanding at
  December 31,1999                                               3,016,918       2,873,405
Treasury Stock at cost, 157,947 shares at December 31, 2000
  and 89,573 shares at December 31, 1999                        (2,935,067)     (1,879,310)
Capital Surplus                                                 15,744,863      13,625,727
Accumulated Other Comprehensive Income (Loss)                        3,827      (1,589,023)
Retained Earnings                                               17,810,045      17,318,463
------------------------------------------------------------------------------------------
Total Shareholders' Equity                                      33,640,586      30,349,262
------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                    $435,619,403    $392,285,472
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                  For the Years Ended December 31,
                                                              -----------------------------------------
                                                                 2000           1999           1998
-------------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans, Including Fees                                         $23,722,815    $19,962,031    $19,495,192
Investment Securities
  Taxable                                                       6,231,700      5,982,224      3,774,062
  Tax-exempt                                                      208,040        245,929        257,182
  Dividends                                                       373,728        243,450        165,729
Interest Bearing Deposits                                          14,201         41,496         17,128
Federal Funds Sold                                                 57,272         30,505        691,750
-------------------------------------------------------------------------------------------------------
  Total Interest Income                                        30,607,756     26,505,635     24,401,043

INTEREST EXPENSE
Deposits                                                        9,994,460      8,816,154      8,889,771
Federal Funds Purchased and Repurchase Agreements                 202,402        143,045        --
FHLB Advances and Other Borrowings                              4,509,096      2,346,752      1,234,125
-------------------------------------------------------------------------------------------------------
    Total Interest Expense                                     14,705,958     11,305,951     10,123,896
Net Interest Income                                            15,901,798     15,199,684     14,277,147
Provision for Loan Losses                                         825,000        840,000        780,000
-------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan Losses            15,076,798     14,359,684     13,497,147
-------------------------------------------------------------------------------------------------------

OTHER INCOME
Net Investment Securities Gains                                     9,249        265,822        233,027
Service Fees                                                      872,283        923,797        766,737
Other Operating Income                                          1,038,152        622,393        650,139
-------------------------------------------------------------------------------------------------------
  Total Other Income                                            1,919,684      1,812,012      1,649,903

OTHER EXPENSES
Salaries and Employee Benefits                                  4,600,920      4,440,821      4,273,754
Occupancy Expense                                                 824,206        831,442        846,579
Equipment and Supplies                                          1,175,264      1,110,108      1,023,837
Data Processing                                                   730,846        707,550        629,397
FDIC Insurance                                                     59,459         39,751         37,492
Advertising                                                       211,475        166,536        158,070
Other Operating Expenses                                        2,169,957      1,999,618      2,058,515
-------------------------------------------------------------------------------------------------------
  Total Other Expenses                                          9,772,127      9,295,826      9,027,644

Income Before Income Taxes                                      7,224,355      6,875,870      6,119,406
Provision for Income Taxes                                      2,293,026      2,311,322      1,951,715
-------------------------------------------------------------------------------------------------------

NET INCOME                                                    $ 4,931,329    $ 4,564,548    $ 4,167,691
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

NET INCOME PER COMMON SHARE (1)
Net Income--Basic                                                   $1.70          $1.54          $1.39
Net Income--Diluted                                                 $1.70          $1.53          $1.37
Common Dividends Declared and Paid Per Share                        $0.75          $0.67          $0.59
Weighted Average Shares Outstanding--Basic                      2,898,152      2,960,073      2,995,029
Weighted Average Shares Outstanding--Diluted                    2,908,434      2,988,061      3,041,093

(1) Adjusted for a 5% stock dividend declared April 25, 2000 and a 10% stock dividend declared January 26, 1999.

See notes to consolidated financial statements.

NSD Bancorp
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For the Years Ended December 31,
                                                              ------------------------------------------
                                                                  2000           1999           1998
--------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                    $  4,931,329   $  4,564,548   $  4,167,691
Adjustments to Net Income:
  Provision for Loan Losses                                        825,000        840,000        780,000
  Gain on Sale of Investment Securities Available for Sale          (9,249)      (265,822)      (233,027)
  (Gain) Loss on Sale of Other Assets                               (3,731)        29,855        (90,075)
  Gain on Loan Sales                                                (8,529)       (37,468)       --
  Loss on Disposition of Premises and Equipment                      2,071         63,449          6,270
  Depreciation and Amortization                                    702,646        641,981        623,339
  Net Premium Amortization                                          33,676         70,783         32,019
  (Benefit) Provision for Deferred Income Taxes                    --             (10,454)        23,289
  (Increase) Decrease in Accrued Interest Receivable              (280,691)       (94,151)         1,096
  Increase (Decrease) in Accrued Interest Payable                1,317,489       (443,092)       194,493
  (Increase) Decrease in Other Assets                           (7,201,266)      (315,627)         7,309
  Deferred Loan Fees, Net                                           19,735         25,284        (65,969)
  Increase (Decrease) in Other Liabilities                         634,757     (4,830,996)     5,127,479
--------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                          963,237        238,290     10,573,914
--------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Sale of Investment Securities Available for
    Sale                                                         6,822,727     10,957,629     11,028,644
  Proceeds from Repayments and Maturities of Investment
    Securities Available for Sale                                8,965,773     25,737,157     40,884,132
  Proceeds from Repayments and Maturities of Investment
    Securities Held to Maturity                                    --           1,171,667      1,856,000
  Purchases of Investment Securities                            (7,362,234)   (49,775,103)   (86,553,449)
  Proceeds from Sales of Other Real Estate Owned                   276,669        509,463        913,168
  Net (Increase) Decrease in Loans                             (35,388,393)   (32,209,819)       586,154
  Proceeds from Loan Sales                                        (861,413)    (3,746,811)       --
  Purchases of Premises and Equipment, Net                        (166,516)      (651,168)       (73,345)
--------------------------------------------------------------------------------------------------------
Net Cash Used by Investing Activities                          (27,713,387)   (48,006,985)   (31,358,696)
--------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net Increase in Demand and Savings Accounts                    8,271,820      4,612,801      9,809,702
  Net Increase in Certificates of Deposit                        9,367,075      4,711,698      1,578,844
  Net (Decrease) Increase in Federal Funds Purchased and
    Repurchase Agreements                                       (3,700,000)     3,700,000        --
  Proceeds from Borrowings                                      77,684,300     47,650,000     29,000,000
  Repayments of Borrowings                                     (53,334,300)   (18,000,000)   (11,000,000)
  Proceeds from the Exercise of Common Stock Options               --             133,996        257,354
  Cash Dividends Paid in Lieu of Fractional Shares                  (3,122)        (4,102)       --
  Treasury Stock Purchased                                      (1,055,757)    (1,421,360)      (457,950)
  Cash Dividends Paid                                           (2,173,976)    (1,971,311)    (1,763,469)
--------------------------------------------------------------------------------------------------------
Net Cash Provided by Financing Activities                       35,056,040     39,411,722     27,424,481
--------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents                 8,305,890     (8,356,973)     6,639,699
Cash and Cash Equivalents at Beginning of Year                  13,921,122     22,278,095     15,638,396
--------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                      $ 22,227,012   $ 13,921,122   $ 22,278,095
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

For the years ended December 31, 2000, 1999, and 1998, the Corporation paid interest of $13,388,469, $11,749,044 and $9,929,402 and income taxes of
$2,436,000, $2,150,000 and $1,957,715, respectively. Noncash investing activity consisted of transfers of loans in liquidation to foreclosed assets of approximately $339,000, $495,000, and $763,000 during 2000, 1999 and 1998, respectively.

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                              For the Years Ended December 31,
                                                            -------------------------------------
                                                               2000         1999          1998
-------------------------------------------------------------------------------------------------
Net Income                                                  $4,931,329   $ 4,564,548   $4,167,691
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the
  period                                                    $2,422,658   $(4,811,004)  $    7,524
Less: reclassification adjustment for gain realized in net
  income                                                         9,249       265,822      233,027
-------------------------------------------------------------------------------------------------
Net unrealized gains (losses)                                2,413,409    (5,076,826)    (225,503)
-------------------------------------------------------------------------------------------------

Other Comprehensive Income                                   2,413,409    (5,076,826)    (225,503)
Tax Expense (Benefit) at 34%                                   820,559    (1,729,952)     (76,672)
-------------------------------------------------------------------------------------------------
Other Comprehensive Income, Net of Tax                       1,592,850    (3,346,874)    (148,831)
-------------------------------------------------------------------------------------------------
Net Comprehensive Income                                    $6,524,179   $ 1,217,674   $4,018,860
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

                                   NET INCOME


                                    [GRAPH]

NSD Bancorp
--------------------------------------------------------------------------------

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

              For the Years Ended December 31, 2000, 1999 and 1998

                                                                                      Accumulated
                                                                                         Other
                                              Common      Treasury       Capital     Comprehensive    Retained
                                              Stock         Stock        Surplus     Income (Loss)    Earnings
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                $2,586,999       --        $ 7,644,860    $ 1,906,683    $18,201,029
Net Income                                      --           --            --             --           4,167,691
Cash Dividends Declared ($.59 per share)
  (1)                                           --           --            --             --          (1,763,469)
Stock Options Exercised, Net of Tax
  Benefit                                       17,173       --            240,181        --             --
Treasury Stock Purchased (18,650 shares)        --       $  (457,950)      --             --             --
Change in Unrealized (Depreciation) in
  Securities Available for Sale, Net of
  Tax                                           --           --            --            (148,832)       --
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                 2,604,172      (457,950)    7,885,041      1,757,851     20,605,251
Net Income                                      --           --            --             --           4,564,548
Stock Dividend                                 260,977       --          5,614,946        --          (5,875,923)
Cash Paid in Lieu of Fractional Shares          --           --            --             --              (4,102)
Cash Dividends Declared ($.67 per share)
  (1)                                           --           --            --             --          (1,971,311)
Stock Options Exercised, Net of Tax
  Benefit                                        8,256       --            125,740        --             --
Treasury Stock Purchased (70,923 shares)        --        (1,421,360)      --             --             --
Change in Unrealized (Depreciation) in
  Securities Available for Sale, Net of
  Tax                                           --           --            --          (3,346,874)       --
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                 2,873,405    (1,879,310)   13,625,727     (1,589,023)    17,318,463
Net Income                                      --           --            --             --           4,931,329
Stock Dividend                                 143,513       --          2,119,136        --          (2,262,649)
Cash Paid in Lieu of Fractional Shares          --           --            --             --              (3,122)
Cash Dividends Declared ($.75 per share)
  (1)                                           --           --            --             --          (2,173,976)
Treasury Stock Purchased (68,374 shares)        --        (1,055,757)      --             --             --
Change in Unrealized Appreciation in
  Securities Available for Sale, Net of
  Tax                                           --           --            --           1,592,850        --
----------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                $3,016,918   $(2,935,067)  $15,744,863    $     3,827    $17,810,045
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Adjusted for a 5% stock dividend declared April 25, 2000 and a 10% stock dividend declared January 26, 1999.

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements of NSD Bancorp, Inc. (the "Corporation") include the accounts of the Corporation and wholly owned subsidiary, NorthSide Bank, a community bank operating ten branch offices located in western Pennsylvania, and NorthSide Bank's wholly owned subsidiary, NSB Financial Services, LLC. Material intercompany accounts and transactions have been eliminated.

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

LOANS HELD FOR SALE:

At December 31, 2000, loans held for sale were comprised entirely of Small Business Administration (SBA) loans. At December 31, 1999, loans held for sale were comprised entirely of student loans. These loans are carried at the lower of cost or market value obtained through secondary market bid quotations. Any realized gains and losses on these loans are included in other operating income.

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

NSD Bancorp
--------------------------------------------------------------------------------

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

BANK-OWNED LIFE INSURANCE:

In December 2000, the Corporation purchased insurance on the lives of a certain group of employees. The policies accumulate asset values to meet future liabilities including the payment of employee benefits such as health care. A premium of $5,000,000 is shown in the Consolidated Statements of Cash Flows for 2000. Increases in the cash surrender value are recorded as other income in the Consolidated Statements of Income. The cash surrender value of bank-owned life insurance is reflected in "other assets" on the Consolidated Balance Sheet.

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

--------------------------------------------------------------------------------

INTANGIBLE ASSETS:

Included in other assets is a deposit premium of approximately $176,601 and $353,202, net of accumulated amortization, at December 31, 2000 and 1999, respectively. The premium is amortized using the straight-line method over a five year period. The Corporation periodically evaluates the carrying value and the remaining amortization period of the intangible asset for possible impairment. Adjustments are recorded when the benefit of the related asset to the Corporation decreases due to disposition of deposits relative to the deposit premium.

CASH EQUIVALENTS:

The Corporation has defined cash equivalents as cash and due from banks and short-term federal funds sold.

EARNINGS PER SHARE:

The Corporation accounts for earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". This statement requires the disclosure of basic and diluted earnings per share and revised the method required to calculate these amounts.

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

Basic and diluted earnings per share calculations include the retroactive effect of a 5% stock dividend declared on April 25, 2000 and a 10% stock dividend declared January 26, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS:

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It applies to all entities and requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Under SFAS No. 133, the change in fair value is reflected in the income statement or as an element of other comprehensive income. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amended SFAS No. 133, and along with SFAS No. 133, is effective for fiscal year 2001. The Corporation adopted SFAS 133 and 138, effective January 1, 2001. The adoption of this statement will not have a material impact on the Corporation's financial condition or results of operations.

In September 2000, the Financial Accounting Standards Board issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" issued in June 1996 and revises the standards of accounting for securitizations and other transfers of financial assets and collateral. While management is currently in the process of evaluating the impact of this statement, it anticipates that the adoption of SFAS No. 140 will not have a material impact on the Corporation's financial condition or results of operations.

RECLASSIFICATIONS:

For comparative purposes, reclassifications have been made to certain amounts previously reported in the Consolidated Financial Statements.

NSD Bancorp
--------------------------------------------------------------------------------

NOTE 2--INVESTMENT SECURITIES

A summary of investment securities available for sale is as follows:

                                                       December 31, 2000
                                    --------------------------------------------------------
                                                        Gross Unrealized
                                                             Holding
                                                    ------------------------
                                     Amortized                                      Fair
                                        Cost          Gains         Losses         Value
--------------------------------------------------------------------------------------------
U.S. Treasury Securities            $  3,707,761        --        $    3,915    $  3,703,846
Obligations of U.S. Government
  Agencies                            29,781,606    $      970       386,126      29,396,450
Mortgage-Backed Securities            46,974,936        28,832       786,179      46,217,589
Obligations of State and Political
  Subdivisions                         4,587,417        23,217        38,650       4,571,984
Other Bonds                            7,111,810         6,919       447,250       6,671,479
Marketable Equity Securities           5,183,687     1,609,694         7,520       6,785,861
--------------------------------------------------------------------------------------------
                                    $ 97,347,217    $1,669,632    $1,669,640    $ 97,347,209
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

                                                       December 31, 1999
                                    --------------------------------------------------------
                                                        Gross Unrealized
                                                             Holding
                                                    ------------------------
                                     Amortized                                      Fair
                                        Cost          Gains         Losses         Value
--------------------------------------------------------------------------------------------
U.S. Treasury Securities            $  3,708,419        --        $   27,321    $  3,681,098
Obligations of U.S. Government
  Agencies                            34,290,634        --         1,547,835      32,742,799
Mortgage-Backed Securities            52,784,308    $    9,108     2,440,396      50,353,020
Obligations of State and Political
  Subdivisions                         4,126,696        20,965       253,381       3,894,280
Other Bonds                            7,110,881           510       269,861       6,841,530
Marketable Equity Securities           3,646,263     2,094,794        --           5,741,057
--------------------------------------------------------------------------------------------
                                    $105,667,201    $2,125,377    $4,538,794    $103,253,784
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

The Corporation had no investment securities classified as held to maturity in 2000. During 1999, all investment securities previously classified as held to maturity were transferred to available for sale as part of a strategy to enhance the Corporation's liquidity position. Subsequent to the transfer to available for sale, the Corporation sold $1,725,340 of securities that were previously classified as held to maturity.

The amortized cost and estimated market value of the investment portfolio available for sale at December 31, 2000, by contractual maturity, is shown below. Mortgage-backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------

The contractual maturity of the investment portfolio available for sale is as follows:

                                                               December 31, 2000
                                                           --------------------------
                                                            Amortized        Fair
                                                              Cost           Value
-------------------------------------------------------------------------------------
Within one year                                            $ 3,707,761    $ 3,703,846
After one year, within five years                           12,000,967     11,922,820
After five years, within ten years                          19,341,923     19,095,253
After ten years                                             62,296,566     62,625,290
-------------------------------------------------------------------------------------
                                                           $97,347,217    $97,347,209
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

The fair value of securities is based on quoted market prices or bid quotations received from securities dealers. Proceeds from the sale of available for sale securities during 2000, 1999 and 1998 were $6,822,727, $10,957,629 and
$11,028,644, respectively. Gross gains of $20,706, $278,156 and $233,346 and gross losses of $12,223, $12,922 and $319 were realized on sales of available for sale securities in 2000, 1999 and 1998, respectively. Gross gains of $819 and $588 in 2000 and 1999, respectively, and gross losses of $53 in 2000 were realized on calls of investment securities. There were no gross gains realized on calls of investment securities during 1998 and there were no gross losses realized on calls of investment securities during 1999 and 1998. Investment securities with a total par value of $36,805,693 and $3,700,000 at December 31, 2000 and 1999, respectively, were pledged as collateral for public and trust funds and long-term borrowings.

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Corporation is required to maintain a minimum investment in FHLB stock. The minimum amount is calculated based on the level of assets, residential real estate loans and outstanding FHLB advances. At December 31, 2000 and 1999, the Corporation held $4,622,800 and $3,182,500, respectively, of FHLB stock.

NOTE 3--LOANS

Loans are summarized as follows:

                                                                December 31,
                                                        ----------------------------
                                                            2000            1999
------------------------------------------------------------------------------------
Consumer Loans to Individuals                           $123,076,928    $108,847,393
Mortgage
  Nonresidential                                          71,523,130      47,730,294
  Residential                                             61,008,430      47,823,758
Commercial, Financial and Agricultural                    26,399,606      45,667,834
Lines of Credit                                            4,845,245       4,922,717
Lease Financing                                           17,197,580      13,399,797
Nonaccrual Loans                                             520,804         777,961
------------------------------------------------------------------------------------
Total Loans                                              304,571,723     269,169,754
Deferred Fees                                               (382,404)       (362,669)
------------------------------------------------------------------------------------
Total Loans, Net of Deferred Fees                       $304,189,319    $268,807,085
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

At December 31, 2000 and 1999, the Corporation had $420,205 and $599,955, respectively, in loans which were 90 days or more past due, but were still accruing interest. If interest on loans classified as nonaccrual had been recognized, such income would have approximated $51,058, $78,836 and $68,929 for the years ended 2000, 1999 and 1998, respectively. The Corporation did not record interest on any nonaccrual loans during 2000, 1999 or 1998.

The Corporation collectively reviews leases and consumer loans under $50,000 and residential real estate and commercial real estate loans under $250,000. The Corporation had no recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 as of December 31, 2000 or 1999. There were no

NSD Bancorp
--------------------------------------------------------------------------------

loans considered impaired and, consequently, no recorded investment in impaired loans at any time during 2000 or 1999. The Corporation did not recognize any interest on impaired loans during 2000 or 1999.

NOTE 4--RESERVE FOR LOAN LOSSES

The following is a summary of activity in the reserve for loan losses:

                                                                   December 31,
                                                      --------------------------------------
                                                         2000          1999          1998
--------------------------------------------------------------------------------------------
Balance at Beginning of Year                          $3,088,257    $2,756,502    $2,914,329
Provision for Loan Losses                                825,000       840,000       780,000
Losses Charged Against Reserve                          (591,259)     (554,095)     (974,348)
Recoveries on Loans Previously Charged-Off                42,706        45,850        36,521
--------------------------------------------------------------------------------------------
Balance at End of Year                                $3,364,704    $3,088,257    $2,756,502
--------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------

NOTE 5--PREMISES AND EQUIPMENT

Premises and equipment, at cost, consist of the following:

                                                                  December 31,
                                                           --------------------------
                                                              2000           1999
-------------------------------------------------------------------------------------
Land                                                       $   472,801    $   472,801
Buildings                                                    1,943,873      1,943,873
Equipment                                                    3,367,876      3,257,556
Leasehold Improvements                                       1,018,463      1,018,463
-------------------------------------------------------------------------------------
                                                             6,803,013      6,692,693
Accumulated Depreciation                                    (4,313,839)    (3,841,920)
-------------------------------------------------------------------------------------
Premises and Equipment, Net                                $ 2,489,174    $ 2,850,773
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

There were no significant gains or losses on disposals of premises and equipment during 2000. During 1999, equipment with a book value of $164,263 was rendered obsolete primarily due to Year 2000 related issues. As a result, total losses on disposals of $164,063 were recorded during 1999. In addition, the Corporation sold land with a book value of $199,186 for $300,000 resulting in a gain of $100,814 which has been included in other operating income in the consolidated statement of income. There were no significant gains or losses on disposals of premises and equipment during 1998. Depreciation expense, principally calculated using a straight-line method, was $526,045, $465,380 and $434,271 in 2000, 1999 and 1998, respectively. The Corporation leases certain offices under various operating leases.

These leases contain various renewal option periods extending through September, 2005. Certain leases require adjustment of the rent based on cost escalations. The following is a summary of the future minimum lease payments under these operating leases:

   For the Year Ending December 31,
   --------------------------------
                 2001                    $319,615
                 2002                     304,198
                 2003                     180,272
                 2004                      98,600
          2005 and thereafter              34,640
                                         --------
                                         $937,325
                                         ========

--------------------------------------------------------------------------------

Rental expense under all operating leases was $304,652, $274,854 and $261,840 for the years ended December 31, 2000, 1999 and 1998, respectively.

NOTE 6--INCOME TAXES

The provision (benefit) for income taxes is composed of the following:

                                                 For the Years Ended December 31,
                                              --------------------------------------
                                                 2000          1999          1998
------------------------------------------------------------------------------------
Current
  Federal                                     $2,403,443    $2,280,776    $1,909,711
  State                                          (42,311)       41,000        18,715
Deferred                                         (68,106)      (10,454)       23,289
------------------------------------------------------------------------------------
                                              $2,293,026    $2,311,322    $1,951,715
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

Reconciliations of the federal statutory and effective tax rates are as follows:

                                                     For the Years Ended December 31,
                                 ------------------------------------------------------------------------
                                         2000                      1999                      1998
                                 --------------------      --------------------      --------------------
                                   AMOUNT     PERCENT        AMOUNT     PERCENT        AMOUNT     PERCENT
---------------------------------------------------------------------------------------------------------
Federal Statutory Tax Rate       $2,456,281    34.0%       $2,337,795    34.0%       $2,080,598    34.0%
Tax-exempt Interest Income         (117,950)   (1.6)         (112,545)   (1.6)          (98,267)   (1.6)
Interest Expense Disallowed          14,276     0.2            12,742     0.2            11,174     0.2
State Income Taxes                  (27,925)   (0.4)           27,060     0.4            12,352     0.2
Other, Net                          (31,656)   (0.5)           46,270     0.6           (54,142)   (0.9)
---------------------------------------------------------------------------------------------------------
                                 $2,293,026    31.7%       $2,311,322    33.6%       $1,951,715    31.9%
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

The tax effects of deductible and taxable differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

                                                                 December 31,
                                                          --------------------------
                                                             2000            1999
------------------------------------------------------------------------------------
Deferred Tax Assets:
  Net Unrealized Holding Losses on Securities Available
     for Sale                                                 --          $  818,588
  Provision for Loan Losses                               $  906,515         854,426
  Loan Origination Fees/Costs                                 17,255          25,882
  Other                                                      144,871         108,273
------------------------------------------------------------------------------------
     Gross Deferred Tax Assets                             1,068,641       1,807,169
Deferred Tax Liabilities:
  Net Unrealized Holding Gains on Securities Available
     for Sale                                                140,726          --
  Bond Discount Accretion                                    181,471         153,848
  Depreciation                                                30,603          41,127
  Other                                                        5,144          10,288
------------------------------------------------------------------------------------
     Gross Deferred Tax Liabilities                          357,944         205,263
------------------------------------------------------------------------------------
     Net Deferred Tax Assets (Liabilities)                $  710,697      $1,601,906
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

Net deferred tax assets are classified as other assets and net deferred tax liabilities are classified as other liabilities on the Consolidated Balance Sheets.

NSD Bancorp
--------------------------------------------------------------------------------

NOTE 7--EMPLOYEE BENEFITS

The Corporation maintains a profit sharing retirement plan which covers substantially all employees meeting minimum age and service requirements. Expense for the profit sharing plan was $150,000 in 2000, $136,000 in 1999 and $117,000 in 1998. During 2000, 1999 and 1998, respectively, the Corporation expensed $66,664, $59,159 and $58,001 related to 401(k) plan matching contributions.

Profit sharing assets are primarily invested in mutual funds which are selected at the discretion of the employee. The plan was also invested in 10,707 shares of NSD Bancorp, Inc. common stock with a market value of $163,282 at December 31, 2000. Total cash dividends received from plan investments in common stock of the Corporation were $8,190 in 2000.

NOTE 8--STOCK OPTION PLANS

The Corporation has two fixed option plans. Under the 1994 Employee Stock Option Plan, the Corporation may grant options to its employees for up to 223,480 shares of common stock. Under the 1994 Non-employee Director Stock Option Plan, the Corporation may grant options to its non-employee directors for up to 74,493 shares of common stock. Under both plans, the exercise price of each option is equal to the fair market price of the Corporation's stock on the date of grant with each option having a maximum term of 10 years. The total shares reserved for issuance, options granted and the option exercise price per share have been adjusted for the five percent stock dividend declared April 25, 2000 for holders of record on May 1, 2000 and the ten percent stock dividend declared January 26, 1999 for holders of record on February 2, 1999.

A summary of the status of the Corporation's two fixed stock option plans as of December 31, 2000, 1999 and 1998 and changes during the years ending on those dates is presented below:

                                               2000                         1999                         1998
                                    --------------------------   --------------------------   --------------------------
                                              WEIGHTED-AVERAGE             Weighted-Average             Weighted-Average
          FIXED OPTIONS             SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE
------------------------------------------------------------------------------------------------------------------------
Outstanding at Beginning of Year    123,672        $18.35        111,416        $17.38        105,977        $13.45
Granted                              26,302         14.91         25,882         21.17         25,640         30.38
Exercised                             --          --               9,446         14.19         19,830         12.97
Forfeited                             7,717         28.79          4,180         19.30            371         29.24
------------------------------------------------------------------------------------------------------------------------
Outstanding at End of Year          142,257        $17.15        123,672        $18.35        111,416        $17.38
Options Exercisable at Year-end     142,257                      123,672                      111,416
Weighted-Average Fair Value of
  Options Granted During the Year                  $ 8.22                       $ 5.97                       $13.23
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

The following table summarizes information about fixed stock options outstanding at December 31, 2000:

                        Options Outstanding and Exercisable
-----------------------------------------------------------------------------------
                                             Weighted-Average
                     Number Outstanding         Remaining
   Range of          and Exercisable at      Contractual Life      Weighted-Average
Exercise Prices          12/31/2000             (in Years)          Exercise Price
-----------------------------------------------------------------------------------
 $11.92-$13.24             54,567                  4.6                  $12.48
  14.91- 16.51             45,700                  8.1                   15.54
  21.10- 21.64             24,564                  8.4                   21.17
  30.01- 30.45             17,426                  7.5                   30.39
-----------------------------------------------------------------------------------
 $11.92-$30.45            142,257                  6.7                  $17.15
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

On January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock Based Compensation." As permitted by SFAS No. 123, the Corporation has chosen to apply Accounting Pronouncements Bulletin (APB) No. 25,

--------------------------------------------------------------------------------

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

                                                              Reported      Proforma
-------------------------------------------------------------------------------------
Net Income
     2000                                                    $4,931,329    $4,800,595
     1999                                                     4,564,548     4,466,784
     1998                                                     4,167,691     3,943,753
Basic Earnings Per Share
     2000                                                         $1.70         $1.66
     1999                                                          1.54          1.51
     1998                                                          1.39          1.32
Diluted Earnings Per Share
     2000                                                         $1.70         $1.65
     1999                                                          1.53          1.49
     1998                                                          1.37          1.30
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

For purposes of computing proforma results as if the above plans were accounted for under the fair value method, the Corporation estimated the fair value of stock options using the Black-Scholes options pricing model with dividends paid every quarter at the current rate at the date of the grant. The following assumptions were used:

                                            2000                      1999                      1998
                                    --------------------      --------------------      --------------------
                                    EMPLOYEE    DIRECTOR      EMPLOYEE    DIRECTOR      EMPLOYEE    DIRECTOR
------------------------------------------------------------------------------------------------------------
Risk Free Interest Rate               5.14%       5.14%         6.44%       6.44%         5.56%       5.86%
Volatility                           73.74%      73.74%        51.55%      51.55%        46.05%      46.48%
Expected Lives                      7 YEARS     7 YEARS       7 Years     7 Years       7 Years     7 Years
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

NOTE 9--TRANSACTIONS WITH RELATED PARTIES

In the ordinary course of business, the Corporation has transactions, including loans, with the Corporation's employees, principal officers and directors and their related interests. Approximately 88% of related party loans are with three Board members. A summary of loan activity for directors, executive officers and their associates with loan balances in excess of $60,000 is as follows:

                                                               2000          1999
------------------------------------------------------------------------------------
Balance, January 1                                          $7,519,008    $5,874,782
New Loans                                                    1,594,997     5,551,399
Repayments                                                  (1,874,798)   (3,907,173)
------------------------------------------------------------------------------------
Balance, December 31                                        $7,239,207    $7,519,008
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

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

NSD Bancorp
--------------------------------------------------------------------------------

At December 31, 2000, there are various outstanding commitments to extend credit of approximately $35,462,067 and standby letters of credit of approximately $321,864. The majority of standby letters of credit expire within the next fifteen months. Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis.

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

Additionally, the Corporation is subject to certain asserted and unasserted potential claims encountered in the normal course of business. In the opinion of management, neither the resolution of these claims nor the funding of those credit commitments will have a material adverse effect on the Corporation's consolidated financial position, results of operations or cash flows.

NOTE 11--CONCENTRATIONS OF CREDIT

The Corporation grants commercial, residential and consumer loans primarily to customers in the Western Pennsylvania area. The Corporation has a diversified loan portfolio which is not dependent upon any particular economic sector. Substantially all of the Corporation's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Corporation's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 2000, a significant portion of the Corporation's "cash and due from banks" and "federal funds sold" are maintained with a large financial institution located in southwestern Pennsylvania.

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

--------------------------------------------------------------------------------

active markets for many loan types, the Corporation has no basis to determine whether the estimated fair value presented would be indicative of the value negotiated in an actual sale.

DEPOSIT LIABILITIES:
The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand as of December 31, 2000. The fair value of the fixed-maturity certificates of deposit is estimated using the rates currently offered as of December 31, 2000 for deposits of similar maturities. Fair value estimates do not include the value of depositor relationships or the value of the low-cost funding provided by deposits.

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

The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                                                      December 31,
                                           ------------------------------------------------------------------
                                                        2000                                1999
                                           -------------------------------      -----------------------------
                                              CARRYING            FAIR             CARRYING           FAIR
                                               AMOUNT            VALUE              AMOUNT           VALUE
-------------------------------------------------------------------------------------------------------------
Financial Assets:
  Cash and Federal Funds Sold                 $ 14,727          $ 14,727           $ 13,921         $ 13,921
  Investment Securities                         97,347            97,347            103,254          103,254
  Loans                                        302,824           305,586            267,490          266,795
     Less: Reserve for Loan Losses              (3,365)           --                 (3,088)          --
  Other Earning Assets                           6,966             6,966                386              386
-------------------------------------------------------------------------------------------------------------
                                              $418,499          $424,626           $381,963         $384,356
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

Financial Liabilities:
  Deposits                                    $307,077          $307,489           $289,440         $288,921
  Federal Home Loan Bank Borrowings             87,000            98,349             66,350           65,534
-------------------------------------------------------------------------------------------------------------
                                              $394,077          $405,838           $355,790         $354,455
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Off-Balance Sheet Financial Instruments:
Commitments to Extend Credit                  $ 35,462            --               $ 39,960           --
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

NOTE 13--REGULATORY RESTRICTIONS

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

NSD Bancorp
--------------------------------------------------------------------------------

Under capital adequacy regulatory guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital requirements taking into consideration quantitative measures of assets, liabilities and certain off-balance sheet items. Such measures are subject to qualitative judgments by the regulators with regard to composition, risk weightings and other factors.

Minimum regulatory risk-based capital ratios for tier I, total capital and leverage are 4%, 8% and 4%, respectively. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Management believes, as of December 31, 2000, that the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

The Bank is considered to be well capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized, an institution must maintain risk-based capital ratios for tier I, total capital and leverage ratios of at least 6%, 10% and 5%, respectively.

The following represents tier I, total risk-based capital and leverage ratios for the Corporation and also its subsidiary, NorthSide Bank, as of December 31, 2000 and 1999:

                                                                                           To Be Well Capitalized
                                                                   For Capital Adequacy    Under Prompt Corrective
                                                   Actual                Purposes             Action Provisions
                                             -------------------   ---------------------   -----------------------
                                               Amount      Ratio      Amount      Ratio       Amount        Ratio
------------------------------------------------------------------------------------------------------------------
As of December 31, 2000:
  NSD Bancorp, Inc.
    Total Capital (to Risk Weighted Assets)  $37,545,839   11.93%  $25,175,877     8.00%            n/a       n/a
    Tier I Capital (to Risk Weighted
      Assets)                                 33,460,158   10.63    12,587,939     4.00             n/a       n/a
    Tier I Capital (to Average Assets)        33,460,158    8.15    16,431,332     4.00             n/a       n/a
  NorthSide Bank
    Total Capital (to Risk Weighted Assets)   38,033,907   12.09    25,172,422     8.00     $31,465,528     10.00%
    Tier I Capital (to Risk Weighted
      Assets)                                 34,496,508   10.96    12,586,211     4.00      18,879,317      6.00
    Tier I Capital (to Average Assets)        34,496,508    8.38    16,473,754     4.00      20,592,192      5.00
As of December 31, 1999:
  NSD Bancorp, Inc.
    Total Capital (to Risk Weighted Assets)   35,615,997   12.71    22,410,357     8.00             n/a       n/a
    Tier I Capital (to Risk Weighted
      Assets)                                 31,585,083   11.28    11,205,178     4.00             n/a       n/a
    Tier I Capital (to Average Assets)        31,585,083    8.51    14,849,491     4.00             n/a       n/a
  NorthSide Bank
    Total Capital (to Risk Weighted Assets)   34,853,175   12.47    22,363,333     8.00      27,954,167     10.00
    Tier I Capital (to Risk Weighted
      Assets)                                 31,643,516   11.32    11,181,667     4.00      16,772,500      6.00
    Tier I Capital (to Average Assets)        31,643,516    8.57    14,756,788     4.00      18,445,985      5.00

Under regulations of the Federal Reserve, the Bank is required to maintain certain average reserve balances which include both cash on hand and deposits with the Federal Reserve. These deposits are included in cash and due from banks in the accompanying Consolidated Balance Sheet. At December 31, 2000, the Corporation was required to maintain $561,000 of such balances.

Dividends and loans to the Corporation from NorthSide Bank are subject to regulatory limitations. Dividends are limited to retained earnings of NorthSide Bank. Loans must be collateralized by specific obligations and cannot exceed 10% of NorthSide Bank's capital. The maximum amount available to the Corporation at December 31, 2000 from NorthSide Bank in the form of dividends and loans, individually, was approximately $30.0 million and $3.4 million, respectively.

--------------------------------------------------------------------------------

NOTE 14--STOCK DIVIDENDS AND STOCK SPLITS

On April 25, 2000, the Corporation's Board of Directors declared a stock dividend payable on May 31, 2000 to shareholders of record at May 1, 2000.

On January 26, 1999, the Corporation's Board of Directors declared a stock dividend payable on March 3, 1999 to shareholders of record at February 1, 1999.

Earnings per share and dividends per share amounts appearing in these consolidated financial statements have been restated to reflect all of the above described stock dividends and stock splits.

NOTE 15--TREASURY STOCK

In September of 1998, the Corporation's Board of Directors authorized the repurchase of up to 4.9% of the outstanding common stock of the Corporation, to be made available for issuance pursuant to stock option plans and for general corporate purposes. During 2000, the corporation completed the repurchase of 4.9% of shares outstanding. In September of 2000, the Corporation's Board of Directors authorized the repurchase of up to an additional 4.9% of the outstanding common stock of the Corporation. There were 68,374 and 70,923 shares repurchased during 2000 and 1999, respectively.

NOTE 16--BORROWED FUNDS

Borrowed funds at December 31, 2000 and 1999 were as follows:

                                            2000                            1999
                                 --------------------------      --------------------------
                                                 WEIGHTED                        Weighted
                                   BALANCE     AVERAGE RATE        BALANCE     AVERAGE RATE
-------------------------------------------------------------------------------------------
Advances Due In:       2000          --           --             $15,650,000       5.20%
                       2002          --           --               6,000,000       5.58
                       2004      $ 5,000,000       5.27%           5,000,000       5.27
                       2008        4,000,000       5.11            9,000,000       5.06
                       2009       10,000,000       5.33           27,000,000       5.31
                       2010       68,000,000       5.98              --           --
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

Advances from the Federal Home Loan Bank (FHLB) are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, U.S. Government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments.

At December 31, 2000, the Corporation had approximately $65.0 million in available credit under its collateralized borrowing agreement with the Federal Home Loan Bank.

NSD Bancorp
--------------------------------------------------------------------------------

NOTE 17--CONDENSED FINANCIAL INFORMATION OF NSD BANCORP, INC. (PARENT COMPANY
        ONLY)

                                                                     December 31,
----------------------------------------------------------------------------------------
BALANCE SHEETS                                                   2000           1999
----------------------------------------------------------------------------------------
Assets
  Cash                                                        $    10,315    $   163,925
  Securities Available for Sale at Market Value (Amortized
     Cost of $474,333 at December 31, 2000 and $377,208 at
     December 31, 1999)                                         1,692,739      2,202,223
  Investment in Bank Subsidiary                                31,875,743     32,095,830
  Other Assets                                                     42,311          1,004
----------------------------------------------------------------------------------------
Total Assets                                                  $33,621,108    $34,462,982
----------------------------------------------------------------------------------------
Liabilities
  Accounts Payable                                            $   563,307    $   600,571
  Loan Payable                                                  1,000,000        --
  Deferred Tax Liability                                          410,427        616,674
----------------------------------------------------------------------------------------
Total Liabilities                                               1,973,734      1,217,245
Shareholders' Equity                                           31,647,374     33,245,737
----------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity                    $33,621,108    $34,462,982
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

                                                                For the Years Ended December 31,
-----------------------------------------------------------------------------------------------------
STATEMENTS OF INCOME                                          2000            1999            1998
-----------------------------------------------------------------------------------------------------
Cash Dividends from Bank Subsidiary                        $2,195,083      $2,011,129      $1,766,404
Dividends from Securities Available for Sale                   72,786          67,720          69,930
Net Investment Securities Gains                                --             202,893         201,942
Other Expenses                                                 55,239          71,654          96,260
-----------------------------------------------------------------------------------------------------
Income Before Taxes and Equity in Undistributed Net
  Income of Bank Subsidiary                                 2,212,630       2,210,088       1,942,016
Provision for Income Taxes                                    (42,311)         17,000           5,395
-----------------------------------------------------------------------------------------------------
Income Before Equity in Undistributed Net Income of Bank
  Subsidiary                                                2,254,941       2,193,088       1,936,621
Equity in Undistributed Net Income of Bank Subsidiary       2,676,388       2,371,460       2,231,070
-----------------------------------------------------------------------------------------------------
Net Income                                                 $4,931,329      $4,564,548      $4,167,691
-----------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                For the Years Ended December 31,
------------------------------------------------------------------------------------------------------
STATEMENTS OF CASH FLOW                                       2000            1999            1998
------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income                                               $ 4,931,329     $ 4,564,548     $ 4,167,691
     Adjustments to Net Income:
       Equity in Undistributed Net Income of Subsidiary     (2,676,388)     (2,371,460)     (2,231,070)
       (Increase) Decrease in Other Assets                     (41,307)          1,004          66,932
       Gains on Investment Securities                          --             (202,893)       (201,942)
       (Decrease) Increase in Other Liabilities                (37,264)        585,066         (13,345)
------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities                    2,176,370       2,576,265       1,788,266
------------------------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES
  Purchases of Investment Securities Available for Sale        (97,125)        --              --
  Proceeds from Sale of Investment Securities Available
     for Sale                                                  --              215,193         228,517
------------------------------------------------------------------------------------------------------
Net Cash Used (Provided) by Investing Activities               (97,125)        215,193         228,517
------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Short-Term Borrowings                        1,000,000         --              --
  Proceeds from the Issuance of Common Stock                   --              133,996         257,354
  Cash Dividends Paid                                       (2,173,976)     (1,971,311)     (1,763,469)
  Treasury Stock Purchased                                  (1,055,757)     (1,421,360)       (457,950)
  Cash Dividends Paid in Lieu of Fractional Shares              (3,122)         (3,918)        --
------------------------------------------------------------------------------------------------------
Net Cash Used by Financing Activities                       (2,232,855)     (3,262,593)     (1,964,065)
------------------------------------------------------------------------------------------------------
Net (Decrease) Increase in Cash                               (153,610)       (471,135)         52,718
Cash at Beginning of Year                                      163,925         635,060         582,342
------------------------------------------------------------------------------------------------------
Cash at End of Year                                        $    10,315     $   163,925     $   635,060
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

NOTE 18--EARNINGS PER SHARE

Income and shares in thousands:

                                                        For the Years Ended December 31,
                             ---------------------------------------------------------------------------------------
                                        2000                          1999                          1998
                             ---------------------------   ---------------------------   ---------------------------
                                               PER SHARE                     Per Share                     Per Share
                             INCOME   SHARES    AMOUNT     Income   Shares    Amount     Income   Shares    Amount
--------------------------------------------------------------------------------------------------------------------
Basic earnings per share:
  Income available to
    shareholders             $4,931    2,898     $1.70     $4,565    2,960     $1.54     $4,168    2,995     $1.39
Effect of dilutive
  securities:
  Stock options                --         10     --          --         28     --          --         46     --
--------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:
  Income Available to
    shareholders             $4,931    2,908     $1.70     $4,565    2,988     $1.53     $4,168    3,041     $1.37
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

                                    [GRAPH]

1996                                                                            $1.24
1997                                                                             1.31
1998                                                                             1.39
1999                                                                             1.54
2000                                                                              1.7

--------------------------------------------------------------------------------

NOTE 19--QUARTERLY EARNINGS SUMMARY (UNAUDITED)

Quarterly earnings for the years ended December 31, 2000 and 1999 are as follows (in thousands):

                                                                          2000
                                                 -------------------------------------------------------
                                                  March 31      June 30      September 30    December 31
--------------------------------------------------------------------------------------------------------
Interest Income                                      $7,175        $7,467         $7,934         $8,032
Interest Expense                                      3,259         3,514          3,922          4,011
--------------------------------------------------------------------------------------------------------
Net Interest Income                                   3,916         3,953          4,012          4,021
Provision for Loan Losses                               225           225            225            150
--------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan
  Losses                                              3,691         3,728          3,787          3,871
Other Income                                            458           429            480            552
Other Expenses                                        2,436         2,434          2,429          2,473
--------------------------------------------------------------------------------------------------------
Income Before Taxes                                   1,713         1,723          1,838          1,950
Income Taxes                                            581           558            583            571
--------------------------------------------------------------------------------------------------------
Net Income                                           $1,132        $1,165         $1,255         $1,379
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Per Share: (1)
Net Income (basic)                                    $0.39         $0.40          $0.44          $0.48
Dividends                                             $0.18         $0.19          $0.19          $0.19
Weighted Average Shares Outstanding (basic)       2,927,218     2,914,644      2,885,219      2,865,526
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

                                                                          1999
                                                 -------------------------------------------------------
                                                  March 31      June 30      September 30    December 31
--------------------------------------------------------------------------------------------------------
Interest Income                                      $6,208        $6,512         $6,666         $7,120
Interest Expense                                      2,584         2,744          2,903          3,075
--------------------------------------------------------------------------------------------------------
Net Interest Income                                   3,624         3,768          3,763          4,045
Provision for Loan Losses                               210           210            210            210
--------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Loan
  Losses                                              3,414         3,558          3,553          3,835
Other Income                                            391           493            418            509
Other Expenses                                        2,210         2,430          2,324          2,331
--------------------------------------------------------------------------------------------------------
Income Before Taxes                                   1,595         1,621          1,647          2,013
Income Taxes                                            549           522            542            698
--------------------------------------------------------------------------------------------------------
Net Income                                           $1,046        $1,099         $1,105         $1,315
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Per Share: (1)
Net Income (basic)                                    $0.35         $0.37          $0.37          $0.45
Dividends                                             $0.16         $0.16          $0.16          $0.18
Weighted Average Shares Outstanding (basic)       2,982,261     2,974,920      2,953,231      2,929,879

---------------

(1) Adjusted for a 5% stock dividend declared April 25, 2000 and a 10% stock dividend declared January 26, 1999.

NSD Bancorp
--------------------------------------------------------------------------------

                           COMPARATIVE FINANCIAL DATA

                                                         For the Years Ended December 31,
                                   ----------------------------------------------------------------------------
                                       2000            1999            1998            1997            1996
---------------------------------------------------------------------------------------------------------------
EARNINGS
Interest Income                    $ 30,607,756    $ 26,519,135    $ 24,401,043    $ 23,812,738    $ 21,501,582
Interest Expense                     14,705,958      11,305,951      10,123,896       9,980,576       8,724,605
---------------------------------------------------------------------------------------------------------------
Net Interest Income                  15,901,798      15,213,184      14,277,147      13,832,162      12,776,977
Provision for Loan Losses               825,000         840,000         780,000         720,000         650,000
Other Income                          1,919,684       1,798,512       1,649,903       1,586,414       1,339,513
Other Expense                         9,772,127       9,295,826       9,027,644       8,950,416       8,152,657
---------------------------------------------------------------------------------------------------------------
Income Before Taxes                   7,224,355       6,875,870       6,119,406       5,748,160       5,313,833
Income Taxes                          2,293,026       2,311,322       1,951,715       1,843,450       1,624,344
---------------------------------------------------------------------------------------------------------------
Net Income                         $  4,931,329    $  4,564,548    $  4,167,691    $  3,904,710    $  3,689,489
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

YEAR END BALANCES
---------------------------------------------------------------------------------------------------------------
Assets                             $435,619,403    $392,285,472    $357,167,992    $320,329,570    $305,413,560
Loans                               305,515,751     269,823,486     234,932,527     236,459,224     214,049,576
Investment Securities                97,347,209     103,253,784      96,226,921      63,466,743      64,985,502
Deposits                            307,077,815     289,439,659     280,115,160     268,726,614     260,986,805
Repurchase Agreements and Federal
  Funds Purchased                       --            3,700,000         --              --            1,911,184
FHLB Advances and Other
  Borrowings                         87,000,000      62,650,000      33,000,000      15,000,000       9,560,000
Shareholders' Equity                 33,640,586      30,349,262      32,394,365      30,339,571      27,320,253
Number of Shareholders                      402             409             431             453             448

AVERAGE BALANCES
---------------------------------------------------------------------------------------------------------------
Assets                             $411,052,219    $371,682,636    $327,576,185    $312,219,530    $279,854,944
Loans                               287,954,213     245,736,893     228,648,794     226,006,573     198,720,233
Investment Securities                99,405,751     104,678,538      68,665,948      66,767,405      60,999,113
Deposits                            294,064,581     283,363,352     265,197,427     261,385,203     240,125,300
Repurchase Agreements and Federal
  Funds Purchased                     3,087,765       2,753,907         --            2,558,518       1,897,694
FHLB Advances and Other
  Borrowings                         76,648,635      45,825,207      23,523,288      12,354,466       9,232,240
Shareholders' Equity                 29,536,016      31,625,424      31,729,974      28,739,768      26,008,987

PER SHARE DATA (1)
---------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share                  $1.70           $1.54           $1.39           $1.31           $1.24
Basic Weighted Average Shares
  Outstanding                         2,898,152       2,960,073       2,995,029       2,979,291       2,979,055
Diluted Earnings Per Share                $1.70           $1.53           $1.37           $1.30           $1.24
Diluted Weighted Average Shares
  Outstanding                         2,908,434       2,988,061       3,041,093       3,000,387       2,982,568
Dividends                                 $0.75           $0.67           $0.59           $0.56           $0.49
Book Value                               $11.77          $10.37          $10.85          $10.15           $9.17

RATIOS
---------------------------------------------------------------------------------------------------------------
Return on Average Assets                   1.20%           1.23%           1.27%           1.25%           1.32%
Return on Average Equity                  16.70           14.43           13.13           13.59           14.19
Net Interest Margin (2)                    4.14            4.37            4.69            4.81            5.01
Equity to Assets                           7.72            7.74            9.07            9.47            8.95
Dividend Payout Ratio                     44.08           43.19           42.31           43.50           39.53

---------------

(1) Adjusted for a 5% stock dividend declared April 25, 2000 and a 10 % stock dividend declared January 26, 1999.

(2) Tax equivalent basis.

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of NSD Bancorp, Inc.
Pittsburgh, Pennsylvania

We have audited the accompanying balance sheets of NSD Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, cash flows, and comprehensive income for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Corporation at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP signature

Deloitte & Touche LLP
Pittsburgh, Pennsylvania
January 23, 2001

NSD Bancorp
--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is an analysis of NSD Bancorp, Inc.'s (the "Corporation's") financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements.

RESULTS OF OPERATIONS FOR THE YEAR

Net income increased to $4,931,329 or $1.70 (basic) per share in 2000, from $4,564,548 or $1.54 in 1999 and $4,167,691 or $1.39 in 1998. Contributing to the
increase in net income were increases in net interest income of $702,114 and other operating income of $415,759 and a decline in occupancy expenses of $51,384. These contributions to the overall net income increase were offset by decreases in net investment securities gains and service fees of $256,573 and $51,514, respectively, and increases in salaries and employee benefits of $160,099, equipment and supplies of $109,304, data processing costs of $23,296, FDIC insurance of $19,708, advertising of $44,939 and other operating expenses of $170,339.

Contributing to the increase in 1999 net income over 1998 were increases in net interest income of $936,037, net investment securities gains of $32,795, service fee income of $157,060 and a decline in other operating expenses of $58,897 and occupancy expense of $15,137. These contributions to the overall net income increase were offset by a decrease in other operating income of $41,246 and increases in the provision for loan losses of $60,000, salary and employee benefits of $167,067, equipment and supplies of $86,271, data processing costs of $78,153 and the provision for income taxes of $359,607.

Return on average assets (ROA) was 1.20% for 2000 compared to 1.23% for 1999 and 1.27% for 1998. The decrease from 1999 to 2000 reflects the impact of a decline in net interest margin from 4.37% in 1999 to 4.14% in 2000. The decrease in ROA from 1998 to 1999 was also primarily due to the impact of a decline in net interest margin from 4.69% in 1998 to 4.37% in 1999. Return on average equity
(ROE) was 16.70% for 2000 compared to 14.43% for 1999 and 13.13% for 1998. The increase in 2000 ROE reflects the overall increase in net income and the impact on average equity of treasury stock purchases offset by an improvement in accumulated other comprehensive income. The increase in 1999 ROE compared to 1998 largely relates to net income increases, the effect of treasury stock purchases and a decline in accumulated other comprehensive income.

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

Total tax-equivalent interest income increased $4,110,360 during 2000 due to an increase in average earning assets of $36,677,466 and improvement in the yield on corresponding assets to 7.92% in 2000 from 7.58% in 1999. Interest expense increased due to an increase in average outstanding interest bearing deposits of $7,922,298 in 2000 and also due to the rising average cost of deposit funding to 4.28% in 2000 from 3.91% in 1999. In addition, interest expense on federal funds purchased and borrowings increased $2,221,701 as average outstanding balances increased $31,157,286 and the average cost of federal funds purchased and borrowings increased to 5.91% in 2000 compared to 5.13% in 1999.

Total tax-equivalent interest income increased $1,993,345 during 1999 as a result of a $41,306,936 increase in average earning assets offset by a decline in average yield on earning assets from 7.95% in 1998 to 7.58% in 1999. Interest expense on deposits decreased $73,616 due to a reduction in the average cost of deposits to 3.91% in 1999 from 4.19% in 1998 partially offset by the impact of a $13,205,232 increase in average outstanding balances. Interest expense on federal funds purchased and borrowings increased $1,255,672 due almost entirely to an increase of $25,055,826 in average outstanding levels offset by a decrease in the average cost from 5.25% in 1998 to 5.13% in 1999.

--------------------------------------------------------------------------------

Net tax-equivalent interest income was $16,081,352 at December 31, 2000, compared to $15,370,999 at December 31, 1999 and $14,559,710 at December 31, 1998. This consistent improvement has been largely due to increases in average earning assets which were $388,529,215 in 2000 compared to $351,851,749 and $310,544,813 in 1999 and 1998, respectively.

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

                              RATE/VOLUME ANALYSIS

                                              From 1999 to 2000                     From 1998 to 1999
                                     -----------------------------------   -----------------------------------
                                       Change in Income/                     Change in Income/
                                         Expense Due To                        Expense Due To
                                     ----------------------     Total      ----------------------     Total
                                       Volume       Rate        Change       Volume       Rate        Change
--------------------------------------------------------------------------------------------------------------
Interest Earning Assets
  Loans
    Industrial Revenue and Tax-
      Exempt Financing               $   15,427   $  66,208   $   81,635   $   40,775   $  (9,716)  $   31,059
    All Other Loans                   3,463,732     243,173    3,706,905    1,020,194    (560,354)     459,840
--------------------------------------------------------------------------------------------------------------
Total Loans                           3,479,159     309,381    3,788,540    1,060,969    (570,070)     490,899
  Investment Securities
    Taxable                            (301,674)    681,428      379,754    2,200,584     (30,711)   2,169,873
    Tax-Exempt                          (45,501)    (11,905)     (57,406)       6,810     (23,860)     (17,050)
--------------------------------------------------------------------------------------------------------------
Total Investment Securities            (347,175)    669,523      322,348    2,207,394     (54,571)   2,152,823
  Due From Banks                        (37,004)      9,709      (27,295)      14,597       9,771       24,368
  Federal Funds Sold                     19,077       7,690       26,767     (631,227)    (30,018)    (661,245)
--------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets         3,114,057     996,303    4,110,360    2,651,733    (644,888)   2,006,845
Interest Bearing Liabilities
  Savings and Interest Bearing
    Demand Deposits                     (42,653)    261,555      218,902      201,431    (186,339)      15,092
  Time Deposits                         527,252     432,151      959,403      105,203    (193,911)     (88,708)
--------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits         484,599     693,706    1,178,305      306,634    (380,250)     (73,616)
  Federal Funds Purchased and
    Repurchase Agreements                18,779      40,578       59,357      143,045      --          143,045
  FHLB Advances and Other
    Borrowings                        1,770,767     391,577    2,162,344    1,127,772     (15,145)   1,112,627
--------------------------------------------------------------------------------------------------------------
Total Interest Bearing Deposits       2,274,145   1,125,861    3,400,006    1,577,451    (395,395)   1,182,056
--------------------------------------------------------------------------------------------------------------

Change in Net Interest Income        $  839,912   $(129,558)  $  710,354   $1,074,282   $(249,493)  $  824,789
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Tax exempt income on loans and investments and related yields are shown on a fully tax-equivalent basis computed using the statutory rate of 34%.

(2) For purposes of calculating loan yields, average loan balances include nonaccrual loans.

NSD Bancorp
--------------------------------------------------------------------------------

                   AVERAGE BALANCE SHEET/NET INCOME ANALYSIS
                        For the Years Ended December 31,

                                           2000                                    1999                        1998
                           ------------------------------------    ------------------------------------    ------------
                             AVERAGE                    AVERAGE      Average                    Average      Average
                             BALANCE       INTEREST      YIELD       Balance       Interest      Yield       Balance
-----------------------------------------------------------------------------------------------------------------------
ASSETS
Loans
  Industrial Revenue and
    Tax Exempt             $  1,798,994   $   212,887    11.83%    $  1,623,544   $   131,252     8.08%    $  1,047,119
All Other Loans             286,155,219    23,582,309     8.24      244,092,219    19,875,404     8.14      227,601,675
-----------------------------------------------------------------------------------------------------------------------
      Total                 287,954,213    23,795,196     8.26      245,715,763    20,006,656     8.14      228,648,794
Investment Securities
  Taxable                    95,356,958     6,605,428     6.93      100,049,387     6,225,674     6.22       64,210,313
  Tax-Exempt                  4,048,793       315,213     7.79        4,629,151       372,619     8.05        4,455,635
-----------------------------------------------------------------------------------------------------------------------
      Total                  99,405,751     6,920,641     6.96      104,678,538     6,598,293     6.30       68,665,948
Due from Banks, Interest
  Earning                       222,530        14,201     6.38          843,174        41,496     4.92          571,441
Federal Funds Sold              946,721        57,272     6.05          614,274        30,505     4.97       12,658,630
-----------------------------------------------------------------------------------------------------------------------
      Total Earning
        Assets              388,529,215   $30,787,310     7.92%     351,851,749   $26,676,950     7.58%     310,544,813
Reserve for Loan Losses      (3,266,961)                             (2,932,704)                             (2,804,488)
Cash and Due From Banks      14,161,304                              13,148,351                              11,058,342
Premises and Equipment        2,602,589                               2,581,996                               2,928,189
Other Assets                  9,026,072                               7,033,244                               5,849,328
-----------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS           $411,052,219                            $371,682,636                            $327,576,184
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest Bearing Deposits
  Savings Deposits         $ 39,411,781   $   985,415     2.50%    $ 38,371,347   $   936,000     2.44%    $ 37,620,135
  Interest Checking and
    Money Market             89,738,860     2,826,297     3.15       92,061,809     2,656,810     2.89       82,908,733
  Time Deposits             104,367,369     6,182,748     5.92       95,162,556     5,223,344     5.49       91,861,612
-----------------------------------------------------------------------------------------------------------------------
      Total Interest
        Bearing Deposits    233,518,010     9,994,460     4.28      225,595,712     8,816,154     3.91      212,390,480
Federal Funds Purchased
  and Repurchase
  Agreements                  3,087,765       202,402     6.55        2,753,907       143,045     5.19          --
FHLB Advances and Other
  Borrowings                 76,648,635     4,509,096     5.88       45,825,207     2,346,752     5.12       23,523,288
-----------------------------------------------------------------------------------------------------------------------
      Total Interest
        Bearing
        Liabilities         313,254,410   $14,705,958     4.69%     274,174,826   $11,305,951     4.12%     235,913,768
Demand Deposits              60,546,571                              57,767,640                              52,806,947
Other Liabilities             7,715,222                               8,114,746                               7,125,495
Shareholders' Equity         29,536,016                              31,625,424                              31,729,974
-----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY     $411,052,219                            $371,682,636                            $327,576,184
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
Interest Spread                                           3.23%                                   3.47%
Interest Margin                                           4.14%                                   4.37%

                                   1998
                           ---------------------
                                         Average
                            Interest      Yield
--------------------------------------------------------
ASSETS
Loans
  Industrial Revenue and
    Tax Exempt             $   100,193     9.57%
All Other Loans             19,429,064     8.54
--------------------------------------------------------
      Total                 19,529,257     8.54
Investment Securities
  Taxable                    4,055,801     6.32
  Tax-Exempt                   389,669     8.75
--------------------------------------------------------
      Total                  4,445,470     6.47
Due from Banks, Interest
  Earning                       17,128     3.00
Federal Funds Sold             691,750     5.46
--------------------------------------------------------
      Total Earning
        Assets             $24,683,605     7.95%
Reserve for Loan Losses
Cash and Due From Banks
Premises and Equipment
Other Assets
--------------------------------------------------------
    TOTAL ASSETS
--------------------------------------------------------
--------------------------------------------------------
LIABILITIES AND SHAREHOLD
Interest Bearing Deposits
  Savings Deposits         $   984,447     2.62%
  Interest Checking and
    Money Market             2,593,271     3.13
  Time Deposits              5,312,052     5.78
--------------------------------------------------------
      Total Interest
        Bearing Deposits     8,889,770     4.19
Federal Funds Purchased
  and Repurchase
  Agreements                   --          --
FHLB Advances and Other
  Borrowings                 1,234,125     5.25
--------------------------------------------------------
      Total Interest
        Bearing
        Liabilities        $10,123,895     4.29%
Demand Deposits
Other Liabilities
Shareholders' Equity
--------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY
--------------------------------------------------------
--------------------------------------------------------
Interest Spread                            3.66%
Interest Margin                            4.69%

NOTES:

(1) Tax exempt income on loans and investments and related yields are shown on a fully tax-equivalent basis computed using a statutory rate of 34%.

(2) For purposes of calculating loan yields, average loan balances include nonaccrual loans.

(3) Average yields on available for sale investment securities are calculated based on average estimated market values for the years 2000, 1999 and 1998.

--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

The Corporation's provision for loan losses was $825,000 in 2000, $840,000 in 1999 and $780,000 in 1998. Although outstanding loans increased $34,252,809 during 2000, the provision for 2000 declined $15,000 from the 1999 provision. The current year provision reflects the relatively unchanged total in classified loans and also an improvement in non-performing assets and loan delinquencies compared to the previous year. Net charge-offs for 2000 were $548,553, compared to $508,245 and $937,827 for 1999 and 1998, respectively. There were no charge-offs to any individual borrower that represented more than 10% of the annual total in 2000 and 1999, however, approximately $361,000 of the total charge-off amount for 1998 was attributable to one customer. For additional information, see the Non-Performing Assets and Reserve for Loan Losses sections of this discussion.

OTHER INCOME

Other income increased $107,672 to $1,919,684 in 2000 from $1,812,012 in 1999.
The increase was largely attributable to a $415,759 increase in other operating income related to a $95,192 increase in ATM surcharge fees and a $265,923 increase in Cashflow Maximizer revenue, the Bank's commercial business receivables financing program in its first full year of operation. Also impacting the increase in other operating income were $164,263 and $29,855 in net losses, recognized during 1999, on the disposal of Year 2000 non-compliant computer hardware and software and on the sale of other assets held for sale, respectively, partially offset by a 1999 gain on the sale of land of $100,814 and a $37,468 gain on the sale of student loans. Net investment securities gains of $9,249 in 2000 represents a $256,573 decline from 1999 gains of $265,822. A decline of $51,514 in service fee income in 2000 was due to a $75,344 decrease in overdraft fees offset by an increase in checking and savings account fees of $16,101 compared to 1999.

Other income increased $162,109 to $1,812,012 in 1999 from $1,649,903 in 1998.
Contributing to the improvement was an increase in net gains on the sale of investment securities of $32,795. Service fees generated an additional $157,060 in revenue during 1999 primarily consisting of increases in overdraft and checking account fees of $124,302 and $37,210, respectively. Other operating income declined $41,246 in 1999. This decline was due largely to a $164,263 loss recognized on the disposal of Year 2000 non-compliant computer hardware and losses on other assets held for sale of $29,855, compared to net gains of $83,805 on the sale of assets in 1998. Offsetting the impact of the sale or disposal of equipment and other assets was a $108,272 increase in ATM surcharge fees as the Bank completed its first full year of assessing such charges, a $37,468 gain recognized on the sale of student loans and a $100,814 gain on the sale of land.

OTHER EXPENSES

Total other expenses increased $476,301 from $9,295,826 in 1999 to $9,772,127 in 2000. Salary and employee benefits increased $160,099 to $4,600,920 in 2000 from $4,440,821 in 1999. Salary expense increased $119,349 due to normal inflation adjustments and growth of the organization. Employee health insurance premium expense decreased $50,543 due to a change in provider and also the renegotiation of existing contracts. Pension and profit sharing expenses increased $7,505 and $14,377, respectively, in relation to increases in salaries and net profits of the corporation. An increase in the employer portion of payroll taxes of $9,883 corresponded to the increase in salary expense while a $53,771 increase in temporary employee expense contributed to the overall increase.

Occupancy expense decreased $7,236 to $824,206 from $831,442 due to $26,309 and $8,351 decreases in real estate taxes and related depreciation, respectively, due to the sale of real property in 1999 and a reduction to expense accruals, and a $25,813 decrease in related insurance expense, offset by an additional $27,461 in scheduled building maintenance at select branch office locations. Equipment and supplies expense increased $65,156 due to a $63,412 increase in equipment depreciation expense largely related to equipment purchased late in 1999 and an increase in equipment repairs and rent of $31,681 and $6,839, respectively, offset by decreases to stationery and supplies expense of $24,732 and general office expense of $19,247. Data processing expense increased $23,296. Of this increase, $12,328 and $10,968 was due to normal volume related charges for core processing and ATM transactions, respectively. FDIC insurance premiums increased $19,708 corresponding to overall deposit growth and also an increase in system-wide assessment factors for both SAIF and BIF insured

NSD Bancorp
--------------------------------------------------------------------------------

deposits. Advertising increased $44,939 with additional emphasis on promotions supported by radio and television in 2000. Other operating expenses increased $170,339 to $2,169,957 in 2000 from $1,999,618 in 1999. There were several factors contributing to this change. Most significant was $117,217 in additional 2000 expenses related to offering the Cashflow Maximizer, the Bank's commercial receivable financing program in 2000, which was first implemented in November 1999. An increase in legal expense of $26,335 was incurred primarily in the process of routine loan collections, while asset recovery expense also increased $17,982. During 2000, emphasis was placed on improving internal training programs and providing enhanced external educational opportunities which resulted in additional education and activities expense of $20,690 and $16,204, respectively. Costs incurred for external financial services increased $32,433 due to PA Department of Banking assessment increases in proportion to overall asset growth and other additional services which had been contracted for during the year. Nonrecurring losses from transaction processing and normal operations increased $55,794. The increase in average shareholders' equity and average assets during 2000 resulted in an increase in Pennsylvania shares tax of $54,621. The Bank established a title insurance subsidiary during 2000 resulting in $16,257 in other operating expenses for the year. Offsetting these increases to other operating expenses were reductions in several expense categories. Student loan processing fees were $74,388 less than the prior year due to completing the sale of student loans during 2000, discontinuing internal student loan originations and establishing a system of referring related business to external providers. New telephone systems were purchased and new provider contracts were negotiated resulting in a savings of $12,310. State capital stock tax expense was reduced by $42,200 over 1999 expense principally due to elimination of the Bank's real estate holding company, 100 Federal Street, Inc., and the corresponding tax impact associated with operating that subsidiary and also by applying prior year tax credits to offset 2000 tax expenses. Enhancements made to treasury management practices resulted in a $20,358 reduction in correspondent bank service charges and directors fees were reduced $18,488 due to final distribution to one of the two remaining participants in the Bank's deferred compensation program during the year.

Total expenses increased $268,182 from $9,027,644 in 1998 to $9,295,826 in 1999.
Salary and employee benefits increased $167,067 to $4,440,821 in 1999 from $4,273,754 in 1998. Salary expense increased $105,484 due to normal inflation adjustments which also resulted in a corresponding, $10,461, increase in the employer portion of payroll taxes. Included in 1999 expenses was a $23,929 increase in health insurance costs and an $18,578 increase in the contribution to the employee profit sharing plan.

Occupancy expense decreased by $15,137 to $831,442 from $846,579 due to a $74,691 decrease in real estate taxes corresponding to the sales of land in 1998 and 1999 and a reduction in 1999 expense accruals, offset by an escalation in rent payments of $11,014, additional building maintenance of $25,076, an $8,195 increase in building insurance premiums and a $4,008 increase in utilities. Equipment and supplies expense increased $86,271 during 1999 due primarily to increases in depreciation expense, equipment maintenance contracts, equipment rental, general office expense and stationery and supplies of $21,848, $6,054, $8,886, $36,806 and $11,670, respectively. Data processing expense increased $78,153 corresponding to the enhancement of core processing capabilities and higher ATM network charges resulting from increased transaction volumes at certain locations. FDIC insurance expense increased by only $2,259 due to an industry wide reduction in assessment rates offset by overall increases in deposit levels. Advertising expense increased $8,466 to $166,536 in 1999 from $158,070 in 1998.

Other operating expenses decreased $58,897 in 1999 to $1,999,618 from $2,058,515 in 1998 due to several factors. Asset recovery expense decreased $66,000 along with the decline in overall loan delinquencies and also due to higher 1998 expenses resulting from recovery efforts related to one significant loan relationship. Financial services expense declined by $56,283 in 1999 due in large part to additional 1998 costs associated with the annual reporting process and also 1998 costs incurred for an independent review of the corporation's risk management program. Education expense decreased $12,487 due to nonrecurring 1998 costs for training on new computer applications and also 1998 costs associated with participation in a video training program. Shares tax expense decreased $20,199 due to modified accrual methodology. Directors fees declined by $15,799 due to a reduction in deferred compensation costs and also a reduction in the number of board members during the year. Teller and ATM losses declined $16,782 primarily resulting from a branch office robbery during 1998. General losses were $31,655 lower in 1999 as the Bank experienced nonrecurring deposit account losses in 1998. Offsetting these

--------------------------------------------------------------------------------

expense decreases was an increase in telephone expense of $59,960 due to operation of parallel network communication lines during Year 2000 related system replacements. Student loan processing fee accruals increased $28,607 due to third party fee increases and anticipated costs attributable to the sale of such loans and the subsequent outsourcing of future loan originations. Correspondent banking service charges increased $9,399 resulting from tighter investable fund management. State tax expenses also increased $27,920 corresponding to overall corporate growth and taxable earnings increases.

INCOME TAXES

The Corporation recorded an income tax provision of $2,293,026, $2,311,322 and $1,951,715 in 2000, 1999 and 1998, respectively. For 2000, a slight reduction in tax provision was the result of growth in tax-free revenue sources and also a reduction in state corporate net income tax, compared to 1999 expense, principally due to the elimination of the Bank's real estate holding company, 100 Federal Street, Inc., and the corresponding tax impact associated with operating that subsidiary and also by applying prior year tax credits to offset 2000 tax expenses. During 1999, the increase in tax provision was primarily the result of higher pretax earnings. The effective tax rates for 2000, 1999 and 1998 were 31.7%, 33.6% and 31.9%, respectively. These rates were below the 34% statutory tax rate primarily due to the tax benefits from tax-exempt interest income.

FINANCIAL CONDITION

The Corporation's total assets increased $43,333,931 from $392,285,472 at December 31, 1999 to $435,619,403 at December 31, 2000. Overnight investments or federal funds sold increased $7,500,000 and securities available for sale decreased $5,906,575. Loans held for sale increased to $1,326,432 at December 31, 2000 from $630,777 at December 31, 1999. The loans held for sale at December 31, 2000 were entirely comprised of small business administration loans while loans held for sale at December 31, 1999 included only student loans. Net loans increased from $263,771,720 at December 31, 1999 to $298,133,706 at December 31, 2000.

INVESTMENT SECURITIES

Investment securities available for sale decreased $5,906,575 in 2000 to $97,347,209 from $103,253,784 in 1999. Decreases in Obligations of U.S. Government agencies and mortgage-backed securities of $3,346,349 and $4,135,432, respectively, were due to reallocation of maturity and call proceeds to fund growth in the loan portfolio. Obligations of state and political subdivisions increased $677,704 while other bonds available for sale decreased by $170,051. During 2000, there were no investment securities classified as held to maturity. The corporation experienced a significant overall change in net, unrealized gains (losses) on fixed income securities principally due to a dramatic shift in market pricing during 1999 and then a favorable shift in the opposite direction during 2000. As a member of the Federal Home Loan Bank (FHLB), the Corporation is required to maintain a minimum investment in FHLB stock which is calculated based on the level of assets, residential real estate loans and outstanding FHLB advances. Marketable equity securities increased $1,044,804 during 2000 almost entirely due to an increase in the level of FHLB stock held by the Bank net of changes to unrealized holding gains (losses).

NSD Bancorp
--------------------------------------------------------------------------------

The following summarizes the book value (excluding net unrealized holding gains) and weighted average yields of the Corporation's securities available for sale at December 31, 2000 by contractual maturity. Mortgage-backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments.

                                                        After One But        After Five But
                                 Within One Year      Within Five Years     Within Ten Years       After Ten Years
                                ------------------   -------------------   -------------------   -------------------
                                  Amount     Yield     Amount      Yield     Amount      Yield     Amount      Yield
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities        $3,707,761   5.59%       --         --         --         --         --         --
Obligations of U.S. Government
  Agencies                          --        --     $ 9,993,317   5.83%   $18,141,060   6.36%   $ 1,647,229   7.51%
Mortgage-Backed Securities          --        --       1,725,723   7.71      1,161,890   5.81     44,087,323   6.78
Obligations of State and
  Political Subdivisions            --        --          31,927   6.16         38,973   6.13      4,516,517   5.20
Other Bonds                         --        --         250,000   7.63        --         --       6,861,810   7.53
Marketable Equity Securities        --        --         --         --         --         --       5,183,687   8.48
--------------------------------------------------------------------------------------------------------------------
                                $3,707,761   5.59%   $12,000,967   6.14%   $19,341,923   6.32%   $62,296,566   6.91%
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

All yields represent weighted average yields computed on the basis of cost, adjusted for amortization of premium and accretion of discount. For purposes of calculating yields on obligations of state and political subdivisions and marketable equity securities, taxable equivalent adjustments were included to provide a basis for comparison. The taxable equivalent adjustments were calculated using the current statutory federal income tax rate of 34%. For federal income tax purposes, corporations were allowed to exclude 70% of certain dividend income in 2000.

LOANS

Loans net of deferred fees, increased $35,382,234 during 2000, from $268,807,085 at December 31, 1999 to $304,189,319 at December 31, 2000. During 2000, product enhancements and the establishing of third-party brokerage relationships resulted in a $13,184,672 increase in residential mortgage loans. Also contributing to this increase was a slowing of prepayments corresponding to rising interest rates over the course of the year. Improved commercial loan development efforts resulted in a combined increase of $4,524,608 in nonresidential mortgage and commercial, financial and agricultural loans during 2000. Lease financing operations contributed an additional $3,797,783 realizing the benefits of program and business development enhancements implemented in the second half of 1999. Consumer loans outstanding increased $14,229,535 partially due to expansion of the Bank's automobile dealer network and most significantly, to improvement in existing indirect automobile lending relationships. Offsetting these increases was a $77,472 decline in consumer lines of credit outstanding and a reduction in nonaccrual loans of $257,157.

--------------------------------------------------------------------------------

                                                            December 31,
                            ----------------------------------------------------------------------------
                                2000            1999            1998            1997            1996
--------------------------------------------------------------------------------------------------------
Residential Mortgage Loans  $ 61,008,430    $ 47,823,758    $ 52,695,286    $ 55,125,240    $ 56,641,022
Nonresidential Mortgage
  Loans                       71,523,130      47,730,295      28,060,867      29,385,042      29,470,461
Commercial, Financial and
  Agricultural Loans          26,399,606      45,667,833      40,445,049      37,831,540      30,392,059
Consumer Loans to
  Individuals                123,076,928     108,847,393      92,000,264      95,357,873      80,107,845
Lines of Credit                4,845,245       4,922,717       5,376,848       5,487,417       5,433,560
Lease Financing               17,197,580      13,399,797      11,910,754       8,900,409       8,248,698
Nonaccrual Loans                 520,804         777,961         785,360       1,355,617       1,234,467
--------------------------------------------------------------------------------------------------------
    Total Loans              304,571,723     269,169,754     231,274,428     233,443,138     211,528,112
Deferred Fees                   (382,404)       (362,669)       (337,384)       (403,354)       (421,784)
--------------------------------------------------------------------------------------------------------
Loans, Net of Deferred
  Fees                       304,189,319     268,807,085     230,937,044     233,039,784     211,106,328
Unearned Income               (2,690,909)     (1,947,108)     (1,984,393)     (1,290,389)     (1,212,814)
--------------------------------------------------------------------------------------------------------
    Total Loans, Net of
       Unearned Income and
       Fees                  301,498,410     266,859,977     228,952,651     231,749,395     209,893,514
Reserve for Loan Losses       (3,364,704)     (3,088,257)     (2,756,502)     (2,914,329)     (2,578,504)
--------------------------------------------------------------------------------------------------------
Net Loans                   $298,133,706    $263,771,720    $226,196,149    $228,835,066    $207,315,010
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

The following table shows the Corporation's loan maturities as of December 31, 2000 (in thousands).

                                                              One Year    After One Year      After
                                                              and Less    To Five Years     Five Years
------------------------------------------------------------------------------------------------------
Residential Mortgage Loans                                    $ 2,231        $ 7,814         $50,963
Nonresidential Mortgage Loans                                  10,923         22,259          38,342
Commercial, Financial and Agricultural Loans                   17,268          7,951           1,180
Consumer Loans to Individuals (net of unearned income)         31,455         76,708          14,914
Lease Financing (net of unearned income)                        4,531          9,190             786
------------------------------------------------------------------------------------------------------

NON-PERFORMING ASSETS

At December 31, 2000 nonaccrual loans were $520,804 compared to $777,961 in 1999. Other real estate owned increased $76,191 to $208,283 in 2000 from $132,092 in 1999 primarily due to the acquisition of one property during 2000. Loans 90 days past due and still accruing interest decreased $179,750 during 2000 and represent only .1% of net loans at December 31, 2000.

NSD Bancorp
--------------------------------------------------------------------------------

The current quality of the loan portfolio can be demonstrated by the following table which details total non-performing loans and past due loans:

                                                             December 31,
                                    --------------------------------------------------------------
                                       2000         1999         1998         1997         1996
--------------------------------------------------------------------------------------------------
Nonaccrual Loans                    $  520,804   $  777,961   $  785,360   $1,355,617   $1,234,467
Other Real Estate Owned                208,283      132,092      191,552      182,133      371,982
Other Assets Held for Sale             133,106      130,068      115,069      187,283       60,705
--------------------------------------------------------------------------------------------------
     Total Non-Performing Assets       862,193    1,040,121    1,091,981    1,725,033    1,667,154
Loans 90 Days Past Due and Still
  Accruing                             420,205      599,955      813,677    1,213,225      615,466
--------------------------------------------------------------------------------------------------
     Total Non-Performing Assets
       and Past Due Loans           $1,282,398   $1,640,076   $1,905,658   $2,938,258   $2,282,620
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

The Corporation recorded an $825,000 provision for loan losses during 2000, compared with an $840,000 provision for 1999. Provisions for loan losses are charged to income to maintain the reserve for loan losses at a level that management considers appropriate based on the factors discussed below in the "Reserve for Loan Losses" section.

The provision for loan losses for the year ended December 31, 2000, compared to the 1999 provision was affected by the following factors:

     - The significant decrease in outstanding loans on nonaccrual status and also loans past due 90 days and still accruing interest resulting in an improvement in the ratio of reserve for loan losses to non-performing assets from 296.91% at December 31, 1999 to 390.25% at December 31, 2000,

     - The continued improvement in net loan loss experience in relation to average loans outstanding which further supported the use of existing individual loan portfolio loss factor assignments in calculating required formula reserves,

     - The Corporation's consistent application of strict standards to the definitions of potential and well-defined weaknesses in the loan portfolio and the ongoing loan review process which resulted in only a $42,463 increase in loans classified as substandard, doubtful or loss,

     - The continued improvement in total loan delinquencies in relation to total loans outstanding despite relatively consistent, significant historical loan growth patterns suggesting the improvement in overall credit quality of the loan portfolio.

RESERVE FOR LOAN LOSSES

The Corporation's policies provide for loan loss reserves to adequately protect against potential unidentified and/or identified loan losses consistent with sound and prudent banking practice. These policies consider historical data of actual losses and loans classified by specific loan credit evaluation. They also consider loan delinquency and economic conditions.

The Corporation follows a loan review program to evaluate the credit risk in its loan portfolio for substantially all loans greater than $50,000. Through the loan review process, the Corporation maintains a classified account list which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the reserve for loan losses. Loans classified as "substandard" are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the asset. Loans classified as "doubtful" are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require a charge-off if immediately liquidated. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans include some

--------------------------------------------------------------------------------

loans that are delinquent or on nonaccrual status. As of December 31, 2000, substandard loans totaled $1,159,122 and doubtful loans totaled $665,988. All substandard and doubtful loans were designated as delinquent or nonaccrual as of December 31, 2000.

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

The corporation establishes specific reserves for potential problem loans as determined by its loan review program described above. The specific reserves on these loans are determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" taking into account the credit's current operating status, pledged collateral and plans of action for resolving any deficiencies. The specific reserves are usually only considered for the Corporation's commercial loan portfolio.

The Corporation maintains formula reserves for all loans not considered by the specific reserve method. Formula reserves are calculated for each pool of homogeneous loans based on a loan's risk rating, delinquency status and the historical charge-off experience pertaining to each loan type. The loss factors used in calculating formula reserves for substandard, doubtful and loss credits are based upon management's judgment of inherent risks associated within these loan classifications. Formula reserves, relative to loan delinquency status, are based on the type of loan and delinquency aging and are determined by management's judgment of the inherent risk of loss from these delinquency categories. The Corporation also establishes formula reserves for all loan types based on the historical charge-off percentages for each homogeneous pool of loans. The historical charge-off percentage used by the Corporation is based on the two year cumulative losses for each homogeneous loan pool.

These formula reserves are based on the Corporation's historical charge-off experience. If current charge-off levels deviate from the Corporation's historical experience, the deviation will be reflected in the Corporation's ongoing formula reserves and will adjust the allowance for loan losses accordingly. The Corporation maintains an unallocated reserve taking into consideration the following factors:

     - General local and national economic and business conditions affecting key loan portfolios,

     - Credit quality trends (including current and expected trends in non-performing loans under existing conditions),

     - Collateral values,

     - Seasoning of the loan portfolio,

     - Specific industry conditions within portfolio segments,

     - Duration of the current business cycle,

     - Delinquency and nonaccrual trends,

     - Recent loss experience in particular segments of the portfolio,

     - Changes in lending and collection practices,

     - Trends in volume and terms of loans,

     - Other external factors that could affect the ability of the Corporation's customers to repay their obligations.

Management reviews these conditions to determine if any of these conditions is evidenced by a specifically identified problem credit or portfolio segment. Management's estimate of this condition may be reflected as a specific allowance applicable to this credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management's evaluation of the potential risk concerning this condition is reflected in the unallocated reserve.

NSD Bancorp
--------------------------------------------------------------------------------

The composition of the corporation's reserve for loan losses are as follows at December 31, 2000 and 1999:

                                                                  December 31,
                                                            ------------------------
                                                               2000          1999
------------------------------------------------------------------------------------
Specific Reserves                                           $  579,818    $  573,089
Formula Reserves                                             2,323,047     2,054,383
Unallocated Reserves                                           461,839       460,785
------------------------------------------------------------------------------------
     Total                                                  $3,364,704    $3,088,257
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

The Corporation made no changes in estimation methods or assumptions that affected our methodology for assessing the appropriateness of the reserve for loan losses. Changes in assumptions regarding the effects of economic and business conditions on borrowers and other factors, which are described below, have affected the assessment of the unallocated allowance. Estimation risk, which continues to be present in the allowance for loan losses, is included as part of attributed factors within the unallocated reserve for loan losses.

Specific reserves increased $6,729 from $573,089 at December 31, 1999 to $579,818 at December 31, 2000 largely due to the relatively unchanged level of total classified loans outstanding. At December 31, 2000 total classified loans were $1,840,110 compared to $1,797,647 at December 31, 1999. Management believes that current reserves appropriately reflect the level of risk and potential loss of these credits. The reserve amount specified for these loans may change in the event that there is evidence of an improvement or further deterioration in a customer's ability to satisfy contractual requirements.

The formula reserve portion of the reserve for loan losses increased $268,664 to $2,323,047 at December 31, 2000 from $2,054,383 at December 31, 1999 corresponding to the overall increase in loans outstanding and most notably, increases in commercial and installment loans.

At December 31, 2000, the unallocated reserve portion of the reserve for loan losses increased slightly to $461,839 from $460,785 despite a $35,382,234 increase in loans, net of deferred fees, reflecting an overall improvement in loan delinquencies and historical loss experience and favorable local and national economic trends. Also contributing to this decrease has been the continued improvement in collection practices. New loan volumes and loan terms appear consistent with historical trends with regard to credit quality and proportionate composition. In evaluating the appropriateness of the unallocated reserve, we considered the following factors:

     - Specific and inherent loss estimates which are periodically adjusted based upon the most recent available information. There is, however, a possibility that the amount of actual losses may vary for estimated amounts. Consequently, estimation risk is present and should be provided for in assessing the appropriateness of the reserve for loan losses.

     - The adverse effects of changes in the current economic and interest rate environment on those borrowers who have a more leveraged financial profile,

     - The adverse effects of projected slowing trends, by certain external parties, on automobile manufacturers and the impact on consumer demand and consumption,

     - The adverse effects of rising fuel prices on borrowers, especially those in or associated with the utilities and manufacturing industries.

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

                                                         For the Years Ended December 31,
                                ----------------------------------------------------------------------------------
                                     2000             1999             1998             1997             1996
                                ----------------------------------------------------------------------------------
                                         % OF             % of             % of             % of             % of
                                AMOUNT   TOTAL   Amount   Total   Amount   Total   Amount   Total   Amount   Total
------------------------------------------------------------------------------------------------------------------
Commercial, Financial and
  Agricultural Loans            $1,265   37.6%   $  948   30.7%   $  740   26.8%   $  926   31.8%   $  782   30.3%
Real Estate Mortgage Loans         129    3.8       243    7.9       320   11.6       320   11.0       358   13.9
Installment Loans                1,275   37.9     1,239   40.1       885   32.1       991   34.0       819   31.8
Lease Financing                    234    7.0       197    6.4       277   10.0       239    8.2       229    8.9
Allocation to General Risk         462   13.7       461   14.9       535   19.4       438   15.0       391   15.1
------------------------------------------------------------------------------------------------------------------
    Total                       $3,365           $3,088           $2,757           $2,914           $2,579
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

The Corporation's net charge-offs by loan type and changes in the reserve for loan losses for each of the past five years were as follows (in thousands):

                                                           For the Years Ended December 31,
                                                  --------------------------------------------------
                                                   2000       1999       1998       1997       1996
----------------------------------------------------------------------------------------------------
Reserve for Loan Losses at Beginning of Year      $3,088     $2,757     $2,914     $2,579     $2,676
Charge-offs:
  Commercial, Financial, and Agricultural Loans      105         78        455         78        546
  Real Estate Mortgage Loans                          24         40       --           30       --
  Installment Loans                                  359        386        483        367        261
  Lease Financing                                    103         50         36         48         36
----------------------------------------------------------------------------------------------------
     Total Charge-offs                               591        554        974        523        843
Recoveries:
  Commercial, Financial, and Agricultural Loans     --         --         --           94          5
  Real Estate Mortgage Loans                        --            1       --            2          2
  Installment Loans                                   42         42         34         42         89
  Lease Financing                                      1          2          3       --         --
----------------------------------------------------------------------------------------------------
     Total Recoveries                                 43         45         37        138         96
----------------------------------------------------------------------------------------------------
Net Charge-offs                                      548        509        937        385        747
Provision for Loan Losses                            825        840        780        720        650
----------------------------------------------------------------------------------------------------
Reserve for Loan Losses at End of Year            $3,365     $3,088     $2,757     $2,914     $2,579
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
Net Loan Charge-offs to Average Loans               0.19%      0.21%      0.41%      0.17%      0.38%
Loan Loss Reserve to Non-Performing Assets        358.19%    296.91%    252.43%    168.94%    154.67%

LIABILITIES

Total liabilities were $401,978,817 at December 31, 2000, an increase of $40,042,607 from December 31, 1999. The increases in total deposits and total borrowed funds of $17,638,156 and $20,650,000, respectively, were principally used to fund significant loan growth during 2000.

DEPOSITS

Total deposits increased $17,638,156 from $289,439,659 at December 31, 1999 to $307,077,815 at December 31, 2000. Noninterest bearing and interest bearing deposits increased during 2000 by $5,645,552 and $11,992,604 due to continued emphasis on the development of small business relationships and strategic retail deposit promotions.

NSD Bancorp
--------------------------------------------------------------------------------

Average deposits and the average cost of deposits for the past three years were as follows:

                                         2000                     1999                     1998
                                ----------------------   ----------------------   ----------------------
                                  AVERAGE      AVERAGE     Average      Average     Average      Average
                                  BALANCE       RATE       Balance       Rate       Balance       Rate
--------------------------------------------------------------------------------------------------------
Noninterest Bearing Deposits    $ 60,546,571      --     $ 57,767,640      --     $ 52,806,947      --
Interest Bearing Deposits         89,738,860    3.15%      92,061,809    2.89%      82,908,733    3.13%
Savings Deposits                  39,411,781    2.50       38,371,347    2.44       37,620,135    2.62
Time Deposits                    104,367,369    5.92       95,162,556    5.49       91,861,612    5.78
--------------------------------------------------------------------------------------------------------
     Total Deposits             $294,064,581    3.40%    $283,363,352    3.11%    $265,197,427    3.35%
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------

At December 31, 2000, outstanding certificates of deposit are scheduled to mature as follows (in thousands):

                                                  $100,000 and over      Less than $100,000
-------------------------------------------------------------------------------------------
Three Months or Less                                   $ 3,663                $23,402
Over Three Months Through Six Months                     3,078                 14,740
Over Six Months Through Twelve Months                    3,970                 21,772
Over Twelve Months                                       6,411                 30,817
-------------------------------------------------------------------------------------------
     Total                                             $17,122                $90,731
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

REPURCHASE AGREEMENTS

At December 31, 2000, the Corporation had no outstanding repurchase agreements.

FHLB ADVANCES AND OTHER BORROWED FUNDS

At December 31, 2000, the Corporation had outstanding borrowings of $87,000,000 consisting entirely of advances from the Federal Home Loan Bank which are collateralized by qualifying securities and loans and are subject to restrictions or penalties related to prepayments. There are no borrowings scheduled to mature during 2001. The Corporation borrowed these funds to provide liquidity for specific asset-liability management strategies and to provide supplemental funding for loan growth. At December 31, 2000 there were no outstanding overnight borrowings.

SHAREHOLDERS' EQUITY

Consolidated shareholders' equity increased $3,291,324 from $30,349,262 at December 31, 1999 to $33,640,586 at December 31, 2000. This increase was the result of earnings retention and an increase in net unrealized holding gains on securities available for sale partially offset by the purchase of treasury stock and by dividends paid to shareholders.

The Corporation continues to maintain a strong capital position. Risk-based capital ratios exceed current regulatory requirements. The Corporation's Tier I risk-based capital ratio at December 31, 2000 was 10.63% compared to 11.28% at December 31, 1999. The Corporation's total risk-based capital ratio at December 31, 2000 was 11.93% compared to 12.71% at December 31, 1999. Regulatory requirements for tier I and total risk-based capital ratios are 4.00% and 8.00%, respectively.

SALES PRICE AND CASH DIVIDENDS PER SHARE

The following table sets forth the high and low sale prices and cash dividends declared for the Corporation's common stock as reported by the NASDAQ National Market system. Prices and dividends set forth below have been adjusted to reflect a 5% stock dividend declared April 25, 2000 and payable on May 31, 2000 to shareholders of

--------------------------------------------------------------------------------

record on May 1, 2000 and a 10% stock dividend declared January 26, 1999 and payable on March 3, 1999 to shareholders of record on February 2, 1999.

                                                 Sales Price     Cash Dividends
                                               ---------------      Declared
                                                High     Low       Per Share
-------------------------------------------------------------------------------
2000
First Quarter                                  $19.05   $12.62       $0.18
Second Quarter                                  16.19    14.00        0.19
Third Quarter                                   16.38    14.25        0.19
Fourth Quarter                                  15.50    12.75        0.19

1999
First Quarter                                  $23.38   $20.24       $0.16
Second Quarter                                  24.64    19.29        0.16
Third Quarter                                   21.90    18.10        0.16
Fourth Quarter                                  21.01    14.76        0.18
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

Simulation modeling enables management to quantify the extent of the Corporation's interest rate exposure by forecasting how net interest income, and consequently net income, varies under alternative interest rate scenarios based on the Corporation's current position. At December 31, 2000, a simulation analysis assuming a one-time 200 basis point increase in interest rates, results in a positive impact of approximately 1.7% or approximately $305,000 on projected net interest income over a one-year period. Conversely, a 200 basis point decrease in interest rates may result in a decrease in projected net interest income of 1.4% or approximately $253,000 over the same period. These findings are the result of normal projected growth in interest earning assets and interest related liability levels based on the Corporation's position at December 31, 2000. The results reflect the impact of a relatively short repricing or rate adjustment period of the Corporation's loan products and the effect of investment security prepayments matched with the relative short term nature of interest sensitive deposit and borrowing liabilities. In a rising rate environment, the increased cost of funding would be offset by increases in yields on prime rate, LIBOR and Treasury indexed loans and securities and the repricing of significant cash flow in the consumer loan portfolio. In a declining rate environment, the declining yield on loans and securities due to prepayments and index adjustments would be offset by a shortening of deposit maturities and the repricing of a significant interest bearing demand deposit portfolio. In any event, a sudden, substantial and protracted shift in interest rates may adversely impact the Corporation's earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities change at varying frequencies and market forces may limit the ability to appropriately respond to such changes.

Interest rate risk is also analyzed by comparing the maturity and repricing relationships between interest earning assets and interest bearing liabilities at specific points in time or "GAP" analysis. Management, however, recognizes that a simplified GAP analysis may not adequately reflect the degree to which assets and liabilities with

NSD Bancorp
--------------------------------------------------------------------------------

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

Based upon historical trends, the Corporation has typically considered all demand and savings deposits as core deposits and relatively non-rate sensitive. The following table has been prepared, as required, presenting interest bearing demand deposits and savings deposits as repricing within the earliest period. As a result, the table reflects a negative, or liability sensitive, cumulative interest GAP position of $158,227 in the first one-year GAP. Results of simulation modeling and historical experience indicate, however that the overall potential effect on net interest income should not have an adverse result on future financial performance.

The following table summarizes the Corporation's interest rate sensitivity or GAP position, which is the estimated aggregate maturity/repricing structure of interest earning assets and interest bearing liabilities, at December 31, 2000 (in thousands):

                                    3 months    Over 3 to   Over 6 to   Over 1 to    Over 5
                                     or less    6 months    12 months    5 Years     Years      Total
-------------------------------------------------------------------------------------------------------
Loans, Net of Unearned Income       $  33,589   $  17,997   $  36,755   $151,187    $ 59,931   $299,459
Securities Available for Sale          21,702       1,764       5,881     22,341      45,659     97,347
Other Interest Earning Assets           9,466      --           5,000                            14,466
Noninterest Earning Assets             --          --          --          --         24,347     24,347
-------------------------------------------------------------------------------------------------------
    Total Assets                    $  64,757   $  19,761   $  47,636   $173,528    $129,937   $435,619
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Interest Bearing Demand Deposits    $  85,334      --          --          --          --      $ 85,334
Savings Deposits                       47,815      --          --          --          --        47,815
Time Deposits < $100,000               23,477   $  14,834   $  21,892   $ 30,455    $    555     91,213
Time Deposits > $100,000                4,688       1,884       3,849      6,112         107     16,640
Other Borrowed Funds                   33,000      20,000      27,000      7,000       --        87,000
Other Liabilities                       1,652       1,652       3,304     26,432      40,936     73,976
Shareholders' Equity                       --          --          --         --      33,641     33,641
-------------------------------------------------------------------------------------------------------
Total Liabilities and
  Shareholders' Equity              $ 195,966   $  38,370   $  56,045   $ 69,999    $ 75,239   $435,619
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
Period GAP                          $(131,209)  $ (18,609)  $  (8,409)  $103,529    $ 54,698
Cumulative GAP                      $(131,209)  $(149,818)  $(158,227)  $(54,698)         --

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

Operating activities provided net cash of $963,237 during 2000 compared to $238,290 and $10,573,914 for 1999 and 1998, respectively. The primary source of operating cash flows for 2000 was net income adjusted for the effect of noncash expenses such as the provision for loan losses, depreciation of premises and equipment and amortization of intangible assets and a $1,317,489 increase in accrued interest payable. These sources of operating cash flows were offset by an increase in other assets primarily attributed to unsettled investment security purchases in December of 2000.

--------------------------------------------------------------------------------

Investing activities used cash of $27,713,387 during 2000, compared to $48,006,985 and $31,358,696 for 1999 and 1998, respectively. In 2000, cash was used to fund loan growth, as well as, the purchase of investment securities available for sale. In 1999, net cash was invested in loan growth and for the purchase of investment securities available for sale. In 1998, a significant portion of borrowings were invested in investment securities available for sale as part of an overall leverage strategy. Proceeds from the sales, repayments and maturities of investment securities available for sale and held to maturity were reinvested primarily in investment securities available for sale.

Financing activities provided cash of $35,056,040, $39,411,722 and $27,424,481 during 2000, 1999 and 1998, respectively. During 2000,1999 and 1998, increases in demand and savings accounts, time deposits and borrowings provided cash while cash was used by the repayment of borrowings, the payment of cash dividends and the purchase of treasury stock. Net proceeds from borrowings were used to fund growth in the loan and investment portfolios during 2000 and 1999 and to fund growth in investments securities during 1998.

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