Form 10-K, Exhibit 13
period 2001-12-31
NSD BANCORP INC
filed 2002-03-26
CIK 898624

                                                                      Exhibit 13
NSD Bancorp
--------------------------------------------------------------------------------

Consolidated Balance Sheets
--------------------------------------------------------------------------------

                                                                                                    December 31,
                                                                                            ---------------------------
                                                                                                2001           2000
                                                                                            ---------------------------
ASSETS
   Cash and Due From Banks ........................................................         $ 15,403,917   $ 14,727,012
   Federal Funds Sold .............................................................           11,300,000      7,500,000
   Investment Securities Available for Sale at Market Value (Amortized Cost of
      $115,597,738 at December 31, 2001 and $97,347,217 at
      December 31, 2000) ..........................................................          117,098,802     97,347,209
   Loans Held for Sale, Net of Reserve for Loan Losses of $48,968 and
      $14,060, Respectively .......................................................            4,570,679      1,312,372
   Loans, Net of Deferred Fees ....................................................          318,649,706    304,189,319
   Unearned Income ................................................................           (1,811,283)    (2,690,909)
   Reserve for Loan Losses ........................................................           (4,090,508)    (3,350,644)
                                                                                            ---------------------------
      Loans, Net ..................................................................          317,318,594    299,460,138
   Premises and Equipment, Net ....................................................            2,502,749      2,489,174
   Accrued Interest Receivable ....................................................            2,442,796      2,504,766
   Other Real Estate Owned and Assets Held for Sale ...............................              288,298        341,390
   Other Assets, Net of Reserve of $200,000 and $0, Respectively ..................           12,914,638     11,249,714
                                                                                            ---------------------------
      Total Assets ................................................................         $479,269,794   $435,619,403
                                                                                            ===========================
LIABILITIES AND SHAREHOLDERS' EQUITY
   Deposits:
      Noninterest Bearing .........................................................         $ 66,992,372   $ 66,075,088
      Interest Bearing ............................................................          273,990,919    241,002,727
                                                                                            ---------------------------
        Total Deposits.............................................................          340,983,291    307,077,815
   Borrowed Funds:
      Advances from Federal Home Loan Bank and Other Borrowings....................           94,000,000     87,000,000
                                                                                            ---------------------------
        Total Borrowed Funds.......................................................           94,000,000     87,000,000
   Accrued Interest Payable........................................................            5,768,912      5,851,977
   Other Liabilities...............................................................            1,844,427      2,049,025
                                                                                            ---------------------------
        Total Liabilities..........................................................          442,596,630    401,978,817
   Common Stock $1 Par Value; 10,000,000 shares authorized, 3,170,288 issued and 2,944,312 outstanding at December 31, 2001 and 3,167,764
      issued and 3,009,442 outstanding at December 31, 2000........................            3,170,288      3,016,918
   Treasury Stock at cost, 225,976 shares at December 31, 2001 and 157,947
      shares at December 31, 2000.... .............................................           (4,147,792)    (2,935,067)
   Capital Surplus ................................................................           18,386,732     15,744,863
   Accumulated Other Comprehensive Income .........................................              990,703          3,827
   Retained Earnings ..............................................................           18,273,233     17,810,045
                                                                                            ---------------------------
      Total Shareholders' Equity ..................................................           36,673,164     33,640,586
                                                                                            ---------------------------
      Total Liabilities and Shareholders' Equity ..................................         $479,269,794   $435,619,403
                                                                                            ===========================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Consolidated Statements of Income
--------------------------------------------------------------------------------

                                                                               For the Years Ended December 31,
                                                                             ------------------------------------
                                                                                2001        2000          1999
                                                                             ------------------------------------
INTEREST INCOME
   Loans, Including Fees.................................................    $25,033,929  $23,722,815  $19,962,031
   Investment Securities.................................................
      Taxable............................................................      5,324,124    6,231,700    5,982,224
      Tax-exempt.........................................................        520,290      208,040      245,929
      Dividends..........................................................        394,715      373,728      243,450
   Interest Bearing Deposits.............................................         47,096       14,201       41,496
   Federal Funds Sold....................................................        386,761       57,272       30,505
                                                                             -------------------------------------
      Total Interest Income..............................................     31,706,915   30,607,756   26,505,635
INTEREST EXPENSE
   Deposits..............................................................     10,525,536    9,994,460    8,816,154
   Federal Funds Purchased and Repurchase Agreements.....................             --      202,402      143,045
   FHLB Advances and Other Borrowings....................................      5,413,856    4,509,096    2,346,752
                                                                             -------------------------------------
      Total Interest Expense.............................................     15,939,392   14,705,958   11,305,951
   Net Interest Income...................................................     15,767,523   15,901,798   15,199,684
   Provision for Loan Losses.............................................      1,200,000      825,000      840,000
                                                                             -------------------------------------
   Net Interest Income After Provision for Loan Losses...................     14,567,523   15,076,798   14,359,684
                                                                             -------------------------------------
OTHER INCOME
   Net Investment Securities Gains.......................................        205,424        9,249      265,822
   Service Fees..........................................................      1,155,917      872,283      923,797
   Other Operating Income................................................      2,030,950    1,038,152      622,393
                                                                             -------------------------------------
      Total Other Income.................................................      3,392,291    1,919,684    1,812,012
OTHER EXPENSES
   Salaries and Employee Benefits........................................      4,803,875    4,600,920    4,440,821
   Occupancy Expense.....................................................        923,754      824,206      831,442
   Equipment and Supplies................................................      1,186,721    1,175,264    1,110,108
   Data Processing.......................................................        790,421      730,846      707,550
   FDIC Insurance........................................................         57,738       59,459       39,751
   Advertising...........................................................        283,490      211,475      166,536
   Other Operating Expenses..............................................      2,622,353    2,169,957    1,999,618
                                                                             -------------------------------------
      Total Other Expenses...............................................     10,668,352    9,772,127    9,295,826
   Income Before Income Taxes............................................      7,291,462    7,224,355    6,875,870
   Provision for Income Taxes............................................      2,086,000    2,293,026    2,311,322
                                                                             -------------------------------------
NET INCOME...............................................................    $ 5,205,462  $ 4,931,329  $ 4,564,548
                                                                             =====================================
NET INCOME PER COMMON SHARE /(1)/
Net Income -- Basic......................................................          $1.75        $1.62        $1.47
Net Income -- Diluted....................................................          $1.74        $1.61        $1.46
Common Dividends Declared and Paid Per Share.............................          $0.76        $0.71        $0.64
Weighted Average Shares Outstanding -- Basic.............................      2,967,808    3,044,511    3,101,532
Weighted Average Shares Outstanding -- Diluted...........................      2,991,225    3,055,307    3,130,853

------------
/(1)/ Adjusted for a 5% stock dividend declared April 24, 2001 and a 5% stock dividend declared April 25, 2000.

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

                                                                                For the Years Ended December 31,
                                                                        ----------------------------------------------
                                                                            2001              2000             1999
                                                                        ----------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income ...........................................................  $  5,205,462     $  4,931,329     $  4,564,548
Adjustments to Net Income:
   Provision for Loan Losses .........................................     1,200,000          825,000          840,000
   Gain on Sale of Investment Securities Available for Sale ..........      (205,424)          (9,249)        (265,822)
   Loss (Gain) on Sale of Other Assets ...............................        42,893           (3,731)          29,855
   Gain on Loan Sales ................................................       (19,580)          (8,529)         (37,468)
   (Gain) Loss on Disposition of Premises and Equipment ..............       (10,409)           2,071           63,449
   Depreciation and Amortization .....................................       690,128          702,646          641,981
   Net Premium Amortization ..........................................       245,038           33,676           70,783
   Benefit for Deferred Income Taxes .................................       --                --              (10,454)
   Decrease (Increase) in Accrued Interest Receivable ................        61,971         (280,691)         (94,151)
   (Decrease) Increase in Accrued Interest Payable ...................       (83,065)       1,317,489         (443,092)
   Increase in Cash Surrender Value of Bank-Owned
      Life Insurance .................................................      (289,490)          --               --
   Benefit from Bank-Owned Life Insurance ............................      (558,484)          --               --
   Increase in Other Assets ..........................................    (2,212,112)      (2,218,323)        (353,096)
   Deferred Loan Fees, Net ...........................................        21,640           19,735           25,284
   (Decrease) Increase in Other Liabilities ..........................      (425,865)         634,757       (4,830,996)
                                                                        ----------------------------------------------
Net Cash Provided by Operating Activities ............................     3,662,703        5,946,180          200,821
                                                                        ----------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from Sale of Investment Securities Available for Sale ....    24,465,453        6,822,727       10,957,629
   Proceeds from Repayments and Maturities of Investment
      Securities Available for Sale ..................................    49,801,915        8,965,773       25,737,157
   Proceeds from Repayments and Maturities of Investment
      Securities Held to Maturity ....................................       --                --            1,171,667
   Purchases of Investment Securities ................................   (92,534,047)      (7,362,234)     (49,775,103)
   Purchase of Bank-Owned Life Insurance .............................       --            (5,000,000)          --
   Proceeds from Bank-Owned Life Insurance ...........................     1,044,254           --               --
   Proceeds from Sales of Other Real Estate Owned ....................       492,171          276,669          509,463
   Net Increase in Loans .............................................   (21,640,832)     (37,094,162)     (39,703,440)
   Proceeds from Loan Sales ..........................................     2,119,984          861,413        3,784,279
   Purchases of Premises and Equipment ...............................      (516,693)        (166,516)        (651,168)
                                                                        ----------------------------------------------
Net Cash Used by Investing Activities ................................   (36,767,795)     (32,696,330)     (47,969,516)
                                                                        ----------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net Increase in Demand and Savings Accounts .......................    26,366,432        8,271,820        4,612,801
   Net Increase in Certificates of Deposit ...........................     7,539,044        9,367,075        4,711,698
   Net (Decrease) Increase in Federal Funds Purchased and
      Repurchase Agreements ..........................................       --            (3,700,000)       3,700,000
   Proceeds from Borrowings ..........................................     7,000,000       77,684,300       47,650,000
   Repayments of Borrowings ..........................................       --           (53,334,300)     (18,000,000)
   Proceeds from the Exercise of Common Stock Options ................       149,337           --              133,996
   Cash Dividends Paid in Lieu of Fractional Shares ..................        (3,755)          (3,122)          (4,102)
   Treasury Stock Purchased ..........................................    (1,212,725)      (1,055,757)      (1,421,360)
   Cash Dividends Paid ...............................................    (2,256,336)      (2,173,976)      (1,971,311)
                                                                        ----------------------------------------------
Net Cash Provided by Financing Activities ............................    37,581,997       35,056,040       39,411,722
                                                                        ----------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents .....................     4,476,905        8,305,890       (8,356,973)
Cash and Cash Equivalents at Beginning of Year .......................    22,227,012       13,921,122       22,278,095
                                                                        ----------------------------------------------
Cash and Cash Equivalents at End of Year .............................  $ 26,703,917     $ 22,227,012     $ 13,921,122
                                                                        ==============================================

For the years ended December 31, 2001, 2000 and 1999, the Corporation paid interest of $16,022,457, $13,388,469 and $11,749,044 and income taxes of
$2,300,000, $2,436,000 and $2,150,000, respectively. Noncash investing activity consisted of transfers of loans in liquidation to foreclosed assets of approximately $482,000, $339,000 and $495,000 during 2001, 2000 and 1999, respectively.

See notes to consolidated financial statements.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Consolidated Statements of Comprehensive Income
--------------------------------------------------------------------------------

                                                                            For the Years Ended December 31,
                                                                       --------------------------------------
                                                                           2001         2000          1999
                                                                       --------------------------------------
Net Income..........................................................   $ 5,205,462  $ 4,931,329  $  4,564,548
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during the period.........   $ 1,706,496  $ 2,422,658  $ (4,811,004)
Less: reclassification adjustment for gain realized in net income ..       205,424        9,249       265,822
                                                                       --------------------------------------
Net unrealized gains (losses).......................................     1,501,072    2,413,409    (5,076,826)
                                                                       --------------------------------------
Other Comprehensive Income..........................................     1,501,072    2,413,409    (5,076,826)
Tax Expense (Benefit) at 34%........................................       510,369      820,559    (1,729,952)
                                                                       --------------------------------------
Other Comprehensive Income, Net of Tax..............................       990,703    1,592,850    (3,346,874)
                                                                       --------------------------------------
Net Comprehensive Income............................................   $ 6,196,165  $ 6,524,179  $  1,217,674
                                                                       ======================================

See notes to consolidated financial statements.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

Consolidated Statements of Changes in Shareholders' Equity
--------------------------------------------------------------------------------

For the Years Ended December 31, 2001, 2000 and 1999

                                                                                                     Accumulated
                                                                                                        Other
                                                     Common        Treasury            Capital      Comprehensive       Retained
                                                      Stock         Stock              Surplus        Income (Loss)     Earnings
                                                   ------------------------------------------------------------------------------
Balance at December 31, 1998....................   $  2,604,172   $    (457,950)  $    7,885,041   $   1,757,851     $ 20,605,251
Net Income......................................        --              --                 --            --             4,564,548
Stock Dividend..................................        260,977         --             5,614,946         --            (5,875,923)
Cash Paid in Lieu of Fractional Shares..........        --              --                 --            --                (4,102)
Cash Dividends Declared
   ($.64 per share)/(1)/........................        --              --                 --            --            (1,971,311)
Stock Options Exercised, Net of
   Tax Benefit..................................          8,256         --               125,740         --               --
Treasury Stock Purchased (67,546 shares)........        --           (1,421,360)          --             --               --
Change in Unrealized Depreciation in
   Securities Available for Sale, Net of Tax....        --              --                --          (3,346,874)         --
                                                   ------------------------------------------------------------------------------
Balance at December 31, 1999....................      2,873,405      (1,879,310)      13,625,727      (1,589,023)      17,318,463
Net Income......................................        --              --                --             --             4,931,329
Stock Dividend..................................        143,513         --             2,119,136         --            (2,262,649)
Cash Paid in Lieu of Fractional Shares..........        --              --                --             --                (3,122)
Cash Dividends Declared
   ($.71 per share)/(1)/........................        --              --                --             --            (2,173,976)
Treasury Stock Purchased (72,639 shares)........        --           (1,055,757)          --             --                --
Change in Unrealized Appreciation in
   Securities Available for Sale, Net of Tax....        --              --                --           1,592,850          --
                                                   ------------------------------------------------------------------------------
Balance at December 31, 2000....................      3,016,918      (2,935,067)      15,744,863           3,827       17,810,045
Net Income......................................        --              --                --             --             5,205,462
Stock Dividend..................................        141,839         --             2,340,344         --            (2,482,183)
Cash Paid in Lieu of Fractional Shares..........        --              --                --             --                (3,755)
Cash Dividends Declared
   ($.76 per share)/(1)/........................        --              --                --             --            (2,256,336)
Stock Options Exercised,
   Net of Tax Benefit...........................         11,531         --               301,525         --               --
Treasury Stock Purchased (68,029 shares)........        --           (1,212,725)          --             --               --
Change in Unrealized Appreciation in
   Securities Available for Sale, Net of Tax....        --              --                --             986,876          --
                                                   ------------------------------------------------------------------------------
Balance at December 31, 2001....................   $  3,170,288   $  (4,147,792)  $   18,386,732   $     990,703     $ 18,273,233
                                                   ==============================================================================

------------
/(1)/ Adjusted for a 5% stock dividend declared April 24, 2001 and a 5% stock dividend declared April 25, 2000.

See notes to consolidated financial statements.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of NSD Bancorp, Inc. (the "Corporation") include the accounts of the Corporation and wholly owned subsidiary, NorthSide Bank, a community bank operating eleven branch offices located in western Pennsylvania, and NorthSide Bank's wholly owned subsidiary, NSB Financial Services, LLC. NSB Financial Services, LLC is a limited liability corporation which operates as a licensed title insurance agency providing title searches and other real estate settlement services to the general public. Material intercompany accounts and transactions have been eliminated.

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INVESTMENT SECURITIES

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

     LOANS HELD FOR SALE

     The loans available for sale at December 31, 2001 and December 31, 2000 were entirely comprised of Small Business Administration (SBA) loans. These loans are carried at the lower of cost or market value obtained through secondary market bid quotations, net of any reserve for loan losses. Any realized gains and losses on these loans are included in other operating income.

     LOANS AND RESERVE FOR LOAN LOSSES

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

NSD Bancorp
--------------------------------------------------------------------------------

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

     Within the context of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," a loan is considered to be impaired when, based upon current information and events, it is probable that the Corporation will be unable to collect all amounts due for principal and interest according to the contractual terms of the loan agreement. Impairment is measured based on the present value of expected future cash flows discounted at a loan's effective interest rate, or as a practical expedient, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance through a charge to provision for loan losses. This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral. The valuation allowance, or reserve for impaired loan losses, is part of the total reserve for loan losses. Upon disposition of an impaired loan, any related allowance is reversed through a charge to the impaired reserve for loan losses. Cash payments received on impaired loans are recorded as a direct reduction of the loan principal. Subsequent amounts collected are recognized as interest income. Impaired loans are not returned to accruing status until all amounts due, both principal and interest are current and there has been a demonstrated, sustained payment history.

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

     PREMISES AND EQUIPMENT

     Premises and equipment are carried at original cost less accumulated depreciation. Premises and equipment are depreciated over their useful lives using either the straight-line or an accelerated method. Leasehold improvements are amortized over the terms of the respective lease or the estimated useful lives of the improvements, whichever is shorter. Costs for maintenance and repairs are expensed currently. Major improvements are capitalized. When premises and equipment are disposed of, the accounts are relieved of the cost and accumulated depreciation or amortization, and any resulting gains or losses are credited to or charged agains tincome.

     BANK-OWNED LIFE INSURANCE

     In December 2000, the Corporation purchased insurance on the lives of a certain group of employees. The policies accumulate asset values to meet future liabilities including the payment of employee benefits such as health care. A premium of $5,000,000 is shown in the Consolidated Statements of Cash Flows for 2000. Increases in the cash surrender value and proceeds are recorded as other income in the Consolidated Statements of Income. The cash surrender value of bank-owned life insurance is reflected in "other assets" on the Consolidated Balance Sheets.

     FORECLOSED ASSETS

     Foreclosed assets are comprised of other real estate owned and repossessed collateral, which are carried at the lower of the outstanding loan balance or estimated fair value less estimated costs to sell at the date of foreclosure.

     INCOME TAXES

     Deferred income taxes result from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the statutory tax rates. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based upon available evidence.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     INTANGIBLE ASSETS

     Included in other assets at December 31, 2000 is a deposit premium of approximately $176,601, net of accumulated amortization. At December 31, 2001, the deposit premium was fully amortized. The premium was amortized using the straight-line method over a five year period.

     CASH EQUIVALENTS

     The Corporation has defined cash equivalents as cash and due from banks and short-term federal funds sold.

     EARNINGS PER SHARE

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

     Basic and diluted earnings per share calculations include the retroactive effect of a 5% stock dividend declared on April 24, 2001 and a 5% stock dividend declared April 25, 2000.

     LOAN FEES

     Loan origination and commitment fees, net of associated direct costs, are deferred and the net amount is amortized as an adjustment to the related loan yield on the interest method, generally over the contractual life of the related loans or commitments.

     OTHER REAL ESTATE OWNED

     Real estate, other than bank premises, is recorded at the lower of cost or fair value less selling costs at the time of acquisition. Expenses related to holding the property, net of rental income, are generally charged against earnings in the current period.

     ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     The Corporation reviews long-lived assets, such as premises and equipment and intangibles, for impairment whenever events or changes in circumstances, such as a significant decrease in the market value of an asset or the extent or manner in which an asset is used, indicate that the carrying amount of an asset may not be recoverable. If there is an indication that the carrying amount of an asset may not be recoverable, future discounted cash flows expected to result from the use of the asset are estimated. If the sum of the expected cash flows is less than the carrying value of the asset, a loss is recognized for the difference between the carrying value and fair market value of the asset.

     COMPREHENSIVE INCOME DISCLOSURES

     For all periods presented, "other comprehensive income" (comprehensive income excluding net income) includes only one component, which is the change in unrealized holding gains and losses on available for sale securities, net of related tax effects.

     RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It applies to all entities and requires that any entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Under SFAS No. 133, the change in fair value is reflected in the income statement or as an element of other comprehensive income. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     and Certain Hedging Activities", which amended SFAS No. 133, and along with SFAS No. 133, is effective for fiscal year 2001. The Corporation adopted SFAS 133 and 138, effective January 1, 2001. The adoption of this statement did not have a material impact on the Corporation's financial condition or results of operations.

     In September 2000, the Financial Accounting Standards Board issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" issued in June 1996 and revises the standards of accounting for securitizations and other transfers of financial assets and collateral. While management is currently in the process of evaluating the impact of this statement, it anticipates that the adoption of SFAS No. 140 did not have a material impact on the Corporation's financial condition or results of operations.

     In July 2001, FASB issued SFAS No. 141, "Business Combinations". SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of interests method. SFAS No. 141 also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill and those acquired intangible assets that are required to be included in goodwill. Additional provisions of SFAS No. 141 include the reclassification of certain existing recognized intangibles to goodwill and reclassification of certain intangibles out of previously reported goodwill upon adoption. Implementation of SFAS No. 141 did not have a material impact on the Corporation's financial condition or results of operations.

     In July 2001, FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets", which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. Implementation of SFAS No. 142 is not expected to have a material impact on the Corporation's financial condition or results of operations.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which is effective for financial statements issued for fiscal years beginning after June 15, 2002. The statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently allocated to expense over the asset's useful life. Implementation of SFAS No. 143 is not expected to have a material impact on the Corporation's financial condition or results of operations.

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which is effective for financial statements issued for fiscal years beginning after December 15, 2001, including interim periods. This statement supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances, such as a significant decrease in the market value of an asset or the extent or manner in which an asset is used indicate that the carrying amount of an asset may not recoverable. If there is an indication that the carrying amount of an asset may not be recoverable, future undiscounted cash flows expected to result from the use and disposition of the asset are estimated. If the sum of the expected cash flows is less than the carrying value of the asset, a loss is recognized for the difference between the carrying value and the market value of the asset. This statement also requires measurement of long-lived assets classified as held for sale at the lower of their carrying amount or fair value less cost to sell and to cease depreciation or amortization on these assets. Implementation of SFAS No. 144 is not expected to have a material impact on the Corporation's financial condition or results of operations.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Reclassifications

     For comparative purposes, reclassifications have been made to certain amounts previously reported in the Consolidated Financial
     Statements.

NOTE 2 -- SUPPLEMENTAL COMPREHENSIVE INCOME DISCLOSURES

     The following table identifies the related tax effects allocated to each component of other comprehensive income in the Statements of Changes in Shareholders' Equity:

                                                       December 31, 2001                     December 31, 2000
                                            ---------------------------------------    ---------------------------------
                                                            Tax        Net of                        Tax       Net of
                                              Pre-Tax     (Expense)     Tax           Pre-Tax     (Expense)     Tax
                                              Amount       Benefit     Amount         Amount        Benefit    Amount
                                            ----------------------------------------------------------------------------
Unrealized gains (losses) on securities:
Unrealized holding gains (losses)
    arising during the period.............. $1,706,496    $(580,209)   $1,126,287    $2,422,658   $(823,704)  $1,598,954
Less: reclassification adjustment for gain
     realized in net income................    205,424      (69,844)      135,580         9,249      (3,145)       6,104
                                            ----------------------------------------------------------------------------
Net unrealized gains (losses)..............  1,501,072     (510,365)      990,707     2,413,409    (820,559)   1,592,850
                                            ----------------------------------------------------------------------------
Other Comprehensive Income................. $1,501,072    $(510,365)   $  990,707    $2,413,409   $(820,559)  $1,592,850
                                            ============================================================================

                                                     December 31, 1999
                                            -----------------------------------------
                                                               Tax          Net of
                                              Pre-Tax       (Expense)        Tax
                                              Amount         Benefit       Amount
                                            -----------------------------------------
Unrealized gains (losses) on securities:
Unrealized holding gains (losses)
    arising during the period.............. $(4,811,004)   $1,635,741    $(3,175,263)
Less: reclassification adjustment for gain
     realized in net income................     265,822       (90,379)       175,443
                                            -----------------------------------------
Net unrealized gains (losses)..............  (5,076,826)    1,726,120     (3,350,706)
                                            -----------------------------------------
Other Comprehensive Income................. $(5,076,826)   $1,726,120    $(3,350,706)
                                            =========================================

NOTE 3 -- INVESTMENT SECURITIES

     A summary of investment securities available for sale is as follows:

                                                                                    December 31, 2001
                                                                   -----------------------------------------------------
                                                                                     Gross Unrealized
                                                                                         Holding
                                                                                     ----------------
                                                                     Amortized                                   Fair
                                                                       Cost          Gains        Losses        Value
                                                                   -----------------------------------------------------

U.S. Treasury Securities........................................   $  1,658,992        -       $   47,902   $  1,611,090
Obligations of U.S. Government Agencies.........................      6,553,153   $   91,531         -         6,644,684
Mortgage-Backed Securities......................................     66,223,953      523,611      242,102     66,505,462
Obligations of State and Political Subdivisions.................     14,722,070       48,975       98,034     14,673,011
Other Bonds.....................................................     21,181,632       60,383      818,569     20,423,446
Marketable Equity Securities....................................      5,257,938    1,984,064          893      7,241,109
                                                                   -----------------------------------------------------
  Total Investment Securities Available for Sale................   $115,597,738   $2,708,564   $1,207,500   $117,098,802
                                                                   =====================================================

                                                                               December 31, 2000
                                                             -------------------------------------------------------
                                                                               Gross Unrealized
                                                                                   Holding
                                                                         ---------------------------
                                                              Amortized                                     Fair
                                                                 Cost         Gains         Losses          Value
                                                             -------------------------------------------------------
U.S. Treasury Securities.................................... $ 3,707,761        -         $    3,915     $ 3,703,846
Obligations of U.S.
   Government Agencies......................................  29,781,606   $      970        386,126      29,396,450
Mortgage-Backed Securities..................................  46,974,936       28,832        786,179      46,217,589
Obligations of State and Political Subdivisions.............   4,587,417       23,217         38,650       4,571,984
Other Bonds.................................................   7,111,810        6,919        447,250       6,671,479
Marketable Equity Securities................................   5,183,687    1,609,694          7,520       6,785,861
                                                             -------------------------------------------------------
  Total Investment Securities Available for Sale............ $97,347,217   $1,669,632     $1,669,640     $97,347,209
                                                             =======================================================

     The amortized cost and estimated market value of the investment portfolio available for sale at December 31, 2001, by contractual maturity, is shown below. Mortgage-backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The contractual maturity of the investment portfolio available for sale is as follows:

                                                  December 31, 2001
                                            ------------------------------
                                               Amortized          Fair
                                                 Cost             Value
                                            ------------------------------
Within one year...........................       -                -
After one year, within five years.........  $   3,966,755    $   3,975,408
After five years, within ten years........     15,917,703       15,853,839
After ten years...........................     95,713,280       97,269,555
                                            ------------------------------
                                            $ 115,597,738    $ 117,098,802
                                            ==============================


     The fair value of securities is based on quoted market prices or bid quotations received from securities dealers. Proceeds from the sale of available for sale securities during 2001, 2000 and 1999 were $24,465,453, $6,822,727 and $10,957,629, respectively. Gross gains of $251,724, $20,706 and $278,156 and gross losses of $46,300 $12,223 and $12,922 were realized on sales of available for sale securities in 2001, 2000 and 1999, respectively. Gross gains of $819 and $588 in 2000 and 1999, respectively, and gross losses of $53 in 2000 were realized on calls of investment securities. There were no gross gains realized on calls of investment securities during 2001 and there were no gross losses realized on calls ofinvestment securities during 2001 and 1999. Investment securities with a total par value of $7,088,234 and $36,805,693 at December 31, 2001 and 2000, respectively, were pledged as collateral for public and trust funds and long-term borrowings.

     As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Corporation is required to maintain a minimum investment in FHLB stock. The minimum amount is calculated based on the level of assets, residential real estate loans and outstanding FHLB advances. At December 31, 2001 and 2000, the Corporation held $4,700,000 and $4,622,800, respectively, of FHLB stock.

NOTE 4 -- LOANS

     Loans are summarized as follows:



                                                         December 31,
                                                ------------------------------
                                                     2001             2000
                                                ------------------------------
Consumer Loans to Individuals.................  $ 135,108,602     $123,076,928
Mortgage
    Nonresidential............................     73,702,504       71,523,130
    Residential...............................     58,586,008       61,008,430
Commercial, Financial and Agricultural........     31,573,057       26,399,606
Lines of Credit...............................      6,028,986        4,845,245
Lease Financing...............................     13,419,933       17,197,580
Nonaccrual Loans..............................        634,659          520,804
                                                ------------------------------
Total Loans...................................    319,053,749      304,571,723
Deferred Fees.................................       (404,043)        (382,404)
                                                ------------------------------
    Total Loans, Net of Deferred Fees.........  $ 318,649,706     $304,189,319
                                                ==============================

     At December 31, 2001 and 2000, the Corporation had $1,150,634 and $420,205, respectively, in loans which were 90 days or more past due, but were still accruing interest. If interest on loans classified as nonaccrual had been recognized, such income would have approximated $42,653, $51,058 and $78,836 for the years ended 2001, 2000 and 1999, respectively. The Corporation did not record interest on any nonaccrual loans during 2001, 2000 or 1999.

     The Corporation collectively reviews leases and consumer loans under $50,000 and residential real estate and commercial real estate loans under $250,000. The Corporation had no recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 as of December 31, 2001 or 2000. There were no loans considered impaired and, consequently, no recorded investment in impaired loans at any time during 2001 or 2000. The Corporation did not recognize any interest on impaired loans during 2001 or 2000.

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 5 -- RESERVE FOR LOAN LOSSES

     The following is a summary of activity in the reserve for loan losses encompassing both reserves attributable to loans held for investment and also loans held for sale:


                                                                         December 31,
                                                   ----------------------------------------------
                                                       2001                2000          1999
                                                   ----------------------------------------------
Balance at Beginning of Year.....................   $3,364,704          $3,088,257    $2,756,502
Provision for Loan Losses........................    1,200,000             825,000       840,000
Losses Charged Against Reserve...................     (499,846)           (591,259)     (554,095)
Recoveries on Loans Previously Charged-Off.......       74,618              42,706        45,850
                                                   ----------------------------------------------
Balance at End of Year...........................   $4,139,476          $3,364,704    $3,088,257
                                                   ==============================================

NOTE 6 -- PREMISES AND EQUIPMENT

     Premises and equipment, at cost, consist of the following:

                                                      December 31,
                                           ---------------------------------
                                              2001                  2000
                                           ---------------------------------
Land.....................................  $   472,801          $   472,801
Buildings................................    1,943,873            1,943,873
Equipment................................    3,531,285            3,367,876
Leasehold Improvements...................    1,149,874            1,018,463
                                           ---------------------------------
                                             7,097,833            6,803,013
                                           ---------------------------------
Accumulated Depreciation.................   (4,595,084)          (4,313,839)
                                           ---------------------------------
Premises and Equipment, Net..............  $ 2,502,749          $ 2,489,174
                                           =================================

     There were no significant gains or losses on disposals of premises and equipment during 2001 or 2000. During 1999, equipment with a book value of $164,263 was rendered obsolete primarily due to Year 2000 related issues. As a result, total losses on disposals of $164,063 were recorded during 1999. Also in 1999, the Corporation sold land with a book value of $199,186 for $300,000 resulting in a gain of $100,814, which has been included in other operating income in the consolidated statement of income. Depreciation expense, principally calculated using a straight-line method, was $513,527, $526,045 and $465,380 in 2001, 2000 and 1999,
     respectively. The Corporation leases certain offices under various operating leases.

     These leases contain various renewal option periods extending through January 2006. Certain leases require adjustment of the rent based on cost escalations. The following is a summary of the future minimum lease payments under these operating leases:

For the Year Ending
   December 31,
-------------------
       2002 ...........................................   $369,610
       2003 ...........................................    258,701
       2004 ...........................................    197,978
       2005 ...........................................    104,840
       2006 ...........................................      5,850
                                                          --------
                                                          $936,979
                                                          ========

     Rental expense under all operating leases was $351,611, $304,652 and $274,854 for the years ended December 31, 2001, 2000 and 1999, respectively.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 7 -- INCOME TAXES

     The provision (benefit) for income taxes is comprised of the following:

                                 For the Years Ended December 31,
                     ---------------------------------------------------------
                           2001               2000                1999
                     ---------------------------------------------------------
Current
   Federal .......     $ 2,471,389         $2,403,443          $2,280,776
   State .........          (3,758)           (42,311)             41,000
Deferred..........        (381,631)           (68,106)            (10,454)
                     ---------------------------------------------------------
                       $ 2,086,000         $2,293,026          $2,311,322
                     =========================================================

     Reconciliations of the federal statutory and effective tax rates are as follows:

                                                           For the Years Ended December 31,
                                                ------------------------------------------------------------
                                                      2001                2000                1999
                                                ------------------- ------------------ ---------------------
                                                  Amount    Percent   Amount    Percent     Amount   Percent
                                                ------------------------------------------------------------
Federal Statutory Tax Rate .................    $ 2,479,097  34.0%   $2,456,281  34.0%    $2,337,795   34.0%
Tax-exempt Interest Income .................       (219,510) (3.0)     (117,950) (1.6)      (112,545)  (1.6)
Interest Expense Disallowed.................         31,557   0.4        14,276   0.2         12,742    0.2
State Income Taxes .........................         (2,480) (0.1)      (27,925) (0.4)        27,060    0.4
Bank-Owned Life Insurance...................       (288,311) (4.0)         -      -            -         -
Other, Net .................................         85,647   1.3       (31,656) (0.5)        46,270    0.6
                                                ------------------------------------------------------------
                                                $ 2,086,000  28.6%   $2,293,026  31.7%    $2,311,322   33.6%
                                                ============================================================

     The tax effects of deductible and taxable differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:


                                                                                December 31,
                                                                         ------------------------
                                                                             2001         2000
                                                                         ------------------------
Deferred Tax Assets:
  Net Unrealized Holding Losses on Securities Available for Sale......          -            -
  Provision for Loan Losses...........................................   $ 1,230,183   $  906,515
  Loan Origination Fees/Costs.........................................         8,627       17,255
  Other...............................................................       181,577      144,871
                                                                         ----------------------
     Gross Deferred Tax Assets........................................     1,420,387    1,068,641
Deferred Tax Liabilities:
  Net Unrealized Holding Gains on Securities Available for Sale.......       510,362      140,726
  Bond Discount Accretion.............................................       171,057      181,471
  Depreciation........................................................        16,275       30,603
  Other...............................................................          -           5,144
                                                                         ----------------------
     Gross Deferred Tax Liabilities...................................       697,694      357,944
                                                                         ------------------------
     Net Deferred Tax Assets (Liabilities)............................   $   722,693    $ 710,697
                                                                         ========================

     Net deferred tax assets are classified as other assets and net deferred tax liabilities are classified as other liabilities on the Consolidated Balance Sheets.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 8 -- EMPLOYEE BENEFITS

     The Corporation maintains a profit sharing retirement plan which covers substantially all employees meeting minimum age and service requirements. Expense for the profit sharing plan was $156,300 in 2001, $150,000 in 2000 and $136,000 in 1999. During 2001, 2000 and 1999, respectively, the
     Corporation expensed $80,229, $66,664 and $59,159 related to 401(k) plan matching contributions.

     Profit sharing assets are primarily invested in mutual funds which are selected at the discretion of the employee. The plan was also invested in 11,116 shares of NSD Bancorp, Inc. common stock with a market value of $223,987 at December 31, 2001. Total cash dividends received from plan investments in common stock of the Corporation were $8,508 in 2001.

NOTE 9 -- STOCK OPTION PLANS

     The Corporation has two fixed option plans. Under the 1994 Employee Stock Option Plan, the Corporation may grant options to its employees for up to 234,653 shares of common stock. Under the 1994 Non-employee Director Stock Option Plan, the Corporation may grant options to its non-employee directors for up to 78,218 shares of common stock. Under both plans, the exercise price of each option is equal to the fair market price of the Corporation's stock on the date of grant with each option having a maximum term of 10 years. The total shares reserved for issuance, options granted and the option exercise price per share have been adjusted for the five percent stock dividend declared April 24, 2001 for holders of record on May 1, 2001 and the five percent stock dividend declared April 25, 2000 for holders of record on May 1, 2000.

     A summary of the status of the Corporation's two fixed stock option plans as of December 31, 2001, 2000 and 1999 and changes during the years ending on those dates is presented below:

                                                      2001                     2000                     1999
                                              -----------------------  -----------------------  -----------------------
                                                         Weighted-                Weighted-                Weighted-
                                                          Average                  Average                  Average
Fixed Options                                 Shares   Exercise Price  Shares   Exercise Price  Shares   Exercise Price
                                              -------------------------------------------------------------------------
Outstanding at Beginning of Year............  149,380      $16.34      129,860      $17.48      116,987      $16.55
Granted.....................................   28,768       17.22       27,617       14.20       27,176       20.17
Exercised...................................   11,531       12.95         --          --          9,916       13.51
Forfeited...................................      408       15.24        8,097       27.43        4,387       18.37
                                              -------------------------------------------------------------------------
Outstanding at End of Year..................  166,209      $16.73      149,380      $16.34      129,860      $17.48
Options Exercisable at Year-end.............  166,209                  149,380                  129,860
Weighted-Average Fair Value of Options
  Granted During the Year...................               $10.74                   $ 7.83                   $ 5.69
                                              =========================================================================

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The following table summarizes information about fixed stock options outstanding at December 31, 2001:

                              Options Outstanding and Exercisable
-------------------------------------------------------------------------------------------
   Range of       Number Outstanding and      Weighted-Average Remaining   Weighted-Average
Exercise Prices   Exercisable at 12/31/2001   Contractual Life (in Years)  Exercise Price
-------------------------------------------------------------------------------------------
$11.38 --$12.62              50,318                     3.6                    $11.92
 14.20 -- 17.22              71,826                     7.9                     15.77
 20.10 -- 20.65              25,780                     7.4                     20.17
 28.61 -- 29.02              18,285                     6.5                     28.96
-------------------------------------------------------------------------------------------
$11.38 --$29.02             166,209                     6.4                    $17.15
===========================================================================================

     On January 1, 1996, the Corporation adopted SFAS No. 123, "Accounting for Stock Based Compensation". As permitted by SFAS No. 123, the Corporation has chosen to apply Accounting Pronouncements Bulletin (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for options granted under either Plan. Had compensation expense included stock option plan costs, determined based on the fair value at the grant date for options granted under these plans consistent with SFAS No. 123, proforma net income and earnings per share would have been as follows:

                                                     Reported    Proforma
                                                    ----------------------

Net Income
  2001............................................  $5,205,462  $5,001,543
  2000............................................   4,931,329   4,800,595
  1999............................................   4,564,548   4,466,784
Basic Earnings Per Share
  2001............................................       $1.75       $1.69
  2000............................................        1.62        1.57
  1999............................................        1.47        1.44
Diluted Earnings Per Share
  2001............................................       $1.74       $1.67
  2000............................................        1.61        1.57
  1999............................................        1.46        1.43
                                                    ======================

     For purposes of computing proforma results as if the above plans were accounted for under the fair value method, the Corporation estimated the fair value of stock options using the Black-Scholes options pricing model with dividends paid every quarter at the current rate at the date of the grant. The following assumptions were used:

                                             Director                       Employee
                                  ------------------------------  ------------------------------
                                    2001       2000      1999       2001       2000      1999
                                  ------------------------------  ------------------------------
Risk Free Interest Rate........     5.16%      5.14%     6.44%      5.16%      5.14%     6.44%
Volatility.....................    69.91%     73.74%    51.55%     69.91%     73.74%    51.55%
Expected Lives.................    7 Years   7 Years    7 Years    7 Years   7 Years    7 Years
                                  ==============================  ==============================

NOTE 10 -- TRANSACTIONS WITH RELATED PARTIES

     In the ordinary course of business, the Corporation has transactions, including loans, with the Corporation's employees, principal officers and directors and their related interests. Approximately 91% of related party loans are with three Board members. A summary of loan activity for directors, executive officers and their associates with loan balances in excess of $60,000 is as follows:

                                                   2001            2000
                                               ---------------------------
Balance, January 1 ..........................  $ 7,239,207     $ 7,519,008
New Loans ...................................    4,737,563       1,594,997
Repayments ..................................   (2,663,528)     (1,874,798)
                                               ---------------------------
Balance, December 31.........................  $ 9,313,242     $ 7,239,207
                                               ===========================

--------------------------------------------------------------------------------
18

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 11 -- COMMITMENTS, CONTINGENCIES AND
           FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Corporation incurs off-balance sheet risk in the normal course of business in order to meet financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

     At December 31, 2001, there are various outstanding commitments to extend credit of approximately $45,608,779 and standby letters of credit of approximately $766,813. The majority of standby letters of credit expire within the next fifteen months. Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the loan agreement. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis.

     Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including normal business activities, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.The Corporation requires collateral supporting those commitments as deemed necessary.

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

NOTE 12 -- CONCENTRATIONS OF CREDIT

     The Corporation grants commercial, residential and consumer loans primarily to customers in the Western Pennsylvania area. The Corporation has a diversified loan portfolio which is not dependent upon any particular economic sector. Substantially all of the Corporation's investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania. As a whole, the Corporation's loan and investment portfolios could be affected by the general economic conditions of Pennsylvania. In addition, at December 31, 2001, a significant portion of the Corporation's "cash and due from banks" and "federal funds sold" is maintained with a large financial institution located in southwestern Pennsylvania.

NOTE 13 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

     CASH AND FEDERAL FUNDS SOLD

     For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     INVESTMENT SECURITIES

     The estimated fair value of securities and marketable equity securities is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     LOAN RECEIVABLES

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

     LOANS HELD FOR SALE

     Loans available for sale are carried at the lower of cost or market value obtained through secondary market bid quotations, net of any reserve for loan losses. Therefore, the carrying amount is a reasonable estimate of fair value.

     OTHER EARNING ASSETS

     Other earning assets are comprised entirely of Bank-Owned Life Insurance and outstanding Cashflow Maximizer receivables purchased. Bank-Owned Life Insurance fair value is based on the cash surrender value of premiums. Due to the short-term nature of Cashflow Maximizer receivables, the carrying amount is a reasonable estimate of fair value.

     DEPOSIT LIABILITIES

     The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand as of December 31, 2001. The fair value of the fixed-maturity certificates of deposit is estimated using the rates currently offered as of December 31, 2001 for deposits of similar maturities. Fair value estimates do not include the value of depositor relationships or the value of the low-cost funding provided by deposits.

     FEDERAL HOME LOAN BANK BORROWINGS

     The fair value is estimated using the rates currently offered for borrowings with similar terms and remaining maturities.

     COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES

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

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The estimated fair values of the Corporation's financial instruments are as follows (in thousands):

                                                                    December 31,
                                                    -----------------------------------------
                                                             2001                 2000
                                                    -------------------   -------------------
                                                     Carrying    Fair      Carrying    Fair
                                                      Amount     Value      Amount     Value
                                                    -------------------   -------------------
Financial Assets:
  Cash and Federal Funds Sold ....................  $ 26,704   $ 26,704   $ 22,227   $ 22,227
  Investment Securities ..........................   115,598    117,099     97,347     97,347
  Loans ..........................................   316,838    327,053    301,498    304,260
    Less: Reserve for Loan Losses ................    (4,091)     --        (3,351)     --
  Loans Held for Sale, Net .......................     4,571      4,620      1,312      1,326
  Other Earning Assets ...........................     7,292      7,292      6,966      6,966
                                                    -------------------   -------------------
        ..........................................  $466,912   $482,768   $425,999   $432,126
                                                    ===================   ===================
Financial Liabilities:
  Deposits .......................................  $340,983   $343,535   $307,077   $307,489
  Federal Home Loan Bank Borrowings ..............    94,000    103,656     87,000     98,349
        ..........................................  -------------------   -------------------
                                                    $434,983   $447,191   $394,077   $405,838
                                                    ===================   ===================
Off-Balance Sheet Financial Instruments:
Commitments to Extend Credit .....................  $ 45,609      --      $ 35,462      --
                                                    ===================   ===================

NOTE 14 -- REGULATORY RESTRICTIONS

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

     Minimum regulatory risk-based capital ratios for tier I, total capital and leverage are 4%, 8% and 4%, respectively. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on both the Corporation and the Bank financial statements. Management believes, as of December 31, 2001, that the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

     The Bank is considered to be well capitalized under the regulatory framework for prompt corrective action. To be considered well capitalized, an institution must maintain risk-based capital ratios for tier I, total capital and leverage ratios of at least 6%, 10% and 5%, respectively.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The following represents tier I, total risk-based capital and leverage ratios for the Corporation and also its subsidiary, NorthSide Bank, as of December 31, 2001 and 2000:

                                                                                               To Be Well Capitalized Under
                                                                         For Capital Adequacy   Prompt Corrective Action
                                                        Actual                  Purposes               Provisions
                                                  --------------------- ---------------------- ----------------------------
                                                   Amount        Ratio    Amount        Ratio    Amount        Ratio
                                                  --------------------- ---------------------- ----------------------------
AS OF DECEMBER 31, 2001:
   NSD Bancorp, Inc.
      Total Capital (to Risk Weighted Assets).... $40,714,364    11.52%  $28,280,837    8.00%       n/a         n/a
      Tier I Capital (to Risk Weighted Assets)...  35,682,461    10.09    14,140,418    4.00        n/a         n/a
      Tier I Capital (to Average Assets).........  35,682,461     7.89    18,089,495    4.00        n/a         n/a
   NorthSide Bank
      Total Capital (to Risk Weighted Assets)....  41,366,995    11.68    28,339,083    8.00    $35,423,854    10.00%
      Tier I Capital (to Risk Weighted Assets)...  37,093,613    10.47    14,169,541    4.00     21,254,312     6.00
      Tier I Capital (to Average Assets).........  37,093,613     8.18    18,132,944    4.00     22,666,180     5.00
AS OF DECEMBER 31, 2000:
   NSD Bancorp, Inc.
      Total Capital (to Risk Weighted Assets)....  37,545,839    11.93    25,175,877    8.00        n/a         n/a
      Tier I Capital (to Risk Weighted Assets)...  33,460,158    10.63    12,587,939    4.00        n/a         n/a
      Tier I Capital (to Average Assets).........  33,460,158     8.15    16,431,332    4.00        n/a         n/a
   NorthSide Bank
      Total Capital (to Risk Weighted Assets)....  38,033,907    12.09    25,172,422    8.00     31,465,528    10.00
      Tier I Capital (to Risk Weighted Assets)...  34,496,508    10.96    12,586,211    4.00     18,879,317     6.00
      Tier I Capital (to Average Assets).........  34,496,508     8.38    16,473,754    4.00     20,592,192     5.00

     Under regulations of the Federal Reserve, the Bank is required to maintain certain average reserve balances, which include both cash on hand, and deposits with the Federal Reserve. These deposits are included in cash and due from banks in the accompanying consolidated balance sheet. At December 31, 2001, the Corporation was required to maintain $466,000 of such balances.

     Dividends and loans to the Corporation from NorthSide Bank are subject to regulatory limitations. Dividends are limited to retained earnings of NorthSide Bank. Loans must be collateralized by specific obligations and cannot exceed 10% of NorthSide Bank's capital. The maximum amount available to the Corporation at December 31, 2001 from NorthSide Bank in the form of dividends and loans, individually, was approximately $32.2 million and $3.7 million, respectively.

NOTE 15 -- STOCK DIVIDENDS AND STOCK SPLITS

     On April 24, 2001, the Corporation's Board of Directors declared a stock dividend payable on May 31, 2001 to shareholders of record at May 1, 2001.

     On April 25, 2000, the Corporation's Board of Directors declared a stock dividend payable on May 31, 2000 to shareholders of record at May 1, 2000.

     Earnings per share and dividends per share amounts appearing in these consolidated financial statements have been restated to reflect all of the above described stock dividends and stock splits.

NOTE 16 -- TREASURY STOCK

     In September of 1998, the Corporation's Board of Directors authorized the repurchase of up to 4.9% of the outstanding common stock of the Corporation, to be made available for issuance pursuant to stock option plans and for general corporate purposes. During 2000, the Corporation completed the repurchase of 4.9% of shares outstanding. In September of 2000, the Corporation's Board of Directors authorized the repurchase of up to an additional 4.9% of the outstanding common stock of the Corporation. There were 68,029 and 72,639 shares repurchased during 2001 and 2000, respectively.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 17 -- BORROWED FUNDS

     Borrowed funds at December 31, 2001 and 2000 were as follows:

                                      2001                                   2000
                        ----------------------------------    ----------------------------------
                         Balance     Weighted Average Rate       Balance   Weighted Average Rate
                        ----------------------------------    ----------------------------------
                        ----------------------------------    ----------------------------------
Advances Due In:2004    $ 5,000,000         5.27%             $ 5,000,000           5.27%
                2008      4,000,000         5.11                4,000,000           5.11
                2009     10,000,000         5.33               10,000,000           5.33
                2010     68,000,000         5.98               68,000,000           5.98
                2011      7,000,000         4.44                  --                 --
                        ==================================    ==================================

     Advances from the Federal Home Loan Bank (FHLB) are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments.

     At December 31, 2001, the Corporation had approximately $75.0 million in available credit under its collateralized borrowing agreement with the Federal Home Loan Bank.

NOTE 18 -- CONDENSED FINANCIAL INFORMATION OF NSD BANCORP, INC. (PARENT COMPANY
ONLY)

Balance Sheets
                                                            December 31,
                                                      -------------------------
                                                           2001        2000
                                                      -------------------------
ASSETS
 Cash...............................................  $    78,807   $    10,315
 Securities Available for Sale at Market Value
   (Amortized Cost of $471,383 at December 31, 2001
   and $474,333 at December 31, 2000)...............    2,156,985     1,692,739
 Investment in Bank Subsidiary......................   36,125,739    31,875,743
 Other Assets.......................................       10,423        42,311
                                                      -------------------------
     Total Assets...................................  $38,371,954   $33,621,108
                                                      =========================
LIABILITIES
 Accounts Payable...................................  $   968,400   $   563,307
 Loan Payable.......................................    1,000,000     1,000,000
 Deferred Tax Liability.............................      409,385       410,427
 Other Liabilities..................................        3,363        --
                                                      -------------------------
     Total Liabilities..............................    2,381,148     1,973,734
 Shareholders' Equity...............................   35,990,806    31,647,374
                                                      -------------------------
     Total Liabilities and Shareholders' Equity.....  $38,371,954   $33,621,108
                                                      =========================

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Statements of Income

                                                                        For the Years Ended December 31,
                                                                 ------------------------------------------
                                                                      2001           2000           1999
                                                                 ------------------------------------------
Cash Dividends from Bank Subsidiary............................  $  2,960,716   $  2,195,083   $  2,011,129
Dividends from Securities Available for Sale...................        80,106         72,786         67,720
Net Investment Securities Gains................................        24,950         --            202,893
Other Income...................................................            59         --             --
Other Expenses.................................................       114,536         55,239         71,654
                                                                 ------------------------------------------
Income Before Taxes and Equity in Undistributed Net Income of
  Bank Subsidiary..............................................     2,951,295      2,212,630      2,210,088
Provision for Income Taxes.....................................         2,617        (42,311)        17,000
                                                                 ------------------------------------------
Income Before Equity in Undistributed Net Income
  of Bank Subsidiary...........................................     2,948,678      2,254,941      2,193,088
Equity in Undistributed Net Income of Bank Subsidiary..........     2,256,784      2,676,388      2,371,460
                                                                 ------------------------------------------
     Net Income................................................  $  5,205,462      4,931,329   $  4,564,548
                                                                 ==========================================

Statements of Cash Flows
                                                                        For the Years Ended December 31,
                                                                 ------------------------------------------
                                                                      2001           2000           1999
                                                                 ------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income.....................................................  $  5,205,462   $  4,931,329   $  4,564,548
Adjustments to Net Income:
  Equity in Undistributed Net Income of Subsidiary.............    (2,256,784)    (2,676,388)    (2,371,460)
  Decrease (Increase) in Other Assets..........................        31,888        (41,307)         1,004
Gains on Investment Securities.................................       (24,950)        --           (202,893)
  Increase (Decrease) in Other Liabilities.....................       408,455        (37,264)       585,066
                                                                 ------------------------------------------
    Net Cash Provided by Operating Activities..................     3,364,071      2,176,370      2,576,265
                                                                 ------------------------------------------
CASH FLOWS PROVIDED BY INVESTING ACTIVITIES
Purchases of Investment Securities Available for Sale..........        --            (97,125)        --
Proceeds from Sale of Investment Securities Available for Sale.        27,900         --            215,193
                                                                 ------------------------------------------
    Net Cash Provided (Used) by Investing Activities...........        27,900        (97,125)       215,193
                                                                 ------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Short-Term Borrowings............................        --          1,000,000         --
Proceeds from the Issuance of Common Stock.....................       149,337         --            133,996
Cash Dividends Paid............................................    (2,256,336)    (2,173,976)    (1,971,311)
Treasury Stock Purchased.......................................    (1,212,725)    (1,055,757)    (1,421,360)
Cash Dividends Paid in Lieu of Fractional Shares...............        (3,755)        (3,122)        (3,918)
                                                                 ------------------------------------------
    Net Cash Used by Financing Activities......................    (3,323,479)    (2,232,855)    (3,262,593)
                                                                 ------------------------------------------
Net Increase (Decrease) in Cash................................        68,492       (153,610)      (471,135)
Cash at Beginning of Year......................................        10,315        163,925        635,060
                                                                 ------------------------------------------
    Cash at End of Year........................................  $     78,807   $     10,315   $    163,925
                                                                 ==========================================

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 19 -- EARNINGS PER SHARE

     Income and shares in thousands:

                                                                For the Years Ended December 31,
                                -------------------------------------------------------------------------------------------
                                          2001                            2000                           1999
                                ----------------------------    ----------------------------   ----------------------------
                                         Weighted                        Weighted                       Weighted
                                         Average   Per Share             Average   Per Share            Average   Per Share
                                Income  Shares/(1)/  Amount     Income  Shares/(1)/  Amount    Income  Shares/(1)/  Amount
                                ----------------------------    ----------------------------   ----------------------------
Basic earnings per share:
  Income available to
    shareholders..............  $5,205      2,968      $1.75    $4,931      3,045      $1.62   $4,565      3,102     $1.47
Effect of dilutive securities:
  Stock options...............    --           23       --        --           10        --      --           29       --
                                ----------------------------    ----------------------------   ---------------------------
Diluted earnings per share:
  Income available to
    shareholders..............  $5,205      2,991      $1.74    $4,931      3,055      $1.61   $4,565      3,131     $1.46
                                ============================    ============================   ===========================

____________
/(1)/ Adjusted for a 5% stock dividend declared April 24, 2001 and a 5% stock dividend declared April 25, 2000.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 20 -- QUARTERLY EARNINGS SUMMARY (UNAUDITED)

    Quarterly earnings for the years ended December 31, 2001 and 2000 are as follows (in thousands):

                                                  2001
                              ------------------------------------------------
                               March 31    June 30   September 30 December 31
                              ------------------------------------------------
Interest Income.............      $7,964     $7,995        $7,981       $7,767
Interest Expense............       4,031      4,021         3,975        3,912
                              ------------------------------------------------
Net Interest Income.........       3,933      3,974         4,006        3,855
Provision for Loan Losses...         225        225           225          525
                              ------------------------------------------------
Net Interest Income After
Provision for Loan Losses...       3,708      3,749         3,781        3,330
Other Income................         698        666           662        1,365
Other Expenses..............       2,549      2,664         2,588        2,867
                              ------------------------------------------------
Income Before Taxes.........       1,857      1,751         1,855        1,828
Income Taxes................         622        526           547          391
                              ------------------------------------------------
Net Income..................      $1,235     $1,225        $1,308       $1,437
                              ================================================
Per Share: /(1)/
Net Income (Basic)..........       $0.41      $0.41         $0.44        $0.49
Dividends...................       $0.18      $0.19         $0.19        $0.20
Weighted Average Shares
Outstanding (Basic).........   2,995,977  2,971,052     2,957,488    2,946,716
                              ================================================

                                                  2000
                              ------------------------------------------------
                               March 31    June 30   September 30 December 31
                              ------------------------------------------------
Interest Income.............      $7,175     $7,467        $7,934       $8,032
Interest Expense............       3,259      3,514         3,922        4,011
                              ------------------------------------------------
Net Interest Income.........       3,916      3,953         4,012        4,021
Provision for Loan Losses...         225        225           225          150
                              ------------------------------------------------
Net Interest Income After
Provision for Loan Losses...       3,691      3,728         3,787        3,871
Other Income................         458        429           480          552
Other Expenses..............       2,436      2,434         2,429        2,473
                              ------------------------------------------------
Income Before Taxes.........       1,713      1,723         1,838        1,950
Income Taxes................         581        558           583          571
                              ------------------------------------------------
Net Income..................      $1,132     $1,165        $1,255       $1,379
                              ================================================
Per Share: /(1)/
Net Income (Basic)..........       $0.37      $0.38         $0.41        $0.46
Dividends...................       $0.17      $0.18         $0.18        $0.18
Weighted Average Shares
Outstanding (Basic).........   3,078,071  3,061,929     3,029,480    3,008,562

____________
/(1)/ Adjusted for a 5% stock dividend declared April 24, 2001 and a 5% stock dividend declared April 25, 2000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Comparative Financial Data
--------------------------------------------------------------------------------

                                                                     For the Years Ended December 31,
                                                   --------------------------------------------------------------------------
                                                      2001           2000           1999           1998            1997
                                                   --------------------------------------------------------------------------
EARNINGS
Interest Income................................... $ 31,706,915   $ 30,607,756   $ 26,505,635   $ 24,401,043    $ 23,812,738
Interest Expense..................................   15,939,392     14,705,958     11,305,951     10,123,896       9,980,576
                                                   --------------------------------------------------------------------------
Net Interest Income...............................   15,767,523     15,901,798     15,199,684     14,277,147      13,832,162
Provision for Loan Losses.........................    1,200,000        825,000        840,000        780,000         720,000
Other Income......................................    3,392,291      1,919,684      1,812,012      1,649,903       1,586,414
Other Expense.....................................   10,668,352      9,772,127      9,295,826      9,027,644       8,950,416
                                                   --------------------------------------------------------------------------
Income Before Taxes...............................    7,291,462      7,224,355      6,875,870      6,119,406       5,748,160
Income Taxes......................................    2,086,000      2,293,026      2,311,322      1,951,715       1,843,450
                                                   --------------------------------------------------------------------------
Net Income........................................ $  5,205,462   $  4,931,329   $  4,564,548   $  4,167,691    $  3,904,710
                                                   ==========================================================================
YEAR END BALANCES
Assets............................................ $479,269,794   $435,619,403   $392,285,472   $357,167,992    $320,329,570
Loans.............................................  323,269,353    305,515,751    269,823,486    234,932,527     236,459,224
Investment Securities.............................  117,098,802     97,347,209    103,253,784     96,226,921      63,466,743
Deposits..........................................  340,983,291    307,077,815    289,439,659    280,115,160     268,726,614
Repurchase Agreements and Federal Funds Purchased.       --            --           3,700,000         --             --
FHLB Advances and Other Borrowings................   94,000,000     87,000,000     62,650,000     33,000,000      15,000,000
Shareholders' Equity..............................   36,673,164     33,640,586     30,349,262     32,394,365      30,339,571
Number of Shareholders............................          388            402            409            431             453

AVERAGE BALANCES
Assets............................................ $452,329,776   $411,052,219   $371,682,636   $327,576,185    $312,219,530
Loans.............................................  312,473,557    287,954,213    245,736,893    228,648,794     226,006,573
Investment Securities.............................  103,611,472     99,405,751    104,678,538     68,665,948      66,767,405
Deposits..........................................  315,768,544    294,064,581    283,363,352    265,197,427     261,385,203
Repurchase Agreements and Federal Funds Purchased.       --          3,087,765      2,753,907         --           2,558,518
FHLB Advances and Other Borrowings................   93,126,027     76,648,635     45,825,207     23,523,288      12,354,466
Shareholders' Equity..............................   33,931,393     29,536,016     31,625,424     31,729,974      28,739,768

PER SHARE DATA /(1)/
Basic Earnings Per Share..........................        $1.75          $1.62          $1.47          $1.34           $1.25
Basic Weighted Average Shares Outstanding.........    2,967,808      3,044,511      3,101,532      3,111,719       3,128,256
Diluted Earnings Per Share........................        $1.74          $1.61          $1.46          $1.32           $1.24
Diluted Weighted Average Shares Outstanding.......    2,991,225      3,055,307      3,130,853      3,159,577       3,150,406
Dividends.........................................        $0.76          $0.71          $0.64          $0.57           $0.53
Book Value........................................       $12.46         $11.21          $9.88         $10.33           $9.67

RATIOS
Return on Average Assets..........................         1.15%          1.20%          1.23%          1.27%           1.25%
Return on Average Equity..........................        15.34          16.70          14.43          13.13           13.59
Net Interest Margin /(2)/.........................         3.76           4.14           4.37           4.69            4.81
Equity to Assets..................................         7.65           7.72           7.74           9.07            9.47
Dividend Payout Ratio.............................        43.33          44.08          43.19          42.31           43.50

____________
/(1)/ Adjusted for a 5% stock dividend declared April 24, 2001 and a 5% stock dividend declared April 25, 2000.
/(2)/ Tax equivalent basis.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

INDEPDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

To the Board of Directors and Shareholders of NSD Bancorp, Inc.
Pittsburgh, Pennsylvania

We have audited the accompanying consolidated balance sheets of NSD Bancorp, Inc. and subsidiary (the "Corporation") as of December 31, 2001 and 2000, and the related consolidated statements of income, cash flows, comprehensive income, and changes in shareholders' equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NSD Bancorp, Inc. and subsidiary at December 31, 2001 and 2000, and the results of their operations, cash flows, and comprehensive income for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP.
Deloitte & Touche LLP
Pittsburgh, Pennsylvania
January 25, 2002

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

  The following discussion is an analysis of NSD Bancorp, Inc.'s (the "Corporation's") financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements.

RESULTS OF OPERATIONS FOR THE YEAR

  Net income increased to $5,205,462 or $1.75 (basic) per share in 2001, from $4,931,329 or $1.62 in 2000 and $4,564,548 or $1.54 in 1999. Contributing to
the increase in net income were increases in total interest income, total other income and service fees of $1,099,159, $1,472,607, and $283,634, respectively, and a decline in the provision for income taxes of $207,026. These contributions to the overall net income increase were offset by increases in the provision for loan losses of $375,000, salaries and employee benefits of $202,955, occupancy expenses of $99,548, equipment and supplies of $11,457, data processing costs of $59,575, advertising of $72,015 and other operating expenses of $452,396.

  Contributing to the increase in 2000 net income over 1999 were increases in net interest income of $702,114 and other operating income of $415,759 and a decline in occupancy expenses of $51,384. These contributions to the overall net income increase were offset by decreases in net investment securities gains and service fees of $256,573 and $51,514, respectively, and increases in salaries and employee benefits of $160,099, equipment and supplies of $109,304, data processing costs of $23,296, FDIC insurance of $19,708, advertising of $44,939 and other operating expenses of $170,339.

  Return on average assets (ROA) was 1.15% for 2001 compared to 1.20% for 2000 and 1.23% for 1999. The decrease in ROA from 2000 to 2001 was primarily due to the impact of a decline in net interest margin from 4.14% in 2000 to 3.76% in 2001. The decrease from 1999 to 2000 reflects the impact of a decline in net interest margin from 4.37% in 1999 to 4.14% in 2000. Return on average equity
(ROE) was 15.34% for 2001 compared to 16.70% for 2000 and 14.43% for 1999. The decrease in 2001 ROE compared to 2000 largely relates to net income increases, the effect of Independent Auditors' Report treasury stock purchases and an increase in accumulated other comprehensive income. The increase in 2000 ROE reflects the overall increase in net income and the impact on average equity of treasury stock purchases offset by an improvement in accumulated other comprehensive income.

NET INTEREST INCOME

  The primary component of the Corporation's earnings is net interest income, which is the difference between interest earned on loans, investments and other earning assets and the interest expense on deposits and other interest bearing liabilities which fund those assets. Tax-exempt securities and loans carry pre-tax yields lower than comparable taxable assets. Therefore, it is more meaningful to analyze net interest income on a tax-equivalent basis.

  Total tax-equivalent interest income increased $1,247,038 during 2001 due to an increase in average earning assets of $39,654,654 offset by a decline in the average yield on earning assets from 7.92% in 2000 to 7.48% in 2001. Interest expense increased due to an increase in average outstanding interest bearing deposits of $21,019,101 in 2001 offset by a decline in the average cost of deposit funding to 4.14% in 2001 from 4.28% in 2000. In addition, interest expense on borrowings increased $904,760 as average outstanding balances increased $16,477,392 offset by a decline in the average cost of borrowings to 5.81% in 2001 compared to 5.88% in 2000.

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

  Net tax-equivalent interest income was $16,094,957 at December 31, 2001, compared to $16,081,352 at December 31, 2000 and $15,370,999 at December 31, 1999. This consistent improvement has been largely due to increases in average earning assets, which were $428,183,869 in 2001 compared to $388,529,215 and $351,851,749 in 2000 and 1999, respectively.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  To provide a more in-depth analysis of net interest income, the following average balance sheet and net interest income analysis details the contribution of earning assets to overall net interest income and the impact of cost of funds. The rate/volume analysis shows the portions of the net change in interest income due to changes in volume or rate on a tax equivalent basis using the statutory federal income tax rate of 34%. Changes in net interest income due to both rate and volume in the accompanying rate and volume analysis have been allocated to changes due to volume and rate in proportion to the absolute amount of the change in each.

Rate/Volume Analysis

                                                                    From 2000 to 2001                    From 1999 to 2000
                                                          ------------------------------------  ----------------------------------
                                                              Change in Income/                   Change in Income/
                                                                Expense Due To      Total          Expense Due To          Total
                                                          -----------------------               -------------------
                                                             Volume         Rate   Change         Volume        Rate      Change
                                                          ------------------------------------------------------------------------
Interest Earning Assets
Loans
   Industrial Revenue and Tax-Exempt Financing..........  $   13,676  $   (51,846)  $  (38,170) $   15,427 $   66,208  $    81,635
   All Other Loans......................................   1,970,142     (633,835)   1,336,307   3,463,732    243,173    3,706,905
                                                          ------------------------------------  ----------------------------------
     Total Loans........................................   1,983,818     (685,681)   1,298,137   3,479,159    309,381    3,788,540
Investment Securities
   Taxable..............................................    (190,766)    (695,823)    (886,589)   (301,674)   681,428      379,754
   Tax-Exempt...........................................     502,298      (29,192)     473,106     (45,501)   (11,905)     (57,406)
                                                          ------------------------------------  ----------------------------------
     Total Investment Securities........................     311,532     (725,015)    (413,483)   (347,175)   669,523      322,348
Due From Banks..........................................      42,478       (9,583)      32,895     (37,004)     9,709      (27,295)
Federal Funds Sold......................................     361,490      (32,001)     329,489      19,077      7,690       26,767
                                                          ------------------------------------  ----------------------------------
     Total Interest Earning Assets......................   2,699,318   (1,452,280)   1,247,038   3,114,057    996,303    4,110,360

Interest Bearing Liabilities
Interest Bearing Deposits
   Savings and Interest Bearing Demand Deposits.........     434,937     (212,841)     222,096     (42,653)   261,555      218,902
   Time Deposits........................................     373,456      (64,477)     308,979     527,252    432,151      959,403
                                                          ------------------------------------  ----------------------------------
     Total Interest Bearing Deposits....................     808,393     (277,318)     531,075     484,599    693,706    1,178,305
Federal Funds Purchased and Repurchase Agreements.......    (101,201)    (101,201)    (202,402)     18,779     40,578       59,357
FHLB Advances and Other Borrowings......................     958,503      (53,743)     904,760   1,770,767    391,577    2,162,344
                                                          ------------------------------------  ----------------------------------
     Total Interest Bearing Deposits....................   1,665,695     (432,262)   1,233,433   2,274,145  1,125,861    3,400,006
                                                          ------------------------------------  ----------------------------------
Change in Net Interest Income...........................  $1,033,623  $(1,020,018)  $   13,605  $  839,912 $ (129,558)  $  710,354
                                                          ====================================  ==================================

------------
/(1)/ Tax-exempt income on loans and investments and related yields are shown on a fully tax-equivalent basis computed using the statutory rate of 34%.
/(2)/ For purposes of calculating loan yields, average loan balances include nonaccrual loans.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Average Balance Sheet/Net Income Analysis

                                                     For the Years Ended December 31,
                               ----------------------------------------------------------------------------------------------------
                                               2001                             2000                           1999
                               ---------------------------------    -------------------------------   -----------------------------
                                 Average                Average     Average                Average    Average                Average
                                 Balance      Interest   Yield      Balance    Interest     Yield     Balance      Interest   Yield
                               ----------------------------------------------------------------------------------------------------
ASSETS
Loans
  Industrial Revenue and Tax
    Exempt...................  $  1,920,960  $   174,717  9.10%  $   1,798,994 $   212,887 11.83%  $   1,623,544  $    131,252 8.08%
  All Other Loans............   310,552,597   24,918,616  8.02     286,155,219  23,582,309  8.24     244,092,219    19,875,404 8.14
                               ----------------------------------------------------------------------------------------------------
    Total....................   312,473,557   25,093,333  8.03     287,954,213  23,795,196  8.26     245,715,763    20,006,656 8.14
Investment Securities
  Taxable....................    92,537,609    5,718,839  6.18      95,356,958   6,605,428  6.93     100,049,387    6,225,674  6.22
  Tax-Exempt.................    11,073,863      788,319  7.12       4,048,793     315,213  7.79       4,629,151      372,619  8.05
                               ----------------------------------------------------------------------------------------------------
    Total....................   103,611,472    6,507,158  6.28      99,405,751   6,920,641  6.96     104,678,538    6,598,293  6.30
Due from Banks,
  Interest Earning...........     1,395,328       47,096  3.38         222,530      14,201  6.38         843,174       41,496  4.29
Federal Funds Sold...........    10,703,512      386,761  3.61         946,721      57,272  6.05         614,274       30,505  4.79
                               ----------------------------------------------------------------------------------------------------
     Total Earning Assets....   428,183,869  $32,034,348  7.48%    388,529,215 $30,787,310  7.92%    351,851,749  $26,676,950  7.58%
Reserve for Loan Losses......   (3,589,347)                        (3,266,961)                       (2,932,704)
Cash and Due From Banks......    11,367,994                         14,161,304                        13,148,351
Premises and Equipment.......     2,467,362                          2,602,589                         2,581,996
Other Assets.................    13,899,898                          9,026,072                         7,033,244
                               ----------------------------------------------------------------------------------------------------
TOTAL ASSETS.................  $452,329,776                      $ 411,052,219                      $371,682,636
                               ====================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest Bearing Deposits
  Savings Deposits...........  $ 58,613,751  $ 1,928,812  3.29%  $  39,411,781 $   985,415  2.50%   $ 38,371,347  $   936,000  2.44%
  Interest Checking and
    Money Market.............    85,195,681    2,104,996  2.47      89,738,860   2,826,297  3.15      92,061,809    2,656,810  2.89
  Time Deposits..............   110,727,679    6,491,727  5.86     104,367,369   6,182,748  5.92      95,162,556    5,223,344  5.49
                               ----------------------------------------------------------------------------------------------------
    Total Interest Bearing
      Deposits...............   254,537,111   10,525,535  4.14     233,518,010   9,994,460  4.28     225,595,712    8,816,154  3.91
Federal Funds Purchased and
  Repurchase Agreements......      --             --       --        3,087,765     202,402  6.55       2,753,907      143,045  5.19
FHLB Advances and
  Other Borrowings...........    93,126,027    5,413,856  5.81      76,648,635   4,509,096  5.88      45,825,207    2,346,752  5.12
                               ----------------------------------------------------------------------------------------------------
    Total Interest
      Bearing Liabilities....   347,663,138  $15,939,391  4.58%    313,254,410 $14,705,958  4.69%    274,174,826  $11,305,951  4.12%
Demand Deposits..............    61,231,433                         60,546,571                        57,767,640
Other Liabilities............     9,503,812                          7,715,222                         8,114,746
  Shareholders' Equity.......    33,931,393                         29,536,016                        31,625,424
                               ----------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY.......  $452,329,776                       $411,052,219                      $371,682,636
                               ====================================================================================================
Interest Spread..............                             2.90%                             3.23%                             3.47%
Interest Margin..............                             3.76%                             4.14%                             4.37%

/(1)/ Tax-exempt income on loans and investments and related yields are shown on a fully tax-equivalent basis computed using a statutory rate of 34%.

/(2)/ For purposes of calculating loan yields, average loan balances include nonaccrual loans.

/(3)/ Average yields on available for sale investment securities are calculated based on average estimated market values for the years 2001, 2000 and 1999.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES

     The Corporation's provision for loan losses was $1,200,000 in 2001, $825,000 in 2000 and $840,000 in 1999. Net charge-offs for 2001 were $425,228, compared to $548,553 and $508,245 for 2000 and 1999, respectively. There were no charge-offs to any individual borrower that represented more than 10% of the annual total in 2001, 2000 and 1999. Provisions for loan losses are charged to income to maintain the reserve for loan losses at a level that management considers appropriate based on the factors discussed below in the "Reserve for Loan Losses'' section. For additional information, see the Reserve for Loan Losses and Non-Performing Assets sections of this discussion.

     The provision for loan losses for the year ended December 31, 2001, compared to the 2000 provision was affected by the following factors:

..    The overall increase in total loans outstanding.

..    An increase in loans 90 days past due and still accruing interest of
     $730,429 and a $113,855 increase in outstanding loans on nonaccrual status. In addition, total loans delinquent 30 days or more increased to 1.65% of total outstanding loans at December 31, 2001 compared to 1.17% at December 31, 2000.

..    The Corporation's recent loan performance can be closely correlated to industry statistics, which indicate a trend toward rising loan delinquencies and bankruptcy filings throughout the industry as a whole.

..    Management's expectation that local and national economies will continue to exhibit characteristics of a recessionary trend impacting business growth and employment projections.

..    The continued improvement in net loan loss experience in relation to average loans outstanding, further supporting the use of existing individual loan portfolio loss factor assignments in calculating required formula reserves.

..    The Corporation's consistent application of strict standards to the definitions of potential and well-defined weaknesses in the loan portfolio and the ongoing loan review process, which resulted in a $2,715,235 increase in loans classified as substandard, doubtful or loss. Of this increase, $2,596,754 can be attributed to classifying loans associated with three business banking relationships as substandard.

OTHER INCOME

     Total other income increased $1,472,607 to $3,392,291 in 2001 from $1,919,684 in 2000. Sales and calls of investment securities available for sale during 2001 resulted in net gains of $205,424 compared to net gains of $9,249 in 2000. Service fees increased to $1,155,917 in 2001, from $872,283 in 2000 principally due to $220,289 more in NSF charges collected in 2001 and also due to increases in checking account fees and savings account service charges of $24,380 and $35,865, respectively. Other operating income increased $992,798 to $2,030,950 in 2001, from $1,038,152 in 2000. Contributing to this improvement was $847,973 in income generated from bank-owned life insurance, which was purchased in December 2000. Of this increase, $558,484 was attributable to a death benefit claim related to one of the Bank's key managers. Higher average outstanding accounts receivable balances, purchased through NorthSide Bank's Cashflow Maximizer program, resulted in additional revenue of $27,234. Increases in title insurance premiums and ATM fees contributed $61,094 and $46,396, respectively, in additional income compared to 2000 due principally to increased transaction volume. Also contributing to the overall increase was an $11,051 increase in gains realized on the sale of mortgage loans. Offsetting these increases was a $17,259 increase in net losses recognized on the sale of other assets and a decrease in checkbook commissions of $13,781 during 2001 compared to 2000.

     Other income increased $107,672 to $1,919,684 in 2000 from $1,812,012 in
1999. The increase was largely attributable to a $415,759 increase in other operating income related to a $95,192 increase in ATM surcharge fees and a $265,923 increase in Cashflow Maximizer revenue, the Bank's commercial business receivables financing program, in its first full year of operation. Also impacting the increase in other operating income were $164,263 and $29,855 in net losses, recognized during 1999, on the disposal of Year 2000 non-compliant computer hardware and software and on the sale of other assets held for sale, respectively, partially offset by a 1999 gain on the sale of land of $100,814 and a $37,468 gain on the sale of student loans. Net investment securities gains of $9,249 in 2000 represents a $256,573 decline from 1999 gains of $265,822. A decline of $51,514 in service fee income in 2000 was due to a $75,344 decrease in overdraft fees off set by an increase in checking and savings account fees of $16,101 compared to 1999.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

OTHER EXPENSES

      Total other expenses increased $896,225 to $10,668,352 in 2001 from $9,772,127 in 2000. Salaries and employee benefits increased $202,955 reflecting normal salary and benefit increases, additional incentive compensation accruals and increased life insurance costs to the Corporation. Also contributing to this increase were additional costs incurred to staff NorthSide Bank's new Franklin Park branch office, opened during the second quarter of 2001. Occupancy expense increased $99,548 in 2001, compared to the prior year, principally due to a $35,241 increase in rent related primarily to the new branch opening and a $47,642 increase in insurance expense which were offset by a $13,346 reduction in building maintenance expense related to non-recurring charges incurred during 2000. Equipment and supplies expense increased $11,457 due to $27,669 and $16,881 increases in stationery and supplies and equipment maintenance contract expenses, respectively, partially offset by a $17,526 decrease in office expense compared to the prior year. The $59,575 increase in data processing was due to $39,333 in additional expenses related to increased automated teller machine transaction volume and also due to an expected $20,242 increase in charges incurred for third party data processing. FDIC insurance declined slightly in 2001 compared to 2000 reflecting the impact of a slightly lower premium assessment rate in 2001 partially offset by growth in the Bank's BIF insured deposit base. Advertising expense increased $72,015 corresponding to the Bank's emphasis on promoting its new savings account product during the first quarter of 2001, additional marketing related to the Franklin Park branch office opening and the Bank's new business banking marketing campaign. Contributing to the $452,396 increase in other operating expenses was a $211,356 increase in Cashflow Maximizer expense as an additional loss reserve of $200,000 was established during 2001 to provide for potential losses related to receivables purchases from one customer. The Corporation has taken additional measures to further secure its position with that customer limiting the need for future provisions. Title insurance related expenses increased $42,549 corresponding to higher transaction volumes, postage increased $26,342 due to the pre-funding of a new postage delivery system and telephone expense increased $30,469 primarily due to an upgrade of data communication lines. Protection expense increased $38,656 due to enhanced security contracted during renovation of the Cranberry Township branch facility and education expense increased $19,939 while implementing a bank-wide sales and service training program during 2001. An increase in asset recovery expenses of $56,752 is attributed to unforeseen costs associated with maintaining and preparing certain other real estate owned for disposition. Pennsylvania Shares tax increased $22,303 corresponding to overall company growth and state income tax increased due to the recording of a $42,311 tax refund in 2000 versus net taxes paid of $2,617 in 2001. These increases were offset by decreases of $51,043, $12,230 and $27,358 in legal expense, audit expense and checking account and general losses, respectively, during 2001 compared to 2000.

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

      Occupancy expense decreased $7,236 to $824,206 from $831,442 due to $26,309 and $8,351 decreases in real estate taxes and related depreciation, respectively, due to the sale of real property in 1999 and a reduction to corresponding expense accruals, and a $25,813 decrease in related insurance expense, offset by an additional $27,461 in scheduled building maintenance at select branch office locations. Equipment and supplies expense increased $65,156 due to a $63,412 increase in equipment depreciation expense largely related to equipment purchased late in 1999 and an increase in equipment repairs and rent of $31,681 and $6,839, respectively, offset by decreases to stationery and supplies expense of $24,732 and general office expense of $19,247. Data processing expense increased $23,296. Of this increase, $12,328 and $10,968 was due to normal volume related charges for core processing and ATM transactions, respectively. FDIC insurance premiums increased $19,708 corresponding to overall deposit growth and also an increase in system-wide assessment factors for both SAIF and BIF insured

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

deposits. Advertising increased $44,939 with additional emphasis on promotions supported by radio and television in 2000. Other operating expenses increased $170,339 to $2,169,957 in 2000 from $1,999,618 in 1999. There were several factors contributing to this change. Most significant was $117,217 in additional 2000 expenses related to offering the Cashflow Maximizer, the Bank's commercial receivable financing program in 2000, which was first implemented in November 1999. An increase in legal expense of $26,335 was incurred primarily in the process of routine loan collections, while asset recovery expense also increased $17,982. During 2000, emphasis was placed on improving internal training programs and providing enhanced external educational opportunities, which resulted in additional education and activities expense of $20,690 and $16,204, respectively. Costs incurred for external financial services increased $32,433 due to Pennsylvania Department of Banking assessment increases in proportion to overall asset growth and other additional services which had been contracted for during the year. Nonrecurring losses from transaction processing and normal operations increased $55,794. The increase in average shareholders' equity and average assets during 2000 resulted in an increase in Pennsylvania shares tax of $54,621. The Bank established a title insurance subsidiary during 2000 resulting in $16,257 in operating expenses for the year. Offsetting these increases to other operating expenses were reductions in several expense categories. Student loan processing fees were $74,388 less than the prior year due to completing the sale of student loans during 2000, discontinuing internal student loan originations and establishing a system of referring related business to external providers. New telephone systems were purchased and new provider contracts were negotiated resulting in a savings of $12,310. State capital stock tax expense was reduced by $42,200 over 1999 expense principally due to elimination of the Bank's real estate holding company, 100 Federal Street, Inc., and the corresponding tax impact associated with operating that subsidiary and also by applying prior year tax credits to offset 2000 tax expenses. Enhancements made to treasury management practices resulted in a $20,358 reduction in correspondent bank service charges and directors fees were reduced $18,488 due to final distribution to one of the two remaining participants in the Bank's deferred compensation program during the year.

INCOME TAXES

     The Corporation recorded an income tax provision of $2,086,000, $2,293,026 and $2,311,322 in 2001, 2000 and 1999, respectively. For 2001, a reduction in tax provision was the result of growth in tax-free revenue sources, principally from municipal bonds and bank-owned life insurance. A reduction in state corporate net income tax, compared to 2000 expense, also contributed to the overall reduction due to the application of prior year tax credits to offset 2001 tax expenses. For 2000, a slight reduction in tax provision was the result of growth in tax-free revenue sources and also a reduction in state corporate net income tax compared to 1999 expense, principally due to the elimination of the Bank's real estate holding company, 100 Federal Street, Inc., and the corresponding tax impact associated with operating that subsidiary and also by applying prior year tax credits to offset 2000 tax expenses. The effective tax rates for 2001, 2000 and 1999 were 28.6%, 31.7% and 33.6%, respectively. These rates were below the 34% statutory tax rate primarily due to the tax benefits from tax-exempt interest income.

FINANCIAL CONDITION

     The Corporation's total assets increased $43,650,391 from $435,619,403 at December 31, 2000 to $479,269,794 at December 31, 2001. Federal funds sold increased $3,800,000 and securities available for sale increased $19,751,593. Loans held for sale increased to $4,619,647 at December 31, 2001 from $1,326,432 at December 31, 2000. Loans held for sale were entirely comprised of small business administration loans. Net loans increased from $298,133,706 at December 31, 2000 to $312,698,947 at December 31, 2001.

INVESTMENT SECURITIES

     Investment securities available for sale increased $19,751,593 in 2001 to $117,098,802 from $97,347,209 in 2000. Decreases in U.S. Treasury Securities and Obligations of U.S. Government agencies of $2,092,756 and $22,751,766, respectively, were due to reallocation of maturity and call proceeds to fund growth in the loan portfolio. Increases in mortgage-backed securities, obligations of state and political subdivisions and corporate bonds of $20,287,873, $10,101,027, and $13,751,967, respectively, were due to normal purchasing activity net of any sales, calls, maturities and changes in unrealized gains (losses). During 2001, there were no investment

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

securities classified as held to maturity. The Corporation experienced a significant overall change in net, unrealized gains (losses) on fixed income securities principally due to a dramatic shift in overall market pricing during 2001. As a member of the Federal Home Loan Bank (FHLB), the Corporation is required to maintain a minimum investment in FHLB stock which is calculated based on the level of assets, residential real estate loans and outstanding FHLB advances. Marketable equity securities increased $455,248 during 2001 almost entirely due to the improvement in the valuation of bank stocks held within the portfolio.

     The following summarizes the book value (excluding net unrealized holding gains) and weighted average yields of the Corporation's securities available for sale at December 31, 2001 by contractual maturity. Mortgage backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments.

                                                                        After One           After Five
                                                                       But Within           But Within
                                                 Within One Year       Five Years            Ten Years           After Ten Years
                                                ----------------  ------------------  ---------------------   --------------------
                                                 Amount   Yield     Amount     Yield     Amount       Yield     Amount       Yield
                                                -----------------------------------------------------------------------------------
U.S. Treasury Securities.....................   $   -      -%          -         -      $ 1,658,992   4.00%        -          -
Obligations of U.S.Government................
   Agencies..................................       -      -           -         -        5,999,377   6.32     $   553,776   7.40%
Mortgage-Backed Securities...................       -      -           -         -            -        -        66,223,953   5.94
Obligations of State and Political...........
   Subdivisions..............................       -      -       $   25,000   6.20%       936,008   4.47      13,761,063   4.70
Other Bonds..................................       -      -        3,941,755   5.18      7,323,326   5.89       9,916,551   4.43
Marketable Equity Securities.................       -      -           -         -            -        -         5,257,938   7.87
                                                -----------------------------------------------------------------------------------
Total Investment Securities
   Available for Sale........................   $   -      -%      $3,966,755   5.19%   $15,917,703   5.77%    $95,713,281   5.72%
                                                ===================================================================================

     All yields represent weighted average yields computed on the basis of cost, adjusted for amortization of premium and accretion of discount. For purposes of calculating yields on obligations of state and political subdivisions and marketable equity securities, taxable equivalent adjustments were included to provide a basis for comparison. The taxable equivalent adjustments were calculated using the current statutory federal income tax rate of 34%. For federal income tax purposes, corporations are allowed to exclude 70% of certain dividend income.

LOANS

     Loans net of deferred fees, increased $14,460,387 during 2001 from $304,189,319 at December 31, 2000 to $318,649,706 at December 31, 2001.
Improved commercial loan development efforts resulted in a combined increase of $7,352,825 in nonresidential mortgage and commercial, financial and agricultural loans during 2001. Consumer loans outstanding increased $12,031,674 partially due to expansion of the Bank's automobile dealer network and most significantly, to improvement in existing indirect automobile lending relationships. A lease financing decline of $3,777,647 was due to lower new business activity combined with the repayment of leases resulting from a market trend toward more traditional commercial financing. Residential mortgages declined by $2,422,422 corresponding to slower general market activity while lines of credit and nonaccrual loans increased by $1,183,741 and $113,855, respectively.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                                  December 31,
                                                        --------------------------------------------------------------------
                                                           2001           2000          1999         1998           1997
                                                        --------------------------------------------------------------------
Residential Mortgage Loans..........................    $ 58,586,008  $ 61,008,430  $ 47,823,758  $ 52,695,286  $ 55,125,240
Nonresidential Mortgage Loans.......................      73,702,504    71,523,130    47,730,295    28,060,867    29,385,042
Commercial, Financial and Agricultural Loans........      31,573,057    26,399,606    45,667,833    40,445,049    37,831,540
Consumer Loans to Individuals.......................     135,108,602   123,076,928   108,847,393    92,000,264    95,357,873
Lines of Credit.....................................       6,028,986     4,845,245     4,922,717     5,376,848     5,487,417
Lease Financing.....................................      13,419,933    17,197,580    13,399,797    11,910,754     8,900,409
Loans Held for Sale.................................       4,619,647     1,326,432       630,777     3,995,483     3,419,440
Nonaccrual Loans....................................         634,659       520,804       777,961       785,360     1,355,617
                                                        --------------------------------------------------------------------
     Total Loans....................................     323,673,396   305,898,155   269,800,531   235,269,911   236,862,578
Deferred Fees.......................................        (404,043)     (382,404)     (362,669)     (337,384)     (403,354)
                                                        --------------------------------------------------------------------
     Loans, Net of Deferred Fees....................     323,269,353   305,515,751   269,437,862   234,932,527    36,459,224
Unearned Income.....................................      (1,811,283)   (2,690,909)   (1,947,108)   (1,984,393)   (1,290,389)
                                                        --------------------------------------------------------------------
     Total Loans, Net of Unearned Income and Fees...     321,458,070   302,824,842    67,490,754   232,948,134   235,168,835
Reserve for Loan Losses.............................      (4,139,476)   (3,364,704)   (3,088,257)   (2,756,502)   (2,914,329)
                                                        --------------------------------------------------------------------
Net Loans...........................................    $317,318,594  $299,460,138  $264,402,497  $230,191,632  $232,254,506
                                                        ====================================================================

The following table shows the Corporation's loan maturities as of December 31, 2001 (in thousands).

                                               One Year  After One Year  After Five
                                               and Less   To Five Years    Years
                                              -------------------------------------
Residential Mortgage Loans.................... $ 2,215      $ 8,399     $ 47,972
Nonresidential Mortgage Loans.................   6,616       21,650       45,437
Commercial, Financial and Agricultural Loans..  17,523        9,900        4,150
Consumer Loans to Individuals
(net of unearned income)......................  33,479       86,421       15,209
Lease Financing (net of unearned income)......   3,650        6,381        1,578

NON-PERFORMING ASSETS

     At December 31, 2001, nonaccrual loans were $634,659 compared to $520,804 in 2000. Other real estate owned decreased $131,829 to $76,454 in 2001 from $208,283 in 2000 primarily due to the disposition of several properties during 2001. Loans 90 days past due and still accruing interest increased $730,429 during 2001, due largely to increases in commercial leasing and mortgages of $84,000 and $562,000, respectively. A significant portion of the increase in mortgage loans past due 90 days and still accruing interest is related to two individual borrowers whose loans are considered well secured and in the process of collection.

     The current quality of the loan portfolio can be demonstrated by the following table which details total non-performing loans and past due loans:

                                                                        December 31,
                                               ---------------------------------------------------------------
                                                    2001        2000         1999         1998       1997
                                               ---------------------------------------------------------------
Nonaccrual Loans ............................  $    634,659  $  520,804   $  777,961  $   785,360  $ 1,355,617
                                               ---------------------------------------------------------------
Other Real Estate Owned......................        76,454     208,283      132,092      191,552      182,133
Other Assets Held for Sale...................       211,844     133,106      130,068      115,069      187,283
   Total Non-Performing Assets...............       922,957     862,193    1,040,121    1,091,981    1,725,033
Loans 90 Days Past Due and Still Accruing....     1,150,634     420,205      599,955      813,677    1,213,225
   Total Non-Performing Assets and
                                               ---------------------------------------------------------------
      Past Due Loans.........................  $  2,073,591  $1,282,398   $1,640,076  $ 1,905,658  $ 2,938,258
                                               ===============================================================

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

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

     The Corporation follows a loan review program to evaluate the credit risk in its loan portfolio for substantially all loans greater than $50,000. Through the loan review process, the Corporation maintains a classified account list, which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the reserve for loan losses. Loans classified as " substandard'' are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the asset. Loans classified as "doubtful'' are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require charge-off if immediately liquidated. Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans include some loans that are delinquent or on nonaccrual status. As of December 31, 2001, substandard loans totaled $3,800,592 and doubtful loans totaled $747,799. All substandard and doubtful loans were designated as delinquent or nonaccrual as of December 31, 2001.

     In addition to its classified account list and delinquency list of loans, the Corporation maintains a separate "watch list," which further aids the Corporation in monitoring its loan portfolio. Watch list loans show warning elements where the present status portrays one or more deficiencies requiring attention in the short run, or pertinent ratios of the loan account have weakened to a point that more frequent monitoring is warranted. These loans do not have all the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit. The Corporation reviews these loans while assessing the adequacy of the reserve for loan losses.

     The Corporation establishes specific reserves for potential problem loans as determined by its loan review program described above. The specific reserves on these loans are determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures" taking into account the credit's current operating status, pledged collateral and plans of action for resolving any deficiencies. The specific reserves are usually only considered for the Corporation's commercial loan portfolio.

     The Corporation maintains formula reserves for all loans not considered by the specific reserve method. Formula reserves are calculated for each pool of homogeneous loans based on a loan's risk rating, delinquency status and the historical charge-off experience pertaining to each loan type. The loss factors used in calculating formula reserves for substandard, doubtful and loss credits are based upon management's judgment of inherent risks associated within these loan classifications. Formula reserves, relative to loan delinquency status, are based on the type of loan and delinquency aging and are determined by management's judgment of the inherent risk of loss from these delinquency categories. The Corporation also establishes formula reserves for all loan types by applying a factor, based on corresponding historical charge-off percentages, to homogeneous pools of loans.

     These formula reserves are based on the Corporation's historical charge-off experience. If current charge-off levels deviate from the Corporation's historical experience, the deviation will be reflected in the Corporation's ongoing formula reserves and the allowance for loan losses is adjusted accordingly. The Corporation maintains an unallocated reserve taking into consideration the following factors:

     . General local and national economic and business conditions affecting key loan portfolios,
     . Credit quality trends (including current and expected trends in non-performing loans under existing conditions),
     .    Seasoning of the loan portfolio,
     .    Specific industry conditions within portfolio
          segments,
     .    Duration of the current business cycle,
     .    Delinquency and nonaccrual trends,
     .    Recent loss experience in particular segments of
          the portfolio,
     .    Changes in lending and collection practices,
     .    Trends in volume and terms of loans,

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     .    Management's experience,
     . Other external factors that could affect the ability of the Corporation's customers to repay their obligations.

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

     The composition of the Corporation's reserve for loan losses, including reserves attributable to loans held for sale, is as follows at December 31, 2001 and 2000:

                                                December 31,
                                       ---------------------------
                                            2001            2000
                                       ---------------------------
Specific Reserves..................... $ 1,140,972     $   579,818
Formula Reserves .....................   2,481,142       2,323,047
Unallocated Reserves .................     517,362         461,839
                                       ---------------------------
     Total ........................... $ 4,139,476     $ 3,364,704
                                       ===========================
     The Corporation made no changes in estimation methods or assumptions that affected the methodology for assessing the appropriateness of the reserves for loan losses. Changes in assumptions regarding the effects of economic and business conditions on borrowers and other factors, which are described below, have affected the assessment of the unallocated allowance. Estimation risk, which continues to be present in the allowance for loan losses, is included as part of attributed factors within the unallocated reserve for loan losses.

     Specific reserves increased $561,154 from $579,818 at December 31, 2000, to $1,140,972 at December 31, 2001, principally due to a $2,641,470 increase in loans classified as substandard, primarily resulting from the downgrading of loans associated with three significant business banking relationships Management does not consider the downgrading of loans attributable to these relationships to be indicative of an adverse trend in overall loan portfolio performance or credit quality. Loans classified as doubtful also increased by $81,811 compared to the prior year. At December 31, 2001, total classified loans were $4,555,345 compared to $1,840,110 at December 31, 2000. Management believes that current reserves appropriately reflect the level of risk and potential loss of these credits. The reserve amount specified for these loans may change in the event that there is evidence of an improvement or further deterioration in a customer's ability to satisfy contractual requirements.

     The formula reserve portion of the reserve for loan losses increased $158,095 to $2,481,142 at December 31, 2001 from $2,323,047 at December 31,
2000, corresponding to the overall increase in loans outstanding and most notable, increases in commercial and installment loans.

     At December 31, 2001, the unallocated reserve portion of the reserve for loan losses increased $55,523 to $517,362 from $461,839 due to continued concern regarding the impact of sustained local and national economic conditions on certain borrowers. The Corporation's loan loss experience improved $122,000 with net loan losses in 2001 of $426,000 compared to $548,000 for 2000. As a percentage of average loans outstanding, net loan losses decreased from .19% in 2000 to .14% in 2001. Total loans delinquent more than 30 days as a percentage of total loans outstanding increased to 1.65% at December 31, 2001 compared to 1.17% at December 31, 2000. Although the Corporation's delinquency ratios remain strong compared to industry averages, industry statistics indicate that the Corporation's experience in 2001 is similar to delinquency performance trends of the industry as a whole. Consequently, management feels that market uncertainty and low growth expectations in the local and national economy are such that recent delinquency performance and loss experience have the potential to be more significantly impacted in the relative near term. New loan volumes and loan terms appear consistent with historical trends with regard to credit quality and proportionate composition. In evaluating the appropriateness of the unallocated reserve, the following factors were considered:

      . Specific and inherent loss estimates, which are periodically adjusted based upon the most recent available information. There is, however, a possibility that the amount of actual losses may vary for estimated amounts. Consequently, estimation risk is present and should be provided for in assessing the appropriateness of the reserve for loan losses,

      . The adverse effects of changes in the current economic and interest rate environment on those borrowers who have a more leveraged financial profile,
      . The adverse effects of projected slowing trends, by certain external parties, on automobile manufacturers and the impact on consumer demand and consumption.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The following schedule sets forth the allocation of the reserve for loan losses among individual loan categories. A portion is allocated to general risk to protect the Corporation against potential yet undetermined losses and is based on historical experience. The entire reserve for loan losses, including reserves attributable to loans held for sale, is available to absorb future loan losses in any category.

                                                       For the Years Ended December 31, (In thousands)
                                        -----------------------------------------------------------------------------------------
                                             2001               2000             1999               1998             1997
                                        -----------------------------------------------------------------------------------------
                                                 % of                % of              % of               % of              % of
                                        Amount  Total    Amount     Total   Amount    Total   Amount     Total  Amount     Total
                                        -----------------------------------------------------------------------------------------
Commercial, Financial and
  Agricultural Loans .................  $1,700   41.1%   $  1,265   37.6%   $   948   30.7%   $    740   26.8%   $    926   31.8%
Real Estate Mortgage Loans ...........     241    5.8         129    3.8        243    7.9         320   11.6         320   11.0
Installment Loans ....................   1,340   32.4       1,275   37.9      1,239   40.1         885   32.1         991   34.0
Lease Financing ......................     340    8.2         234    7.0        197    6.4         277   10.0         239    8.2
Allocation to General Risk ...........     518   12.5         462   13.7        461   14.9         535   19.4         438   15.0
                                        -----------------------------------------------------------------------------------------
Total ................................  $4,139           $  3,365           $ 3,088           $  2,757           $  2,914
                                        =========================================================================================

     The Corporation's net charge-offs by loan type and changes in the reserve for loan losses, including those attributable to loans held for sale, for each of the past five years were as follows (in thousands):

                                                                                   For the Years Ended December 31,
                                                                               --------------------------------------
                                                                                2001    2000    1999    1998    1997
                                                                               --------------------------------------
Reserve for Loan Losses at Beginning of Year.................................. $3,365  $3,088  $2,757  $2,914  $2,579
Charge-offs:
  Commercial, Financial, and Agricultural Loans ..............................     40     105      78     455      78
  Real Estate Mortgage Loans .................................................     --      24      40      --      30
  Installment Loans ..........................................................    410     359     386     483     367
  Lease Financing ............................................................     50     103      50      36      48
                                                                               --------------------------------------
     Total Charge-offs........................................................    500     591     554     974     523
Recoveries:
 Commercial, Financial, and Agricultural Loans ...............................     13      --      --      --      94
 Real Estate Mortgage Loans ..................................................      1      --       1      --       2
 Installment Loans ...........................................................     58      42      42      34      42
 Lease Financing .............................................................      2       1       2       3      --
                                                                               --------------------------------------
     Total Recoveries.........................................................     74      43      45      37     138
                                                                               --------------------------------------
Net Charge-offs ..............................................................    426     548     509     937     385
Provision for Loan Losses ....................................................  1,200     825     840     780     720
                                                                               --------------------------------------
Reserve for Loan Losses at End of Year ....................................... $4,139  $3,365  $3,088  $2,757  $2,914
                                                                               ======================================
Net Loan Charge-offs to Average Loans ........................................   0.14%   0.19%   0.21%   0.41%   0.17%
Loan Loss Reserve to Non-Performing Assets ................................... 448.50% 358.19% 296.91% 252.43% 168.94%

LIABILITIES

     Total liabilities were $442,596,630 at December 31, 2001, an increase of $40,617,813 from December 31, 2000. Increases in total deposits and total borrowed funds of $33,905,476 and $7,000,000, respectively, were principally used to fund significant loan growth during 2001.

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DEPOSITS

     Total deposits increased $33,905,476 from $307,077,815 at December 31, 2000 to $340,983,291 at December 31, 2001. Noninterest bearing and interest bearing deposits increased during 2001 by $917,284 and $32,988,192 due to continued emphasis on the development of small business relationships and strategic retail deposit promotions.

     Average deposits and the average cost of deposits for the past three years were as follows:

                                                2001                      2000                     1999
                                       -----------------------   ----------------------   ----------------------
                                         Average      Average      Average     Average      Average     Average
                                         Balance       Rate        Balance      Rate        Balance      Rate
                                       -------------------------------------------------------------------------
Noninterest Bearing Deposits ......... $ 61,231,433     --       $ 60,546,571    --       $ 57,767,640    --
Interest Bearing Deposits ............   85,195,681    2.47%       89,738,860   3.15%       92,061,809   2.89%
Savings Deposits .....................   58,613,751    3.29        39,411,781   2.50        38,371,347   2.44
Time Deposits ........................  110,727,679    5.86       104,367,369   5.92        95,162,556   5.49
                                       -------------------------------------------------------------------------
   Total Deposits .................... $315,768,544    3.33%     $294,064,581   3.40%     $283,363,352   3.11%
                                       =========================================================================

     At December 31, 2001, outstanding Certificates of Deposit are scheduled to mature as follows (in thousands):

                                                     $100,000   Less then
                                                     and over    $100,000
                                                     --------   ---------
Three Months or Less ............................... $  4,753   $ 16,918
Over Three Months Through Six Months ...............    3,561     11,250
Over Six Months Through Twelve Months ..............    5,602     29,816
Over Twelve Months .................................    6,439     37,054
                                                     --------   ---------
     Total ......................................... $ 20,355   $ 95,038
                                                     ====================

REPURCHASE AGREEMENTS

     At December 31, 2001, the Corporation had no outstanding repurchase agreements.

FHLB ADVANCES AND OTHER BORROWED FUNDS

     At December 31, 2001, the Corporation had outstanding borrowings of $94,000,000 consisting entirely of advances from the Federal Home Loan Bank which are collateralized by qualifying securities and loans and are subject to restrictions or penalties related to prepayments. There are no borrowings scheduled to mature during 2002. The Corporation borrowed these funds to provide liquidity for specific asset-liability management strategies and to provide supplemental funding for loan growth. At December 31, 2001 there were no outstanding overnight borrowings.

SHAREHOLDERS' EQUITY

     Consolidated shareholders' equity increased $3,032,578 from $33,640,586 at December 31, 2000 to $36,673,164 at December 31, 2001. This increase was the result of earnings retention and an increase in net unrealized holding gains on securities available for sale partially offset by the purchase of treasury stock and by dividends paid to shareholders.

     The Corporation continues to maintain a strong capital position. Risk-based capital ratios exceed current regulatory requirements. The Corporation's Tier I risk-based capital ratio at December 31, 2001 was 10.09% compared to 10.63% at December 31, 2000. The Corporation's total risk-based capital ratio at December 31, 2001 was 11.52% compared to 11.93% at December 31, 2000. Regulatory requirements for Tier I and total risk-based capital ratios are 4.00% and 8.00%, respectively.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SALES PRICE AND CASH DIVIDENDS PER SHARE

     The following table sets forth the high and low sale prices and cash dividends declared for the Corporation's common stock as reported by the NASDAQ National Market system. Prices and dividends set forth below have been adjusted to reflect a 5% stock dividend declared April 24, 2001 and payable on May 31, 2001 to shareholders of record on May 1, 2001 and a 5% stock dividend declared April 25, 2000 and payable on May 31, 2000 to shareholders of record on May 1, 2000.

                            Sales Price     Cash Dividends
                       -------------------    Declared Per
                         High         Low        Share
                       -------      ------   --------------

2001
First Quarter          $ 17.14      $13.10      $ 0.18
Second Quarter           19.05       15.24        0.19
Third Quarter            21.00       16.60        0.19
Fourth Quarter           21.10       19.00        0.20

2000
First Quarter          $ 18.14      $12.02      $ 0.17
Second Quarter           15.42       13.33        0.18
Third Quarter            15.60       13.57        0.18
Fourth Quarter           14.76       12.14        0.18

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

     Simulation modeling enables management to quantify the extent of the Corporation's interest rate exposure by forecasting how net interest income, and consequently net income, varies under alternative interest rate scenarios based on the Corporation's current position. At December 31, 2001, a simulation analysis assuming a one-time 200 basis point increase in interest rates, results in a positive impact of approximately 2.7% or approximately $472,000 on projected net interest income over a one-year period. Conversely, a 200 basis point decrease in interest rates may result in a decrease in projected net interest income of 3.6% or approximately $634,000 over the same period. These findings are the result of normal projected growth in interest earning assets and interest related liability levels based on the Corporation's position at December 31, 2001. The results reflect the impact of a relatively short repricing or rate adjustment period of the Corporation's loan products and the effect of investment security prepayments matched with the relative short term nature of interest sensitive deposit and borrowing liabilities. In a rising rate environment, the increased cost of funding would be offset by increases in yields on prime rate, LIBOR and Treasury indexed loans and securities and the repricing of significant cash flow in the consumer loan portfolio. In a declining rate environment, the declining yield on loans and securities due to prepayments and index adjustments would be offset by a shortening of deposit maturities and the repricing of a significant interest bearing demand deposit portfolio. In any event, a sudden, substantial and protracted shift in interest rates may adversely impact the Corporation's earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities change at varying frequencies and market forces may limit the ability to appropriately respond to such changes.

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

--------------------------------------------------------------------------------

NSD Bancorp
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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

     The following table summarizes the Corporation's interest rate sensitivity or GAP position, which is the estimated aggregate maturity/repricing structure of interest earning assets and interest bearing liabilities, at December 31, 2001 (in thousands):

                                               3 months    Over 3 to   Over 6 to   Over 1 to   Over 5
                                                or less    6 months    12 months   5 Years     Years         Total
                                               --------------------------------------------------------------------
Loans, Net of Unearned Income ...............  $  39,291   $  19,199   $  36,712   $ 174,548   $  47,569  $ 317,319
Securities Available for Sale ...............     24,404       5,337       7,534      33,612      46,212    117,099
Other Interest Earning Assets ...............     13,788      --           4,804      --          --         18,592
Noninterest Earning Assets ..................     --          --          --          --          26,260     26,260
                                               --------------------------------------------------------------------
     Total Assets ...........................  $  77,483   $  24,536   $  49,050   $ 208,160   $ 120,041  $ 479,270
                                               ====================================================================
Interest Bearing Demand Deposits ............  $  87,787      --          --          --          --      $  87,787
Savings Deposits ............................     70,811      --          --          --          --         70,811
Time Deposits * $100,000 ....................     18,106   $  11,645   $  29,810   $  36,717   $     643     96,921
Time Deposits **** $100,000 .................      4,665       2,066       5,608       5,921         212     18,472
Other Borrowed Funds ........................     77,000      10,000      --           7,000      --         94,000
Other Liabilities ...........................      1,675       1,675       3,350      26,796      41,110     74,606
Shareholders' Equity ........................     --          --          --          --          36,673     36,673
                                               --------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ..  $ 260,044   $  25,386   $  38,768   $  76,434   $  78,638  $ 479,270
                                               ====================================================================
Period GAP ..................................  $(182,561)  $    (850)  $  10,282   $ 131,726   $  41,403
Cumulative GAP ..............................  $(182,561)  $(183,411)  $(173,129)  $ (41,403)  $  --

* means less than
**** means greater than or equal

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

     Operating activities provided net cash of $3,662,703 during 2001 compared to $5,946,180 and $200,821 for 2000 and 1999, respectively. The primary source of operating cash flows for 2001 was net income adjusted for the effect of noncash expenses such as the provision for loan losses, depreciation of premises and equipment and amortization of intangible assets. These sources of operating cash flows were offset by a $2,212,112 increase in other assets primarily attributed to prepaid construction expenses corresponding to renovation of the Cranberry Township branch office and a $521,508 increase in outstanding Cashflow Maximizer balances.

     Investing activities used cash of $36,767,795 during 2001, compared to $32,696,330 and $47,969,516 for 2000 and 1999, respectively. In 2001, as in
2000 and 1999, cash was used to fund loan growth, as well as, the purchase of investment securities available for sale. Proceeds from the sales, repayments and maturities of investment securities available for sale were reinvested primarily in investment securities available for sale.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Financing activities provided cash of $37,581,997, $35,056,040 and $39,411,722 during 2001, 2000 and 1999, respectively. During 2001, increases in demand and savings accounts, time deposits and borrowings provided cash while cash was used by the payment of cash dividends and the purchase of treasury stock. During 2000 and 1999, increases in demand and savings accounts, time deposits and borrowings provided cash while cash was used by the repayment of borrowings, the payment of cash dividends and the purchase of treasury stock. Net proceeds from borrowings were used to fund growth in the loan and investment portfolios during 2001, 2000 and 1999.

     Certain information in this discussion and other statements contained in this report, which are not historical facts, may be forward-looking statements that involve risks and uncertainties. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, consumer and other lending activities; changes in federal and state regulations; the presence in the Corporation's market area of competitors with greater financial resources than the Corporation or other unanticipated external developments materially impacting the Corporation's operational and financial performance.

--------------------------------------------------------------------------------