Form 10-K, Exhibit 13
period 2002-12-31
NSD BANCORP INC
filed 2003-03-28
CIK 898624

Financial Highlights

	2002	2001	Percent Change

FOR THE YEAR

Net Interest Income	$16,720,130	$15,767,523	6.0%
Net Income	4,465,602	5,205,462	(14.2)
Cash Dividends Declared and Paid	2,452,661	2,256,336	8.7
PER SHARE DATA (1)
Net Income – Basic	$1.46	$1.67	(12.6)%
Net Income – Diluted	1.43	1.66	(13.9)
Cash Dividends Declared and Paid	0.80	0.72	11.1
AT YEAR END
Assets	$510,448,272	$479,269,794	6.5%
Loans (5)	333,491,878	321,409,102	3.8
Investment Securities	128,200,176	117,098,802	9.5
Deposits	369,199,144	340,983,291	8.3
Shareholders’ Equity	38,822,256	36,673,164	5.9
PERFORMANCE RATIOS
Return on Assets (2)	0.92%	1.15%
Return on Equity (3)	12.56%	15.34%
Net Interest Margin (4)	3.74%	3.76%

CAPITAL RATIOS
Equity to Assets	7.61%	7.65%
Tier 1 Leverage	7.47%	7.89%

(1)  Adjusted for a 5% stock dividend declared April 23, 2002.
(2)  The return on assets is calculated by dividing net after tax earnings by average assets.
(3)  The return on equity is calculated by dividing net after tax earnings by average equity.
(4)  Tax equivalent basis.
(5)  Net of deferred fees and unearned income.

NSD Bancorp

Dear Shareholder:

The past year has been a time in which your company experienced a great deal of excitement as we successfully expanded our franchise, introduced several new product offerings and improved customer service while working diligently to diversify revenue streams. For the year ended December 31, 2002, reported net income was $4,466,000, or $1.43 per diluted share compared to $5,205,000 or $1.66 per diluted share for 2001. Earnings for 2002 were affected by a $1,793,000 loss, in excess of specific loss reserves, resulting from a suspected fraud which was identified in October of 2002 and recognized prospectively in third quarter results of operations. Excluding the impact of this loss, however, net income for 2002 would have been $5,649,000 or $1.81 per diluted share, a 9.0% increase over 2001 results.

The stimulus for your company’s success over the past several years has been the ability to effectively grow interest earning assets, principally within the loan portfolio. During 2002, your company experienced another very active and successful year in several key lending arenas. As the result of a very effective campaign to promote our business banking products and our customer oriented focus on business banking, commercial loans increased $21,003,000 or 20.0% over 2001 totals. At year-end 2002, commercial loans outstanding stood at $126,279,000. The commercial lending function has been upgraded to assure that the highest standard of efficiency and responsiveness to the customer is maintained. New credit quality administration software is also in the process of implementation. Together, these will assure that an ongoing system is in place to effectively monitor credit quality as the commercial portfolio continues to grow. The company experienced equally impressive results with a record year of production in its indirect automobile lending business. As a result, installment loans outstanding increased $12,700,000 or 9.4% to $147,834,000 as of year-end 2002.

A significant change in our approach to the residential mortgage lending business over the past year has been part of the company’s efforts to diversify its income sources while providing better service at more attractive prices. We now participate in the national mortgage market, which permits us to offer very competitive interest rates for both new and refinanced mortgages. A majority of loans originated are sold providing an immediate source of income to the company. The impact in 2002 was a contribution of $319,800 in additional non-interest revenue. Many of the initiatives, currently in process, are similarly aimed at improving the company’s competitive advantage in the local marketplace and enhancing overall performance in the form of value to our shareholders.

In September of 2002, our branch network was extended to the Fox Chapel community with the opening of our twelfth branch. The office, located in the center of the business district, serves a market with excellent potential for consumer deposits and loans. In the first three months of operation, deposits at the office exceeded $12 million. The office is ideally situated to provide NorthSide Bank with access to the broad base of business and commercial firms in that area.

In addition to expanding the branch network, we continue to evaluate and offer new products that meet the customer needs and contribute to the profitability of the company. In 2002, the Courtesy Overdraft Program was introduced and offered to certain checking customers. We now pay overdrafts, up to a modest limit, when customers in the program overdraw their accounts. The customer avoids the embarrassment of returned checks and the additional fees often charged by merchants. The company benefits from additional fee income generated when customers access the service.

We are also realizing many of the benefits of our investment in technological program. Internet Banking, which was introduced just over one year ago, is an ideal example. To date, 15% of our checking customers have signed up for the service. Monthly usage now exceeds 11,000 transactions and continues to grow by approximately 5% per month. Technology will play an on-going role in meeting the banking needs of the consumer as well as in increasing efficiency and profitability at the Bank.

Throughout 2002, our associates, members of the Board of Directors and the company actively supported a wide range of programs that are important to the vitality of the communities we serve. Special mortgage programs that we offer encourage the revitalization of older neighborhoods in the City of Pittsburgh. We sponsored or contributed to numerous youth programs, the performing arts and community food banks. We were especially pleased to be recognized as Best of Class among Banks, signifying the highest per capita level of giving during our 2002 United Way Campaign.

We thank you, our shareholders, customers and friends for your support of our commitment to building shareholder value as an independent, community-oriented company.

Sincerely,

/s/ LAWRENCE R. GAUS

Lawrence R. Gaus Chairman of the Board

/s/ LLOYD G. GIBSON

Lloyd G. Gibson President and CEO

[PHOTO APPEARS HERE]

Lawrence R. Gaus, Chairman of the Board
(standing) and Lloyd G. Gibson, President and Chief Executive Officer (seated)

NSD Bancorp

Consolidated Balance Sheets

	December 31,

	2002	2001

ASSETS
Cash and Due From Banks	$15,025,678	$15,403,917
Federal Funds Sold	18,600,000	11,300,000
Investment Securities Available for Sale at Market Value (Amortized Cost of $124,477,248 at December 31, 2002 and $115,597,738 at December 31, 2001)	128,200,176	117,098,802
Loans Held for Sale, Net of Reserve for Loan Losses of $0 and $48,968, Respectively	—	4,570,679
Loans, Net of Deferred Fees	334,809,161	318,649,706
Unearned Income	(1,317,283)	(1,811,283)
Reserve for Loan Losses	(4,212,225)	(4,090,508)

Loans, Net	329,279,653	317,318,594
Premises and Equipment, Net	3,614,128	2,502,749
Accrued Interest Receivable	2,530,297	2,442,796
Other Real Estate Owned and Assets Held for Sale	268,915	288,298
Other Assets, Net of Reserve of $0 and $200,000, Respectively	12,929,425	12,914,638

Total Assets	$510,448,272	$479,269,794

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest Bearing	$71,382,829	$66,992,372
Interest Bearing	297,816,315	273,990,919

Total Deposits	369,199,144	340,983,291
Borrowed Funds:
Advances from Federal Home Loan Bank and Other Borrowings	94,000,000	94,000,000

Total Borrowed Funds	94,000,000	94,000,000
Accrued Interest Payable	6,405,531	5,768,912
Reserve for Unfunded Loan Commitments	78,882	—
Other Liabilities	1,942,459	1,844,427

Total Liabilities	471,626,016	442,596,630
Common Stock $1 Par Value; 10,000,000 shares authorized, 3,334,720 issued and 3,038,922 outstanding at December 31, 2002 and 3,328,802 issued and 3,091,528 outstanding at December 31, 2001	3,334,720	3,170,288
Treasury Stock at cost, 295,798 shares at December 31, 2002 and 225,976 shares at December 31, 2001	(5,710,410)	(4,147,792)
Capital Surplus	21,553,470	18,386,732
Accumulated Other Comprehensive Income	2,457,122	990,703
Retained Earnings	17,187,354	18,273,233

Total Shareholders’ Equity	38,822,256	36,673,164

Total Liabilities and Shareholders’ Equity	$510,448,272	$479,269,794

See notes to consolidated financial statements.

Consolidated Statements of Income

	For the Years Ended December 31,

	2002	2001	2000

INTEREST INCOME
Loans, Including Fees	$24,689,343	$25,033,929	$23,722,815
Investment Securities
Taxable	4,939,349	5,324,124	6,231,700
Tax-exempt	730,663	520,290	208,040
Dividends	263,306	394,715	373,728
Interest Bearing Deposits	16,326	47,096	14,201
Federal Funds Sold	164,444	386,761	57,272

Total Interest Income	30,803,431	31,706,915	30,607,756
INTEREST EXPENSE
Deposits	8,616,056	10,525,536	9,994,460
Federal Funds Purchased and Repurchase Agreements	8,216	—	202,402
FHLB Advances and Other Borrowings	5,459,029	5,413,856	4,509,096

Total Interest Expense	14,083,301	15,939,392	14,705,958
Net Interest Income	16,720,130	15,767,523	15,901,798
Provision for Loan Losses	960,000	1,200,000	825,000

Net Interest Income After Provision for Loan Losses	15,760,130	14,567,523	15,076,798

OTHER INCOME
Net Investment Securities Gains	445,529	205,424	9,249
Service Fees	1,197,947	1,155,917	872,283
Other Operating Income	1,849,021	2,030,950	1,038,152

Total Other Income	3,492,497	3,392,291	1,919,684
OTHER EXPENSES
Salaries and Employee Benefits	5,217,222	4,803,875	4,600,920
Occupancy Expense	1,003,327	923,754	824,206
Equipment and Supplies	1,320,328	1,186,721	1,175,264
Data Processing	840,288	790,421	730,846
FDIC Insurance	58,862	57,738	59,459
Advertising	255,129	283,490	211,475
Other Operating Expenses	4,437,869	2,622,353	2,169,957

Total Other Expenses	13,133,025	10,668,352	9,772,127
Income Before Income Taxes	6,119,602	7,291,462	7,224,355
Provision for Income Taxes	1,654,000	2,086,000	2,293,026

NET INCOME	$4,465,602	$5,205,462	$4,931,329

NET INCOME PER COMMON SHARE (1)
Net Income – Basic	$1.46	$1.67	$1.54
Net Income – Diluted	$1.43	$1.66	$1.53
Common Dividends Declared and Paid Per Share	$0.80	$0.72	$0.68
Weighted Average Shares Outstanding – Basic	3,066,027	3,116,198	3,196,737
Weighted Average Shares Outstanding – Diluted	3,112,517	3,140,786	3,208,072

(1) Adjusted for a 5% stock dividend declared April 23, 2002 and a 5% stock dividend declared April 24, 2001.

See notes to consolidated financial statements.

NSD Bancorp

Consolidated Statements of Comprehensive Income

	For the Years Ended December 31,

	2002	2001	2000

Net Income	$4,465,602	$5,205,462	$4,931,329
Net unrealized gains on securities:
Net unrealized holding gains arising during the period	2,667,393	1,706,496	2,422,658
Less: reclassification adjustment for gain realized in net income	445,529	205,424	9,249

Net unrealized gains	2,221,864	1,501,072	2,413,409

Other Comprehensive Income	2,221,864	1,501,072	2,413,409
Tax Expense at 34%	755,445	510,369	820,559

Other Comprehensive Income, Net of Tax	1,466,419	990,703	1,592,850

Comprehensive Income	$5,932,021	$6,196,165	$6,524,179

See notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders’ Equity

For the Years Ended December 31, 2002, 2001 and 2000

	Common Stock Shares Outstanding	Common Stock	Treasury Stock	Capital Surplus	Accumulated Other Comprehensive Income (Loss)	Retained Earnings

Balance at December 31, 1999	2,873,405	$2,873,405	$(1,879,310)	$13,625,727	$(1,589,023)	$17,318,463
Net Income	—	—	—	—	—	4,931,329
Stock Dividend	143,513	143,513	—	2,119,136	—	(2,262,649)
Cash Paid in Lieu of Fractional Shares	—	—	—	—	—	(3,122)
Cash Dividends Declared ($.68 per share) (1)	—	—	—	—	—	(2,173,976)
Treasury Stock Purchased (72,639 shares)	—	—	(1,055,757)	—	—	—
Change in Unrealized Appreciation in Securities Available for Sale, Net of Tax	—	—	—	—	1,592,850	—

Balance at December 31, 2000	3,016,918	3,016,918	(2,935,067)	15,744,863	3,827	17,810,045
Net Income	—	—	—	—	—	5,205,462
Stock Dividend	141,839	141,839	—	2,340,344	—	(2,482,183)
Cash Paid in Lieu of Fractional Shares	—	—	—	—	—	(3,755)
Cash Dividends Declared ($.72 per share) (1)	—	—	—	—	—	(2,256,336)
Stock Options Exercised, Net of Tax Benefit	11,531	11,531	—	301,525	—	—
Treasury Stock Purchased (68,029 shares)	—	—	(1,212,725)	—	—	—
Change in Unrealized Appreciation in Securities Available for Sale, Net of Tax	—	—	—	—	986,876	—

Balance at December 31, 2001	3,170,288	3,170,288	(4,147,792)	18,386,732	990,703	18,273,233
Net Income	—	—	—	—	—	4,465,602
Stock Dividend	146,585	146,585	—	2,947,824	—	(2,452,661)
Cash Paid in Lieu of Fractional Shares	—	—	—	—	—	(4,411)
Cash Dividends Declared ($.80 per share) (1)	—	—	—	—	—	(3,094,409)
Stock Options Exercised, Net of Tax Benefit	17,847	17,847	—	218,914	—	—
Treasury Stock Purchased (69,822 shares)	—	—	(1,562,618)	—	—	—
Change in Unrealized Appreciation in Securities Available for Sale, Net of Tax	—	—	—	—	1,466,419	—

Balance at December 31, 2002	3,334,720	$3,334,720	$(5,710,410)	$21,553,470	$2,457,122	$17,187,354

(1) Adjusted for a 5% stock dividend declared April 23, 2002 and a 5% stock dividend declared April 24, 2001.

See notes to consolidated financial statements.

NSD Bancorp

Consolidated Statements of Cash Flows

	For the Years Ended December 31,

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,465,602	$5,205,462	$4,931,329
Adjustments to Net Income:
Provision for Loan Losses	960,000	1,200,000	825,000
Net Gain on Sale/Call of Investment Securities Available for Sale	(445,529)	(205,424)	(9,249)
Loss (Gain) on Sale of Other Assets	38,938	42,893	(3,731)
Gain on Loan Sales	(21,721)	(19,580)	(8,529)
Depreciation and Amortization	571,089	679,719	704,717
Net Premium Amortization	239,872	245,038	33,676
(Increase) Decrease in Accrued Interest Receivable	(87,501)	61,971	(280,691)
Increase (Decrease) in Accrued Interest Payable	636,619	(83,065)	1,317,489
Increase in Cash Surrender Value of Bank-Owned Life Insurance	(369,351)	(289,490)	—
Benefit from Bank-Owned Life Insurance	—	(558,484)	—
Decrease (Increase) in Other Assets	2,572,950	(2,212,112)	(2,218,323)
Deferred Loan Fees, Net	(11,973)	21,640	19,735
Increase (Decrease) in Other Liabilities	123,439	(425,865)	634,757

Net Cash Provided by Operating Activities	8,672,434	3,662,703	5,946,180

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Sale of Investment Securities Available for Sale	22,309,248	24,465,453	6,822,727
Proceeds from Repayments and Maturities of Investment Securities Available for Sale	42,681,603	49,801,915	8,965,773
Purchases of Investment Securities	(73,599,183)	(92,534,047)	(7,362,234)
Purchase of Bank-Owned Life Insurance	(2,985,876)	—	(5,000,000)
Proceeds from Bank-Owned Life Insurance	—	1,044,254	—
Proceeds from Sales of Other Real Estate Owned	386,963	492,171	276,669
Net Increase in Loans	(14,208,610)	(21,640,832)	(37,094,162)
Proceeds from Loan Sales	914,726	2,119,984	861,413
Purchases of Premises and Equipment	(1,682,467)	(516,693)	(166,516)

Net Cash Used by Investing Activities	(26,183,596)	(36,767,795)	(32,696,330)

CASH FLOWS FROM FINANCING ACTIVITIES
Net (Decrease) Increase in Demand and Savings Accounts	(1,827,288)	26,366,432	8,271,820
Net Increase in Certificates of Deposit	30,043,141	7,539,044	9,367,075
Net Decrease in Federal Funds Purchased and Repurchase Agreements	—	—	(3,700,000)
Proceeds from Borrowings	—	7,000,000	77,684,300
Repayments of Borrowings	—	—	(53,334,300)
Proceeds from the Exercise of Common Stock Options	236,760	149,337	—
Cash Dividends Paid in Lieu of Fractional Shares	(4,411)	(3,755)	(3,122)
Treasury Stock Purchased	(1,562,618)	(1,212,725)	(1,055,757)
Cash Dividends Paid	(2,452,661)	(2,256,336)	(2,173,976)

Net Cash Provided by Financing Activities	24,432,923	37,581,997	35,056,040

Increase in Cash and Cash Equivalents	6,921,761	4,476,905	8,305,890
Cash and Cash Equivalents at Beginning of Year	26,703,917	22,227,012	13,921,122

Cash and Cash Equivalents at End of Year	$33,625,678	$26,703,917	$22,227,012

For the years ended December 31, 2002, 2001 and 2000, the Corporation paid interest of $13,446,682, $16,022,457 and $13,388,469 and income taxes of $1,928,967, $2,300,000 and $2,436,000, respectively.  Noncash investing activity consisted of transfers of loans in liquidation to foreclosed assets of approximately $407,000, $482,000 and $339,000 during 2002, 2001 and 2000, respectively.

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Years Ended December 31, 2002, 2001 and 2000

NOTE 1 —SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of NSD Bancorp, Inc. (the “Corporation”) include the accounts of the Corporation and its wholly owned subsidiary, NorthSide Bank (the “Bank”), a community bank operating twelve branch offices located in western Pennsylvania, and NorthSide Bank’s wholly owned subsidiary, NSB Financial Services, LLC.  NSB Financial Services, LLC is a limited liability corporation which operates as a licensed title insurance agency providing title searches and other real estate settlement services to the general public.  Material intercompany accounts and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ materially from those estimates.

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

Securities not classified as held to maturity are designated as available for sale.  These securities may be sold in response to changes in market interest rates, changes in prepayment or extension risk, asset-liability management decisions, income tax considerations or other circumstances identified by management.  Securities available for sale are recorded at estimated market value, with the aggregate unrealized holding gains and losses reported, net of tax effect, as a separate component of shareholders’ equity.

The Corporation’s investment policy specifically prohibits the existence of a trading account portfolio.

On a periodic basis, management evaluates each security where amortized cost exceeds realizable value.  If the decline is judged to be other than temporary, the cost of the security is written down to estimated net realizable value with the write-down included in net securities gains (losses).  Realized gains and losses are computed principally under the specific identification method.

Loans Held for Sale

There were no loans held for sale at December 31, 2002.  The loans available for sale at December 31, 2001 were entirely comprised of Small Business Administration (SBA) loans.  These loans are carried at the lower of cost or market value obtained through secondary market bid quotations, net of any reserve for loan losses.  Any realized gains and losses on these loans are included in other operating income.

Loans and Reserve for Loan Losses

Loans are stated at face value, net of unearned income and deferred fees.  Lease unearned income is recognized over the loan term using the interest method.  Interest on all other loans is recognized based on the outstanding principal balance of the loans.  The accrual of interest is discontinued when, in management’s judgment, it is determined that the collectibility of interest, but not necessarily principal, is doubtful.  When a loan is classified as nonaccrual, all previously accrued and unpaid interest is reversed.  Interest receipts on nonaccrual loans are applied to principal.  Net loan fees are deferred and amortized over the term of the related loan using the interest method.

NSD  Bancorp

The reserve for loan losses is maintained at a level considered adequate by management to provide for loan losses.  The reserve is increased by provisions charged to expense and reduced by loan losses net of recoveries. Management considers historical data concerning actual losses and loans classified by specific loan credit evaluation in determining the adequacy of the reserve for loan losses.  Also considered in this process are loan delinquency trends, prevailing and anticipated economic conditions and uncertainties in estimating losses, all of which may be susceptible to significant change.  This evaluation is inherently subjective as it requires material estimates concerning future losses for each type of loan in the portfolio.

Within the context of Statement of Financial Accounting Standards (SFAS) No. 114, “ Accounting by Creditors for Impairment of a Loan,” a loan is considered to be impaired when, based upon current information and events, it is probable that the Corporation will be unable to collect all amounts due for principal and interest according to the contractual terms of the loan agreement.  Impairment is measured based on the present value of expected future cash flows discounted at a loan’s effective interest rate, or as a practical expedient, the observable market price or, if the loan is collateral dependent, the fair value of the underlying collateral. When the measurement of an impaired loan is less than the recorded investment in the loan, the impairment is recorded in a specific valuation allowance through a charge to provision for loan losses.  This specific valuation allowance is periodically adjusted for significant changes in the amount or timing of expected future cash flows, observable market price or fair value of the collateral.  The valuation allowance, or reserve for impaired loan losses, is part of the total reserve for loan losses.  Upon disposition of an impaired loan, any related allowance is reversed through a charge to the impaired reserve for loan losses.  Cash payments received on impaired loans are recorded as a direct reduction of the loan principal.  Subsequent amounts collected are recognized as interest income.  Impaired loans are not returned to accruing status until all amounts due, both principal and interest are current and there has been a demonstrated, sustained payment history.

The Corporation collectively reviews leases and consumer loans under $50,000, and residential and commercial real estate under $250,000 for impairment.

In determining the adequacy of the reserve for loan losses, the Corporation establishes specific reserves for potential problem loans as determined by its loan review program.  The specific reserves on these loans are determined in accordance with SFAS No. 114 and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan —Income Recognition and Disclosures” taking into account the credit’s current operating status, pledged collateral and plans of action for resolving any deficiencies. The loss factors used in calculating reserves for loans classified as substandard, doubtful and loss credits are based upon historical loss trends and management’s judgment of inherent risks associated within these loan classifications.  Specific reserves are usually only considered for the Corporation’s commercial loan portfolio.

The Corporation maintains general reserves for all loans not considered by the specific reserve method.  General reserves are calculated for each pool of homogeneous loans based on each loan type and corresponding risk rating, delinquency status and the historical charge-off experience pertaining to each loan pool.  Other relevant factors may include, among others, actual versus estimated losses, regional and national economic conditions, business segment and portfolio concentrations, industry competition and consolidation and the impact of government regulations.

While the Corporation’s specific and general reserve methodologies attempt to consider all relevant risk factors, they are subject to other elements of risk, but not limited to, potential estimation or judgmental errors.  Unallocated reserves have been established to provide for such risks.  Unallocated reserves also provide for risks associated with factors which may not be directly measured in the determination of specific or general reserves.  These factors include the impact of general economic and business conditions on the Corporation’s lending activity, credit quality trends, duration of the current economic or business cycle, and the impact of government regulations and other factors.

Reserve for Unfunded Loan Commitments and Letters of Credit

The allowance for unfunded loan commitments and letters of credit is maintained at a level believed by management to be sufficient to absorb estimated losses related to these unfunded credit facilities.  The determination of the adequacy of the allowance is based on periodic evaluations of the unfunded credit facilities including an assessment of the probability of commitment usage, credit risk factors for loans outstanding to these same customers and the terms and expiration dates of the unfunded credit facilities.  Net adjustments to the allowance for unfunded loan commitments and letters of credit are included in the provision for loan losses.

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

Bank-Owned Life Insurance

During 2000 and again during 2002, the Corporation purchased insurance on the lives of a certain group of employees and directors.  The policies accumulate asset values to meet future liabilities including the payment of employee benefits such as health care.  Premiums of $5,000,000 and $2,985,876 are shown in the Consolidated Statements of Cash Flows for 2000 and 2002, respectively.  Increases in the cash surrender value and proceeds are recorded as other income in the Consolidated Statements of Income.  The cash surrender value of bank-owned life insurance is reflected in “other assets” on the Consolidated Balance Sheets.

Foreclosed Assets

Foreclosed assets are comprised of other real estate owned and repossessed collateral, which are carried at the lower of the outstanding loan balance or estimated fair value less estimated costs to sell at the time of acquisition.  Expenses related to holding the property, net of rental income, are generally charged against earnings in the current period.

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

Earnings Per Share

The Corporation accounts for earnings per share in accordance with SFAS No. 128.  This statement requires the disclosure of basic and diluted earnings per share and revised the method required to calculate these amounts.

Basic earnings per common share is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding during each period.  Diluted earnings per common share is calculated by dividing net income by the sum of the weighted average number of shares of common stock outstanding and the number of net shares of common stock which would be issued assuming the exercise of stock options during each period using the treasury stock method.

Basic and diluted earnings per share calculations include the retroactive effect of a 5% stock dividend declared on April 23, 2002 and a 5% stock dividend declared April 24, 2001.

NSD Bancorp

On January 1, 1996, the Corporation adopted SFAS No. 123, “Accounting for Stock Based Compensation”.  As permitted by SFAS No. 123, the Corporation has chosen to apply Accounting Pronouncements Bulletin (APB) No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its plans.  Accordingly, no compensation cost has been recognized for options granted under either Plan.  Had compensation expense included stock option plan costs, determined based on the fair value at the grant date for options granted under these plans consistent with SFAS No. 123, proforma net income and earnings per share would have been as follows:

	Reported	Proforma

Net Income
2002	$4,465,602	$4,155,205
2001	5,205,462	5,001,543
2000	4,931,329	4,788,638
Basic Earnings Per Share
2002	$1.46	$1.36
2001	1.67	1.61
2000	1.54	1.50
Diluted Earnings Per Share
2002	$1.43	$1.33
2001	1.66	1.59
2000	1.53	1.49

For purposes of computing proforma results as if the above plans were accounted for under the fair value method, the Corporation estimated the fair value of stock options using the Black-Scholes options pricing model with dividends paid every quarter at the current rate at the date of the grant.  The following assumptions were used:

	2002		2001		2000

	Employee	Director	Employee	Director	Employee	Director

Risk Free Interest Rate	4.83%	4.83%	5.16%	5.16%	5.14%	5.14%
Volatility	66.72%	66.72%	69.91%	69.91%	73.74%	73.74%
Expected Lives	7 Years	7 Years	7 Years	7 Years	7 Years	7 Years

Loan Fees

Loan origination and commitment fees, net of associated direct costs, are deferred and the net amount is amortized as an adjustment to the related loan yield using the interest method, generally over the contractual life of the related loans or commitments.

Accounting for the Impairment of Long-Lived Assets

The Corporation reviews long-lived assets, such as premises and equipment and intangibles, for impairment whenever events or changes in circumstances, such as a significant decrease in the market value of an asset or the extent or manner in which an asset is used, indicate that the carrying amount of an asset may not be recoverable.  If there is an indication that the carrying amount of an asset may not be recoverable, future discounted cash flows expected to result from the use of the asset are estimated.  If the sum of the expected cash flows is less than the carrying value of the asset, a loss is recognized for the difference between the carrying value and fair market value of the asset.  There were no long-lived assets that were considered impaired at December 31, 2002.

Comprehensive Income Disclosures

For all periods presented, “other comprehensive income” (comprehensive income excluding net income) includes only one component, which is the change in unrealized holding gains and losses on available for sale securities, net of related tax effects.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 141, “Business Combinations”.  SFAS No. 141 requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. SFAS No. 141 also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill and those acquired intangible assets that are required to be included in goodwill. Additional provisions of SFAS No. 141 include the reclassification of certain existing recognized intangibles to goodwill and reclassification of certain intangibles out of previously reported goodwill upon adoption. Implementation of SFAS No. 141 did not have a material impact on the Corporation’s financial condition or results of operations.

In July 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which is effective for fiscal years beginning after December 15, 2001. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing for impairment of existing goodwill and other intangibles. Adoption of SFAS No. 142 did not have a material impact on the Corporation’s financial condition or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which is effective for financial statements issued for fiscal years beginning after December 15, 2001, including interim periods.  This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of”, and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”.  SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances, such as a significant decrease in the market value of an asset or the extent or manner in which an asset is used indicate that the carrying amount of an asset may not be recoverable.  If there is an indication that the carrying amount of an asset may not be recoverable, future undiscounted cash flows expected to result from the use and disposition of the asset are estimated.  If the sum of the expected cash flows is less than the carrying value of the asset, a loss is recognized for the difference between the carrying value and the market value of the asset.  This statement also requires measurement of long-lived assets classified as held for sale at the lower of their carrying amount or fair value less cost to sell and to cease depreciation or amortization on these assets.  Implementation of SFAS No. 144 did not have a material impact on the Corporation’s financial condition or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which replace Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).”  SFAS No. 146 addresses the accounting and reporting for one-time employee termination benefits, certain contract termination costs, and other costs associated with exit or disposal activities such as facility closings or consolidations and employee relocations.  The standard is effective for exit or disposal activities initiated after December 31, 2002. Implementation of SFAS No. 146 is not expected to have a material impact on the Corporation’s financial condition or results of operations.

In October 2002, the FASB issued SFAS No. 147, “Acquisitions of Certain Financial Institutions,” which is effective for acquisitions that occurred on or after October 1, 2002.  This statement addresses financial accounting and reporting for the acquisition of all or part of a financial institution, except for a transaction between two or more mutual enterprises, and amends SFAS No. 72, “Accounting for Certain Acquisitions of Banking or Thrift Institutions,” SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and FASB Interpretation No. 9, “Applying

NSD Bancorp

APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method.”  Implementation of SFAS No. 147 did not have a material impact on the Corporation’s financial condition or results of oplerations.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”  FIN 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit and indemnifications.  It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair or market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements.  The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations would not apply to guarantees accounted for as derivatives.  The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002.  See Note 12 Commitments, Contingent Liabilities, Guarantees and Financial Instruments with Off-Balance Sheet Risk for the disclosures currently required under FIN 45. Implementation of FIN 45 is not expected to have a material impact on the Corporation’s financial condition or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transaction and Disclosure.”  This statement amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, this statement amends the disclosure requirements of SFAS No. 123 to require disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  Please see Note 10 Stock Option Plans for additional information.  Management has not made a determination regarding adoption of SFAS No. 148.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.”  The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interest, and results of operations of a VIE need to be included in a company’s consolidated financial statements.  A company that holds variable interest in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur.  FIN 4 also requires additional disclosures by primary beneficiaries and other significant variable interest holders.  The provisions of this interpretation became effective upon issuance.  The Corporation is currently assessing the impact, if any, the interpretation will have on results of operations, financial position, or liquidity.

Reclassifications

For comparative purposes, reclassifications have been made to certain amounts previously reported in the Consolidated Financial Statements.

NOTE 2 — SUPPLEMENTAL COMPREHENSIVE INCOME DISCLOSURES

The following table identifies the related tax effects allocated to each component of other comprehensive income in the Statements of Changes in Shareholders’ Equity:

	December 31, 2002			December 31, 2001

	Pre-Tax Amount	Tax Expense	Net of Tax Amount	Pre-Tax Amount	Tax Expense	Net of Tax Amount

Unrealized gains on securities:
Unrealized holding gains arising during the period	$2,667,393	$(906,925)	$1,760,468	$1,706,496	$(580,209)	$1,126,287
Less: reclassification adjustment for gain realized in net income	445,529	(151,480)	294,049	205,424	(69,844)	135,580

Net unrealized gains	2,221,864	(755,445)	1,466,419	1,501,072	(510,365)	990,707

Other Comprehensive Income	$2,221,864	$(755,445)	$1,466,419	$1,501,072	$(510,365)	$990,707

	December 31, 2000

	Pre-Tax Amount	Tax Expense	Net of Tax Amount

Unrealized gains on securities:
Unrealized holding gains arising during the period	$2,422,658	$(823,704)	$1,598,954
Less: reclassification adjustment for gain realized in net income	9,249	(3,145)	6,104

Net unrealized gains	2,413,409	(820,559)	1,592,850

Other Comprehensive Income	$2,413,409	$(820,559)	$1,592,850

NOTE 3 — INVESTMENT SECURITIES

A summary of investment securities available for sale is as follows:

	December 31, 2002

		Gross Unrealized Holding

	Amortized Cost	Gains	Losses	Fair Value

U.S. Treasury Securities	$1,633,478	$91,522	—	$1,725,000
Obligations of U.S. Government Agencies	16,963,956	259,844	—	17,223,800
Mortgage-Backed Securities	54,077,641	923,950	$67,368	54,934,223
Obligations of State and Political Subdivisions	21,274,317	417,421	22,754	21,668,984
Other Bonds	25,025,818	932,552	645,641	25,312,729
Marketable Equity Securities	5,502,038	1,839,362	5,960	7,335,440

Total Investment Securities Available for Sale	$124,477,248	$4,464,651	$741,723	$128,200,176

	December 31, 2001

		Gross Unrealized Holding

	Amortized Cost	Gains	Losses	Fair Value

U.S. Treasury Securities	$1,658,992	—	$47,902	$1,611,090
Obligations of U.S. Government Agencies	6,553,153	$91,531	—	6,644,684
Mortgage-Backed Securities	66,223,953	523,611	242,102	66,505,462
Obligations of State and Political Subdivisions	14,722,070	48,975	98,034	14,673,011
Other Bonds	21,181,632	60,383	818,569	20,423,446
Marketable Equity Securities	5,257,938	1,984,064	893	7,241,109

Total Investment Securities Available for Sale	$115,597,738	$2,708,564	$1,207,500	$117,098,802

The amortized cost and estimated market value of the investment portfolio available for sale at December 31, 2002, by contractual maturity, is shown below.  Mortgage-backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments.  Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

NSD Bancorp

The contractual maturity of the investment portfolio available for sale is as follows:

	December 31, 2002

	Amortized Cost	Fair Value

Within one year	$15,000	$15,186
After one year, within five years	1,917,729	2,031,548
After five years, within ten years	37,220,078	38,281,276
After ten years	85,324,441	87,872,166

	$124,477,248	$128,200,176

The fair value of securities is based on quoted market prices or bid quotations received from securities dealers.  Proceeds from the sale of available for sale securities during 2002, 2001 and 2000 were $22,309,248, $24,465,453 and $6,822,727, respectively.  Gross gains of $581,057, $251,724 and $20,706 and gross losses of $135,484, $46,300 and $12,223 were realized on sales of available for sale securities in 2002, 2001 and 2000, respectively.  Gross gains of $819 in 2000 and gross losses of $44 and $53 in 2002 and 2000, respectively, were realized on calls of investment securities.  There were no gross gains realized on calls of investment securities during 2002 and 2001, and there were no gross losses realized on calls of investment securities during 2001.  Investment securities with a total par value of $2,536,620 and $7,088,234 at December 31, 2002 and 2001, respectively, were pledged as collateral for public and trust funds and long-term borrowings.

As a member of the Federal Home Loan Bank of Pittsburgh (FHLB), the Corporation is required to maintain a minimum investment in FHLB stock.  The minimum amount is calculated based on the level of assets, residential real estate loans and outstanding FHLB advances.  At December 31, 2002 and 2001, the Corporation held $4,974,100 and $4,700,000, respectively, of FHLB stock.

NOTE 4 — Loans

Loans are summarized as follows:

	December 31,

	2002	2001

Consumer Loans to Individuals	$147,834,041	$135,108,602
Mortgage
Nonresidential	89,291,875	73,702,504
Residential	41,667,804	58,586,008
Commercial, Financial and Agricultural	36,986,968	31,573,057
Lines of Credit	7,680,211	6,028,986
Lease Financing	10,850,490	13,419,933
Nonaccrual Loans	889,842	634,659

Total Loans	335,201,231	319,053,749
Deferred Fees	(392,070)	(404,043)

Total Loans, Net of Deferred Fees	$334,809,161	$318,649,706

At December 31, 2002 and 2001, the Corporation had $1,171,436 and $1,150,634, respectively, in loans which were 90 days or more past due, but were still accruing interest.  If interest on loans classified as nonaccrual had been recognized, such income would have approximated $93,200, $42,653 and $51,058 for the years ended 2002, 2001 and 2000, respectively.  The Corporation did not record interest on any nonaccrual loans during 2002, 2001 or 2000.

The Corporation collectively reviews leases and consumer loans under $50,000 and residential real estate and commercial real estate loans under $250,000.  The Corporation had no recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 as of December 31, 2002 or 2001.  There were no loans considered impaired and, consequently, no recorded investment in impaired loans at any time during 2002 or 2001.  The Corporation did not recognize any interest on impaired loans during 2002 or 2001.

NOTE 5 — RESERVE FOR LOAN LOSSES, UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT

The following is a summary of activity in the reserve for loan losses encompassing both reserves attributable to loans held for investment and also loans held for sale:

	December 31,

	2002	2001	2000

Balance at Beginning of Year	$4,139,476	$3,364,704	$3,088,257
Provision for Loan Losses	960,000	1,200,000	825,000
Losses Charged Against Reserve	(902,025)	(499,846)	(591,259)
Recoveries on Loans Previously Charged-Off	93,656	74,618	42,706
Transfer to Reserve for Unfunded Loan Commitments	(78,882)	—	—

Balance at End of Year	4,212,225	$4,139,476	$3,364,704

Reserve for Loan Losses to Total Loans, net	1.26%	1.30%	1.11%

The following is a summary of changes in the reserve for unfunded loan commitments and letters of credit:

2002

Reserve at January 1	$0
Net Change in Reserve for Unfunded Commitments	78,882

Reserve at December 31	$78,882

NOTE 6 — PREMISES AND EQUIPMENT

Premises and equipment, at cost, consist of the following:

	December 31,

	2002	2001

Land	$472,801	$472,801
Buildings	1,943,873	1,943,873
Equipment	3,908,773	3,531,285
Leasehold Improvements	2,155,501	1,149,874

	8,480,948	7,097,833
Accumulated Depreciation	(4,866,820)	(4,595,084)

Premises and Equipment, Net	$3,614,128	$2,502,749

There were no significant gains or losses on disposals of premises and equipment during 2002 or 2001. Depreciation expense, principally calculated using a straight-line method, was $571,089, $503,118 and $528,116 in 2002, 2001 and 2000, respectively.

NOTE 7 — MATERIAL CONTRACTS

The Corporation leases certain offices under various operating leases. These leases contain various renewal option periods extending through May 2012. Certain leases require adjustment of the rent based on cost escalations. The following is a summary of the future minimum lease payments under these operating leases:

For the Year Ending December 31,

2003	$368,563
2004	344,480
2005	207,221
2006	132,845
2007 through 2012	201,717

$1,254,826

NSD Bancorp

Rental expense under all operating leases was $406,618, $351,611 and $304,652 for the years ended December 31, 2002, 2001 and 2000, respectively.

During 2002, the Corporation entered into a six year commitment with a third party information systems service provider.  Under the terms of the contract, monthly payments consist of a base fee with additional charges related to usage.  If the Corporation terminates this agreement, the Corporation would be required to pay an amount equal to seventy-five percent of the average of the last three monthly fees for the remainder of the contract.  The total annual minimum commitment is $347,412 through December 2008.

NOTE 8 — INCOME TAXES

The provision for income taxes is comprised of the following:

	For the Years Ended December 31,

	2002	2001	2000

Current
Federal	$1,518,055	$2,471,389	$2,403,443
State	34,128	(3,758)	(42,311)
Deferred	137,194	(381,631)	(68,106)

	$1,689,377	$2,086,000	$2,293,026

Reconciliations of the federal statutory and effective tax rates are as follows:

	For the Years Ended December 31,

	2002		2001		2000

	Amount	Percent	Amount	Percent	Amount	Percent

Federal Statutory Tax Rate	$2,094,105	34.0%	$2,479,097	34.0%	$2,456,281	34.0%
Tax-exempt Interest Income	(279,874)	(4.5)	(219,510)	(3.0)	(117,950)	(1.6)
Interest Expense Disallowed	34,585	0.6	31,557	0.4	14,276	0.2
State Income Taxes	22,525	0.4	(2,480)	(0.1)	(27,925)	(0.4)
Bank-Owned Life Insurance	(125,579)	(2.0)	(288,311)	(4.0)	—	—
Other, Net	(56,385)	(0.9)	85,647	1.3	(31,656)	(0.5)

	$1,689,377	27.6%	$2,086,000	28.6%	$2,293,026	31.7%

The tax effects of deductible and taxable differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

	December 31,

	2002	2001

Deferred Tax Assets:
Provision for Loan Losses	$1,217,279	$1,230,183
Loan Origination Fees/Costs	—	8,627
Other	163,172	181,577

Gross Deferred Tax Assets	1,380,451	1,420,387
Deferred Tax Liabilities:
Net Unrealized Holding Gains on Securities Available for Sale	1,170,908	510,362
Bond Discount Accretion	221,553	171,057
Depreciation	63,038	16,275

Gross Deferred Tax Liabilities	1,455,499	697,694

Net Deferred Tax Assets (Liabilities)	$(75,048)	$722,693

Net deferred tax assets are classified as other assets and net deferred tax liabilities are classified as other liabilities on the Consolidated Balance Sheets.

NOTE 9 — EMPLOYEE BENEFITS

The Corporation maintains a profit sharing retirement plan which covers substantially all employees meeting minimum age and service requirements.  Expense for the profit sharing plan was $134,100 in 2002, $156,300 in 2001 and $150,000 in 2000. During 2002, 2001 and 2000, respectively, the Corporation expensed $76,602, $80,229 and $66,664 related to 401(k) plan matching contributions.

Profit sharing assets are primarily invested in mutual funds which are selected at the discretion of the employee.  The plan was also invested in 8,428 shares of NSD Bancorp, Inc. common stock with a market value of $219,128 at December 31, 2002.  Total cash dividends received from plan investments in common stock of the Corporation were $6,766 in 2002.

NOTE 10 — STOCK OPTION PLANS

The Corporation has two fixed option plans.  Under the 1994 Employee Stock Option Plan, the Corporation may grant options to its employees for up to 246,386 shares of common stock.  Under the 1994 Non-employee Director Stock Option Plan, the Corporation may grant options to its non-employee directors for up to 82,129 shares of common stock.  Under both plans, the exercise price of each option is equal to the fair market price of the Corporation’s stock on the date of grant with each option having a maximum term of 10 years.  The total shares reserved for issuance, options granted and the option exercise price per share have been adjusted for the five percent stock dividend declared April 23, 2002 for holders of record on May 1, 2002, the five percent stock dividend declared April 24, 2001 for holders of record on May 1, 2001 and the five percent stock dividend declared April 25, 2000 for holders of record on May 1, 2000.

A summary of the status of the Corporation’s two fixed stock option plans as of December 31, 2002, 2001 and 2000 and changes during the years ending on those dates is presented below:

	2002		2001		2000

Fixed Options	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at Beginning of Year	173,845	$15.94	156,500	$15.56	136,350	$16.65
Granted	33,071	20.95	30,206	16.40	28,997	13.52
Exercised	17,709	13.10	12,435	12.33	346	13.57
Forfeited	2,208	20.68	426	14.51	8,501	26.12

Outstanding at End of Year	186,999	$17.04	173,845	$15.94	156,500	$15.56
Options Exercisable at Year-end	186,999		173,845		156,500
Weighted-Average Fair Value of Options Granted During the Year		$14.22		$10.23		$7.46

The following table summarizes information about fixed stock options outstanding at December 31, 2002:

Options Outstanding and Exercisable

Range of Exercise Prices			Number Outstanding and Exercisable at 12/31/2002	Weighted-Average Remaining Contractual Life (in Years)	Weighted-Average Exercise Price

$10.81	–	$12.02	41,493	2.6	11.28
13.53	–	16.44	69,137	6.8	15.08
19.16	–	20.96	57,810	8.0	20.22
27.26	–	27.64	18,559	5.5	27.58

$10.81	–	$27.64	186,999	6.1	17.04

NSD Bancorp

NOTE 11 — TRANSACTIONS WITH RELATED PARTIES

In the ordinary course of business, the Corporation has transactions, including loans, with the Corporation’s employees, principal officers and directors and their related interests.  Approximately 90% of related party loans are with three Board members.

A summary of loan activity for directors, executive officers and their associates with loan balances in excess of $60,000 is as follows:

	2002	2001

Balance, January 1	$9,313,242	$7,239,207
New Loans	1,720,033	4,737,563
Repayments	(2,346,432)	(2,663,528)

Balance, December 31	$8,686,843	$9,313,242

NOTE 12 —	COMMITMENTS, CONTINGENT LIABILITIES, GUARANTEES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Corporation incurs off-balance sheet risk in the normal course of business in order to meet financing needs of its customers.  These financial instruments include commitments to extend credit and standby letters of credit which involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

At December 31, 2002, there are various outstanding commitments to extend credit of approximately $36,538,933 and standby letters of credit of approximately $850,071.  The majority of standby letters of credit expire within the next fifteen months.  Commitments to extend credit are commitments to lend to a customer as long as there is no violation of any condition established in the loan agreement.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Corporation evaluates each customer’s creditworthiness on a case-by-case basis.

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements within normal business activities.  The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.  The Corporation requires collateral supporting those commitments as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees.

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments.  The Corporation uses the same credit and collateral policies in making commitments and conditional obligations as for all other lending.  Collateral for these types of commitments is similar to collateral obtained on other commercial loans.

Additionally, the Corporation is subject to certain asserted and unasserted potential claims encountered in the normal course of business.  In the opinion of management, neither the resolution of these claims nor the funding of those credit commitments will have a material adverse effect on the Corporation’s consolidated financial position, results of operations or cash flows.

Indemnifications

In the ordinary course of business, the Corporation enters into contracts with third parties pursuant to which the third parties provide services on behalf of the Corporation. In many of these contracts, the Corporation agrees to indemnify the third party service provider under certain circumstances.  The terms of the indemnity vary from contract to contract and it is not possible to quantify the aggregate exposure to the Corporation resulting from these indemnification provisions.

Pursuant to its bylaws, the Corporation provides indemnification to its directors and officers against certain liabilities incurred as a result of their services on behalf of the Corporation.  In connection with this indemnification obligation, the Corporation advances on behalf of covered individuals costs incurred in defending against certain claims subject to written undertakings by the individual to repay all amounts so advanced if it is ultimately determined that the individual is not entitled to indemnification.  There were no such advances during 2002 as there were no pending litigation or investigations during the year.  It is not possible to determine the aggregate potential exposure to the Corporation resulting from its obligation to provide this indemnity or to advance such costs.

NOTE 13 — CONCENTRATIONS OF CREDIT

The Corporation grants commercial, residential and consumer loans primarily to customers in the Western Pennsylvania area.  The Corporation has a diversified loan portfolio which is not dependent upon any particular economic sector.  Substantially all of the Corporation’s investments in municipal securities are obligations of state or political subdivisions located within Pennsylvania.  As a whole, the Corporation’s loan and investment portfolios could be affected by the general economic conditions of Pennsylvania.  In addition, at December 31, 2002, a significant portion of the Corporation’s “cash and due from banks” and “federal funds sold” is maintained with a large financial institution located in southwestern Pennsylvania.

NOTE 14 — FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Other Earning Assets

Other earning assets are comprised primarily of Bank-Owned Life Insurance and outstanding Cashflow Maximizer receivables purchased.  Bank-Owned Life Insurance fair value is based on the cash surrender value of premiums.  Due to the short-term nature of Cashflow Maximizer receivables, the carrying amount is a reasonable estimate of fair value.

Deposit Liabilities

The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand as of December 31, 2002.  The fair value of the fixed-maturity certificates of deposit is estimated using the

NSD Bancorp

rates currently offered as of December 31, 2002 for deposits of similar maturities.  Fair value estimates do not include the value of depositor relationships or the value of the low-cost funding provided by deposits.

Federal Home Loan Bank Borrowings

The fair value is estimated using the rates currently offered for borrowings with similar terms and remaining maturities.

Commitments to Extend Credit, Standby Letters of Credit and Financial Guarantees

The fair value of commitments is estimated using fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.  The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.  The fair value estimate also considers the allowance for unfunded commitments and letters of credit. The fair value of commitments, guarantees and letters of credit is insignificant after considering the aforementioned factors.

The carrying amount represents accruals or deferred fees arising from the unrecognized financial instrument.  The carrying amount to determine the creditworthiness of the counter parties includes the established allowance for unfunded commitments and letters of credit.

The estimated fair values of the Corporation’s financial instruments are as follows (in thousands):

	December 31,

	2002		2001

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial Assets:
Cash and Federal Funds Sold	$33,626	$33,626	$26,704	$26,704
Investment Securities	124,477	128,200	115,598	117,099
Loans	333,492	346,175	316,838	327,053
Less: Reserve for Loan Losses	(4,212)	—	(4,091)	—
Less: Reserve for Unfunded Commitments	(79)	—	—	—
Loans Held for Sale, Net	—	—	4,571	4,620
Other Earning Assets	8,313	8,340	7,292	7,292

	$495,617	$516,341	$466,912	$482,768

Financial Liabilities:
Deposits	$369,199	$373,089	$340,983	$343,535
Federal Home Loan Bank Borrowings	94,000	108,376	94,000	103,656

	$463,199	$481,465	$434,983	$447,191

Off-Balance Sheet Financial Instruments:
Commitments to Extend Credit, Including Standby Letters of Credit	$37,389	—	$46,376	—

NOTE 15 –– REGULATORY RESTRICTIONS

The Corporation and the Bank are subject to the regulations of certain federal and state agencies and undergo periodic examinations by such regulatory authorities.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and Bank’s financial statements.  Neither the Corporation nor the Bank are subject to written regulatory agreements.

Under capital adequacy regulatory guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital requirements taking into consideration quantitative measures of assets, liabilities and certain off-balance sheet items.  Such measures are subject to qualitative judgments by the regulators with regard to composition, risk weightings and other factors.

Minimum regulatory risk-based capital ratios for tier I, total capital and leverage are 4%, 8% and 4%, respectively.  Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on both the Corporation and the Bank financial statements.  Management believes, as of December 31, 2002, that the Corporation and the Bank meet all capital adequacy requirements to which it is subject.

The Bank is considered to be well capitalized under the regulatory framework for prompt corrective action.  To be considered well capitalized, an institution must maintain risk-based capital ratios for tier I, total capital and leverage ratios of at least 6%, 10% and 5%, respectively.

NSD Bancorp

The following represents tier I, total risk-based capital and leverage ratios for the Corporation and its subsidiary, NorthSide Bank, as of December 31, 2002 and 2001:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

AS OF DECEMBER 31, 2002:
NSD Bancorp, Inc.
Total Capital (to Risk Weighted Assets)	$41,402,390	10.78%	$30,724,393	8.00%	n/a	n/a
Tier I Capital (to Risk Weighted Assets)	36,365,134	9.47	15,362,196	4.00	n/a	n/a
Tier I Capital (to Average Assets)	36,365,134	7.47	19,473,913	4.00	n/a	n/a
NorthSide Bank
Total Capital (to Risk Weighted Assets)	43,101,919	11.17	30,861,222	8.00	$38,576,528	10.00%
Tier I Capital (to Risk Weighted Assets)	38,796,828	10.06	15,430,611	4.00	23,145,917	6.00
Tier I Capital (to Average Assets)	38,796,828	7.94	19,548,259	4.00	24,435,323	5.00
AS OF DECEMBER 31, 2001:
NSD Bancorp, Inc.
Total Capital (to Risk Weighted Assets)	$40,714,364	11.52%	$28,280,837	8.00%	n/a	n/a
Tier I Capital (to Risk Weighted Assets)	35,682,461	10.09	14,140,418	4.00	n/a	n/a
Tier I Capital (to Average Assets)	35,682,461	7.89	18,089,495	4.00	n/a	n/a
NorthSide Bank
Total Capital (to Risk Weighted Assets)	41,366,995	11.68	28,339,083	8.00	$35,423,854	10.00%
Tier I Capital (to Risk Weighted Assets)	37,093,613	10.47	14,169,541	4.00	21,254,312	6.00
Tier I Capital (to Average Assets)	37,093,613	8.18	18,132,944	4.00	22,666,180	5.00

Under regulations of the Federal Reserve, the Bank is required to maintain certain average reserve balances, which include both cash on hand, and deposits with the Federal Reserve.  These deposits are included in cash and due from banks in the accompanying consolidated balance sheet.  At December 31, 2002, the Corporation was required to maintain $493,000 of such balances.

Dividends and loans to the Corporation from NorthSide Bank are subject to regulatory limitations.  Dividends are limited to retained earnings of NorthSide Bank.  Loans must be collateralized by specific obligations and cannot exceed 10% of NorthSide Bank’s capital.  The maximum amount available to the Corporation at December 31, 2002 from NorthSide Bank in the form of dividends and loans, individually, was approximately $33.9 million and $4.0 million, respectively.

NOTE 16 –– STOCK DIVIDENDS AND STOCK SPLITS

On April 23, 2002, the Corporation’s Board of Directors declared a 5% stock dividend payable on May 31, 2002 to shareholders of record at May 1, 2002.

On April 24, 2001, the Corporation’s Board of Directors declared a 5% stock dividend payable on May 31, 2001 to shareholders of record at May 1, 2001.

On April 25, 2000, the Corporation’s Board of Directors declared a 5% stock dividend payable on May 31, 2000 to shareholders of record at May 1, 2000.

Earnings per share and dividends per share amounts appearing in these consolidated financial statements have been restated to reflect all of the above described stock dividends and stock splits.

NOTE 17 –– TREASURY STOCK

In September of 1998, the Corporation’s Board of Directors authorized the repurchase of up to 4.9% of the outstanding common stock of the Corporation, to be made available for issuance pursuant to stock option plans and for general corporate purposes.  During 2000, the Corporation completed the repurchase of 4.9% of shares outstanding.  In September of 2000, the Corporation’s Board of Directors authorized the repurchase of up to an additional 4.9% of the outstanding common stock of the Corporation.  In October of 2002, the Corporation’s Board

of Directors authorized the repurchase of up to an additional 4.9% of the outstanding common stock of the Corporation.  As of December 31,2002, total treasury stock repurchased represented 9.7% of shares outstanding.  There were 69,822 and 68,029 shares repurchased during 2002 and 2001, respectively.

NOTE 18 –– BORROWED FUNDS

Borrowed funds at December 31, 2002 and 2001 were as follows:

		2002		2001

		Balance	Weighted Average Rate	Balance	Weighted Average Rate

Advances Due In:	2004	$5,000,000	5.27%	$5,000,000	5.27%
	2008	4,000,000	5.11	4,000,000	5.11
	2009	10,000,000	5.33	10,000,000	5.33
	2010	68,000,000	5.98	68,000,000	5.98
	2011	7,000,000	4.44	7,000,000	4.44

Total		$94,000,000	5.72%	$94,000,000	5.72%

Advances from the Federal Home Loan Bank (FHLB) are collateralized by qualifying securities and loans.  Qualifying collateral includes U.S. Treasury, government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances.  These advances are subject to restrictions or penalties related to prepayments.

At December 31, 2002, the Corporation had approximately $54.8 million in available credit under its collateralized borrowing agreement with the Federal Home Loan Bank.

NOTE 19 –– CONDENSED FINANCIAL INFORMATION OF NSD BANCORP, INC. (PARENT COMPANY ONLY)

Balance Sheets

	December 31,

	2002	2001

ASSETS
Cash	$34,664	$78,807
Securities Available for Sale at Market Value (Amortized Cost of $441,383 at December 31, 2002 and $471,333 at December 31, 2001)	2,068,417	2,156,985
Investment in Bank Subsidiary	38,490,851	36,125,739
Other Assets	10,423	10,423

Total Assets	$40,604,355	$38,371,954

LIABILITIES
Accounts Payable	$1,894,338	$968,400
Loan Payable	1,000,000	1,000,000
Deferred Tax Liability	389,472	409,385
Other Liabilities	3,363	3,363

Total Liabilities	3,287,173	2,381,148
Shareholders’ Equity	37,317,182	35,990,806

Total Liabilities and Shareholders’ Equity	$40,604,355	$38,371,954

NSD Bancorp

Statements of Income

	For the Years Ended December 31,

	2002	2001	2000

Cash Dividends from Bank Subsidiary	$2,452,661	$2,960,716	$2,195,083
Dividends from Securities Available for Sale	77,853	80,106	72,786
Net Investment Securities Gains	393,000	24,950	—
Other Income	60	59	—
Other Expenses	107,759	114,536	55,239

Income Before Taxes and Equity in Undistributed Net Income of Bank Subsidiary	2,815,815	2,951,295	2,212,630
Provision for Income Taxes	32,967	2,617	(42,311)

Income Before Equity in Undistributed Net Income of Bank Subsidiary	2,782,848	2,948,678	2,254,941
Equity in Undistributed Net Income of Bank Subsidiary	1,682,754	2,256,784	2,676,388

Net Income	$4,465,602	$5,205,462	$4,931,329

Statements of Cash Flows

	For the Years Ended December 31,

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$4,465,602	$5,205,462	$4,931,329
Adjustments to Net Income:
Equity in Undistributed Net Income of Subsidiary	(1,682,754)	(2,256,784)	(2,676,388)
Decrease (Increase) in Other Assets	—	31,888	(41,307)
Gains on Investment Securities	(393,000)	(24,950)	—
Increase (Decrease) in Other Liabilities	925,938	408,455	(37,264)

Net Cash Provided by Operating Activities	3,315,786	3,364,071	2,176,370

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES
Purchases of Investment Securities Available for Sale	—	—	(97,125)
Proceeds from Sale of Investment Securities Available for Sale	423,000	27,900	—
Net Cash Provided (Used) by Investing Activities	423,000	27,900	(97,125)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Short-Term Borrowings	—	—	1,000,000
Proceeds from the Issuance of Common Stock	236,760	149,337	—
Cash Dividends Paid	(2,452,661)	(2,256,336)	(2,173,976)
Treasury Stock Purchased	(1,562,617)	(1,212,725)	(1,055,757)
Cash Dividends Paid in Lieu of Fractional Shares	(4,411)	(3,755)	(3,122)

Net Cash Used by Financing Activities	(3,782,929)	(3,323,479)	(2,232,855)

Net (Decrease) Increase in Cash	(44,143)	68,492	(153,610)
Cash at Beginning of Year	78,807	10,315	163,925

Cash at End of Year	$34,664	$78,807	$10,315

NOTE 20 –– EARNINGS PER SHARE

Income and shares in thousands:

	For the Years Ended December 31,

	2002			2001			2000

	Income	Weighted- Average Shares (1)	Per Share Amount	Income	Weighted- Average Shares (1)	Per Share Amount	Income	Weighted- Average Shares (1)	Per Share Amount

Basic earnings per share:
Income available to shareholders	$4,466	3,066	$1.46	$5,205	3,116	$1.67	$4,931	3,197	$1.54
Effect of dilutive securites:
Stock options	—	47	—	—	25	—	—	11	—

Diluted earnings per share:
Income Available to shareholders	$4,466	3,113	$1.43	$5,205	3,141	$1.66	$4,931	3,208	$1.53

(1) Adjusted for a 5% stock dividend declared April 24, 2002 and a 5% stock dividend declared April 24, 2001.

NSD Bancorp

NOTE 21 –– QUARTERLY EARNINGS SUMMARY (UNAUDITED)

Quarterly earnings for the years ended December 31, 2002 and 2001 are as follows (in thousands):

	2002

	March 31	June 30	September 30	December 31

Interest Income	$7,667	$7,789	$7,753	$7,595
Interest Expense	3,532	3,492	3,539	3,521

Net Interest Income	4,135	4,297	4,214	4,074
Provision for Loan Losses	240	240	240	240

Net Interest Income After Provision for Loan Losses	3,895	4,057	3,974	3,834
Other Income	656	666	1,215	955
Other Expenses	2,636	2,958	4,620	2,918

Income Before Taxes	1,915	1,765	569	1,871
Income Taxes	585	493	93	483

Net Income	$1,330	$1,272	$476	$1,388

Per Share: (1)
Net Income (Basic)	$0.43	$0.40	$0.16	$0.46
Dividends	$0.19	$0.20	$0.20	$0.21
Weighted Average Shares Outstanding (Basic)	3,082,487	3,177,927	3,063,320	3,050,073

	2001

	March 31	June 30	September 30	December 31

Interest Income	$7,964	$7,995	$7,981	$7,767
Interest Expense	4,031	4,021	3,975	3,912

Net Interest Income	3,933	3,974	4,006	3,855
Provision for Loan Losses	225	225	225	525

Net Interest Income After Provision for Loan Losses	3,708	3,749	3,781	3,330
Other Income	698	666	662	1,365
Other Expenses	2,549	2,664	2,588	2,867

Income Before Taxes	1,857	1,751	1,855	1,828
Income Taxes	622	526	547	391

Net Income	$1,235	$1,225	$1,308	$1,437

Per Share: (1)
Net Income (Basic)	$0.39	$0.39	$0.42	$0.46
Dividends	$0.17	$0.18	$0.18	$0.19
Weighted Average Shares Outstanding (Basic)	3,145,776	3,119,604	3,105,362	3,094,052

(1) Adjusted for a 5% stock dividend declared April 23, 2002 and a 5% stock dividend declared April 24, 2001.

Comparative Financial Data

	For the Years Ended December 31,

	2002	2001	2000	1999	1998

EARNINGS
Interest Income	$30,803,431	$31,706,915	$30,607,756	$26,505,635	$24,401,043
Interest Expense	14,083,301	15,939,392	14,705,958	11,305,951	10,123,896

Net Interest Income	16,720,130	15,767,523	15,901,798	15,199,684	14,277,147
Provision for Loan Losses	960,000	1,200,000	825,000	840,000	780,000
Other Income	3,492,497	3,392,291	1,919,684	1,812,012	1,649,903
Other Expense	13,133,025	10,668,352	9,772,127	9,295,826	9,027,644

Income Before Taxes	6,119,602	7,291,462	7,224,355	6,875,870	6,119,406
Income Taxes	1,654,000	2,086,000	2,293,026	2,311,322	1,951,715

Net Income	$4,465,602	$5,205,462	$4,931,329	$4,564,548	$4,167,691

YEAR END BALANCES
Assets	$510,448,272	$479,269,794	$435,619,403	$392,285,472	$357,167,992
Loans	333,491,878	323,269,353	305,515,751	269,823,486	234,932,527
Investment Securities	128,200,176	117,098,802	97,347,209	103,253,784	96,226,921
Deposits	369,199,144	340,983,291	307,077,815	289,439,659	280,115,160
Repurchase Agreements and Federal Funds Purchased	—	—	—	3,700,000	—
FHLB Advances and Other Borrowings	94,000,000	94,000,000	87,000,000	62,650,000	33,000,000
Shareholders’ Equity	38,822,256	36,673,164	33,640,586	30,349,262	32,394,365
Number of Shareholders	386	388	402	409	431
AVERAGE BALANCES
Assets	$486,847,825	$452,329,776	$411,052,219	$371,682,636	$327,576,185
Loans	336,810,075	312,473,557	287,954,213	245,736,893	228,648,794
Investment Securities	109,710,422	103,611,472	99,405,751	104,678,538	68,665,948
Deposits	283,187,334	315,768,544	294,064,581	283,363,352	265,197,427
Repurchase Agreements and Federal Funds Purchased	—	—	3,087,765	2,753,907	—
FHLB Advances and Other Borrowings	94,897,124	93,126,027	76,648,635	45,825,207	23,523,288
Shareholders’ Equity	35,566,713	33,931,393	29,536,016	31,625,424	31,729,974
PER SHARE DATA (1)
Basic Earnings Per Share	$1.46	$1.67	$1.54	$1.40	$1.28
Basic Weighted Average Shares Outstanding	3,066,027	3,116,198	3,196,737	3,256,609	3,267,305
Diluted Earnings Per Share	$1.43	$1.66	$1.53	$1.39	$1.26
Diluted Weighted Average Shares Outstanding	3,112,517	3,140,786	3,208,072	3,287,396	3,317,556
Dividends	$0.80	$0.72	$0.68	$0.61	$0.54
Book Value	$12.77	$11.87	$10.68	$9.41	$9.84
RATIOS
Return on Average Assets	0.92%	1.15%	1.20%	1.23%	1.27%
Return on Average Equity	12.56	15.34	16.70	14.43	13.13
Net Interest Margin (2)	3.74	3.76	4.14	4.37	4.69
Equity to Assets	7.61	7.65	7.72	7.74	9.07
Dividend Payout Ratio	54.92	43.33	44.08	43.19	42.31

(1)	Adjusted for a 5% stock dividend declared April 23, 2002, a 5% stock dividend declared April 24, 2001, a 5% stock dividend declared April 25, 2000 and a 10% stock dividend declared January 26, 1999.
(2)	Tax equivalent basis.

NSD Bancorp

Independent Auditors’ Report

To the Board of Directors and Shareholders of
NSD Bancorp, Inc.
Pittsburgh, Pennsylvania

We have audited the accompanying consolidated balance sheets of NSD Bancorp, Inc. and subsidiary (the “Corporation”) as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002.  These financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion such consolidated financial statements present fairly, in all material respects, the financial position of NSD Bancorp, Inc. and subsidiary at December 31, 2002 and 2001, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP Pittsburgh, Pennsylvania January 31, 2003

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

     The following discussion is an analysis of NSD Bancorp, Inc.’s (the “Corporation’s”) financial condition and results of operations and should be read in conjunction with the Consolidated Financial Statements.

Results of Operations for the Year

     Net income for the year ended December 31, 2002 was $4,465,602 or  $1.43 per fully diluted share compared to $5,205,462 or $1.66 in 2001 and $4,931,329 or $1.53 in 2000. The decline in earnings in 2002 was primarily due to the charge-off of $1,793,205, in excess of specific loss reserves, resulting from an apparent external fraud which was identified and recognized as other expense in third quarter 2002 results of operations.  The suspected fraud was isolated to accounts receivable purchased from one customer under the Company’s Cashflow Maximizer program.  Subsequently, management initiated the process of terminating this product.  Excluding the impact of this loss, however, net income for the year ended December 31, 2002 would have been $5,649,117 or $1.81 per diluted share. Total interest income decreased by $903,484 to $30,803,431 in 2002, from $31,706,915 for 2001, while total interest expense and the provision for loan losses decreased $1,856,091 and $240,000, respectively.  The result was an increase in net interest income after provision for loan losses of $1,192,607 in 2002 compared to 2001 results.  Offsetting this increase in net interest income were increases in salaries and employee benefits, occupancy expenses, equipment and supplies, data processing costs, and other operating expenses of $413,347, $79,573, $133,607, $49,867, and $1,815,516, respectively.

Reconciliation Schedule of Full Year Normalized Earnings
NSD Bancorp, Inc.
Unaudited

	2002			2001

	Pre-tax Impact	Net Income	Fully Diluted Earnings Per Share	Pre-tax Impact	Net Income	Fully Diluted Earnings Per Share

Results from continuing operations as reported on a GAAP basis	—	$4,465,602	$1.43	—	$5,205,462	$1.66
Cashflow Maximizer loss, in excess of specific reserves	$1,793,205	1,183,515	0.38	—	—	—

Results excluding Cashflow Maximizer loss, in excess of specific reserves	$1,793,205	$5,649,117	$1.81	—	$5,205,462	$1.66

     Contributing to the increase in 2001 net income over 2000 were increases in total interest income, total other income and service fees of $1,099,159, $1,472,607, and $283,634, respectively, and a decline in the provision for income taxes of $207,026.  These contributions to the overall net income increase were offset by increases in the provision for loan losses of $375,000, salaries and employee benefits of $202,955, occupancy expenses of $99,548, equipment and supplies of $11,457, data processing costs of $59,575, advertising of $72,015 and other operating expenses of $452,396.

     Return on average assets (ROA) was 0.92% for 2002 compared to 1.15% for 2001 and 1.20% for 2000.  The decrease in ROA from 2001 to 2002 was primarily due to the charge-off of $1,793,205 in excess of specific loss reserves, resulting from an apparent fraud involving one Cashflow Maximizer customer.  Also contributing to the decline in ROA from 2001 to 2002 was a decline in net interest margin from 3.76% in 2001 to 3.74% in 2002.  The decrease from 2000 to 2001 reflects the impact of a decline in net interest margin from 4.14% in 2000 to 3.76% in 2001. Return on average equity (ROE) was 12.56% for 2002 compared to 15.34% for 2001 and 16.70% for 2000.  The decrease in 2002 ROE compared to 2001 largely relates to the net income decrease and an increase in accumulated other comprehensive income offset by the effect of treasury stock purchases.  The decrease in 2001 ROE compared to 2000 largely relates to an increase in accumulated other comprehensive income offset by the effect of treasury stock purchases and net income increase.

Net Interest Income

     The primary component of the Corporation’s earnings is net interest income, which is the difference between interest earned on loans, investments and other earning assets and the interest expense on deposits and other interest bearing liabilities which fund those assets.  Tax-exempt securities and loans carry pre-tax yields lower than comparable taxable assets.  Therefore, it is more meaningful to analyze net interest income on a tax-equivalent basis.

NSD Bancorp

     Total tax-equivalent interest income decreased $820,284 during 2002 due to a decline in the average yield on earning assets from 7.48% in 2001 to 6.81% in 2002 offset by an increase in average earning assets of $30,436,437.  Interest expense decreased due to a decline in the average cost of deposit funding to 3.04% in 2002 from 4.14% in 2001 offset by an increase in average outstanding interest bearing deposits of $28,650,223 in 2002.  In addition, interest expense on borrowings increased $45,173 as average outstanding balances increased $1,347,809 offset by a decline in the average cost of borrowings to 5.78% in 2002 compared to 5.81% in 2001.

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

     Net tax-equivalent interest income was $17,130,764 at December 31, 2002, compared to $16,094,957 at December 31, 2001 and $16,081,352 at December 31, 2000.  This consistent improvement has been largely due to increases in average earning assets, which were $458,620,306 in 2002 compared to $428,183,869 and $388,529,215 in 2001 and 2000, respectively.

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

Rate/Volume Analysis

	From 2001 to 2002			From 2000 to 2001

	Change in Income/Expense Due To		Total	Change in Income/Expense Due To		Total

	Volume	Rate	Change	Volume	Rate	Change

Interest Earning Assets
Loans (1)
Industrial Revenue and Tax-Exempt Financing	$(60,641)	$(13,401)	$(74,042)	$13,676	$(51,846)	$(38,170)
All Other Loans (2)	1,926,621	(2,222,339)	(295,718)	1,970,142	(633,835)	1,336,307

Total Loans	1,865,980	(2,235,740)	(369,760)	1,983,818	(685,681)	1,298,137
Investment Securities
Taxable	71,073	(587,257)	(516,184)	(190,766)	(695,823)	(886,589)
Tax-Exempt (2)	341,922	(23,175)	318,747	502,298	(29,192)	473,106

Total Investment Securities	412,995	(610,432)	(197,437)	311,532	(725,015)	(413,483)
Due From Banks	(4,991)	(25,779)	(30,770)	42,478	(9,583)	32,895
Federal Funds Sold	5,872	(228,189)	(222,317)	361,490	(32,001)	329,489

Total Interest Earning Assets	2,279,856	(3,100,140)	(820,284)	2,699,318	(1,452,280)	1,247,038
Interest Bearing Liabilities
Interest Bearing Deposits
Savings and Interest Bearing Demand Deposits	331,260	(1,900,924)	(1,569,664)	434,937	(212,841)	222,096
Time Deposits	916,705	(1,256,521)	(339,816)	373,456	(64,477)	308,979

Total Interest Bearing Deposits	1,247,965	(3,157,445)	(1,909,480)	808,393	(277,318)	531,075
Federal Funds Purchased and Repurchase Agreements	8,216	0	8,216	(101,201)	(101,201)	(202,402)
FHLB Advances and Other Borrowings	78,021	(32,848)	45,173	958,503	(53,743)	904,760

Total Interest Bearing Deposits	1,334,202	(3,190,293)	(1,856,091)	1,665,695	(432,262)	1,233,433

Change in Net Interest Income	$945,654	$90,153	$1,035,807	$1,033,623	$(1,020,018)	$13,605

(1)	For purposes of calculating loan yields, average loan balances include nonaccrual loans.

(2)	Tax-exempt income on loans and investments and related yields are calculated on a fully tax-equivalent basis computed using the statutory rate of 34%.

Average Balance Sheet/Net Income Analysis

	For the Years Ended December 31,

	2002			2001			2000

	Average Balance	Interest(1)	Average Yield(2)	Average Balance	Interest(1)	Average Yield(2)	Average Balance	Interest(1)	Average Yield(2)

ASSETS
Loans
Industrial Revenue and Tax Exempt	$1,206,079	$100,675	8.35%	$1,920,960	$174,717	9.10%	$1,798,994	$212,887	11.83%
All Other Loans	335,603,996	24,622,898	7.34	310,552,597	24,918,616	8.02	286,155,219	23,582,309	8.24

Total	336,810,075	24,723,573	7.34	312,473,557	25,093,333	8.03	287,954,213	23,795,196	8.26
Investment Securities
Taxable	93,700,661	5,202,655	5.55	92,537,609	5,718,839	6.18	95,356,958	6,605,428	6.93
Tax-Exempt	16,009,761	1,107,066	6.91	11,073,863	788,319	7.12	4,048,793	315,213	7.79

Total	109,710,422	6,309,721	5.75	103,611,472	6,507,158	6.28	99,405,751	6,920,641	6.96
Due from Banks, Interest Earning	1,231,316	16,326	1.33	1,395,328	47,096	3.38	222,530	14,201	6.38
Federal Funds Sold	10,868,493	164,444	1.51	10,703,512	386,761	3.61	946,721	57,272	6.05

Total Earning Assets	458,620,306	$31,214,064	6.81%	428,183,869	$32,034,348	7.48%	388,529,215	$30,787,310	7.92%
Reserve for Loan Losses	(4,325,136)			(3,589,347)			(3,266,961)
Cash and Due From Banks	11,497,235			11,367,994			14,161,304
Premises and Equipment	3,014,251			2,467,362			2,602,589
Other Assets	18,041,169			13,899,898			9,026,072

TOTAL ASSETS	$486,847,825			$452,329,776			$411,052,219

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest Bearing Deposits
Savings Deposits	$71,374,688	$1,350,064	1.89%	$58,613,751	$1,928,812	3.29%	$39,411,781	$985,415	2.50%
Interest Checking and Money Market	84,039,001	1,114,080	1.33	85,195,681	2,104,996	2.47	89,738,860	2,826,297	3.15
Time Deposits	127,773,645	6,151,911	4.81	110,727,679	6,491,727	5.86	104,367,369	6,182,748	5.92

Total Interest Bearing Deposits	283,187,334	8,616,055	3.04	254,537,111	10,525,535	4.14	233,518,010	9,994,460	4.28
Federal Funds Purchased and Repurchase Agreements	423,288	8,216	1.94	—	—	—	3,087,765	202,402	6.55
FHLB Advances and Other Borrowings	94,473,836	5,459,029	5.78	93,126,027	5,413,856	5.81	76,648,635	4,509,096	5.88

Total Interest Bearing Liabilities	378,084,458	$14,083,300	3.72%	347,663,138	$15,939,391	4.58%	313,254,410	$14,705,958	4.69%
Demand Deposits	63,738,345			61,231,433			60,546,571
Other Liabilities	9,458,309			9,503,812			7,715,222
Shareholders’ Equity	35,566,713			33,931,393			29,536,016

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$486,847,825			$452,329,776			$411,052,219

Interest Spread			3.09%			2.90%			3.23%
Interest Margin			3.74%			3.76%			4.14%

(1) Tax-exempt income on loans and investments and related yields are shown on a fully tax-equivalent basis computed using a statutory rate of 34%.
(2)
For purposes of calculating loan yields, average loan balances include nonaccrual loans.  Average yields on available for sale investment securities are calculated based on average estimated market values for the years 2002, 2001 and 2000.

Provision for Loan Losses

     The Corporation’s provision for loan losses was $960,000 in 2002, $1,200,000 in 2001 and $825,000 in 2000.  Net charge-offs for 2002 were $808,369, compared to $425,228 and $548,553 for 2001 and 2000, respectively.  During the second quarter of 2002, $756,743 in purchased accounts receivable from the Corporation’s Cashflow Maximizer program, related to one customer relationship, were restructured as a term loan to facilitate the collection of amounts outstanding.  Subsequent to September 30, 2002, however, an apparent fraud was identified related to accounts receivable purchased from that customer under the Cashflow Maximizer program. Due to the apparent fraud related to that customer’s Cashflow Maximizer accounts receivable, management determined that full collection of the term loan was impaired and consequently charged-off $384,011 of the remaining term loan balance of $684,011 during the third quarter of 2002.  As of December 31, 2002 the $300,000 restructured term loan remaining at September 30, 2002 was fully collected through liquidation of marketable equity securities held as collateral.  There were no charge-offs to any individual borrower that represented more than 10% of the annual total chargeoffs in 2001 and 2000.  Provisions for loan losses are charged to income to maintain the reserve for loan losses at a level that management considers appropriate based on the factors discussed in the Reserve for Loan Losses section.  For additional information, see the Reserve for Loan Losses and Non-Performing Assets sections of this discussion.

     The provision for loan losses for the year ended December 31, 2002, compared to the 2001 provision was affected by the following factors:

•	The overall increase in total loans outstanding.
•

Total loans delinquent 30 days or more declined to 1.50% of total outstanding loans at December 31, 2002 compared to 1.65% at December 31, 2001.  In addition, the Corporation experienced a relatively minimal increase in loans 90 days past due and still accruing interest of $20,802 and a $255,183 increase in outstanding loans on non-accrual status.

•

The Corporation’s recent loan performance can be closely correlated to industry statistics, which indicate a trend toward rising loan delinquencies and bankruptcy filings throughout the industry as a whole.

•	Management’s expectation that local and national economies will continue to exhibit characteristics of a recessionary trend impacting business growth and employment projections.
•

With the exception of the one significant commercial loan relationship, noted above, which was charged-off during 2002 due to isolated circumstances, the Corporation continues to experience moderate loan losses in relation to average loans outstanding.  This historical experience further supported the use of existing individual loan portfolio loss factor assignments in calculating required formula reserves.

     The Corporation continues to consistently apply strict standards to the definitions of potential and well-defined weaknesses in the loan portfolio and the ongoing loan review process.  The result of this process was a $1,597,843 reduction in loans classified as substandard, doubtful or loss.  Of this decrease, $1,726,072 can be attributed to three business banking relationships which were previously classified as substandard at December 31, 2001 and have either been recovered or have exhibited substantial improvement in factors deemed critical to the underlying quality of the relationship at December 31, 2002.  Please refer to the Reserve for Loan Losses section for further discussion of changes in loan classifications and the impact to the Corporation’s calculation of corresponding loan loss reserves.

Other Income

     Total other income increased $100,206 to $3,492,497 in 2002 from $3,392,291 in 2001. Net gains on sales and calls of investment securities available for sale during 2002 increased $240,105 to $445,529 from $205,424 for 2001.  This increase was primarily due to the partial divestiture of equity holdings in one financial institution during 2002.   Service fees increased to $1,197,947 in 2002, from $1,155,917 in 2001 principally due to a $64,315 increase in NSF charges collected in 2002 which was partially offset by a $22,341 decline in service charges collected on savings accounts compared to 2001.  Other operating income decreased to $1,849,021 in 2002, from $2,030,950 in 2001.  This decrease was largely due to the impact of $558,484 in non-recurring bank-owned life insurance income realized in 2001 resulting from a death benefit claim related to one of the Corporation’s key managers. Also contributing to the decrease in other operating income was a $17,418 increase in net losses recognized on the sale of other assets during 2002 compared to 2001.  Service fees collected from NorthSide Bank’s Cashflow Maximizer program also decreased  $152,764 as the corporation began eliminating this program during 2002.  Offsetting these decreases was a $235,095 increase in mortgage fees corresponding to a change in NorthSide Bank’s mortgage business to a primarily correspondent banking business during the fourth quarter of 2001.  Title insurance premium income also increased $21,702 during 2002 due to an increase in policies provided through the corporation’s title agency.  Increases in electronic funds transfer fees, MasterCard/Visa commissions and checkbook commissions contributed $37,418, $21,772 and $18,270, respectively, in additional income compared to 2001.  A $38,649 increase in investment services commissions also favorably impacted 2002 performance.

     Total other income increased $1,472,607 to $3,392,291 in 2001 from $1,919,684 in 2000.  Sales and calls of investment securities available for sale during 2001 resulted in net gains of $205,424 compared to net gains of $9,249 in 2000.  Service fees increased to $1,155,917 in 2001, from $872,283 in 2000 principally due to $220,289 more in NSF charges collected in 2001 and also due to increases in checking account fees and savings account service charges of $24,380 and $35,865, respectively.  Other operating income increased $992,798 to $2,030,950 in 2001, from $1,038,152 in 2000.  Contributing to this improvement was $847,973 in income generated from bank-owned life insurance, which was purchased in December 2000.  Of this increase, $558,484 was attributable to a death benefit claim related to one of the Bank’s key managers.  Higher average outstanding accounts receivable balances, purchased through NorthSide Bank’s Cashflow Maximizer program, resulted in additional revenue of $27,234.  Increases in title insurance premiums and ATM fees contributed $61,094 and $46,396, respectively, in additional income compared to 2000 due principally to increased transaction volume.  Also contributing to the overall increase was an $11,051 increase in gains realized on the sale of mortgage loans.  Offsetting these increases was a $17,259 increase in net losses recognized on the sale of other assets and a decrease in checkbook commissions of $13,781 during 2001 compared to 2000.

Other Expenses

     Total other expenses for 2002 increased $2,464,673 to $13,133,025 from $10,668,352 in 2001.  Salaries and employee benefits increased $413,347 reflecting normal salary and benefit increases, additional incentive compensation accruals and increased life and health insurance costs to the Corporation.  Also contributing to this increase were additional costs incurred to staff NorthSide Bank’s new Fox Chapel branch office, opened during the third quarter of 2002 and also the Franklin Park branch, opened during the second quarter of 2001.  Occupancy expense increased $79,573 compared to the same period in 2001 principally due to a $55,007 increase in rent primarily related to the new Fox Chapel branch opened in the third quarter of 2002 and also the new Franklin Park branch office, opened during the second quarter of 2001. Also contributing to the increase in occupancy expense was $32,741 increase in real estate tax expense resulting from increased millage rates and also increased property assessment values.  Janitorial and building maintenance expenses also increased $12,586 and 11,398, respectively.  These increases were offset by a $33,015 reduction in utilities principally due to re-negotiation of certain related contracts.  Equipment and supplies expense increased $133,607 due primarily to a $19,091 increase in maintenance contracts primarily resulting from new contracts on technology upgrades. Also corresponding to these upgrades was a $60,693 increase in depreciation expenses.  Increases in office expense of $55,739 and $19,631 in stationery and supplies expense due to a timing difference in supplies ordering compared to the prior year, also contributed to the increase in equipment and supplies expense.  A $19,745 decrease in expenses incurred for the repair of equipment partially offset these increases.  The $49,867 increase in data processing was due to an increase in charges incurred for third party data processing.  Although total deposits increased significantly during 2002, FDIC insurance increased only $1,124 over the prior year reflecting a lower 2002 premium assessment rate.  Advertising expense decreased $28,361 corresponding to higher than normal expenses incurred during the first quarter of 2001 to support the Bank’s special promotion of its new savings account product and also the Bank’s new business banking marketing campaign launched during 2001. The overall increase in other operating expenses of $1,815,516 can be attributed, in large part, to a $1,651,467 increase in Cashflow Maximizer expense.  The increase in Cashflow Maximizer expense was related to a $1,793,205 charge-off in excess of specific loss reserves, resulting from an apparent external fraud, which was identified subsequent to September 30, 2002 and recognized in third quarter results of operation.  A $211,000 additional reserve for Cashflow Maximizer losses was also recognized during the second quarter of 2002. Also contributing to this increase was an increase in legal expenses of $76,370 and financial services of $24,256 incurred during the process of reviewing corporate matters concerning compliance with the Sarbanes-Oxley Act and also in preparation of the preparation of the Corporation’s shareholders’ rights plan. Pennsylvania Shares tax increased $43,483 corresponding to overall company growth while telephone and postage increased $26,532 and $29,105, respectively.  These increases were offset by a $176,601 reduction in deposit premium amortization corresponding to the completion of the amortization schedule in December of 2001. Asset recovery and parking expenses also decreased $60,862 and $31,047, respectively, compared to 2001.  Protection expense declined by $36,050 due to the posting of additional security personnel at the Cranberry branch office during a lengthy 2001 renovation project.  Education expense decreased $30,161 due to higher than normal expenses incurred in 2001 as part of a corporate-wide sales and service training program during that operating year.

     Total other expenses increased $896,225 to $10,668,352 in 2001 from $9,772,127 in 2000.  Salaries and employee benefits increased $202,955 reflecting normal salary and benefit increases, additional incentive compensation accruals and increased life insurance costs to the Corporation.  Also contributing to this increase were additional costs incurred to staff  NorthSide Bank’s new Franklin Park branch office, opened during the second quarter of 2001.  Occupancy expense increased $99,548 in 2001, compared to the prior year, principally due to a $35,241 increase in rent related primarily to the new branch opening and a $47,642 increase in insurance expense which were offset by a $13,346 reduction in building maintenance expense related to non-recurring charges incurred during 2000.  Equipment and supplies expense increased $11,457 due to $27,669 and $16,881 increases in stationery and supplies and equipment maintenance contract expenses, respectively, partially offset by a $17,526 decrease in office expense compared to the prior year.  The $59,575 increase in data processing was due to $39,333 in additional expenses related to increased automated teller machine transaction volume and also due to an expected $20,242 increase in charges incurred for third party data processing.  FDIC insurance declined slightly in 2001 compared to 2000 reflecting the impact of a slightly lower premium assessment rate in 2001 partially offset by growth in the Bank’s BIF insured deposit base.  Advertising expense increased $72,015 corresponding to the Bank’s emphasis on promoting its new savings account product during the first quarter of 2001, additional marketing related to the Franklin Park branch office opening and the Bank’s new business banking marketing campaign. Contributing to the $452,396 increase in other operating expenses was a $211,356 increase in Cashflow Maximizer expense as an additional loss reserve of $200,000 was established during 2001.  Title insurance related expenses increased $42,549 corresponding to higher transaction volumes, postage increased $26,342 due to the pre-funding of a new postage delivery system and telephone expense increased $30,469 primarily due to an upgrade of data communication lines. Protection expense increased $38,656 due to enhanced security contracted during renovation of the Cranberry Township branch facility and education expense increased $19,939 while implementing a bank-wide sales and service training program during 2001. An increase in asset recovery expenses of $56,752 is attributed to unforeseen costs associated with maintaining and preparing certain other real estate owned for disposition.  Pennsylvania Shares tax increased $22,303 corresponding to overall company growth and state income tax increased due to the recording of a $42,311 tax refund in 2000 versus net taxes paid of $2,617 in 2001.  These increases were offset by decreases of $51,043, $12,230 and $27,358 in legal expense, audit expense and general losses, respectively, during 2001 compared to 2000.

Income Taxes

     The Corporation recorded an income tax provision of $1,654,000, $2,086,000 and $2,293,026 in 2002, 2001 and 2000, respectively.  For 2002, a reduction in tax provision was the result of a decline in net income and growth in tax-free revenue sources, principally from municipal bonds.  For 2001, a reduction in tax provision was the result of growth in tax-free revenue sources, principally from municipal bonds and bank-owned life insurance.  A reduction in state corporate net income tax, compared to 2000 expense, also contributed to the overall reduction due to the application of prior year tax credits to offset 2001 tax expenses. The effective tax rates for 2002, 2001 and 2000 were 27.0%, 28.6% and 31.7%, respectively.  These rates were below the 34% statutory tax rate primarily due to the tax benefits from tax-exempt interest income.

Financial Condition

     The Corporation’s total assets increased $31,178,478 from $479,269,794 at December 31, 2001 to $510,448,272 at December 31, 2002.  Federal funds sold increased $7,300,000 and securities available for sale increased $11,101,374.  Loans held for sale decreased to $0 at December 31, 2002 from $4,619,647 at December 31, 2001 as management adjusted its strategy with regard to SBA loans previously held for sale.  As of December 31, 2002, management intends to hold all SBA loans, currently in the portfolio, until maturity. Loans held for sale were entirely comprised of small business administration loans in 2001.  Net loans increased from $317,318,594 at December 31, 2001 to $329,279,653 at December 31, 2002.

Investment Securities

     Investment securities available for sale increased $11,101,374 in 2002 to $128,200,176 from $117,098,802 in 2001.  An $11,571,239 decrease in mortgage-backed securities was due to reallocation of maturity and call proceeds to fund growth in the loan portfolio.  Increases in U.S. Treasury securities, obligations of U.S. Government agencies, obligations of state and political subdivisions and corporate bonds of $113,910, $10,579,116, $6,995,973, and $4,889,283, respectively, were due to normal purchasing activity net of any sales, calls, maturities and changes in unrealized gains (losses). During 2002, there were no investment securities classified as held to maturity.  The Corporation experienced a significant overall change in net, unrealized gains (losses) principally due to a significant positive shift in market pricing related to fixed income investment securities during 2002. The fair value of marketable equity securities increased $94,331 during 2002 almost entirely due to the improvement in the valuation of bank stocks held within the portfolio.  As a member of the Federal Home Loan Bank (FHLB), the Corporation is required to maintain a minimum investment in FHLB stock which is calculated based on the level of assets, residential real estate loans and outstanding FHLB advances.

     The following summarizes the book value (excluding net unrealized holding gains) and weighted average yields of the Corporation’s securities available for sale at December 31, 2002 by contractual maturity.  Mortgage backed securities are presented in the schedule below at contractual maturity without consideration given to scheduled repayments or accelerated prepayments.

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S Treasury Securities	—	—	$1,633,478	4.00%	—	—	—	—
Obligations of U.S. Government Agencies	—	—	—	—	$12,410,470	5.66%	$4,553,486	5.42%
Mortgage-Backed Securities	—	—	—	—	2,012,486	4.48	52,065,155	5.54
Obligations of State and Political Subdivisions	$15,000	6.20%	34,251	6.13	6,437,977	3.83	14,787,089	4.57
Other Bonds	—	—	250,000	7.50	16,359,145	5.56	8,416,673	3.84
Marketable Equity Securities	—	—	—	—	—	—	5,502,038	5.92

Total Investment Securities Available for Sale	$15,000	6.20%	$1,917,729	4.49%	$37,220,078	5.24%	$85,324,441	5.22%

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

Loans

     Loans net of deferred fees, increased $16,159,455 during 2002 from $318,649,706 at December 31, 2001 to $334,809,161 at December 31, 2002.  Improved commercial loan development efforts resulted in a combined increase of $21,003,282 in nonresidential mortgage and commercial, financial and agricultural loans during 2002.  An increase of $12,725,439 in consumer loans outstanding is partially due to expansion of the Bank’s automobile dealer network and most significantly, to an increase in existing indirect automobile lending.  A lease financing decline of $2,569,443 was due to lower new business activity combined with the repayment of leases resulting from a shift in market demand toward more traditional commercial financing.  As the residential mortgage market has increasingly become a commodity business, the Corporation has evaluated alternatives in an effort to improve both pricing and product delivery for its customers.  As a result, the Corporation began establishing correspondent relationships with other mortgage business to sell residential mortgages at the time of funding.  Consequently, residential mortgages declined by $16,918,204 corresponding to an increase in the refinance activity and a change in business

NSD Bancorp

practice away from inventorying mortgage production.  Lines of credit increased by $1,651,225, principally due to an increase in home equity line of credit usage and to a lesser degree, increases in new accounts opened.  Non-accrual loans increased by $255,183 primarily due to an increase in equipment leases placed on non-accrual status during 2002.

	December 31,

	2002	2001	2000	1999	1998

Residential Mortgage Loans	$41,667,804	$58,586,008	$61,008,430	$47,823,758	$52,695,286
Nonresidential Mortgage Loans	89,291,875	73,702,504	71,523,130	47,730,295	28,060,867
Commercial, Financial and Agricultural Loans	36,986,968	31,573,057	26,399,606	45,667,833	40,445,049
Consumer Loans to Individuals	147,834,041	135,108,602	123,076,928	108,847,393	92,000,264
Lines of Credit	7,680,211	6,028,986	4,845,245	4,922,717	5,376,848
Lease Financing	10,850,490	13,419,933	17,197,580	13,399,797	11,910,754
Loans Held for Sale	—	4,619,647	1,326,432	630,777	3,995,483
Nonaccrual Loans	889,842	634,659	520,804	777,961	785,360

Total Loans	335,201,231	323,673,396	305,898,155	269,800,531	235,269,911
Deferred Fees	(392,070)	(404,043)	(382,404)	(362,669)	(337,384)

Loans, Net of Deferred Fees	334,809,161	323,269,353	305,515,751	269,437,862	234,932,527
Unearned Income	(1,317,283)	(1,811,283)	(2,690,909)	(1,947,108)	(1,984,393)

Total Loans, Net of Unearned Income and Fees	333,491,878	321,458,070	302,824,842	267,490,754	232,948,134
Reserve for Loan Losses	(4,212,225)	(4,139,476)	(3,364,704)	(3,088,257)	(2,756,502)

Net Loans	$329,279,653	$317,318,594	$299,460,138	$264,402,497	$230,191,632

     The following table shows the Corporation’s loan maturities as of December 31, 2002 (in thousands).

	One Year and Less	After One Year To Five Years	After Five Years

Residential Mortgage Loans	$1,867	$7,612	$32,189
Nonresidential Mortgage Loans	11,013	24,115	54,164
Commercial, Financial and Agricultural Loans	25,766	8,281	2,940
Consumer Loans to Individuals (net of unearned income)	36,949	93,788	17,097
Lease Financing (net of unearned income)	3,687	5,334	513

Non-Performing Assets

     At December 31, 2002, nonaccrual loans were $889,842 compared to $634,659 in 2001.  The deterioration of one equipment leasing relationship contributed $167,353 to the $255,183 increase in nonaccrual loans.  The remaining increase in nonaccrual loans was primarily due to an increase in installment loans placed on nonaccrual status.  Other real estate owned increased $6,364 to $82,818 in 2002 from $76,454 in 2001.  Loans 90 days past due and still accruing interest increased $20,802 from $1,150,634 in 2001 to $1,171,436 in 2002, primarily due to an increase in past due residential mortgage loans.

     The current quality of the loan portfolio can be demonstrated by the following table which details total non-performing loans and past due loans:

	December 31,

	2002	2001	2000	1999	1998

Nonaccrual Loans	$889,842	$634,659	$520,804	$777,961	$785,360
Other Real Estate Owned	82,818	76,454	208,283	132,092	191,552
Other Assets Held for Sale	186,098	211,844	133,106	130,068	115,069

Total Non-Performing Assets	1,158,758	922,957	862,193	1,040,121	1,091,981
Loans 90 Days Past Due and Still Accruing	1,171,436	1,150,634	420,205	599,955	813,677

Total Non-Performing Assets and Past Due Loans	$2,330,194	$2,073,591	$1,282,398	$1,640,076	$1,905,658

Reserve for Loan Losses

     The Corporation’s policies provide for the maintaining of a loan loss reserves adequate to absorb estimated potential unidentified and/or identified loan losses inherent in the loan portfolio.  The allowance is increased by the provision for loan losses, which is charged against operating results, and is decreased by the amount of net charge-offs.  Management considers historical data concerning actual losses and loans classified by specific loan credit evaluation in determining the adequacy of the reserve for loan losses.  Also considered in this process are loan delinquency trends, economic conditions and uncertainties in estimating losses, all of which may be susceptible to significant change.  This evaluation is inherently subjective as it requires material estimates concerning future losses for each type of loan in the portfolio.

     The Corporation follows a loan review program to evaluate the credit risk in its loan portfolio for substantially all loans greater than $50,000.  Through the loan review process, the Corporation maintains a classified account list, which, along with the delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the reserve for loan losses.  Loans classified as “substandard” are those loans with clear and defined weaknesses such as highly leveraged positions, unfavorable financial ratios, uncertain repayment sources or poor financial condition, which may jeopardize recoverability of the asset.  Loans classified as “doubtful” are those loans which have characteristics similar to substandard accounts but with an increased risk that a loss may occur, or at least a portion of the loan may require charge-off if immediately liquidated.  Although loans classified as substandard do not duplicate loans classified as doubtful, both substandard and doubtful loans include some loans that are delinquent or on nonaccrual status.  As of December 31, 2002, substandard loans totaled $1,831,661 and doubtful loans totaled $1,112,525.  All substandard and doubtful loans were designated as delinquent or nonaccrual as of December 31, 2002.

     In addition to its classified account list and delinquency list of loans, the Corporation maintains a separate “watch list,” which further aids the Corporation in monitoring its loan portfolio.  Watch list loans show warning elements where the present status portrays one or more deficiencies requiring attention in the short run, or pertinent ratios of the loan account have weakened to a point that more frequent monitoring is warranted.  These loans do not have all the characteristics of a classified loan (substandard or doubtful) but do show weakened elements as compared with those of a satisfactory credit.  The Corporation reviews these loans while assessing the adequacy of the reserve for loan losses and may determine that sufficient risk is present to warrant provision of a specific reserve based on the facts and circumstances concerning individual loan relationships.

     The Corporation establishes specific reserves for potential problem loans as determined by its loan review program described above.  The specific reserves on these loans are determined in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, “Accounting by Creditors for Impairment of a Loan,” and SFAS No. 118, “Accounting by Creditors for Impairment of a Loan — Income Recognition and Disclosures” taking into account the credit’s current operating status, pledged collateral and plans of action for resolving any deficiencies.  The specific reserves are usually only considered for the Corporation’s commercial loan portfolio.

     The Corporation maintains formula reserves for all loans not considered by the specific reserve method.  Formula reserves are calculated for each pool of homogeneous loans based on a loan’s risk rating, delinquency status and the historical charge-off experience pertaining to each loan type.  The loss factors used in calculating formula reserves for substandard, doubtful and loss credits are based upon management’s judgment of inherent risks associated within these loan classifications.  Formula reserves, relative to loan delinquency status, are based on the type of loan and delinquency aging and are determined by management’s judgment of the inherent risk of loss from these delinquency categories.  The Corporation also establishes formula reserves for all loan types by applying a factor, based on corresponding historical charge-off percentages, to homogeneous pools of loans.

     These formula reserves are based on the Corporation’s historical charge-off experience.  If current charge-off levels deviate from the Corporation’s historical experience, the deviation will be reflected in the Corporation’s ongoing formula reserves and the allowance for loan losses is adjusted accordingly.  The Corporation maintains an unallocated reserve taking into consideration the following factors:

•	Trends in volume and terms of loans,
•	Seasoning of the loan portfolio,
•	Delinquency and non-accrual trends,
•	Recent loss experience in particular segments of the portfolio,
•	Credit quality trends (including current and expected trends in non-performing loans under existing conditions),
•	Specific industry conditions within portfolio segments,

NSD Bancorp

•	General local and national economic and business conditions affecting key loan portfolios,
•	Duration of the current business cycle,
•	Changes in lending and collection practices,
•	Management’s experience,
•	Other external factors that could affect the ability of the Corporation’s customers to repay their obligations.

     Management reviews these conditions to determine if any of these conditions is evidenced by a specifically identified problem credit or portfolio segment.  Management’s estimate of this condition may be reflected as a specific allowance applicable to this credit or portfolio segment.

     Where any of these conditions is not evidenced by a specifically identifiable problem credit or portfolio segment as of the evaluation date, management’s evaluation of the potential risk concerning this condition is reflected in the unallocated reserve.  The unallocated portion of the reserve for loan losses is maintained to absorb estimated losses due to inherent risks within the loan portfolio which have not been detected or otherwise identified as probable losses as of December 31, 2002.  These losses may be due to several factors which include uncertainties in economic conditions, delays in obtaining information about a borrower’s financial condition, the difficulty in identifying triggering events that directly correspond to future loss experience and other issues which have historically not been a factor in the Corporation’s loss experience.  Also, loss data representing a complete economic cycle is not available for all segments of the loan portfolio.  In addition, a portion of the unallocated risk is attributable to uncertainty regarding the overall impact and timing of economic cycles, including management’s concerns over the effects of the protraction of the current economic cycle.  Management performs a periodic analysis of the unallocated allowance to ensure its reasonableness and appropriateness based on the above factors and a risk assessment of all loan portfolios.

     The composition of the Corporation’s reserve for loan losses, including reserves attributable to loans held for sale, is as follows at December 31, 2002 and 2001:

	December 31,

	2002	2001

Specific Reserves	$1,215,973	$1,140,972
Formula Reserves	2,714,452	2,481,142
Unallocated Reserves	281,800	517,362

Total	$4,212,225	$4,139,476

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

     Specific reserves increased $75,001 from $1,140,972 at December 31, 2001, to $1,215,973 at December 31, 2002, principally due to a $364,726 increase in loans classified as doubtful.  This increase in loans classified as doubtful was primarily caused by the deterioration of one equipment leasing relationship which accounted for a significant portion of the $168,941 increase in leases classified as doubtful while installment loans classified as doubtful increased by $140,683 during the year. Also impacting specific reserves was an additional reserve of $280,063 which was provided for one loan relationship which was not classified as substandard, doubtful or loss at December 31, 2002.  This relationship is considered adequately secured and collectible, however, there has been an indication that a weakening in the borrower’s position is present.  Therefore, management has determined that it is prudent to create a specific reserve corresponding to the increase in risk specific to this relationship.  Offsetting increases to specific reserves was a $1,968,931 decrease in loans classified as substandard. Of this decrease, $1,726,072 can be attributed to three business banking relationships which were previously classified as substandard at December 31, 2001 and have either been collected or have exhibited substantial improvement in factors deemed critical to the underlying quality of the relationship at December 31, 2002.  Management does not consider the upgrading or collection of the loans attributable to these relationships to be indicative of a significant trend, adverse or otherwise, in overall loan portfolio performance or credit quality.  Rather, the improvement in quality or collection of these credits is considered to be specific to the facts and circumstances related those individual loan relationships.  Loans classified as loss increase by $6,362, at December 31, 2002, to $13,316 from $6,954 at December 31, 2001.  As of December 31, 2002, total classified loans were $2,957,502 compared to $4,555,345 at December 31, 2001.  Management believes that current reserves appropriately reflect the level of risk and potential loss of these credits. The reserve amount specified for these loans may change in the event that there is evidence of an improvement or further deterioration in a customer’s ability to satisfy contractual requirements.

     The formula reserve portion of the reserve for loan losses increased $233,310 to $2,714.452 at December 31, 2002 from $2,481,142 at December 31, 2001, corresponding to the overall increase in loans outstanding and most notable, to increases in commercial and installment loans.

     The unallocated reserve portion of the reserve for loan losses decreased $235,562 to $281,800 at December 31, 2002 from $517,362 at December 31, 2001.  This decrease is attributable, in part, to several significant initiatives which were implemented during 2002.  These initiatives have enhanced the Corporation’s ability to more closely identify and monitor risk elements associated with loan underwriting, review and collection processes and to more clearly determine the adequacy of loan loss reserves.  Specifically, a management committee was established to monitor loan portfolio performance and to review, identify and classify individual loan relationships.  Also, certain personnel changes within the business banking division have improved the risk management process through the addition of several more experienced underwriters and another experienced analyst to assist in loan underwriting and the ongoing credit review processes.  In addition, the decrease in unallocated allowance, at December 31, 2002, can be attributed to management’s determination that general credit deterioration, identified in 2001, on various segments of the overall loan portfolio had manifested itself in 2002 in the form of past due and non-performing assets at which time specific allowance allocations were made to corresponding segments of the portfolio.

     Current local and national economic conditions are expected to remain unchanged throughout the course of the 2003 operating year.  Management’s performance outlook concerning certain segments of the overall loan portfolio, however, has improved slightly due to indications that such economic conditions, although protracted, have not manifested a material adverse impact on the performance or quality of those segments. Management does feel, however, that market uncertainty and low growth expectations in the local and national economy are such that the current outlook must be continually re-evaluated for the potential of a more significant impact in the future.  New loan volumes and loan terms appear consistent with historical trends with regard to credit quality and proportionate composition.  In evaluating the appropriateness of the unallocated reserve, management considered specific and inherent loss estimates, which are periodically adjusted based upon the most recent available information.  There is, however, a possibility that the amount of actual losses may vary from estimated amounts.  Consequently, estimation risk is present and is provided for in assessing the appropriateness of the unallocated reserve for loan losses.  Management also remains concerned about the potential adverse effects of changes in the current economic and interest rate environment on those borrowers who have a more leveraged financial profile.  In addition, concern also exists as to the effects of projected slowing trends, by certain external parties, on automobile manufacturers and the impact on consumer demand and consumption.

     The following schedule sets forth the allocation of the reserve for loan losses among individual loan categories (in thousands).  A portion is allocated to general risk to protect the Corporation against potential yet undetermined losses and is based on historical experience.  The entire reserve for loan losses, including reserves attributable to loans held for sale, is available to absorb future loan losses in any category.

	For the Years Ended December 31,

	2002		2001		2000		1999		1998

Amount

		% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial, Financial and Agricultural Loans	$1,825	43.3%	$1,700	41.1%	$1,265	37.6%	$948	30.7%	$740	26.8%
Real Estate Mortgage Loans	212	5.0	241	5.8	129	3.8	243	7.9	320	11.6
Installment Loans	1,514	36.0	1,340	32.4	1,275	37.9	1,239	40.1	885	32.1
Lease Financing	379	9.0	340	8.2	234	7.0	197	6.4	277	10.0
Allocation to General Risk	282	6.7	518	12.5	462	13.7	461	14.9	535	19.4

Total	$4,212		$4,139		$3,365		$3,088		$2,757

NSD Bancorp

     The Corporation’s net charge-offs by loan type and changes in the reserve for loan losses, including those attributable to loans held for sale, for each of the past five years were as follows (in thousands):

	For the Years Ended December 31,

	2002	2001	2000	1999	1998

Reserve for Loan Losses at Beginning of Year	$4,139	$3,365	$3,088	$2,757	$2,914
Charge-offs:
Commercial, Financial, and Agricultural Loans	445	40	105	78	455
Real Estate Mortgage Loans	—	—	24	40	—
Installment Loans	320	410	359	386	483
Lease Financing	137	50	103	50	36

Total Charge-offs	902	500	591	554	974
Recoveries:
Commercial, Financial, and Agricultural Loans	45	13	—	—	—
Real Estate Mortgage Loans	1	1	—	1	—
Installment Loans	45	58	42	42	34
Lease Financing	3	2	1	2	3

Total Recoveries	94	74	43	45	37

Net Charge-offs	808	426	548	509	937
Transfer to Reserve for Unfunded Loan Commitments	79	—	—	—	—
Provision for Loan Losses	960	1,200	825	840	780

Reserve for Loan Losses at End of Year	$4,212	$4,139	$3,365	$3,088	$2,757

Net Loan Charge-offs to Average Loans	0.24%	0.14%	0.19%	0.21%	0.41%
Loan Loss Reserve to Non-Performing Assets	363.51%	448.50%	358.19%	296.91%	252.43%

     The provision for loan losses reflects the Corporation’s evaluation of the reserve for loan losses and other probable losses due to credit exposure related to unfounded loan commitments and letters of credit.  During 2002, the Corporation established a separate reserve of $78,882 for unfunded loan commitments and letters of credit.

     The following is a summary of changes in the reserve for unfunded loan commitments and letters of credit.

2002

Reserve at January 1	$0
Net change in Reserve for Unfunded Commitments	78,882

Reserve at December 31	$78,882

Liabilities

     Total liabilities were $471,626,016 at December 31, 2002, an increase of $29,029,386 from December 31, 2001.  An increase in total deposits of $28,215,853 was principally used to fund significant loan growth during 2002.

Deposits

     Total deposits increased $28,215,853 from $340,983,291 at December 31, 2001 to $369,199,144 at December 31, 2002.  Noninterest bearing demand deposits increased during 2002 by $4,390,457 due principally to emphasis on the development of small business relationships, while interest bearing demand deposits declined by $1,156,680.  As the financial markets generally experienced a flight to quality during 2002, banks experienced significant increases in outstanding deposits.  The Corporation benefited from this shift as savings deposits increased by $12,760,937 during the year.  Also, contributing to the overall increase in deposits was a $17,045,966 increase in certificates of deposit. A significant portion of this increase can be attributed to the opening of the Bank’s Fox Chapel branch office and also the first full year operating its Franklin Park branch during 2002.

     Average deposits and the average cost of deposits for the past three years were as follows:

	2002		2001		2000

	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

Noninterest Bearing Deposits	$63,738,345	—	$61,231,433	—	$60,546,571	—
Interest Bearing Deposits	84,039,001	1.33%	85,195,681	2.47%	89,738,860	3.15%
Savings Deposits	71,374,688	1.89	58,613,751	3.29	39,411,781	2.50
Time Deposits	127,773,645	4.81	110,727,679	5.86	104,367,369	5.92

Total Deposits	$346,925,679	2.48%	$315,768,544	3.33%	$294,064,581	3.40%

     At December 31, 2002, outstanding Certificates of Deposit are scheduled to mature as follows  (in thousands):

	$100,000 and over	Less than $100,000

Three Months or Less	$3,490	$18,819
Over Three Months Through Six Months	3,974	18,193
Over Six Months Through Twelve Months	13,251	34,951
Over Twelve Months	10,025	42,733

Total	$30,740	$114,696

Repurchase Agreements

     At December 31, 2002, the Corporation had no outstanding repurchase agreements.

FHLB Advances and Other Borrowed Funds

     At December 31, 2002, the Corporation had outstanding borrowings of $94,000,000 consisting entirely of advances from the Federal Home Loan Bank which are collateralized by qualifying securities and loans and are subject to restrictions or penalties related to prepayments.  There are no borrowings scheduled to mature during 2003.  The Corporation borrowed these funds to provide liquidity for specific asset-liability management strategies and to provide supplemental funding for loan growth.  At December 31, 2002 there were no outstanding overnight borrowings.

Shareholders’ Equity

     Consolidated shareholders’ equity increased $2,149,092 from $36,673,164 at December 31, 2001 to $38,822,256 at December 31, 2002.  This increase was the result of an increase in capital surplus primarily due to the exercise of stock options along with payment of a stock dividend to shareholders and an increase in net unrealized holding gains on securities available for sale partially offset by the purchase of treasury stock and by cash dividends paid to shareholders.

     The Corporation continues to maintain a strong capital position.  Risk-based capital ratios exceed current regulatory requirements.  The Corporation’s Tier I risk-based capital ratio at December 31, 2002 was 9.47% compared to 10.09% at December 31, 2001.  The Corporation’s total risk-based capital ratio at December 31, 2002 was 10.78% compared to 11.52% at December 31, 2001.  Regulatory requirements for Tier I and total risk-based capital ratios are 4.00% and 8.00%, respectively.

Sales Price and Cash Dividends Per Share

     The following table sets forth the high and low sale prices and cash dividends declared for the Corporation’s common stock as reported by the NASDAQ National Market system.  Prices and dividends set forth below have been adjusted to reflect a 5% stock dividend declared April 23, 2002 and payable on May 31, 2002 to shareholders of record on May 1, 2002 and a 5% stock dividend declared April 24, 2001 and payable on May 31, 2001 to shareholders of record on May 1, 2001.

	Sales Price		Cash Dividends Declared Per Share

	High	Low

2002
First Quarter	$21.90	$18.11	$0.19
Second Quarter	23.84	20.25	0.20
Third Quarter	25.40	20.70	0.20
Fourth Quarter	26.10	20.01	0.21
2001
First Quarter	$16.32	$12.48	$0.17
Second Quarter	18.14	14.51	0.18
Third Quarter	20.00	15.81	0.18
Fourth Quarter	20.10	18.10	0.19

Market Risk

     The Corporation operates as a traditional commercial banking institution investing in securities and loans with funding primarily provided by retail deposits and wholesale borrowings.  The primary source of revenue is the net spread between interest earned on investments and the cost of related funding.  Inherent in this business is market risk or the risk of an adverse impact on earnings from changes in market interest rates.  Other types of market risks such as foreign currency exchange rate risk and commodity price risk do not arise in the normal course of the Corporation’s business activities.  The Corporation has an asset/liability management process in place to monitor and control risks associated with changing interest rates and the potential impact on future financial performance.  Management’s objective is to provide an optimum return while maintaining an appropriate mix of earning assets and funding sources consistent with acceptable exposure to market risk.  Ultimately, the Corporation seeks to produce consistent profitability in all interest rate environments.

NSD Bancorp

     Simulation modeling enables management to quantify the extent of the Corporation’s interest rate exposure by forecasting how net interest income, and consequently net income, varies under alternative interest rate scenarios based on the Corporation’s current position.  At December 31, 2002, a simulation analysis assuming a one-time 200 basis point increase in interest rates, results in a positive impact of approximately 5.7 or approximately $1,003,000 on projected net interest income over a one-year period.  Conversely, a 200 basis point decrease in interest rates may result in a decrease in projected net interest income of 7.1% or approximately $1,244,000 over the same period.  These findings are the result of normal projected growth in interest earning assets and interest related liability levels based on the Corporation’s position at December 31, 2002.  The results reflect the impact of a relatively short repricing or rate adjustment period of the Corporation’s loan products and the effect of investment security prepayments matched with the relative short term nature of interest sensitive deposit and borrowing liabilities.  In a rising rate environment, the increased cost of funding would be offset by increases in yields on prime rate, LIBOR and Treasury indexed loans and securities and the repricing of significant cash flow in the consumer loan portfolio.  In a declining rate environment, the declining yield on loans and securities due to prepayments and index adjustments would be offset by a shortening of deposit maturities and the repricing of a significant interest bearing demand deposit portfolio.  In any event, a sudden, substantial and protracted shift in interest rates may adversely impact the Corporation’s earnings to the extent that the interest rates on interest earning assets and interest bearing liabilities change at varying frequencies and market forces may limit the ability to appropriately respond to such changes.

     Interest rate risk is also analyzed by comparing the maturity and repricing relationships between interest earning assets and interest bearing liabilities at specific points in time or “GAP” analysis.  Management, however, recognizes that a simplified GAP analysis may not adequately reflect the degree to which assets and liabilities with similar repricing characteristics react to changes in market interest rates.  In addition, repricing characteristics identified under a specific GAP position may vary significantly under different interest rate environments.  Therefore, simulation modeling is also performed to evaluate the extent and direction of the Corporation’s interest rate exposure under upward and downward changes in interest rates.

     Based upon historical trends, the Corporation has typically considered all demand and savings deposits as core deposits and relatively non-rate sensitive.  The following table has been prepared, as required, presenting interest bearing demand deposits and savings deposits as repricing within the earliest period.  As a result, the table reflects a negative, or liability sensitive, cumulative interest GAP position of $99,795 in the first one-year GAP.  Results of simulation modeling and historical experience indicate, however, that the overall potential effect on net interest income should not have an adverse result on future financial performance.

     The following table summarizes the Corporation’s interest rate sensitivity or GAP position, which is the estimated aggregate maturity/repricing structure of interest earning assets and interest bearing liabilities, at December 31, 2002 (in thousands):

	3 months or less	Over 3 to 6 months	Over 6 to 12 months	Over 1 to 5 Years	Over 5 Years	Total

Loans, Net of Unearned Income	$58,660	$33,649	$57,313	$146,452	$33,206	$329,280
Securities Available for Sale	38,243	8,531	18,094	28,477	34,855	128,200
Other Interest Earning Assets	18,754	—	8,159	—	—	26,913
Noninterest Earning Assets	—	—	—	—	26,055	26,055

Total Assets	$115,657	$42,180	$83,566	$174,929	$94,116	$510,448

Interest Bearing Demand Deposits	$83,195	—	—	—	—	$83,195
Savings Deposits	69,185	—	—	—	—	69,185
Time Deposits < $100,000	20,030	$18,317	$35,059	$42,466	$556	116,428
Time Deposits => $100,000	3,379	2,750	13,144	9,523	212	29,008
Other Borrowed Funds	87,000	—	2,000	5,000	—	94,000
Other Liabilities	1,785	1,785	3,569	28,552	44,119	79,810
Shareholders’ Equity	—	—	—	—	38,822	38,822

Total Liabilities and Shareholders’ Equity	$264,574	$22,852	$53,772	$85,541	$83,709	$510,448

Period GAP	$(148,917)	$19,328	$29,794	$89,388	$10,407
Cumulative GAP	$(148,917)	$(129,589)	$(99,795)	$(10,407)	$—

Liquidity and Cash Flows

     Liquidity is the ability to generate cash flows or obtain funds at a reasonable cost to satisfy customer credit needs and the requirements of depositors.  Liquid assets include cash, federal funds sold, investments maturing in less than one year and loan repayments.  The Corporation’s ability to obtain deposits and purchase funds at reasonable rates determines its liability liquidity.  As a result of liquid asset management and the ability to generate liquidity through deposit funding, management feels that the Corporation maintains overall liquidity sufficient to satisfy customer needs.  In the event that such measures are not sufficient, the Corporation has established alternative sources of funds in the form of wholesale borrowings and repurchase agreements.

     Operating activities provided net cash of $8,672,434 during 2002 compared to $3,662,703 and $5,946,180 for 2001 and 2000, respectively.  The primary source of operating cash flows for 2002 was net income adjusted for the effect of noncash expenses such as the provision for loan losses, depreciation of premises and equipment and a $2,572,950 decrease in other assets primarily due to a $2,334,275 decrease in NorthSide Bank’s Cashflow Maximizer program due to a $2,204,205 loss related to the previously discussed apparent fraud and the beginning of a gradual process to eliminate this program during 2002.

     Investing activities used cash of $26,183,596 during 2002, compared to $36,767,795 and $32,696,330 for 2001 and 2000, respectively.  In 2002, as in 2001 and 2000, cash was used to fund loan growth, as well as, the purchase of investment securities available for sale. Proceeds from the sales, repayments and maturities of investment securities available for sale were reinvested primarily in investment securities available for sale.

NSD Bancorp

     Financing activities provided cash of $24,432,923, $37,581,997 and $35,056,040 during 2002, 2001 and 2000, respectively.  During 2002 and 2001, increases in demand and savings accounts, time deposits and borrowings provided cash while cash was used for the payment of cash dividends and the purchase of treasury stock. During 2000, increases in demand and savings accounts, time deposits and borrowings provided cash while cash was used for the repayment of borrowings, the payment of cash dividends and the purchase of treasury stock.  Net proceeds from borrowings were used to fund growth in the loan and investment portfolios during 2001 and 2000.

     Certain information in this discussion and other statements contained in this report, which are not historical facts, may be forward-looking statements that involve risks and uncertainties.  Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements, including without limitation, the effect of changing regional and national economic conditions; changes in interest rates; credit risks of commercial, real estate, consumer and other lending activities; changes in federal and state regulations; the presence in the Corporation’s market area of competitors with greater financial resources than the Corporation or other unanticipated external developments materially impacting the Corporation’s operational and financial performance.

Senior Officers of NorthSide Bank

Lawrence R. Gaus
Chairman of the Board

Lloyd G. Gibson
President and Chief Executive Officer

James P. Radick
Senior Vice President, Treasurer and Chief Financial Officer

Rajendra K. Bagga
Chief Auditor

John L. Schultz
Vice President Marketing/Retail Banking

Jeffrey R. Uselman
Senior Vice President, Operations Manager and Head of Technology

Mark A. Allman
Vice President Indirect Lending Manager

Patricia B. Ault
Vice President Mortgage Lending CRA Officer

William B. Breitinger
Vice President Asset Recovery Supervisor

Gloria J. Bush
Corporate Secretary and Human Resource Department Manager

Debra S. Flinner
Vice President and Commercial Loan Manager

John A. Pelusi
Vice President and Consumer Loan Department Manager

James R. Schafer
Vice President Security Officer

Officers of NSD Bancorp, Inc.

Lawrence R. Gaus
Chairman of the Baord

Lloyd G. Gibson
President and Chief Executive Officer

James P. Radick
Treasurer

Gloria J. Bush
Corporate Secretary

Officer listings as of March 14, 2003

NSD Bancorp

Board of Directors

[PHOTO OF WILLIAM B. BAIERL]	[PHOTO OF JOHN C. BROWN, JR.]	[PHOTO OF GRANT A. COLTON, JR.]	[PHOTO OF LAWRENCE R. GAUS, C.P.A.]

William B. Baierl President-Baierl Chevrolet, Inc.	John C. Brown, Jr. Retired Regional Executive-PNC Bank	Grant A. Colton, Jr. Chairman of the Board GA Industries, Inc.	Lawrence R. Gaus, C.P.A. Gaus, Siegel, McMillen & Davisson, LLC Chairman of the Board- NSD Bancorp, Inc. And Northside Bank

[PHOTO OF NICHOLAS C. GEANOPULOS]	[PHOTO OF GUS P. GEORGIADIS]	[PHOTO OF LLOYD G. GIBSON]	[PHOTO OF CHARLES S. LENZNER]

Nicholas C. Geanopulos President-N.C. Geanopulos, Inc. President-Geanopulos Representations	Gus P. Georgiadis President-TRIAD USA	Lloyd G. Gibson President and Chief Executive Officer NSD Bancorp, Inc. And NorthSide Bank	Charles S. Lenzner Vice President-Lenzner Tours

[PHOTO OF DAVID J. MALONE]	[PHOTO OF KENNETH L. RALL]	[PHOTO OF ARTHUR J. ROONEY, II]

David J. Malone CFO-Gateway Financial	Kenneth L. Rall President-Renaissance Homes Sales, Inc.	Arthur J. Rooney, II Chairman of the Board- Klett, Rooney, Lieber & Schorling, Attorneys at law

Director listings of NSD Bancorp, Inc. and NorthSide Bank as of March 14, 2003

Shareholder’s Information

Stock Listing
Shares of NSD Bancorp, Inc. Common stock are traded on the NASDAQ National Market System.  The ticker symbol is NSDB.

Shareholder Inquiries
Questions regarding dividends, transfer of stock, address change or lost certificates should be directed to Registrar and Transfer Company, 10 Commerce Drive, Cranford, NJ 07016-3572.  If you need more information, please call 1-800-368-5948.  Website address: www.rtco.com

Annual Meeting
The Annual Meeting of Shareholders will be held at 3:00 p.m. Eastern Time, on Tuesday, April 22, 2003, in the ballroom of the Holiday Inn, 4859 McKnight Road, Pittsburgh, Pennsylvania.

Additional Financial Information Available
The Bank’s Annual Report to the Securities and Exchange Commission (Form 10-K) or any quarterly Report (Form 10-Q) issued subsequent to the period covered in this report will be furnished to any shareholder upon request and addressed to James P. Radick, Treasurer, NSD Bancorp, Inc., 5004 McKnight Road, Pittsburgh, PA 15237, (412) 231-6900.

Community Offices

Pittsburgh North Side (Principal Office)
100 Federal Street Phone: 412-231-6900 Beverly C. Young, Assistant Vice President/ Branch Manager

Allegheny Professional Building
490 East North Avenue Phone: 412-231-3500 Josephine N. Magill, Community Banking Officer/ Branch Manager

Cranberry Township
Route 19 N. and St. Francis Way Phone: 724-776-6700 Helen M. Askin, Assistant Vice President/ Branch Manager

Duncan Manor Shopping Center
1701 Duncan Avenue Phone: 412-369-5700 Theresa M. Downing, Assistant Vice President/ Branch Manager

Fox Chapel
1112 Freeport Road Phone: 412-963-8363 Charlene G. Thunell, Assistant Vice President/ Branch Manager

Franklin Park
2000 Corporate Drive at Brandt School Road Phone: 724-940-6700 Andrew J. Mittelstaedt, Community Banking Officer/ Branch Manager

Hampton Township
Shoppers Plaza, 4960 Route 8 Phone: 724-444-6700 Stephen P. Szemes, Jr., Community Banking Officer/ Branch Manager

Pine Creek Shopping Center
9805 McKnight Road Phone: 412-366-5266 Kelly J. Schuring, Community Banking Officer/ Branch Manager

Pittsburgh Cultural District
701 Liberty Avenue Phone: 412-281-4360 Michelle R. Sagnimeni, Community Banking Officer/ Branch Manager

Ross Park
5004 McKnight Road Phone: 412-369-0990 Kathleen A. Ayres, Assistant Vice President/ Branch Manager

Town of McCandless
Perry Highway and Ingomar Road Phone: 412-366-6700 Ann P. Connolly, Assistant Vice President/ Branch Manager

West View
728 Center Avenue Phone: 412-931-2500 Cheryl A. Mildrich, Assistant Vice President/ Branch Manager

* This statement has not been reviewed, or confirmed for relevance by the Federal Deposit Insurance Corp.
Officer Listings as of March 14,2003.