Form 10-K, Exhibit 13
NSD BANCORP INC
filed 2004-03-30
CIK 898624

Exhibit 13



NSD BANCORP, INC.

2003

A N N U A L
R E P O R T

Table of Contents

  Consolidated Financial Highlights........................................1
  Letter to Stockholders...................................................2
  Selected Consolidated Financial Data.....................................4
  Management's Discussion and Analysis of
           Financial Condition and Results of Operations...................5
  Consolidated Financial Statements.......................................24
  Notes to Consolidated Financial Statements..............................29
  Report of Independent Auditors..........................................51
  Stock and Dividend Information..........................................52
  Corporate Information...................................................53
  Board of Directors and Officers.........................................54
  Office Locations and Branch Managers....................................56


Corporate Profile

       NSD Bancorp, Inc. (NASDAQ: NSDB), a publicly traded Pennsylvania corporation and bank holding company, provides a wide range of retail and commercial financial products and services to customers in western Pennsylvania through its wholly owned subsidiary bank, NorthSide Bank.

       NorthSide Bank is an FDIC-insured state chartered bank based in Pittsburgh, Pennsylvania, that operates twelve branch offices serving Pittsburgh and its northern suburbs. In addition to providing traditional lending and depository products and related banking services, the Bank offers investment advisory, brokerage and insurance services. The Bank also provides title searches and other real estate settlement services through its wholly owned subsidiary, NSB Financial Services, LLC, a limited liability corporation, which operates as a licensed title insurance agency.

       For more information visit the Corporation's website at www.nsdbancorp.com.


Vision and Mission Statement

       Vision. NSD Bancorp, Inc. and NorthSide Bank will aspire to set the standard for performance for community banks in our market area by being a recognized model of excellence to customers, competitors, shareholders and the community.

       Mission Statement. Based on our commitment to provide outstanding and innovative customer service, we as a community-based financial institution will establish and maintain mutually beneficial long-term relationships with customers, professionals, businesses and the communities we serve. We will provide an array of products and services necessary to serve our customers, across a regional market, investing our capital in people, technology and effectively placed retail service centers. As a result of our commitment to the above, our financial service company will build shareholder value to the highest prudently attainable levels while providing rewarding careers for employees.

Consolidated Financial Highlights
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except share data)


                                                 As of or for the
                                             year ended December 31,
                                                2003          2002       Change
                                             ----------    ----------    ----------

      Balance Sheet:

        Total assets                          $506,620      $510,448         (0.7%)
        Loans receivable, net                  305,626       329,280         (7.2%)
        Securities available for sale          151,141       123,226          22.7%
        Deposits                               366,039       369,199         (0.9%)
        Borrowed funds                          94,000        94,000           0.0%
        Stockholders' equity                    38,887        38,822           0.2%

      Income Statement:

        Net income                              $2,739        $4,466        (38.7%)
        Net interest income                     15,367        16,720         (8.1%)
        Net income per share, basic              $0.86         $1.39        (38.1%)
        Net income per share, diluted            $0.84         $1.37        (38.7%)
        Cash dividends per share                 $0.87         $0.76          14.5%

      Key Ratios:

        Return on average assets                  0.54%         0.89%       (39.3%)
        Return on average stockholders'equity     7.03%        12.56%       (44.0%)


--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      1                      2003 Annual Report

Letter to Stockholders
--------------------------------------------------------------------------------


Dear Stockholders and Friends:

The year 2003 was a time of considerable change at NSD Bancorp, Inc. and our subsidiary bank, NorthSide Bank. Significant efforts during the year were focused on analyzing our current position and, in turn, repositioning the Corporation and the Bank for long-term growth and profitability. The goal of the organization is to build shareholder value. In an effort to ensure that this objective is attained, the Board of Directors appointed me as the new President in September 2003 and charged me with guiding the Corporation through this period of change. I look forward to providing the vision and leadership necessary to guide the institution through this transition period.

In connection with this repositioning, one of the first initiatives I have pursued and continue to set forth is the establishment of an experienced executive management team. I am proud to have as part of my management team our new Chief Financial Officer, William C. Marsh, who joined the Corporation this past October. Bill brings with him a proven track record of improving profitability, operating activities, financial condition and financial reporting systems for publicly traded community banks.

Earnings for 2003 were below desired results and levels recognized in past years, as the Corporation reported consolidated net income of $2.7 million or $0.84 per diluted share for the year ended December 31, 2003, as compared to net income of $4.5 million or $1.37 per diluted share for the year ended December 31, 2002. Contributing to the decline in earnings between the two years was the necessity of additional loan loss provisions totaling $2.5 million related to the deterioration of certain lending relationships realized during the second quarter of 2003, as well as a decline in net interest income and certain restructuring costs experienced during 2003.

During 2003, interest rates declined to their lowest levels in more than 40 years and the banking industry saw unprecedented levels of loan prepayments and refinancing. NorthSide Bank continued to experience net interest income compression as the decrease in yield on earning-assets outpaced the decrease in the cost of interest-bearing liabilities. This reduction in spread was the direct result of continued loans repricing downward in the current interest rate environment, while the cost of deposit funding has stabilized near the effective floor of these products. Contributing to the decline in interest income was lower loan demand in 2003 versus prior years and the necessity of redeploying funds in lower yielding marketable securities. Further, the Corporation continues to feel the effects of previously retained Federal Home Loan Bank advances totaling $94.0 million that are locked in for a longer term at a weighted-average interest rate of 5.72%, whereby loans and securities matched against these advances have prepaid and or repriced lower.

During the year, the Corporation's total assets decreased slightly to $506.6 million at December 31, 2003. Total loans decreased $23.7 million to $305.6 million while securities increased $27.9 million to $151.1 million at December 31, 2003. Deposits remained relatively steady ending the year at $366.0 million. The Bank remains well capitalized for regulatory purposes, and the Corporation is positioned for future growth and improvement with total stockholders' equity of $38.9 million or approximately 7.7% of total assets at December 31, 2003.

We look forward to 2004 and beyond with a great deal of excitement as we continue to move NorthSide Bank into a full service financial institution. During early 2004 we will be finalizing changes to our management infrastructure enabling the Bank to better leverage our human capital.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      2                      2003 Annual Report

--------------------------------------------------------------------------------


While we are confident that we can grow earnings through further improvements in operating efficiencies and business development efforts, we recognize that sustainable long-term growth in our stock value comes from the development of a business model which creates additional franchise value and earnings growth.

We anticipate that the following strategic initiatives currently underway will result in positive results being recognized in 2004 and beyond:

     -- We will continue with initiatives and programs implemented in the third and fourth quarters of 2003 to improve the asset liability management process and overall commercial loan credit quality.
     -- We will expand mortgage and home equity programs to offer a better array of products and services and develop a referral network to increase potential opportunities.
     -- We will expand our retail, commercial and wealth management base to provide competitive and best-in-class products.
     -- We will be making considerable investments in technology and infrastructure to afford the opportunity to expand our services to our customer base, as well as allow the Bank's employees to provide enhanced levels of service.
     -- In the coming months and years, we will be going through a process of transforming and enhancing the organization's traditional banking model to a performance-based sales and service engine. We will be challenged with recruiting people who will enhance our platform while continuing to train and work with our existing staff to meet the challenges of this new environment.

These programs will undoubtedly establish the framework for future growth in earnings and market value, and your management team has made the necessary commitment to see these goals through to fruition.

Despite the down year in earnings, the Corporation has a solid franchise, a strong capital base and excellent prospects for future growth. To our customers, stockholders and employees we vow to conduct our business with honor and integrity, and to not assume unreasonable risks, regardless of possible rewards. On behalf of the Board of Directors, officers and employees, I thank you for your support.

Very truly yours,



Andrew W. Hasley
President
Chief Operating Officer


March 1, 2004

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      3                      2003 Annual Report

Selected Consolidated Financial Data
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except share data)


                               ----------------------------------------------------------
                                                  As of December 31,
Financial Condition Data           2003        2002        2001        2000        1999
------------------------       ----------------------------------------------------------

 Total assets                 $  506,620  $  510,448  $  479,270  $  435,619  $  392,285
 Securities                      151,141     123,226     117,099      97,347     103,254
 Loans receivable, net           305,626     329,280     317,319     299,460     264,402
 Deposits                        366,039     369,199     340,983     307,078     289,440
 Borrowed funds                   94,000      94,000      94,000      87,000      66,350
 Stockholders' equity             38,887      38,822      36,673      33,641      30,349

                               ----------------------------------------------------------
                                            For the year ended December 31,
Operations Data                    2003        2002        2001        2000        1999
---------------                ----------------------------------------------------------

 Interest income              $   27,709  $   30,803  $   31,707  $   30,608  $   26,506
 Interest expense                 12,342      14,083      15,940      14,706      11,306
                               ----------  ----------  ----------  ----------  ----------
 Net interest income              15,367      16,720      15,767      15,902      15,200
 Provision for loan losses         3,465         960       1,200         825         840
                               ----------  ----------  ----------  ----------  ----------
 Net interest income after
  provision for loan losses       11,902      15,760      14,567      15,077      14,360
 Noninterest income                3,789       3,493       3,392       1,919       1,812
 Noninterest expense              12,456      13,098      10,668       9,772       9,296
                               ----------  ----------  ----------  ----------  ----------
 Net income before income
  taxes                            3,235       6,155       7,291       7,224       6,876
 Provision for income taxes          496       1,689       2,086       2,293       2,311
                               ----------  ----------  ----------  ----------  ----------

 Net income                   $    2,739  $    4,466  $    5,205  $    4,931  $    4,565
                               ==========  ==========  ==========  ==========  ==========

  Average common shares
   outstanding, basic (1)      3,196,171   3,219,328   3,272,008   3,356,574   3,419,440
  Average common shares
   outstanding, diluted (1)    3,251,509   3,268,143   3,297,825   3,368,476   3,451,766
  Net income per common share,
   basic (1)                       $0.86       $1.39       $1.59       $1.47       $1.34
  Net income per common share,
   diluted (1)                     $0.84       $1.37       $1.58       $1.46       $1.32
  Dividends per share (1)          $0.87       $0.76       $0.69       $0.65       $0.58

                               ----------------------------------------------------------
                                       As of or for the year ended December 31,
Other Data                         2003        2002        2001        2000        1999
----------                     ----------------------------------------------------------

 Performance Ratios
  Return on average assets          0.54%       0.89%       1.15%       1.20%       1.23%
  Return on average equity          7.03%      12.56%      15.34%      16.70%      14.43%
  Yield on interest-earning
   assets (2)                       5.84%       6.81%       7.48%       7.92%       7.59%
  Cost of interest-bearing
   liabilities                      3.15%       3.73%       4.58%       4.69%       4.12%
  Cost of funds                     2.67%       3.19%       3.90%       3.93%       3.41%
  Interest rate spread (2)          2.69%       3.08%       2.90%       3.23%       3.47%
  Net interest margin (2)           3.28%       3.74%       3.76%       4.14%       4.37%
  Noninterest expense to
   average assets                   2.43%       2.70%       2.36%       2.38%       2.50%
  Interest-earning assets to
   average assets                  94.47%      94.20%      94.66%      94.52%      94.67%
  Loans to deposits                83.50%      89.19%      93.06%      97.52%      91.35%
  Dividend payout ratio            99.78%      54.10%      43.33%      44.08%      43.19%
 Asset Quality Ratios
  Non-performing loans to
   total loans                      2.69%       0.27%       0.20%       0.17%       0.29%
  Non-performing assets to
   total assets                     1.70%       0.23%       0.19%       0.20%       0.27%
  Allowance for loan losses to
   total loans                      2.20%       1.27%       1.30%       1.11%       1.17%
  Allowance for loan losses to
   non-performing loans            81.78%     476.63%     652.24%     646.06%     396.97%
 Capital Ratios
  Stockholders' equity to
   assets                           7.68%       7.61%       7.65%       7.72%       7.74%
  Average equity to average
   assets                           7.62%       7.31%       7.50%       7.19%       8.51%

-----------------------------------------------------------------------------------------
(1)  Adjusted for 5% stock dividends distributed each year in April 2003, 2002, 2001 and
     2000 and a 10% stock dividend distributed in January 1999.
(2)  Interest income utilized in calculation is on a fully tax equivalent basis.


--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      4                      2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

Overview
--------

NSD Bancorp, Inc. (the Corporation) is a Pennsylvania corporation and bank holding company that provides a full range of retail and commercial financial products and services to customers in the Pittsburgh, Pennsylvania, metropolitan area through its wholly owned subsidiary bank, NorthSide Bank (the Bank).

The Bank, organized in 1934, is a financial intermediary whose principal business consists of attracting deposits from the general public and investing such funds in real estate loans secured by liens on residential and commercial property, consumer loans, commercial business loans and leases, marketable securities and interest-earning deposits. The Bank operates through a network of twelve offices in Allegheny and Butler counties, Pennsylvania. In addition to providing traditional banking services, the Bank offers retail investment advisory, brokerage and insurance services. The Bank also provides title searches and other real estate settlement services, through its wholly owned subsidiary, NSB Financial Services, LLC, a limited liability corporation, which operates as a licensed title insurance agency. The Corporation and the Bank are headquartered in Pittsburgh, Pennsylvania.

The Corporation and the Bank are subject to examination and comprehensive regulation by the Pennsylvania Department of Banking, which is the Bank's chartering authority and primary regulator, and the Federal Deposit Insurance Corporation (FDIC), which insures customer deposits held by the Bank to the full extent provided by law. The Bank is a member of the Federal Reserve Bank of Cleveland (FRB) and the Federal Home Loan Bank of Pittsburgh (FHLB), each a regional bank part of their respective federal banking systems. The Corporation is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and a Securities and Exchange Commission (SEC) registrant filing annual, quarterly and other requisite forms as required by law.

The Federal funds and prime rates along with the U.S. treasury yield curve generally serve as economic market interest yield and rate indicators for community financial institutions. Management uses these market rates and related indicators in pricing loan and deposit products, in evaluating security purchase and sale strategies and in assessing the need for funding through borrowing as part of the Corporation's overall asset liability management. In addition to national market interest rate information, management also evaluates pricing of competitor institutions in establishing offered rates for consumer and commercial loan and deposit products and related services.

During the past three years, the Corporation and the nation experienced a historically dramatic drop in national market interest rates with the Federal funds discount rate decreasing 450 basis points to 1.00% in July 2003 from 5.50% in January 2001. Over the same period, the national prime-lending rate has declined similarly from 9.50% to 4.00%. The Federal funds and prime interest rates remained steady at 1.00% and 4.00%, respectively, from July 2003 through year end 2003.

As discussed and outlined in detail below, this declining rate environment has resulted in a significant repricing of the Corporation's loan products and securities portfolio, reducing the yield of the Corporation's interest-earning assets as new loan production and refinancing of existing loans during 2003, 2002 and 2001 has resulted in lower yielding loan assets. As securities have matured or otherwise repaid, funds from these cash inflows have been redeployed similarly at lower yields in the current environment. Because the Corporation's time deposit products do not afford a call feature, the cost of funds during the periods did not decrease as quickly as the yield on interest-earning assets, however, such repricing of deposits has approached that of interest-earning assets during 2003 while the current lower interest rate environment continued.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      5                      2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


Management regularly evaluates the pricing of interest-bearing demand deposits (checking, savings and money market products) and certificates of deposit in light of the current rate environment and adjusts pricing to reflect current market conditions. There will be some opportunity for continued repricing of interest-bearing demand deposits and certain certificates of deposits. The Corporation has $26.3 million in certificates at a weighted average interest rate of approximately 3.60% expected to re-price during the first three months of 2004 - these certificates are currently priced above current market rates and assuming they mature and are reinvested with the Bank and that the low rate environment persists, a reduction in the cost of these funds should occur. However, as indicated, there is more opportunity in continued downward repricing of interest-earning assets (given their inherently higher levels) than there is for cost reduction of interest-bearing liabilities.

As a result of this, the Corporation continues to experience net interest income compression as the decrease in yield on earning-assets outpaced the decrease in the cost of interest-bearing liabilities. During 2003 the yield on earning-assets decreased 97 basis points to 5.84% for 2003 from 6.81% for 2002. The cost of interest-bearing liabilities decreased 58 basis points to 3.15% for 2003 from 3.73% for 2002. This reduction in spread was the direct result of continued loan repricing downward in the current interest rate environment while the cost of deposit funding has stabilized near the effective floor of these products. Contributing to the decline in interest income was lower loan demand in 2003 versus prior years and the necessity of redeploying funds into lower yielding marketable securities. Further, the Corporation continues to feel the effects of previously retained FHLB advances totaling $94.0 million that are locked in for a longer term at a weighted average interest rate cost of 5.72% and whereby loans and securities previously matched against these advances have prepaid and/or re-priced lower.

The Corporation plans to address this margin compression through growth of the Corporation's loan portfolios, more stringent asset liability management efforts and increased focus on revenue sources that, although financial service related, are not reliant on financial assets and liabilities, particularly investment advisory services through the Bank's wealth management division and settlement services through the Bank's title company, as well as through prudent control of noninterest expenses among other strategies.

During 2003 and 2002, the Corporation has experienced significant loan losses associated with the deterioration of three larger credit relationships during 2003 and the Bank's Cashflow Maximizer product in 2002.

During 2003, three large commercial loan relationships were identified as impaired increasing the Corporation's nonperforming assets to $8.6 million at December 31, 2003, compared to $1.2 million at December 31, 2002, and resulting in an increase in the provision for loan losses to $3.5 million in 2003, compared to $960,000 for in 2002. The outstanding loan balances associated with these three relationships totaled $7.5 million at December 31, 2003. Management has identified $2.8 million of the allowance for loan losses at December 31, 2003, to cover the losses associated with these relationships and believes that this level of allowance is adequate to cover the losses associated with these credits. Management has engaged legal counsel and is pursuing all avenues in the interest of realizing the highest possible recovery associated with these loans.

During 2002, the Corporation realized a loss of $2.0 million in noninterest expense associated with its former Cashflow Maximizer product. This product provided customers with the opportunity to sell accounts receivable to the Bank, and the Bank would in turn provide working capital funds to these customers. The loss was associated with the accounts receivable purchased from one customer that was subsequently restructured as a term loan to facilitate collection. During the second quarter of 2002, management identified an external fraud related to this customer and charged off the term loan and discontinued this product. Management continues to seek recovery of the loss associated with this product and the related fraud, but the collection of additional funds appears doubtful.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      6                      2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------

Management and the Board of Directors of the Corporation have implemented strategic initiatives during 2003 to further mitigate the risks of credit losses including the following:

     -- The Corporation has identified and hired a Vice President of Credit Administration whose primary responsibilities include monitoring and managing loan underwriting and the credit review function of the Bank.
     -- Management and the Board of Directors have revisited the Bank's loan policies and procedures and are in the process of improving underwriting standards, examining lending authority limits and strengthening the loan administration and credit review process.
     -- The Bank has retained an outside consulting firm to review all commercial credits on a regular recurring basis in the interest of identifying problems earlier versus later and to assist management in appropriately classifying loans. In addition, the Board of Directors retained a separate outside firm to review all commercial credit files to ensure the consistency of file structure and determine the adequacy of documentation maintained in loan files.
     -- The Bank has established new Board and Officer level loan review committees to approve large loans and review problem credits as well as evaluating the adequacy of the Bank's allowance for loan losses. The Officer loan committee meets weekly, and the Board loan committee meets monthly or more frequently, as needed.
     -- The Corporation anticipates hiring a Chief Lending Officer during the second or third quarter of 2004.

These initiatives along with other organizational changes experienced by the Corporation are expected to alleviate future loan losses and identify credit problems on a more timely basis in the interest of minimizing credit exposure.

Changes in Financial Condition
------------------------------

Total assets decreased $3.8 million or 0.8% to $506.6 million at December 31, 2003, from $510.4 million at December 31, 2002. This decrease was primarily due to decreases in loans receivable of $23.7 million and cash and cash equivalents of $9.4 million. Partially offsetting the net decrease in assets was an increase in securities of $27.9 million. The decrease in the Corporation's total assets was directly related to a decrease in deposits of $3.2 million.

Cash and cash equivalents. Cash on hand, interest-earning deposits and federal funds sold decreased a combined $9.4 million or 27.9% to $24.2 million at December 31, 2003, from $33.6 million at December 31, 2002. These accounts are typically decreased by customer deposit withdrawals, new loan originations or other loan fundings, security purchases, repayments of borrowed funds and cash dividends to stockholders. Increases result from net operating results, deposits by customers into savings and checking accounts, loan and security repayments and proceeds from borrowed funds. The decrease experienced during 2003 was primarily the result of purchases of securities and deposit withdrawals.

Securities. Securities increased $27.9 million or 22.7% to $151.1 million at December 31, 2003, from $123.2 million at December 31, 2002. The overall increase in securities for the year resulted from management deploying funds obtained through loan repayments into marketable securities within targeted maturity terms and where optimal yields could be realized. The net increase resulted from security purchases totaling $104.3 million, partially offset by security maturities and calls totaling $77.0 million. Also contributing to the change in securities for the year was an increase in the unrealized gain on securities available for sale of $504,000, primarily due to increases of unrealized gains in corporate and equity securities.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      7                      2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


Loans receivable. Net loans receivable decreased $23.7 million or 7.2% to $305.6 million at December 31, 2003, from $329.3 million at December 31, 2002. The Corporation began establishing correspondent relationships during the second quarter of 2002 with other mortgage businesses to sell residential mortgages at the time of funding; consequently, residential mortgages declined by $17.2 million or 41.4%. During 2003, the Corporation originated and sold $15.9 million in residential mortgage loans in connection with managing interest-rate risk in this lower interest rate environment. Management has and will continually monitor market conditions and the Corporation's balance sheet mix in evaluating the end result of mortgage production.

Commercial, financial and agricultural loans decreased $5.3 million or 14.2% due to lower loan demand coupled with an aggressive loan pricing market which ultimately resulted in the refinancing of certain larger relationships by customers with other institutions. Consumer loans decreased $5.0 million or 3.4% primarily as a result of a general reduction in market demand. Lease financing declined $2.3 million or 21.2% due to decreased business activity and increased repayments as a result of a shift in market demand toward more traditional commercial financing. Nonresidential mortgages increased $1.6 million or 1.8% despite the reclassification of three lending relationships to nonperforming status. Lines of credit and nonaccrual loans increased $682,000 and $7.5 million, respectively. Refer to the "Nonperforming assets" section for further discussion of this increase in nonaccrual loans.

Nonperforming assets. Nonperforming assets include nonaccrual loans, repossessed assets and real estate acquired through foreclosure (REO). Nonperforming assets increased $7.4 million to $8.6 million or 1.7% of total assets at December 31, 2003 from $1.2 million or 0.23% of total assets at December 31, 2002. Nonperforming assets consisted of nonperforming loans, repossessed assets and REO of $8.4 million, $116,000 and $89,000, respectively, at December 31, 2003 and $890,000, $186,000 and $83,000, respectively, at December 31, 2002. This increase was primarily due to the Bank placing three lending relationships on nonaccrual status during 2003. These three relationships totaled $7.5 million as of December 31, 2003.

Nonaccrual loans include loans identified as impaired of $7.5 million at December 31, 2003. Impaired loans include troubled credits associated with three lending customers of the Bank. Individually, each customer relationship totals $5.3 million, $1.3 million and $910,000, respectively. The Corporation has initiated collection strategies, including legal action, in the interest of realizing the highest potential recovery associated with these loans. The allowance for loan losses allocated to these impaired loans totaled $2.8 million at December 31, 2003. Management believes that potential losses associated with these loans are adequately provided for based on information available.

Federal Home Loan Bank stock. FHLB stock remained constant totaling $5.0 million at December 31, 2003. This stock is purchased and redeemed at par as directed by the FHLB, and levels maintained are based primarily on borrowing and other correspondent relationships between the Corporation and the FHLB.

Bank-owned life insurance (BOLI). The cash surrender value of BOLI increased $378,000 or 4.6% from $8.2 million at December 31, 2002 to $8.5 million at December 31, 2003, as a result of normal policy value appreciation. In addition to providing life insurance coverage on certain groups of employees and directors whereby the Bank as well as the officers and employees receive life insurance benefits, the appreciation of the cash surrender value of the BOLI will serve to offset and finance existing and future employee benefit costs.

Premises and equipment. Premises and equipment decreased $288,000 or 8.0% to $3.3 million at December 31, 2003, from $3.6 million at December 31, 2002. The net decrease resulted from normal depreciation of fixed assets of $634,000, partially offset by capital expenditures of $346,000, primarily for renovations of certain branch offices.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      8                      2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


Deposits. Total deposits decreased slightly by $3.2 million or 0.9% to $366.0 million at December 31, 2003, from $369.2 million at December 31, 2002. For the year, time deposits decreased $16.0 million or 11.0% as previous, higher-priced certificates of deposit left the Bank. This decrease was offset by an increase in non-interest-bearing demand deposits and interest-bearing demand deposits of $4.3 million or 6.08% and $8.5 million or 5.6%, respectively.

Capital Resources
-----------------

Total stockholders' equity increased $65,000 or 0.2% to $38.9 million at December 31, 2003 from $38.8 million at December 31, 2002. Net income contributed $2.7 million to stockholders' equity in 2003 representing a decline in earnings of $1.7 million compared to the prior year. The slight increase in stockholders' equity was also due to an increase in other comprehensive income of $332,000 and stock options exercised totaling $695,000. Offsetting these increases were treasury stock repurchases totaling $915,000. Returns on average equity and assets were 7.03% and 0.54%, respectively, for 2003.

The Corporation has maintained a strong capital position with a capital to assets ratio of 7.7% at December 31, 2003, a slight increase over the ratio of 7.6% a year earlier. While continuing to sustain this capital position, the Corporation declared regular quarterly dividends that increased to an average of $0.22 per share in 2003 from an average of $0.19 per share in 2002.

Capital adequacy is the Corporation's ability to support growth while protecting the interest of shareholders and depositors and to ensure that capital ratios are in compliance with regulatory minimum requirements. Regulatory agencies have developed certain capital ratio requirements that are used to assist them in monitoring the safety and soundness of financial institutions. At December 31, 2003, the Corporation and the Bank were in compliance with all regulatory capital requirements.

Liquidity
---------

The Corporation's primary sources of funds generally have been deposits obtained through the offices of the Bank, borrowings from the FHLB, amortization and prepayments of outstanding loans and called, sold or maturing securities. During 2003, the Corporation used its sources of funds primarily to purchase securities and fund loan commitments. As of December 31, 2003, the Corporation had outstanding loan commitments, including undisbursed loans and amounts available under credit lines, totaling $39.7 million, and standby letters of credit totaling $700,000. The Bank is required by regulation to establish policies to monitor and manage liquidity levels to ensure the Bank's ability to meet demands for customer withdrawals and the repayment of short-term borrowings, and the Bank is currently in compliance with all liquidity policy limits.

At December 31, 2003, time deposits amounted to $129.4 million or 35.4% of the Corporation's total consolidated deposits, including approximately $70.9 million, which are scheduled to mature within the next year. Management of the Corporation believes that they have adequate resources to fund all of its commitments, that all of its commitments will be funded as required by related maturity dates and that, based upon past experience and current pricing policies, it can adjust the rates of time deposits to retain a substantial portion of maturing liabilities.

Aside from liquidity available from customer deposits or through sales, calls and maturities of securities, the Corporation has alternative sources of short-term and long-term funds such as a line of credit and term borrowing capacity from the FHLB and, to a limited extent, through the sale of loans. At December 31, 2003, the Corporation's borrowing capacity with the FHLB, net of funds borrowed, was $41.3 million. Management is not aware of any conditions, including any regulatory recommendations or requirements that would adversely impact its liquidity or its ability to meet funding needs in the ordinary course of business.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      9                      2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------

Changes in Results of Operations
--------------------------------

The Corporation reported net income of $2.7 million, $4.5 million and $5.2 million in 2003, 2002 and 2001, respectively. The following "Average Balance Sheet and Yield/Rate Analysis" and "Analysis of Changes in Net Interest Income" tables should be utilized in conjunction with the discussion of net interest income.

Average Balance Sheet and Yield/Rate Analysis. The following table sets forth, for periods indicated, information concerning the total dollar amounts of interest income from interest-earning assets and the resultant average yields, the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, interest rate spread and the net interest margin earned on average interest-earning assets. For purposes of this table, average loan balances include nonaccrual loans and exclude the allowance for loan losses, and interest income includes accretion of net deferred loan fees. To compare the tax-exempt asset yields to taxable yields, amounts are adjusted to pretax equivalents based on the marginal corporate Federal tax rate of 34%. The tax-equivalent adjustments to net interest income for 2003, 2002 and 2001 were $510,000, $411,000 and $327,000, respectively.


-----------------------------------------------------------------------------------------------------------
(Dollar amounts in  thousands)                        Year ended December 31,

                                      2003                     2002                      2001
                            ------------------------  ------------------------  ----------------------------
                             Average           Yield/ Average           Yield/  Average             Yield/
                             Balance  Interest Rate   Balance  Interest  Rate   Balance  Interest   Rate
-----------------------------------------------------------------------------------------------------------

Interest-earning assets:
--------------------------

 Loans receivable           $323,113  $20,987  6.50% $336,810  $24,723   7.34% $312,474  $25,093      8.03%
                            --------- -------- ----- --------- -------- ------ --------- -------- ---------

 Securities, taxable         116,380    5,503  4.73%   88,287    5,025   5.69%   87,851    5,414      6.16%
 Securities, tax exempt       22,864    1,464  6.40%   16,010    1,108   6.92%   11,074      788      7.12%
                            --------- -------- ----- --------- -------- ------ --------- -------- ---------
                             139,244    6,967  5.00%  104,297    6,133   5.88%   98,925    6,202      6.27%
                            --------- -------- ----- --------- -------- ------ --------- -------- ---------

 Interest-earning cash
  equivalents                 15,922      107  0.67%   12,099      181   1.50%   12,099      434      3.59%
 Federal Home Loan Bank
  stock                        5,043      158  3.13%    4,990      177   3.55%    4,687      305      6.51%
                            --------- -------- ----- --------- -------- ------ --------- -------- ---------
                              20,965      265  1.26%   17,089      358   2.09%   16,786      739      4.40%
                            --------- -------- ----- --------- -------- ------ --------- -------- ---------

 Total interest-earning
  assets                     483,322   28,219  5.84%  458,196   31,214   6.81%  428,185   32,034      7.48%

 Cash and due from banks      13,211                   11,497                    11,368
 Other noninterest-earning
  assets                      15,097                   16,732                    12,777
                            ---------                ---------                 ---------

   Total assets             $511,630                 $486,425                  $452,330
                            =========                =========                 =========

Interest-bearing
 liabilities:
----------------
 Interest-bearing demand
  deposits                  $160,981   $1,606  1.00% $155,414   $2,464   1.59% $143,810   $4,034      2.81%
 Time deposits               137,243    5,286  3.85%  127,774    6,152   4.81%  110,728    6,492      5.86%
                            --------- -------- ----- --------- -------- ------ --------- -------- ---------
                             298,224    6,892  2.31%  283,188    8,616   3.04%  254,538   10,526      4.14%
                            --------- -------- ----- --------- -------- ------ --------- -------- ---------

 Borrowed funds               94,000    5,450  5.80%   94,474    5,467   5.79%   93,126    5,414      5.81%
                            --------- -------- ----- --------- -------- ------ --------- -------- ---------

 Total interest-bearing
  liabilities                392,224   12,342  3.15%  377,662   14,083   3.73%  347,664   15,940      4.58%
 Noninterest-bearing demand
  deposits                    70,490        -     -    63,738        -      -    61,231        -         -
                            --------- -------- ----- --------- -------- ------ --------- -------- ---------

 Funding and cost of funds   462,714   12,342  2.67%  441,400   14,083   3.19%  408,895   15,940      3.90%

 Other noninterest-bearing
  liabilities                  9,932                    9,458                     9,504
                            ---------                ---------                 ---------
   Total liabilities         472,646                  450,858                   418,399
   Stockholders' equity       38,984                   35,567                    33,931
                            ---------                ---------                 ---------

   Total liabilities and
    equity                  $511,630                 $486,425                  $452,330
                            ========= --------       ========= --------        ========= --------

Net interest income                   $15,877                  $17,131                   $16,094
                                      ========                 ========                  ========

Interest rate spread
 (difference between
 weighted average rate on
 interest-earning assets
 and interest-bearing
 liabilities)                                  2.69%                     3.08%                        2.90%
                                               =====                    ======                    =========

Net interest margin (net
 interest income as a
 percentage of average
 interest-earning assets)                      3.28%                     3.74%                        3.76%
                                               =====                    ======                    =========

-----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      10                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


Analysis of Changes in Net Interest Income. The following table analyzes the changes in interest income and interest expense in terms of: (1) changes in volume of interest-earning assets and interest-bearing liabilities and (2) changes in yields and rates. The table reflects the extent to which changes in the Corporation's interest income and interest expense are attributable to changes in rate (change in rate multiplied by prior year volume), changes in volume (changes in volume multiplied by prior year rate) and changes attributable to the combined impact of volume/rate (change in rate multiplied by change in volume). The changes attributable to the combined impact of volume/rate are allocated on a consistent basis between the volume and rate variances. Changes in interest income on loans and securities reflect the changes in interest income on a fully tax equivalent basis.


--------------------------------------------------------------------------------
 (In thousands)                           2003 versus 2002          2002 versus 2001

                                    Increase (decrease) due to  Increase (decrease) due to
                                    --------------------------  --------------------------
                                      Volume   Rate     Total   Volume    Rate    Total
------------------------------------------------------------------------------------------
 Interest income:

    Loans                             $(975) $(2,761) $(3,736) $1,874  $(2,244)  $(370)
    Securities                        1,843   (1,009)     834     327     (396)    (69)
    Interest-earning cash equivalents    46     (120)     (74)      -     (253)   (253)
    Federal Home Loan Bank stock          2      (21)     (19)     19     (147)   (128)
                                      ------ -------- -------- ------- -------- -------

    Total interest-earning assets       916   (3,911)  (2,995)  2,220   (3,040)   (820)
                                      ------ -------- -------- ------- -------- -------

 Interest expense:
    Deposits                            438   (2,162)  (1,724)  1,091   (3,001) (1,910)
    Borrowed funds                      (27)      10      (17)     78      (25)     53
                                      ------ -------- -------- ------- -------- -------

    Total interest-bearing liabilities  411   (2,152)  (1,741)  1,169   (3,026) (1,857)
                                      ------ -------- -------- ------- -------- -------

 Net interest income                   $505  $(1,759) $(1,254) $1,051     $(14) $1,037
                                      ====== ======== ======== ======= ======== =======
------------------------------------------------------------------------------------------


2003 Results Compared to 2002 Results

The Corporation reported net income of $2.7 million and $4.5 million for 2003 and 2002, respectively. The $1.7 million or 61.3% decrease in net income can be attributed primarily to an additional $2.5 million loan loss provision made during 2003 related to three lending relationships. Also contributing to the net decrease in net income was a decrease in net interest income of $1.4 million, partially offset by an increase in noninterest income of $296,000 and decreases in noninterest expense and provision for income taxes of $677,000 and $1.2 million, respectively.

Net interest income. The primary source of the Corporation's revenue is net interest income. Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowed funds, used to fund the earning assets. Net interest income is impacted by the volume and composition of interest-earning assets and interest-bearing liabilities, and changes in the level of interest rates. Tax equivalent net interest income decreased $1.3 million or 7.3% to $15.9 million for 2003, compared to $17.1 million for 2002. This decrease in net interest income can be attributed to a decrease in tax equivalent interest income of $3.0 million, partially offset by a decrease in interest expense of $1.7 million.

Interest income. Tax equivalent interest income decreased $3.0 million or 9.6% to $28.2 million for 2003, compared to $31.2 million for 2002. This decrease can be attributed to decreases in interest earned on loans, cash equivalents and Federal Home Loan Bank stock of $3.7 million, $74,000 and $19,000, respectively, partially offset by an increase in interest earned on securities of $834,000.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      11                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


Tax equivalent interest earned on loans receivable decreased $3.7 million or 15.1% to $21.0 million for 2003, compared to $24.7 million for 2002. Due to the continually lower interest rate environment in 2003 versus 2002, the loan portfolio lost $2.8 million in interest income related to an 85 basis point reduction in the average interest rate earned on loans. Further impacting interest earned on loans was a decrease in average loans outstanding of $13.7 million or 4.1%, accounting for $975,000 of the decrease in interest income. As mentioned above, the Corporation experienced lower loan demand during 2003 than in the prior two years and experienced significant refinancing of loans by customers whereby loans were paid off and placed by those customers with other financial institutions.

Tax equivalent interest earned on securities increased $834,000 or 13.6% to $7.0 million for 2003, compared to $6.1 million for 2002. The average balance of these assets increased $34.9 million or 33.5% as a result of the deployment of funds from loan repayments and federal funds accounting for $1.8 million of the increase in interest income. The average rate of securities decreased 88 basis points during 2003 resulting in an offsetting reduction in such interest income of $1.0 million. The increase in the average volume of securities was necessitated by the decrease in loan demand as management sought alternatively to redeploy funds received from loan payoffs in marketable securities.

Interest earned on interest-earning deposit accounts, including federal funds sold, decreased $74,000 or 40.9% to $107,000 for 2003, compared to $181,000 for
2002, primarily as a result of a decline in the yield on these funds of 83 basis points resulting in a decrease in interest earned of $120,000. Partially offsetting this decline in yield was a slight increase in average balance of $3.8 million resulting in an increase in interest earned of $46,000.

Interest expense. Interest expense decreased $1.7 million or 12.4% to $12.3 million for 2003, compared to $14.1 million for 2002. This decrease in interest expense can be attributed to a decrease in interest incurred on deposits of $1.7 million, as well as a decrease in interest incurred on borrowed funds of $17,000.

Deposit interest expense decreased $1.7 million or 20.0% to $6.9 million for 2003, compared to $8.6 million for 2002. This decrease in interest expense can be attributed to a 73 basis point decline in the cost of interest-bearing deposits to 2.31% for 2003 versus 3.04% for 2002 resulting in a reduction in expense due to rate of $2.2 million. This favorable rate variance was partially offset by an increase in average interest-bearing deposits of $15.0 million or 5.3% between 2003 and 2002 resulting in additional interest expense of $438,000.

Interest expense on borrowed funds decreased $17,000 due primarily to a decrease in average balance of $474,000 resulting in $27,000 of interest saved, partially offset by a slight increase in rate.

Provision for loan losses. The Corporation records provisions for loan losses to bring the total allowance for loan losses to a level deemed adequate to cover probable losses inherent in the loan portfolio. In determining the appropriate level of allowance for loan losses, management considers historical loss experience, the present and prospective financial condition of borrowers, current and prospective economic conditions (particularly as they relate to markets where the Corporation originates loans), the status of nonperforming assets, the estimated underlying value of the collateral and other factors related to the collectibility of the loan portfolio.

The provision for loan losses increased $2.5 million to $3.5 million for 2003, compared to $960,000 for 2002. The Corporation's allowance for loan losses amounted to $6.9 million or 2.20% of the Corporation's total loan portfolio at December 31, 2003, compared to $4.2 million or 1.27% at December 31, 2002. The allowance for loan losses as a percentage of nonperforming loans at December 31, 2003 and 2002 was 81.8% and 476.6%, respectively. The increase in the provision for loan losses from 2002 to 2003 was primarily due to the Bank placing three loan relationships secured by two properties and business assets located in Washington County, Pennsylvania on nonperforming status and simultaneously increasing the reserve for loan losses by an additional $2.5 million to provide for expected losses associated with this loan relationship.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      12                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


Noninterest income. Noninterest income includes items that, for the most part, are not related to interest rates, but rather to services rendered and activities conducted in the financial services industry, including fees on depository accounts, general transaction and service fees, gains and losses on the sale of securities and loans, title insurance premiums and earnings on BOLI. Noninterest income increased $296,000 or 8.5% to $3.8 million for 2003, compared to $3.5 million for 2002. This increase was primarily due to an increase in customer overdraft fees of $561,000 related to the implementation of the Bank's courtesy overdraft program started in late 2002. Partially offsetting this increase in noninterest income was a decrease in gains on sale of investment securities of $81,000 and $154,000 related to the elimination of the Corporation's Cashflow Maximizer program.

Noninterest expense. Noninterest expense decreased $642,000 or 4.9% to $12.5 million for 2003, compared to $13.1 million for 2002. This decrease in noninterest expense is comprised of decreases in data processing and other expenses of $24,000 and $1.5 million, respectively, partially offset by increases in compensation and employee benefits and premises and equipment expense of $747,000 and $157,000, respectively.

Other expenses decreased $1.5 million or 29.4% primarily due to a $2.1 million charge, in 2002, associated with the Cashflow Maximizer product, a discontinued service aforementioned. Partially offsetting the net decrease in other expenses was an increase in professional fees expense of $453,000. The increase in professional fees expense can be attributed to legal fees associated with the work-out of the aforementioned problem loan relationships as well as to professional costs associated with compliance with the FDIC Improvement Act and the Sarbanes-Oxley Act of 2002.

Compensation and employee benefits expense increased $747,000 or 14.3% to $6.0 million for 2003, compared to $5.2 million for 2002. The major component of this increase was salaries expense, which increased $600,000 partially due to nonrecurring costs of $265,000 associated with the termination of an officer, additional staffing needed related to the opening of the Bank's new Fox Chapel branch office during the second half of 2002 and normal salary increases. Also contributing to the increase in compensation and employee benefits expense were increases in payroll taxes, health insurance and director fees expenses of $39,000, $65,000 and $45,000, respectively. Partially offsetting these increases was a decrease in profit sharing costs of $37,000.

Premises and equipment expense increased $157,000 or 8.4% to $2.0 million for 2003, compared to $1.9 million for 2002. This increase was primarily due to increases in depreciation, rent expense, insurance and building maintenance expenses associated with the opening of a new branch office during 2002 of $59,000, $38,000, $28,000 and $30,000, respectively. Partially offsetting these increases was a decrease in equipment expense of $21,000.

Provision for income taxes. The provision for income taxes decreased $1.2 million or 70.6% to $496,000 in 2003 compared to $1.7 million in 2002. This decrease was primarily the result of a decrease in pre-tax income between the two years. Also contributing to this decrease was a decrease in the effective tax rate, which decreased to 15.3% for 2003 from 27.6% for 2002.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      13                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


2002 Results Compared to 2001 Results

The Corporation reported net income of $4.5 million for 2002 compared to $5.2 million in 2001. The $740,000 or 14.2% decline in earnings was primarily due to the charge-off of $1.8 million, in excess of specific loss reserves, resulting from an external fraud, which was identified and recognized as other expense in third quarter 2002 results of operations. The fraud was isolated to accounts receivable purchased from one customer under the Corporation's Cashflow Maximizer program. Including the impact of this loss, other expenses increased $2.5 million or 23.1%, net interest income increased $953,000 or 6.0%, other income increased $100,000 or 3.0% and provision for income taxes decreased $432,000 or 20.7%.

Net interest income. Tax equivalent net interest income increased $1.0 million or 6.4% to $17.1 million for 2002, compared to $16.1 million for 2001. This increase in net interest income can be attributed to a decrease in interest expense of $1.9 million, partially offset by a decrease in tax equivalent interest income of $820,000.

Interest income. Tax equivalent interest income decreased $820,000 or 2.6% to $31.2 million for 2002, compared to $32.0 million for 2001. This decrease can be attributed to decreases in interest earned on loans, securities, interest-earning deposits and federal funds sold of $370,000, $197,000, $31,000 and $222,000, respectively.

Tax equivalent interest earned on loans receivable decreased $370,000 or 1.5% to $24.7 million for 2002, compared to $25.1 million for 2001. During that time, interest rates decreased resulting in $2.2 million of lost interest income relating to the 69 basis point reduction in the average interest rate earned on the portfolio. Partially offsetting this decrease in interest earned on loans due to rate was an increase in average loans outstanding of $24.3 million or 7.8%, accounting for $1.9 million in increased interest income.

Tax equivalent interest earned on securities decreased $197,000 or 3.0% to $6.3 million for 2002, compared to $6.5 million for 2001. While the average balance of these assets increased $6.1 million or 5.9% resulting in a $413,000 increase in interest earned on securities, the average rate of securities decreased 53 basis points during 2002 resulting in an offsetting reduction in such interest income of $610,000.

Interest earned on interest-earning deposit accounts, including federal funds sold, decreased $253,000 to $181,000 for 2002, compared to $434,000 for 2001, primarily as a result of a decline in the yield on these funds of 208 basis points resulting in a decrease in interest earned of $254,000. Partially offsetting this decline in yield was an increase in average balance of $969,000 resulting in an increase in interest earned of $881,000.

Interest expense. Interest expense decreased $1.9 million or 11.6% to $14.1 million for 2002, compared to $15.9 million for 2001. This decrease in interest expense can be attributed to a decrease in interest incurred on deposits of $1.9 million, partially offset by an increase in interest incurred on borrowed funds of $53,000.

Deposit interest expense decreased $1.9 million or 18.1% to $8.6 million for 2002, compared to $10.5 million for 2001. This decrease in interest expense can be attributed to a 110 basis point decline in the cost of interest-bearing deposits to 3.04% for 2002 versus 4.14% for 2001 resulting in a reduction in expense due to rate of $3.2 million. This favorable rate variance was partially offset by an increase in average interest-bearing deposits of $2.9 million or 11.3% between 2002 and 2001 resulting in additional interest expense of $1.2 million.

Interest expense on borrowed funds increased $53,000 due primarily to an increase in average balance of $1.8 million resulting in $86,000 of interest lost, partially offset by a decrease in rate resulting in interest saved of $33,000.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      14                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


Provision for loan losses. The provision for loan losses decreased $240,000 to $960,000 for 2002, compared to $1.2 million for 2001. Net charge-offs for 2002 were $808,000 compared to $425,000 for 2001. During the second quarter of 2002, $757,000 in purchased accounts receivable from the Corporation's Cashflow Maximizer program, related to one customer relationship, were restructured as a term loan to facilitate the collection of amounts outstanding. Subsequent to September 30, 2002, however, an apparent fraud was identified related to accounts receivable purchased from that customer under the Cashflow Maximizer program. Due to the apparent fraud related to that customer's Cashflow Maximizer accounts receivable, management determined that full collection of the term loan was impaired and, consequently, charged off $384,000 of the remaining term loan balance of $684,000 during the third quarter of 2002. As of December 31, 2002, the $300,000 restructured term loan remaining at September 30, 2002 was fully collected through liquidation of marketable equity securities held as collateral. With the exception of the one significant commercial loan relationship noted above, the Corporation continued to experience moderate loan losses in relation to average loans outstanding.

Noninterest income. Noninterest income increased $100,000 or 3.0% to $3.5 million in 2002 from $3.4 million in 2001. Net gains on sales and calls of investment securities available for sale during 2002 increased $240,000 due to the partial divestiture of equity holdings in one financial institution during 2002. Service fees increased $42,000 due to an increase of $64,000 in customer overdraft charges, partially offset by a decrease in service charges collected on savings accounts of $22,000. Other operating income decreased $182,000 largely due to the impact of $558,000 in non-recurring BOLI income realized in 2001 resulting from a death benefit claim related to one of the Corporation's key managers. Also contributing to the net decrease in other operating income were decreases in net losses recognized on the sale of other assets and service fees from the Cashflow Maximizer program that the Corporation began eliminating in 2002 of $17,000 and $153,000, respectively. Partially offsetting these decreases were increases in mortgage fees, title insurance premium income and investment services commissions of $235,000, $22,000 and $39,000, respectively.

Noninterest expense. Noninterest expense increased $2.4 million or 22.8% to $13.1 million for 2002, compared to $10.7 million for 2001. The increase in noninterest expense was primarily due to a $1.8 million charge-off, in excess of specific loss reserves, associated with an external fraud related to the Cashflow Maximizer product. A $211,000 additional reserve for Cashflow Maximizer losses was also recognized during 2002. Also contributing to the net increase in noninterest expense were increases in salaries and employee benefits expense of $413,000 due to normal salary increases, additional incentive compensation accruals and increased life and health insurance costs, as well as the addition of a new branch opened during the third quarter of 2002, occupancy expense of $80,000 related to an increase in rent expense related to the opening of the new branch and data processing expense of $50,000 due to an increase in charges incurred for third-party data processing. Also contributing to the net increase in noninterest expense were increases in legal and financial services expenses of $76,000 and $24,000, respectively, related to the process of reviewing corporate matters concerning compliance with the Sarbanes-Oxley Act and also in preparation of the Corporation's shareholders' rights plan. These increases were partially offset by decreases in deposit premium amortization corresponding to the completion of the amortization schedule in December of 2001, asset recovery, parking, protection, education and advertising expenses related to higher-than-normal expenses incurred during the first quarter of 2001 to support the Bank's special promotion of its new savings account product and business banking campaign of $177,000, $61,000, $31,000, $36,000, $30,000 and $28,000,
respectively.

Provision for income taxes. The provision for income taxes decreased $397,000 or 19.0% to $1.7 million in 2002 compared to $2.1 million in 2001. This decrease was primarily the result of a decrease in pre-tax income between the two years. Also contributing to this decrease was a decrease in the effective tax rate, which decreased from 28.7% in 2001 to 27.6% in 2002.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      15                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


Market Risk Management
----------------------

The primary objective of the Corporation's asset liability management function is to maximize the Corporation's net interest income while simultaneously maintaining an acceptable level of interest rate risk given the Corporation's operating environment, capital and liquidity requirements, performance objectives and overall business focus. One of the primary measures of the exposure of the Corporation's earnings to interest rate risk is the timing difference between the repricing or maturity of interest-earning assets and the repricing or maturity of its interest-bearing liabilities.

The  Corporation's   Board  of  Directors  has  established  an  Asset/Liability
Management Committee, consisting of at least four outside directors, the President and the Chief Financial Officer, to monitor market risk, including primarily interest rate risk. This committee, which meets at least quarterly, generally establishes and monitors the investment, interest rate risk and asset and liability management policies established by the Corporation.

Interest Rate Sensitivity Gap Analysis

The implementation of asset and liability initiatives and strategies and compliance with related policies, combined with other external factors such as demand for the Corporation's products and economic and interest rate environments in general, have resulted in the Corporation maintaining a one-year cumulative interest rate sensitivity gap ranging between a positive and negative 20% of total assets. The one-year interest rate sensitivity gap is identified as the difference between the Corporation's interest-earning assets that are scheduled to mature or reprice within one year and its interest-bearing liabilities that are scheduled to mature or reprice within one year.

The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities, and is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income. The closer to zero, or more neutral, that gap is maintained, generally, the lesser the impact of market interest rate changes on net interest income.

At December 31, 2003, the Corporation's interest-earning assets maturing or repricing within one-year totaled $135.1 million while the Corporation's interest-bearing liabilities maturing or repricing within one-year totaled
$236.8 million, providing an excess of interest-bearing liabilities over interest-earning assets of $101.6 million or a negative 20.1% of total assets. At December 31, 2003, the percentage of the Corporation's assets to liabilities maturing or repricing within one year was 57.1%.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      16                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------

The following table presents the amounts of interest-earning assets and interest-bearing liabilities outstanding as of December 31, 2003, which are expected to mature, prepay or reprice in each of the future time periods presented:


---------------------------------------------------------------------------------------------------------
(Dollar amounts in thousands)        Due in    Due within  Due within    Due within   Due in
                                   six months  six months    one to       three to     over
                                    or less    to one year three years   five years  five years   Total
---------------------------------------------------------------------------------------------------------

Total interest-earning assets        $82,097    $53,043     $131,786      $66,289     $138,390   $471,605

Total interest-bearing liabilities   203,959     32,791       41,990       18,471       87,104    384,315
                                   ---------- ----------   ----------   ----------   ---------- ----------

Maturity or repricing gap during
 the period                        $(121,862)   $20,252      $89,796      $47,818      $51,286    $87,290
                                   ========== ==========   ==========   ==========   ========== ==========

Cumulative gap                     $(121,862) $(101,610)    $(11,814)     $36,004      $87,290
                                   ========== ==========   ==========   ==========   ==========

Ratio of gap during the period to
 total assets                        (24.05%)      4.00%       17.72%        9.44%       10.12%

Ratio of cumulative gap to total
 assets                              (24.05%)    (20.06%)      (2.33%)       7.11%       17.23%

Total assets                                                                                     $506,620
                                                                                                ==========
----------------------------------------------------------------------------------------------------------


Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

The one-year interest rate sensitivity gap has been the most common industry standard used to measure an institution's interest rate risk position regarding maturities, repricing and prepayments. In recent years, in addition to utilizing interest rate sensitivity gap analysis, the Corporation has increased its emphasis on the utilization of interest rate sensitivity simulation analysis to evaluate and manage interest rate risk.

Interest Rate Sensitivity Simulation Analysis

The Corporation also utilizes income simulation modeling in measuring its interest rate risk and managing its interest rate sensitivity. The Asset/Liability Management Committee of the Corporation believes that simulation modeling enables the Corporation to more accurately evaluate and manage the possible effects on net interest income due to the exposure to changing market interest rates, the slope of the yield curve and different loan and security prepayment and deposit decay assumptions under various interest rate scenarios.

As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of cash flows are critical in net portfolio equity valuation analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are based on the Corporation's historical experience and industry standards and are applied consistently across the different rate risk measures.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      17                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------

The Corporation has established the following guidelines for assessing interest rate risk:

     Net interest income simulation. Given a 200 basis point parallel and gradual increase or decrease in market interest rates, net interest income may not change by more than 25% for a one-year period.

     Portfolio equity simulation. Portfolio equity is the net present value of the Corporation's existing on and off-balance sheet assets and liabilities. Given a 200 basis point immediate and permanent increase or decrease in market interest rates, portfolio equity may not correspondingly decrease by more than 30% of stockholders' equity.

These guidelines take into consideration the current interest rate environment, the Corporation's financial asset and financial liability product mix and characteristics and liquidity sources among other factors. Given the current rate environment, a drop in short-term market interest rates of 200 basis points immediately or over a one-year horizon would seem unlikely. This should be considered in evaluating modeling results outlined in the table below.

The following table presents the simulated impact of a 100 basis point or 200 basis point upward or downward shift of market interest rates on net interest income, return on average equity and the change in portfolio equity. This analysis was done assuming that the interest-earning asset and interest-bearing liability levels at December 31, 2003, remained constant. The impact of the market rate movements on net interest income and return on average equity was developed by simulating the effects of rates changing gradually over a one-year period from the December 31, 2003, levels for net interest income and return on average equity. The impact of market rate movements on portfolio equity was developed by simulating the effects of an immediate and permanent change in rates at December 31, 2003.


----------------------------------------------------------------------------------------------------
                                                              Increase               Decrease
                                                        ---------------------  ---------------------
                                                           +100        +200       -100        -200
                                                            BP          BP         BP          BP
----------------------------------------------------------------------------------------------------

Net interest income - increase (decrease)                   2.20%     (0.50%)     (5.20%)    (10.10%)

Return on average equity - increase (decrease)              2.20%     (0.50%)     (5.20%)    (10.10%)

Portfolio equity - increase (decrease)                    (11.40%)   (25.20%)      6.40%       6.90%
----------------------------------------------------------------------------------------------------


Impact of Inflation and Changing Prices
---------------------------------------

The consolidated financial statements of the Corporation and related notes presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services since such prices are affected by inflation to a larger degree than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Corporation's assets and liabilities are critical to the maintenance of acceptable performance levels.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      18                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


Critical Accounting Policies
----------------------------

The Corporation's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the industry in which it operates.
Application of these principles requires management to make estimates or judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Certain policies inherently have a greater reliance on the use of estimates, and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily though the use of internal cash flow modeling techniques.

The most significant accounting policies followed by the Corporation are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management has identified the following as critical accounting policies.

Allowance for loan losses. The Corporation considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The balance in the allowance for loan losses is determined based on management's review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions and other pertinent factors, including management's assumptions as to future delinquencies, recoveries and losses. All of these factors may be susceptible to significant change. Among the many factors affecting the allowance for loan losses; some are quantitative while others require qualitative judgment.
Although management believes its process for determining the allowance adequately considers all of the potential factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change. To the extent actual outcomes differ from management's estimates, additional provisions for loan losses may be required that would adversely impact the Corporation's financial condition or earnings in future periods.

Accounting for stock options. As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, the Corporation accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No. 25 Accounting for Stock Issued to Employees. Under APB No. 25, no compensation expense is recognized in the income statement related to any options granted under the Company's stock option plans. The pro forma impact to net income and earnings per share that would occur if compensation expense was recognized, based on the estimated fair value of the options on the date of the grant, is disclosed in the notes to the consolidated financial statements. Certain factors and assumptions utilized in determining the fair value of stock options and related compensation expense for disclosure of pro forma earnings under SFAS No. 123 are subjective in nature. These factors and assumptions include the dividend yield, expected life and expected volatility associated with stock options for which the fair value is being estimated. Management utilizes available stock market data and historic experience pertaining to the Corporation's common stock performance in establishing these assumptions.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      19                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------

Recent Accounting Pronouncements
--------------------------------

In December 2003, the Financial Accounting Standards Board (FASB) revised SFAS No. 132, Employers' Disclosures about Pension and Other Postretirement Benefit. This statement retains the disclosures required by SFAS No. 132, which standardized the disclosure requirements for pensions and other postretirement benefits to the extent practicable and requires additional information on changes in the benefit obligations and fair value of plan assets. Additional disclosures include information describing the types of plan assets, investment strategy, measurement date(s), plan obligations, cash flows, and components of net periodic benefit cost recognized during interim periods. This statement retains reduced disclosure requirements for nonpublic entities from SFAS No. 132, and it includes reduced disclosure for certain of the new requirements. This statement is effective for financial statements with fiscal years ending after December 15, 2003. The interim disclosures required by this statement are effective for interim periods beginning after December 15, 2003. The adoption of this statement did not have a material effect on the Corporation's disclosure requirements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The new statement is effective for exit or disposal activities initiated after December 31, 2002. The adoption of this statement did not have a material effect on the Corporation's financial position or results of operations.

On December 31, 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, which amends SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. Under the provisions of SFAS No. 123, companies that adopted the preferable, fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, SFAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect. SFAS No. 148 also improves the clarity and prominence of disclosures about the pro forma effects of using the fair value based method of accounting for stock-based compensation for all companies, regardless of the accounting method used, by requiring that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition,  the  statement  improves  the  timeliness  of  those  disclosures  by requiring that this information be included in interim as well as annual financial statements. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Corporation elected to continue to account for stock-based compensation using the intrinsic value method prescribed by APB No. 25 and has adopted the disclosure provisions of SFAS No. 148.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      20                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


In April, 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No.149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, except as stated below and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on the Corporation's financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on the Corporation's reported equity.

In November, 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose (a) the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; (b) the maximum potential amount of future payments under the guarantee; (c) the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and (d) the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on the Corporation's financial position or results of operations.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      21                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------


In January, 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, in an effort to expand upon and strengthen existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. The objective of FIN 46 is not to restrict the use of variable interest entities
(VIEs) but to improve financial reporting by companies involved with VIEs. Until now, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 changes that by requiring a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss from the VIE's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to VIEs created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the VIE was established. In October, 2003, the FASB decided to defer to the fourth quarter from the third quarter the implementation date for FIN 46. This deferral only applies to variable interest entities that existed prior to February 1, 2003.

In  December  2003,  the  FASB  issued  FIN  46R,  which  clarified  some of the provisions of FIN 46 and exempted certain entities from the original requirements of FIN 46. Under FIN 46R, an entity that holds a variable interest in a VIE is required to consolidate the VIE if the entity is subject to a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the entity's residual returns, or both. An entity that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must record all of the VIE's assets, liabilities and noncontrolling interests at fair value with subsequent changes based upon consolidation principles. FIN 46R also requires disclosures about VIEs that the entity is not required to consolidate but in which it holds a significant variable interest. The adoption of FIN 46 and FIN 46R has not and is not expected to have a material effect on the Corporation's financial condition or results of operations.

Recent Regulatory Pronouncements
--------------------------------

In July 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. The Act is organized into eleven sections. These sections deal with such issues as auditor independence, corporate responsibility, enhanced financial disclosures, conflicts of interest and corporate accountability. The Act also establishes a public company accounting oversight board and requires attestation by the Chief Executive Officer, Chief Financial Officer and external auditor.

Section 404 of the Act requires companies subject to the reporting requirements of the Securities Exchange Act of 1934, other than registered investment companies, to include in their annual reports a report of management on the company's internal control over financial reporting. The internal control report must include a statement of management's responsibility for establishing and maintaining adequate internal control over financial reporting for the company, management's assessment of the effectiveness of the company's internal control over financial reporting as of the end of the company's most recent fiscal year, a statement identifying the framework used by management to evaluate the effectiveness of the company's internal control over financial reporting and a statement that the registered public accounting firm that audited the company's financial statements included in the annual report has issued an attestation report on management's assessment of the company's internal control over financial reporting. Under the new rules, a company is required to file the registered public accounting firm's attestation report as part of the annual report. Also, management is required to evaluate any change in the company's internal control over financial reporting that occurred during a fiscal quarter that has materially affected, or is reasonably likely to materially affect, the company's internal control over financial reporting. Companies must begin to comply with Section 404 of the Act in 2004 or 2005, depending on whether the company is an accelerated filer as defined in Exchange Act Rule 12b-2.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      22                     2003 Annual Report

Management's Discussion and Analysis of
Financial Condition and Results of Operations (continued)
--------------------------------------------------------------------------------

The Corporation is not an accelerated filer and management expects full compliance with Section 404 of the Act during 2005. The Corporation is in compliance with other sections of the Act that required earlier adoption as prescribed by law.

Forward-Looking Statements
--------------------------

Discussions of certain matters in this Annual Report and other related year-end documents may constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the Securities  Act), and
Section 21E of the  Securities  Exchange Act of 1934,  as amended (the  Exchange
Act), and, as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words or phrases such as "believe," "plan," "expect," "intend," "anticipate," "estimate," "project," "forecast," "may increase," "may fluctuate," "may improve," and similar expressions of future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements relate to, among other things, expectations of the business environment in which the Corporation operates, projections of future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Corporation's mission and vision. The Corporation's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors. These factors include, but are not limited to, changes in interest rates, general economic conditions, the demand for the Corporation's products and services, accounting principles or guidelines, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, U.S. Treasury, and Federal Reserve, real estate markets, competition in the financial services industry, attracting and retaining key personnel, performance of new employees, regulatory actions, changes in and utilization of new technologies, and other risks detailed in the Corporation's reports filed with the SEC from time to time, including the Quarterly Reports on Form 10-Q. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

--------------------------------------------------------------------------------
NSD Bancorp, Inc.                      23                     2003 Annual Report

Consolidated Balance Sheets
--------------------------------------------------------------------------------
(Dollar amounts in thousands)


                                                      December 31,
                                                   -------------------
                                                       2003      2002
                                                   --------- ---------

                      Assets
                    ---------

Cash and due from banks                             $14,117   $14,893
Interest-earning deposits in banks                      623       133
Federal funds sold                                    9,500    18,600
                                                   --------- ---------
    Cash and cash equivalents                        24,240    33,626
Securities available for sale                       151,141   123,226
Loans receivable, net of allowance for loan losses
 of $6,882 and $4,212                               305,626   329,280
Federal Home Loan Bank stock, at cost                 4,961     4,974
Bank-owned life insurance                             8,537     8,159
Accrued interest receivable                           2,580     2,530
Premises and equipment, net                           3,326     3,614
Prepaid expenses and other assets                     6,209     5,039
                                                   --------- ---------

         Total assets                              $506,620  $510,448
                                                   ========= =========

       Liabilities and Stockholders' Equity
     ---------------------------------------

Liabilities:
    Deposits:
       Non-interest-bearing                         $75,724   $71,383
       Interest-bearing                             290,315   297,816
                                                   --------- ---------
         Total deposits                             366,039   369,199
    Borrowed funds                                   94,000    94,000
    Accrued interest payable                          4,870     6,406
    Accrued expenses and other liabilities            2,824     2,021
                                                   --------- ---------

       Total liabilities                            467,733   471,626
                                                   --------- ---------

Stockholders' equity:
    Common stock, $1.00 par value, 12,000,000
     shares authorized;
       3,529,516 and 3,334,720 shares issued          3,530     3,335
    Additional paid-in capital                       26,117    21,554
    Treasury stock, at cost; 331,701 and 295,798
     shares                                          (6,626)   (5,711)
    Retained earnings                                13,077    17,187
    Accumulated other comprehensive income            2,789     2,457
                                                   --------- ---------

       Total stockholders' equity                    38,887    38,822
                                                   --------- ---------

         Total liabilities and stockholders'
          equity                                   $506,620  $510,448
                                                   ========= =========




--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    24                     2003 Annual Report

Consolidated Statements of Income
--------------------------------------------------------------------------------
(Dollar amounts in thousands)


                                                   Year ended December 31,
                                                 ----------------------------
                                                    2003      2002      2001
                                                 -------- --------- ---------

Interest and dividend income:
  Loans receivable, including fees               $20,975   $24,689   $25,034
  Securities:
       Taxable                                     5,503     5,025     5,414
       Exempt from federal income tax                966       731       520
  Federal Home Loan Bank stock                       107       177       305
  Deposits with banks and federal funds sold         158       181       434
                                                 -------- --------- ---------
       Total interest and dividend income         27,709    30,803    31,707
                                                 -------- --------- ---------

Interest expense:
  Deposits                                         6,892     8,616    10,526
  Borrowed funds                                   5,450     5,467     5,414
                                                 -------- --------- ---------
       Total interest expense                     12,342    14,083    15,940
                                                 -------- --------- ---------

Net interest income                               15,367    16,720    15,767
  Provision for loan losses                        3,465       960     1,200
                                                 -------- --------- ---------

Net interest income after provision for loan
 losses                                           11,902    15,760    14,567
                                                 -------- --------- ---------

Noninterest income:
  Fees and service charges                         1,802     1,198     1,156
  Gain on sale of securities available for sale,
   net                                               364       446       205
  Earnings on bank-owned life insurance, net         378       369       289
  Other                                            1,245     1,480     1,742
                                                 -------- --------- ---------
       Total noninterest income                    3,789     3,493     3,392
                                                 -------- --------- ---------

Noninterest expense:
  Compensation and employee benefits               5,964     5,217     4,804
  Premises and equipment, net                      2,026     1,869     1,734
  Data processing                                    816       840       790
  Other                                            3,650     5,172     3,340
                                                 -------- --------- ---------
       Total noninterest expense                  12,456    13,098    10,668
                                                 -------- --------- ---------

Income before provision for income taxes           3,235     6,155     7,291
  Provision for income taxes                         496     1,689     2,086
                                                 -------- --------- ---------

Net income                                        $2,739    $4,466    $5,205
                                                 ======== ========= =========

Net income per share:
  Basic                                            $0.86     $1.39     $1.59
  Diluted                                          $0.84     $1.37     $1.58


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    25                     2003 Annual Report

Consolidated Statements of Comprehensive Income
--------------------------------------------------------------------------------
(Dollar amounts in thousands)


                                                                    Year ended December 31,
                                                              ------------------------------------
                                                                   2003         2002         2001
                                                              ----------   ----------   ----------

 Net income                                                      $2,739       $4,466       $5,205

 Other comprehensive income:

   Unrealized holding gains on available for sale securities        867        2,667        1,700
   Less reclassification adjustment for gains
    realized
         in income                                                  364          446          205
                                                              ----------   ----------   ----------
   Net unrealized gains                                             503        2,221        1,495

   Tax effect                                                       171          755          508
                                                              ----------   ----------   ----------

   Other comprehensive income                                       332        1,466          987
                                                              ----------   ----------   ----------

 Comprehensive income                                            $3,071       $5,932       $6,192
                                                              ==========   ==========   ==========



--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    26                     2003 Annual Report

Consolidated Statements of Changes in Stockholders' Equity
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except share data)


                                                                                              Accumulated
                                                Shares           Additional                      Other         Total
                                               of Common Common   Paid-in   Treasury Retained Comprehensive Stockholders'
                                                 Stock    Stock   Capital    Stock   Earnings    Income        Equity
                                              ---------- ------- ---------- -------- -------- ------------ -------------

Balance at December 31, 2000                  3,016,918  $3,017    $15,745  $(2,935) $17,810           $4       $33,641

Comprehensive income:
    Net income                                                                         5,205                      5,205
    Change in net unrealized gain on
     securities available for sale, net of
     reclassification and taxes of $505                                                               987           987
                                                                                     -----------------------------------

Comprehensive income                                                                   5,205          987         6,192
                                                                                     -----------------------------------

Stock dividend                                  141,839     142      2,340            (2,482)                         -
Cash paid in lieu of fractional shares                                                    (4)                        (4)
Treasury stock repurchases, 68,029 shares                                    (1,213)                             (1,213)
Stock options exercised net of income
    tax benefits                                 11,531      11        302                                          313
Cash dividends declared, $0.69 per share                                              (2,256)                    (2,256)
                                            ------------ ------- ---------- -------- -------- ------------ -------------

Balance at December 31, 2001                  3,170,288   3,170     18,387   (4,148)  18,273          991        36,673

Comprehensive income:
    Net income                                                                         4,466                      4,466
    Change in net unrealized gain on
     securities available for sale, net of
     reclassification and taxes of $755                                                             1,466         1,466
                                                                                     -----------------------------------

Comprehensive income                                                                   4,466        1,466         5,932
                                                                                     -----------------------------------

Stock dividend                                  146,585     147      2,948            (3,095)                         -
Cash paid in lieu of fractional shares                                                    (4)                        (4)
Treasury stock repurchases, 69,822 shares                                    (1,563)                             (1,563)
Stock options exercised net of income
    tax benefits                                 17,847      18        219                                          237
Cash dividends declared, $0.76 per share                                              (2,453)                    (2,453)
                                            ------------ ------- ---------- -------- -------- ------------ -------------

Balance at December 31, 2002                  3,334,720   3,335     21,554   (5,711)  17,187        2,457        38,822

Comprehensive income:
    Net income                                                                         2,739                      2,739
    Change in net unrealized gain on
     securities available for sale, net of
     reclassification and taxes of $171                                                               332           332
                                                                                     -----------------------------------

Comprehensive income                                                                   2,739          332         3,071
                                                                                     -----------------------------------

Stock dividend                                  152,342     152      3,911            (4,063)                         -
Cash paid in lieu of fractional shares                                                    (6)                        (6)
Treasury stock repurchases, 35,903 shares                                      (915)                               (915)
Stock options exercised net of income
    tax benefits                                 42,454      43        652                                          695
Cash dividends declared, $0.87 per share                                              (2,780)                    (2,780)
                                            ------------ ------- ---------- -------- -------- ------------ -------------

Balance at December 31, 2003                  3,529,516  $3,530    $26,117  $(6,626) $13,077       $2,789       $38,887
                                              ========== ======= ========== ======== ======== ============ =============




--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    27                     2003 Annual Report

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------
(Dollar amounts in thousands, except share data)



                                                                  Year ended December 31,
                                                              -------------------------------
                                                                  2003       2002       2001
                                                              ---------  ---------  ---------

Operating activities:
  Net income                                                    $2,739     $4,466     $5,205
  Adjustments to reconcile net income to net cash from
    operating activities:
      Depreciation and amortization for premises and equipment     634        571        680
      Provision for loan losses                                  3,465        960      1,200
      Amortization of premiums and accretion of discounts, net     466        240        245
      Gains on sale of securities available for sale,
       net                                                        (364)      (446)      (205)
      Gains on sale of loans held for sale, net                   (179)       (22)       (20)
      Proceeds from sale of loans held for sale                 15,922        914      2,120
      Loans originated for sale                                (15,743)      (892)    (2,100)
      Earnings on bank-owned life insurance, net                  (378)      (369)      (289)
      Benefit from bank-owned life insurance                         -          -       (558)
      Changes in:
        Accrued interest receivable                                (50)       (88)        62
        Prepaid expenses and other assets                       (2,045)     2,600     (2,310)
        Accrued interest payable                                (1,536)       637        (83)
        Accrued expenses and other liabilities                     803        123       (426)
                                                              ---------  ---------  ---------
    Net cash from operating activities                           3,734      8,694      3,521
                                                              ---------  ---------  ---------

Investing activities:
  Loan originations and payments, net                           20,189    (13,316)   (19,541)
  Purchases of securities available for sale                  (104,283)   (73,325)   (92,457)
  Purchases and redemptions of Federal Home Loan Bank stock,
   net                                                              13       (274)       (77)
  Repayment, maturities and calls of securities available for
   sale                                                         63,622     42,682     49,802
  Proceeds from sale of securities available for sale           13,336     22,309     24,465
  Purchase of bank-owned life insurance                              -     (2,986)         -
  Proceeds from bank-owned life insurance                            -          -      1,044
  Purchases of premises and equipment                             (346)    (1,682)      (517)
  Proceeds from the sale of foreclosed assets                      515        387        492
                                                              ---------  ---------  ---------
    Net cash from investing activities                          (6,954)   (26,205)   (36,789)
                                                              ---------  ---------  ---------

Financing activities:
  Net change in deposits                                        (3,160)    28,216     33,905
  Borrowings from the Federal Home Loan Bank                         -          -      7,000
  Cash dividends paid on common stock                           (2,780)    (2,453)    (2,256)
  Payments to acquire treasury stock                              (915)    (1,563)    (1,213)
  Proceeds from exercise of common stock options                   695        237        313
  Cash dividends paid in lieu of fractional common
   shares                                                           (6)        (4)        (4)
                                                              ---------  ---------  ---------
    Net cash from financing activities                          (6,166)    24,433     37,745
                                                              ---------  ---------  ---------

Change in cash and cash equivalents                             (9,386)     6,922      4,477
Cash and cash equivalents at beginning of period                33,626     26,704     22,227
                                                              ---------  ---------  ---------
Cash and cash equivalents at end of period                     $24,240    $33,626    $26,704
                                                              =========  =========  =========

Supplemental information:

  Interest paid                                                $13,878    $13,447    $16,022
  Income taxes paid                                              1,470      1,929      2,300



--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    28                     2003 Annual Report

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.     Summary of Significant Accounting Policies

       Basis of Presentation and Consolidation. The consolidated financial statements include the accounts of NSD Bancorp, Inc. (the Corporation), its wholly owned subsidiary, NorthSide Bank (the Bank) and the Bank's subsidiary, NSB Financial Services, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

       Business. The Corporation provides a variety of financial services to individuals and businesses through its offices in western Pennsylvania. Its primary deposit products are checking, money market, savings and term certificate accounts and its primary lending products are real estate loans secured by liens on residential and commercial property, consumer loans, commercial business loans and leases.

       Use of Estimates and Classifications. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions based on available information that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, fair value of financial instruments and deferred tax assets. Certain amounts previously reported have been reclassified to conform to the current year financial statement presentation. Such reclassifications did not affect net income or stockholders' equity.

       Cash Equivalents. Cash equivalents include cash on hand and in banks, interest-earning deposits and federal funds sold. Interest-earning deposits mature within one year and are carried at cost. Net cash flows are reported for loan and deposit transactions.

       Restrictions on Cash. Cash on hand or on deposit with the Federal Reserve Bank of approximately $612,000 was required to meet regulatory reserve and clearing requirements at December 31, 2003 and 2002. Such balances do not earn interest.

       Securities. Securities include investments primarily in bonds and notes and are classified as either available for sale or held to maturity at the time of purchase based on management's intent. Such intent includes consideration of the interest rate environment, prepayment risk, credit risk, maturity and repricing characteristics, liquidity considerations, investment and asset liability management policies and other pertinent factors. Securities for which the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and are reported at cost, adjusted for premiums and discounts. Available for sale securities consist of securities that are not classified as held to maturity. Unrealized holding gains and losses, net of applicable income taxes, on available for sale securities are reported as accumulated other comprehensive income until realized.

       Purchase premiums and discounts on securities are recognized in interest income using the interest method over the term of the securities. Declines in the fair value of securities below their cost that are other than temporary result in the security being written down to fair value on an individual basis. Any related write-downs are included in operations. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method and are included in operations in the period sold.

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    29                     2003 Annual Report

--------------------------------------------------------------------------------


1.     Summary of Significant Accounting Policies (continued)

       Loans Held for Sale. Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. At December 31, 2003 and 2002, the Corporation had no loans held for sale.

       Loans Receivable. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or net pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans or premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, and premiums and discounts are deferred and recognized as an adjustment of the related loan yield using the interest method.

       The accrual of interest on loans is typically discontinued at the time the loan is 90 days or more delinquent unless the credit is well secured and in the process of collection. Loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on nonaccrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably ensured.

       Allowance for Loan Losses. The allowance for loan losses is established for probable incurred credit losses through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

       The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of loans in light of historic experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

       A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans by either the present value of expected future cash flows discounted at the loans effective interest rate, the loan's obtainable market price, or the fair value of the underlying collateral, if the loan is collateral dependent. Large groups of homogeneous loans are evaluated collectively for impairment. Accordingly, the Corporation does not identify individual consumer and residential mortgage loans for impairment disclosures.

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    30                     2003 Annual Report

--------------------------------------------------------------------------------


1.     Summary of Significant Accounting Policies (continued)

       Allowance for Unfunded Loan Commitments and Letters of Credit. The allowance for unfunded loan commitments and letters of credit is maintained at a level believed by management to be sufficient to absorb estimated losses related to these unfunded credit facilities. The determination of the adequacy of the allowance is based on periodic evaluations of the unfunded credit facilities including an assessment of the probability of commitment usage, credit risk factors for loans outstanding to these same customers and the terms and expiration dates of the unfunded credit facilities.

       Bank-Owned Life Insurance (BOLI). The Bank purchased life insurance policies on certain key employees and directors. BOLI is recorded at its cash surrender value, or the amount that can be realized.

       Premises and Equipment. Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost less accumulated depreciation or amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, which are twenty-five to fifty years for buildings and three to ten years for furniture and equipment. Amortization of leasehold improvements is computed using the straight-line method over the term of the related lease. Premises and equipment are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, assets are recorded at fair value.

       Servicing Assets. Servicing assets represent purchased rights and the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance.

       Foreclosed Assets. Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value, net of disposal costs, at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other noninterest expense.

       Advertising. Advertising costs are generally expensed as incurred.

       Income Taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

       Comprehensive Income. Comprehensive income includes net income from operating results and the net change in accumulated other comprehensive income. Accumulated other comprehensive income is comprised exclusively of unrealized holding gains and losses on securities available for sale. The effects of other comprehensive income are presented as part of the consolidated statement of changes in stockholders' equity.


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    31                     2003 Annual Report

--------------------------------------------------------------------------------


1.     Summary of Significant Accounting Policies (continued)

       Earnings Per Common Share. Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method. The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

---------------------------------------------------------------------------------------
(Dollar amounts in thousands, except per share data)      2003        2002        2001
---------------------------------------------------------------------------------------
Basic earnings per share:
   Net income                                           $2,739      $4,466      $5,205
   Weighted average shares outstanding               3,196,171   3,219,328   3,272,008

   Earnings per share                                    $0.86       $1.39       $1.59
                                                     ========== =========== ===========

Diluted earnings per share
   Net income                                           $2,739      $4,466      $5,205
   Weighted average shares outstanding               3,196,171   3,219,328   3,272,008
   Dilutive effect of employee stock options            55,338      48,815      25,817
                                                     ---------- ----------- -----------
   Total diluted weighted average shares outstanding 3,251,509   3,268,143   3,297,825

   Earnings per share                                    $0.84       $1.37       $1.58
                                                     ========== =========== ===========
---------------------------------------------------------------------------------------


       Operating Segments. Operations are managed and financial performance is evaluated on a corporate-wide basis. Accordingly, all financial services operations are considered by management to be aggregated in one reportable operating segment.

       Stock Compensation Plans. Statement of Financial Accounting Standards
       (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all companies to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows a company to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plans have no intrinsic value at the grant date, and under APB Opinion No. 25 no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in APB Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. In December 2002, the Financial Accounting Standards Board (FASB) issued Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS No. 148 did not amend SFAS No. 123 to require companies to account for employee stock-based compensation using the fair value method but required all companies with stock-based compensation to provide additional disclosures, regardless of whether they account for the compensation using the fair value method under SFAS 123 or the intrinsic value method under APB Opinion No. 25. The Corporation has also adopted the disclosure requirements of SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure.


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    32                     2003 Annual Report

--------------------------------------------------------------------------------


1.     Summary of Significant Accounting Policies (continued)

       Stock Compensation Plans (continued)

       The fair value of option grants is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:



-------------------------------------------------------------------
                                     2003         2002        2001
                                ----------  -----------   ---------
Dividend yield                       3.45%        3.53%       4.50%
Expected life                      7 years      7 years     7 years
Expected volatility                 70.00%       66.70%      69.91%
Risk-free interest rate              3.50%        4.83%       5.16%

-------------------------------------------------------------------

       Had compensation cost for the Corporation's stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by SFAS No. 123, the Corporation's net income and earnings per share would have been adjusted to the pro forma amounts indicated below for the years ended December 31:

---------------------------------------------------------------------------------------------------
(In thousands, except per share
 data)                                                                  2003       2002       2001
                                                                    ---------  ---------  ---------
Net income as reported                                                $2,739     $4,466     $5,205
Less pro forma expense related to options                                340        311        203
                                                                    ---------  ---------  ---------
Pro forma net income                                                  $2,399     $4,155     $5,002
                                                                    =========  =========  =========

Earnings per share                          As reported                $0.86      $1.39      $1.59
                                            Pro forma                  $0.75      $1.29      $1.53

Earnings per share                          As reported
 -                                                                     $0.84      $1.37      $1.58
  assuming dilution                         Pro forma                  $0.74      $1.27      $1.52

---------------------------------------------------------------------------------------------------



       Transfers of Financial Assets. Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

       Off-Balance Sheet Financial Instruments. In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments, consisting of commitments to extend credit, commitments under line of credit lending arrangements and letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are received.

       Fair Value of Financial Instruments. Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    33                     2003 Annual Report

--------------------------------------------------------------------------------

2.     Securities

       The following table summarizes the Corporation's securities available for sale as of December 31:


----------------------------------------------------------------------
(In thousands)               Amortized Unrealized Unrealized   Fair
                               cost      gains      losses     value
----------------------------------------------------------------------

2003:
----------------------------
  U.S. Government agencies    $48,845       $150      $(116)  $48,879
  Mortgage-backed securities   51,353        404       (244)   51,513
  Municipal securities         22,959        520        (24)   23,455
  Corporate securities         21,634      1,330       (191)   22,773
  U.S. Treasury Securities      1,607         75          -     1,682
  Equity securities               516      2,323          -     2,839
                             --------- ---------- ---------- ---------
                             $146,914     $4,802      $(575) $151,141
                             ========= ========== ========== =========
2002:
----------------------------
  U.S. Government agencies    $16,964       $260         $-   $17,224
  Mortgage-backed securities   54,078        924        (67)   54,935
  Municipal securities         21,274        417        (23)   21,668
  Corporate securities         25,026        933       (646)   25,313
  U.S. Treasury Securities      1,633         92          -     1,725
  Equity securities               528      1,839         (6)    2,361
                             --------- ---------- ---------- ---------
                             $119,503     $4,465      $(742) $123,226
                             ========= ========== ========== =========

----------------------------------------------------------------------


       The following table summarizes scheduled maturities of the Corporation's securities as of December 31, 2003:



-----------------------------------------------------------------------
(In thousands)                                Available for sale
                                       --------------------------------
                                         Amortized           Fair
                                            cost             value
-----------------------------------------------------------------------

Due in one year or less                         $250              $257
Due after one year through five years         13,789            14,046
Due after five years through ten years        56,069            57,314
Due after ten years                           76,290            76,685
No scheduled maturity                            516             2,839
                                       --------------   ---------------
                                            $146,914          $151,141
                                       ==============   ==============


-----------------------------------------------------------------------

       Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

       Securities with carrying values of $2.1 million and $2.5 million as of December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    34                     2003 Annual Report

--------------------------------------------------------------------------------

2.     Securities (continued)

       For the years ended December 31, 2003, 2002 and 2001, proceeds from sales of securities available for sale amounted to $13.3 million, $22.3 million and $24.5 million, respectively. Gross realized gains amounted to $441,000, $582,000 and $250,000, respectively. Gross realized losses amounted to $77,000, $136,000 and $45,000, respectively. The tax provision applicable to these net realized gains and losses amounted to $124,000, $152,000 and $70,000, respectively.

       The following table shows the Corporation's gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position at December 31, 2003.


------------------------------------------------------------------------------------------------------
(In thousands)             Less than Twelve Months Twelve Months or Greater           Total
                           ----------------------- ------------------------ --------------------------
                                         Gross                   Gross                       Gross
                              Fair     Unrealized     Fair     Unrealized       Fair      Unrealized
                              Value      Losses       Value      Losses        Value        Losses
                           ----------- ----------  ----------- ----------   ------------ -------------
U.S. Government agencies      $10,792       $116           $-         $-        $10,792          $116
Mortgage-backed securities     28,810        244            -          -         28,810           244
Municipal securities              527         17          950          7          1,477            24
Corporate securities                -          -        4,703        191          4,703           191
                           ----------- ----------  ----------- ----------   ------------ -------------
Total debt securities         $40,129       $377       $5,653       $198        $45,782          $575
                           =========== ==========  =========== ==========   ============ =============

       The Corporation's investment securities portfolio contains unrealized losses of debt obligations of the U.S. Government, including mortgage-related instruments issued or backed by the full faith and credit of the United States government or are generally viewed as having the implied guarantee of the U.S. government, and debt obligations of a U.S. state, political subdivision or corporate entity.

       On a monthly basis, the Corporation evaluates the severity and duration of impairment for its investment securities portfolio unless the Corporation has the ability to hold the security to maturity without incurring a loss. Generally, impairment is considered other than temporary when an investment security has sustained a decline for a certain period of time.

       The Corporation has concluded that any impairment of its investment securities portfolio is not other than temporary but is the result of interest rate changes that are not expected to result in the noncollection of principal and interest during the period.

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    35                     2003 Annual Report

--------------------------------------------------------------------------------

3.     Loans Receivable

       The following table summarizes the Corporation's loans receivable as of December 31:



----------------------------------------------------------------------

(In thousands)                                         2003      2002
----------------------------------------------------------------------

Consumer loans to individuals                      $142,686  $147,834
Mortgage:
     Nonresidential                                  89,624    89,292
     Residential                                     24,436    41,668
Commercial, financial and agricultural               31,730    36,987
Lines of credit                                       8,362     7,680
Lease financing                                       8,548    10,850
Nonaccrual loans                                      8,415       890
                                                   --------- ---------
Total loans                                         313,801   335,201

Deferred fees, net                                     (329)     (392)
                                                   --------- ---------

Total loans, net of deferred fees                   313,472   334,809

Unearned income                                        (964)   (1,317)
                                                   --------- ---------

Total loans, net of unearned income and fees        312,508   333,492

Allowance for loan losses                            (6,882)   (4,212)
                                                   --------- ---------

Net loans                                          $305,626  $329,280
                                                   ========= =========
----------------------------------------------------------------------


       Following is an analysis of the changes in the allowance for loan losses for the years ended December 31:


-----------------------------------------------------------------------------------------
(In thousands)                                           2003         2002         2001
-----------------------------------------------------------------------------------------
Balance at the beginning of the year                    $4,212       $4,140       $3,365

Provision for loan losses                                3,465          960        1,200
Loans charged-off                                         (838)        (902)        (500)
Recoveries                                                  43           93           75
Transfer to reserve for unfunded loan commitments            -          (79)           -
                                                     ----------   ----------   ----------

Balance at the end of the year                          $6,882       $4,212       $4,140
                                                     ==========   ==========   ==========

-----------------------------------------------------------------------------------------

       Nonperforming loans, which include primarily nonaccrual loans, were $8.4 million and $890,000 at December 31, 2003 and 2002, respectively. The Corporation did not record interest on any nonaccrual loans during 2003 or 2002. If interest on nonaccrual loans had been recognized, such income would have approximated $275,000, $93,000 and $43,000 for 2003, 2002 and
       2001, respectively.

       At December 31, 2003 and 2002, the Corporation had $1.2 million in loans that were 90 days or more past due, but were still accruing interest.

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    36                     2003 Annual Report

--------------------------------------------------------------------------------

3.     Loans Receivable (continued)

       At December 31, 2003, the Corporation had total impaired loans of $7.5 million. The valuation allowance associated with these impaired loans was $2.8 million. During 2003, the average investment in impaired loans was approximately $7.7 million and no interest income was recognized on impaired loans. No additional funds are committed to be advanced in connection with impaired loans.

       The Corporation's primary business activity is with customers located within its local area. Generally, the Corporation grants commercial, residential and personal loans. The Corporation also selectively funds and purchases commercial and residential loans outside of its local area provided such loans meet the Corporation's credit policy guidelines. Although the Corporation has a diversified loan portfolio at December 31, 2003 and 2002, loans outstanding to individuals and businesses are dependent upon the local economic conditions in its immediate area.

       Following is an analysis of the changes in the allowance for unfunded loan commitments for the years ended December 31:


--------------------------------------------------------------------------

(In thousands)                                         2003          2002
--------------------------------------------------------------------------

Balance at the beginning of the year                    $79            $-
Provision for losses                                     59             -
Transfer from the allowance for loan losses               -            79
                                                 -----------   -----------
Balance at the end of the year                         $138           $79
                                                 ===========   ===========

--------------------------------------------------------------------------


4.     Servicing

       Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of whole residential mortgage loans serviced for others totaled $311,000 and $603,000 at December 31, 2003 and 2002, respectively. The Corporation has sold participation interests in certain commercial mortgage loans. The unpaid principal portion of participation loans serviced for others totaled $3.6 million and $4.8 million at December 31, 2003 and 2002, respectively. A servicing fee ranging from 0.125% to 0.387% is retained and recorded in other noninterest income for whole and participation loan servicing.

5.     Federal Home Loan Bank stock

       The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB). As a member, the Bank maintains an investment in the capital stock of the regional bank, at cost. This stock is purchased and redeemed at par as directed by the FHLB, and levels maintained are based primarily on borrowing and other correspondent relationships. The Bank's investment in FHLB stock was $5.0 million at December 31, 2003 and 2002.


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    37                     2003 Annual Report

--------------------------------------------------------------------------------


6.     Premises and Equipment

       Premises and equipment at December 31 are summarized by major classification as follows:


--------------------------------------------------------------------------

(In thousands)                                               2003    2002
--------------------------------------------------------------------------

Land                                                         $473    $473
Buildings and improvements                                  1,953   1,944
Leasehold improvements                                      2,401   2,155
Furniture, fixtures and equipment                           3,991   3,909
                                                           ------- -------

                                                            8,818   8,481
Less accumulated depreciation and amortization              5,492   4,867
                                                           ------- -------

                                                           $3,326  $3,614
                                                           ======= =======

--------------------------------------------------------------------------

                                                            3,326   3,614


       Depreciation and amortization expense for the years December 31, 2003, 2002 and 2001 were $634,000, $571,000 and $680,000, respectively.

       Rent expense under non-cancelable operating lease agreements for the years ended December 31, 2003, 2002, and 2001 was $444,000, $407,000 and
       $352,000, respectively. Rent commitments under non-cancelable long-term operating lease agreements for certain branch offices for the years ended December 31 are as follows before considering renewal options that are generally present (in thousands):



                                       2004     $446
                                       2005      359
                                       2006      174
                                       2007      118
                                       2008       70
                                  Thereafter      96
                                              -------
                                              $1,263
                                              =======


       The Corporation has a multi-year commitment with a third-party information systems service provider. Under the terms of the contract, monthly payments consist of a base fee with additional charges related to usage. If the Corporation terminates this agreement, the Corporation would be required to pay an amount equal to seventy-five percent of the average of the last three monthly fees for the remainder of the contract. The total annual minimum commitment is $435,000 through December 2008.

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    38                     2003 Annual Report

--------------------------------------------------------------------------------

7.     Related Party Balances and Transactions

       In the ordinary course of business, the Bank maintains loan and deposit relationships with employees, principal officers and directors. The Bank has granted loans to principal officers and directors and their affiliates amounting to $6.9 million at December 31, 2003 and $8.7 million at December 31, 2002. During 2003, total principal additions and total principal repayments associated with these loans were $864,000 and $2.7 million, respectively.

8.     Deposits

       The following table summarizes the Corporation's deposits as of December 31:



Deposit summary:

------------------------------------------------------------------------------------------------------
(Dollar amounts in thousands)
                                                       2003                              2002
                                    ----------------------------------- ------------------------------

                                     Weighted                            Weighted
                                      average                             average
         Type of accounts              rate        Amount        %         rate       Amount      %
------------------------------------------------------------------------------------------------------
Non-interest-bearing deposits                -      $75,724       20.7%          -    $71,383    19.3%
Interest-bearing demand deposits          1.00%     160,878       44.0%       1.59%   152,380    41.3%
Time deposits                             3.85%     129,437       35.5%       4.81%   145,436    39.4%
                                                ------------ ----------             ---------- -------

                                          1.80%    $366,039      100.0%       2.55%  $369,199   100.0%
                                                ============ ==========             ========== =======

       Time deposits mature as follows for the year ended December 31:


                    2004          $70,872          19.4%
                    2005           27,871           7.6%
                    2006           14,118           3.9%
                    2007            6,005           1.6%
                    2008            8,466           2.3%
                    Thereafter      2,105           0.7%
                               ----------- -------------
                                 $129,437          35.5%
                               =========== =============

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    39                     2003 Annual Report

--------------------------------------------------------------------------------



9.     Borrowed Funds

       The following table summarizes the Corporation's borrowed funds as of December 31:


----------------------------------------------------------------------
(Dollar amounts in thousands)               Interest
                                              Rate      2003     2002
------------------------------------------------------------- --------

FHLB Convertible Select Advances mature as follows:

   May 17, 2004                                5.27%  $5,000   $5,000
   January 20, 2008                            4.63%   2,000    2,000
   July 17, 2008                               5.58%   2,000    2,000
   January 20, 2009                            4.90%   5,000    5,000
   October 29, 2009                            5.75%   5,000    5,000
   January 27, 2010                            5.95%   5,000    5,000
   February 8, 2010                            6.10%   5,000    5,000
   March 15, 2010                              6.04%   5,000    5,000
   March 17, 2010                              6.05%   5,000    5,000
   April 7, 2010                               6.20%   5,000    5,000
   June 23, 2010                               6.18%   5,000    5,000
   June 23, 2010                               6.37%   5,000    5,000
   July 6, 2010                                5.89%   5,000    5,000
   July 6, 2010                                5.96%   5,000    5,000
   July 12, 2010                               6.11%   5,000    5,000
   August 10, 2010                             5.83%   3,000    3,000
   August 16, 2010                             5.99%   5,000    5,000
   October 4, 2010                             5.76%   5,000    5,000
   December 13, 2010                           5.19%   5,000    5,000
   January 3, 2011                             4.89%   2,000    2,000
   March 2, 2011                               4.26%   5,000    5,000
                                                     -------- --------
                                                     $94,000  $94,000
                                                     ======== ========

----------------------------------------------------------------------

       FHLB Convertible Select Advances are long-term borrowings with terms of up to ten years and have a fixed rate for the first three months to five years of the term. After the fixed rate term expires, the FHLB may convert, on a quarterly basis, the advance to an adjustable rate advance at their option depending on the then current interest rate environment. If the advance is converted to an adjustable rate advance, the Bank has the option at the conversion date, and quarterly thereafter, to prepay the advance with no prepayment fee.

       Advances from the FHLB are collateralized by qualifying securities and loans. Qualifying collateral includes U.S. Treasury, government agency and mortgage-backed securities and real estate loans based upon the amount of outstanding advances. These advances are subject to restrictions or penalties related to prepayments.

       At December 31, 2003, the Corporation had approximately $41.3 million in available credit under its collateralized borrowing agreement with the FHLB.

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    40                     2003 Annual Report

--------------------------------------------------------------------------------


9.     Borrowed Funds (continued)

       Contractual maturities of long-term debt at December 31, 2003, were as follows (in thousands):


                              2004       $5,000
                              2005            -
                              2006            -
                              2007            -
                              2008        4,000
                         Thereafter      85,000
                                      ----------
                                        $94,000
                                      ==========


10.    Insurance of Accounts and Regulatory Matters

       Insurance of Accounts

       The Federal Deposit Insurance Corporation (FDIC) insures deposits of account holders up to $100,000 per insured depositor. To provide this insurance, the Bank must pay an annual premium. In connection with the insurance of deposits, the Bank is required to maintain certain minimum levels of regulatory capital as outlined below.

       Restrictions on Dividends, Loans and Advances

       The Pennsylvania Banking Code restricts the availability of capital funds for payment of dividends by all state-chartered banks to the additional paid-in-capital of the Bank. Accordingly, the Bank is limited in the amount of dividends that can be paid to the Corporation. At December 31, 2003, the Bank had $3.2 million unavailable for dividends. This restriction has not had, and is not expected to have, a significant impact on the Corporation's ability to meet its cash obligations.

       Loans or advances from the Bank to the Corporation are limited to 10 percent of the Bank's capital stock, additional paid-in-capital and retained earnings on a secured basis. Funds available for loans or advances by the Bank to the Corporation amounted to approximately $1.0 million.

       Minimum Regulatory Capital Requirements

       The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    41                     2003 Annual Report

--------------------------------------------------------------------------------

10.    Insurance of Accounts and Regulatory Matters (continued)

       Minimum Regulatory Capital Requirements (continued)

       Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2003 and 2002, the Corporation and the Bank met all capital adequacy requirements to which they are subject.

       As of December 31, 2003, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category.

       The following table sets forth certain information concerning regulatory capital of the consolidated Corporation and the Bank as of the dates presented:

-------------------------------------------------------------------------------------------------------
(Dollar amounts in thousands)              December 31, 2003                 December 31, 2002
                                    -------------------------------- ----------------------------------
                                     Consolidated        Bank          Consolidated         Bank
                                    -------------- ----------------- ---------------- -----------------
                                     Amount Ratio   Amount    Ratio   Amount   Ratio   Amount   Ratio
------------------------------------------------------------ ---------------- ---------------- --------
Total capital to risk-weighted
 assets:
 Actual                             $41,790 11.31%  $43,437   11.69% $41,402   10.78% $43,102    11.17%
 For capital adequacy purposes       29,564  8.00%   29,719    8.00%  30,724    8.00%  30,861     8.00%
 To be well capitalized                              37,149   10.00%                   38,577    10.00%
Tier 1 capital to risk-weighted
 assets:
 Actual                             $36,098  9.77%  $38,639   10.40% $36,365    9.47% $38,797    10.06%
 For capital adequacy purposes       14,782  4.00%   14,860    4.00%  15,362    4.00%  15,431     4.00%
 To be well capitalized                              22,289    6.00%                   23,146     6.00%
Tier 1 capital to average assets:
 Actual                             $36,098  7.06%  $38,639    7.56% $36,365    7.47% $38,797     7.94%
 For capital adequacy purposes       20,465  4.00%   20,438    4.00%  19,474    4.00%  19,548     4.00%
 To be well capitalized                              25,548    5.00%                   24,435     5.00%
-------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    42                     2003 Annual Report

--------------------------------------------------------------------------------

11.    Income Taxes

       The Corporation and the Bank file a consolidated federal income tax return. The provision for income taxes for the years ended December 31 is comprised of the following:

----------------------------------------------------------------------------
(In thousands)                      2003              2002             2001
----------------------------------------------------------------------------

  Current                         $1,761            $1,552           $2,468
  Deferred                        (1,265)              137             (382)
                             ------------    --------------    -------------

                                    $496            $1,689           $2,086
                             ============    ==============    =============


       A reconciliation between the provision for income taxes and the amount computed by multiplying operating results before income taxes by the statutory federal income tax rate of 34% for the years ended December 31 is as follows:

------------------------------------------------------------------------------------------------------

(Dollars in thousands)                           2003                2002                 2001
                                          -------------------- ------------------  -------------------
                                                    % Pre-tax          % Pre-tax            % Pre-tax
                                            Amount    Income    Amount   Income     Amount    Income
------------------------------------------------------------------------------------------------------
Provision at statutory tax rate              $1,100      34.0%  $2,094      34.0%    $2,479      34.0%
Increase (decrease) resulting from:
  Tax free interest, net of disallowance       (336)   (10.4%)    (245)    (3.9%)      (188)    (2.6%)
  Earnings on bank-owned life insurance        (129)    (4.0%)    (126)    (2.0%)      (288)    (4.0%)
  Other, net                                   (139)    (4.3%)     (34)    (0.5%)        83       1.1%
                                          -------------------- ------------------  -------------------

Reported rate                                  $496      15.3%  $1,689      27.6%    $2,086      28.7%
                                          ==================== ==================  ===================

       The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities that are included in the net deferred tax asset as of December 31 relate to the following:


-----------------------------------------------------------------
(In thousands)                                    2003      2002
-----------------------------------------------------------------

Deferred tax assets:

  Provision for loan losses                     $2,340    $1,217
  Other                                            202       163
                                                -------  --------
  Gross deferred tax assets                      2,542     1,380
                                                -------  --------

Deferred tax liabilities:
                                                     -
  Net unrealized gain on securities              1,438     1,171
  Depreciation                                     149        63
  Bond discount accretion                           33       222
                                                -------  --------
  Gross deferred tax liabilities                 1,620     1,456
                                                -------  --------

  Net deferred tax assets (liabilities)           $922      $(76)
                                                =======  ========


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    43                     2003 Annual Report

--------------------------------------------------------------------------------

11.    Income Taxes (continued)

       The Corporation determined that it was not required to establish a valuation allowance for deferred tax assets in accordance with SFAS No. 109, Accounting for Income Taxes, since it is more likely than not that the deferred tax asset will be realized through carry-back to taxable income in prior years, future reversals of existing taxable temporary differences, and, to a lesser extent, future taxable income.

12.    Commitments and Legal Contingencies

       In the ordinary course of business, the Corporation has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Corporation is involved in certain claims and legal actions arising in the ordinary course of business. The outcome of these claims and actions are not presently determinable; however, in the opinion of the Corporation's management, after consulting legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial statements.

13.    Employee Benefit Plans

       Defined Contribution Plan

       The Corporation has a 401(k) plan whereby substantially all eligible full-time employees participate in the plan. Employees may contribute up to 100% of their compensation subject to certain limits based on federal tax laws. The Corporation makes matching contributions equal to 50% of the first 6% of an employee's compensation contributed to the plan. Matching contributions vest to the employee 33% after one year, 66% after the second year and 100% thereafter. For the years ended December 31, 2003, 2002 and 2001, expense attributable to the plan amounted to $85,000, $77,000 and $80,000, respectively.

       Profit Sharing Plan

       The Corporation maintains a profit sharing retirement plan, which covers substantially all employees meeting minimum age and service requirements. Expense for the profit sharing plan was $131,000, $134,000 and $156,000 in 2003, 2002 and 2001, respectively. Profit sharing assets are primarily invested in mutual funds, which are selected at the discretion of the employee. The plan was also invested in 8,578 and 8,849 shares of the Corporation's common stock with a market value of $219,000 at December 31, 2003 and 2002. Total cash dividends received from plan investments in common stock of the Corporation were $7,000, $7,000 and $9,000 in 2003, 2002 and 2001, respectively.

       Stock Compensation Plans

       The Corporation has two fixed stock option plans. The Corporation may grant options to its employees for up to 246,386 shares of common stock. The Corporation may grant options to its non-employee directors for up to 82,129 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the plans. The exercise price of each option equals the market price of the Corporation's stock on the date of grant with each option having a maximum term of 10 years.

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    44                     2003 Annual Report

--------------------------------------------------------------------------------


13.    Employee Benefit Plans (continued)

       Stock Compensation Plans (continued)

       A summary of the status of the Corporation's two fixed stock option plans as of December 31, 2003, 2002 and 2001 and changes during the years ending on those dates is presented below:


-----------------------------------------------------------------------------------------------------------
                                        2003                    2002                    2001
                                    -----------------------------------------------------------------------

                                                  Weighted-              Weighted-               Weighted-
                                                 Average                 Average                  Average
Fixed Options                        Shares      Exercise    Shares      Exercise     Shares      Exercise
                                                   Price                   Price                   Price
Outstanding at beginning of year     197,693    $ 16.23      183,819    $ 15.18      164,112    $    14.82
Granted                               38,616      26.40       34,697      19.95       32,774         15.62
Exercised                             43,497      14.95       18,586      12.48       12,704         11.74
Forfeited                              1,730      20.62        2,237      19.70          363         13.82
                                    -----------------------------------------------------------------------
Outstanding at end of year           191,082    $ 18.57      197,693    $ 16.23      183,819    $    15.18


Options exerciseable at year-end     191,082                 197,693                 183,819

Weighted-average fair value of
 options

 Granted during the year                        $ 13.33                 $ 13.54                 $     9.74
                                    =======================================================================

       The following table summarizes information about fixed stock options outstanding at December 31, 2003:



----------------------------------------------------------------------
                          Number     Weighted-Average
                         Outstanding     Remaining       Weighted-
    Range of                and       Contractual Life    Average
  Exercise Prices       Exerciseable    (in Years)     Exercise Price
----------------------------------------------------------------------

 $10.29  -  $ 11.44          33,029            1.8     $        10.81
  12.89  -    16.45          53,837            5.8              14.39
  18.25  -    19.99          46,878            7.1              19.28
  25.96  -    26.43          57,338            7.7              26.38
----------------------------------------------------------------------
 $10.29  -  $ 26.43         191,082            6.0     $        18.57
====================   =============  =============    ===============

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    45                     2003 Annual Report

--------------------------------------------------------------------------------


14.    Financial Instruments

       Fair Value of Financial Instruments

       The following table sets forth the carrying amount and fair value of the Corporation's financial instruments included in the consolidated balance sheet as of December 31:

----------------------------------------------------------------------
(In thousands)                        2003                2002
                               ------------------- -------------------
                               Carrying    Fair    Carrying    Fair
                                amount     value    amount     value
----------------------------------------------------------------------

Financial assets:
  Cash equivalents              $24,240   $24,240   $33,626   $33,626
  Securities                    151,141   151,141   123,226   123,226
  Loans receivable              305,626   312,174   329,280   346,175
  Federal Home Loan Bank stock    4,961     4,961     4,974     4,974
  Bank-owned life insurance       8,537     8,537     8,159     8,159
  Accrued interest receivable     2,580     2,580     2,530     2,530

Financial liabilities:
  Deposits                     $366,039  $366,851  $369,199  $373,089
  Borrowed funds                 94,000   105,290    94,000   108,376
  Accrued interest payable        4,870     4,870     6,406     6,406

----------------------------------------------------------------------

       The methods and assumptions used to estimate fair value are described as follows.

       Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, FHLB stock, BOLI, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements.

       Off-Balance-Sheet Financial Instruments

       The Corporation is party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial letters of credit. Commitments to extend credit involve, to a varying degree, elements of credit and interest rate risk in excess of amounts recognized in the consolidated statement of financial condition. The Corporation's exposure to credit loss in the event of non-performance by the other party for commitments to extend credit is represented by the contractual amount of these commitments, less any collateral value obtained. The Corporation uses the same credit policies in making commitments as for on-balance-sheet instruments. The Corporation's distribution of commitments to extend credit approximates the distribution of loans receivable outstanding.

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    46                     2003 Annual Report

--------------------------------------------------------------------------------


14.    Financial Instruments (continued)

       The following table presents the notional amount of the Corporation's off-balance-sheet commitment financial instruments as of December 31:

---------------------------------------------------------------------------------------------
(In thousands)                             2003                            2002
                                  Fixed Rate     Variable Rate   Fixed Rate     Variable Rate
-------------------------------------------------------------- ------------------------------
Commitments to make loans            $5,490               $-        $6,844                $-
Unused lines of credit                    -           34,208             -            35,459
Standby letters of credit                 -              700             -               850
---------------------------------------------------------------------------------------------

       Commitments to make loans are generally made for periods of 30 days or less. The fixed rate loan commitments have interest rates ranging from 4.0% to 10.0% and maturities ranging from five to thirty years at both year-end dates. Commitments to extend credit include agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit also include unfunded commitments under commercial and consumer lines-of-credit, revolving credit lines and overdraft protection agreements. These lines-of-credit may be collateralized and usually do not contain a specified maturity date and may be drawn upon to the total extent to which the Corporation is committed.

       Standby letters of credit are conditional commitments issued by the Corporation usually for commercial customers to guarantee the performance of a customer to a third party. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Fees earned from the issuance of these letters are recognized at the expiration of the coverage period. For secured letters of credit, the collateral is typically Bank deposit instruments.


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    47                     2003 Annual Report

--------------------------------------------------------------------------------

15.  NSD Bancorp, Inc. - Condensed Financial Statements, Parent Corporation Only

     Following are condensed financial statements for the parent company as of and for the years ended December 31:



--------------------------------------------------------------------------------
Condensed Balance Sheets                                As of December 31,
(In thousands)                                           2003              2002
--------------------------------------------------------------------------------

Assets:
 Cash in banks                                           $275               $35
 Securities available for sale                          2,470             2,068
 Equity in net assets of subsidiary                    40,082            39,996
 Other assets                                              10                10
                                                  ------------     -------------

  Total assets                                        $42,837           $42,109
                                                  ============     =============

Liabilities and stockholders' equity:
 Accounts payable to subsidiary                        $2,229            $1,894
 Loan payable to subsidiary                             1,000             1,000
 Deferred tax liability                                   717               390
 Other liabilities                                          4                 3
                                                  ------------     -------------
  Total liabilities                                     3,950             3,287
 Stockholders' equity                                  38,887            38,822
                                                  ------------     -------------

  Total liabilities and stockholders'
   equity                                             $42,837           $42,109
                                                  ============     =============

--------------------------------------------------------------------------------



-----------------------------------------------------------------------------
Condensed Income Statements                 For the years ended December 31,
(In thousands)                                  2003       2002         2001
-----------------------------------------------------------------------------

Income:
 Dividends from subsidiary                    $2,780     $2,453       $2,961
 Dividends from securities available for
  sale                                            72         78           80
 Net investment securities gains                 156        393           25
                                            ---------  ---------   ----------

  Total income                                 3,008      2,924        3,066

Expense:
 Interest expense                                 52         58           81
 Other expenses                                   56         83           37
                                            ---------  ---------   ----------

  Total expense                                  108        141          118
                                            ---------  ---------   ----------

 Income before income taxes and equity in
  undistributed
  operating results of subsidiary              2,900      2,783        2,948

 Equity in net income of subsidiary               26      1,683        2,257
                                            ---------  ---------   ----------

 Income before income taxes                    2,926      4,466        5,205

 Provision for income taxes                      187          -            -
                                            ---------  ---------   ----------

Net income                                    $2,739     $4,466       $5,205
                                            =========  =========   ==========
-----------------------------------------------------------------------------

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    48                     2003 Annual Report

--------------------------------------------------------------------------------

15. NSD Bancorp, Inc. - Condensed Financial Statements, Parent Corporation Only (continued)

-----------------------------------------------------------------------------
Condensed Statements of Cash Flows          For the years ended December 31,
(In thousands)                                  2003       2002         2001
-----------------------------------------------------------------------------

Operating activities:
 Net income                                   $2,739     $4,466       $5,205
 Adjustments to reconcile net income to net cash
  provided
  by operating activities:
   Equity in net assets of subsidiary            (26)    (1,683)      (2,257)
   Gains on investment securities               (156)      (393)         (25)
   Other, net                                    522        926          442
                                            ---------  ---------   ----------
    Net cash from operating activities         3,079      3,316        3,365
                                            ---------  ---------   ----------

Investing activities:
   Proceeds from sale of securities
    available for sale                           167        423           28
                                            ---------  ---------   ----------
    Net cash from investing activities           167        423           28
                                            ---------  ---------   ----------

Financing activities:
   Dividends paid                             (2,780)    (2,453)      (2,256)
   Payments to acquire treasury stock           (915)    (1,563)      (1,213)
   Proceeds from exercise of common stock
    options                                      695        237          149
   Cash dividends paid in lieu of fractional
    common shares                                 (6)        (4)          (4)
                                            ---------  ---------   ----------
    Net cash from financing activities        (3,006)    (3,783)      (3,324)
                                            ---------  ---------   ----------

Net change in cash equivalents                   240        (44)          69
Cash equivalents at beginning of period           35         79           10
                                            ---------  ---------   ----------

Cash equivalents at end of period               $275        $35          $79
                                            =========  =========   ==========


16.    Other Noninterest Expenses

       The following summarizes the Corporation's other noninterest expenses for the years ended December 31:

----------------------------------------------------------------------------
(In thousands)                              2003          2002         2001
----------------------------------------------------------------------------

Professional fees                           $824          $371         $225
Pennsylvania bank shares tax                 371           338          295
Postage                                      315           285          258
Stationary and supplies                      303           308          288
Telephone                                    287           273          244
Advertising                                  222           255          283
Other                                      1,437         1,362        1,418
                                       ----------   -----------   ----------

                                           3,759         3,192        3,011

Discontinued product                        (109)        1,980          329
                                       ----------   -----------   ----------

                                          $3,650        $5,172       $3,340
                                       ==========   ===========   ==========
----------------------------------------------------------------------------

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    49                     2003 Annual Report

--------------------------------------------------------------------------------

17.    Quarterly Financial Data (unaudited)

       The following is a summary of selected quarterly data for the years ended December 31:



---------------------------------------------------------------------------------
(Dollar amounts in thousands,              First     Second    Third     Fourth
 except share data)                       Quarter   Quarter   Quarter    Quarter
---------------------------------------------------------------------------------
2003:
------
 Interest income                           $7,255    $7,038    $6,773     $6,643
 Interest expense                           3,314     3,180     3,018      2,830
                                          --------  --------  --------  ---------
 Net interest income                        3,941     3,858     3,755      3,813
 Provision for loan losses                    255     2,715       240        255
                                          --------  --------  --------  ---------
 Net interest income after provision for
  loan losses                               3,686     1,143     3,515      3,558
 Noninterest income                           944     1,067     1,106        672
 Noninterest expense                        2,811     3,057     3,378      3,210
                                          --------  --------  --------  ---------
 Net income (loss) before income taxes      1,819      (847)    1,243      1,020
 Provision for (benefit from) income
  taxes                                       480      (418)      296        138
                                          --------  --------  --------  ---------

 Net income (loss)                         $1,339     $(429)     $947       $882
                                          ========  ========  ========  =========

 Net income (loss) per share, basic         $0.42    ($0.13)    $0.30      $0.27
 Net income (loss) per share, diluted       $0.41    ($0.13)    $0.29      $0.27

2002:
------
 Interest income                           $7,667    $7,789    $7,753     $7,594
 Interest expense                           3,532     3,492     3,539      3,520
                                          --------  --------  --------  ---------
 Net interest income                        4,135     4,297     4,214      4,074
 Provision for loan losses                    240       240       240        240
                                          --------  --------  --------  ---------
 Net interest income after provision for
  loan losses                               3,895     4,057     3,974      3,834
 Noninterest income                           656       666     1,215        956
 Noninterest expense                        2,627     2,950     4,611      2,910
                                          --------  --------  --------  ---------
 Net income before income taxes             1,924     1,773       578      1,880
 Provision for income taxes                   594       502       102        491
                                          --------  --------  --------  ---------

 Net income                                $1,330    $1,271      $476     $1,389
                                          ========  ========  ========  =========

 Net income per share, basic                $0.41     $0.39     $0.15      $0.44
 Net income per share, diluted              $0.41     $0.39     $0.14      $0.43


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    50                     2003 Annual Report

Report of Independent Auditors
--------------------------------------------------------------------------------





The Board of Directors and Stockholders
NSD Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of NSD Bancorp, Inc. and subsidiary as of December 31, 2003, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated balance sheet as of December 31, 2002, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2002, were audited by other auditors whose report dated January 31, 2003, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NSD Bancorp, Inc. and subsidiary as of December 31, 2003, and the results of their consolidated operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


/S/  S.R. Snodgrass, A.C.

S.R. Snodgrass, A.C.
Wexford, Pennsylvania

March 5, 2004


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    51                     2003 Annual Report

Stock and Dividend Information
--------------------------------------------------------------------------------

Listings and Markets

NSD Bancorp, Inc. common stock is traded on the NASDAQ National Market System under the symbol "NSDB." The listed market makers for the Corporation's common stock include:


F.J. Morrissey & Co., Inc.       Ferris, Baker Watts, Inc.  Hill Thompson Magid, L.P.     Knight Equity Markets, L.P.
Four Tower Bridge                100 Light Street           15 Exchange Place             Newport Tower
200 Barr Harbor Drive Suite 300  Eighth Floor               Suite 800                     525 Washington Boulevard
West Conshohocken, PA 19428      Baltimore, MD 21202        Jersey City, NJ 07302         Jersey City, NJ 07310
(800) 842-8928                   (800) 436-2000             (201) 434-6900                (201) 222-9400

Parker/Hunter Inc.               Ryan Beck & Co., Inc.      Schwab Capital Markets, L.P.  Susquehanna Capital Group
600 Grant Street                 220 South Orange Avenue    111 Pavonia Avenue            401 City Lane Avenue, Suite 220
Pittsburgh, PA 15219             Livingston, NJ 07039       East Jersey City, NJ 07310    Bala-Cynwyd, PA 19004
(412) 562-8000                   (973) 597-6000             (201) 963-9100                (610) 617-2600



Stock Price and Cash Dividend Information

The bid and ask price of the Corporation's common stock were $24.96 and $25.48, respectively, as of February 25, 2004. The Corporation traditionally has paid regular quarterly cash dividends.

The following table sets forth the high and low sale market prices of the Corporation's common stock as well as cash and stock dividends for the quarterly periods presented:


----------------------------------------------------------------------------------------------
                                           Market Price                     Cash      Stock
                                  High          Low         Close         Dividend   Dividend
----------------------------------------------------------------------------------------------
2003:
------------------
  Fourth quarter                $26.03        $24.00       $25.50       $ 0.22              -
  Third quarter                  27.29         23.83        26.46         0.22              -
  Second quarter                 27.69         24.37        26.14         0.22              5%
  First quarter                  26.33         22.57        25.34         0.21              -

2002:
------------------
  Fourth quarter                $26.10        $20.01       $23.93       $ 0.20              -
  Third quarter                  25.40         20.70        23.01         0.19              -
  Second quarter                 23.84         20.25        20.10         0.19              5%
  First quarter                  21.90         18.11        18.56         0.18              -
----------------------------------------------------------------------------------------------



Number of Stockholders and Shares Outstanding

As of December 31, 2003, there were approximately 370 stockholders of record and 3,197,815 shares of common stock entitled to vote, receive dividends and considered outstanding for financial reporting purposes. The number of stockholders of record does not include the number of persons or entities who hold their stock in nominee or "street" name.

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    52                     2003 Annual Report

Corporate Information
--------------------------------------------------------------------------------

Corporate Headquarters

       NSD Bancorp, Inc.
       5004 McKnight Road
       Pittsburgh, Pennsylvania 15237
       Phone: 412 231-6900
       Website: www.nsdbancorp.com

Subsidiary Bank

       NorthSide Bank
       Website: www.northsidebank.com

Annual Meeting

       The annual meeting of the Corporation's stockholders will be held at 3:00 p.m., on April 27, 2004, at Holiday Inn, 4895 McKnight Road, Pittsburgh, PA 15237.

Stockholder and Investor Information

       Copies of annual reports, quarterly reports and related stockholder literature are available upon written request without charge to stockholders. Requests should be addressed to William C. Marsh, Senior Vice President and Chief Financial Officer, NSD Bancorp, Inc., 5004 McKnight Road, Pittsburgh, PA 15237.

       In addition, other public filings of the Corporation, including the Annual Report on Form 10K can be obtained on the Corporation's website: www.nsdbancorp.com.

Independent Accountants

       S. R. Snodgrass, A.C.
       1000 Stonewood Drive, Suite 200
       Wexford, PA 15090-8399

Registrar and Transfer Agent

       Registrar and Transfer Company
       10 Commerce Drive
       Cranford, NJ 07016
       Phone: 800 368-5948


--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    53                     2003 Annual Report

Board of Directors and Officers
--------------------------------------------------------------------------------

NSD BANCORP, INC.
NORTHSIDE BANK



Board of Directors
Lawrence R. Gaus                               William R. Baierl                          John C. Brown, Jr.
Chairman                                       Vice Chairman                              Retired Regional Executive
NSD Bancorp, Inc.                              NSD Bancorp, Inc.                          PNC Bank
NorthSide Bank                                 President-Baierl Chevrolet, Inc.
CPA-Gaus, Siegel, McMillen &
Davisson, LLC

Grant A. Colton, Jr.                           Nicholas C. Geanopulos                     Gus P. Georgiadis
Chairman of the Board                          President                                  President
GA Industries, Inc.                            N. C. Geanopulos, Inc.                     TRIAD USA
                                               Geanopulos Representations

Andrew W. Hasley                               Gerald B. Hindy                            Charles S. Lenzner
President                                      Vice Chairman                              President
NSD Bancorp, Inc.                              NSD Bancorp, Inc.                          Lenzner Tours
NorthSide Bank

David J. Malone                                Kenneth L. Rall                            Arthur J. Rooney, II
Chief Financial Officer                        President                                  President
Gateway Financial                              Renaissance Home Sales, Inc.               Pittsburgh Steelers



Note: All directors of the Corporation and the Bank also serve as directors of NSB Financial Services, LLC.


NSD BANCORP, INC.



Executive Officers
Andrew W. Hasley                               William C. Marsh                           Gloria J. Bush
President                                      Treasurer                                  Corporate Secretary
Chief Operating Officer                        Chief Financial Officer


                              Board and Officer listings as of February 20, 2004

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    54                     2003 Annual Report

NORTHSIDE BANK


Executive Officers

Andrew W. Hasley                               William C. Marsh
President                                      Senior Vice President
Chief Operating Officer                        Chief Financial Officer



Senior Officers
Mark A. Allman               Rajendra K. Bagga                  William B. Breitinger            Gloria J. Bush
Vice President               Chief Auditor                      Vice President                   Human Resources Officer
Consumer Lending                                                Asset Recovery                   Corporate Secretary


Jacqueline M. Cortese        Debra S. Flinner                   Frank R. Krepp                   David J. Minesky
Vice President               Vice President                     Vice President                   Vice President
CRA Officer                  Commercial Loan Manager            Credit Administration            Residential Lending


James R. Schafer             John L. Schultz                    Jeffrey R. Uselman
Vice President               Vice President                     Senior Vice President
Security Officer             Marketing/Retail Banking           Chief Technology Officer



NSB FINANCIAL SERVICES, LLC


Executive Officers
Andrew W. Hasley                               William C. Marsh                           Gloria J. Bush
President                                      Treasurer                                  Corporate Secretary
Chief Operating Officer                        Chief Financial Officer



                                        Officer listings as of February 20, 2004

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    55                     2003 Annual Report

Office Locations and Branch Managers
--------------------------------------------------------------------------------

     Offices and Locations

     Retail Banking Offices                         Branch Manager/Telephone

     Pittsburgh North Side (Principal Office)       Beverly C. Young
     100 Federal Street                             Assistant Vice President
     Pittsburgh, PA 15212                           412 231-6900

     Allegheny Professional Building                Josephine N. Magill
     490 East North Avenue                          Community Banking Officer
     Pittsburgh, PA 15212                           412 231-3500

     Cranberry Township                             Helen M. Askin
     20100 Rt. 19                                   Assistant Vice President
     Cranberry Township, PA 16066                   724 776-6700

     Duncan Manor Shopping Center                   Theresa M. Downing
     1701 Duncan Avenue                             Assistant Vice President
     Allison Park, PA 15101                         412 369-5700

     Fox Chapel                                     Charlene G. Thunell
     1112 Freeport Road                             Assistant Vice President
     Pittsburgh, PA 15238                           412 963-8363

     Franklin Park                                  Andrew J. Mittelstaedt
     2000 Corporate Drive at Brandt School Road     Community Banking Officer
     Wexford, PA 15090                              724 940-6700

     Hampton Township                               Sandra L. McGowan
     4960 Route 8                                   Branch Manager
     Allison Park, PA 15101                         724 444-6700

     Pine Creek Shopping Center                     Kelly J. Schuring
     9805 McKnight Road                             Community Banking Officer
     Pittsburgh, PA 15237                           412 366-5266

     Pittsburgh Cultural District                   Michelle R. Sagnimeni
     701 Liberty Avenue                             Community Banking Officer
     Pittsburgh, PA 15222                           412 281-4360

     Ross Park                                      Kathleen A. Ayres
     5004 McKnight Road                             Assistant Vice President
     Pittsburgh, PA 15237                           412 369-0990

     Town of McCandless                             Ann P. Connolly
     9600 Perry Highway                             Assistant Vice President
     Pittsburgh, PA 15237                           412 366-6700

     West View                                      Cheryl A. Mildrich
     728 Center Avenue                              Assistant Vice President
     Pittsburgh, PA 15229                           412 931-2500


                                                Listings as of February 20, 2004

--------------------------------------------------------------------------------
NSD Bancorp. Inc.                    56                     2003 Annual Report

                                NSD BANCORP, INC.
                               5004 McKnight Road
                         Pittsburgh, Pennsylvania 15237
                              Phone: (412) 231-6900